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AEVI GENOMIC MEDICINE, INC. AND ITS SUBSIDIARIES INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
CERECOR INC. INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement	☐	CONFIDENTIAL, FOR USE OF THE
☒	Definitive Proxy Statement		COMMISSION ONLY (AS PERMITTED BY
☐	Definitive Additional Materials		RULE 14A-6(E)(2))
☐	Soliciting Material Pursuant to Rule 14a-12

Aevi Genomic Medicine, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
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	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PROPOSED MERGER OF
CERECOR INC. AND AEVI GENOMIC MEDICINE, INC.

        On behalf of the boards of directors of Cerecor Inc. ("Cerecor") and Aevi Genomic Medicine, Inc. ("Aevi"), we are pleased to deliver this proxy statement/prospectus for a proposed Merger involving Cerecor and Aevi.

        Cerecor and Aevi have entered into an Agreement and Plan of Merger and Reorganization, dated as of December 5, 2019, as may be amended from time to time (the "Merger Agreement"), pursuant to which a wholly owned subsidiary of Cerecor will merge with and into Aevi, with Aevi as the surviving corporation, and as part of the same overall transaction, Aevi will then merge with and into a wholly owned subsidiary of Cerecor, with such wholly owned subsidiary of Cerecor as the surviving entity. We refer herein to the mergers contemplated by the Merger Agreement as the "Merger." The Merger will result in a combined bio-pharmaceutical company that will continue to be focused on pediatric rare and orphan diseases and operate under the name Cerecor.

        At the effective time of the Merger (the "Merger Effective Time"), each share of Aevi common stock that is outstanding immediately prior to the Merger Effective Time (other than cancelled shares or dissenting shares), will automatically be converted into the right to receive (A) the fraction of a share of Cerecor common stock equal to the exchange ratio set forth in the Merger Agreement, (B) one contingent value right (a "CVR"), which will represent the right to receive contingent payments upon the achievement of certain milestones (the "CVR Consideration") as set forth in the contingent value rights agreement (the "CVR Agreement"), the form of which is attached hereto as Annex B, and (C) cash in lieu of any fractional shares of Cerecor common stock, as described in this proxy statement/prospectus. Cerecor will acquire all outstanding shares of Aevi common stock at an aggregate purchase price of $16.1 million less an amount by which Aevi's net assets at closing are less than negative $1.3 million (such target amount will decrease by $7,142.86 each day after December 31, 2019 until completion of the Merger), but in no event will such adjustment be more than $500,000. The exchange ratio and the total number of shares of Cerecor common stock to be issued to Aevi stockholders in the Merger will be determined by dividing the aggregate purchase price by the number of shares of Aevi's common stock outstanding immediately prior to closing, and then dividing such amount by the average of the 20 day volume weighted average price of Cerecor common stock ending two trading days prior to signing the Merger Agreement and the 20 day volume weighted average price of Cerecor common stock ending two trading days prior to completion of the Merger. Also, at the Merger Effective Time, each outstanding option to purchase Aevi common stock unexercised immediately prior to the Merger Effective Time, whether or not vested, will be cancelled and retired and will cease to exist, and no Merger consideration or payment will be delivered in exchange thereof, and each outstanding warrant to purchase Aevi common stock unexercised immediately prior to the Merger Effective Time will be cashlessly exercised. Given the exercise price of the outstanding warrants, we do not anticipate that any shares of Aevi common stock will be issuable to warrant holders. Cerecor stockholders will continue to own and hold their existing shares of Cerecor common stock.

        Shares of Cerecor common stock are currently listed on the Nasdaq Capital Market under the symbol "CERC". The closing price of Cerecor common stock on December 27, 2019, the latest practicable trading day before the date of this proxy statement/prospectus, was $5.13. Shares of Aevi common stock are currently listed on the Nasdaq Capital Market under the symbol "GNMX". The closing price of Aevi common stock on December 27, 2019, the latest practicable trading day before the date of this proxy statement/prospectus, was $0.1560. We urge you to obtain current market quotations for the shares of common stock of Cerecor and Aevi.

        Stockholders of Aevi are being asked to approve the Merger Agreement. We cannot complete the Merger unless Aevi obtains stockholder approval. Aevi will hold a special meeting of its stockholders to consider and vote on a proposal to adopt and approve the Merger Agreement. Your vote is important.

        More information about Aevi, Cerecor and the proposed Merger is contained in this proxy statement/prospectus. Aevi and Cerecor urge you to read the accompanying proxy statement/prospectus carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 27. You can also obtain additional information about Cerecor and Aevi from documents that each has filed with the Securities and Exchange Commission (the "SEC") at www.sec.gov.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

        The accompanying proxy statement/prospectus is dated December 31, 2019 and is first being mailed to Aevi stockholders on or about December 31, 2019.

AEVI GENOMIC MEDICINE, INC.
435 Devon Park Drive, Suite 715
Wayne, Pennsylvania 19087
(610) 254-4201

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 3, 2020

To the Stockholders of Aevi Genomic Medicine, Inc.:

        NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Aevi Genomic Medicine, Inc. ("Aevi"), will be held on February 3, 2020, beginning at 10:00 a.m., local time, at the offices of Pepper Hamilton LLP, 400 Berwyn Park, 899 Cassatt Road, Berwyn, Pennsylvania, for the following purposes:

  1.
  To consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger and Reorganization, dated as of December 5, 2019, by and among Cerecor Inc. ("Cerecor"), Genie Merger Sub, Inc., a wholly owned subsidiary of Cerecor, Second Genie Merger Sub, LLC, a wholly owned subsidiary of Cerecor, and Aevi, a copy of which is attached as Annex A to this proxy statement/prospectus of which this notice forms a part, and to approve the transactions contemplated thereby; and

  2.
  To consider and vote on a proposal to adjourn the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve Proposal No. 1.

        Aevi will also transact such other business as may properly come before the stockholders at the special meeting or any adjournment or postponement thereof.

        The proposals are described in more detail in the accompanying proxy statement/prospectus, which you should read carefully in its entirety before voting.

        The board of directors of Aevi has fixed the close of business on December 20, 2019 as the record date for determining stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of Aevi common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, Aevi had 77,713,782 shares of common stock outstanding and entitled to vote.

        As described in the accompanying proxy statement/prospectus, Aevi stockholders, officers and directors, owning collectively, as of December 5, 2019, approximately 36% of the outstanding shares of Aevi common stock, are parties to voting agreements with Aevi and Cerecor whereby such stockholders agreed to vote in favor of the proposal to adopt and approve the Merger Agreement and to approve the transactions contemplated thereby and agreed not, except in limited circumstances, to sell or transfer, or engage in swap or similar transactions with respect to, shares of Aevi common stock and stock options until the termination of the Merger Agreement or the approval the Merger by Aevi's stockholders.

        The affirmative vote of a majority of the shares of Aevi common stock outstanding on the record date is required for approval of Proposal No. 1. The affirmative vote of a majority of the votes properly cast at the special meeting is required for approval of Proposal No. 2. Even if you plan to attend the special meeting in person, Aevi requests that you sign and return the enclosed proxy card and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your shares will be voted in favor of Proposal No. 1 and Proposal No. 2. If you fail to return your proxy card and you do not vote in person at the special meeting, the effect will be the same as if your shares were voted against the adoption of Proposal No. 1 and will have no effect on the vote for Proposal No. 2, and your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

        The accompanying proxy statement/prospectus is dated December 31, 2019 and is first being mailed to Aevi stockholders on or about December 31, 2019.

        All stockholders as of the record date, or their duly appointed proxies, may attend the special meeting. If you attend, you will be asked to present valid picture identification such as a driver's license or passport. If your Aevi stock is held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and this proxy statement/prospectus is being forwarded to you by your broker or nominee. As a result, your name does not appear on the list of stockholders. If your stock is held in street name, in addition to picture identification, you should bring with you a letter or account statement showing that you were the beneficial owner of the stock on the record date, in order to be admitted to the special meeting.

        If you are a stockholder of record, please submit a proxy card or, for shares held in street name, the voting instruction form you receive from your broker or nominee, as soon as possible so your shares can be voted at the special meeting. You may submit your proxy card or voting instruction form by mail. If you are a stockholder of record, you may also vote over the Internet or by telephone. If your shares are held in street name, you will receive instructions from your broker or other nominee explaining how to vote your shares, and you may also have the choice of instructing the record holder as to the voting of your shares over the Internet or by telephone. Follow the instructions on the voting instruction form you received from your broker or nominee.

        THE AEVI BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, AEVI AND ITS STOCKHOLDERS AND HAS APPROVED EACH SUCH PROPOSAL. THE AEVI BOARD OF DIRECTORS RECOMMENDS THAT AEVI STOCKHOLDERS VOTE "FOR" EACH SUCH PROPOSAL.

By Order of the Aevi Board of Directors,

Michael F. Cola
President and Chief Executive Officer
Wayne, Pennsylvania
December 31, 2019

i

ii

INFORMATION ABOUT THIS PROXY STATEMENT/PROSPECTUS

        Except where specifically noted:

  •
  all references in this proxy statement/prospectus to:

  •
  "Aevi" refers to Aevi Genomic Medicine, Inc. and its wholly owned subsidiaries;

  •
  "Cerecor" refers to Cerecor Inc.;

  •
  "Merger Sub" refers to Genie Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Cerecor;

  •
  "Second Merger Sub" refers to Second Genie Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Cerecor;

  •
  "Merger Agreement" refers to the Agreement and Plan of Merger and Reorganization, dated as of December 5, 2019, by and among Aevi, Cerecor, Merger Sub and Second Merger Sub, a copy of which is attached as Annex A to this proxy statement/prospectus, and as may be amended;

  •
  "Merger" refers, collectively, to the merger of Merger Sub with and into Aevi, with Aevi as the surviving corporation, and as part of the same overall transaction, then the merger of Aevi with and into Second Merger Sub, with Second Merger Sub as the surviving entity and a wholly owned subsidiary of Cerecor;

  •
  all references to the numbers of total outstanding shares of Aevi common stock and related percentages include the shares to be issued upon conversion of the outstanding Secured Convertible Promissory Note issued by Aevi to The Children's Hospital of Philadelphia (the "CHOP Note");

  •
  all references to the numbers of total outstanding shares of Aevi common stock and related percentages include 12,946,900 shares of Aevi common stock that were issued in December 2019 upon exercise of the option to exercise an exclusive global license from Medimmune Limited, a subsidiary of AstraZeneca (the "AZ Option"); and

  •
  all references to the numbers of total outstanding shares of Aevi common stock and related percentages exclude the impact of any changes in Aevi or the combined company's capitalization unrelated to the issuance of the Merger consideration.

        Aevi Genomic Medicine, Inc.TM is a registered and unregistered trademark of Aevi in the United States. Other third-party logos and product/trade names are registered trademarks or trade names of their respective companies.

QUESTIONS AND ANSWERS
ABOUT THE MERGER AND
SPECIAL MEETING OF
AEVI STOCKHOLDERS

        The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger and the matters to be addressed at the special meeting. These questions and answers might not address all questions that may be important to you. To better understand these matters, and for a description of the legal terms governing the Merger, you should carefully read this entire proxy statement/prospectus, including the attached annexes. See "Where You Can Find More Information" in this proxy statement/prospectus.

Q:
Why am I receiving this proxy statement/prospectus?

A:
You are receiving this proxy statement/prospectus because you have been identified as a stockholder of Aevi as of the record date, and thus you are entitled to vote at Aevi's special meeting. This document serves as both a proxy statement of Aevi, used to solicit proxies for the special meeting, and as a prospectus of Cerecor, used to offer securities of Cerecor in exchange for securities of Aevi pursuant to the terms of the Merger Agreement. This document contains important information about the Merger and the special meeting of Aevi, and you should read it carefully.

Q:
Why are Aevi and Cerecor proposing this transaction? (see page 131)

A:
The Aevi and Cerecor boards of directors have both approved the Merger Agreement and have determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of the companies' respective stockholders. In reaching these decisions, the Aevi and Cerecor boards of directors considered the terms and conditions of the Merger Agreement and the ancillary agreements, as well as a number of other factors.

Q:
What will happen in the Merger? (see page 154)

A:
In the Merger, Merger Sub will merge with and into Aevi and, as part of the same overall transaction, Aevi will then merge with and into Second Merger Sub, with Second Merger Sub as the surviving entity and a wholly owned subsidiary of Cerecor.

Q:
What will happen to Aevi if, for any reason, the Merger does not close?

A:
If, for any reason, the Merger does not close, the Aevi board of directors may elect to, among other things, attempt to complete another strategic transaction like the Merger, attempt to sell or otherwise dispose of the various assets of Aevi or continue to operate the business of Aevi. However, Aevi would likely have little or no cash at such time and will have significant liabilities, including the CHOP Note. As a result, Aevi may have no choice but to dissolve and liquidate its assets. If Aevi decides to dissolve and liquidate its assets, Aevi would be required to pay all of its debts and contractual obligations and to set aside certain reserves for potential future claims. In such event, there would be little to no available cash left to distribute to stockholders after paying the debts and other obligations of Aevi and setting aside funds for reserves in the event of such a liquidation. If Aevi were to continue its business, it would need to identify and obtain funding in order to run its business.

Q:
What will holders of Aevi common stock receive in exchange for their shares in the Merger? (see page 154)

A:
Pursuant to the terms of the Merger Agreement, holders of Aevi common stock will receive (A) the fraction of a share of Cerecor common stock equal to the exchange ratio set forth in the Merger Agreement and summarized below, (B) one contingent value right (a "CVR"), which will represent the right to receive contingent payments upon the achievement of certain milestones (the "CVR Consideration"), as set forth in the form of CVR Agreement included as Annex B to this proxy statement/prospectus (the "CVR Agreement"), and (C) cash in lieu of any fractional shares of Cerecor common stock, as contemplated in the Merger Agreement. Cerecor will acquire all outstanding shares of Aevi common stock at an aggregate purchase price of $16.1 million, less an amount by which Aevi's net assets at closing are less than negative $1.3 million (such target amount will decrease by $7,142.86 each day after December 31, 2019 until completion of the Merger), but in no event will such adjustment be more than $500,000. The exchange ratio and the total number of shares of Cerecor common stock to be issued to Aevi stockholders in the Merger will be determined by dividing the aggregate purchase price by the number of shares of Aevi's common stock outstanding immediately prior to closing, and then dividing such amount by the average of the 20 day volume weighted average price of Cerecor common stock ending two trading days prior to signing the Merger Agreement and the 20 day volume weighted average price of Cerecor common stock ending two trading days prior to completion of the Merger.

Q:
What are the CVRs?

A:
As part of the Merger consideration, Cerecor will issue one CVR to each holder of Aevi common stock. A holder of a CVR will be entitled to receive payments from Cerecor if Cerecor, or the surviving entity reaches specified milestones. The CVR Consideration payable to each holder of a share of Aevi common stock pursuant to the terms and conditions of the CVR Agreement will be an amount up to $6,500,000 ($2,000,000 upon enrollment of the first patient in a Phase II clinical trial for AEVI-002, AEVI-006 or AEVI-007 prior to the twenty-four (24) month anniversary of the date of the CVR Agreement, and $4,500,000 upon approval by the United States Food and Drug Administration (the "FDA") of a new drug application ("NDA") for AEVI-006 or AEVI-007 achieved or occurring prior to the sixty (60) month anniversary of the date of the CVR Agreement) divided by the total number of shares of Aevi common stock issued and outstanding immediately prior to the Merger Effective Time. The CVR Consideration will be paid in cash, shares of Cerecor common stock or a combination of cash and stock, at Cerecor's sole discretion. See the section entitled "Agreements Related to the Merger—Contingent Value Rights Agreement." You should also read the form of CVR Agreement included as Annex B to this proxy statement/prospectus for more information on the terms of the CVRs.

Q:
How many shares of Cerecor stock will be issued to Aevi stockholders in the Merger?

A:
Subject to the terms of the Merger Agreement, Cerecor will acquire all outstanding shares of Aevi common stock at an aggregate purchase price of $16.1 million less an amount by which Aevi's net assets at closing are less than negative $1.3 million (such target amount will decrease by $7,142.86 each day after December 31, 2019 until completion of the Merger), but in no event will such adjustment be more than $500,000. The exchange ratio and the total number of shares of Cerecor common stock to be issued to Aevi stockholders in the Merger will be determined by dividing the aggregate purchase price by the number of shares of Aevi's common stock outstanding immediately prior to closing, and then dividing such amount by the average of the 20 day volume weighted average price of Cerecor common stock ending two trading days prior to signing the Merger Agreement and the 20 day volume weighted average price of Cerecor common stock ending two trading days prior to completion of the Merger.

  Aevi assumes, based on forecast's prepared by its management, that the net assets of Aevi at completion of the Merger will result in the maximum net asset related adjustment to the aggregate purchase price of $500,000. Based on Cerecor's stock price as of September 30, 2019, assuming such maximum net asset related adjustment of $500,000 and the issuance of 38,856,891 shares of Aevi common stock upon conversion of the CHOP Note and including the issuance of 12,496,900 shares of Aevi common stock in connection with the AZ Option, the stockholders of Aevi would receive approximately 0.041 shares of Cerecor common stock in exchange for each share of Aevi common stock.

Q:
How will the Merger consideration be allocated among the Aevi stockholders? (see page 154)

A:
In accordance with the Merger Agreement, upon the Merger Effective Time, each outstanding share of Aevi common stock will be converted solely into the right to receive (i) the fraction of a share of Cerecor common stock equal to the exchange ratio set forth in the Merger Agreement and described above, (ii) one CVR, and (iii) cash in lieu of fractional shares of Cerecor common stock.

Q:
How will the Merger affect outstanding stock options and warrants to acquire Aevi common stock? (see page 155)

A:
In connection with the Merger, each Aevi stock option outstanding and unexercised immediately prior to the closing, whether or not vested, will be cancelled and retired and will cease to exist, and no Merger consideration or payment will be delivered in exchange therefor or in respect thereof and each outstanding warrant to purchase Aevi common stock unexercised immediately prior to the Merger Effective Time will be cashlessly exercised. Given the exercise price of the outstanding warrants, we do not anticipate that any shares of Aevi common stock will be issuable to warrant holders. There are no stock options or warrants with an exercise price lower than the anticipated per share Merger consideration.

Q:
Who will be the members of the combined company's board of directors after the Merger? (see page 246)

A:
Immediately following the Merger Effective Time, the board of directors of the combined company is expected to be made up of the existing Cerecor directors, Chair Simon Pedder, Steven J. Boyd, Peter Greenleaf, Phil Gutry, Uli Hacksell, Magnus Persson and Keith Schmidt, plus Aevi and combined company Chief Executive Officer Michael F. Cola and Aevi independent director Sol J. Barer.

Q:
Who will the officers of the combined company be after the Merger? (see page 246)

A:
Immediately following the Merger Effective Time, the combined company is expected to operate under the leadership of the existing Cerecor management team, with the addition of Michael F. Cola joining as the President and Chief Executive Officer of the combined company and Garry Neil joining as the Chief Medical Officer of the combined company.

Q:
Are Aevi stockholders entitled to appraisal rights? (see page 149)

A:
Yes. See "The Merger—Appraisal Rights" beginning on page 149.

Q:
What are the United States federal income tax consequences of the transaction? (see page 144)

A:
Aevi and Cerecor intend the Merger to qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), as described in "The Merger—Material United States Federal Income Tax Consequences of the

  Merger to Aevi Stockholders" Assuming the Merger constitutes a reorganization, subject to the limitations and qualifications described in "The Merger—Material United States Federal Income Tax Consequences of the Merger to Aevi Stockholders," Aevi stockholders generally should not recognize gain or loss for U.S. federal income tax purposes on the receipt of shares of Cerecor common stock issued in connection with the Merger. Each Aevi stockholder that receives cash in lieu of a fractional share of Cerecor common stock will be treated for U.S. federal income tax purposes as having received such fractional share pursuant to the Merger and then as having exchanged such fractional share for cash in a redemption by Cerecor. An Aevi stockholder should generally recognize capital gain or loss on such a deemed exchange of the fractional share. The tax treatment of the receipt of the CVR is uncertain, and the alternative treatments are described in "The Merger—Material United States Federal Income Tax Consequences of the Merger to Aevi Stockholders."

  If the Merger is not a reorganization under Section 368(a) of the Code, then, subject to the limitations and qualifications described in "The Merger—Material United States Federal Income Tax Consequences of the Merger to Aevi Stockholders," each Aevi stockholder will generally recognize gain or loss, for U.S. federal income tax purposes, on the receipt of any cash in lieu of fractional shares and the shares of Cerecor common stock issued to such Aevi stockholder in connection with the Merger. The tax consequences to each Aevi stockholder will depend on that stockholder's particular circumstances. Each Aevi stockholder should consult with his, her or its tax advisor for a full understanding of the tax consequences of the Merger to that stockholder.

Q:
Do persons involved in the Merger have interests that may conflict with mine as an Aevi stockholder? (see page 141)

A:
Yes. When considering the recommendations of Aevi's board of directors, you should be aware that certain Aevi directors and officers have interests in the Merger that are different from, or are in addition to, yours. The Aevi board of directors was aware of these interests and considered them, among other matters, in its decision to approve the Merger Agreement. Upon completion of the Merger, it is expected that Michael F. Cola, Aevi's President and Chief Executive Officer, and Garry Neil, Aevi's Chief Scientific Officer, will enter into employment agreements with the combined company and serve as officers of the combined company as President and Chief Executive Officer and Chief Medical Officer, respectively. In addition, Aevi's directors and officers will continue to be entitled to indemnification and liability insurance benefits from the combined company after the Merger is consummated. Additionally, Mr. Cola and Dr. Sol Barer, current Chairman of the Aevi board of directors, are both expected to serve as members of the combined company's board of directors after the Merger.

Q:
What Aevi proposals will be voted on at the special meeting in connection with the Merger? (see page 167)

A:
Proposals Nos. 1 and 2 will be voted on at the special meeting. Proposal No. 1 is to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Proposal No. 2 is to approve an adjournment, if needed, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve Proposal No. 1.

  At the special meeting, Aevi will also transact such other business as may properly come before the stockholders at the special meeting or any adjournment or postponement thereof. Aevi is not aware of any business to be acted upon at the special meeting, other than the proposals set forth in this proxy statement/prospectus. If, however, other matters incident to the conduct of the special meeting are properly brought before the special meeting or any adjournment or postponement of the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Q:
How does the Aevi board of directors recommend that stockholders vote on the proposals to be voted on at the special meeting?

A:
After careful consideration, the Aevi board of directors recommends that stockholders vote "FOR" Proposal No. 1 and Proposal No. 2.

Q:
Are there any Aevi stockholders already committed to voting in favor of the proposals to be voted on at the special meeting? (see page 165)

A:
Yes. The Children's Hospital of Philadelphia Foundation, and certain Aevi directors and officers, namely Sol J. Barer, Eugene A. Bauer, Alastair Clemow, Michael F. Cola, Barbara G. Duncan, Joseph J. Grano, Jr., Garry A. Neil, and Michael H. McInaw, who collectively owned, as of December 5, 2019, approximately 36% of Aevi's outstanding common stock, have entered into a voting agreement agreeing to vote in favor of the Aevi proposals and against any alternative acquisition proposal, agreement or transaction.

Q:
Are there risks Aevi stockholders should consider in deciding whether to vote for the Merger?

A:
Yes. In evaluating the Merger, you should carefully consider the factors discussed in the section titled "Risk Factors" beginning on page 27.

Q:
If I own Aevi shares that are certificated, should I send in certificates now? (see page 122)

A:
No. You should not send in your Aevi stock certificates now. Prior to the Merger Effective Time, Aevi will appoint a bank or trust company that is reasonably acceptable to Cerecor to act as an exchange agent. Promptly after the Merger Effective Time, the exchange agent will provide stock certificate transmittal materials to the holders of Aevi common stock (whether certificated or in book entry form). The transmittal materials will contain instructions for surrendering Aevi stock certificates to the exchange agent in exchange for the Merger consideration. You bear the risk of delivery and should send your letter of transmittal by courier, by hand or by fax, with stock certificates delivered by courier or by hand, to the appropriate addresses shown on the letter of transmittal.

Q:
What do Aevi stockholders need to do now?

A:
First, carefully read this document in its entirety. Then, vote your shares of Aevi common stock by one of the following methods:

•
marking, signing, dating and returning your proxy card;

•
attending the special meeting, and submitting a properly executed proxy or ballot (to obtain directions to attend the special meeting, please call Michael Mclnaw at 610-975-4482); or

•
submitting your vote over the Internet or by telephone by following the instructions on the enclosed proxy card. If you choose to submit your proxy over the Internet or by telephone, your proxy must be received by 11:59 p.m. Eastern Time on February 2, 2020 in order to be counted at the special meeting.

  If your shares of Aevi common stock are held in street name (held for your account by a bank, broker or other nominee), you will need to obtain a proxy from your broker to vote your shares in person at the special meeting.

Q:
What constitutes a quorum at the special meeting?

A:
Stockholders who hold shares representing at least one third of the votes represented by the issued and outstanding stock of Aevi, entitled to vote at the special meeting, present in person or represented by proxy, constitute a quorum. Your shares will be counted as present at the meeting if you:

  •
  are present and entitled to vote in person at the meeting; or

  •
  properly submitted a proxy card.

  If you are present in person or by proxy at the special meeting, but withhold your vote or abstain from voting on any or all proposals, your shares are also still counted as present and entitled to vote.

Q:
If I am an Aevi stockholder, how do I vote shares of Aevi common stock that are held in street name by my bank, broker or other nominee? (see page 121)

A:
If a broker, bank or other nominee holds your shares in street name you may vote in the following ways:

•
By Internet or telephone. Follow the instructions you receive from the record holder to vote by Internet or telephone. If you choose to submit your proxy over the Internet or by telephone, your proxy must be received by 11:59 p.m. Eastern Time on February 2, 2020 in order to be counted at the special meeting.

•
By mail. You should receive instructions from the record holder explaining how to vote your shares by mail.

•
In person at the special meeting. Contact the bank, broker or other nominee who holds your shares to obtain a broker's proxy card and bring it with you to the special meeting. You will not be able to vote at the special meeting unless you have a proxy card from your broker, bank or other nominee.

  Under the applicable New York Stock Exchange ("NYSE") rule, brokers, banks and nominees are not permitted to vote shares held for a customer on "non-routine" matters without specific instructions from the customer. Proposal No. 1 and Proposal No. 2 are both considered to be "non-routine" matters and therefore, brokers, banks and other nominees do not have discretionary voting power on these matters and such entity will only vote your shares of Aevi common stock if you provide instructions on how to vote by complying with the voter instruction form sent to you by your broker, bank or other nominee with this proxy statement/prospectus.

  In any event, to be sure that your vote will be received in time, please cast your vote by your choice of available means at your earliest convenience.

Q:
What stockholder votes are required to approve the proposals at the special meeting? (see page 120)

A:
The affirmative vote of a majority of the shares of outstanding common stock on the record date is required for approval of Proposal No. 1, while the affirmative vote of a majority of the votes cast is required for approval of Proposal No. 2. Failures to vote and abstentions will have the same effect as a vote against Proposal No. 1. Failures to vote and abstentions with respect to Proposal No. 2 are not considered votes cast and will have no effect on the outcome of Proposal No. 2. At the close of business on the record date, Aevi had 77,713,782 shares of common stock outstanding and entitled to vote.

Q:
If I am an Aevi stockholder, can I change my vote? (see page 121)

A:
Yes. You may revoke your proxy at any time before it is voted by notifying Aevi, in writing, by returning a signed proxy with a later date (or by transmitting a subsequent vote over the Internet or by telephone for an Aevi proxy) or by attending the special meeting and voting in person. Notices to Aevi should be addressed to: Secretary, Aevi Genomic Medicine, Inc., 435 Devon Park Drive, Suite 715, Wayne, PA 19087. If your stock is held in street name, you must contact your bank, broker or other nominee for instructions as to how to change your vote.

Q:
When and where will the vote take place? (see page 119)

A:
The special meeting will be held at the offices of Pepper Hamilton, LLP, 400 Berwyn Park, 899 Cassatt Road, Berwyn, Pennsylvania, on February 3, 2020, starting at 10:00 a.m. local time.

Q:
Are there any conditions that must be satisfied prior to the completion of the Merger? (see page 159)

A:
Yes. There are a number of conditions that must be satisfied before the completion of the Merger, some of which are outside the parties' control. See "The Merger Agreement—Conditions to Completion of the Merger" beginning on page 159.

Q:
When do you expect the Merger to be completed?

A:
Aevi and Cerecor are working to complete the Merger as quickly as practicable and currently expect that the Merger could be completed during the first quarter of 2020. However, Aevi and Cerecor cannot predict the exact timing of the completion of the Merger because it is subject to approvals and other conditions.

Q:
Who is paying for this proxy solicitation?

A:
Aevi is soliciting proxies for the Aevi special meeting from its stockholders. Pursuant to the terms of the Merger Agreement, Cerecor is paying for the expenses in printing and filing this proxy statement/prospectus and the proxy card; and the amount of such expenses are included as Aevi liabilities in the calculation of net assets, which is the basis for a possible adjustment to the consideration to be received in the Merger as discussed elsewhere in this proxy statement/prospectus. Arrangements will also be made with banks, brokers and other nominees who are record holders of Aevi common stock for the forwarding of solicitation materials to the beneficial owners of such shares. Cerecor will reimburse the banks, brokers and other nominees for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials to beneficial owners of Aevi common stock.

Q:
Where can I find the voting results of the meeting?

A:
Aevi plans to announce the preliminary voting results at the meeting. Aevi will publish the results in a Form 8-K filed with the SEC within four business days of the meeting.

Q:
If I am an Aevi stockholder, whom do I call if I have questions about the special meeting or the Merger?

A:
Aevi stockholders may seek answers to their questions by writing or calling Aevi at:

Michael F. Cola
President and Chief Executive Officer
Aevi Genomic Medicine, Inc.
435 Devon Park Drive, Suite 715
Wayne, PA 19087
Tel: (610) 254-4201

 PROSPECTUS SUMMARY

        This summary highlights selected information contained elsewhere in this proxy statement/prospectus. Aevi and Cerecor urge you to read carefully the remainder of this proxy statement/prospectus, including the documents attached to this proxy statement/prospectus, because the information in this section does not provide all the information that might be important to you regarding the Merger and the other matters being considered at the special meeting.

The Companies

Aevi Genomic Medicine, Inc.

435 Devon Park Drive, Suite 715
Wayne, PA 19087
(610) 254-4201

        Aevi is a clinical stage biopharmaceutical company with an emphasis on identifying the drivers of disease and applying this understanding to the pursuit of differentiated novel therapies primarily for pediatric onset, life-altering diseases, including rare and orphan diseases.

Cerecor Inc.

540 Gaither Road, Suite 400
Rockville, MD 20850
(410) 522-8707

        Cerecor is a biopharmaceutical company focused on becoming a leader in the development and commercialization of treatments for orphan diseases.

Genie Merger Sub, Inc.

        Merger Sub is a wholly owned subsidiary of Cerecor and was formed solely for the purposes of carrying out the Merger.

Second Genie Merger Sub, LLC

        Second Merger Sub is a wholly owned subsidiary of Cerecor and was formed solely for the purposes of carrying out the Merger.

The Merger (see page 154)

        If the Merger is completed, Merger Sub will merge with and into Aevi and, as part of the same overall transaction, Aevi will then merge with and into Second Merger Sub, with Second Merger Sub as the surviving entity and a wholly owned subsidiary of Cerecor.

        At the Merger Effective Time, each share of Aevi common stock that is outstanding immediately prior to the Merger Effective Time (other than cancelled shares or dissenting shares) will automatically convert into the right to receive (A) the fraction of a share of Cerecor common stock equal to the exchange ratio set forth in the Merger Agreement, (B) one CVR, which will represent the right to receive CVR Consideration as set forth in the CVR Agreement, and (C) cash in lieu of fractional shares of Cerecor common stock, as contemplated in the Merger Agreement and described in this proxy statement/prospectus. Cerecor will acquire all outstanding shares of Aevi common stock at an aggregate purchase price of $16.1 million less an amount by which Aevi's net assets at closing are less than negative $1.3 million (such target amount will decrease by $7,142.86 each day after December 31, 2019 until completion of the Merger), but in no event will such adjustment be more than $500,000. The exchange ratio and the total number of shares of Cerecor common stock to be issued to Aevi stockholders in the Merger will be determined by dividing the aggregate purchase price by the number of shares of Aevi's common stock outstanding immediately prior to closing, and then dividing such amount by the average of the 20 day volume weighted average price of Cerecor common stock ending two trading days prior to signing the Merger Agreement and the 20 day volume weighted average price of Cerecor common stock ending two trading days prior to completion of the Merger. The purchase price will be paid in Cerecor common stock, as discussed in "The Merger Agreement—Merger Consideration" beginning on page 154. Also, at the Merger Effective Time, each outstanding option, to purchase Aevi common stock unexercised immediately prior to the Merger Effective Time, whether or not vested, will be cancelled and retired and will cease to exist, and no Merger consideration or payment will be delivered in exchange therefor or in respect thereof, and each outstanding warrant to purchase Aevi common stock unexercised immediately prior to the Merger Effective Time will be cashlessly exercised in accordance with the terms of the warrant amendment. Given the exercise price of the outstanding warrants, we do not anticipate that any shares of Aevi common stock will be issuable to warrant holders. Cerecor stockholders will continue to own and hold their existing shares of Cerecor common stock.

        Each share of Cerecor common stock issued and outstanding immediately prior to the Merger Effective Time will remain issued and outstanding, and those shares will be unaffected by the Merger. Cerecor stock options and other equity awards that are outstanding immediately prior to the Merger Effective Time will also remain outstanding and be unaffected by the Merger. Please see "The Merger Agreement—Equity Other than Common Stock" beginning on page 155.

        For a more complete description of the exchange ratio, please see the section entitled "The Merger Agreement—Merger Consideration" beginning on page 154.

        The Merger will be completed as promptly as practicable after all of the conditions to completion of the Merger, including the approval of the Merger Agreement by the stockholders of Aevi, are satisfied or waived. Aevi and Cerecor are working to complete the Merger as quickly as practicable. However, Aevi and Cerecor cannot predict the exact timing of the completion of the Merger because it is subject to various conditions.

Reasons for the Merger (see pages 131 and 133)

        Following the Merger, the combined company will continue to be focused on pediatric orphan diseases and will operate under the name Cerecor Inc.

        Aevi and Cerecor believe that the combined company will have the following potential advantages:

  •
  the complementary fit of Cerecor's and Aevi's product candidates, primarily AEVI-007, AEVI-006 and AEVI-002 and the CERC 800 series, which represent increased potential opportunity for the combined company;

  •
  the benefits resulting from the combination of Aevi's management team and product candidates with Cerecor's management team, product candidates and stockholder base to raise additional funds in the future to allow for the development of both Cerecor and Aevi's product candidates; and

  •
  the enhanced management team and board of directors of the combined company that will be able to draw on the existing networks of both companies for the development of commercial relationships.

        Each of the boards of directors of Aevi and Cerecor considered various reasons for the Merger. For example, the board of directors of Aevi considered, among other things:

  •
  the potential strategic, financial and operational benefits of the Merger;

  •
  that Cerecor's product candidates, primarily the 800 series, represent an attractive potential opportunity, and may provide new medical benefits for patients and returns for investors;

  •
  Cerecor's current plans for developing its product candidates and the likelihood that the combined company would possess sufficient financial resources to allow the management team to focus on the continued development and anticipated commercialization of Cerecor's and Aevi's product candidates;

  •
  the possibility that the combined company would be able to take advantage of the potential benefits resulting from the combination of Aevi's management team and product candidates with Cerecor's management team, product candidates and stockholder base to raise additional funds in the future to allow for the development of Aevi's product candidates;

  •
  the Merger would provide the existing Aevi stockholders a significant opportunity to participate in the potential growth of the combined company following the Merger;

  •
  the combined company will be led by Aevi's management team and each of the current boards of directors of Aevi and Cerecor will be represented on the combined company's board of directors; and

  •
  the opinion of Wedbush Securities Inc. ("Wedbush") to the Aevi board of directors that the Merger consideration to be received by the Aevi stockholders was fair, from a financial point of view, to such stockholders.

        In addition, the board of directors of Cerecor approved the Merger based on a number of factors, including the following:

  •
  the potential strategic, financial and operational benefits of the Merger;

  •
  the complementary fit into Cerecor's business of Aevi's product candidates, primarily AEVI-007, AEVI-006 and AEVI-002, which represent an attractive potential opportunity, and may provide benefits for a variety of patient populations with significant unmet needs;

  •
  Aevi's current plans for developing its product candidates and the likelihood that the combined company would possess sufficient financial resources to allow the management team to focus on the continued development and anticipated commercialization of Cerecor's and Aevi's product candidates;

  •
  the possibility that the combined company would be able to take advantage of the potential benefits resulting from the combination of Aevi's management team and product candidates with Cerecor's management team, product candidates and stockholder base to raise additional funds in the future to allow for the development of Aevi's product candidates;

  •
  the enhancement of Cerecor's management team by adding both Mike Cola, current Chief Executive Officer of Aevi, who will become Chief Executive Officer of Cerecor, and Dr. Garry Neil, current Chief Scientific Officer of Aevi, who will become Chief Medical Officer of Cerecor; and

  •
  the enhancement of Cerecor's board of directors, with the inclusion of Mike Cola, current Chief Executive Officer of Aevi, who will become Chief Executive Officer of Cerecor and a member of the board of directors, and the inclusion of Sol J. Barer, current Chairman of Aevi's board of directors, who will also become a member of the Cerecor board of directors.

Opinion of the Aevi Financial Advisor (see page 134)

        In July 2019, Aevi's board of directors engaged Wedbush to act as Aevi's exclusive financial advisor, placement agent and underwriter in connection with a financing or sale transaction. Wedbush was engaged to, among other things, assist Aevi in analyzing, structuring, negotiating and effecting the proposed financing or sale transaction. On December 5, 2019, Aevi's board of directors requested that Wedbush render an opinion as to whether the proposed consideration to be received by holders of Aevi common stock in the Merger was fair, from a financial point of view, to the holders of Aevi common stock. At the December 5, 2019 meeting of Aevi's board of directors, Wedbush rendered its oral opinion, subsequently confirmed by delivery of a written opinion dated December 5, 2019, to Aevi's board of directors that, as of the date of such opinion, and based upon the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review set forth in its written opinion, the consideration to be received by holders of Aevi common stock in the Merger was fair, from a financial point of view, to the holders of Aevi common stock.

        The full text of Wedbush's written opinion, which sets forth the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken in connection with such opinion, is attached to this proxy statement/prospectus as Annex C. Wedbush's opinion was intended solely for the benefit and use of Aevi's board of directors (in its capacity as such) in connection with its consideration of the Merger. Wedbush's opinion was not intended to be used for any other purpose without Wedbush's prior written consent in each instance, except as expressly provided for in the engagement letter between Aevi and Wedbush. Wedbush has consented to the use of Wedbush's opinion in this proxy statement/prospectus. Wedbush's opinion did not address Aevi's underlying business decision to enter into the Merger Agreement or complete the Merger or the merits of the Merger as compared to any alternative transactions that were or may be available to Aevi, and did not constitute a recommendation to Aevi's board of directors or to any holder of Aevi common stock as to how such holder should vote with respect to the Merger or otherwise.

Overview of the Merger Agreement

        Capitalized terms used in this section, but not otherwise defined will have the meaning ascribed to such term in the Merger Agreement.

Merger Consideration (see page 154)

        At the Merger Effective Time:

  •
  each outstanding share of common stock of Aevi (other than cancelled shares or dissenting shares), will automatically be converted into the right to receive:

  •
  the fraction of a share of Cerecor common stock equal to the exchange ratio set forth in the Merger Agreement;

  •
  one CVR; and

  •
  cash in lieu of fractional shares of Cerecor common stock, as described in this proxy statement/prospectus.

        Also, at the Merger Effective Time, each outstanding option to purchase Aevi common stock unexercised immediately prior to the Merger Effective Time, whether or not vested, will be cancelled and retired and will cease to exist, and no Merger consideration or payment will be delivered in exchange therefor or in respect thereof, and each outstanding warrant to purchase Aevi common stock unexercised immediately prior to the Merger Effective Time will be cashlessly exercised. Given the exercise price of the outstanding warrants, we do not anticipate that any shares of Aevi common stock will be issuable to warrant holders.

Conditions to Completion of the Merger (see page 159)

        To complete the Merger, Aevi stockholders must approve the Merger and adopt the Merger Agreement. In addition to such stockholder approval, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived.

No Solicitation

        The Merger Agreement contains provisions prohibiting Aevi from seeking a competing transaction, subject to specified exceptions described in the Merger Agreement. Under these "no solicitation" provisions, Aevi has agreed that neither it nor its subsidiaries, nor any of its officers, directors, employees, consultants, advisors, agents or other representatives will directly or indirectly:

  •
  initiate, solicit, facilitate or knowingly encourage (including by way of furnishing or affording access to information) or take any other action that promotes, directly or indirectly, or may reasonably cause, any inquiries or the making of any proposal or offer with respect to, proposals or offers that constitute or might reasonably be expected to lead to any competing proposal;

  •
  participate or engage in any discussions or negotiations regarding, or otherwise cooperate in any way with, or assist or participate in, knowingly encourage or otherwise facilitate, any effort or attempt by any other person (other than Cerecor and its affiliates) to make or complete a competing proposal;

  •
  enter into any letter of intent, agreement in principle or other similar type of agreement relating to a competing proposal, or enter into any agreement or agreement in principle requiring Aevi to abandon, terminate or fail to complete the Merger; or

  •
  resolve, propose or agree to do any of the foregoing.

Termination of the Merger Agreement (see page 162)

        Either Aevi or Cerecor can terminate the Merger Agreement under specified circumstances, which would prevent the Merger from being completed.

Termination Fee (see page 162)

        The Merger Agreement provides that, upon termination of the Merger Agreement under specified circumstances, Aevi might be required to pay Cerecor a termination fee of $600,000.

Voting Agreements (see page 165)

        In connection with the execution of the Merger Agreement, certain stockholders, officers and directors of Aevi entered into voting agreements with Aevi and Cerecor under which such stockholders have agreed to vote in favor of the Merger and against any alternative acquisition proposal, agreement or transaction. As of December 5, 2019, these stockholders, officers and directors collectively owned approximately 36% of the voting power of Aevi.

        Each stockholder executing a voting agreement has made representations and warranties to Aevi and Cerecor regarding his, her or its ownership and unencumbered title to the Aevi shares, such stockholder's power and authority to execute the voting agreement, and due execution and enforceability of the voting agreement. Unless otherwise waived, all of these voting agreements prohibit the sale, assignment, transfer or other disposition by the stockholder of his, her or its shares of Aevi stock, or the entry into an agreement or commitment to do any of the foregoing, except for transfers by will or by operation of law, in which case the voting agreement will bind the transferee.

        The voting agreements will terminate upon approval of the Merger Agreement by Aevi's stockholders or termination of the Merger Agreement in accordance with its terms.

Promissory Notes (see page 165)

        In connection with the Merger Agreement, Cerecor agreed to fund certain of Aevi's expenses related to the exercise of the AZ Option and progressing the AEVI-007 program, and Aevi's operating expenses through the earlier of the termination of the Merger Agreement or the completion of the Merger. These funding obligations are evidenced by two promissory notes, one related to exercising the AZ Option and progressing the AEVI-007 program and one related to operating expenses, each in the amount of $5 million.

Management Following the Merger (see page 246)

        Effective as of the completion of the Merger, Cerecor's executive officers are expected to be:

Name	Title
Michael Cola	President and Chief Executive Officer
Dr. Perricles Calias	Chief Scientific Officer
James A. Harrell, Jr.	Chief Commercial Officer
Joseph Miller	Chief Financial Officer
Dr. Garry Neil	Chief Medical Officer

Interests of Certain Directors, Officers and Affiliates of Aevi and Cerecor (see page 141)

        When considering the recommendations of Aevi's board of directors, Aevi stockholders should be aware that certain Aevi directors and officers have interests in the Merger that are different from, or are in addition to, theirs. The Aevi board of directors was aware of these interests and considered them, among other matters, in its decision to approve the Merger Agreement. Upon completion of the Merger, it is expected that Michael F. Cola, Aevi's President and Chief Executive Officer, and Garry Neil, Aevi's Chief Scientific Officer, will enter into employment agreements and serve as officers of the combined company as the President and Chief Executive Officer and Chief Medical Officer, respectively. The employment agreements into which Mr. Cola and Dr. Neil will enter which become effective upon completion of the Merger are discussed in greater detail in the section entitled, "Executive Compensation of Aevi—New Employment Agreements Following the Merger" beginning on page 260. Aevi's directors and officers will continue to be entitled to indemnification and liability insurance benefits from the combined company after the Merger is consummated. Mr. Cola and Dr. Sol J. Barer, current Chairman of Aevi's board of directors, are both expected to serve as members of the combined company's board of directors after the Merger. In addition, Sol J. Barer and Eugene Bauer, current members of Aevi's board of directors, each own a de minimis amount of Cerecor's common stock and options to purchase shares of Cerecor's common stock.

        As of the record date, the directors and executive officers of Aevi owned shares of Aevi common stock representing approximately 30% of the outstanding voting power of Aevi common stock, including the shares owned by the CHOP Foundation which had a designee on the board of directors as of the record date, entitled to vote at the special meeting. On December 5, 2019, certain Aevi officers and directors, and their affiliates, also entered into voting agreements in connection with the Merger. The voting agreements are discussed in greater detail in the section entitled "Agreements Related to the Merger—Voting Agreements" beginning on page 165.

Certain United States Federal Income Tax Consequences of the Merger (see page 143)

        Aevi and Cerecor intend the Merger to qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, as described in "The Merger—Material United States Federal Income Tax Consequences of the Merger to Aevi Stockholders." Assuming the Merger constitutes a reorganization, subject to the limitations and qualifications described in "The Merger—Material United States Federal Income Tax Consequences of the Merger to Aevi Stockholders," Aevi stockholders generally should not recognize gain or loss for U.S. federal income tax purposes on the receipt of shares of Cerecor common stock issued in connection with the Merger. Each Aevi stockholder that receives cash in lieu of a fractional share of Cerecor common stock will be treated for U.S. federal income tax purposes as having received such fractional share pursuant to the Merger and then as having exchanged such fractional share for cash in a redemption by Cerecor. An Aevi stockholder should generally recognize capital gain or loss on such a deemed exchange of the fractional share. The tax treatment of the receipt of the CVR is uncertain, and the alternative treatments are described in "The Merger—Material United States Federal Income Tax Consequences of the Merger to Aevi Stockholders."

        If the Merger is not a reorganization under Section 368(a) of the Code, then, subject to the limitations and qualifications described in "The Merger—Material United States Federal Income Tax Consequences of the Merger to Aevi Stockholders," each Aevi stockholder will generally recognize gain or loss, for U.S. federal income tax purposes, on the receipt of any cash in lieu of fractional shares and the shares of Cerecor common stock issued to such Aevi stockholder in connection with the Merger. The tax consequences to each Aevi stockholder will depend on that stockholder's particular circumstances. Each Aevi stockholder should consult with his, her or its tax advisor for a full understanding of the tax consequences of the Merger to that stockholder.

Risk Factors (see page 27)

        Both Aevi and Cerecor are subject to various risks associated with their businesses and their industries. In addition, the Merger, including the possibility that the Merger might not be completed, poses a number of risks to each company and its respective stockholders, including the following risks:

  •
  The combined company will need to raise money in order to fund its operations;

  •
  The market price of Cerecor common stock following the completion of the Merger may decline as a result of the transaction or otherwise;

  •
  Aevi and Cerecor stockholders might not realize a benefit from the proposed Merger commensurate with the ownership dilution they will experience in connection with the Merger;

  •
  Failure to complete the proposed Merger might adversely affect the common stock price of Cerecor and Aevi, and the future business and operations of Aevi and Cerecor;

  •
  The anticipated benefits of the Merger might not be realized;

  •
  During the pendency of the Merger, Aevi may not enter into a business combination with another party at a favorable price because of restrictions in the Merger Agreement;

  •
  Provisions of the Merger Agreement might discourage third parties from submitting alternative acquisition proposals, including proposals that may be superior to the proposed Merger;

  •
  Aevi and Cerecor will incur substantial transaction-related costs in connection with the proposed Merger;

  •
  Aevi and Cerecor might become involved in securities class action litigation that could divert management's attention and harm the combined company's business and insurance coverage might not be sufficient to cover all costs and damages;

  •
  Aevi might not be able to complete the proposed Merger and might elect to pursue another strategic transaction similar to the proposed Merger, which might not occur on commercially reasonably terms or at all;

  •
  If the proposed Merger is not completed, Aevi might elect to liquidate its remaining assets, and there can be no assurances as to the amount of cash available to distribute to stockholders after paying its debts and other obligations; and

  •
  If the proposed Merger is not completed, and Aevi fails to acquire or develop other products or product candidates on commercially reasonable terms, or at all, Aevi may be unable to reestablish a viable operating business.

        These risks and other risks are discussed in greater detail under the section entitled "Risk Factors" beginning on page 27. Aevi and Cerecor both encourage you to read and consider all of these risks carefully.

Regulatory Approvals (see page 143)

        Cerecor must comply with applicable federal and state securities laws and the rules and regulations of the Nasdaq Capital Market in connection with the issuance of shares of Cerecor common stock and the filing of this proxy statement/prospectus with the SEC. As of the date hereof, the registration statement of which this proxy statement/prospectus is a part has not been declared effective.

Anticipated Accounting Treatment (see page 144)

        The Merger will be treated by Aevi as reverse acquisition business combination, using the acquisition method of accounting in accordance with accounting principles generally accepted in the United States. For accounting purposes, Cerecor is considered to be acquiring Aevi in the Merger.

        As of the date of this proxy statement/prospectus, Cerecor has not finalized the purchase accounting of the Merger. Cerecor preliminarily determined this transaction will be recorded as an asset purchase as opposed to a business combination. After completion of the Merger, management will revisit purchase accounting considerations of the Merger (including the conclusion of whether the transaction will be recorded as an asset purchase or a business combination) and complete an updated valuation to reflect the Merger in the combined company's financial information.

Appraisal Rights and Dissenters' Rights (see page 149)

        Under the Delaware General Corporation Law ("DGCL"), holders of Cerecor common stock are not entitled to appraisal rights in connection with the Merger.

        Under the DGCL, holders of Aevi common stock who do not vote for the adoption and approval of the Merger Agreement and to approve the Merger have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the Merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this proxy statement/prospectus. This appraisal amount could be more than, the same as, or less than the amount an Aevi stockholder would be entitled to receive under the Merger Agreement. Any holder of Aevi common stock intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to Aevi prior to the vote on the adoption and approval of the Merger Agreement and the Merger, not vote or otherwise submit a proxy in favor of adoption and approval of the Merger Agreement and to approve the Merger and not submit a letter of transmittal. Failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights. Because of the complexity of the Delaware law relating to appraisal rights, if you are considering exercising your appraisal rights, you are encouraged to seek the advice of your own legal counsel. A copy of Section 262 of the DGCL is also included as Annex D to this proxy statement/prospectus.

Comparison of Stockholder Rights (see page 286)

        Both Aevi and Cerecor are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the DGCL. If the Merger is completed, Aevi stockholders will become stockholders of Cerecor, and their rights will be governed by the DGCL, the bylaws of Cerecor and Cerecor's certificate of incorporation. The rights of Cerecor stockholders contained in the certificate of incorporation and bylaws of Cerecor differ from the rights of Aevi stockholders under the certificate of incorporation and bylaws of Aevi, as more fully described under the section entitled "Comparison of Rights of Holders of Aevi Stock and Cerecor Stock" beginning on page 286.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL DATA

        The following tables present summary historical financial data for Aevi and Cerecor, summary unaudited pro forma condensed combined financial data for Aevi and Cerecor, and comparative historical and unaudited pro forma per share data for Aevi and Cerecor.

Selected Historical Financial Data of Aevi

        The selected financial data as of December 31, 2018 and 2017 and for the years ended December 31, 2018 and 2017 are derived from the Aevi audited financial statements prepared using accounting principles generally accepted in the United States, which are included in this proxy statement/prospectus. The selected financial data as of September 30, 2018 and 2019, are derived from Aevi's unaudited financial statements included in this proxy statement/prospectus. The financial data should be read in conjunction with "Aevi Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Aevi financial statements and related notes appearing elsewhere in this proxy statement/prospectus. The historical results are not necessarily indicative of results to be expected in any future period.

	Year ended December 31,		Nine Months Ended September 30,
(in thousands of dollars except share and per share data)	2018	2017	2019	2018
Statement of Operations Data:
Revenues	$—	—	$—	$—
Operating expenses
Research and development expenses	22,299	25,176	7,902	17,433
General and administrative expenses	8,663	9,524	4,643	6,852

Total operating expenses	30,962	34,700	12,545	24,285

Operating loss	(30,962)	(34,700)	(12,545)	(24,285)
Financial income (expense), net	187	(14)	19	136

Net loss	$(30,775)	(34,714)	$(12,526)	$(24,149)

Basic and diluted loss per share	$(0.50)	(0.83)	$(0.19)	$(0.40)

Weighted average number of shares of common stock used in computing basic and diluted loss per share	61,381,611	41,675,814	64,766,882	60,240,787

	As of December 31,		September 30,
	2018	2017	2019
Balance Sheet Data:
Cash and cash equivalents	$12,076	$33,729	$2,381
Current assets	$12,246	$34,622	$2,784
Long-term assets	$31	$139	$12
Total assets	$12,277	$34,761	$2,796
Current liabilities	$4,345	$4,140	$4,253
Total long-term liabilities	$—	—	$2,000

Selected Historical Financial Data of Cerecor

        The selected financial data as of December 31, 2018 and 2017 and for the years ended December 31, 2018 and 2017 are derived from the Cerecor audited financial statements prepared using accounting principles generally accepted in the United States, which are included in this proxy statement/prospectus. The selected financial data as of September 30, 2019 and 2018, are derived from Cerecor's unaudited financial statements included in this proxy statement/prospectus. The financial data should be read in conjunction with "Cerecor Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Cerecor financial statements and related notes appearing elsewhere in this proxy statement/prospectus. The historical results are not necessarily indicative of results to be expected in any future period.

	Year ended December 31,		Nine Months Ended September 30,
(in thousands of dollars except share and per share data)	2018	2017	2019	2018
Statement of Operations Data:
Total revenues, net	18,327	27,813	15,474	13,343
Operating expenses:
Cost of product sales	7,478	636	3,241	5,398
Research and development	5,787	4,373	8,857	3,780
Acquired in-process research and development	18,724	—	—	18,724
General and administrative	10,677	7,941	7,779	7,834
Sales and marketing	8,523	570	8,676	5,889
Amortization expense	4,532	403	3,195	3,316
Impairment of intangible assets	1,862	—	1,449	1,861
Change in fair value of contingent consideration	58	—	(1,009)	361

Total operating expenses	57,641	13,923	32,188	47,163

(Loss) income from operations	(39,314)	13,890	(16,714)	(33,820)
Total other expense, net	(773)	(54)	(631)	(582)
Income tax (benefit) expense	(34)	1,966	349	92

Net (loss) income	$(40,053)	$11,870	$(17,694)	$(34,494)

Net (loss) income attributable to common shareholders	$(41,710)	$7,772	$(13,239)	$(34,494)

Net (loss) attributable to preferred shareholders	$—	$—	$(4,455)	$—

Net (loss) income per share of common stock, basic and diluted	$(1.20)	$0.42	$(0.31)	$(1.05)

Weighted-average shares of common stock, basic	34,773,613	18,410,005	42,453,928	32,749,291

Weighted-average shares of common stock, diluted	34,773,613	18,754,799	42,453,928	32,749,291

Net loss per share of preferred stock, basic and diluted	$—	$—	$(1.56)	$—

Weighted-average shares of preferred stock, basic and diluted	—	—	2,857,143	—

	December 31,		September 30,
(in thousands of dollars)	2018	2017	2019
Balance Sheet Data
Cash and cash equivalents	$10,646	$2,472	$5,251
Total current assets	$21,932	$10,674	$12,589
Total assets	$70,251	$42,807	$57,194
Total current liabilities	$26,217	$11,089	$17,262
Total liabilities	$49,343	$14,947	$38,973
Total stockholders' equity	$20,908	$27,860	$18,221
Total liabilities and stockholders' equity	$70,251	$42,807	$57,194

Selected Unaudited Pro Forma Condensed Combined Financial Data of Aevi and Cerecor (In thousands, except per share amounts)

        The following selected unaudited pro forma condensed combined financial information was prepared under the assumption that the Merger will be recorded as an asset acquisition as opposed to a business combination. For accounting purposes, Cerecor is considered to be acquiring Aevi in the Merger. Aevi and Cerecor's unaudited pro forma condensed combined balance sheet gives effect to the Merger as if it had occurred on September 30, 2019, the date of Cerecor and Aevi's most recently filed balance sheet. Aevi and Cerecor's unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2019 and for the year ended December 31, 2018 give effect to the Merger as if it had occurred on January 1, 2018.

        The selected unaudited pro forma condensed combined financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The selected unaudited pro forma condensed combined financial data as of and for the period ended September 30, 2019 are derived from the unaudited pro forma condensed combined financial information and should be read in conjunction with that information. For more information, please see the section entitled "Unaudited Pro Forma Condensed Combined Financial Statements" in this proxy statement/prospectus.

        Pursuant to the Merger Agreement, the $16.1 million purchase price will be reduced if Aevi's net assets are less than a target net asset amount (also referred to as the "net working capital adjustment"), but in no event will such adjustment be more than $500,000. The target net asset amount is initially negative $1.3 million, which amount will decrease (meaning it will become a more negative number) by $7,142.86 for each day after December 31, 2019, until and including the date of the completion of the Merger. As of September 30, 2019 (which is the date the unaudited pro forma condensed balance sheet gives effect to the Merger as of), Aevi's net assets were not less than the target net asset amount. Accordingly, the following selected unaudited pro forma condensed combined financial information was prepared under the assumption that the net working capital adjustment would be $0. The actual net working capital adjustment will be determined at the Merger Effective Time and will likely be $500,000 because working capital has decreased since September 30, 2019 and will likely continue to do so.

	Nine months ended September 30, 2019	Year ended December 31, 2018
Unaudited Pro Forma Combined Statement of Operations Data:
Total revenues, net	6,210	7,162
Operating expenses:
Cost of product sales	(612)	3,427
Research and development	16,759	30,428
Acquired in-process research and development	—	42,505
General and administrative	12,455	20,624
Sales and marketing	936	504
Amortization expense	1,259	2,224
Impairment of intangible assets	—	1,862
Change in fair value of contingent consideration	(1,256)	(111)

Total operating expenses	29,541	101,463

Loss from operations	(23,331)	(94,301)
Total other income, net	102	242

Net loss before taxes	(23,229)	(94,059)
Income tax expense	309	(18)

Net loss	$(23,538)	$(94,041)

Net loss attributable to common shareholders	$(18,083)	$(95,698)
Weighted-average shares of common stock, basic and diluted	47,353	45,366
Net loss per share of common stock, basic and diluted	$(0.38)	$(2.11)
Net loss attributable to preferred shareholders	$(5,455)
Weighted-average shares of preferred stock, basic and diluted	2,857
Net loss per share of preferred stock, basic and diluted	$(1.91)

As of September 30, 2019
Unaudited Pro Forma Combined Balance Sheet Data:
Current assets:
Cash and cash equivalents	$7,315
Total current assets	$13,241
Total assets	$42,037
Total current liabilities	$16,711
Total liabilities	$19,931
Total stockholders' equity	$22,106
Total liabilities and stockholders' equity	$42,037

Comparative Historical and Unaudited Pro Forma Per Share Data

        The information below reflects the historical net loss and book value per share of Aevi common stock and the historical net loss and book value per share of Cerecor common stock in comparison with the unaudited pro forma net loss and book value per share after giving effect to the proposed Merger of Aevi with Cerecor on a purchase basis.

        You should read the tables below in conjunction with the audited and unaudited consolidated financial statements of Aevi included in this proxy statement/prospectus and the audited and unaudited financial statements of Cerecor included in this proxy statement/prospectus and the related notes and the unaudited pro forma condensed financial information and notes related to such financial statements included elsewhere in this proxy statement/prospectus.

AEVI

	Year Ended December 31, 2018	Nine Months Ended September 30, 2019
Historical Per Common Share Data:
Basic and diluted net loss per share	$(0.50)	$(0.19)

	December 31, 2018	September 30, 2019
Book value per share	$0.12	$(0.05)

CERECOR

	Year Ended December 31, 2018	Nine Months Ended September 30, 2019
Historical Per Common Share Data:
Basic and diluted net loss per share	$(1.20)	$(0.31)

	December 31, 2018	September 30, 2019
Book value per share	$0.51	$0.41

AEVI AND CERECOR

	Year Ended December 31, 2018	Nine Months Ended September 30, 2019
Combined Company Common Share Data:
Basic and diluted net loss per share	$(2.11)	$(0.38)

September 30, 2019
Book value per share	$0.45

MARKET PRICE INFORMATION

Aevi Common Stock

        Beginning October 15, 2019, Aevi's common stock became listed on the Nasdaq Capital Market under the symbol "GNMX", and from October 21, 2016 through October 14, 2019, Aevi's common stock was listed on the Nasdaq Global Market. The following table presents, for the periods indicated, the range of high and low per share sales prices for Aevi common stock as reported on the Nasdaq Capital Market or Nasdaq Global Market, as applicable, for each of the periods set forth below.

	High	Low
Year Ended December 31, 2017
First Quarter	$6.18	$1.50
Second Quarter	$1.92	$0.98
Third Quarter	$1.47	$1.12
Fourth Quarter	$1.91	$1.01
Year Ended December 31, 2018
First Quarter	$2.65	$1.20
Second Quarter	$2.05	$1.08
Third Quarter	$1.40	$0.83
Fourth Quarter	$1.32	$0.59
Year Ended December 31, 2019
First Quarter	$1.10	$0.17
Second Quarter	$0.35	$0.15
Third Quarter	$0.33	$0.15
Fourth Quarter (through December 27, 2019)	$0.19	$0.11

        As of December 20, 2019, the record date for the special meeting, Aevi had approximately 234 holders of record of its common stock.

Dividends

        Aevi has never paid or declared any cash dividends on its common stock. Aevi does not anticipate paying periodic cash dividends on its common stock for the foreseeable future. Notwithstanding the foregoing, any determination to pay dividends subsequent to the Merger will be at the discretion of the combined company's then-current board of directors and will depend upon a number of factors, including its results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors the combined company's then-current board of directors deems relevant.

Securities Authorized for Issuance under Equity Compensation Plans

        The following table provides information as of December 31, 2018 regarding the common stock that may be issued as stock grants or upon exercise of options, warrants and rights under all of Aevi's equity compensation plans, including individual compensation arrangements:

Plan Category	Number of Shares to Be Issued Upon Exercise of Outstanding Options and Warrants(1) (a)		Weighted Average Exercise Price of Outstanding Options and Warrants (b)	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	7,477,118	(2)	$3.73	4,674,838
Equity compensation plans not approved by security holders	2,700,000	(3)	$4.21	—

Total	10,177,118		$3.86	4,674,838

(1)
The number of shares is subject to adjustment in the event of stock splits and other similar events.

(2)
Consists of options awarded under Aevi's Stock Incentive Plan.

(3)
Consists of:

(i)
Inducement awards granted in September 2013 outside of Aevi's Stock Incentive Plan to Mr. Cola (1,500,000 options) and Dr. Neil (900,000 options).

(ii)
An inducement award of 100,000 options granted outside of Aevi's Stock Incentive Plan to a new employee in February 2016 having an exercise price of $3.64 per share and expiring on February 16, 2026; and

(iii)
An inducement award of 200,000 options granted outside of Aevi's Stock Incentive Plan to a new employee in March 2016 having an exercise price of $4.42 per share and expiring on March 7, 2026.

Securities Issuable upon Conversion of CHOP Note

        Immediately prior to the consummation of the Merger, the CHOP Note will convert into a number of shares equal to one-third of the then outstanding shares of Aevi common stock, which Aevi anticipates will be 38,856,891 shares of Aevi common stock. The foregoing refers to shares that are not outstanding as of the date of this proxy statement/prospectus and were not outstanding as of the record date for the special meeting.

Cerecor Common Stock

        Cerecor's common stock is listed on the Nasdaq Capital Market under the symbol "CERC." The following table presents, for the periods indicated, the range of high and low per share sales prices for

Cerecor common stock as reported on the Nasdaq Capital Market for each of the periods set forth below.

	High	Low
Year Ended December 31, 2017
First Quarter	$1.24	$0.66
Second Quarter	$0.89	$0.34
Third Quarter	$1.42	$0.523
Fourth Quarter	$4.25	$0.826
Year Ended December 31, 2018
First Quarter	$5.739	$2.18
Second Quarter	$5.0	$3.1
Third Quarter	$5.2	$3.85
Fourth Quarter	$4.85	$2.71
Year Ended December 31, 2019
First Quarter	$7.65	$3.08
Second Quarter	$6.47	$4.44
Third Quarter	$5.93	$2.91
Fourth Quarter (through December 27, 2019)	$6.19	$2.91

        Because the market price of Cerecor common stock is subject to fluctuation and the exchange ratio in the Merger is based, in part, on the price of Cerecor common stock at signing of the Merger Agreement and completion of the Merger, the market value of the shares of Cerecor common stock that Aevi stockholders will be entitled to receive in the Merger may increase or decrease. As of December 20, 2019, Cerecor had approximately 55 holders of record of its common stock.

Dividends

        Cerecor has never paid or declared any cash dividends on its common stock. If the Merger does not occur, Cerecor does not anticipate paying any cash dividends on its common stock in the foreseeable future, and Cerecor intends to retain all available funds and any future earnings to fund the development and expansion of its business. Any future determination to pay dividends will be at the discretion of Cerecor's board of directors and will depended upon a number of factors, including its results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors Cerecor's then-current board of directors deems relevant.

Securities Authorized for Issuance under Equity Compensation Plans

        The following table contains certain information with respect to Cerecor's equity compensation plan in effect as of December 31, 2018:

	(A)	(B)		(C)
Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Vesting of Restricted Stock Units (#)	Weighted- Average Exercise Price of Outstanding Options ($)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (A)) (#)
Equity compensation plans approved by stockholders	4,691,597	$4.17	(1)	602,657	(2)
Equity compensation plans not approved by stockholders	—	—		—

Total	4,691,597	$4.17		602,657

(1)
The weighted-average exercise price does not take into account shares issuable upon the vesting of outstanding Restricted Stock Units, which have no exercise price. As of December 31, 2018, there were 445,000 shares of non-vested Restricted Stock Units.

(2)
Reflects shares of common stock available for future issuance under Cerecor's 2016 Amended and Restated Equity Incentive Plan at December 31, 2018. In March 2018, Cerecor's board of directors adopted the 2016 Amended and Restated Incentive Plan, which was approved by Cerecor's stockholders in May 2018. Pursuant to the terms of the 2016 Amended and Restated Equity Incentive Plan, an additional 1,632,167 shares were added to the number of available shares effective January 1, 2019.

COMPARATIVE MARKET PRICE INFORMATION

        The following table presents the closing prices of Cerecor common stock and Aevi common stock on December 4, 2019, the last trading day before the public announcement of the Merger Agreement, and December 27, 2019, the last practicable trading day prior to the mailing of this proxy statement/prospectus. The table also shows the approximate per share value of the Merger consideration for a share of Aevi common stock on the relevant date, assuming the maximum net asset related adjustment, 116,570,673 shares of Aevi common stock outstanding as of the date of this proxy statement/prospectus (which includes 12,946,900 shares of Aevi common stock issued pursuant to the exercise of the AZ Option) and issuance of 38,856,891 shares of Aevi common stock in connection with the conversion of the CHOP Note.

Date	Cerecor Closing Price	Aevi Closing Price	Approximate Value Per Share of Aevi Common Stock
December 4, 2019	$3.70	$0.151	$0.134
December 27, 2019	$5.13	$0.156	$0.134

        The above table shows only historical comparisons. These comparisons may not provide meaningful information to Aevi stockholders in determining whether to approve the adoption of the Merger Agreement.

RISK FACTORS

        The combined company will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this proxy statement/prospectus, stockholders of Aevi should carefully consider the material risks described below before deciding how to vote your shares of stock. Investors in Cerecor should also carefully consider these risks before buying or selling Cerecor stock. Following the risks related to the Merger, we have highlighted particular risks related to the combined company after the Merger. In addition, you should read and consider the risks associated with the businesses of Aevi and Cerecor because these risks may also affect the combined company. These risks follow the risks related to the combined company below.

Risks Related to the Merger

The exchange ratio in the Merger Agreement is subject to adjustment based on Aevi's net assets as of a determination date prior to completion of the Merger, which could further dilute the ownership of Aevi's stockholders in the combined company.

        Subject to the terms and conditions of the Merger Agreement, immediately prior to the Merger Effective Time and as a result of the Merger, each share of Aevi common stock issued and outstanding immediately prior to the Merger Effective Time will be converted into the right to receive that fraction of a share of Cerecor's common stock, as determined pursuant to the exchange ratio described in the Merger Agreement. The exchange ratio is subject to potential adjustment as described in the Merger Agreement depending upon the amount of Aevi's "net assets," as defined in the Merger Agreement and generally consisting of Aevi's cash and cash equivalents including certain credits for deal-related expenses and security deposits, net of liabilities, as of a determination date immediately prior to the closing date of the Merger. The aggregate purchase price of $16.1 million will be reduced by an amount by which Aevi's net assets at completion of the Merger are less than negative $1.3 million (such target amount will decrease by $7,142.86 each day after December 31, 2019 until completion of the Merger), but in no event will such adjustment be more than $500,000. The items that will constitute Aevi's net assets at the determination date set forth in the Merger Agreement are subject to a number of factors, some of which are outside Aevi's control and many of which are outside Cerecor's control.

Failure to complete the Merger could negatively impact Aevi's business, financial condition or results of operations or the trading price of Aevi common stock.

        The completion of the Merger is subject to a number of conditions and there can be no assurance that the conditions to the completion of the Merger will be satisfied. If the Merger is not completed, Aevi will be subject to several risks, including:

  •
  the current trading price of Aevi common stock may reflect a market assumption that the Merger will occur, meaning that a failure to complete the Merger could result in a decline in the trading price of Aevi common stock;

  •
  certain executive officers or directors of Aevi may seek other employment opportunities, and the departure of any of Aevi's executive officers and the possibility that Aevi would be unable to recruit and hire an executive could impact negatively Aevi's business and operating results;

  •
  the Aevi board of directors will need to reevaluate Aevi's strategic alternatives, which alternatives may include a sale of the company, liquidation of the company or other strategic transaction;

  •
  Aevi may be required to pay a termination fee of $600,000 to Cerecor if the Merger Agreement is terminated by Cerecor or Aevi under specified circumstances;

  •
  Aevi has incurred, and is expected to continue to incur, substantial transaction costs in connection with the Merger whether or not the Merger is completed;

  •
  Aevi would not realize any of the anticipated benefits of having completed the Merger; and

  •
  Pursuant to the Merger Agreement, Aevi is subject to restrictions on the conduct of its business prior to completion of the Merger, which restrictions could adversely affect its ability to realize its business strategies or take advantage of business opportunities.

        If the Merger is not completed, these risks may materialize and materially and adversely affect Aevi's business, financial condition, results of operations, or the trading price of Aevi common stock.

Aevi's stockholders might not approve the Merger of the two companies.

        Aevi has signed the Merger Agreement with Cerecor, pursuant to which Aevi has agreed to become a wholly owned subsidiary of Cerecor subject to, among other closing conditions, the approval of the stockholders of Aevi. Although Aevi believes the Merger is in the best interests of Aevi and its stockholders, it may not be able to obtain the stockholder vote required to approve the Merger. If Aevi's stockholders do not approve the Merger, Aevi will likely pursue other strategic alternatives or potentially pursue a dissolution of Aevi, which could result in a lower return to the Aevi stockholders.

The Merger may be completed even though material adverse changes may result from the announcement of the Merger, industry-wide changes and other causes.

        In general, either Aevi or Cerecor can refuse to complete the Merger in the event that certain circumstances occur between December 5, 2019, the date of the Merger Agreement, and the closing. However, certain types of changes do not permit either party to refuse to complete the Merger, even if such change could be said to have a material adverse effect on Aevi or Cerecor, including:

  (i)
  changes generally affecting the economy, financial, or securities markets;

  (ii)
  the announcement of the transactions contemplated by the Merger Agreement;

  (iii)
  any change in the market price or trading volume of the Aevi common stock;

  (iv)
  acts of war or terrorism (or the escalation of the foregoing), natural disasters or other force majeure events;

  (v)
  change in any laws or regulations applicable to Aevi or its subsidiaries or applicable accounting regulations or principles or the interpretation thereof;

  (vi)
  any legal proceedings commenced by or involving any current or former stockholders of Aevi arising out of or related to the Merger Agreement or the transactions contemplated thereby;

  (vii)
  any failure of Aevi or its subsidiaries to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period; or

  (viii)
  general conditions in the industry in which Aevi and its subsidiaries operate.

        However, the underlying cause of any event, failure, change, or effect referred to in clauses (i), (iii), (iv), (v) or (viii) immediately above will be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur to the extent that such event, change, or effect has a disproportionate effect on Aevi and its subsidiaries, taken as a whole, compared to other participants of similar size operating in the industries in which Aevi and its subsidiaries conduct their businesses.

        If adverse changes occur and Aevi and Cerecor still complete the Merger, the combined company's stock price may be adversely affected. This in turn may reduce the value of the Merger to the stockholders of Aevi, Cerecor or both.

Some Aevi officers and directors have interests in the Merger that are different from yours and that may influence them to support or approve the Merger without regard to your interests.

        When considering the recommendations by the Aevi board of directors that the Aevi stockholders vote "for" each of the proposals being submitted to the Aevi stockholders at the special meeting, Aevi stockholders should be aware that certain of the directors and executive officers of Aevi have arrangements that provide them with interests in the Merger that are different from, or in addition to, those of the stockholders of Aevi. For instance, following completion of the Merger, Michael Cola, Aevi's Chief Executive Officer, is expected to serve as Chief Executive Officer of Cerecor, and Dr. Garry Neil, current Chief Scientific Officer of Aevi, is expected to serve as Chief Medical Officer of Cerecor and both will receive cash and equity compensation in consideration for such service. In addition, Mr. Cola and Dr. Sol J. Barer, both current directors at Aevi, are expected to become members of the board of directors of Cerecor immediately following the completion of the Merger, and as a result, Dr. Barer will be entitled to receive cash and equity compensation as a non-employee director. The directors and executive officers of Aevi have rights to indemnification and to directors' and officers' liability insurance that will be provided by the combined company following completion of the Merger. The board of directors of Aevi was aware of these potential interests and considered them in making its recommendations to approve the Merger Agreement and the proposals being submitted to the Aevi stockholders at the special meeting of Aevi stockholders. Aevi, Cerecor and certain significant stockholders of Aevi also entered into voting agreements in connection with the Merger. The voting agreements are discussed in greater detail in the section entitled "Agreements Related to the Merger—Voting Agreements" beginning on page 165.

Because Aevi stockholders will receive a fixed number of shares of Cerecor common stock in the Merger based on the average of the volume weighted price of the Cerecor common stock for the 20 trading days immediately preceding the second day prior to the date of the Merger Agreement and the volume weighted price of the Cerecor common stock for the 20 trading days immediately preceding the second day prior to the date of the completion of the Merger, rather than a fixed value, if the market price of Cerecor common stock declines, Aevi stockholders will receive consideration in the Merger of lesser value.

        The aggregate number of shares of Cerecor common stock to be issued to Aevi stockholders will be based on the average of the volume weighted price of the Cerecor common stock for the 20 trading days immediately preceding the second day prior to the date of the Merger Agreement and volume weighted price of the Cerecor common stock for the 20 trading days immediately preceding the second day prior to the date of the completion of the Merger. In recent years, the stock market in general, and the securities of similarly situated companies in particular, have experienced extreme price and volume fluctuations. These market fluctuations may adversely affect the market price of Cerecor's common stock, and, therefore, the value of the Cerecor common stock to be received by Aevi stockholders upon completion of the Merger could be lower than on the date of the Merger Agreement.

The market price of Cerecor common stock following the Merger may decline as a result of the Merger.

        The market price of Cerecor common stock may decline as a result of the Merger for a number of reasons, including if:

  •
  investors react negatively to the prospects of the combined company's business and prospects from the Merger;

  •
  third parties seek to terminate and/or renegotiate their relationships with Cerecor as a result of the Merger, whether pursuant to the terms of their existing agreements with Cerecor or otherwise;

  •
  the effect of the Merger on the combined company's business and prospects is not consistent with the expectations of financial or industry analysts; or

  •
  the combined company does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by financial or industry analysts.

The issuance of shares of Cerecor common stock to Aevi stockholders in connection with the Merger will dilute substantially the voting power of current Aevi stockholders.

        Assuming the maximum net asset adjustment of $500,000 discussed above, a Cerecor stock price of $3.70 (which was the closing stock price on the trading day immediately prior to the date of the Merger Agreement), issuance of 12,946,900 shares of Aevi common stock in connection with the exercise of the AZ Option and issuance of 38,856,891 shares of Aevi common stock upon conversion of the CHOP Note, then based on the anticipated number of shares of Aevi common stock outstanding at closing Cerecor would issue approximately 4.2 million shares of its common stock in the Merger. After such issuance, the shares of Aevi common stock outstanding immediately prior to completion of the Merger will represent approximately 8.7% of the outstanding shares of common stock of the combined company as of immediately following completion of the Merger. This ownership percentage may change depending upon the amount of Aevi's net assets as of immediately prior to completion of the Merger. In any event, Aevi's stockholders as a group will have significantly less influence over the management and policies of Cerecor after the Merger than it had over the management and policies of Aevi prior to the Merger.

During the pendency of the Merger, Aevi may not be able to enter into a business combination with another party at a favorable price because of restrictions in the Merger Agreement, which could adversely affect its business.

        Covenants in the Merger Agreement impede the ability of Aevi to make acquisitions, or complete other transactions that are not in the ordinary course of business pending completion of the Merger. As a result, if the Merger is not completed, Aevi may be at a disadvantage to its competitors. In addition, while the Merger Agreement is in effect, Aevi is generally prohibited from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination outside the ordinary course of business, with any third party, even though such transactions could be favorable to Aevi's stockholders.

Provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

        The terms of the Merger Agreement prohibit Aevi from soliciting alternative takeover proposals or cooperating with persons making unsolicited takeover proposals, except in limited circumstances when Aevi's board of directors determines in good faith that an unsolicited alternative takeover proposal is or is reasonably likely to lead to a superior takeover proposal and is reasonably capable of being consummated and that failure to cooperate with the proponent of the proposal could reasonably be considered a breach of the Aevi board of directors' fiduciary duties. In addition, if Aevi terminates the Merger Agreement under specified circumstances, Aevi would be required to pay a termination fee of $600,000 to Cerecor and in specified cases, repay loans from Cerecor that will be used by Aevi for its working capital needs prior to completion of the Merger. This termination fee and repayment obligation may discourage third parties from submitting alternative takeover proposals to Aevi or its stockholders, and may cause Aevi's board of directors to be less inclined to recommend an alternative proposal.

If the conditions to the Merger are not satisfied or waived, the Merger will not occur.

        Even if the Merger is approved by the stockholders of Aevi, specified conditions, including conditions that are outside Aevi's control, must be satisfied or waived to complete the Merger. These conditions are set forth in the Merger Agreement and described in the section entitled "The Merger Agreement—Conditions to the Completion of the Merger" in this proxy statement/prospectus. Aevi cannot assure you that all of the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the Merger will not occur or will be delayed, and Aevi and Cerecor may lose some or all of the intended benefits of the Merger.

Aevi may waive one or more of the conditions to the Merger without resoliciting stockholder approval for the Merger.

        Certain conditions to Aevi's obligations to complete the Merger may be waived, in whole or in part, to the extent legally allowed, either unilaterally or by agreement of Aevi and Cerecor. In the event of a waiver of a condition, the board of directors of Aevi will evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and resolicitation of proxies is necessary. In the event that the board of directors of Aevi determines any such waiver is not significant enough to require resolicitation of stockholders, it will have the discretion to complete the Merger without seeking further stockholder approval. The conditions requiring the approval of Aevi's stockholders cannot, however, be waived.

Third-party lawsuits may be filed against Aevi in connection with the Merger transactions, which even if frivolous, could be costly to defend.

        Third parties may assert claims against Aevi alleging that the terms of the Merger are somehow unfair or inappropriate. Any claims against Aevi, with or without merit, as well as claims initiated by Aevi against third parties, can be time-consuming and expensive to defend or prosecute and resolve. Aevi cannot assure you that litigation asserting claims against the company will not be initiated or that Aevi will prevail in any litigation. Aevi cannot assure you that the Merger would close if and to the extent a claim or claims were filed against Aevi in this regard.

Aevi and Cerecor may become involved in securities litigations or stockholder derivative litigation in connection with the Merger, and this could divert the attention of Aevi and Cerecor's management and harm the combined company's business, and insurance coverage might not be sufficient to cover all related costs and damages.

        Securities litigation or stockholder derivative litigation frequently follows the announcement of certain significant business transactions, such as the sale of a business division or announcement of a business combination transaction. This risk is especially relevant for Aevi, Cerecor and the combined company because biotechnology companies, like Aevi and Cerecor, have experienced significant stock price volatility in recent years. Aevi and Cerecor may become involved in these types of litigations in connection with the Merger, and the combined company may become involved in these types of litigations in the future. Litigation is often expensive and diverts management's attention and resources, which could adversely affect the business of Aevi, Cerecor and the combined company, and insurance coverage may not be sufficient to cover all related costs and damages.

The Merger may fail to qualify as a reorganization for U.S. federal income tax purposes, resulting in recognition of taxable gain or loss by Aevi stockholders in respect of their common stock.

        Aevi and Cerecor intend for the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, as described in "The Merger—Material United States Federal Income Tax Consequences of the Merger to Aevi Stockholders." However, if the Merger fails to qualify as a reorganization, each Aevi stockholder generally will be treated as exchanging his, her or its Aevi common stock in a fully taxable transaction for the Merger consideration.

The opinion received by the Aevi board of directors from Wedbush is subject to assumptions and qualifications, and it has not been, and is not expected to be, updated to reflect changes in circumstances that may have occurred since the date of the opinion.

        On December 5, 2019, Wedbush rendered its oral opinion to the Aevi board of directors (which was subsequently confirmed in writing by delivery of Wedbush's written opinion dated the same date thereof) to the effect that, based upon and subject to the assumptions, factors, qualifications and limitations set forth in the written opinion described herein, as of December 5, 2019, the Merger consideration to be received by the Aevi stockholders in the Merger was fair, from a financial point of view, to such stockholders. Wedbush did not express any view on, and its opinion did not address, any other term or aspect of any other agreements or arrangements contemplated by the Merger Agreement or entered into in connection with the Merger.

        Wedbush's opinion was prepared solely for the information of the Aevi board of directors and only addressed the fairness, from a financial point of view, to holders of Aevi common stock of the Merger consideration to be received by such stockholders. Wedbush was not requested to opine as to, and Wedbush's opinion does not address, the relative merits of the Merger or any alternatives to the Merger, Aevi's underlying decision to proceed with or effect the Merger, or any other aspect of the Merger. Wedbush's opinion is not a valuation of Aevi or Cerecor or their respective assets or any class of their securities. Wedbush did not express an opinion about the fairness of the amount or nature of any compensation payable or to be paid to any of the officers, directors or employees, of Aevi, whether or not relative to the Merger.

        Although subsequent developments may affect the conclusion reached in the opinion, Wedbush does not have any obligation to update, revise or reaffirm such opinion and has not done so. See the section titled "The Merger—Opinion of the Aevi Financial Advisor" and Annex C to this proxy statement/prospectus.

Risks Related to the Combined Company

The combined company will need substantial additional capital for the continued development of its product candidates and for its long-term operations.

        After the Merger, the combined company will need to raise capital to continue product development. The combined company's capital requirements depend on many factors, including:

  •
  the rate and level of patient recruitment into clinical trials, particularly those in Phase 2 and Phase 3 stages of development, including those trials for which Aevi is currently recruiting;

  •
  the level of research and development investment required to develop product candidates;

  •
  changes in product development plans needed to address any difficulties that may arise in manufacturing, pre-clinical activities, clinical trials or commercialization;

  •
  revenue from sales of Millipred;

  •
  the ability and willingness to enter into new agreements with strategic partners, and the terms of these agreements;

  •
  the success rate in pre-clinical and clinical efforts;

  •
  the costs of future commercialization activities, including product sales, marketing, manufacturing and distribution, for any of Aevi's product candidates that receive marketing approval;

  •
  proceeds, if any, from sales of any priority review vouchers received;

  •
  revenue, if any, received from commercial sales of product candidates, should any of Aevi's or Cerecor's product candidates receive marketing approval;

  •
  the effect of competing product and market developments;

  •
  the timing and amount of milestone payments Aevi is required to make under license agreements;

  •
  in-licensing and/or acquisition or other transaction costs (if any) for potential product development candidates;

  •
  time and costs involved in obtaining regulatory approvals; and

  •
  costs of filing, prosecuting, defending, and enforcing patent claims and other intellectual property rights.

        The combined company will likely require significant amounts of additional capital in the future, and such capital might not be available on favorable terms when needed, if at all. The combined company might never progress to the point where it has commercially successful product sales or other revenue sufficient to sustain operations. Accordingly, the combined company may seek to raise these funds through public or private equity offerings, debt financings, credit facilities, partnering or other corporate collaborations and licensing arrangements. If adequate funds are not available or are not available on acceptable terms, the combined company's ability to fund its operations, take advantage of opportunities, develop products and technologies, and otherwise respond to competitive pressures could be significantly delayed or limited, and it might need to downsize or halt its operations.

The success of the Merger will depend, in large part, on the ability of the combined company to realize the anticipated benefits from combining the businesses of Aevi and Cerecor.

        The Merger involves the integration of two companies that previously have operated independently with principal offices in two distinct locations. Significant management attention and resources will be required to integrate the two companies after completion of the Merger. The failure to integrate successfully and to manage successfully the challenges presented by the integration process may result in the combined company's failure to achieve some or all of the anticipated benefits of the Merger.

        Potential difficulties that may be encountered in the integration process include the following:

  •
  using the combined company's limited cash and other assets efficiently to develop the business of the combined company;

  •
  appropriately managing the liabilities of the combined company;

  •
  potential unknown or currently unquantifiable liabilities associated with the Merger and the operations of the combined company;

  •
  potential unknown and unforeseen expenses, delays or regulatory conditions associated with the Merger; and

  •
  performance shortfalls at one or both of the companies as a result of the diversion of management's attention caused by completing the Merger and integrating the companies' operations.

        Delays in the integration processes of both companies could adversely affect the combined company's business, financial results, financial condition and stock price following the Merger. Even if the combined company were able to integrate the business operations successfully, there can be no assurance that this integration will result in the realization of the full benefits of synergies, innovation and operational efficiencies that may be possible from this integration or that these potential benefits will be achieved within a reasonable period of time.

Ownership of the combined company's common stock will be highly concentrated, and it may prevent the Aevi stockholders from influencing any corporate decisions of the combined company and may result in conflicts of interest that could cause the combined company's stock price to decline.

        Upon completion of the Merger, Cerecor directors and executive officers continuing with the combined company, together with their respective affiliates, are expected to beneficially own or control approximately 60.1% of the combined company. Accordingly, current directors and executive officers of Cerecor will have significant influence over the outcome of any corporate action of the combined company requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of the combined company's assets or any other significant corporate transaction. These stockholders also may exert influence in delaying or preventing a change in control of the combined company, even if such change in control would benefit the other stockholders of the combined company. In addition, the significant concentration of stock ownership may affect adversely the market value of the combined company's common stock due to investors' perception that conflicts of interest may exist or arise.

The unaudited pro forma financial information included in this proxy statement/prospectus might not be representative of the combined company's results following the Merger.

        The unaudited pro forma financial information included in this proxy statement/prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the Merger and related transactions been completed as of the date indicated, nor is it indicative of the combined company's future operating results or financial position. The pro forma financial statements have been derived from the historical financial statements of Aevi and Cerecor and adjustments and assumptions have been made regarding the combined company after giving effect to the Merger, as well as adjustments giving effect to previous acquisition and divestures of Cerecor. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by the combined company in connection with the Merger. As a result, the actual financial condition of the combined company following the Merger might not be consistent with, or evident from, these pro forma financial statements. The assumptions used in preparing the pro forma financial information might not prove to be accurate, and other factors may affect the combined company's financial condition following the Merger and related transactions.

The CVRs might not result in payments to holders.

        Under the terms of the Merger Agreement, each share of Aevi common stock (other than cancelled shares or dissenting shares) issued and outstanding immediately prior to the Merger Effective Time will automatically be converted into the right to receive (A) the fraction of a share of Cerecor common stock equal to the exchange ratio set forth in the Merger Agreement, (B) one CVR, which will represent the right to receive CVR Consideration as set forth in the CVR Agreement, and

(C) cash in lieu of fractional shares of Cerecor common stock, as described in this proxy statement/prospectus. Each CVR entitles the holder to receive, without interest and subject to applicable withholding tax, CVR Consideration in an amount up to $6,500,000, consisting of: (i) $2,000,000 upon enrollment of first patient in a Phase II clinical trial for AEVI-002, AEVI-006 or AEVI-007 within 24 months of closing (the "Study Milestone"), and (ii) $4,500,000 upon NDA approval for AEVI-006 or AEVI-007 within 60 months of closing (the "NDA Milestone") divided by the total number of shares of Aevi common stock issued and outstanding immediately prior to the Merger Effective Time. The CVR Consideration will be paid in cash, shares of Cerecor common stock or a combination of cash and stock, at Cerecor's sole discretion. As of the date hereof, neither the Study Milestone or NDA Milestone is close to being met. Aevi cannot determine whether any milestones will be achieved or occur within the requisite time period after the completion of the Merger. Accordingly, neither Aevi nor Cerecor can assure you that any CVR Consideration will be payable by the combined company. If neither of the milestone events occur, no payments will be made under the CVR Agreement. Accordingly, the CVRs may ultimately have no value and expire without yielding any payments to holders of such CVRs. It is difficult to value the CVRs, and the amount of actual payments on the CVRs is highly speculative.

The CVRs are not registered under the Securities Act of 1933, as amended (the "Securities Act") and may not be transferred except in certain limited circumstances.

        The CVRs that will be issued as part of the Merger Consideration will not be registered under the Securities Act and will not be listed on any exchange. Cerecor does not intend to, and is not obligated to, register the CVRs or list them on an exchange. Subject to certain limited exceptions, holders of CVRs will not be able to transfer or sell the CVRs. As a result, Aevi stockholders should anticipate holding the CVRs until such time as they expire.

Because the Merger will result in an ownership change under Section 382 of the Code ("Section 382") for Aevi, Aevi's pre-Merger net operating loss ("NOL") carryforwards and certain other tax attributes will be subject to limitations. The NOL carryforwards and other tax attributes of Cerecor and of the combined company may also be subject to limitations as a result of ownership changes.

        If a corporation undergoes an "ownership change" within the meaning of Section 382, the corporation's NOL carryforwards and certain other tax attributes arising before the ownership change are subject to limitations on use after the ownership change. In general, an ownership change occurs if there is a cumulative change in the corporation's equity ownership by certain stockholders that exceeds 50% over a rolling three-year period. The amount of the annual limitation is determined based on a corporation's value immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. Similar rules may apply under state tax laws. The Merger will result in an ownership change for Aevi, and accordingly Aevi's NOL carryforwards and certain other tax attributes will be subject to additional limitations (or disallowance) on their use after the Merger, beyond the Section 382 limitations that already apply due to prior ownership changes for Aevi. Cerecor's NOL carryforwards may also be subject to limitation as a result of prior shifts in equity ownership and/or the Merger. Additional ownership changes in the future could result in additional limitations on Aevi's, Cerecor's and the combined company's NOL carryforwards. Consequently, even if the combined company achieves profitability, it may not be able to utilize a material portion of Aevi's, Cerecor's or the combined company's NOL carryforwards and other tax attributes, which could in turn result in increased future income tax payments for the combined company and could have a material adverse effect on cash flow and results of operations of the combined company.

        Under Section 384 of the Code ("Section 384"), available NOL carryovers of Aevi or Cerecor might not be available to offset certain gains arising after the Merger from assets held by the other corporation at the Merger Effective Time. This limitation will apply to the extent that the gain is attributable to an unrealized built-in-gain in the assets of Aevi or Cerecor existing at the Merger Effective Time. To the extent that any such gains are recognized in the five-year period after the Merger upon the disposition of any such assets, the NOL carryovers of the other corporation will not be available to offset such gains (but the NOL carryovers of the corporation that owned such assets will not be limited by Section 384, although they may be subject to other limitations under Section 382 as described above).

If any key employees of the combined company discontinue his or her services, the combined company's efforts to develop its business may be delayed.

        The combined company's success will depend on the retention of its directors and other current and future members of its management and technical team, including Michael F. Cola, President and Chief Executive Officer, Dr. Perricles Calias, Chief Scientific Officer, James A. Harrell, Jr., Chief Commercial Officer, Joe Miller, Chief Financial Officer, and Garry A. Neil, Chief Medical Officer, and on the combined company's ability to continue to attract and retain highly skilled and qualified personnel. The combined company might not be able to attract or retain qualified management and other key personnel in the future due to the intense competition for qualified personnel among biotechnology, pharmaceutical and other businesses. Key employees may depart following the Merger because of issues relating to the uncertainty and difficulty of integration or a desire not to remain following the Merger. The combined company's industry has experienced a high rate of turnover of management personnel in recent years. As such, the combined company could have difficulty attracting experienced personnel to the company and may be required to expend significant financial resources in its employee recruitment and retention efforts. Many of the other biotechnology and pharmaceutical companies with whom the combined company competes for qualified personnel have greater financial and other resources, different risk profiles and longer histories in the industry than the combined company will have. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high quality candidates than that which the combined company has to offer. If the combined company is not able to attract and retain the necessary personnel to accomplish its business objectives, the combined company may experience constraints that will impede significantly its ability to implement its business strategy and achieve its business objectives. There can be no assurance that the combined company will retain the services of any of its directors, officers or employees, or attract or retain additional senior managers or skilled employees. Furthermore, the combined company does not intend to carry key man insurance with respect to any of such individuals.

If the combined company fails to attract and keep management and other key personnel, as well as its board members, the combined company may be unable to develop its product candidates or otherwise implement its business plan.

        The combined company might not be able to attract or retain qualified management and other key personnel in the future due to the intense competition for qualified personnel among biotechnology, pharmaceutical and other businesses. The combined company's industry has experienced a high rate of turnover of management personnel in recent years. As such, the combined company could have difficulty attracting experienced personnel to the company and may be required to expend significant financial resources in its employee recruitment and retention efforts. Many of the other biotechnology and pharmaceutical companies with whom the combined company competes for qualified personnel have greater financial and other resources, different risk profiles and longer histories in the industry than the combined company does. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high quality candidates than that which the combined company has to offer. If the combined company is not able to attract and retain the necessary personnel to accomplish its business objectives, the combined company may experience constraints that will impede significantly its ability to implement its business strategy and achieve its business objectives.

        In addition, the combined company will have scientific and clinical advisors who assist it in formulating its development and clinical strategies. These advisors are not the combined company's employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to the combined company. In addition, the combined company's advisors may have arrangements with other companies to assist those companies in developing products or technologies that may compete with the combined company.

        The success of the Merger will depend in part on the retention of personnel critical to its business and operations, including certain employees of Cerecor who will become employees of the combined company upon completion of the Merger. Key employees may depart following the Merger because of issues relating to the uncertainty and difficulty of integration or a desire not to remain following the Merger. Accordingly, no assurance can be given that the combined company will be able to retain key employees.

Failure to maintain effective internal controls could have a material adverse effect on the combined company's business and operating results. In addition, current and potential stockholders could lose confidence in the combined company's financial reporting, which could have a material adverse effect on the price of its common stock.

        Effective internal controls are necessary for the combined company to provide reliable financial reports and effectively prevent fraud. If the combined company cannot provide reliable financial reports or prevent fraud, its results of operation could be harmed.

        Section 404 of the Sarbanes-Oxley Act of 2002 requires annual management assessments of the effectiveness of the combined company's internal controls over financial reporting and a report by the combined company's independent registered public accounting firm addressing these assessments. The combined company will continuously monitor its existing internal controls over financial reporting systems to confirm that they are effective, and the combined company may identify deficiencies that it may not be able to remediate in time to meet the deadlines imposed by the Sarbanes-Oxley Act. This process may divert internal resources and will take a significant amount of time and effort to complete.

        If at any time it is determined that the combined company's internal controls are not effective, the combined company may be required to implement new internal control procedures and reevaluate its financial reporting. the combined company may experience higher than anticipated operating expenses as well as increased independent auditor fees during the implementation of these changes and thereafter. If the combined company fails to maintain the adequacy of its internal controls, as such standards are modified, supplemented or amended from time to time, the combined company's may not be able to conclude on an ongoing basis that it has effective internal controls over financial reporting in accordance with the Sarbanes-Oxley Act, which could result in the combined company being unable to obtain an unqualified report on internal controls from its independent auditors. Failure to maintain an effective internal control environment could also cause investors to lose confidence in the combined company's reported financial information, which could have a material adverse effect on the price of the combined company's common stock

Fluctuations in operating results could adversely affect the price of the combined company's common stock.

        The combined company's operating results are likely to fluctuate significantly from quarter to quarter and year to year. These fluctuations could cause the price of its common stock to decline. Some of the factors that may cause operating results to fluctuate on a period-to-period basis include the scope, progress, duration results and costs of preclinical and clinical development programs, as well as non-clinical studies and assessments of product candidates and programs, implementation or termination of collaboration, licensing, manufacturing or other material agreements with third parties, non-recurring revenue or expenses under any such agreement, the cost, timing and outcomes of regulatory compliance, approvals or other regulatory actions and general and industry-specific economic conditions, particularly those conditions that affect the pharmaceutical, biopharmaceutical or biotechnology industries in the United States. Period-to-period comparisons of Aevi and Cerecor's historical and future financial results might not be meaningful, and investors should not rely on them as an indication of future performance. Fluctuating losses may fail to meet the expectations of securities analysts or investors. Failure to meet these expectations may cause the price of the combined company's common stock to decline.

Anti-takeover provisions in the combined company charter documents and under Delaware law could make an acquisition of the combined company more difficult and may prevent attempts by the combined company stockholders to replace or remove the combined company management.

        Provisions in the combined company's certificate of incorporation and bylaws may delay or prevent an acquisition or a change in management. See the risk factor entitled "Risks Related to Cerecor's Stock—Some provisions of Cerecor's charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of Cerecor by others, even if an acquisition would benefit Cerecor's stockholders and may prevent attempts by Cerecor's stockholders to replace or remove its current management" below.

Aevi and Cerecor do not anticipate that the combined company will pay any cash dividends in the foreseeable future.

        The current expectation is that the combined company will retain its future earnings to fund the development and growth of the combined company's business. As a result, capital appreciation, if any, of the common stock of the combined company will be your sole source of gain, if any, for the foreseeable future.

Future results of the combined company may differ materially from the unaudited pro forma financial statements presented herein.

        The future results of the combined company may be materially different from those shown in the unaudited pro forma condensed combined financial statements presented herein, which show only a combination of the historical results of Aevi and Cerecor, and the financial forecasts prepared by Cerecor in connection with discussions concerning the Merger. See the risk factor entitled "The unaudited pro forma financial information included in this proxy statement/prospectus might not be representative of the combined company's results following the Merger" above.

After completion of the Merger, the combined company will possess not only all of the assets but also all of the liabilities of both Aevi and Cerecor. Discovery of previously undisclosed or unknown liabilities could have an adverse effect on the combined company's business, operating results and financial condition.

        Acquisitions involve risks, including inaccurate assessment of undisclosed, contingent or other liabilities or problems. After completion of the Merger, the combined company will possess not only all of the assets, but also all of the liabilities of both Aevi and Cerecor. Although Aevi conducted a due diligence investigation of Cerecor and its known and potential liabilities and obligations, and Cerecor conducted a due diligence investigation of Aevi and its known and potential liabilities and obligations, it is possible that undisclosed, contingent or other liabilities or problems may arise after completion of the Merger, which could have an adverse effect on the combined company's business, operating results and financial condition.

Risks Related to Aevi's Historical Business Operation and Financial Condition

Business-Related Risks

Aevi's recurring losses from operations raise substantial doubt regarding Aevi's ability to continue as a going concern if the Merger is not consummated.

        Aevi's recurring losses from operations raise substantial doubt about Aevi's ability to continue as a going concern if the Merger is not consummated. There is no assurance that sufficient financing will be available when needed to allow Aevi to continue as a going concern. The perception that Aevi may not be able to continue as a going concern may cause others to choose not to deal with Aevi due to concerns about Aevi's ability to meet its contractual obligations.

If the Merger is not consummated, Aevi will review strategic alternatives and there can be no assurance that Aevi will be successful in identifying or completing any strategic transaction, that any such strategic transaction will result in additional value for Aevi's stockholders or that the process will not have an adverse impact on Aevi's business.

        As a result of the negative outcomes of AEVI-001 Phase 2 trial (the "ASCEND trial") and Aevi's limited financial resources, Aevi began exploring financing and strategic alternatives, which ultimately led to entering into the Merger Agreement and the proposed Merger. If the Merger is not completed, Aevi will again explore strategic alternatives, which could include, but would not be limited to, issuing or transferring shares of Aevi's common stock or other equity securities, the license, sale or disposition of certain assets or programs, the formation of a joint venture, a strategic business combination, a transaction that results in private ownership or the sale of Aevi, or some combination of these, in addition to other potential actions aimed at increasing stockholder value. There can be no assurance that the review of strategic alternatives would result in the identification or consummation of any transaction. Aevi's board of directors may also determine that Aevi's most effective strategy is to continue to execute Aevi's current development strategy or to cease Aevi's current drug development activities altogether. The process of reviewing strategic alternatives could be time consuming and disruptive to Aevi's business operations and, if Aevi was unable to effectively manage the process, Aevi's business, financial condition and results of operations could be adversely affected. Aevi could incur substantial expenses associated with identifying, evaluating and negotiating potential strategic alternatives. There can be no assurance that any potential transaction or other strategic alternative, if consummated, would provide greater value to Aevi's stockholders than that reflected in the current price of Aevi's common stock. If the Merger is not consummated, until the review process is concluded, perceived uncertainties related to Aevi's future may result in the loss of potential business opportunities and volatility in the market price of Aevi's common stock and may make it more difficult for Aevi to attract and retain qualified personnel and business partners.

        Additionally, Aevi continues to pursue discussions related to potentially expanding the company's pipeline of development programs via the in-license or acquisition of future product development candidates. There can be no assurance that these discussions will results in completed transactions.

Aevi is a clinical stage biopharmaceutical company and has a history of significant and continued operating losses and a substantial accumulated earnings deficit and may continue to incur significant losses and may never achieve or maintain profitability.

        Aevi is a clinical stage biopharmaceutical company and since its inception has been focused on research and development and has not generated any substantial revenues. Aevi has incurred net losses of approximately $30.78 million and $34.71 million for the years ended December 31, 2018 and 2017, respectively. As of September 30, 2019, Aevi had negative stockholders' equity of approximately $3.46 million. Given Aevi's increasing operating losses, as well as negative cash flow from operations, for the foreseeable future, it could be several years, if ever, before Aevi has a commercialized product or the combined company has another commercialized product. Aevi's ability to raise working capital or generate revenues from sales of its potential products will depend on:

  •
  successful completion of necessary clinical trials;

  •
  regulatory approval;

  •
  commercialization (through partnership or licensing deals or through internal development) and market acceptance of new technologies and product candidates under development;

  •
  medical community awareness; and

  •
  changes in regulation or regulatory policy.

If the Merger is not completed, Aevi's board of directors may decide to pursue a restructuring, which may include a reorganization or bankruptcy under federal bankruptcy laws, or a dissolution, liquidation and/or winding up.

        If the Merger is not competed, there can be no assurance that the process to identify and evaluate potential business alternatives will result in a successful alternative for Aevi's business. If no transactions with respect to potential business alternatives are identified and completed, Aevi's board of directors may decide to pursue a restructuring, which may include a reorganization or bankruptcy under federal bankruptcy laws, or a dissolution, liquidation and/or winding up of Aevi. If Aevi's board of directors were to approve and recommend, and Aevi's stockholders were to approve, a dissolution and liquidation of Aevi, Aevi would be required under Delaware corporate law to pay its outstanding obligations, as well as to make reasonable provision for contingent and unknown obligations, prior to making any distributions in liquidation to Aevi's stockholders. Aevi's commitments and contingent liabilities may include (i) obligations under its employment and separation agreements with certain members of its management that provide for severance and other payments following a termination of employment occurring for various reasons, including a change in control of Aevi, (ii) various claims and legal actions arising in the ordinary course of business, (iii) obligations to CHOP pursuant to the Sponsored Research Agreement with CHOP (the "Research Agreement"), and (iv) non-cancelable lease obligations. As a result of this requirement, a portion of Aevi's assets may need to be reserved pending the resolution of such obligations. In addition, Aevi may be subject to litigation or other claims related to a dissolution and liquidation of Aevi. If a dissolution and liquidation were pursued, Aevi's board of directors, in consultation with its advisors, would need to evaluate these matters and make a determination about a reasonable amount to reserve. Accordingly, holders of Aevi's common stock may lose their entire investment in the event of a reorganization, bankruptcy, liquidation, dissolution or winding up of Aevi.

        Any of the foregoing risks could have a material adverse effect on Aevi's business, financial condition and prospects.

If the Merger is not completed, raising additional capital may cause dilution to Aevi's existing stockholders, restrict Aevi's operations or require Aevi to relinquish rights.

        Until such time, if ever, as Aevi can generate substantial product revenues, Aevi expects to finance its cash needs through a combination of equity offerings and debt financings. If the Merger is not completed, Aevi will not have any committed external source of funds outside of the Merger. Aevi may seek additional capital through a combination of private and public equity offerings, debt financings, collaborations and strategic and licensing arrangements. To the extent that Aevi raises additional capital through the sale of common stock or securities convertible or exchangeable into common stock, the ownership interest of Aevi's stockholders in the company will be diluted. In addition, the terms of any such securities may include liquidation or other preferences that materially adversely affect the rights of Aevi's stockholders. Debt financing, if available, would increase Aevi's fixed payment obligations and may involve agreements that include covenants limiting or restricting Aevi's ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

        Aevi cannot be certain that additional funding will be available on acceptable terms, or at all, if the Merger is not completed. If Aevi raises additional funds through collaboration, strategic partnerships and licensing arrangements with third parties, Aevi may have to relinquish valuable rights to its product candidates, its intellectual property, future revenue streams or grant licenses on terms that are not favorable to Aevi.

Risk Related to Aevi's Clinical Development, Regulatory Review and Approval of its Products

Aevi is still in the process of clinical trials and does not have a commercialized product and may never be able to commercialize its product candidates.

        Only a small number of research and development programs ultimately result in commercially successful drugs and drug delivery systems. Potential products that appear to be promising at early stages of development may not reach the market and even if commercialized might not be commercially successful for a number of reasons, including:

  •
  failure to obtain regulatory approvals for AEVI-002 or any of Aevi's product candidates or companion products;

  •
  lack of familiarity of health care providers and patients;

  •
  low market acceptance as a result of lower demonstrated clinical safety or efficacy compared to other products or other potential disadvantages relative to alternative treatment methods;

  •
  inability to obtain favorable coverage determinations from health plans and third-party payers;

  •
  insufficient or unfavorable levels of reimbursement from government or third-party payers;

  •
  infringement on proprietary rights of others for which Aevi (or Aevi's licensees, if any) has not received licenses;

  •
  incompatibility with other therapeutic products;

  •
  potential advantages of alternative treatment methods;

  •
  ineffective marketing and distribution support;

  •
  lack of cost-effectiveness; or

  •
  timing of market introduction of competitive products.

        If any of these potential problems occur, Aevi may never successfully commercialize its product candidates, including AEVI-002. If Aevi is unable to develop commercially viable products, Aevi's business, results of operations and financial condition will be materially and adversely affected.

Aevi has limited history as an organization in conducting clinical trials.

        Aevi has limited history as an organization in conducting advanced clinical trials and may not possess the necessary resources and expertise to complete such trials, and Aevi may need to seek additional partnerships or collaborations with third parties to advance these trials. Aevi's most advanced clinical program is an 8-week Phase Ib proof-of-concept study of AEVI-002 in subjects with a diagnosis of severe pediatric-onset Crohn's disease. For potential marketing application approval, additional clinical testing will be required, which involves significantly greater resources, commitments and expertise and so it is likely that Aevi would need to enter into a collaborative relationship with a pharmaceutical company that could assume responsibility for late-stage development and commercialization.

Aevi's product candidates are still being developed and have not been tested on a large patient population, and, therefore, Aevi does not know all of the possible adverse events and may not be able to commercialize its product candidates as planned.

        Aevi's product candidates have not been tested on a large number of patients, and are still in an early stage of development. Aevi's product candidates are not yet fully developed or proven, and disappointing results and problems could delay or prevent the completion of Aevi's development programs and commercialization of its product candidates

        Aevi's previous safety tests and results obtained in previous clinical trials of its product candidates may not be representative of either a larger multi-centric test or the commercial version of the technology in the general population. The basis may have been subject to bias and such results may not be replicated in a double-blinded clinical trial. In addition, the full impact of Aevi's product candidates, and their many possible variations, on the body is, as yet, unknown.

        Treatment-related adverse events or complications in clinical trials, or post-approval, could result in limitations on the use of Aevi's product candidates and may also result in financial claims and losses against Aevi, damage Aevi's reputation, and increase Aevi's expenses and reduce Aevi's assets. In addition, Aevi's product candidates may not gain commercial acceptance or ever be commercialized.

Aevi is currently dependent upon the successful development of its lead product candidates, AEVI-002, AEVI-006 and AEVI-007. If Aevi or its strategic partners, licensees and sublicensees fail to successfully complete their development and commercialization, Aevi will not generate operating revenues.

        A substantial portion of Aevi's historical efforts and expenses were focused on the development of AEVI-001, which was unsuccessful. A substantial portion of Aevi's efforts and expenses are currently focused on the development of AEVI-002, AEVI-006 and AEVI-007. Aevi's ability to generate product revenues, which Aevi does not expect will occur for many years, if ever, will depend heavily on the successful development and eventual commercialization of AEVI-002, AEVI-006, AEVI-007 and other product candidates Aevi is in the early stages of developing. There is no guarantee that Aevi will succeed in developing AEVI-002, AEVI-006 and AEVI-007 or any of its product candidates. If the development of AEVI-002, AEVI-006 and AEVI-007 or other product candidates fails, Aevi may be unable to generate any revenues. There is no certainty as to Aevi's success, whether within a given time frame or at all. Any delays in Aevi's schedule for clinical trials, regulatory approvals or other stages in the development of Aevi's technology are likely to cause Aevi additional expense and may even prevent the successful commercialization of any or all of Aevi's product candidates. Delays in the timing for development of Aevi's technology may also have a material adverse effect on its business, financial condition and results of operations due to the possible absence of financing sources for Aevi's operations during such additional periods of time. Although Aevi may pursue other technologies (either developed in-house or acquired), there is no assurance that any other technology will be successfully identified or exploited.

Clinical trials involve lengthy and expensive processes with uncertain outcomes, and results of earlier studies and trials may not be predictive of future trial results.

        The risk of failure of Aevi's product candidates is high. Aevi cannot predict whether it will encounter problems with any of its completed, ongoing, planned or future clinical trials, which would cause Aevi or regulatory authorities to delay or suspend clinical trials, or delay the analysis of data from completed or ongoing clinical trials. The Food & Drug Administration Reauthorization Act of 2017 ("FDARA"), signed into law in August 2017, authorizes the FDA to impose additional clinical trial requirements on manufacturers seeking orphan drug designation ("ODD") and/or pediatric indications. The impact of these future regulations is uncertain and could result in the need for additional clinical trials. Aevi estimates that clinical trials involving AEVI-002, AEVI-006 and

AEVI-007 will continue for several years; however, such trials may also take significantly longer to complete and may cost more money than Aevi expects. Failure can occur at any stage of testing, and Aevi may experience numerous unforeseen events during, or as a result of, the clinical trial process that could delay or prevent commercialization of the current, or a future, more advanced, version of Aevi's product candidates, including but not limited to:

  •
  delays in obtaining regulatory approvals to commence a clinical trial;

  •
  failure or inability to recruit qualified investigators;

  •
  difficulty finding qualified patients for clinical studies, including slower than anticipated patient recruitment and enrollment;

  •
  negative or inconclusive results from clinical trials;

  •
  inability, delay, or failure in identifying and maintaining a sufficient number of trial sites, many of which may already be engaged in other clinical programs;

  •
  lack of adequate funding to continue the clinical trial, including the incurrence of unforeseen costs due to enrollment delays, requirements to conduct additional clinical studies and increased expenses associated with the services of Aevi's clinical research organizations ("CROs"), and other third parties;

  •
  clinical trials of Aevi's product candidates may produce negative or inconclusive results, and Aevi may decide, or regulators may require Aevi, to conduct additional clinical trials or abandon product development programs;

  •
  Aevi's third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to Aevi in a timely manner, or at all;

  •
  there may be changes in governmental regulations or administrative actions;

  •
  unforeseen safety issues;

  •
  an inability to monitor patients adequately during or after treatment; and

  •
  problems with investigator or patient compliance with the trial protocols.

        A number of companies in the biopharmaceutical and pharmaceutical industries including those with greater resources and experience than Aevi have suffered significant setbacks in advanced clinical trials, even after seeing promising results in earlier clinical trials. Aevi does not know whether any clinical trials Aevi or any future clinical partners may conduct will demonstrate adequate efficacy and safety to result in regulatory approval to market AEVI-002, AEVI-006 and AEVI-007 or any other product development candidates. If subsequent clinical trials involving AEVI-002, AEVI-006 and AEVI-007 or other product development candidates do not produce favorable results, Aevi may be required to perform additional clinical trials or Aevi's ability to obtain regulatory approval may be adversely impacted, either of which would have an adverse material effect on Aevi's business, financial condition and the results of its operations.

Potential difficulty with, and delays in, recruiting patients for human clinical trials may adversely affect the timing of Aevi's clinical trials and Aevi's working capital requirements.

        Aevi's research and development is highly dependent on timely recruitment of the requisite number and type of patients for Aevi's clinical trials. Aevi has previously found it very difficult to recruit such patients, and the increased volume and ethnic backgrounds required for future testing may render such testing even more difficult. Such larger studies will likely be based on the use of multicenter, multinational design, which can prove difficult to manage and could result in delays in patient recruitment. In addition, as Aevi pursues development of its product candidates in orphan and rare disease applications, including for pediatric populations, Aevi may find it difficult to find sufficient treatment-naïve patients needed for initial trials, especially within commercially-reasonable geographical regions. Delays in the recruitment of such patients could delay Aevi's trials and negatively impact Aevi's working capital requirements and ability to raise capital.

Aevi may not successfully establish and maintain relationships with third-party service providers and collaborators, which could adversely affect its ability to develop, manufacture and commercialize its product candidates.

        Aevi's ability to develop and commercialize its product candidates is dependent on Aevi's ability to reach strategic licensing and other development agreements with appropriate partners, including biopharmaceutical and pharmaceutical companies and CROs. If Aevi is unable to successfully negotiate such agreements, Aevi may not be able to continue to develop its product candidates, including AEVI-002, AEVI-006 and AEVI-007, without raising significant additional capital for development and commercialization.

        Aevi's core business strategy is to develop its product candidates for use in specific indications and disease markets that Aevi would internally develop and launch. However, Aevi does plan to explore collaborative relationships or strategic partnerships and/or license its product candidates. Aevi may not be able to identify such collaborators and partners on a timely basis, and it may not be able to enter into relationships with any future collaborator(s) or partner(s) on terms that are commercially beneficial to Aevi or at all. In addition, such relationships and partnerships may not come to fruition or may not be successful. Aevi's agreements with these third parties may also contain provisions that restrict its ability to develop and test its product candidates or that give third parties rights to control aspects of Aevi's product development and clinical programs.

        The third-party contractors may not assign as great of a priority to Aevi's clinical development programs or pursue them as diligently as Aevi would if it were undertaking such programs directly and, accordingly, may not complete activities on schedule, or may not conduct the studies or Aevi's clinical trials in accordance with regulatory requirements or with Aevi's trial design. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, or if their performance is substandard, Aevi may be required to replace them.

        In addition, conflicts may arise with Aevi's collaborators (e.g. those concerning the interpretation of clinical data), the achievement of milestones, the interpretation of financial provisions or the ownership of intellectual property developed during the collaboration. If any conflicts arise with Aevi's existing or future collaborators, they may act in their self-interest, which may be adverse to Aevi's best interests. The third-party contractors may also have relationships with other commercial entities, some of whom may compete with Aevi. If third-party contractors work with Aevi's competitors, Aevi's competitive position may be harmed.

        In addition, although Aevi attempts to audit and control the quality of third-party data, it cannot guarantee the authenticity or accuracy of such data, nor can Aevi be certain that such data has not been fraudulently generated. The failure of third parties to carry out their obligations towards Aevi would materially adversely affect Aevi's ability to develop and market product candidates.

Aevi has no medical affairs, marketing experience, sales force or distribution capabilities. If Aevi's product candidates are approved, and it is unable to recruit key personnel to perform these functions, Aevi may not be able to successfully commercialize the products.

        Although Aevi does not currently have any marketable products, Aevi's ability to produce revenues ultimately depends on its ability to commercialize its product candidates if and when they are approved by the FDA and/or other regulatory health agencies. Aevi currently does not have a medical affairs, marketing and sales staff or distribution capabilities. Developing medical affairs as well as a marketing and sales force is also time-consuming and expensive and these costs may be incurred in advance of any approval of Aevi's product candidates. Failure to develop these capabilities could delay the launch of new products or expansion of existing product sales. In addition, Aevi will compete with many companies that currently have extensive and well-funded medical affairs, marketing, sales and distribution operations. If Aevi fails to establish successful medical affairs, marketing, sales and distribution capabilities or fails to enter into successful marketing sales or distribution arrangements with third parties, Aevi's ability to generate revenues will suffer.

        Furthermore, even if Aevi enter into medical affairs, marketing, sales and distributing arrangements with third parties, these third parties may not be successful or effective in marketing, selling or distributing Aevi's product candidates. If Aevi fails to create successful and effective medical affairs, marketing, sales and distribution channels, Aevi's ability to generate revenue and achieve its anticipated growth could be adversely affected. If these distributors experience financial or other difficulties, sales of Aevi's products could be reduced, and Aevi's business, financial condition and results of operations could be harmed.

Aevi is subject to intense government regulation and Aevi may not be able to successfully complete the necessary clinical trials.

        Approval for clinical trials depends, among other things, on data obtained from Aevi's pre-clinical and clinical activities, including completion of pre-clinical animal and in vitro studies in a timely manner. These pre-clinical and clinical activities must meet stringent quality assurance and compliance requirements. Data obtained from such activities are susceptible to varying interpretations, which could delay, limit or prevent regulatory approvals.

        Aevi currently has limited experience in and resources for conducting the large-scale clinical trials which may hamper Aevi's ability to obtain or comply with regulatory approval. The failure to comply with applicable regulatory requirements may result in criminal prosecution, civil penalties, product recalls, withdrawal of product approval, mandatory restrictions and other actions, which could impair Aevi's ability to conduct business.

Use of third parties to manufacture Aevi's product candidates or diagnostics may increase the risk that Aevi will not have sufficient quantities of its product candidates or such quantities at an acceptable cost or that development of the diagnostics will be delayed. Clinical development and commercialization of Aevi's product candidates could be delayed, prevented or impaired.

        Aevi does not own or operate manufacturing facilities for production of its product candidates or diagnostics. Aevi lacks the resources and the capabilities to manufacture any of its product candidates or diagnostics on a clinical or commercial scale. Aevi currently outsources the manufacturing and packaging of its pre-clinical and clinical product candidates to third parties and if it pursues a diagnostic product, Aevi anticipates that it would outsource manufacturing to a third party. The manufacture of pharmaceutical products requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. Manufacturers of pharmaceutical products often encounter difficulties in production, particularly in scaling up initial production. These problems include difficulties with production costs and yields and quality control, including stability of the product candidate. The occurrence of any of these problems could significantly delay Aevi's clinical trials or the commercial availability of its products.

        Aevi does not currently have any agreements with third party manufacturers for the long-term commercial supply of any of its product candidates or agreements with any third party for development of diagnostics. Aevi may be unable to enter into agreements for development and commercial supply with third party manufacturers or with a third party for development of diagnostics, or may be unable to do so on acceptable terms. Even if Aevi enters into these agreements, the manufacturers of each product candidate and developer of diagnostics will likely be single source suppliers to Aevi for a significant period of time.

        Reliance on third party manufacturers entails risks, to which Aevi would not be subject if it manufactured product candidates or products itself, including:

  •
  reliance on the third party for regulatory compliance and quality assurance;

  •
  limitations on supply availability resulting from capacity and scheduling constraints of the third parties;

  •
  impact on Aevi's reputation in the marketplace if manufacturers of Aevi's products, once commercialized, fail to meet the demands of its customers;

  •
  the quality or stability of the product candidates falling below acceptable standards;

  •
  the inability to produce sufficient quantities of Aevi's product candidates;

  •
  the timely development of the required diagnostics;

  •
  exceeding budgeted costs due to difficulties in accurately predicting such costs or other factors impacting the cost of manufacturing Aevi's product candidates or developing diagnostics;

  •
  the possible breach of the manufacturing agreement by the third party because of factors beyond Aevi's control; and

  •
  the possible termination or non-renewal of the agreement by the third party, based on its own business priorities, at a time that is costly or inconvenient for Aevi.

        The failure of any of Aevi's contract manufacturers to maintain high manufacturing standards could result in injury or death of clinical trial participants or patients using products. Such failure could also result in product liability claims, product recalls, product seizures or withdrawals, delays or failures in testing or delivery, cost overruns or other problems that could seriously harm Aevi's business or profitability.

        Aevi's contract manufacturers are required to adhere to FDA regulations setting forth current Good Manufacturing Practice ("cGMP"). These regulations cover all aspects of the manufacturing, testing, quality control and recordkeeping relating to Aevi's product candidates and any products that it may commercialize. Aevi's manufacturers may not be able to comply with cGMP regulations or similar regulatory requirements outside the United States. Aevi's failure or the failure of Aevi's third-party manufacturers, to comply with applicable regulations could significantly and adversely affect regulatory approval and supplies of Aevi's product candidates.

        Aevi's product candidates and any products that Aevi may develop or acquire may compete with other product candidates and products for access to manufacturing facilities. There are a limited number of manufacturers that operate under cGMP regulations and that are both capable of manufacturing for Aevi and willing to do so. If the third parties that Aevi engages to manufacture products its pre-clinical tests and clinical trials should cease to continue to do so for any reason, Aevi likely would experience delays in advancing these trials while Aevi identifies and qualifies replacement suppliers and it may be unable to obtain replacement supplies on terms that are favorable to Aevi. Later relocation to another manufacturer will also require notification, review and other regulatory approvals from the FDA and other regulators and will subject Aevi's production to further cost and instability in the availability of Aevi's product candidates. In addition, if Aevi is not able to obtain adequate supplies of its product candidates or the drug substances used to manufacture them, it will be more difficult for Aevi to develop its product candidates and compete effectively.

        Aevi's current and anticipated future dependence upon others for the manufacture of its product candidates may adversely affect Aevi's future profit margins and its ability to develop product candidates and commercialize any products that obtain regulatory approval on a timely and competitive basis.

Materials necessary to manufacture Aevi's product candidates may not be available on commercially reasonable terms, or at all, which may delay the development and commercialization of Aevi's product candidates.

        Aevi relies on the manufacturers of its product candidates to purchase from third party suppliers the materials necessary to produce the compounds for Aevi's preclinical and clinical studies and will rely on these other manufacturers for commercial distribution if Aevi obtains marketing approval for any of its product candidates. Suppliers may not sell these materials to Aevi's manufacturers at the time Aevi needs them or on commercially reasonable terms and all such prices are susceptible to fluctuations in price and availability due to transportation costs, government regulations, price controls and changes in economic climate or other foreseen circumstances. Aevi does not have any control over the process or timing of the acquisition of these materials by its manufacturers. Moreover, Aevi currently does not have any agreements for the commercial production of these materials. If Aevi's manufacturers are unable to obtain these materials for Aevi's preclinical and clinical studies, product testing and potential regulatory approval of Aevi's product candidates would be delayed, significantly impacting Aevi's ability to develop its product candidates. If Aevi's manufacturers or Aevi are unable to purchase these materials after regulatory approval has been obtained for Aevi's product candidates, the commercial launch of Aevi's product candidates would be delayed or there would be a shortage in supply, which would materially affect Aevi's ability to generate revenues from the sale of its product candidates.

Aevi may not be successful in its efforts to in-license or acquire additional product candidates.

        A significant element of Aevi's strategy is to build and expand its pipeline of product candidates through in-licensing or acquiring additional product candidates. Currently, Aevi does not have the internal expertise, nor does it intend to develop the internal expertise, necessary to discover new chemical entities for therapeutic purposes. As a result, if Aevi is not able to identify and acquire additional product candidates, it will not be able to expand its pipeline. Even if Aevi was successful in continuing to build its pipeline through in-licensing or acquisitions, the potential product candidates that Aevi in-license or acquire may not be suitable for clinical development, including as a result of being shown to have harmful side effects or other characteristics that indicate that they are unlikely to be drugs that will receive marketing approval and achieve market acceptance.

Aevi's business activities involve the use of hazardous materials, which require compliance with environmental and occupational safety laws regulating the use of such materials. If Aevi violates these laws, it could be subject to significant fines, liabilities or other adverse consequences.

        Aevi's research and development programs involve the controlled use of hazardous materials, including microbial agents and other hazardous compounds in addition to certain biological hazardous waste. Ultimately, the activities of Aevi's third-party product manufacturers when a product candidate reaches commercialization will also require the use of hazardous materials. Accordingly, Aevi is subject to federal, state and local laws governing the use, handling and disposal of these materials. Although Aevi believes that its safety procedures for handling and disposing of these materials comply in all material respects with the standards prescribed by local, state and federal regulations, Aevi cannot completely eliminate the risk of accidental contamination or injury from these materials. In addition, Aevi's collaborators may not comply with these laws. In the event of an accident or failure to comply with environmental laws, Aevi could be held liable for damages that result, and any such liability could exceed Aevi's assets and resources or Aevi could be subject to limitations or stoppages related to its use of these materials which may lead to an interruption of Aevi's business operations or those of its third-party contractors. While Aevi believes that its existing insurance coverage is generally adequate for its normal handling of these hazardous materials, it may not be sufficient to cover pollution conditions or other extraordinary or unanticipated events. Furthermore, an accident could damage or force Aevi to shut down its operations. Changes in environmental laws may impose costly compliance requirements on Aevi or otherwise subject Aevi to future liabilities and additional laws relating to the management, handling, generation, manufacture, transportation, storage, use and disposal of materials used in or generated by the manufacture of Aevi's products or related to its clinical trials. In addition, Aevi cannot predict the effect that these potential requirements may have on Aevi, its suppliers and contractors or its customers.

The FDA and other regulatory health agencies will regulate Aevi's product candidates and Aevi may never receive regulatory approval to market and sell its product candidates.

        Aevi's product candidates will require regulatory approvals prior to sale. In particular, Aevi's product candidates are subject to stringent approval processes, prior to commercial marketing, by the FDA and other regulatory health agencies in all countries where Aevi operates and desires to introduce its product candidates, whether sold via a strategic partner or directly by Aevi. These requirements range from efficacy and safety assessments in multiple clinical trials to long-term follow-up assessments on treated patients in clinical trials for product approval for sale. The process of obtaining FDA and corresponding foreign approvals is costly and time-consuming, and Aevi cannot assure that such approvals will be granted. Also, the regulations Aevi is subject to change frequently and such changes could cause delays in the development of Aevi's product candidates.

        It typically takes a company several years or longer to satisfy the substantial requirements imposed by the FDA and other regulatory health agencies in other countries for the introduction of therapeutic pharmaceutical and biological products. Pharmaceutical or biological products must be registered in accordance with applicable law before they can be manufactured, marketed and distributed. This registration must include preclinical, clinical, manufacturing and other data proving the product's safety, efficacy and clinical testing for its intended use(s) in the specific population(s) designated.

        To obtain regulatory approvals in the United States or other jurisdictions, Aevi or a collaborator must ultimately demonstrate to the satisfaction of the FDA and other health regulatory agencies that Aevi's product candidates are sufficiently safe and effective for their proposed indications in patients. Many factors, both known and unknown, can adversely impact the development of Aevi's product candidates and Aevi's ability to obtain regulatory approval for its product candidates, including:

  •
  the FDA or other health regulatory authorities or institutional review boards decision(s) not to approve a clinical trial protocol or place a clinical trial on hold;

  •
  suitable patients not enrolling in a clinical trial in sufficient numbers or at the expected rate, for reasons such as the size of the prospective patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the perceptions of investigators and patients regarding safety, and the availability of other treatment options;

  •
  clinical trial data being adversely affected by trial conduct or patient withdrawal prior to completion of the trial;

  •
  competition with ongoing clinical trials and scheduling conflicts with participating clinicians;

  •
  patients that experience adverse events, including treatment-related adverse events of Aevi's product candidates, for a variety of reasons that may or may not be related to Aevi's product candidates, including the advanced stage of their disease and other medical problems;

  •
  patients in the placebo or untreated control group exhibiting greater than expected improvements or fewer than expected adverse events;

  •
  third-party clinical investigators not performing the clinical trials on the anticipated schedule or consistently with the clinical trial protocol and Good Clinical Practices ("GCP"), or other third-party organizations not performing data collection and analysis in a timely or accurate manner;

  •
  service providers, collaborators or co-sponsors not adequately performing their obligations in relation to the clinical trial or cause the trial to be delayed or terminated;

  •
  being unable to obtain a sufficient supply of manufactured clinical trial materials;

  •
  regulatory inspections of manufacturing facilities requiring Aevi or a co-sponsor to undertake corrective action or suspend the clinical trials;

  •
  interim results of the clinical trial being inconclusive or negative;

  •
  clinical trials, although approved and completed, generating data that are not considered by the FDA or other health regulatory agencies to be sufficient to demonstrate safety and efficacy;

  •
  clinical trials, although approved and completed outside the United States, not considered by the FDA or others outside the jurisdiction hosting such clinical trials to be sufficient to demonstrate safety and efficacy; and

  •
  changes in governmental regulations or administrative actions affecting the conduct of the clinical trial or the interpretation of its results.

        There can be no assurance that Aevi's clinical trials will in fact demonstrate, to the satisfaction of the FDA and others, that Aevi's product candidates are sufficiently safe or effective for their intended use. The FDA or Aevi may also restrict or suspend its clinical trials at any time if either believes that Aevi is exposing the subjects participating in the trials to unacceptable health risks.

        Delays in obtaining such clearances and/or changes in existing requirements could have a material adverse effect on Aevi by making it difficult to advance product candidates or by reducing or eliminating their potential or perceived value and, therefore, Aevi's ability to conduct its business as currently planned could materially suffer. Failure to obtain required regulatory approvals could require Aevi to delay, curtail or cease its operations. Even if Aevi invests the necessary time, money and resources required to advance through the FDA approval process, there is no guarantee that Aevi will receive FDA approval of its product candidates.

        Aevi's failure to comply with applicable regulatory requirements could result in enforcement action by the FDA or other regulatory health agencies, which may include any of the following sanctions:

  •
  Warning Letters, fines, injunctions, consent decrees and civil penalties;

  •
  repairs, replacements, refunds, recalls, or seizures of Aevi's products;

  •
  operating restrictions, partial suspension, or total shutdown of production;

  •
  refusing Aevi's requests for regulatory clearance or premarket approval of new products, new intended uses, or modifications to existing products;

  •
  withdrawing regulatory clearance or premarket approvals that have already been granted; and

  •
  criminal prosecution.

        If any of these events were to occur, it could adversely affect Aevi's business, financial condition and results of operations.

Even if Aevi obtains regulatory approvals, its products will be subject to ongoing regulatory review and if Aevi fails to comply with continuing regulations, it could lose those approvals and its business, financial condition and results of operations would be seriously harmed.

        Even if Aevi's product candidates receive initial regulatory approval or clearance for specific therapeutic applications, Aevi will still be subject to ongoing reporting obligations, and such product and the related manufacturing operations will be subject to continuing regulatory review, including

FDA and other health regulatory inspections. This ongoing review may result in the withdrawal of Aevi's product from the market, the interruption of manufacturing operations and/or the imposition of labeling and/or marketing limitations related to specific applications of Aevi's product. Since many more patients will be exposed to Aevi's product candidates following their marketing approval, serious but infrequent adverse events that were not observed in clinical trials may be observed during the commercial marketing of such product. In addition, the manufacturer(s) and the manufacturing facilities that Aevi will use to produce its product candidates will be subject to periodic review and inspection by the FDA and other health regulatory agencies. Late discovery of previously unknown problems with any product, manufacturer or manufacturing process, or failure to comply with regulatory requirements, may result in actions, such as:

  •
  restrictions on such product, manufacturer or manufacturing process;

  •
  Warning Letters from the FDA or other regulatory authorities;

  •
  withdrawal of the product from the market;

  •
  suspension or withdrawal of regulatory approvals;

  •
  refusal by such regulator to approve pending applications or supplements to approved applications that Aevi or its licensees (if any) submit;

  •
  voluntary or mandatory recall;

  •
  fines;

  •
  refusal to permit the import or export of Aevi's product;

  •
  product seizures or detentions;

  •
  injunctions or the imposition of civil or criminal penalties; and

  •
  adverse publicity.

        In addition, from time to time, legislation is drafted and introduced in the United States that could significantly change the statutory provisions governing any regulatory clearance or approval that Aevi receives from the U.S. regulatory authorities. FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect Aevi's business and its product. Aevi cannot predict what these changes will be, how or when they will occur or what effect they will have on the regulation of its product. If Aevi, or its licensees, suppliers, collaborative research partners or clinical investigators are slow to adapt, or are unable to adapt, to changes in existing regulatory requirements or the adoption of new regulatory requirements or policies, Aevi may lose marketing approval for any of the therapeutic applications of Aevi's product (to the extent that such applications are initially approved), resulting in decreased or lost revenue from milestones, product rental or usage fees, or royalties.

        Although physicians, in the practice of medicine, may prescribe approved drugs for unapproved indications, pharmaceutical companies are prohibited from marketing or promoting their drug products for uses outside the approved label, a practice known as off-label promotion. Certain of Aevi's product candidates are under development for indications for which off-label use is possible. To the extent the price of Aevi's product candidates, if approved, is significantly higher than the prices of commercially available products that are frequently prescribed off-label, physicians may recommend and prescribe these commercial alternatives instead of writing prescriptions for Aevi's products. Either of these outcomes may adversely impact Aevi's results of operations by limiting how Aevi prices its product and increasing Aevi's competition.

        In addition, if any of Aevi's product candidates are approved, its product labeling, advertising and promotional materials would be subject to regulatory requirements and continuing review by the FDA,

Department of Justice, Department of Health and Human Services' Office of Inspector General, state attorneys general, members of Congress and the public. If Aevi is found to have improperly promoted off-label uses of its product candidates, if approved, Aevi may become subject to significant liability. Such enforcement has become more common in the industry. If Aevi is found to have promoted its products for any such off-label uses, the federal government could levy civil, criminal or administrative penalties, and seek fines against Aevi. The FDA or other regulatory authorities could also request that Aevi enter into a consent decree or a corporate integrity agreement, or seek a permanent injunction against Aevi under which specified promotional conduct is monitored, changed or curtailed. If Aevi cannot successfully manage the promotion of its product candidates, if approved, Aevi could become subject to significant liability, which would materially adversely affect Aevi's business and financial condition.

        In the United States, engaging in the impermissible promotion of Aevi's products, following approval, for off-label uses can also subject Aevi to false claims litigation under federal and state statutes, which can lead to civil and criminal penalties and fines, agreements with governmental authorities that materially restrict the manner in which Aevi promotes or distributes drug products through, for example, corporate integrity agreements, and debarment, suspension or exclusion from participation in federal and state healthcare programs. These false claims statutes include, among others, federal civil False Claims Act, which allows any individual to bring a lawsuit against a pharmaceutical company on behalf of the federal government alleging submission of false or fraudulent claims, or causing others to present such false or fraudulent claims, for payment by a federal program such as Medicare or Medicaid. If the government decides to intervene and prevails in the lawsuit, the individual will share in the proceeds from any fines or settlement funds. If the government declines to intervene, the individual may pursue the case alone. These false claims lawsuits against pharmaceutical companies have increased significantly in volume and breadth, leading to several substantial civil and criminal settlements regarding certain sales practices promoting off-label drug uses. This growth in litigation has increased the risk that a pharmaceutical company will have to defend a false claim action, pay settlement fines or restitution, as well as criminal and civil penalties, agree to comply with burdensome reporting and compliance obligations, and be excluded from Medicare, Medicaid and other federal and state healthcare programs. If Aevi does not lawfully promote its approved products, if any, Aevi may become subject to such litigation and, if Aevi does not successfully defend against such actions, those actions may have an adverse effect on Aevi's business, financial condition, results of operations and prospects.

If Aevi received regulatory approvals, it intends to market its products in multiple jurisdictions where Aevi has limited or no operating experience and may be subject to increased business and economic risks that could affect its financial results.

        If Aevi receives regulatory approvals, it may plan to market its products in jurisdictions where Aevi has limited or no experience in marketing, developing and distributing its products. Aevi is subject to a variety of risks inherent in doing business internationally, including risks related to the legal and regulatory environment in non-U.S. jurisdictions, including with respect to privacy and data security, trade control laws and unexpected changes in laws, regulatory requirements and enforcement, as well as risks related to fluctuations in currency exchange rates and political, social and economic instability in foreign countries. If Aevi is unable to manage such operations successfully, Aevi's financial results could be adversely affected.

Even if any of Aevi's product candidates receives marketing approval, it may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success.

        Even if the FDA or any other regulatory health agency approves the marketing of any product candidates that Aevi develops, physicians, patients, third-party payors or the medical community may not accept or use them. Efforts to educate the medical community and third-party payors on the benefits of Aevi's product candidates may require significant resources and may not be successful. If any product candidate that Aevi develops does not achieve an adequate level of acceptance, Aevi may not generate significant product revenue or any profits from operations. The degree of market acceptance of any of Aevi's product candidates that are approved for commercial sale will depend on a variety of factors, including:

  •
  the efficacy and potential advantages compared to alternative treatments;

  •
  effectiveness of sales and marketing efforts;

  •
  the cost of treatment in relation to alternative treatments, including any similar generic treatments;

  •
  Aevi's ability to offer its products, if approved, for sale at competitive prices;

  •
  the convenience and ease of administration compared to alternative treatments;

  •
  the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

  •
  the strength of marketing and distribution support;

  •
  the availability of third-party coverage and adequate reimbursement, and patients' willingness to pay out-of-pocket in the absence of third-party coverage or adequate reimbursement;

  •
  the prevalence and severity of any side effects;

  •
  any restrictions on the use of Aevi's products, if approved, together with other medications; and

  •
  other potential advantages over alternative treatment methods.

        Aevi's efforts to educate physicians, patients, third-party payors and others in the medical community on the benefits of Aevi's products, if approved, may require significant resources and may never be successful. Such efforts may require more resources than are typically required due to the complexity and uniqueness of Aevi's product candidates. Because Aevi expects sales of its product candidates, if approved, to generate substantially all of its product revenue for the foreseeable future, the failure of Aevi's product candidates to find market acceptance would harm Aevi's business and could require Aevi to seek additional financing.

Aevi's efforts to comply with fraud and abuse laws could be costly, and, if Aevi is unable to fully comply with such laws, it could face substantial penalties.

        Aevi is subject to extensive federal and state healthcare fraud and abuse laws and regulations, including, but not limited to, the following:

  •
  federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federal healthcare programs;

  •
  federal False Claims Act, which prohibits, among other things, individuals or entities from knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government;

  •
  Health Insurance Portability and Accountability Act, as amended ("HIPAA"), which creates criminal laws that prohibit defrauding any healthcare benefit program and which also imposes certain obligations on entities with respect to the privacy, security and transmission of individually identifiable health information;

  •
  federal False Statements Statute, which prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services;

  •
  federal Foreign Corrupt Practices Act of 1970 ("FCPA"), which prohibits, among other things, making payments to foreign officials of any country outside of the United States for the purpose of obtaining or retaining business; and

  •
  state laws analogous to each of the above federal laws, such as state anti-kickback and false claims laws (some of which may apply to healthcare items or services reimbursed by any third-party payer), as well as certain state laws that require pharmaceutical companies to comply with industry voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government.

        If Aevi's past or present operations are found to be in violation of any of these laws or any other governmental regulations that may apply to Aevi, it may be subject to significant civil, criminal and administrative penalties, damages, fines, exclusion from third-party payer programs such as Medicare and Medicaid and/or the curtailment or restructuring of Aevi's operations. If any of the physicians or other providers or entities with whom Aevi may do business are found to be non-compliant with applicable laws, they may be subject to criminal, civil or administrative sanctions including exclusions from government- funded health care programs, which could also negatively impact Aevi's operations. Aevi's ongoing efforts to comply with these laws may be costly, and Aevi's failure to comply with these laws could have a material adverse effect on Aevi's business, financial condition and results of operations. The risk of Aevi being found in violation of these laws is increased by the fact that many of them have not been definitively interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of subjective interpretations. In addition, these laws and their interpretations are subject to change. Any action against Aevi for violation of these laws, even if Aevi successfully defends against it, could cause Aevi to incur significant legal expenses, divert its management's attention from the operation of its business and damage Aevi's reputation.

        Comparable laws and regulations exist in countries within the European Economic Area. Although such laws are partially based upon European Union law, they may vary from country to country. Non-compliance with any of these laws or regulations could lead to criminal or civil liability.

Governments outside the United States tend to impose strict price controls, which may adversely affect Aevi's revenues, if any.

        In some countries, particularly the countries of the European Union, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. Aevi may be required to conduct a clinical trial that compares the cost-effectiveness of its product candidate to other available therapies in such countries. If reimbursement of Aevi's products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, Aevi's business could be harmed, possibly materially.

Aevi expects to rely on third-party contractors and organizations to conduct its clinical trials, and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such trials.

        Aevi relies and expects to continue to rely on third-party contractors, clinical data management organizations, independent contractors, medical institutions and clinical investigators to conduct its clinical trials of AEVI-002 and for its other development candidate programs. These agreements may terminate for a variety of reasons, including a failure to perform by the third parties. If Aevi needed to enter into alternative arrangements, its product development activities could be delayed.

        Aevi competes with many other companies, some of which may be its competitors, for the resources of these third parties. Large pharmaceutical companies often have significantly more extensive agreements and relationships with such third-party providers, and such third-party providers may prioritize the requirements of such large pharmaceutical companies over Aevi. The third parties on whom Aevi relies may terminate their engagements with Aevi at any time, which may cause delay in the development and commercialization of Aevi's product candidates. If any such third party terminates its engagement with Aevi or fails to perform as agreed, Aevi may be required to enter into alternative arrangements, which would result in significant cost and delay to its product development program. Moreover, Aevi's agreements with such third parties generally do not provide assurances regarding employee turnover and availability, which may cause interruptions in the research on Aevi's product candidates by such third parties.

        Aevi's reliance on these third parties to conduct its clinical trials will reduce Aevi's control over these activities but will not relieve Aevi of its responsibilities. For example, the FDA and other regulatory authorities require Aevi to comply with standards, commonly referred to as GCPs for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected. Aevi is also required to register ongoing clinical trials and post the results of completed clinical trials on a government-sponsored database, ClinicalTrials.gov, within specified timeframes.

        If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct Aevi's clinical trials in accordance with regulatory requirements or Aevi's stated protocols, Aevi will not be able to obtain, or may be delayed in obtaining, marketing approvals for its product candidates and will not be able to, or may be delayed in its efforts to, successfully commercialize Aevi's product candidates.

Risks Related to Aevi's Business and Industry

Even if any of Aevi's product candidates advance through pre-clinical studies and clinical trials, Aevi may experience difficulties in managing its growth and expanding its operations.

        Aevi has limited resources to carry out objectives for its current and future pre-clinical studies and clinical trials. In addition, while Aevi has experienced management and expects to contract out many of the activities related to conducting these programs, Aevi is a small company and therefore has limited internal resources both to conduct pre-clinical studies and clinical trials and to monitor third-party providers. As Aevi's product candidates advance through pre-clinical studies and clinical trials, Aevi, or the combined company upon completion of the Merger, will need to expand its development, regulatory and manufacturing operations, either by expanding its internal capabilities or contracting with other organizations to provide these capabilities. The combined company's ability to manage its operations and future growth will require it to continue to improve its operational, financial and management controls, reporting systems and procedures.

Aevi is subject to intense competition from companies with greater resources and more mature products, which may result in Aevi's competitors developing or commercializing products before or more successfully than Aevi.

        While Aevi believes its product candidates have significant advantages, there are a number of well-established and sizeable companies engaged in the development, production, marketing, sale and distribution of products and product candidates that may potentially be competitive with Aevi's product candidates. Many of these companies are more experienced than Aevi and represent significant competition. It is also possible that other parties have in development product candidates substantially similar to or with properties that are more efficacious, less invasive and more cost effectively delivered than Aevi's product candidates. The success of Aevi's competitors in developing, bringing to market, selling and distributing their products could negatively affect Aevi's result of operations and/or general acceptance of Aevi's product candidates.

Aevi faces risks related to general economic conditions that may adversely affect its business.

        In general, Aevi's operating results can be significantly and adversely affected by negative economic conditions, high labor, material and commodity costs, and unforeseen changes in demand for Aevi's potential products. These conditions have resulted and could continue to result in slower adoption of new technologies and cost containment efforts by governments and other payers for healthcare research and development, products and services.

Health care policy changes may have a material adverse effect on Aevi.

        Health care reform is often a subject of attention in governments that are trying to control health care expenditures. Health care reform proposals have been the subject of much debate in the U.S. Congress and some state legislatures, as well as in other countries. There is no assurance that legislation or underlying rules and guidelines resulting in adverse effects on Aevi or its product candidates will not be adopted in a country in which Aevi intends to operate and/or upon the distribution of Aevi's product candidates in the United States.

        In August 2017, President Trump signed FDARA into law, imposing significant new requirements for clinical trial sponsors which will affect, among other things, obtaining orphan drug designation, and the development of drugs and biological products for pediatric use. This legislation will result in new regulations which might materially impact Aevi's business.

Reimbursement policies of third-party payers may negatively affect the acceptance of Aevi's product candidates by subjecting the product candidates to sales and pharmaceutical pricing controls.

        Third-party payers may affect the pricing or relative attractiveness of Aevi's product candidates by regulating the level of reimbursement provided to the physicians and clinics utilizing Aevi's product candidates or by refusing reimbursement. If reimbursement under these programs, or if the amount of time to secure reimbursement is too long, Aevi's ability to market its technology and product candidates may be adversely and materially affected. In international markets, reimbursement by private third-party medical insurance providers, including government insurers and independent providers, varies from country to country.

        The Budget Control Act enacted in August 2011 committed the U.S. federal government to significantly reduce the federal deficit over ten years. In addition to placing caps on discretionary spending through 2021, the Budget Control Act also established a budget sequestration that calls for automatic spending cuts over a nine-year period. Across-the-board spending cuts went into effect on March 1, 2013, and Medicare spending cuts that reduce Part A and Part B payments by 2% went into effect on April 1, 2013. Further, the Bipartisan Budget Act of 2013, passed in December 2013, extends the sequestration automatic Medicare spending cuts to 2023 from 2021. Although Aevi cannot predict the full effect on its business of the implementation of existing legislation such as The Patient

Protection and Affordable Care Act ("ACA") and the Budget Control Act, or the enactment of additional legislation, Aevi believes that legislation or regulation that reduces reimbursement for its products could adversely affect how much or under what circumstances health care providers will prescribe or administer Aevi's products. This could materially and adversely impact Aevi's business by reducing its ability to generate revenue, raise capital, obtain additional collaborators and market its products. In addition, Aevi believes the increasing emphasis on managed care in the United States has and will continue to put pressure on the price and usage of pharmaceutical products, which may adversely impact product sales.

        The pricing of pharmaceutical products, in general, and specialty drugs, in particular, has also been a topic of concern in the U.S. government. There can be no assurance as to how this scrutiny on pricing of pharmaceutical products will impact future pricing of Aevi's products or orphan drugs or pharmaceutical products generally.

Aevi may experience product liability claims, which could adversely affect its business and financial condition.

        Aevi may become subject to product liability claims. Aevi has not experienced any product liability claims to date; however, the production at commercial scale, distribution, sale and support of its product candidates may entail the risk of such claims, which is likely to be substantial in light of the use of Aevi's product candidates in the treatment of medical conditions. Aevi carries product liability insurance coverage in connection with the clinical trials of its product candidates. If Aevi is unable to obtain a renewal or if Aevi suffers a successful product liability claim in excess of its insurance coverage, such claim could result in significant monetary liability and could have a material adverse impact on Aevi's business, operations, financial position and/or reputation.

        Regardless of merit or eventual outcome, product liability claims may result in, among other things:

  •
  withdrawal of patients from Aevi's clinical trials;

  •
  substantial monetary awards to patients or other claimants;

  •
  decreased demand for Aevi's product candidates following marketing approval, if obtained;

  •
  damage to Aevi's reputation and exposure to adverse publicity;

  •
  increased warnings on product labels imposed by regulators;

  •
  litigation costs;

  •
  distraction of management's attention from Aevi's primary business;

  •
  loss of revenue; and

  •
  the inability to successfully commercialize Aevi's product candidates following approval, if approved.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses and may divert management's attention from operating Aevi's business which could have a material adverse effect on its business.

        There have been changing laws, regulations and standards relating to corporate governance and public disclosure, as well as new regulations promulgated by the SEC and rules promulgated by the national securities exchanges, including The Nasdaq Stock Market. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, Aevi's efforts to comply with evolving laws, regulations and standards are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. Aevi's board members, principal executive officer and principal financial officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, Aevi may have difficulty attracting and retaining qualified board members and executive officers, which could have a material adverse effect on its business. If Aevi's efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies, Aevi may incur additional expenses to comply with standards set by regulatory authorities or governing bodies which would have a material adverse effect on its business, financial condition and results of operations.

Security breaches and other disruptions to Aevi's information technology infrastructure could interfere with its operations or clinical trials, compromise information belonging to Aevi and its suppliers and expose Aevi to liability, which could adversely impact its business and reputation.

        Aevi relies on information technology networks and systems, some of which are managed by third parties, to process, transmit and store electronic information, and to manage or support a variety of business processes and activities, including the conduct of Aevi's clinical trials. Additionally, Aevi collects and stores sensitive data, including proprietary business information and confidential patient health information. Despite security measures, Aevi's information technology networks and infrastructure may be vulnerable to damage, disruptions or shutdowns due to attack by hackers or breaches, employee error or malfeasance, power outages, computer viruses, telecommunication or utility failures, systems failures, natural disasters or other catastrophic events. Aevi has invested in its systems and the protection of its data to reduce the risk of an intrusion or interruption, and Aevi monitors its systems on an ongoing basis for any current or potential threats. Aevi can give no assurances that these measures and efforts will prevent interruptions or breakdowns. If Aevi is unable to detect or prevent a security breach or cyber-attack or other disruption from occurring, then Aevi could incur losses or damage to its data, or inappropriate disclosure of Aevi's confidential information or that of others; and Aevi could sustain damage to its reputation, suffer disruptions to its research and development and incur increased operating costs including costs to mitigate any damage caused and protect against future damage, and be exposed to additional regulatory scrutiny or penalties and to civil litigation and possible financial liability. For instance, the loss of preclinical or clinical data could result in delays in Aevi's development and regulatory filing efforts and significantly increase Aevi's costs. Any such event could result in legal claims or proceedings, liability or significant penalties under privacy laws, disruption in operations and damage to Aevi's reputation, which could adversely affect its business.

Risks Related to Aevi's Intellectual Property

If Aevi is unable to obtain and maintain sufficient intellectual property protection for its product candidates, or if the scope of the intellectual property protection obtained is not sufficiently broad, Aevi's competitors could develop and commercialize product candidates similar or identical to Aevi's, and Aevi's ability to successfully commercialize its product candidates may be impaired.

        As is the case with similarly situated companies, Aevi's success depends in large part on its ability to obtain and maintain protection of the intellectual property it may own solely and jointly with others, particularly patents, in the United States and other countries with respect to Aevi's product candidates and technology. Aevi seeks to protect its proprietary position by in-licensing AEVI-002, and by filing patent applications in the United States and abroad related to product candidates that it may identify.

        Obtaining and enforcing biopharmaceutical patents is costly, time consuming and complex, and Aevi may not be able to file and prosecute all necessary or desirable patent applications, or maintain, enforce and license any patents that may issue from such patent applications, at a reasonable cost or in a timely manner. It is also possible that Aevi will fail to identify patentable aspects of its research and development output before it is too late to obtain patent protection. Aevi may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the rights to patents licensed to third parties. Therefore, these patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of Aevi's business.

        The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal, technological and factual questions and has in recent years been the subject of much litigation. Applications for patents and other intellectual property rights capable of being registered have been, and will be, filed in certain key jurisdictions. Aevi may not successfully obtain patents in the countries in which patent applications have been or will be filed, and Aevi may not develop other patentable products or processes. In addition, the patents Aevi owns and license, or any further patents Aevi may own or license, may not prevent other persons or companies from developing similar or therapeutically equivalent products, and other persons or companies may be issued patents that may prevent the sale of Aevi's products or that will require Aevi to license or pay significant fees or royalties. Patents also will not protect Aevi's product candidates if competitors devise ways of making or using these product candidates without legally infringing Aevi's patents. Furthermore, Aevi's own in-licensed patents may not be valid or enforceable or be able to provide Aevi with meaningful protection. Aevi cannot be assured that its patents will not be challenged by third parties or that it will be successful in any defense it undertakes. Patent litigation is costly and time-consuming, and there can be no assurance that Aevi will have, or will be able to devote, sufficient resources to pursue such litigation. In addition, potentially unfavorable outcomes in such proceedings could limit Aevi's intellectual property rights and activities and have an adverse effect on its business.

        In addition, the laws of foreign countries may not protect Aevi's rights to the same extent as the laws of the United States, or vice versa. Further, Aevi may not be aware of all third-party intellectual property rights potentially relating to its product candidates. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing or, in some cases, not at all. Therefore, Aevi cannot know with certainty whether it was the first to make the inventions claimed in its patents or pending patent applications, or that it was the first to file for patent protection of such inventions. Moreover, Aevi may be subject to a third-party preissuance submission of prior art to the United States Patent and Trademark Office, or the USPTO. As a result, the issuance, scope, validity, enforceability and commercial value of Aevi's patent rights are highly uncertain. Aevi's pending and future patent applications may not result in patents being issued that protect its product candidates, in whole or in part, or which effectively prevent others from commercializing competitive product candidates. Even if Aevi's patent applications issue as patents, they may not issue in a form that will provide Aevi with any meaningful protection, prevent competitors from competing with Aevi or otherwise provide Aevi with any competitive advantage. Aevi's competitors may be able to circumvent its patents by developing similar or alternative product candidates in a non-infringing manner.

        In addition, even if patents do issue to Aevi or its licensors covering embodiments of its product candidates, devices, or methods of using them, the issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and those patents can be challenged by Aevi's competitors or other third parties in the courts or patent offices in the United States and abroad. Such challenges may result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit Aevi's ability to stop others from using or commercializing similar or identical product candidates, or limit the duration of the patent protection of Aevi's product candidates. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, Aevi's patent rights, allow third parties to commercialize Aevi's product candidates and compete directly with Aevi, without payment to Aevi, or result in Aevi's inability to manufacture or commercialize drugs without infringing third-party patent rights. In addition, if the breadth or strength of protection provided by Aevi's patents and patent applications is threatened, regardless of the outcome, it could dissuade companies from collaborating with Aevi to license, develop or commercialize current or future product candidates.

If Aevi fails to comply with its obligations in the agreements under which it licenses intellectual property rights from third parties or these agreements are terminated or Aevi otherwise experience disruptions to its business relationships with its licensors, Aevi could lose intellectual property rights that are important to its business.

        Aevi is party to several license agreements under which it in-license patent rights and other intellectual property related to Aevi's business. Aevi may need to obtain additional licenses from others in the future to advance its research and development activities or allow the commercialization of product candidates Aevi may identify and pursue. See the section entitled "Aevi Business" for a more detailed description of Aevi's current license agreements.

        Aevi's license agreements impose, and it expects that future license agreements will impose, various diligence, milestone payment, royalty, insurance and other obligations on Aevi. In spite of Aevi's efforts, its licensors might conclude that Aevi has materially breached its obligations under such license agreements and might therefore terminate the license agreements, thereby removing or limiting Aevi's ability to develop and commercialize products and technology covered by these license agreements. Any uncured, material breach under these license agreements could result in Aevi's loss of rights to practice the patent rights and other intellectual property licensed to Aevi under these agreements, and could compromise Aevi's development and commercialization efforts for product development candidates. If any of Aevi's current or future licenses or material relationships or any in-licenses upon which Aevi's current or future licenses are based are terminated, competitors or other third parties would have the freedom to seek regulatory approval of, and to market, products identical to its current products and Aevi may be required to cease its development and commercialization of current or future product development candidates. Any of the foregoing could have a material adverse effect on Aevi's competitive position, business, financial conditions, results of operations and prospects.

        If any of Aevi's current or future licenses or material relationships or any in-licenses upon which Aevi's current or future licenses are based are terminated or breached, Aevi may:

  •
  lose Aevi's rights to develop and market AEVI-002, AEVI-006, AEVI-007, or any future product development candidates;

  •
  lose patent protection for AEVI-002, AEVI-006, AEVI-007, or any future product development candidates;

  •
  experience significant delays in the development or commercialization of AEVI-002, AEVI-006, AEVI-007 or any future product development candidates;

  •
  not be able to obtain any other licenses on acceptable terms, if at all; or

  •
  incur liability for damages.

        If Aevi experiences any of the foregoing, it could harm Aevi's business, financial condition and results of operations.

Aevi's intellectual property in-licenses with third parties may be subject to disagreements over contract interpretations, which could narrow the scope of Aevi's rights to the relevant intellectual property or technology or increase Aevi's financial or other obligations to its licensors.

        The agreements under which Aevi currently in-license intellectual property or technology from third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. Disputes may arise regarding intellectual property subject to a licensing agreement, including:

  •
  the scope of rights granted under the license agreement and other interpretation-related issues;

  •
  the extent to which Aevi's product candidates, technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

  •
  the sublicensing of patent and other rights under Aevi's collaborative development relationships;

  •
  Aevi's diligence obligations under the license agreement and what activities satisfy those diligence obligations;

  •
  the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by Aevi's licensors and Aevi and Aevi's partners; and

  •
  the priority of invention of patented technology.

        The resolution of any contract interpretation disagreement that may arise could narrow what Aevi believes to be the scope of its rights to the relevant intellectual property or technology, or increase what Aevi believes to be its financial or other obligations under the agreement, either of which could have a material adverse effect on Aevi's business, financial condition, results of operations and prospects. Moreover, if disputes over intellectual property that Aevi has licensed prevent or impair Aevi's ability to maintain its current licensing arrangements on commercially acceptable terms, Aevi may be unable to successfully develop and commercialize the affected product candidates, which could have a material adverse effect on Aevi's business, financial conditions, results of operations and prospects.

        As Aevi develops its product candidates, it may need to obtain additional licenses to protect its rights to make and use its technology. These licenses may not be available on acceptable terms or at all. Even if Aevi is able to obtain a license, the license would likely obligate Aevi to pay license fees or royalties or both, and the rights granted to Aevi might be non-exclusive, which could result in Aevi's competitors gaining access to the same intellectual property. Ultimately, Aevi could be prevented from commercializing a product or be forced to cease some aspect of its business operations, if, as a result of actual or threatened patent infringement claims, Aevi is unable to enter into licenses on acceptable terms. All of the issues described above could also impact Aevi's collaborators, which would also impact the success of the collaboration and therefore Aevi. Under certain of Aevi's in-licensed patents, the licensor is responsible for maintaining, controlling or enforcing the licensed intellectual property portfolio. Thus, Aevi cannot ensure that the patent rights licensed to Aevi will be adequately maintained, controlled or enforced by Aevi's licensor. In addition, even when Aevi has the right to control patent prosecution of licensed patents and patent applications, enforcement of licensed patents, or defense of claims asserting the invalidity of those patents, Aevi may still be adversely affected or prejudiced by actions or inactions of its licensors and their counsel that took place prior to or after Aevi assuming control.

Aevi may be required to make significant payments in connection with its license and development agreements.

        Aevi is party to license agreements and a research agreement with The Children's Hospital of Philadelphia ("CHOP") and the Center for Applied Genomics ("CAG"), and a Development and Option Agreement with Kyowa Hakko Kirin Co., Ltd. (the "KHK Development and Option Agreement") pursuant to which Aevi exclusively licenses certain technology related to the development of AEVI-002 and AEVI-005, a license agreement with OSI Pharmaceuticals, LLC, a wholly owned subsidiary of Astellas Pharma, Inc. ("Astellas"), for AEVI-006 and a license and option agreement with MedImmune Limited, a subsidiary of AstraZeneca plc ("AstraZeneca"), for AEVI-007. Under Aevi's license agreements and research agreement with CHOP, Aevi may be required to make significant payments in connection with the achievement of certain milestones and royalties on the sale of resulting products and have certain ongoing payment obligations with respect to Aevi's Research Agreement. If Aevi exercises its option under the terms of KHK Development and Option Agreement, Aevi will be obligated to cover significant development costs for AEVI-002 and make significant payments in connection with certain milestones and the sale of resulting products. Pursuant to Aevi's exercise of the AZ Option, Aevi is obligated to spend significant amounts to develop the program. If Aevi develops AEVI-006, it will have significant obligations to Astellas under the license agreement with OSI Pharmaceuticals, LLC, a wholly owned subsidiary of Astellas. If the obligations become due under the terms any of these agreements, Aevi may not have sufficient funds available to meet its obligations and its development efforts may be negatively impacted. In addition, if Aevi does not have sufficient funds to pay its ongoing obligations under the development agreement with CHOP, Aevi may lose its rights under that agreement, which would negatively impact their development capabilities.

Third-party claims of intellectual property infringement may prevent or delay Aevi's development and commercialization efforts.

        Aevi's commercial success depends in part on Aevi avoiding infringement of the patents and proprietary rights of third parties. However, Aevi's research, development and commercialization activities may be subject to claims that Aevi infringed or otherwise violated patents or other intellectual property rights owned or controlled by third parties. There is a substantial amount of litigation, both within and outside the United States, involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including patent infringement lawsuits, interferences, oppositions and inter partes review and reexamination proceedings before the USPTO, and corresponding foreign patent offices. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which Aevi is pursuing development candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that AEVI-002, AEVI-006, AEVI-007 or other product development candidates that Aevi may identify may be subject to claims of infringement of the patent rights of third parties.

        Third parties may bring patent infringement or other intellectual property claims against Aevi, which would cause Aevi to incur substantial expenses and, if successful against Aevi, could cause Aevi to pay substantial damages. There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of AEVI-002, AEVI-006, AEVI 007, or other product development candidates that Aevi may identify. Because patent applications can take many years to issue, there may be currently pending patent applications which may later result in issued patents that AEVI-002, AEVI-006, AEVI-007 or other product development candidates that Aevi may identify may infringe. In addition, third parties may obtain patents in the future and claim that use of Aevi's technologies infringes upon these patents. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of AEVI-002, AEVI-006, AEVI-007 or other product development candidates that Aevi may identify, any molecules formed during the manufacturing process or any final product itself, the holders of any such patents may be able to block Aevi's ability to commercialize such product candidate unless Aevi obtained a license under the applicable patents, or until such patents expire.

        Similarly, if any third-party patents were held by a court of competent jurisdiction to cover aspects of Aevi's formulations, processes for manufacture or methods of use, including combination therapy, the holders of any such patents may be able to block Aevi's ability to develop and commercialize the applicable product candidate unless Aevi obtained a license or until such patent expires. In either case, such a license may not be available on commercially reasonable terms or at all, or it may be non-exclusive, which could result in Aevi's competitors gaining access to the same intellectual property.

        Parties making claims against Aevi may obtain injunctive or other equitable relief, which could effectively block Aevi's ability to further develop and commercialize AEVI-002, AEVI-006, AEVI-007 or other product development candidates that Aevi may identify. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from Aevi's business. In the event of a successful claim of infringement against us, Aevi may have to pay substantial damages, including treble damages and attorneys' fees for willful infringement, pay royalties, redesign Aevi's infringing products or obtain one or more licenses from third parties, which may be impossible or require substantial time and monetary expenditure.

        If a patent infringement suit were brought against us, Aevi could be forced to stop or delay research, development, manufacturing or sales of the product candidate that is the subject of the suit. Additionally, if it is determined that Aevi's product candidates infringe third-party patents or other intellectual property rights, there can be no assurance that Aevi can successfully develop non-infringing alternatives on a timely basis or license non-infringing alternatives, if any exist, on commercially reasonable terms. A significant intellectual property impediment to Aevi's ability to develop and commercialize its product candidates could materially adversely affect Aevi's business prospects.

        Parties making claims against Aevi may be able to sustain the costs of complex patent litigation more effectively than Aevi can because they have substantially greater resources. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or administrative proceedings, there is a risk that some of Aevi's confidential information could be compromised by disclosure. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have material adverse effect on Aevi's ability to raise additional funds or otherwise have a material adverse effect on Aevi's business, results of operations, financial condition and prospects.

Patent terms may be inadequate to protect Aevi's competitive position on Aevi's product candidates for an adequate amount of time.

        Even if Aevi's product candidates and the methods for treating patients for prescribed indications using these product candidates are covered by valid and enforceable patents and have claims with sufficient scope, disclosure, and support in the specification, the patents will provide protection only for a limited amount of time. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering Aevi's product candidates are obtained, once the patent life has expired, Aevi may be open to competition from competitive products, including generics or biosimilars. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, Aevi's owned and licensed patent portfolio may not provide Aevi with sufficient rights to exclude others from commercializing products similar or identical to Aevi.

If Aevi is not able to obtain patent term extension or non-patent exclusivity in the United States under the Hatch-Waxman Act and in foreign countries under similar legislation, thereby potentially extending the term of Aevi's marketing exclusivity for AEVI-002, AEVI-006, AEVI-007, or other product development candidates that Aevi may identify, Aevi's business may be materially harmed.

        Depending upon the timing, duration and specifics of FDA marketing approval of AEVI-002, AEVI-006, AEVI-007 or other product development candidates that Aevi may identify, one of the U.S. patents covering each of such product candidates or the use or manufacturing method thereof may be eligible for up to five years of patent term extension under the Hatch-Waxman Act. The Hatch-Waxman Act allows a maximum of one patent to be extended per FDA approved product as compensation for the patent term lost during the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval and only those claims covering such approved drug product, a method for using it or a method for manufacturing it may be extended. Patent term extension also may be available in certain foreign countries upon regulatory approval of Aevi's product candidates. Nevertheless, Aevi may not be granted patent term extension either in the United States or in any foreign country because of, for example, failing to exercise due diligence during the testing phase or regulatory review process, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements.

        If Aevi is unable to obtain patent term extension or restoration, or the term of any such extension is less than Aevi requests, the period during which Aevi will have the right to exclusively market its product may be shortened and Aevi's competitors may obtain approval of competing products following Aevi's patent expiration sooner, and Aevi's revenue could be reduced, possibly materially.

        It is possible that Aevi will not obtain patent term extension under the Hatch-Waxman Act for a U.S. patent covering AEVI-002 or other product candidates that Aevi may identify even where that patent is eligible for patent term extension, or if Aevi obtains such an extension, it may be for a shorter period than it had sought. Further, for certain of Aevi's licensed patents, Aevi does not have the right to control prosecution, including filing with the USPTO, a petition for patent term extension under the Hatch-Waxman Act. Thus, if one of Aevi's licensed patents is eligible for patent term extension under the Hatch-Waxman Act, Aevi may not be able to control whether a petition to obtain a patent term extension is filed, or obtained, from the USPTO.

If Aevi is unable to protect the confidentiality of its trade secrets, the value of Aevi's technology could be materially adversely affected and its business would be harmed.

        Aevi's business is dependent on proprietary rights that may be difficult to protect, and such dependence could affect Aevi's ability to effectively compete. In addition to patents, Aevi also relies on trade secrets, technical know-how, licensing opportunities, and continuing innovation to develop and maintain its competitive position especially where Aevi does not believe that patent protection is appropriate or obtainable. Trade secrets are by nature difficult to protect. Aevi seeks to protect its proprietary information by requiring its employees, consultants, contractors, outside scientific collaborators and other advisors to execute non-disclosure and confidentiality agreements and Aevi's employees to execute assignment of invention agreements to Aevi. Aevi also requires confidentiality or material transfer agreements from third parties that receive Aevi's confidential data or materials. These agreements are designed to protect Aevi's proprietary information. However, Aevi cannot be certain that such agreements have been entered into with all relevant parties, and even if they are all in place, there can still be no guarantee that agreements have not been or will not be violated or that there will be an adequate remedy available for a violation of an agreement. Accordingly, Aevi cannot be certain that its trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to Aevi's trade secrets or independently develop substantially equivalent information and techniques. Enforcing a claim that a third party illegally obtained and is using Aevi's trade secrets is expensive and time-consuming, and the outcome is unpredictable. Moreover, others, including Aevi's competitors, may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to Aevi's trade secrets or technology.

        Aevi also seeks to preserve the integrity and confidentiality of its confidential proprietary information by maintaining physical security of its premises and physical and electronic security of Aevi's information technology systems, but it is possible that these security measures could be breached. If any of Aevi's confidential proprietary information were to be lawfully obtained or independently developed by a competitor, Aevi would have no right to prevent such competitor from using that technology or information to compete with Aevi, which could harm Aevi's competitive position.

        Aevi anticipates that it will spend both time and management resources to develop and file trademark applications in the future. However, third parties may have trademarks or pending trademark applications on Aevi's contemplated marks, similar marks, or in confusingly similar fields of use (or may be using Aevi's contemplated marks or similar marks). Aevi may have to change its use of certain marks which could have an adverse impact on Aevi's business and may require Aevi to spend additional funds to develop new marks.

Although Aevi is not currently involved in any intellectual property litigation, Aevi may become involved in lawsuits to protect or enforce its patents or other intellectual property, which could be expensive, time consuming and unsuccessful.

        Unauthorized parties may infringe Aevi's patents or other intellectual property, try to copy aspects of Aevi's product candidates and technologies, or obtain and use information Aevi considers proprietary. Policing the unauthorized use of Aevi's proprietary rights is difficult. Aevi cannot guarantee that no harm or threat will be made to Aevi or its collaborators' intellectual property. In addition, changes in, or different interpretations of, patent laws in the United States and other countries may also adversely affect the scope of Aevi's patent protection and Aevi's competitive situation. Further, Aevi may not have sufficient rights under Aevi's license agreements with collaborators to enforce the intellectual property licensed to Aevi against third-party infringers.

        Although Aevi is not currently involved in any litigation, if Aevi were to initiate legal proceedings against a third party to enforce a patent covering product candidates that Aevi may identify, the defendant could counterclaim that the patent covering Aevi's product candidate is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, written description or non- enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution. The outcome following legal assertions of invalidity and unenforceability is unpredictable. Interference or derivation proceedings provoked by third parties or brought by Aevi or declared by the USPTO may be necessary to determine the priority of inventions with respect to Aevi's patents or patent applications. An unfavorable outcome could require Aevi to cease using the related technology or to attempt to license rights to it from the prevailing party. Aevi's business could be harmed if the prevailing party does not offer Aevi a license on commercially reasonable terms or at all, or if a non-exclusive license is offered and Aevi's competitors gain access to the same technology. Aevi's defense of litigation or interference or derivation proceedings may fail and, even if successful, may result in substantial costs and distract Aevi's management and other employees. In addition, the uncertainties associated with litigation could have a material adverse effect on Aevi's ability to raise the funds necessary to continue Aevi's clinical trials, continue Aevi's research programs, license necessary technology from third parties, or enter into development partnerships that would help Aevi bring AEVI- 002, AEVI-006, AEVI-007 or other product candidates that Aevi may identify to market. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of Aevi's confidential information could be compromised by disclosure during this type of litigation.

        There could also be public announcements of the results of hearings, motions, or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of Aevi's common stock.

Aevi may be subject to claims challenging the inventorship of its patents and other intellectual property.

        Aevi or its licensors may be subject to claims that former employees, collaborators or other third parties have an interest in Aevi's owned or in-licensed patents, trade secrets, or other intellectual property as an inventor or co-inventor. Litigation may be necessary to defend against these and other claims challenging inventorship or Aevi or its licensors' ownership of Aevi owned or in-licensed patents, trade secrets or other intellectual property. If Aevi or Aevi's licensors fail in defending any such claims, in addition to paying monetary damages, Aevi may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property that is important to Aevi's product candidates. Even if Aevi is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. Any of the foregoing could have a material adverse effect on Aevi's business, financial condition, results of operations and prospects.

Any issued patents that may cover Aevi's product candidates could be found invalid or unenforceable if challenged in court.

        Third parties may claim that Aevi's owned or in-licensed patents relating to product candidates that Aevi may identify, are invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace.

        Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness or non- enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution. Third parties may also raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, post grant review, and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). Such proceedings could result in revocation or amendment to Aevi's patents in such a way that they no longer cover AEVI-002 or other product candidates that Aevi may identify. The outcome following legal assertions of invalidity and unenforceability is unpredictable. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, Aevi would lose at least part, and perhaps all, of the patent protection on Aevi's product candidates. Such a loss of patent protection would have a material adverse impact on Aevi's business.

Aevi may be subject to claims that its employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties or that its employees have wrongfully used or disclosed alleged trade secrets of their former employers.

        As is common in the biotechnology and pharmaceutical industry, Aevi employs individuals who were previously employed at universities or other biotechnology or pharmaceutical companies, including Aevi's competitors or potential competitors. Agreements with Aevi's employees aim to prevent employees from bringing any proprietary rights of third parties to Aevi. Although Aevi tries to ensure that its employees, consultants and independent contractors do not use the proprietary information or know-how of others in their work for Aevi, Aevi may be subject to claims that Aevi or its employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of any of Aevi's employee's former employer or other third parties. Litigation may be necessary to defend against these claims. If Aevi fails in defending any such claims, in addition to paying monetary damages, Aevi may lose valuable intellectual property rights or personnel, which could adversely impact its business. Even if Aevi is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Obtaining and maintaining Aevi's patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and Aevi's patent protection could be reduced or eliminated for non-compliance with these requirements.

        Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or applications will be due to be paid to the USPTO and various governmental patent agencies outside of the United States in several stages over the lifetime of the patents and/or applications. Aevi has systems in place to remind it to pay these fees, and it employs an outside agency and relies on its outside agency to pay these fees due to U.S. and non-US patent agencies. Aevi employs reputable professionals to help it comply, and in many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. However, there are situations in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, Aevi's competitors might be able to enter the market, having a material adverse effect on Aevi's business.

Aevi may not be able to protect its intellectual property rights throughout the world.

        Filing, prosecuting and defending patents on Aevi's product candidates in all countries throughout the world would be prohibitively expensive, and Aevi's intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States.

        Consequently, Aevi may not be able to prevent third parties from practicing Aevi's inventions in all countries outside the United States, or from selling or importing products made using Aevi's inventions in and into the United States or other jurisdictions. Competitors may use Aevi's technologies in jurisdictions where Aevi has not obtained patent protection to develop their own products and may also export infringing products to territories where Aevi has patent protection, but enforcement is not as strong as that in the United States. These products may compete with Aevi's products and its patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

        Proceedings to enforce Aevi's patent rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert Aevi's efforts and attention from other aspects of its business, could put Aevi's patents at risk of being invalidated or interpreted narrowly and Aevi's patent applications at risk of not issuing and could provoke third parties to assert claims against Aevi. Aevi may not prevail in any lawsuits that it initiates and the damages or other remedies awarded, if any, might not be commercially meaningful. Accordingly, Aevi's efforts to enforce its intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that Aevi develops or licenses.

Changes in U.S. and foreign patent law could diminish the value of patents in general, thereby impairing Aevi's ability to protect its products.

        Changes in either the patent laws or interpretation of the patent laws in the United States and abroad could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. For example, assuming that other requirements for patentability are met, prior to March 2013, in the United States, in general, the first to invent was entitled to the patent. After March 2013, under the Leahy-Smith America Invents Act (the "America Invents Act"), the United States transitioned to a first inventor to file system in which, assuming that other requirements for patentability are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. A third party that files a patent application in the USPTO after March 2013, but before Aevi could therefore be awarded a patent covering an invention of Aevi even if Aevi had made the invention before it was made by such third party. This will require Aevi to be cognizant of the time from invention to filing of a patent application. Since patent applications in the United States and most other countries are confidential for a period of time after filing or until issuance, Aevi cannot be certain that Aevi or its licensors were the first to either (i) file any patent application related to Aevi's product candidates or (ii) invent any of the inventions claimed in Aevi or its licensor's patents or patent applications.

        The America Invents Act also includes a number of significant changes that affect the way patent applications will be prosecuted and also may affect patent litigation. These include allowing third party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter partes review, and derivation proceedings. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in United States federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate Aevi's patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. Therefore, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the prosecution of Aevi's owned or in-licensed patent applications and the enforcement or defense of Aevi's owned or in-licensed issued patents, all of which could have a material adverse effect on Aevi's business, financial condition, results of operations, and prospects.

        In addition, the patent positions of companies in the development and commercialization of pharmaceuticals are particularly uncertain. Recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. This combination of events has created uncertainty with respect to the validity and enforceability of patents, once obtained. Depending on future actions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could have a material adverse effect on Aevi's existing patent portfolio and its ability to protect and enforce its intellectual property in the future.

Risk Related to Aevi's Securities

Aevi's securities are thinly traded, resulting in relative illiquidity and price volatility, and there may not ever be an active market for Aevi's securities.

        Although beginning October 15, 2019, Aevi's common stock became listed on the Nasdaq Capital Market under the symbol "GNMX," and from October 21, 2016 through October 14, 2019, Aevi's common stock was listed on the Nasdaq Global Market, the volumes and trading in Aevi's securities has been extremely sporadic. As a result, the ability of holders to purchase or sell Aevi's securities is limited, with low-volume trading creating wide shifts in price. For Aevi's securities to continue to be listed on The Nasdaq Stock Market, Aevi must meet the current listing requirements of that exchange by February 3, 2020. If Aevi were unable to meet these requirements by such date, its securities will be delisted from The Nasdaq Stock Market. Any such delisting of Aevi's securities could have an adverse effect on the market price of, and the efficiency of the trading market for, Aevi's securities, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and less coverage of Aevi by securities analysts, if any. Also, if in the future Aevi were to determine that it needs to seek additional equity capital, it could have an adverse effect on Aevi's ability to raise capital in the public or private equity markets.

        Further, the share prices of public companies, particularly those operating in high growth sectors, are often subject to significant fluctuations. The market price of Aevi's common stock on The Nasdaq Stock Market has been volatile, ranging from $0.11 per share to $1.30 per share during the 52-week trading period ending December 5, 2019. Aevi expects that the market price of its common stock will continue to fluctuate significantly due to factors including, but not limited to, the following:

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  results of Aevi's clinical trials;

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  announcements of developments by Aevi or Aevi's competitors;

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  announcements by Aevi or Aevi's competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

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  adoption of new accounting standards affecting Aevi's industry;

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  introduction of new products by Aevi or Aevi's competitors;

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  changes in market valuations of companies in Aevi's industry;

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  actual or anticipated variations in Aevi's operating results;

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  future issuances of Aevi's common stock or other securities;

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  other events or factors, including those beyond Aevi's control; and general market or economic conditions.

Securities analysts may not initiate coverage or continue to cover Aevi's common stock, and this may have a negative impact on its market price.

        The trading market for Aevi's securities could depend in part on the research and reports that securities analysts publish about Aevi's business and Aevi. Aevi does not have any control over these analysts. There is no guarantee that securities analysts will cover Aevi's securities. If securities analysts do not cover Aevi's securities, the lack of research coverage may adversely affect their market prices. If Aevi is covered by securities analysts, and Aevi's securities are the subject of an unfavorable report, the prices for Aevi's securities would likely decline. If one or more of these analysts ceases to cover Aevi or fails to publish regular reports on Aevi, Aevi could lose visibility in the financial markets, which could cause Aevi's stock price and/or trading volume to decline.

The exercise of options and other issuances of shares of common stock or securities convertible into or exercisable for shares of common stock will dilute the ownership interests of Aevi's current stockholders and may adversely affect the future market price of Aevi's common stock.

        Sales of Aevi's common stock in the public market, either by Aevi or by Aevi's current stockholders, or the perception that these sales could occur, could cause a decline in the market price of Aevi's securities. Nearly all of the shares of Aevi's common stock held by those of Aevi's current stockholders who are not affiliates may be immediately eligible for resale in the open market either in compliance with an exemption under Rule 144 promulgated under the Securities Act, or pursuant to an effective resale registration statement that Aevi has previously filed with the SEC. Such sales, along with any other market transactions, could adversely affect the market price of Aevi's common stock.

        In addition, as of December 5, 2019, there were issuable 12,665,026 shares of Aevi common stock upon the exercise of all outstanding options and warrants. The exercise of options at prices below the market price of Aevi's common stock could adversely affect the price of shares of Aevi's common stock. In addition, Aevi expects that approximately 38,856,891 shares of Aevi common stock will be issued upon conversion of the CHOP Note immediately prior to the completion of the Merger. Additional dilution may result from the issuance of shares of Aevi's common stock in connection with collaborations or manufacturing arrangements or in connection with other financing efforts. For example, 12,946,900 shares of Aevi common stock were issued to AstraZeneca in December 2019, upon Aevi's exercise of the AZ Option.

        Any issuance of Aevi's common stock that is not made solely to then-existing stockholders proportionate to their interests, such as in the case of a stock dividend or stock split, will result in dilution to each stockholder by reducing his, her or its percentage ownership of the total outstanding shares. Holders of shares of Aevi's common stock have no preemptive rights that entitle them to purchase their pro rata share of any offering of shares of any class or series.

Aevi has a significant stockholder, which will limit your ability to influence corporate matters and may give rise to conflicts of interest.

        The Children's Hospital of Philadelphia Foundation (the "CHOP Foundation"), is Aevi's largest stockholder. As of December 5, 2019, the CHOP Foundation owned 18,424,036 shares of Aevi's common stock. The shares of common stock owned by the CHOP Foundation represent approximately 28.4% of Aevi's outstanding shares of common stock. Accordingly, the CHOP Foundation exerts significant influence over Aevi and any action requiring the approval of the holders of Aevi's common stock, including the election of directors and approval of significant corporate transactions. This concentration of voting power makes it less likely that any other holder of common stock or directors of Aevi's business will be able to affect the way Aevi is managed and could delay or prevent an acquisition of Aevi on terms that other stockholders may desire. In addition, if the CHOP Foundation obtains a majority of Aevi's common stock, the CHOP Foundation would be able to control all matters submitted to Aevi's stockholders for approval, as well as Aevi's management and affairs. In addition, if the CHOP Foundation obtains a majority of Aevi's common stock, Aevi would be deemed a "controlled company" for purposes of The Nasdaq Stock Market listing requirements. Under The Nasdaq Stock Market rules, a "controlled company" may elect not to comply with certain Nasdaq Stock Market corporate governance requirements, including (i) the requirement that a majority of Aevi's board of directors consist of independent directors, (ii) the requirement that the compensation of Aevi's officers be determined or recommended to the board by a majority of independent directors or a compensation committee that is composed entirely of independent directors and (iii) the requirement that director nominees be selected or recommended to the board by a majority of independent directors or a nominating committee that is composed of entirely independent directors.

        Furthermore, the interests of the CHOP Foundation may not always coincide with your interests or the interests of other stockholders and the CHOP Foundation may act in a manner that advances its best interests and not necessarily those of other stockholders, including seeking a premium value for its common stock, and might affect the prevailing market price for Aevi's common stock. Aevi's board of directors, which currently consists of eight directors, including one designated by the CHOP Foundation, has the power to set the number of directors on Aevi's board from time to time.

        The CHOP Foundation has executed a voting agreement pursuant to which it has agreed to vote its shares of Aevi common stock "For" the Proposals set forth in this proxy statement/ prospectus at the special meeting.

Aevi has never declared or paid dividends on its common stock and it does not anticipate paying any cash dividends in the foreseeable future.

        Aevi has never declared or paid dividends on its common stock and Aevi does not anticipate paying any cash dividends in the foreseeable future. Aevi currently intends to retain future earnings, if any, to fund the development and growth of its business. Any future determination to pay dividends will be at the discretion of Aevi's board of directors and will be dependent upon Aevi's financial condition, operating results, capital requirements, applicable contractual restrictions and other such factors as Aevi's board of directors may deem relevant.

Provisions of Delaware law may delay or prevent efforts to acquire a controlling interest in Aevi, even if such acquisition were in the best interests of Aevi's stockholders.

        Aevi is subject to the anti-takeover provisions of Section 203 of the DGCL, which regulates corporate acquisitions. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. They could also have the effect of discouraging others from making tender offers for Aevi's common stock. These provisions may also prevent changes in Aevi's management.

Risks Related to Cerecor

Risks Related to Cerecor's Financial Position and Capital Needs

Cerecor might require additional capital to continue to fund its operations and to finance the further advancement of its product candidates, which might not be available to Cerecor on acceptable terms, or at all. Failure to obtain any necessary capital will force Cerecor to delay, limit or terminate its product development efforts or cease its operations.

        At September 30, 2019, Cerecor had $5.3 million in cash and cash equivalents and $17.3 million in current liabilities. Accordingly, Cerecor might not currently have sufficient funds to finance its continuing operations beyond the short term or to further advance any of its product candidates.

        As a research and development company, Cerecor's operations have consumed substantial amounts of cash since inception. Identifying potential product candidates and conducting preclinical testing and clinical trials is a time-consuming, expensive and uncertain process that takes years to complete, and Cerecor expects its research and development expenses to increase substantially in connection with its ongoing activities, particularly as Cerecor advances its product candidates into clinical trials or obtains and advances additional product candidates. Circumstances may cause Cerecor to consume capital more rapidly than it currently anticipates. Cerecor may need to raise additional funds or otherwise obtain funding through collaborations if Cerecor chooses to initiate additional clinical trials for product candidates.

        Additional fundraising efforts may divert Cerecor's management from its day-to-day activities, which may adversely affect Cerecor's ability to develop and commercialize its product candidates. In addition, Cerecor cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to Cerecor, if at all. If Cerecor does not raise additional capital when required or on acceptable terms, Cerecor may need to:

  •
  significantly delay, scale back or discontinue the development or commercialization of one or more of Cerecor's product candidates or cease operations altogether;

  •
  seek strategic alliances for research and development programs at an earlier stage than Cerecor would otherwise desire or on terms less favorable than might otherwise be available; or

  •
  relinquish, or license on unfavorable terms, Cerecor's rights to technologies or any future product candidates that Cerecor otherwise would seek to develop or commercialize itself.

        Cerecor's future funding requirements, both short and long term, will depend on many factors, including:

  •
  the initiation, progress, timing, costs and results of preclinical and clinical studies for Cerecor's product candidates and future product candidates it may develop;

  •
  the outcome, timing and cost of seeking and obtaining regulatory approvals from the FDA and comparable foreign regulatory authorities, including the potential for such authorities to require that Cerecor perform more studies than Cerecor currently expects to perform;

  •
  the cost to establish, maintain, expand and defend the scope of Cerecor's intellectual property portfolio, including the amount and timing of any payments Cerecor may be required to make, or that Cerecor may receive, in connection with licensing, preparing, filing, prosecuting, defending and enforcing any patents or other intellectual property rights;

  •
  the effect of competing technological and market developments;

  •
  market acceptance of any approved product candidates;

  •
  the costs of acquiring, licensing or investing in additional businesses, products, product candidates and technologies;

  •
  the cost and timing of selecting, auditing and potentially validating a manufacturing site for commercial-scale manufacturing; and

  •
  the cost of developing Cerecor's sales, marketing and distribution capabilities to accommodate any of Cerecor's product candidates for which it receives marketing approval and that Cerecor determines to commercialize itself or in collaboration with its partners.

Cerecor's role as a guarantor of Certain Obligations assigned to Aytu BioScience, Inc. ("Aytu") exposes it to risk of loss or illiquidity.

        In connection with the sale of Cerecor's pediatric portfolio to Aytu, Aytu assumed Cerecor's financial obligations to Deerfield CSF, LLC ("Deerfield"), which include a $15 million loan due in January 2021 minimum monthly and royalty payments of the higher of 15% of net sales or $100,000 through the earlier of February 2026 (the "Deerfield Obligation") or reaching the maximum aggregated royalty payment of $12.5 million. The Deerfield Obligation could be accelerated upon default or a breach of covenants. Cerecor also assigned payment obligations ("TRIS Obligations") to Aytu under a supply and distribution agreement with TRIS Pharma (the "Karbinal Agreement"). As a part of these assignments, Cerecor also became a guarantor to the Deerfield Obligation and the TRIS Obligation. If Aytu defaults under the terms of the agreement with Deerfield or TRIS, Cerecor could be liable as a guarantor for unpaid amounts of the Deerfield Obligation and the TRIS Obligation. Cerecor currently does not have cash on hand to permit it to pay the entire amount that could become due under the Deerfield Obligation, and any amount Cerecor would be required to pay under the Karbinal Agreement would limit the amount of cash available for development of Cerecor's clinical pipeline. If Cerecor were to become required to pay the Deerfield Obligation, such obligation could significantly impair its ability to continue as a going concern and its ability to continue operations. Even if Cerecor were to have sufficient liquidity to pay the TRIS Obligation, or obtain funding to meet the Deerfield Obligation, Cerecor might not be able to recover the cost of such a payment and may therefore be exposed to significant losses, which would materially and adversely affect Cerecor's results of operations.

Cerecor has incurred significant net losses in most periods since its inception and Cerecor might continue to incur net losses in the future.

        Investment in biopharmaceutical product development is highly speculative because it entails substantial upfront capital expenditures and significant risk that any potential product candidate will fail to demonstrate an adequate effect or acceptable safety profile, gain marketing approval and become commercially viable. Historically, Cerecor financed its operations primarily through private placements of its common and convertible preferred stock and convertible debt. Cerecor incurred net loss of $4.0 million for the three months ended September 30, 2019. As of September 30, 2019, Cerecor had an accumulated deficit of $115.9 million. Substantially all of Cerecor's operating losses have resulted from costs incurred in connection with its research and development program and from general and administrative costs associated with its operations.

        Cerecor expects to continue to incur losses in the future and it might never achieve profitability on an annual basis. Cerecor may also encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect its business. Cerecor's future profitability will depend, in part, on the rate of future growth of Cerecor's expenses and Cerecor's ability to generate revenues. Cerecor's prior losses and expected future losses have had and will continue to have an adverse effect on Cerecor's stockholders' equity and working capital.

Cerecor's ability to use its NOL carryforwards and certain other tax attributes may be limited.

        Cerecor has a significant amount of gross NOLs for federal and state purposes. The NOLs accumulated through the end of 2017 will begin to expire in 2031. Unused NOLs for the current tax year and prior tax years will carry forward to offset future taxable income, if any, until such unused losses expire. Unused NOLs generated after December 31, 2017, will not expire and may be carried forward indefinitely but will be only deductible to the extent of 80% of current year taxable income in any given year. In addition, both the deductibility of current and future unused NOL carryovers may be subject to limitation under Sections 382 and 383 of the Code as described above.

In connection with the reporting of Cerecor's financial condition and results of operations, Cerecor is required to make estimates and judgments which involve uncertainties, and any significant differences between Cerecor's estimates and actual results could have an adverse impact on Cerecor's financial position, results of operations and cash flows.

        Cerecor's discussion and analysis of its financial condition and results of operations are based on its financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. The preparation of these financial statements requires Cerecor to make estimates and judgments that affect the reported amounts of assets, liabilities, expenses and revenues and related disclosure of contingent assets and liabilities. For example, Cerecor estimates returns, wholesaler fees, prompt payment discounts, chargebacks and government rebates. Cerecor also estimates clinical trial costs incurred using subject data and information from Cerecor's CROs. If Cerecor' underestimates or overestimates these expenses, adjustments to expenses may be necessary in future periods. Any significant differences between Cerecor's actual results and Cerecor's estimates and assumptions could negatively impact Cerecor's financial position, results of operations and cash flows.

Cerecor's operating results fluctuate from quarter to quarter and year-to-year, making future operating results difficult to predict.

        Cerecor's quarterly and annual operating results historically have fluctuated and are likely to continue to fluctuate depending on several factors, many of which are beyond Cerecor's control. Accordingly, Cerecor's quarterly and annual results are difficult to predict prior to the end of the quarter or year, and Cerecor may be unable to confirm or adjust expectations with respect to Cerecor's operating results for a particular period until that period has closed. Any failure to meet Cerecor's quarterly or annual revenue or earnings targets could adversely impact the market price of Cerecor's securities. Therefore, you should not rely upon the results of any quarterly or annual periods as indications of future operating performance.

Cerecor engages in in-licensing, acquisitions or other strategic transactions that could impact its liquidity, increase its expenses and divert a significant amount of Cerecor's management's time.

        Since inception, Cerecor has acquired or in-licensed product candidates, most recently product candidates Cerecor acquired from Ichorion Therapeutics, Inc. ("Ichorion"). As a part of the Ichorion acquisition, Cerecor issued approximately 5,798,735 shares of Cerecor's common stock, and payment of certain development milestones of up to an additional $15,000,000, payable either in shares of Cerecor's common stock or in cash. From time to time Cerecor may consider additional in-licensing of products and other strategic transactions, such as acquisitions of companies, asset purchases and out-licensing of product candidates or technologies. Additional potential transactions that Cerecor may consider include a variety of different business arrangements, including strategic partnerships, collaborations, joint ventures, business combinations and investments. Any such transaction may require Cerecor to incur non-recurring or other charges, may increase Cerecor's near and long-term expenditures and may pose significant integration challenges or disrupt Cerecor's management or business, which could adversely affect Cerecor's operations and financial results. For example, these transactions may entail numerous operational and financial risks, including:

  •
  exposure to unknown liabilities;

  •
  disruption of Cerecor's business and diversion of its management's time and attention in order to develop acquired products, product candidates or technologies;

  •
  incurrence of substantial debt or dilutive issuances of equity securities to pay for acquisitions or to fund the operations;

  •
  higher than expected acquisition and integration costs;

  •
  write-downs of assets or goodwill or impairment charges;

  •
  increased amortization expenses;

  •
  difficulty and cost in combining the operations and personnel of any acquired businesses with Cerecor's operations and personnel;

  •
  impairment of relationships with key suppliers or other counterparties of any acquired businesses due to changes in management and ownership; and

  •
  inability to retain key employees of any acquired businesses.

Risks Related to Cerecor's Historical Business Operations and Industry

Cerecor's product candidates that it intends to commercialize are in early stages of development. If Cerecor does not successfully complete preclinical testing and clinical development of its product candidates or experiences significant delays in doing so, Cerecor's business may be materially harmed.

        Cerecor has invested a significant portion of its efforts and financial resources in the identification and preclinical and clinical development of product candidates. Cerecor's ability to increase product revenues will depend on Cerecor's ability to advance Cerecor's one clinical product candidate and its preclinical product candidates into clinical development and successfully complete preclinical testing of its clinical stage product candidates. The outcome of preclinical studies and Phase 1 clinical trials might not predict the success of future clinical trials. Preclinical data are often susceptible to varying interpretations and analyses, and many companies that believed their product candidates performed satisfactorily in preclinical studies have nonetheless failed in clinical development. Cerecor's inability to successfully complete development of its product candidates could result in additional costs to Cerecor relating to product development and obtaining marketing approval and impair Cerecor's ability to generate product revenues and commercialization and sales milestone payments and royalties on product sales.

If clinical trials of Cerecor's product candidates fail to demonstrate safety and efficacy to the satisfaction of regulatory authorities or do not otherwise produce positive results, Cerecor may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of Cerecor's product candidates.

        Before obtaining required approvals from regulatory authorities for the sale of future product candidates, Cerecor alone, or with a partner, must conduct extensive clinical trials to demonstrate the safety and efficacy of the product candidates in humans. Clinical testing is expensive and difficult to design and implement, can take many years to complete and is uncertain as to outcome. A failure of one or more clinical trials can occur at any stage of testing. The outcome of preclinical studies and early clinical trials might not predict the success of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials due to lack of efficacy or unacceptable safety profiles, notwithstanding promising results in earlier trials. Cerecor's product candidates will require additional clinical and preclinical development, management of clinical, preclinical and manufacturing activities, regulatory approval in multiple jurisdictions, obtaining manufacturing supply on Cerecor's own or from a third party, expansion of Cerecor's commercial organization, and substantial investment and significant marketing efforts before Cerecor generates any revenues from sales of any of those product candidates approved for marketing. Cerecor does not know whether the clinical trials Cerecor or Cerecor's partners may conduct will demonstrate adequate efficacy and safety to result in regulatory approval to market any of Cerecor's product candidates in any particular jurisdiction or jurisdictions. If later stage clinical trials do not produce favorable results, Cerecor's ability to achieve regulatory approval for any of its product candidates would be adversely impacted.

If Cerecor experiences delays in clinical testing, it will be delayed in obtaining regulatory approvals and commercializing its product candidates, Cerecor's costs may increase and its business may be harmed.

        Cerecor does not know whether any clinical trials will begin as planned, whether the design will be revised prior to or during conduct of the study, completed on schedule or conducted at all. Cerecor product development costs will increase if Cerecor experiences delays in clinical testing. Significant clinical trial delays also could shorten any periods during which Cerecor may have the exclusive right to commercialize its product candidates or allow its competitors to bring products to market before Cerecor does, which would impair Cerecor's ability to successfully commercialize its product candidates and may harm Cerecor's business, results of operations and prospects.

        Events which may result in a delay or unsuccessful completion of clinical development include:

  •
  delays in reaching an agreement with or failure in obtaining authorization from the FDA, other regulatory authorities or institutional review boards, or IRBs, to commence or amend a clinical trial;

  •
  imposition of a clinical hold ("Clinical Hold") or trial termination following an inspection of Cerecor's clinical trial operations or trial sites by the FDA or other regulatory authorities, or due to concerns about trial design, or a decision by the FDA, other regulatory authorities, IRBs or the company, or recommendation by a data safety monitoring board, to place the trial on hold or otherwise suspend or terminate clinical trials at any time for safety issues or for any other reason;

  •
  delays in reaching agreement on acceptable terms with prospective CROs and clinical trial sites;

  •
  deviations from the trial protocol by clinical trial sites and investigators, or failing to conduct the trial in accordance with regulatory requirements;

  •
  failure of Cerecor's third parties, such as CROs, to satisfy their contractual duties or meet expected deadlines;

  •
  failure to enter into agreements with third parties to obtain the results of clinical trials;

  •
  delays in the importation and manufacture of clinical supply;

  •
  delays in the testing, validation and delivery of the clinical supply of the product candidates to the clinical sites;

  •
  for clinical trials in selected subject populations, delays in identification and auditing of central or other laboratories and the transfer and validation of assays or tests to be used to identify selected subjects;

  •
  delays in recruiting suitable subjects to participate in a trial;

  •
  delays in having subjects complete participation in a trial or return for post-treatment follow-up;

  •
  delays caused by subjects dropping out of a trial due to side effects or disease progression;

  •
  delays in adding new investigators and clinical trial sites;

  •
  withdrawal of clinical trial sites from Cerecor's clinical trials as a result of changing standards of care or the ineligibility of a site to participate in Cerecor's clinical trials; or

  •
  changes in government regulations or administrative actions or lack of adequate funding to continue the clinical trials.

        Any inability by Cerecor or its partners to timely complete clinical development could result in additional costs to Cerecor relating to product development and obtaining marketing approval and impair Cerecor's ability to generate product revenues and commercialization and sales milestone payments and royalties on product sales.

If Cerecor is unable to enroll appropriate subjects in clinical trials, Cerecor will be unable to complete these trials on a timely basis or at all.

        Identifying and qualifying subjects to participate in clinical trials of Cerecor's product candidates is critical to Cerecor's success. The timing of Cerecor's clinical trials depends on the speed at which Cerecor can recruit appropriate subjects to participate in testing Cerecor's product candidates as well as completion of required follow-up periods. If subjects are unwilling to participate in Cerecor's trials, the timeline for recruiting subjects, conducting trials and obtaining marketing approval of potential products may be delayed.

        Difficulty or delays in patient recruitment into Cerecor's trials could result in increased costs, delays in advancing Cerecor's product development, delays in testing the effectiveness of Cerecor's technology or termination of the clinical trials altogether. Many factors affect subject enrollment, including:

  •
  the size and nature of the subject population;

  •
  the number and location of clinical sites Cerecor enrolls;

  •
  the proximity of subjects to clinical sites;

  •
  perceived risks and benefits of the product candidate under trial;

  •
  competition with other companies for clinical sites or subjects;

  •
  competing clinical trials;

  •
  the eligibility and exclusion criteria for the trial;

  •
  the design of the clinical trial;

  •
  effectiveness of publicity for the clinical trials;

  •
  inability to obtain and maintain subject consents;

  •
  ability to monitor subjects adequately during and after the administration of the product candidate and the ability of subjects to comply with the clinical trial requirements;

  •
  risk that enrolled subjects will drop out or be withdrawn before completion; and

  •
  clinicians' and subjects' perceptions as to the potential advantages of the drug being studied in relation to other available therapies, including any new drugs that may be approved for the indications Cerecor is investigating.

        There is significant competition for recruiting subjects in clinical trials for product candidates for the treatment of neurological disorders and Cerecor or its partners may be unable to enroll the subjects it needs to complete clinical trials on a timely basis or at all. Furthermore, Cerecor relies on CROs and clinical trial sites to ensure the proper and timely conduct of Cerecor's clinical trials, and while Cerecor has agreements governing their committed activities, it has limited influence over their actual performance. If Cerecor is unable to enroll sufficient subjects in its clinical trials, if enrollment is slower than Cerecor anticipates, or if Cerecor's clinical trials require more subjects than Cerecor anticipates, Cerecor's clinical trials may be delayed or might not be completed. If Cerecor experiences delays in its clinical trials, the commercial prospects of its product candidates will be harmed. In addition, any delays in completing Cerecor's clinical trials will increase its costs, slow down Cerecor's product candidate development and approval process and jeopardize Cerecor's ability to commence product sales and generate revenues. In addition, many of the factors that could cause a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of Cerecor's lead product candidates or Cerecor's other product candidates.

Cerecor may face significant delays in its clinical studies and trials due to an inability to recruit patients for its clinical studies and trials or to retain patients in the clinical studies and trials it may perform.

        Cerecor may not be able to locate and enroll enough eligible patients to participate in these trials as required by the FDA, the European Medicines Agency ("EMA ") or similar regulatory authorities outside the United States and the European Union. This may result in Cerecor's failure to initiate or continue clinical trials for its product candidates or may cause Cerecor to abandon one or more clinical trials altogether. In particular, because several of Cerecor's programs are focused on the treatment of patients with rare, orphan or ultra-orphan diseases, Cerecor's ability to enroll eligible patients in these trials may be limited or slower than it anticipates in light of the small patient populations involved and the specific age range required for treatment eligibility in some indications. In addition, Cerecor's potential competitors, including major pharmaceutical, specialty pharmaceutical and biotechnology companies, academic institutions and governmental agencies and public and private research institutions, may seek to develop competing therapies, which would further limit the small patient pool available for Cerecor's studies.

        Completion of orphan clinical trials may take considerably more time than other trials, sometimes years, depending on factors such as type, complexity, novelty and intended use of a product candidate. As a result of the uncertainties described above, there can be no assurance that Cerecor will meet timelines that it establishes for any of its clinical trials.

Cerecor may in the future conduct clinical trials for certain of its product candidates at sites outside the United States, and the FDA might not accept data from trials conducted in such locations.

        Cerecor may in the future choose to conduct one or more of Cerecor's clinical trials outside the United States. Although the FDA may accept data from clinical trials conducted outside the United States, acceptance of this data is subject to certain conditions imposed by the FDA. The trial population must also adequately represent the U.S. population, and the data must be applicable to the U.S. population and medical practice in ways that the FDA deems clinically meaningful. Generally, the patient population for any clinical trials conducted outside of the United States must be representative of the population for whom Cerecor intends to seek approval in the United States. In addition, while these clinical trials are subject to the applicable local laws, FDA acceptance of the data will be dependent upon its determination that the trials also complied with all applicable U.S. laws and regulations. There can be no assurance that the FDA will accept data from trials conducted outside of the United States. If the FDA does not accept the data from any of Cerecor's clinical trials that it determines to conduct outside the United States, it would likely result in the need for additional trials, which would be costly and time-consuming and delay or permanently halt Cerecor's development of the product candidate.

Cerecor may fail to successfully identify, in-license, acquire, develop or commercialize potential product candidates.

        The success of Cerecor's business depends in part upon its ability to identify and validate new therapeutic targets and identify, develop and commercialize therapeutics, which it may develop itself, in-license or acquire from others. Research programs designed to identify product candidates require substantial technical, financial and human resources, whether or not any product candidates are ultimately identified. Cerecor's research efforts may initially show promise in identifying potential therapeutic targets or candidates, yet fail to yield product candidates for clinical development for a number of reasons, including:

  •
  Cerecor's methodology, including its screening technology, might not successfully identify medically relevant potential product candidates;

  •
  Cerecor's competitors may develop alternatives that render Cerecor's product candidates obsolete;

  •
  Cerecor may encounter product manufacturing difficulties that limit yield or produce undesirable characteristics that increase the cost of goods, cause delays or make the product candidates unmarketable;

  •
  Cerecor's product candidates may cause adverse effects in subjects, even after successful initial toxicology studies, which may make the product candidates unmarketable;

  •
  Cerecor's product candidates might not be capable of being produced in commercial quantities at an acceptable cost, or at all;

  •
  Cerecor's product candidates might not demonstrate a meaningful benefit to subjects;

  •
  Cerecor's potential collaboration partners may change their development profiles or plans for potential product candidates or abandon a therapeutic area or the development of a partnered product; and

  •
  Cerecor's reliance on third party clinical trials may cause it to be denied access to clinical results that may be significant to further clinical development.

        Additionally, Cerecor may focus its efforts and resources on potential programs or product candidates that ultimately prove to be unsuccessful. If any of these events occur, Cerecor may be forced to abandon its development efforts for a program or programs, which would have a material adverse effect on its business, operating results and prospects and could potentially cause Cerecor to cease operations.

Cerecor might not be successful in its efforts to develop and commercialize its preclinical product candidates.

        Cerecor's continued development of its preclinical product candidates will be dependent on receiving positive preclinical and clinical data that, in Cerecor's judgment, merits advancing such programs. Even if Cerecor is successful in continuing to build and expand its pipeline, the potential product candidates that Cerecor identifies might not be suitable for clinical development, including as a result of being shown to have harmful side effects or other characteristics that indicate that they are unlikely to be products that will receive marketing approval and achieve market acceptance. Similarly, even if the FDA approves Cerecor's Investigational New Drug Applications ("INDs"), there is no guarantee that Cerecor will be successful in its efforts to advance Cerecor's preclinical product candidates into clinical trials. If Cerecor does not successfully develop and commercialize product candidates based upon Cerecor's technological approach, Cerecor will not be able to obtain product revenues in future periods, which likely would result in significant harm to Cerecor's financial position and adversely affect Cerecor's stock price.

The marketing approval processes of the FDA and comparable foreign regulatory authorities are lengthy, time-consuming, costly and inherently unpredictable. Cerecor's inability to obtain regulatory approval for its product candidates would substantially harm its business.

        The time required to obtain approval to market new drugs by the FDA and comparable foreign regulatory authorities is unpredictable but typically takes many years following the commencement of preclinical studies and clinical trials and depends upon numerous factors, including the discretion of the regulatory authorities. In addition, approval policies, regulations or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate's clinical development and may vary among jurisdictions. Cerecor has not obtained regulatory approval for any product candidate and it is possible that none of its existing product candidates or any future product candidates will ever obtain regulatory approval. Moreover, the filing of an NDA for products that have not been granted Orphan Drug Designation requires a payment of a significant NDA application fee under the Prescription Drug User Fee Act ("PDUFA") upon submission. Any subsequent clinical data submissions to the NDA (i.e. for new indications) are also assessed an NDA application fee. The filing of an NDA for Cerecor's product candidates may be delayed due to Cerecor's lack of financial resources to pay such user fee.

        Cerecor's product candidates could fail to receive regulatory approval from the FDA or a comparable foreign regulatory authority for many reasons, including:

  •
  the FDA or comparable foreign regulatory authorities may disagree on the design or implementation of Cerecor's clinical trials, including the methodology used in Cerecor's trial, its chosen endpoints, its statistical analysis, or its proposed product indication. For instance, the FDA may find that the designs that Cerecor is utilizing in its planned clinical trial does not support an adequate and well-controlled study. The FDA also might not agree with the various disease scales and evaluation tools that Cerecor may use in its clinical trials to assess the efficacy of its product candidates. Further, the FDA might not agree with Cerecor's endpoints and/or indications selected for its development programs;

  •
  the FDA or comparable foreign regulatory authorities may disagree with Cerecor's development plans for its product candidates;

  •
  Cerecor's failure to demonstrate to the satisfaction of the FDA or comparable regulatory authorities that a product candidate is safe and effective for its proposed indication;

  •
  Cerecor's clinical trials may fail to meet the level of statistical significance required for approval;

  •
  Cerecor may fail to demonstrate that a product candidate's clinical and other benefits outweigh its safety risks;

  •
  the FDA or comparable foreign regulatory authorities may disagree with Cerecor's interpretation of data from preclinical studies or clinical trials;

  •
  data collected from clinical trials of Cerecor's product candidates may be insufficient to support the submission and filing of an NDA, other submission or to obtain marketing approval, and FDA may require additional studies to show that Cerecor's product candidates are safe or effective;

  •
  Cerecor may fail to obtain approval of the manufacturing processes or facilities of third-party manufacturers with whom it contracts for clinical and commercial supplies; or

  •
  there may be changes in the approval policies or regulations that render Cerecor's preclinical and clinical data insufficient for approval.

        The FDA or comparable foreign regulatory authority may require more information, including additional preclinical or clinical studies to support approval, which may delay or prevent approval and Cerecor's commercialization plans, or Cerecor may decide to abandon the development program. This lengthy approval process, as well as the unpredictability of future clinical trial results, may result in Cerecor failing to obtain approval to market its product candidates, which would significantly harm its business, results of operations and prospects. In addition, even if Cerecor were to obtain approval, regulatory authorities may approve any or all of its product candidates for fewer or more limited indications than Cerecor request, may require that contraindications, warnings or precautions be included in the product labeling, including a black-box warning, may grant approval with a requirement of costly post-marketing clinical trials or other post-market requirements, or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. Any of the foregoing scenarios could materially harm the commercial prospects for Cerecor's product candidates.

As appropriate, Cerecor intends to seek all available periods of regulatory exclusivity for its product candidates. However, there is no guarantee that Cerecor will be granted these periods of regulatory exclusivity or that it will be able to maintain these periods of exclusivity.

        The FDA grants product sponsors certain periods of regulatory exclusivity, during which the agency might not approve, and in certain instances, might not accept, certain marketing applications for competing drugs. For example, product sponsors may be eligible for five years of exclusivity from the date of approval of a new chemical entity, seven years of exclusivity for drugs that are designated to be orphan drugs, and/or a six-month period of exclusivity added to any existing exclusivity period or patent life for the submission of FDA requested pediatric data. While Cerecor intends to apply for all periods of market exclusivity that it may be eligible for, there is no guarantee that Cerecor will receive all such periods of market exclusivity. Additionally, under certain circumstances, the FDA may revoke the period of market exclusivity. Thus, there is no guarantee that Cerecor will be able to maintain a period of market exclusivity, even if granted. Moreover, Cerecor has not sought to obtain orphan drug designation for any of its product candidates, which the FDA must first grant to be eligible for orphan drug exclusivity, but may if Cerecor determines that it may be eligible. In the case of orphan designation, other benefits, such as tax credits and exemption from user fees may be available. If Cerecor is not able to obtain or maintain orphan drug designation or any period of market exclusivity to which it may be entitled, Cerecor will be materially harmed, as it will potentially be subject to greater market competition and may lose the benefits associated with programs.

Cerecor's product candidates may cause undesirable side effects or have other properties that could delay or prevent their marketing approval, limit the commercial profile of an approved label, or result in significant negative consequences following any marketing approval.

        Undesirable side effects caused by Cerecor's product candidates could cause Cerecor or regulatory authorities to issue a Clinical Hold and could result in a more restrictive label or the delay or denial of marketing approval by the FDA or other comparable foreign regulatory authority. Results of Cerecor's trials could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics.

        Should Cerecor's clinical studies of its product candidates reveal undesirable side effects, Cerecor could suspend or terminate its trials or the FDA or comparable foreign regulatory authorities as well as IRBs could order Cerecor to suspend or cease clinical trials. The FDA or comparable regulatory authorities could also deny approval of Cerecor's product candidates for any or all targeted indications or only for a limited indication or patient population or could require label warnings, contraindications or precautions, including black box warnings, post-market studies, testing and surveillance programs or other conditions including distribution restrictions or other risk management mechanisms under a costly risk evaluation and mitigation strategy ("REMS"). Drug-related side effects could affect subject recruitment or the ability of enrolled subjects to complete the trial or result in potential product liability claims. Any of these occurrences may harm Cerecor's business, financial condition and prospects significantly.

        Additionally, if one or more of Cerecor's product candidates receives marketing approval, and Cerecor or others (regulatory agencies, consumers, etc.) later identify undesirable side effects caused by such products, a number of potentially significant negative consequences could result, including:

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  Cerecor may suspend marketing of, or withdraw or recall, such product;

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  regulatory authorities may withdraw approvals of such product;

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  regulatory authorities may require additional warnings on the label or other label modifications;

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  the FDA or other regulatory bodies may issue safety alerts, Dear Healthcare Provider letters, press releases or other communications containing warnings about such product;

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  the FDA may require the establishment or modification of a REMS or other restrictions on marketing and distribution, or a comparable foreign regulatory authority may require the establishment or modification of a similar strategy that may, for instance, require Cerecor's to issue a medication guide outlining the risks of such side effects for distribution to patients or restrict distribution of Cerecor's products and impose burdensome implementation requirements on Cerecor;

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  regulatory authorities may require that Cerecor conduct post-marketing studies; and

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  Cerecor could be sued and held liable for harm caused to subjects or patients.

        Any of these events could prevent Cerecor from achieving or maintaining market acceptance of the particular product candidate or otherwise materially harm the commercial prospects for the product candidate, if approved, and could significantly harm Cerecor's business, financial condition, results of operations and prospects.

Changes in product candidate manufacturing or formulation may result in additional costs or delay.

        As product candidates are developed through preclinical studies to late-stage clinical trials towards regulatory approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are altered in an effort to optimize processes and results. Such changes carry the risk that they will not achieve these intended objectives. Any of these changes could cause Cerecor's product candidates to perform differently and affect the results of planned clinical trials or other future clinical trials conducted with the altered materials. Such changes may also require additional testing, FDA notification or FDA approval.

        Similarly, changes in the location of manufacturing or addition of manufacturing facilities may increase Cerecor's costs and require additional studies and FDA approval. This may require Cerecor to ensure that the new facility meets all applicable regulatory requirements, is adequately validated and qualified, and to conduct additional studies of product candidates manufactured at the new location. Any of the above could delay completion of clinical trials, require the conduct of bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay regulatory approval of Cerecor's product candidates and jeopardize its ability to commence product sales and generate revenue.

Even if Cerecor completes the necessary clinical trials, Cerecor cannot predict when or if it will obtain marketing approval to commercialize a product candidate or the approval may be for a narrower indication than Cerecor expects.

        Cerecor cannot commercialize a product candidate until the appropriate regulatory authorities have reviewed and approved the product candidate. Even if Cerecor's product candidates demonstrate safety and efficacy in clinical trials, the regulatory agencies might not complete their review processes in a timely manner, or Cerecor might not be able to obtain marketing approval from the relevant regulatory agencies. Additional delays may result if the FDA, an FDA Advisory Committee or other regulatory authority recommends non-approval or restrictions on approval. In addition, Cerecor may experience delays or rejections based upon additional government regulation from future legislation or administrative action, or changes in regulatory agency policy during the period of product development, clinical trials and the review process. Regulatory authorities also may approve a product candidate for fewer or more limited indications than requested, may impose significant limitations in the form of narrow indications, warnings, including black-box warnings, precautions or contra-indications with respect to conditions of use or may grant approval subject to the performance of costly post-marketing clinical trials or other post-marketing requirements, including a REMS. In addition, regulatory agencies might not approve the labeling claims that are necessary or desirable for the successful commercialization of Cerecor's product candidates. Cerecor's drugs, if approved, may be required to carry warnings comparable to this and other class-wide warnings. Any of the foregoing scenarios could materially harm the commercial prospects for Cerecor's product candidates.

Even if Cerecor were to obtain approval for its product candidates with the Rare Pediatric Disease Designation, the Rare Pediatric Disease Priority Review Voucher Program may no longer be in effect at the time of such approval or Cerecor might not be able to capture the value of the Rare Pediatric Disease Priority Review Voucher Program.

        Rare pediatric disease designation by the FDA is granted in the case of serious or life-threatening diseases affecting fewer than 200,000 people in the United States in which the serious or life-threatening manifestations are primarily in individuals 18 years of age and younger. The designation provides regulatory incentives for companies to develop and market therapies that treat these conditions. The sponsor of a drug for a rare pediatric disease may be eligible for a priority review voucher upon approval of the drug that can be used to obtain a priority review of a subsequent marketing application. The priority review voucher may be sold or transferred an unlimited number of times. Congress has extended the priority review voucher program until September 30, 2020 with new drug approvals that meet the voucher criteria grandfathered through 2022. This program has been subject to criticism, including by the FDA, and it is possible that even if Cerecor obtains approval for some of its product candidates and qualifies for such a priority review voucher, the program may no longer be in effect at the time of approval. Also, although priority review vouchers may be sold or transferred to third parties, there is no guaranty that Cerecor will be able to realize any value if it were to sell a priority review voucher.

Even if Cerecor were able to commercialize its products focused on rare orphan diseases, product sales of these products might not justify the cost of development.

        Because of the small patient population for a rare orphan disease, if pricing is not approved or accepted in the market at an appropriate level for an approved therapeutic product with orphan drug designation, such drug may not generate enough revenue to offset costs of development, manufacturing, marketing, and commercialization despite any benefits received from the rare orphan drug designation, such as market exclusivity, assistance in clinical trial design, or a reduction in user fees or tax credits related to development expense. Furthermore, Cerecor's estimates regarding potential market size for any rare indication may be materially different from what Cerecor discovers to exist at the time it commences commercialization, if any, for a therapeutic product, which could result in significant changes in its business plan and have a material adverse effect on its business, financial condition, results of operations, and prospects.

Once commercialized, some of Cerecor's products may face significant competition from non-prescription competition and consumer substitution, and Cerecor's operating results will suffer if it fails to compete effectively.

        Cerecor may be subject to non-prescription competition and consumer substitution for certain of its pipeline assets. For example, the three preclinical therapies in its pediatric orphan rare disease pipeline, CERC-801, CERC-802 and CERC-803, are ultra-pure formulations of D-galactose, D-mannose and L-fucose, respectively. These formulations are naturally occurring substances contained in various foods, including dairy products and fruit. Additionally, these formulations, particularly D-mannose, are also marketed by others as non-prescription dietary supplements. Once approved by the FDA and commercially available, Cerecor cannot be sure physicians will view the pharmaceutical grade purity and tested safety of CERC-801, CERC-802 or CERC-803 as having a superior therapeutic profile to the naturally occurring formulations and dietary supplements. In addition, to the extent the net price of CERC-801, CERC-802 or CERC-803, after insurance and offered discounts, is significantly higher than the prices of commercially available formulations marketed by other companies as dietary supplements (through that lack of coverage by insurers or otherwise), physicians and pharmacists may recommend these commercial alternatives instead of writing or filling prescriptions for CERC-801, CERC-802 or CERC-803, or patients may elect on their own to take commercially available supplements. Either of these outcomes may adversely impact Cerecor's results of operations by limiting how it prices its product and limiting the revenue it receives from the sale of CERC-801, CERC-802 and CERC-803 due to reduced market acceptance.

Even if Cerecor's product candidates receive marketing approval, Cerecor will still be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense. Additionally, Cerecor's product candidates, if approved, could be subject to labeling and other restrictions and market withdrawal and Cerecor may be subject to administrative sanctions or penalties if it fails to comply with regulatory requirements or experiences unanticipated problems with its products.

        Even if Cerecor obtains marketing approval for a product candidate, Cerecor would be subject to ongoing requirements by the FDA and comparable foreign regulatory authorities governing the manufacture, quality control, further development, labeling, packaging, storage, distribution, safety surveillance, import, export, advertising, promotion, recordkeeping and annual reporting of safety and other post-market information. The FDA and comparable foreign regulatory authorities will continue to closely monitor the safety profile of any product even after approval. If the FDA or comparable foreign regulatory authorities become aware of new safety information after approval of any of Cerecor's product candidates, they may withdraw approval, require labeling changes or establishment of a REMS or similar strategy, impose significant restrictions on a product's indicated uses or marketing, or impose ongoing requirements for potentially costly post-approval studies or post-market surveillance. In addition, any marketing approvals that Cerecor obtains for its product candidates may be subject to limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval or contain requirements for potentially costly post-marketing testing and other requirements, including Phase 4 clinical trials, imposition of a REMS and surveillance to monitor the safety and efficacy of the product candidate.

        In addition, manufacturers of drug products and their facilities, including contracted facilities, are subject to periodic inspections by the FDA and other regulatory authorities for compliance with cGMP regulations and standards. If Cerecor or a regulatory agency discover previously unknown problems with the facility where the product is manufactured, Cerecor may be subject to reporting obligations and a regulatory agency may impose restrictions on that product, the manufacturing facility, Cerecor, or Cerecor's suppliers, including requesting recalls or withdrawal of the product from the market or suspension of manufacturing. If Cerecor, its product candidates, its contractors, the manufacturing facilities for its product candidates or others working on Cerecor's behalf fails to comply with applicable regulatory requirements, either before or after marketing approval, a regulatory agency may:

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  issue Warning Letters or Untitled Letters;

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  mandate modifications to promotional materials or labeling, or require Cerecor to provide corrective information to healthcare practitioners;

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  require Cerecor to enter into a consent decree, which can include imposition of various fines, reimbursements for inspection costs, required due dates for specific actions and penalties for noncompliance;

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  seek an injunction or impose civil or criminal penalties or monetary fines, restitution or disgorgement, as well as imprisonment;

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  suspend or withdraw marketing approval;

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  suspend or terminate any ongoing clinical studies;

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  refuse to approve pending applications or supplements to applications filed by Cerecor;

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  debar Cerecor from submitting marketing applications, exclude Cerecor from participation in federal healthcare programs, require a corporate integrity agreement or deferred prosecution agreements, debar Cerecor from government contracts and refuse future orders under existing contracts;

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  suspend or impose restrictions on operations, including restrictions on marketing, distribution or manufacturing of the product, or the imposition of costly new manufacturing requirements or use of alternative suppliers; or

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  seize or detain products, refuse to permit the import or export of products, or request that Cerecor initiate a product recall.

        The occurrence of any event or penalty described above may inhibit Cerecor's ability to continue its development programs, commercialize its products and generate revenue.

        Advertising and promotion of any product candidate that obtains approval in the United States will be heavily scrutinized by the FDA, the Department of Justice, the Department of Health and Human Services' Office of Inspector General, state attorneys general, members of Congress and the public. While the FDA does not restrict physicians from prescribing approved drugs for uses outside of the drugs' approved labeling, known as off-label use, pharmaceutical manufacturers are strictly prohibited from promoting and marketing their products for such uses. Violations, including promotion of Cerecor's products for off-label uses, are subject to enforcement letters, inquiries, investigations, civil and criminal sanctions by the government, corporate integrity agreements, deferred prosecution agreements, debarment from government contracts and refusal of future orders under existing contracts, and exclusion from participation in federal healthcare programs. Additionally, comparable foreign regulatory authorities will heavily scrutinize advertising and promotion of any product candidate that obtains approval outside of the United States.

        In the United States, engaging in the impermissible promotion of Cerecor's products for off-label uses can also subject Cerecor to false claims litigation under federal and state statutes, which can lead to civil and criminal penalties and fines, debarment from government contracts and refusal of future orders under existing contracts, deferred prosecution agreements, and corporate integrity agreements with governmental authorities that materially restrict the manner in which a company promotes or distributes drug products. These false claims statutes include the federal civil False Claims Act, which allows any individual to bring a lawsuit against a pharmaceutical company on behalf of the federal government alleging submission of false or fraudulent claims, or causing to present such false or fraudulent claims, for payment by a federal program such as Medicare or Medicaid. If the government decides to intervene and prevails in the lawsuit, the individual will share in any fines or settlement funds. If the government does not intervene, the individual may proceed on his or her own. Since 2004, these False Claims Act lawsuits against pharmaceutical companies have increased significantly in volume and breadth, leading to several substantial civil and criminal settlements, such as settlements regarding certain sales practices promoting off-label drug uses involving fines that are as much as $3.0 billion. This growth in litigation has increased the risk that a pharmaceutical company will have to defend a false claim action, pay settlement fines or restitution, agree to comply with burdensome reporting and compliance obligations, and be excluded from Medicare, Medicaid and other federal and state healthcare programs. If Cerecor does not lawfully promote its approved products, Cerecor may become subject to such litigation and, if it does not successfully defend against such actions, those actions may have a material adverse effect on Cerecor's business, financial condition, results of operations and prospects.

        The FDA's policies may change, and additional government regulations may be enacted that could prevent, limit or delay marketing approval, and the sale and promotion of Cerecor's product candidates. If Cerecor is slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if it is not able to maintain regulatory compliance, Cerecor may lose any marketing approval that it may have obtained, which would adversely affect Cerecor's business, prospects and ability to achieve or sustain profitability.

If Cerecor is unable to, or is delayed in obtaining, state regulatory licenses for the distribution of its products, Cerecor would not be able to sell its product candidates in such states.

        The majority of states require manufacturer and/or wholesaler licenses for the sale and distribution of drugs into that state. The application process is complicated, time consuming, costly and requires dedicated personnel or a third party to oversee and manage. If Cerecor is delayed in obtaining these state licenses, or denied the licenses, even with FDA approval, Cerecor would not be able to sell or ship product into that state which would adversely affect its sales and revenues.

If any of Cerecor's product candidates are ultimately regulated as controlled substances, Cerecor, its contract manufacturers, as well as distributors, prescribers, and dispensers will be required to comply with additional regulatory requirements which could delay the marketing of Cerecor's product candidates, and increase the cost and burden of manufacturing, distributing, dispensing, and prescribing its product candidates.

        Before Cerecor can commercialize its product candidates, the United States Drug Enforcement Administration, or DEA, may need to determine the controlled substance Schedule, taking into account the recommendation of the FDA. This may be a lengthy process that could delay Cerecor's marketing of a product candidate and could potentially diminish any regulatory exclusivity periods for which Cerecor may be eligible. While Cerecor currently does not know whether any of its product candidates will be considered to be controlled substances, certain of Cerecor's product candidates may be regulated as controlled substances.

        If any of Cerecor's product candidates are regulated as controlled substances, depending on the controlled substance schedule in which the product candidates are placed, Cerecor, Cerecor's contract manufacturers, and any distributers, prescribers, and dispensers of the scheduled product candidates may be subject to significant regulatory requirements, such as registration, security, recordkeeping, reporting, storage, distribution, importation, exportation, inventory, quota and other requirements administered by the DEA. Moreover, if any of Cerecor's product candidates are regulated as controlled substances, Cerecor and its contract manufacturers would be subject to initial and periodic DEA inspection. If Cerecor or its contract manufacturers are not able to obtain or maintain any necessary DEA registrations, Cerecor might not be able to commercialize any product candidates that are deemed to be controlled substances or Cerecor may need to find alternative contract manufacturers, which would take time and cause Cerecor to incur additional costs, delaying or limit Cerecor's commercialization efforts.

        Because of their restrictive nature, these laws and regulations could limit commercialization of Cerecor's product candidates, should they be deemed to contain controlled substances. Failure to comply with the applicable controlled substance laws and regulations can also result in administrative, civil or criminal enforcement. The DEA may seek civil penalties, refuse to renew necessary registrations, or initiate administrative proceedings to revoke those registrations. In some circumstances, violations could result in criminal proceedings or consent decrees. Individual states also independently regulate controlled substances.

Cerecor's failure to obtain regulatory approval in international jurisdictions would prevent Cerecor from marketing its product candidates outside the United States, which would limit Cerecor's market opportunities and adversely affect its business.

        In order to market and sell Cerecor's products in other jurisdictions, Cerecor must obtain separate marketing approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval may differ substantially from that required to obtain FDA approval. The regulatory approval process outside the United States generally includes all of the risks associated with obtaining FDA approval. In addition, in many countries outside the United States, Cerecor must secure product reimbursement approvals before regulatory authorities will approve the product for sale in that country. Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for Cerecor and could delay or prevent the introduction of Cerecor's products in certain countries. Further, clinical trials conducted in one country might not be accepted by regulatory authorities in other countries. If Cerecor fails to comply with the regulatory requirements in international markets and receive applicable marketing approvals, Cerecor's target market will be reduced and Cerecor's ability to realize the full market potential of its product candidates will be harmed and Cerecor's business will be adversely affected. Cerecor might not obtain foreign regulatory approvals on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions. Approval by one regulatory authority outside the United States does not ensure approval by regulatory authorities in other countries or jurisdictions or by the FDA. Also, regulatory approval for any of Cerecor's product candidates may be withdrawn. However, the failure to obtain approval in one jurisdiction may negatively impact Cerecor's ability to obtain approval in another jurisdiction. Cerecor's failure to obtain approval of any of its product candidates by regulatory authorities in another country may significantly diminish the commercial prospects of that product candidate and Cerecor's business prospects could decline.

If Cerecor obtains approval to commercialize its product candidates outside of the United States, a variety of risks associated with international operations could materially adversely affect Cerecor's business.

        If any of Cerecor's product candidates are approved for commercialization, Cerecor may enter into agreements with third parties to market them on a worldwide basis or in more limited geographical regions. Cerecor expects that it will be subject to additional risks related to entering into international business relationships, including:

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  different regulatory requirements for approval of drugs in foreign countries;

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  challenges enforcing Cerecor's contractual and intellectual property rights, especially in those foreign countries that do not respect and protect intellectual property rights to the same extent as the United States;

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  foreign reimbursement, pricing and insurance regimes;

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  unexpected changes in tariffs, trade barriers and regulatory requirements;

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  economic weakness, including inflation, or political instability in particular foreign economies and markets;

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  compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

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  foreign currency fluctuations, which could result in increased operating expenses and reduced revenues, and other obligations incident to doing business in another country;

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  foreign taxes;

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  difficulties staffing and managing foreign operations;

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  workforce uncertainty in countries where labor unrest is more common than in the United States;

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  potential liability under the FCPA or comparable foreign regulations;

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  production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

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  business interruptions resulting from geopolitical actions, including war and terrorism, or natural disasters including earthquakes, typhoons, floods and fires.

        These and other risks associated with Cerecor's international operations may materially adversely affect Cerecor's ability to attain or maintain profitable operations.

Cerecor faces substantial competition and rapid technological change and the possibility that others may discover, develop or commercialize products before or more successfully than Cerecor.

        The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Cerecor faces competition with respect to its current product candidates and will face competition with respect to any future product candidates from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. Many of Cerecor's competitors have significantly greater financial, technical and human resources. Smaller and early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies.

        Cerecor's competitors may obtain marketing approval of their products more rapidly than Cerecor may or may obtain patent protection or other intellectual property rights that limit Cerecor's ability to develop or commercialize its product candidates. Cerecor's competitors may also develop drugs that are more effective, more convenient, more widely used and less costly or have a better safety profile than Cerecor's products and these competitors may also be more successful than Cerecor in manufacturing and marketing their products.

        Cerecor's competitors will also compete with Cerecor in recruiting and retaining qualified scientific, management and commercial personnel, establishing clinical trial sites and subject registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, its programs.

        There are numerous currently approved therapies for treating the pediatric conditions Cerecor's products address and, consequently, competition in these markets is intense. Many of these approved drugs are well established therapies or products and are widely accepted by physicians, patients and third-party payors. Some of these drugs are branded and subject to patent protection and non-patent regulatory exclusivity, and others are available on a generic basis.

        Insurers and other third-party payors may also encourage the use of generic products or specific branded products. Cerecor expects that any or Cerecor's product candidates, if approved, would be priced at a significant premium over competitive generic, including branded generic, products, but, any new product that competes with an approved product must demonstrate compelling advantages in efficacy, convenience, tolerability and safety in order to overcome price competition and to be commercially successful. This may make it difficult for Cerecor to differentiate its product from currently approved therapies, which may adversely impact Cerecor's business strategy. If Cerecor is not able to compete effectively against its current and future competitors, Cerecor's business will not grow, and its financial condition and operations will suffer.

Cerecor's products might not achieve adequate market acceptance among physicians, patients, third -party payors and others in the medical community necessary for commercial success.

        Even if Cerecor's product candidates have or receive marketing approval, they might not gain adequate market acceptance among physicians, patients and others in the medical community. Cerecor's commercial success also depends on coverage and adequate reimbursement of its product candidates by third-party payors, including government payors, generally, which may be difficult or time-consuming to obtain, may be limited in scope or might not be obtained in all jurisdictions in which Cerecor may seek to market its products. The degree of market acceptance of any of Cerecor's approved product candidates will depend on a number of factors, including:

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  the efficacy and safety profile of Cerecor's product candidates, including relative to marketed products and product candidates in development by third parties;

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  prevalence and severity of any side effects of Cerecor's product candidates;

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  relative convenience and ease of administration of Cerecor's product candidates;

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  cost effectiveness of Cerecor's product candidates;

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  the claims Cerecor may make for its product candidates based on the approved label or any restrictions placed upon Cerecor's marketing and distribution of its product candidates;

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  the time it takes for Cerecor's product candidates to complete clinical development and receive marketing approval;

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  how quickly and effectively Cerecor alone, or with a partner, can market, launch, and distribute any of its product candidates that receive marketing approval;

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  the ability to commercialize any of Cerecor's product candidates that receive marketing approval;

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  the price of Cerecor's products, including in comparison to branded or generic competitors and relative to alternative treatments;

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  potential or perceived advantages of disadvantages over alternative treatments;

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  the ability to collaborate with others in the development and commercialization of new products;

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  whether coverage and adequate levels of reimbursement are available under private and governmental health insurance plans, including Medicare;

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  the ability to establish, maintain and protect intellectual property rights related to Cerecor's product candidates;

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  the entry of generic versions of Cerecor's products onto the market;

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  the number of products in the same therapeutic class as Cerecor's product candidates;

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  the effect of current and future healthcare laws on Cerecor's drug candidates;

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  the ability to secure favorable managed care formulary positions, including federal healthcare program formularies;

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  the ability to manufacture commercial quantities of any of Cerecor's product candidates that receive marketing approval;

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  acceptance of any of Cerecor's product candidates that receive marketing approval by physicians and other healthcare providers; and

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  potential post-marketing commitments imposed on regulatory authorities, such as patient registries.

        If any product candidate is approved but does not achieve an adequate level of acceptance by physicians, hospitals, third-party payors and patients, Cerecor might not generate or derive sufficient revenue from that product candidate and might not become or remain profitable.

Even if Cerecor commercializes any of its product candidates, these products may become subject to unfavorable third-party coverage and reimbursement policies, healthcare reform initiatives, or pricing regulations, any of which could negatively impact Cerecor's business.

        Cerecor's ability to commercialize any products successfully will depend in part on the extent to which coverage and adequate reimbursement for these products will be available from government authorities, private health insurers, health maintenance organizations and other entities. These third-party payors determine which medications they will cover and establish reimbursement levels, and increasingly attempt to control costs by limiting coverage and the amount of reimbursement for particular medications. Several third-party payors are requiring that drug companies provide them with predetermined discounts from list prices, are using preferred drug lists to leverage greater discounts in competitive classes and are challenging the prices charged for drugs. In addition, federal programs impose penalties on drug manufacturers in the form of mandatory additional rebates and/or discounts if commercial prices increase at a rate greater than the Consumer Price Index-Urban, and these rebates and/or discounts, which can be substantial, may impact Cerecor's ability to raise commercial prices. Cerecor cannot be sure that coverage and reimbursement will be available for any product that it commercializes and, if coverage is available, what the level of reimbursement will be. Coverage and reimbursement may impact the demand for, or the price of, any product candidate for which Cerecor obtains marketing approval. If coverage and reimbursement are not available or available only to limited levels, Cerecor might not successfully commercialize any product candidate for which it obtains marketing approval.

        There may be significant delays in obtaining coverage and reimbursement for newly approved drugs, and coverage may be more limited than the purposes for which the drug is approved by the FDA or comparable foreign regulatory authorities. Moreover, eligibility for coverage and reimbursement does not imply that a drug will be paid for in all cases or at a rate that covers Cerecor's costs, including research, development, manufacture, sale and distribution. Interim reimbursement levels for new drugs, if applicable, may also not be sufficient to cover Cerecor's costs and may only be temporary. Reimbursement rates for a drug may vary according to the clinical setting in which it is used and may be based on reimbursement levels already set for lower cost drugs and may be incorporated into existing payments for other services. Prices paid for a drug also vary depending on the class of trade. Prices charged to government customers are subject to price controls and private institutions obtain discounts through group purchasing organizations. Net prices for drugs may be further reduced by mandatory discounts or rebates required by government healthcare programs and demanded by private payors, and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. Cerecor's inability to promptly obtain coverage and profitable reimbursement rates from both government-funded and private payors for any approved products that it develops could have a material adverse effect on Cerecor's operating results, its ability to raise capital needed to commercialize products and its overall financial condition.

        Moreover, the regulations that govern marketing approvals, pricing, coverage and reimbursement for new drug products vary widely from country to country. Current and future legislation may significantly change the approval requirements in ways that could involve additional costs and cause delays in obtaining approvals. Adverse pricing limitations may hinder Cerecor's ability to recoup its investment in one or more product candidates even if Cerecor's product candidates obtain marketing approval.

Cerecor may expend its limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.

        Because Cerecor has limited financial and managerial resources, it may forego or delay pursuit of opportunities with other product candidates or for other indications that later prove to have greater commercial potential. Cerecor's resource allocation decisions may cause it to fail to capitalize on viable commercial products or profitable market opportunities. Cerecor's spending on current and future research and development programs and product candidates for specific indications might not yield any commercially viable products. If Cerecor does not accurately evaluate the commercial potential or target market for a particular product candidate, Cerecor may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous to retain sole development and commercialization rights to such product candidate.

Cerecor's current revenue depends on one product; so if it does not grow sales of that product, its revenue might not grow, which could affect its stock price.

        Following the sale of Cerecor's Pediatric Portfolio, it currently has rights to only one commercial pharmaceutical product, Millipred. Cerecor does not expect Millipred to generate significant revenue and profits, but it currently relies on it for all its commercial revenue. Cerecor's ability to increase revenue in the future will depend on commercializing it successfully, as well as developing and commercializing its current pipeline of product candidates. Any failure to do so could require Cerecor to raise additional financing, and could negatively impact Cerecor's stock price.

Recently enacted and future legislation may increase the difficulty and cost for Cerecor to obtain marketing approval of and commercialize its product candidates and affect the prices it may obtain.

        In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could, among other things, prevent or delay marketing approval of Cerecor's product candidates, restrict or regulate post-approval activities and affect Cerecor's ability to profitably sell any product candidates for which it obtains marketing approval.

        For example, in March 2010, the ACA was enacted. The law has continued the downward pressure on pharmaceutical pricing, especially under the Medicare program, and increased the industry's regulatory burdens and operating costs. Among the provisions of the ACA of importance to Cerecor's potential drug candidates are the following:

  •
  an annual, nondeductible fee payable by any entity that manufactures or imports specified branded prescription drugs and biologic agents;

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  revised the definition of "average manufacturer price," or AMP, for reporting purposes, which can increase the amount of Medicaid drug rebates manufacturers are required to pay to states, and created a separate AMP for certain categories of drugs provided in non-retail outpatient settings;

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  an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program;

  •
  a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected;

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  a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer (70%) point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries under their coverage gap period, as a condition for the manufacturer's outpatient drugs to be covered under Medicare Part D;

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  extension of manufacturers' Medicaid rebate liability to individuals enrolled in Medicaid managed care organizations;

  •
  expansion of eligibility criteria for Medicaid programs in certain states;

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  expansion of the entities eligible for discounts under the Public Health Service pharmaceutical pricing program;

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  a new requirement to annually report drug samples that manufacturers and distributors provide to physicians;

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  a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research; and

  •
  enacted substantial new provisions affecting compliance which may affect Cerecor's business practices with healthcare practitioners.

        Cerecor cannot predict the full impact of the ACA on pharmaceutical companies, as many of the reforms require the promulgation of detailed regulations implementing the statutory provisions, some of which has not yet fully occurred. Since January 2017, the President of the United States has signed two Executive Orders and other directives designed to delay the implementation of any certain provisions of the ACA or otherwise circumvent some of the requirements for health insurance mandated by the ACA. The Tax Cuts and Jobs Act ("TCJA") included a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the "individual mandate." Congress will likely consider other legislation to replace elements of the ACA. The ACA is likely to continue the downward pressure on pharmaceutical pricing and may also increase Cerecor's regulatory burdens and operating costs. Cerecor continues to evaluate the effect that the ACA and its possible repeal and replacement has on Cerecor's business.

        Other legislative changes have been proposed and adopted since the ACA was enacted. For example, in August 2011 President Obama signed into law the Budget Control Act of 2011, which, among other things, created the Joint Select Committee on Deficit Reduction to recommend to Congress proposals in spending reductions. The Joint Select Committee did not achieve a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, triggering the legislation's automatic reduction to several government programs. This included further reductions to Medicare payments to providers of 2% per fiscal year, which went into effect in April 2013 and, due to subsequent legislative amendments to the statute, will stay in effect through 2025 unless additional Congressional action is taken. Additionally, in January 2013 the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, reduced Medicare payments to several providers and increased the statute of limitations period in which the government may recover overpayments to providers from three to five years.

        Further, there have been several recent U.S. Congressional inquiries and proposed federal and state legislation designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs, reduce the out-of-pocket cost of prescription drugs and reform government program reimbursement methodologies for drugs. Such scrutiny has resulted in several recent Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to pharmaceutical product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for products. At the federal level, the current administration's budget proposal for fiscal year 2019 contains further drug price control measures that could be enacted during the 2019 budget process or in other future legislation, including, for example, measures to permit Medicare Part D plans to negotiate the price of certain drugs under Medicare Part B, to allow some states to negotiate drug prices under Medicaid, and to eliminate cost sharing for generic drugs for low-income patients. Additionally, on May 11, 2018, the President of the United States laid out his administration's "Blueprint to Lower Drug Prices and Reduce Out-of-Pocket Costs" to reduce the cost of prescription drugs while preserving innovation and cures. The U.S. Department of Health and Human Services ("HHS") has already started the process of soliciting feedback on some of these measures and, at the same time, is immediately implementing others under its existing authority. Although some of these and other proposals will require authorization through additional legislation to become effective, Congress and the U.S. presidential administration have each indicated that they will continue to seek new legislative and/or administrative measures to control drug costs. At the state level, legislatures have become increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

        Moreover, the Drug Supply Chain Security Act, which was enacted in 2012 as part of the Food and Drug Administration Safety and Innovation Act, imposes new obligations on manufacturers of pharmaceutical products related to product tracking and tracing.

        Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. Cerecor is not sure whether additional legislative changes will be enacted, whether the current regulations, guidance or interpretations will be changed, or what the impact of such changes on Cerecor's business, if any, may be. In addition, increased scrutiny by the U.S. Congress of the FDA's approval process may significantly delay or prevent marketing approval, as well as subject Cerecor to more stringent product labeling and post-marketing testing and other requirements.

        Cerecor expects that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for Cerecor's product candidates or additional pricing pressures.

Product liability lawsuits against Cerecor could cause Cerecor to incur substantial liabilities and to limit commercialization of any products that it may develop.

        Cerecor faces an inherent risk of product liability exposure related to the testing of Cerecor's product candidates in human clinical trials and related to the commercial sale of Cerecor's products. Product liability claims may be brought against Cerecor by subjects enrolled in Cerecor's clinical trials, patients, healthcare providers or others using, administering or selling Cerecor's products. For example, Cerecor may be sued if any product it sells allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability and a breach of warranties. Claims could also be asserted under state consumer protection acts. If Cerecor cannot successfully defend itself against claims that its product candidates or products that it may develop caused injuries, Cerecor could incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

  •
  decreased demand for any product candidates or products that Cerecor may develop;

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  termination of clinical trial sites or entire trial programs;

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  injury to Cerecor's reputation and significant negative media attention;

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  withdrawal of clinical trial participants;

  •
  significant costs to defend the related litigation;

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  substantial monetary awards to trial subjects or patients;

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  loss of revenue;

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  product recalls, withdrawals or labeling, marketing or promotional restrictions;

  •
  diversion of management and scientific resources from Cerecor's business operations;

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  the inability to commercialize any products that Cerecor may develop; and

  •
  a decline in Cerecor's stock price.

        Cerecor currently holds product and clinical trial liability insurance coverage, but it might not adequately cover all liabilities that Cerecor incurs. Cerecor might not be able to maintain clinical trial insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise. Cerecor also maintains insurance coverage for its commercially available products, which might not adequately cover all liabilities that Cerecor may incur. Cerecor might not be able to maintain insurance coverage for its approved products at a reasonable cost or in an amount adequate to satisfy any liability that may arise. Large judgments have been awarded in class action lawsuits based on drugs that had unanticipated side effects. A product liability claim or series of claims brought against Cerecor, whether or not successful, but particularly if judgments exceed Cerecor's insurance coverage, could decrease Cerecor's cash and adversely affect its reputation and business.

Cerecor's relationships with commercial and government customers, healthcare providers, and third -party payors and others are subject to applicable anti-kickback, fraud and abuse, transparency and other healthcare related laws, regulations and requirements, which could expose Cerecor to criminal sanctions, civil penalties, exclusion from participation in federal healthcare programs, contractual damages and consequences, reputational harm, administrative burdens and diminished profits and future earnings.

        Pharmaceutical companies participating in federal and/or state healthcare programs such as Medicare and Medicaid are subject to a multitude of federal and state laws and regulations which are intended to address and prevent "fraud and abuse". These laws also apply to the physicians and third-party payors who play a primary role in the recommendation and prescription of Cerecor's commercially-available products. Cerecor's arrangements with providers, payors, and patients may expose Cerecor to broadly-applicable fraud and abuse laws. These laws may constrain the business or financial arrangements and relationships through which Cerecor markets, sells, and distributes its products. There are also laws, regulations, and requirements applicable to the award and performance of federal grants and contracts.

        Actions resulting in violations of these laws regulations, and requirements may result in civil and criminal liability, damages and restitution, as well as exclusion from participation in federal healthcare programs, corporate integrity agreements, deferred prosecution agreements, debarment from government contracts and grants and refusal of future orders under existing contracts or contractual damages, and other consequences. Restrictions under applicable federal and state healthcare related laws and regulations, include the following:

  •
  the federal Anti-Kickback Statute prohibits persons from, among other things, knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward, or in return for, the referral of an individual for the furnishing or arranging for the furnishing, or the purchase, lease or order, or arranging for or recommending purchase, lease or order, of any good or service for which payment may be made under a federal healthcare program;

  •
  the civil federal False Claims Act imposes civil penalties, including through civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent; knowingly making, using or causing to be made or used, a false record or statement to get a false or fraudulent claim paid or approved by the government; conspiring to defraud the government by getting a false or fraudulent claim paid or approved by the government; or knowingly making, using or causing to be made or used a false record or statement to avoid, decrease or conceal an obligation to pay money to the federal government;

  •
  the criminal federal False Claims Act imposes criminal fines or imprisonment against individuals or entities who willfully make or present a claim to the government knowing such claim to be false, fictitious or fraudulent;

  •
  the Veterans Health Care Act ("VHCA") requires manufacturers of covered drugs to offer them for sale on the Federal Supply Schedule, which requires compliance with applicable federal procurement laws and regulations and subjects Cerecor to contractual remedies as well as administrative, civil and criminal sanctions;

  •
  HIPAA and its related regulations impose criminal liability for, among other actions, knowingly and willfully executing a scheme to defraud any healthcare benefit program, knowingly and willfully embezzling or stealing from a health care benefit program, willfully obstructing a criminal investigation of a health care offense, or knowingly and willfully making false statements relating to healthcare matters;

  •
  HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 ("HITECH") and its implementing regulations, also imposes obligations on certain covered entity health care providers, health plans, and health care clearinghouses as well as their business associates that perform certain services involving individually identifiable health information, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information, as well as directly applicable privacy and security standards and requirements

  •
  the civil monetary penalties statute imposes penalties against any person or entity who, among other things, is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent;

  •
  the federal Physician Sunshine Act, created under Section 6002 of the ACA and its implementing regulations, requires manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children's Health Insurance Program (with certain exceptions) to report annually to the Centers for Medicare and Medicaid Services, or CMS, information related to payments or other "transfers of value" made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, and requires applicable manufacturers and applicable group purchasing organizations to report annually to CMS ownership and investment interests held by physicians (as defined above) and their immediate family members;

  •
  the FCPA prohibits any U.S. individual or business from paying, offering, or authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the United States to comply with accounting provisions requiring the company to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations; and

  •
  analogous or similar state, federal, and foreign laws, regulations, and requirements such as state anti-kickback and false claims laws, which may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers; state and foreign laws that require pharmaceutical companies to comply with the pharmaceutical industry's voluntary compliance guidelines and the applicable compliance guidance promulgated by the federal government or otherwise restrict payments that may be made to healthcare providers; state and foreign laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; laws, regulations, and requirements applicable to the award and performance of federal contracts and grants and state, federal and foreign laws that govern the privacy and security of health and other information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

        Efforts to ensure that Cerecor's business arrangements with third parties will comply with applicable healthcare laws and regulations involve substantial costs. Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that governmental authorities will conclude that Cerecor's business practices do not comply with current or future statutes, regulations, or case law interpreting applicable fraud and abuse or other healthcare laws and regulations. In addition, recent health care reform legislation has strengthened these laws. For example, recent case law from the U.S. Supreme Court interpreted the federal False Claims Act to include liability for implied false certifications, in certain instances. If Cerecor's operations are found to be in violation of any of these laws or any other governmental regulations or requirements that may apply to it, Cerecor may be subject to significant civil, criminal and administrative penalties, damages, fines, imprisonment, restitution exclusion from government funded healthcare programs, such as Medicare and Medicaid, corporate integrity agreements, deferred prosecution agreements, debarment from government contracts and grants and refusal of future orders under existing contracts, contractual damages, the curtailment or restructuring of Cerecor's operations and other consequences. If any of the physicians or other healthcare providers or entities with whom Cerecor expects to do business are found not to be in compliance with applicable laws, that person or entity may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

Moreover, availability of any federal grant funds which Cerecor may receive or for which it may apply is subject to federal appropriations law. Grant funding may also be withdrawn or denied for other reasons.

Cerecor may be subject to numerous and varying privacy and security laws, and its failure to comply could result in penalties and reputational damage.

        Cerecor maintains a large quantity of sensitive information, including confidential business information and information associated with clinical trials. If Cerecor's security measures are breached or fail and/or are bypassed because of third-party action, inadvertent disclosures through technological or human error (including employee error), malfeasance, hacking, ransomware, social engineering (including phishing schemes), computer viruses, malware, or otherwise, unauthorized acquisition of or access to sensitive information may occur. As a result, Cerecor's reputation could be damaged, its business might suffer, information might be lost, and Cerecor could face damages for breach of contract, penalties for violation of applicable laws or regulations, costly litigation or government investigations, and significant costs for remediation and remediation efforts to prevent future occurrences. The harm associated with these negative results is likely to be exacerbated if the affected information is personally identifiable.

        Cerecor may be subject to laws and regulations governing the privacy and security of personal information, including regulations pertaining to health information. The legislative and regulatory landscape for privacy and data security continues to evolve, and there has been an increasing focus on privacy and data security issues that may affect Cerecor's business. In the U.S., there are numerous federal and state privacy and data security laws and regulations that govern the collection, use, disclosure, and protection of personal information, including federal and state health information privacy laws, federal and state security breach notification laws, and federal and state consumer protection laws. Each of these laws is subject to varying interpretations by courts and government agencies, creating complex compliance issues for Cerecor. If Cerecor fails to comply with applicable laws and regulations, Cerecor could be subject to penalties or sanctions. Recently, the HHS Office for Civil Rights, which enforces HIPAA, appears to have increased its enforcement activities. Additionally, state attorneys general may bring civil actions seeking either injunctions or damages in response to violations of HIPAA that threaten the privacy of state residents. Privacy and data security has become an area of emphasis for some state legislatures. In addition to the risk associated with enforcement, compliance with these evolving laws, rules, and regulations regarding the privacy, security and protection of personal information could result in higher compliance and technology costs for Cerecor and present challenges for its business model.

        There are numerous federal and state laws that generally require notice to affected individuals, regulators, and sometimes the media or credit reporting agencies in the event of a data breach impacting personal information. For example, at the federal level, HIPAA Breach Notification Rule mandates notification of breaches affecting protected health information to affected individuals and regulators under conditions set forth in the Rule. Covered Entities must report breaches of unsecured protected health information to affected individuals without unreasonable delay, but not to exceed 60 days of discovery of the breach by a Covered Entity or its agents. Notification must also be made to HHS and, in certain circumstances involving large breaches, to the media. Business Associates must report breaches of unsecured protected health information to Covered Entities within 60 days of discovery of the breach by the Business Associate or its agents. All states, the District of Columbia, Guam, Puerto Rico, and the Virgin Islands have enacted data breach notification laws. These laws may impose notification obligations in addition to, or inconsistent with, the HIPAA Breach Notification Rule when a data breach implicates protected health information. In that event that Cerecor fails to detect or timely report a data breach it may be subject to significant penalties under federal and state law. In the event that Cerecor reports a data breach as required by federal or state law, federal or state regulators may initiate an investigation into, and/or litigation related to, Cerecor's privacy or data security practices. Private plaintiffs may also initiate costly class-action litigation following a data breach.

        Numerous other countries have, or are developing, laws governing the collection, use, and transmission of personal information. These laws often impose significant compliance obligations. For example, since May 25, 2018, the General Data Protection Regulation ("GDPR"), has imposed more stringent obligations and restrictions on the ability to collect, analyze, and transfer personal information, including health data from clinical trials and substantial fines for breaches of the data protection rules in the European Economic Area. To the extent that Cerecor's activities are or become subject to the GDPR, Cerecor may need to devote significant effort and resources to complying with those legal regimes. Any failure to comply with the rules arising from the GDPR could lead to government enforcement actions and significant penalties against Cerecor and adversely impact its operating results.

If Cerecor's employees, independent contractors, principal investigators, CROs, manufacturers, consultants or vendors commit fraud or other misconduct, including noncompliance with regulatory standards and requirements and insider trading, Cerecor's business may experience serious adverse consequences.

        Cerecor is exposed to the risk that its employees, independent contractors, principal investigators, CROs, manufacturers, consultants and vendors may engage in fraudulent or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to Cerecor that violates: (1) FDA regulations, including those laws requiring the reporting of true, complete and accurate information to the FDA, (2) manufacturing standards, (3) federal and state healthcare fraud and abuse laws and regulations or (4) laws that require the true, complete and accurate reporting of financial information or data. Specifically, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. The improper use of information obtained in the course of clinical trials could also result in significant legal sanctions and serious harm to Cerecor's reputation. In addition, federal procurement laws and regulations impose substantial penalties for misconduct in connection with government contracts and require contractors to maintain a code of business conduct and ethics. Cerecor has adopted a Code of Business Conduct and Ethics, but it is not always possible to identify and deter misconduct by Cerecor's employees and other third parties, and the precautions Cerecor takes to detect and prevent this activity might not be effective in controlling unknown or unmanaged risks or losses or in protecting Cerecor from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against Cerecor, and Cerecor is not successful in defending itself or asserting its rights, those actions could have a significant impact on Cerecor's business, including regulatory enforcement action, the imposition of significant criminal and civil fines, penalties, or other sanctions, including imprisonment, exclusion from participation in federal healthcare programs, and deferred prosecution and corporate integrity agreements.

        In addition, during the course of Cerecor's operations, Cerecor's directors, executives and employees may have access to material, nonpublic information regarding Cerecor's business, its results of operations or potential transactions Cerecor is considering. Cerecor has adopted an Insider Trading and Window Period Policy, but despite the adoption of such policy, Cerecor might not be able to prevent a director, an executive or an employee from trading in Cerecor's common stock on the basis of, or while having access to, material, nonpublic information. If a director, executive or employee was to be investigated, or an action was to be brought against a director, executive or employee for insider trading, it could have a negative impact on Cerecor's reputation and its stock price. Such a claim, with or without merit, could also result in substantial expenditures of time and money, and divert attention of Cerecor's management team from other tasks important to the success of Cerecor's business.

Cerecor may encounter difficulties in managing its growth and expanding its operations successfully.

        As Cerecor seeks to advance its product candidates through clinical trials, Cerecor will need to expand its development, regulatory, manufacturing, administrative, marketing and sales capabilities or contract with third parties to provide these capabilities for it. As Cerecor's operations expand, Cerecor expects that it will need to manage additional relationships with various strategic partners, suppliers and other third parties. Future growth will impose significant added responsibilities on members of management. Cerecor's future financial performance and its ability to commercialize its product candidates and to compete effectively will depend, in part, on Cerecor's ability to manage any future growth effectively. To that end, Cerecor must be able to manage its development efforts and clinical trials effectively and hire, train and integrate additional management, administrative and sales and marketing personnel. The hiring, training and integration of new employees may be more difficult, costly and/or time-consuming for Cerecor because it has fewer resources than a larger organization. Cerecor might not be able to accomplish these tasks, and its failure to accomplish any of them could prevent Cerecor from successfully growing its company.

If, in the future, Cerecor is unable to grow its own sales, or establish marketing and distribution capabilities or enter into licensing or collaboration agreements for these purposes, Cerecor might not be successful in commercializing its product candidates.

        Cerecor does not currently have a robust sales or marketing infrastructure. To develop its internal sales, distribution and marketing capabilities for new product candidates, Cerecor will have to invest significant amounts of financial and management resources, some of which will be committed prior to any confirmation that any new product candidates will be approved. For product candidates for which Cerecor decides to perform sales, marketing and distribution functions itself, it could face a number of additional risks, including:

  •
  Cerecor's inability to recruit and retain adequate numbers of effective sales and marketing personnel;

  •
  inability of marketing personnel to develop effective marketing materials;

  •
  the inability of sales personnel to obtain access to physicians or educate adequate numbers of physicians on the clinical benefits of Cerecor's products to achieve market acceptance;

  •
  the lack of complementary products to be offered by sales personnel, which may put Cerecor at a competitive disadvantage relative to companies with more extensive product lines;

  •
  the costs associated with training sales personnel on legal compliance matters and monitoring their actions;

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  liability for sales personnel failing to comply with the applicable legal requirements; and

  •
  unforeseen costs and expenses associated with creating an independent sales and marketing organization.

        Where and when appropriate, Cerecor may elect to utilize contract sales forces or strategic partners to assist in the commercialization of Cerecor's product candidates. If Cerecor enters into arrangements with third parties to perform sales, marketing and distribution services for its products, the resulting revenues or the profitability from these revenues to Cerecor is likely to be lower than if it had sold, marketed and distributed its products itself. In addition, Cerecor might not be successful in entering into arrangements with third parties to sell, market and distribute its product candidates or may be unable to do so on terms that are favorable to Cerecor. Cerecor likely will have little control over such third parties, and any of these third parties may fail to devote the necessary resources and attention to sell, market and distribute its products effectively. Such third parties may also not comply with the applicable regulatory requirements, which could potentially expose Cerecor to regulatory and legal enforcement actions.

Risks Related to Cerecor's Dependence on Third Parties

Cerecor might not succeed in establishing and maintaining development collaborations, which could adversely affect Cerecor's ability to develop and commercialize product candidates.

        A part of Cerecor's strategy is to enter into product development collaborations in the future, including collaborations with major biotechnology or pharmaceutical companies for the development or commercialization of its current and future product candidates. Cerecor also faces significant competition in seeking appropriate development partners and the negotiation process is time-consuming and complex. Cerecor might not succeed in its efforts to establish development collaborations or other alternative arrangements for any of its existing or future product candidates and programs because its research and development pipeline may be insufficient, its product candidates and programs may be deemed to be at too early a stage of development for collaborative effort and/or third parties might not view its product candidates and programs as having the requisite potential to demonstrate safety and efficacy.

        Furthermore, any collaborations that Cerecor enters into might not be successful. The success of Cerecor's development collaborations will depend heavily on the efforts and activities of its collaborators. Furthermore, any collaborations that Cerecor enters into might not be successful. The success of Cerecor's development collaborations will depend heavily on the efforts and activities of its collaborators. Cerecor's relationship with any future collaborations may pose several risks, including the following:

  •
  collaborators have significant discretion in determining the amount and timing of the efforts and resources that they will apply to these collaborations;

  •
  collaborators might not perform their obligations as expected;

  •
  the nonclinical studies and clinical trials conducted as part of these collaborations might not be successful;

  •
  collaborators might not pursue development and commercialization of any product candidates that achieve regulatory approval or may elect not to continue or renew development or commercialization programs based on nonclinical study or clinical trial results, changes in the collaborators' strategic focus or available funding or external factors, such as an acquisition, that divert resources or create competing priorities;

  •
  collaborators may delay nonclinical studies and clinical trials, provide insufficient funding for nonclinical studies and clinical trials, stop a nonclinical study or clinical trial or abandon a product candidate, repeat or conduct new nonclinical studies or clinical trials or require a new formulation of a product candidate for nonclinical studies or clinical trials;

  •
  Cerecor might not have access to, or may be restricted from disclosing, certain information regarding product candidates being developed or commercialized under a collaboration and, consequently, may have limited ability to inform its stockholders about the status of such product candidates;

  •
  collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with Cerecor's product candidates if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than Cerecor's;

  •
  product candidates developed in collaboration with Cerecor may be viewed by its collaborators as competitive with their own product candidates or products, which may cause collaborators to cease to devote resources to the commercialization of Cerecor's product candidates;

  •
  a collaborator with marketing and distribution rights to one or more of Cerecor's product candidates that achieve regulatory approval might not commit sufficient resources to the marketing and distribution of any such product candidate;

  •
  disagreements with collaborators, including disagreements over proprietary rights, contract interpretation or the preferred course of development of any product candidates, may cause delays or termination of the research, development or commercialization of such product candidates, may lead to additional responsibilities for Cerecor with respect to such product candidates or may result in litigation or arbitration, any of which would be time consuming and expensive;

  •
  collaborators might not properly maintain or defend Cerecor's intellectual property rights or may use Cerecor's proprietary information in such a way as to invite litigation that could jeopardize or invalidate Cerecor's intellectual property or proprietary information or expose Cerecor to potential litigation;

  •
  disputes may arise with respect to the ownership or inventorship of intellectual property developed pursuant to Cerecor's collaborations;

  •
  collaborators may infringe the intellectual property rights of third parties, which may expose Cerecor to litigation and potential liability;

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  the terms of Cerecor's collaboration agreement may restrict Cerecor from entering into certain relationships with other third parties, thereby limiting Cerecor's options; and

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  collaborations may be terminated for the convenience of the collaborator and, if terminated, Cerecor could be required to raise additional capital to pursue further development or commercialization of the applicable product candidates.

        Even if Cerecor is successful in its efforts to establish development collaborations, the terms that Cerecor agrees upon might not be favorable to it and it might not be able to maintain such development collaborations if, for example, development or approval of a product candidate is delayed or sales of an approved product candidate are disappointing. Any delay in entering into development collaboration agreements related to Cerecor's product candidates could delay the development and commercialization of its product candidates and reduce their competitiveness if they reach the market. Additionally, collaborations with pharmaceutical or biotechnology companies and other third parties often are terminated or allowed to expire by the other party. Any such termination or expiration would adversely affect Cerecor financially and could harm its business reputation.

        If Cerecor fails to establish and maintain additional development collaborations related to its product candidates:

  •
  the development of certain of Cerecor's current or future product candidates may be terminated or delayed;

  •
  Cerecor's cash expenditures related to development of certain of its current or future product candidates would increase significantly and Cerecor may need to seek additional financing, which might not be available on favorable terms, or at all;

  •
  Cerecor may be required to hire additional employees or otherwise develop expertise, such as sales and marketing expertise, for which Cerecor has not budgeted;

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  Cerecor will bear all of the risk related to the development of any such product candidates;

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  Cerecor may have to expend unexpected efforts and funds if it is unable to obtain the results of third-party clinical trials; and

  •
  the competitiveness of any product candidate that is commercialized could be reduced.

Cerecor relies on third parties to conduct, supervise and monitor its clinical trials. The failure of these third parties to successfully carry out their contractual duties or meet expected deadlines could substantially harm Cerecor's business because Cerecor might not obtain marketing approval for or commercialize its product candidates in a timely manner or at all.

        Cerecor relies upon third-party CROs to monitor and manage data for its clinical programs. Cerecor relies on these parties for execution of its clinical trials and, while Cerecor has agreements governing their activities, Cerecor has limited influence over their actual performance and control only certain aspects of their activities. Nevertheless, Cerecor is responsible for ensuring that each of its studies is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards, and Cerecor's reliance on the CROs does not relieve it of its regulatory responsibilities. Cerecor, its clinical trial sites, and its CROs are required to comply with GCP requirements, which are regulations and guidelines enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area and comparable foreign regulatory authorities for all of Cerecor's products in clinical development. Regulatory authorities enforce these GCP requirements through periodic inspections of trial sponsors, principal investigators and trial sites. If Cerecor, any of its CROs or clinical trial sites fails to comply with applicable GCP requirements, the clinical data generated in Cerecor's clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require Cerecor to perform additional clinical trials before approving its marketing applications, if at all. In addition, Cerecor is required to report certain financial interests of its third-party investigators if these relationships exceed certain financial thresholds or meet other criteria. The FDA or comparable foreign regulatory authorities may question the integrity of the data from those clinical trials conducted by principal investigators who previously served or currently serve as scientific advisors or consultants to Cerecor from time to time and receive cash compensation in connection with such services or otherwise receive compensation from Cerecor that could be deemed to impact study outcome, proprietary interests in a product candidate, certain company equity interests, or significant payments of other sorts. Cerecor cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of its clinical trials complies with GCP requirements. In addition, Cerecor must conduct its clinical trials with product produced under applicable cGMP requirements. Failure to comply with these regulations may require Cerecor to repeat preclinical and clinical trials, which would delay the marketing approval process.

        Cerecor's CROs and clinical trial sites are not its employees, and, except for remedies available to Cerecor under its agreements with such CROs and clinical trial sites, Cerecor cannot control whether or not they devote sufficient time and resources to Cerecor's ongoing clinical, nonclinical and preclinical programs. These CROs and clinical trial sites may also have relationships with other commercial entities, including Cerecor's competitors, for whom they may also be conducting clinical trials or other drug development activities that could harm Cerecor's competitive position. If CROs or clinical trial sites do not successfully carry out their contractual duties or obligations or meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to Cerecor's clinical protocols, regulatory requirements or for other reasons, Cerecor's clinical trials may be extended, delayed or terminated and Cerecor might not be able to obtain marketing approval for or successfully commercialize its product candidates or it may be subject to regulatory enforcement actions. As a result, Cerecor's results of operations and the commercial prospects for its product candidates would be harmed, its costs could increase and its ability to generate revenues could be delayed. To the extent Cerecor is unable to successfully identify and manage the performance of third-party service providers in the future, Cerecor's business may be adversely affected.

        Switching or adding CROs involves substantial cost and requires extensive management time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays occur, which can materially impact Cerecor's ability to meet its desired clinical development timelines. Though Cerecor carefully manages its relationships with its CROs, there can be no assurance that Cerecor will not encounter similar challenges or delays in the future or that these delays or challenges will not have a material adverse impact on Cerecor's business, prospects, financial condition and results of operations.

Cerecor uses third parties to manufacture all of its product candidates. This may increase the risk that Cerecor will not have sufficient quantities of its product candidates to conduct its clinical trials or such quantities at an acceptable cost, which could result in the delay, prevention, or impairment of clinical development and commercialization of Cerecor's product candidates.

        Cerecor's does not own or operate, and has no plans to establish, any manufacturing facilities for its product candidates. Cerecor has limited personnel with experience in drug manufacturing and Cerecor lacks the resources and the capabilities to manufacture any of its product candidates on a clinical or commercial scale.

        Cerecor currently outsources all manufacturing of its product candidates to third parties typically without any guarantee that there will be sufficient supplies to fulfill Cerecor's requirements or that Cerecor may obtain such supplies on acceptable terms. Any delays in obtaining adequate supplies with respect to Cerecor's product candidates may delay the development or commercialization of its other product candidates.

        In addition, Cerecor does not currently have any agreements with third-party manufacturers for the long-term commercial supply of its product candidates. Cerecor may be unable to enter agreements for commercial supply with third-party manufacturers, or may be unable to do so on acceptable terms. Even if Cerecor enters into these agreements, the various manufacturers of each product candidate will likely be single source suppliers to Cerecor for a significant period of time.

        The facilities used by Cerecor's contract manufacturers to manufacture Cerecor's product candidates must be approved by the FDA pursuant to inspections that will be conducted after Cerecor submits its NDA to the FDA. While Cerecor is ultimately responsible for the manufacture of its product candidates, other than through its contractual arrangements, Cerecor does not control the manufacturing process of, and is completely dependent on, its contract manufacturing partners for compliance with cGMP requirements for manufacture of both active drug substances and finished drug products for clinical supply and eventually for commercial supply, if Cerecor receives regulatory approval. If Cerecor's contract manufacturers cannot successfully manufacture material that conforms to Cerecor's specifications and the strict regulatory requirements of the FDA or other regulatory authorities, Cerecor's will not be able to secure and/or maintain regulatory approval for their manufacturing facilities. Failure of Cerecor's contract manufacturers to comply with the applicable regulatory requirements may also subject Cerecor to regulatory enforcement actions. In addition, other than through Cerecor's contractual agreements, Cerecor has no control over the ability of Cerecor's contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or a comparable foreign regulatory authority does not approve these facilities for the manufacture of Cerecor's product candidates or if it withdraws any such approval in the future, Cerecor may need to find alternative manufacturing facilities, which would significantly impact its ability to develop, obtain marketing approval for or market its product candidates, if approved.

        Reliance on third-party manufacturers subjects Cerecor to risks that would not affect it if Cerecor manufactured the product candidates itself, including:

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  reliance on the third parties for regulatory compliance and quality assurance;

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  the possible breach of the manufacturing agreements by the third parties because of factors beyond Cerecor's control;

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  the possible misappropriation of Cerecor's proprietary information, including trade secrets and know-how;

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  the possibility of termination or nonrenewal of the agreements by the third parties because of Cerecor's breach of the manufacturing agreement or based on their own business priorities;

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  the disruption and costs associated with changing suppliers, including additional regulatory filings.

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  failure to satisfy their contractual duties or obligations;

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  inability to meet Cerecor's product specifications and quality requirements consistently;

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  delay or inability to procure or expand sufficient manufacturing capacity;

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  manufacturing and/or product quality issues related to manufacturing development and scale-up;

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  costs and validation of new equipment and facilities required for scale-up;

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  failure to comply with applicable laws, regulations, and standards, including cGMP and similar foreign standards;

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  deficient or improper record-keeping;

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  contractual restrictions on Cerecor's ability to engage additional or alternative manufacturers;

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  inability to negotiate manufacturing agreements with third parties under commercially reasonable terms;

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  termination or nonrenewal of manufacturing agreements with third parties in a manner or at a time that is costly or damaging to Cerecor;

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  reliance on a limited number of sources, and in some cases, single sources for product components, such that if Cerecor is unable to secure a sufficient supply of these product components, Cerecor will be unable to manufacture and sell its product candidates or any future product candidate in a timely fashion, in sufficient quantities or under acceptable terms;

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  lack of qualified backup suppliers for those components that are currently purchased from a sole or single source supplier;

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  lack of access or licenses to proprietary manufacturing methods used by third-party manufacturers to make Cerecor's product candidates;

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  operations of Cerecor's third-party manufacturers or suppliers could be disrupted by conditions unrelated to Cerecor's business or operations, including the bankruptcy of the manufacturer or supplier or regulatory sanctions related to the manufacture of Cerecor or other company's products;

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  carrier disruptions or increased costs that are beyond Cerecor's control; and

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  failure to deliver Cerecor's products under specified storage conditions and in a timely manner.

        Cerecor's product candidates may compete with other products and product candidates for access to manufacturing facilities. There are a limited number of manufacturers that operate under cGMP regulations and that are both capable of manufacturing for Cerecor and willing to do so. If Cerecor's existing third-party manufacturers, or the third parties that it engages in the future to manufacture a product for commercial sale or for Cerecor's clinical trials, should cease to continue to do so for any reason, Cerecor likely would experience delays in obtaining sufficient quantities of its product candidates for Cerecor to meet commercial demand or to advance its clinical trials while it identifies and qualifies replacement suppliers. If for any reason Cerecor is unable to obtain adequate supplies of its product candidates or the drug substances used to manufacture them, it will be more difficult for Cerecor to develop its product candidates and compete effectively.

        Cerecor's suppliers are subject to regulatory requirements, covering manufacturing, testing, quality control, manufacturing, and record keeping relating to its product candidates, and subject to ongoing inspections by the regulatory agencies. Failure by any of Cerecor's suppliers to comply with applicable regulations may result in long delays and interruptions to Cerecor's manufacturing capacity while Cerecor seeks to secure another supplier that meets all regulatory requirements, as well as market disruption related to any necessary recalls or other corrective actions.

Cerecor will continue to depend on Aytu to provide it with certain services to manage the operations of Millipred.

        In connection with the sale of Cerecor's Pediatric Portfolio to Aytu, Cerecor retained the rights to Millipred and entered into a Transition Services Agreement with Aytu. Pursuant to the Transition Services Agreement, Aytu is responsible for managing the commercial operations of Millipred, including providing accounting reporting services and managing the third-party logistics provider. Cerecor exercises no control over the activities of Aytu, other than the contractual rights it has pursuant to its Transition Services Agreement. If Aytu were to fail to fulfill all of its obligations under the Transition Service Agreement, Cerecor could suffer operational difficulties or significant losses. If Aytu ceases to provide services pursuant to the Transition Services Agreement, Cerecor might not be able to reestablish its commercial infrastructure to replace these services in a timely manner, if at all, which would materially adversely affect its financial position.

        The revenue generated by sales of Millipred will be received by Aytu and subsequently transferred to Cerecor, and any delay or default in payment by Aytu to Cerecor of these revenues could adversely affect Cerecor's cash flows, financial condition, and results of operations. Pursuant to the Transition Services Agreement, Aytu is responsible for managing the commercial operations of Millipred and is obligated to transfer the revenue generated by sales of Millipred to Cerecor on a timely basis. Adverse economic conditions or financial difficulties of Aytu could impair its ability to remit such payment or could cause Aytu to delay such payments. Furthermore, if Aytu were unable to meet its obligations, it could consider restructuring under the bankruptcy laws, which might make it difficult for Cerecor to collect all or a significant portion of the revenues generated by Millipred. Cerecor's inability to collect its revenues generated by Millipred from Aytu could adversely affect its cash flows, financial condition, and results of operations.

Risks Related to Intellectual Property

If Cerecor is unable to obtain or maintain intellectual property rights, or if the scope of patent protection is not sufficiently broad, competitors could develop and commercialize products similar or identical to Cerecor's, and Cerecor might not be able to compete effectively in its market.

        Cerecor's success depends in significant part on Cerecor's and its licensors', licensees' or collaborators' ability to establish, maintain and protect patents and other intellectual property rights and operate without infringing the intellectual property rights of others. Cerecor has filed numerous patent applications both in the United States and in foreign jurisdictions to obtain patent rights to inventions it has discovered. Cerecor have also licensed from third parties' rights to patent portfolios.

        The patent prosecution process is expensive and time-consuming, and Cerecor and Cerecor's current or future licensors, licensees or collaborators might not be able to prepare, file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that Cerecor or its licensors, licensees or collaborators will fail to identify patentable aspects of inventions made in the course of development and commercialization activities before it is too late to obtain patent protection on them. Moreover, in some circumstances, Cerecor might not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the patents, covering technology that it licenses from or license to third parties and are reliant on Cerecor's licensors, licensees or collaborators. Therefore, these patents and applications might not be prosecuted and enforced in a manner consistent with the best interests of Cerecor's business. If Cerecor's current or future licensors, licensees or collaborators fail to establish, maintain or protect such patents and other intellectual property rights, such rights may be reduced or eliminated. If Cerecor's licensors, licensees or collaborators are not fully cooperative or disagree with Cerecor as to the prosecution, maintenance or enforcement of any patent rights, such patent rights could be compromised.

        The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of Cerecor and Cerecor's current or future licensors', licensees' or collaborators' patent rights are highly uncertain. Cerecor's and its licensors', licensees' or collaborators' pending and future patent applications might not result in patents being issued which protect Cerecor's technology or products, in whole or in part, or which effectively prevent others from commercializing competitive technologies and products. The patent examination process may require Cerecor or its licensors, licensees or collaborators to narrow the scope of the claims of Cerecor or its licensors', licensees' or collaborators' pending and future patent applications, which may limit the scope of patent protection that may be obtained. Cerecor's and its licensors', licensees' or collaborators' patent applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until a patent issues from such applications, and then only to the extent the issued claims cover the technology.

        Furthermore, given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, Cerecor's owned and licensed patent portfolio might not provide Cerecor with sufficient rights to exclude others from commercializing products similar or identical to Cerecor's products. Cerecor expects to seek extensions of patent terms where these are available in any countries where Cerecor is prosecuting patents. This includes in the United States under the Drug Price Competition and Patent Term Restoration Act of 1984, which permits a patent term extension of up to five years beyond the expiration of the patent. However, the applicable authorities, including the FDA in the United States, and any equivalent regulatory authority in other countries, might not agree with Cerecor's assessment of whether such extensions are available, and may refuse to grant extensions to Cerecor's patents, or may grant more limited extensions than Cerecor requests. If this occurs, Cerecor's competitors may take advantage of its investment in development and clinical trials by referencing its clinical and preclinical data and launch their product earlier than might otherwise be the case.

If Cerecor breaches the license agreements related to its product candidates, Cerecor could lose the ability to develop and commercialize its product candidates.

        Cerecor's commercial success depends upon its ability, and the ability of its licensors and collaborators, to develop, manufacture, market and sell Cerecor's product candidates and use Cerecor and its licensors' or collaborators' proprietary technologies without infringing the proprietary rights of third parties. If Cerecor fails to comply with its obligations in the agreements under which it licenses intellectual property rights from third parties or otherwise experience disruptions to Cerecor's business relationships with its licensors, Cerecor could lose the ability to continue the development and commercialization of its product candidates or face other penalties under these agreements. Cerecor has entered into exclusive license agreements with Merck & Co., Inc. and its affiliates ("Merck") pursuant to which Merck has granted Cerecor rights to the compounds used in CERC-301 and the COMTi platform, including CERC-406. If Cerecor fails to comply with the obligations under these agreements, including payment terms, Merck and Lilly may have the right to terminate any of these agreements, in which event Cerecor might not be able to develop, market or sell the relevant product candidate. Such an occurrence could materially adversely affect the value of the product candidate being developed under any such agreement. Termination of these agreements or reduction or elimination of Cerecor's rights under these agreements may result in Cerecor having to negotiate new or reinstated agreements, which might not be available to Cerecor on equally favorable terms, or at all, or cause Cerecor to lose its rights under these agreements, including its rights to intellectual property or technology important to Cerecor's development programs. Any of these occurrences may harm Cerecor's business, financial condition and prospects significantly.

Obtaining and maintaining Cerecor's patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and Cerecor's patent protection could be reduced or eliminated for non-compliance with these requirements.

        Periodic maintenance and annuity fees on any issued patent are due to be paid to the USPTO, and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If Cerecor or its licensors or collaborators fails to maintain the patents and patent applications covering its product candidates, Cerecor's competitors might be able to enter the market, which would have a material adverse effect on Cerecor's business.

Third parties may initiate legal proceedings against Cerecor alleging that it infringed their intellectual property rights, or Cerecor may initiate legal proceedings against third parties to challenge the validity or scope of intellectual property rights controlled by third parties, the outcome of which would be uncertain and could have a material adverse effect on the success of Cerecor's business.

        Third parties may initiate legal proceedings against Cerecor or its licensors or collaborators alleging that Cerecor or its licensors or collaborators infringe their intellectual property rights or Cerecor or its licensors or collaborators may initiate legal proceedings against third parties to challenge the validity or scope of intellectual property rights controlled by third parties, including in oppositions, interferences, reexaminations, inter partes reviews or derivation proceedings before the United States or other jurisdictions. These proceedings can be expensive and time-consuming and many of Cerecor's or its licensors' or collaborators' adversaries in these proceedings may have the ability to dedicate substantially greater resources to prosecuting these legal actions than Cerecor or its licensors or collaborators can.

        An unfavorable outcome could require Cerecor or its licensors or collaborators to cease using the related technology or developing or commercializing its product candidates, or to attempt to license rights to it from the prevailing party. Cerecor's business could be harmed if the prevailing party does not offer Cerecor or its licensors or collaborators a license on commercially reasonable terms or at all.

Even if Cerecor or its licensors or collaborators obtain a license, it may be non-exclusive, thereby giving Cerecor's competitors access to the same technologies licensed to Cerecor or its licensors or collaborators. In addition, Cerecor could be found liable for monetary damages, including treble damages and attorneys' fees, if Cerecor is found to have willfully infringed a patent. A finding of infringement could prevent Cerecor from commercializing its product candidates or force Cerecor to cease some of its business operations, which could materially harm Cerecor's business.

Cerecor may become involved in lawsuits to protect or enforce its intellectual property, which could be expensive, time-consuming and unsuccessful and have a material adverse effect on the success of Cerecor's business.

        Third parties may infringe on Cerecor's or its licensors' or collaborators' patents or misappropriate or otherwise violate Cerecor's or its licensors' or collaborators' intellectual property rights. In the future, Cerecor or its licensors or collaborators may initiate legal proceedings to enforce or defend Cerecor's or its licensors' or collaborators' intellectual property rights, to protect Cerecor's or its licensors' or collaborators' trade secrets or to determine the validity or scope of intellectual property rights Cerecor owns or controls. Also, third parties may initiate legal proceedings against Cerecor or its licensors or collaborators to challenge the validity or scope of intellectual property rights Cerecor owns or controls. The proceedings can be expensive and time-consuming and many of Cerecor's or its licensors' or collaborators' adversaries in these proceedings may have the ability to dedicate substantially greater resources to prosecuting these legal actions than Cerecor or its licensors or collaborators can. Accordingly, despite Cerecor's or its licensors' or collaborators' efforts, Cerecor or its licensors or collaborators might not prevent third parties from infringing upon or misappropriating intellectual property rights Cerecor owns or controls, particularly in countries where the laws might not protect those rights as fully as in the United States. Litigation could result in substantial costs and diversion of management resources, which could harm Cerecor's business and financial results. In addition, in an infringement proceeding, a court may decide that a patent owned by or licensed to Cerecor is invalid or unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that Cerecor's or its licensors' or collaborators' patents do not cover the technology in question. An adverse result in any litigation proceeding could put one or more of Cerecor's or its licensors' or collaborators' patents at risk of being invalidated, held unenforceable or interpreted narrowly.

        Third party pre-issuance submission of prior art to the USPTO, or opposition, derivation, reexamination, inter partes review or interference proceedings, or other pre-issuance or post-grant proceedings in the United States or other jurisdictions provoked by third parties or brought by Cerecor or its licensors or collaborators may be necessary to determine the priority of inventions with respect to Cerecor's or its licensors' or collaborators' patents or patent applications. An unfavorable outcome could require Cerecor or its licensors or collaborators to cease using the related technology and commercializing its product candidates, or to attempt to license rights to it from the prevailing party. Cerecor's business could be harmed if the prevailing party does not offer Cerecor or its licensors or collaborators a license on commercially reasonable terms or at all. Even if Cerecor or its licensors or collaborators obtain a license, it may be non-exclusive, thereby giving Cerecor's competitors access to the same technologies licensed to Cerecor or its licensors or collaborators. In addition, if the breadth or strength of protection provided by Cerecor's or its licensors' or collaborators' patents and patent applications is threatened, it could dissuade companies from collaborating with Cerecor to license, develop or commercialize current or future product candidates. Even if Cerecor successfully defends such litigation or proceeding, Cerecor may incur substantial costs and it may distract Cerecor's management and other employees. Cerecor could be found liable for monetary damages, including treble damages and attorneys' fees if Cerecor is found to have willfully infringed a patent.

        Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of Cerecor's confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of Cerecor's warrants or shares of its common stock.

Cerecor may be subject to claims by third parties asserting that its employees or Cerecor has misappropriated their intellectual property, or claiming ownership of what Cerecor regards as its own intellectual property.

        Many of Cerecor's employees, including its senior management, were previously employed at universities or at other biotechnology or pharmaceutical companies, including Cerecor's competitors or potential competitors. Some of these employees executed proprietary rights, non-disclosure and non-competition agreements in connection with such previous employment. Cerecor may be subject to claims that Cerecor or these employees have used or disclosed confidential information or intellectual property, including trade secrets or other proprietary information, of any such employee's former employer. In addition, Cerecor may be subject to claims that former employees, collaborators, or other third parties have an ownership interest in Cerecor's patents or other intellectual property. While it is Cerecor's policy to require its employees and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to Cerecor, Cerecor may be unsuccessful in executing such an agreement to each party who in fact develops intellectual property that Cerecor regards as its own. Cerecor could be subject to ownership disputes arising, for example, from conflicting obligations of consultants or others who are involved in developing Cerecor's product candidates. Litigation may be necessary to defend against these claims.

        If Cerecor fails in prosecuting or defending any such claims, in addition to paying monetary damages, Cerecor may lose valuable intellectual property rights or personnel or sustain damages. Such intellectual property rights could be awarded to a third party, and Cerecor could be required to obtain a license from such third party to commercialize its technology or products. Such a license might not be available on commercially reasonable terms or at all. Even if Cerecor successfully prosecutes or defends against such claims, litigation could result in substantial costs and distract management.

Cerecor's inability to protect its confidential information and trade secrets would harm Cerecor's business and competitive position.

        In addition to seeking patents for some of Cerecor's technology and products, Cerecor also relies on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain Cerecor's competitive position. Though Cerecor seeks to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as Cerecor's employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors and other third parties, as well as by entering into confidentiality and invention or patent assignment agreements with Cerecor's employees and consultants, any of these parties may breach the agreements and disclose Cerecor's proprietary information, including Cerecor's trade secrets, and Cerecor might not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts both within and outside the United States may be less willing or unwilling to protect trade secrets. If a competitor lawfully obtained or independently developed any of Cerecor's trade secrets, Cerecor would have no right to prevent such competitor from using that technology or information to compete with Cerecor, which could harm Cerecor's competitive position.

Changes in patent law could diminish the value of patents in general, thereby impairing Cerecor's ability to protect its product candidates.

        As is the case with other biotechnology and pharmaceutical companies, Cerecor's success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involve technological and legal complexity, and obtaining and enforcing biopharmaceutical patents is costly, time-consuming, and inherently uncertain. The Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to Cerecor's and its licensors' or collaborators' ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by Congress, the federal courts, and the USPTO the laws and regulations governing patents could change in unpredictable ways that would weaken Cerecor's and its licensors' or collaborators' ability to obtain new patents or to enforce existing patents and patents Cerecor and its licensors or collaborators may obtain in the future. Recent patent reform legislation could increase the uncertainties and costs surrounding the prosecution of Cerecor's and its licensors' or collaborators' patent applications and the enforcement or defense of Cerecor's or its licensors' or collaborators' issued patents. On September 16, 2011, the America Invents Act was signed into law. The America Invents Act includes a number of significant changes to United States patent law. These include provisions that affect the way patent applications are prosecuted and may also affect patent litigation. The USPTO recently developed new regulations and procedures to govern administration of the America Invents Act, and many of the substantive changes to patent law associated with the America Invents Act, and in particular, the first to file provisions, only became effective on March 16, 2013. Accordingly, it is not clear what, if any, impact the America Invents Act will have on the operation of Cerecor's business. However, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the prosecution of Cerecor's or its licensors' or collaborators' patent applications and the enforcement or defense of Cerecor's or its licensors' or collaborators' issued patents, all of which could have a material adverse effect on Cerecor's business and financial condition.

Cerecor might not be able to protect its intellectual property rights throughout the world.

        Filing, prosecuting, enforcing and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and Cerecor's or its licensors' or collaborators' intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, Cerecor and its licensors or collaborators might not be able to prevent third parties from practicing Cerecor's and its licensors' or collaborators' inventions in all countries outside the United States, or from selling or importing products made using Cerecor's and its licensors' or collaborators' inventions in and into the United States or other jurisdictions. Competitors may use Cerecor's and its licensors' or collaborators' technologies in jurisdictions where Cerecor has not obtained patent protection to develop their own products and further, may export otherwise infringing products to territories where Cerecor and its licensors or collaborators have patent protection, but enforcement is not as strong as that in the United States. These products may compete with Cerecor's product candidates and Cerecor's and its licensors' or collaborators' patents or other intellectual property rights might not be effective or sufficient to prevent them from competing.

        Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biopharmaceuticals, which could make it difficult for Cerecor and its licensors or collaborators to stop the infringement of Cerecor's and its licensors' or collaborators' patents or marketing of competing products in violation of Cerecor's and its licensors' or collaborators' proprietary rights generally. Proceedings to enforce Cerecor's and its licensors' or collaborators' patent rights in foreign jurisdictions could result in substantial costs and divert Cerecor's and its licensors' or collaborators' efforts and attention from other aspects of Cerecor's business, could put Cerecor's and its licensors' or collaborators' patents at risk of being invalidated or interpreted narrowly and Cerecor's and its licensors' or collaborators' patent applications at risk of not issuing and could provoke third parties to assert claims against Cerecor or its licensors or collaborators. Cerecor or its licensors or collaborators might not prevail in any lawsuits that Cerecor or its licensors or collaborators initiate and the damages or other remedies awarded, if any, might not be commercially meaningful.

        The requirements for patentability may differ in certain countries, particularly developing countries. For example, unlike other countries, China has a heightened requirement for patentability, and specifically requires a detailed description of medical uses of a claimed drug. In India, unlike the United States, there is no link between regulatory approval of a drug and its patent status. Furthermore, generic or biosimilar drug manufacturers or other competitors may challenge the scope, validity or enforceability of Cerecor's or its licensors' or collaborators' patents, requiring Cerecor or its licensors or collaborators to engage in complex, lengthy and costly litigation or other proceedings. Generic or biosimilar drug manufacturers may develop, seek approval for, and launch biosimilar versions of Cerecor's products. In addition to India, certain countries in Europe and developing countries, including China, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In those countries, Cerecor and its licensors or collaborators may have limited remedies if patents are infringed or if Cerecor or its licensors or collaborators are compelled to grant a license to a third party, which could materially diminish the value of those patents. This could limit Cerecor's potential revenue opportunities. Accordingly, Cerecor and its licensors' or collaborators' efforts to enforce intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that Cerecor owns or licenses.

Risks Related to Cerecor's Stock

If Cerecor is not able to comply with the applicable continued listing requirements or standards of The Nasdaq Stock Market, Nasdaq could delist Cerecor's common stock.

        Cerecor's common stock is currently listed on The Nasdaq Stock Market. In order to maintain that listing, Cerecor must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders' equity, minimum share price, and certain corporate governance requirements. There can be no assurances that Cerecor will be able to comply with the applicable listing standards.

        In the event that Cerecor's common stock is delisted from The Nasdaq Stock Market and is not eligible for quotation or listing on another market or exchange, trading of Cerecor's common stock could be conducted only in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, Cerecor's common stock, and there would likely also be a reduction in Cerecor's coverage by securities analysts and the news media, which could cause the price of Cerecor's common stock to decline further. Also, it may be difficult for Cerecor to raise additional capital if it is not listed on a major exchange.

        Such a de-listing would also likely have a negative effect on the price of Cerecor's common stock and would impair your ability to sell or purchase Cerecor's common stock when you wish to do so. In the event of a de-listing, Cerecor may take actions to restore its compliance with The Nasdaq Stock

Market's listing requirements, but Cerecor can provide no assurance that any such action taken by Cerecor would allow its common stock to become listed again, stabilize the market price or improve the liquidity of its common stock, prevent its common stock from dropping below The Nasdaq Stock Market minimum bid price requirement or prevent future non-compliance with The Nasdaq Stock Market's listing requirements.

An active trading market for Cerecor's securities might not be sustained.

        Although Cerecor's common shares are listed on The Nasdaq Stock Market, Cerecor cannot assure you that an active trading market for Cerecor's common shares will continue to develop or be sustained, particularly because one investor, Armistice, now holds a significant amount of Cerecor's outstanding stock. If an active market for Cerecor's common shares is not sustained it may impair your ability to sell your warrants or shares of Cerecor's common stock at the time you wish to sell them or at a price that you consider reasonable, you may not be able to sell your shares quickly or at the market price. An inactive market may also impair Cerecor's ability to raise capital to continue to fund operations by selling common shares and may impair Cerecor's ability enter into strategic collaborations or acquire companies or products by using Cerecor's common shares as consideration.

The market price of Cerecor's stock is volatile, and you could lose all or part of your investment.

        The market price of Cerecor's shares of its common stock has been highly volatile and subject to wide fluctuations in response to various factors, some of which Cerecor cannot control. From Cerecor's initial public offering in October 2015 through September 30, 2019, the per share trading price of Cerecor's common stock has been as high as $7.65 and as low as $0.34. As a result of this volatility, you might not be able to sell your shares of Cerecor's common stock at a favorable price. In addition to the factors discussed in this "Risk Factors" section and elsewhere in this proxy statement/prospectus, these factors that could negatively affect or result in fluctuations in the market price of shares of Cerecor's common stock include:

  •
  Cerecor's ability to generate significant product revenues, cash flows and a profit;

  •
  the development status of Cerecor's product candidates, and when any of Cerecor's product candidates receive marketing approval;

  •
  Cerecor's decision to initiate a clinical trial, not to initiate a clinical trial or to terminate an existing clinical trial;

  •
  Cerecor's failure to commercialize its product candidates, if approved;

  •
  the success of competitive products or technologies;

  •
  regulatory actions with respect to Cerecor's products or Cerecor's competitors' products;

  •
  actual or anticipated changes in Cerecor's growth rate relative to Cerecor's competitors;

  •
  announcements by Cerecor or Cerecor's competitors of significant acquisitions, strategic collaborations, joint ventures, collaborations or capital commitments;

  •
  results of preclinical studies and clinical trials of Cerecor's product candidates or those of Cerecor's competitors;

  •
  regulatory or legal developments in the United States and other countries;

  •
  developments or disputes concerning patent applications, issued patents or other proprietary rights;

  •
  the recruitment or departure of key personnel;

  •
  the level of expenses related to any of Cerecor's product candidates or clinical development programs;

  •
  the results of Cerecor's efforts to discover, develop, in-license or acquire additional product candidates or products;

  •
  actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

  •
  the performance of third parties on whom Cerecor relies to manufacture its products and product candidates, supply API and conduct its clinical trials, including their ability to comply with regulatory requirements;

  •
  variations in Cerecor's financial results or those of companies that are perceived to be similar to Cerecor;

  •
  variations in the level of expenses related to Cerecor's product candidates or preclinical and clinical development programs, including relating to the timing of invoices from, and other billing practices of, Cerecor's CROs and clinical trial sites;

  •
  fluctuations in the valuation of companies perceived by investors to be comparable to Cerecor;

  •
  warrant or share price and volume fluctuations attributable to inconsistent trading volume levels of Cerecor's warrants or shares;

  •
  announcement or expectation of additional financing efforts;

  •
  sales of Cerecor's warrants or shares of Cerecor's common stock by Cerecor, its insiders or its other security holders;

  •
  changes in the structure of healthcare payment systems;

  •
  changes in operating performance and stock market valuations of other pharmaceutical companies;

  •
  market conditions in the pharmaceutical and biotechnology sectors;

  •
  Cerecor's execution of collaborative, co-promotion, licensing or other arrangements, and the timing of payments Cerecor may make or receive under these arrangements;

  •
  additional state and federal healthcare reform measures that could put downward pricing pressure on Cerecor's products;

  •
  the public's response to press releases or other public announcements by Cerecor or third parties, including Cerecor's filings with the SEC and announcements relating to litigation or other disputes, strategic transactions or intellectual property impacting Cerecor or Cerecor's business;

  •
  announcement related to litigation;

  •
  fluctuations in quarterly operating results, as well as differences between Cerecor's actual financial and operating results and those expected by investors;

  •
  the financial projections Cerecor may provide to the public, any changes in these projections or Cerecor's failure to meet these projections;

  •
  changes in financial estimates by any securities analysts who follow Cerecor's warrants or shares of common stock, Cerecor's failure to meet these estimates or failure of those analysts to initiate or maintain coverage of Cerecor's warrants or shares of common stock;

  •
  ratings downgrades by any securities analysts who follow Cerecor's warrants or shares of common stock;

  •
  the development and sustainability of an active trading market for Cerecor's shares of common stock;

  •
  future sales of Cerecor's shares of common stock by Cerecor's officers, directors and significant stockholders;

  •
  other events or factors, including those resulting from war, incidents of terrorism, natural disasters or responses to these events;

  •
  changes in accounting principles; and

  •
  general economic, industry and market conditions.

        In addition, the stock market in general, and the market for biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of shares of common stock, regardless of Cerecor's actual operating performance. The realization of any of the above risks or any of a broad range of other risks, including those described in this "Risk Factors" section, could have a material adverse impact on the market price of Cerecor's shares of common stock. When the market price of a stock is volatile, security holders often institute class action litigation against the company that issued the stock. If Cerecor becomes involved in this type of litigation, regardless of the outcome, Cerecor could incur substantial legal costs and Cerecor's management's attention could be diverted from the operation of Cerecor's business, which could have a material adverse effect on Cerecor's business, financial condition, results of operations and cash flows.

Future sales and issuances of shares of Cerecor's common stock or rights to purchase common stock, including pursuant to Cerecor's equity incentive plans, could result in additional dilution of the percentage ownership of Cerecor's stockholders and could cause Cerecor's stock price to fall.

        Cerecor expects that additional capital may be needed in the future to continue Cerecor's planned operations, including conducting clinical trials, commercialization efforts, expanded research and development activities and costs associated with operating a public company. To raise capital, Cerecor may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner Cerecor determines from time to time. If Cerecor sells common stock, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to Cerecor's existing stockholders, and new investors could gain rights, preferences and privileges senior to Cerecor's existing stockholders.

        Cerecor is authorized to grant equity awards, including stock grants and stock options, to Cerecor's employees, directors and consultants. As of September 30, 2019, there were 1,963,869 shares available for future issuance under the Second and Amended 2016 Equity Incentive Plan ("the 2016 Amended Plan"). During the term of the 2016 Amended Plan, the share reserve will automatically increase on the first trading day in January of each calendar year, by an amount equal to 4% of the total number of outstanding shares of common stock of Cerecor on the last trading day in December of the prior calendar year. On January 1, 2019, on the terms of the 2016 Amended Plan an additional 1,632,167 shares were made available for issuance for a total of 2,234,824 shares available for issuance. In addition, as of September 30, 2019, there were 1,148,085 shares available for future issuance under the 2016 Employee Stock Purchase Plan (the "ESPP"). On January 1 of each calendar year, the aggregate number of shares that may be issued under the ESPP will automatically increase by a number equal to the lesser of (i) 1% of the total number of shares of Cerecor's common stock outstanding on

December 31 of the preceding calendar year, and (ii) 500,000 shares of Cerecor's common stock, or (iii) a number of shares of Cerecor's common stock as determined by Cerecor's board of directors or compensation committee. Future issuances, as well as the possibility of future issuances, under the 2016 Amended Plan or the ESPP or other equity incentive plans could cause the market price of Cerecor's common stock to decrease.

Armistice has significant influence over Cerecor, and its interests may be different from or conflict with those of Cerecor's other stockholders.

        Armistice Capital, LLC ("Armistice") beneficially own approximately 63% of Cerecor's outstanding common stock. As a consequence, Armistice continues to be able to exert a significant degree of influence over Cerecor's management, affairs, and matters requiring stockholder approval, including the election of directors, a merger, consolidation or sale of all or substantially all of Cerecor's assets, and any other significant transaction. The interests of Armistice might not always coincide with Cerecor's interests or the interests of Cerecor's other stockholders. For instance, this concentration of ownership may have the effect of delaying or preventing a change in control of Cerecor otherwise favored by Cerecor's other stockholders and could depress Cerecor's stock price.

        Armistice makes investments in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with Cerecor. Armistice may also pursue, for its own account, acquisition opportunities that may be complementary to Cerecor's business, and as a result, those acquisition opportunities might not be available to Cerecor. The interests of the Armistice may supersede Cerecor, causing Armistice or their affiliates to compete against Cerecor or to pursue opportunities instead of Cerecor, for which Cerecor has no recourse. Such actions on the part of Armistice and inaction on Cerecor's part could have a material adverse effect on Cerecor's business, financial condition, results of operations and cash flows.

        Armistice controls a seat on Cerecor's board of directors. Since Armistice could invest in entities that directly or indirectly compete with Cerecor, when conflicts arise between the interests of Armistice and the interests of Cerecor's stockholders, this director might not be disinterested.

Sales of a significant number of shares of Cerecor's common stock in the public markets, or the perception that such sales could occur, could depress the market price of Cerecor's common stock.

        Sales of a substantial number of shares of Cerecor's common stock in the public markets could depress the market price of Cerecor's common stock and impair Cerecor's ability to raise capital through the sale of additional equity securities. As additional shares of Cerecor's common stock become available for resale in the public market pursuant to this offering, and otherwise, the supply of Cerecor's common stock will increase, which could decrease its price. In addition, some or all of the shares of common stock may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for Cerecor's shares of common stock. Therefore, Cerecor cannot predict the effect that future sales of Cerecor's common stock would have on the market price of its common stock.

Cerecor has never paid cash dividends on its capital stock, and it does not anticipate paying any cash dividends in the foreseeable future.

        The continued operation and expansion of Cerecor's business will require substantial funding. Cerecor currently intends to retain all of its future earnings, if any, to finance the growth and development of its business. Accordingly, Cerecor does not anticipate that it will pay any cash dividends on shares of Cerecor's common stock for the foreseeable future. Consequently, currently stockholders must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Any determination to pay dividends in the future will be at the discretion of Cerecor's board of directors and will depend upon results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors Cerecor's board of directors deems relevant.

Cerecor is an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012 ("JOBS Act") and will be able to avail itself of reduced disclosure requirements applicable to emerging growth companies, which could make Cerecor's securities less attractive to investors and adversely affect the market price of Cerecor's securities.

        For so long as Cerecor remains an "emerging growth company" as defined in the JOBS Act, Cerecor may take advantage of certain exemptions from various requirements applicable to public companies that are not "emerging growth companies" including:

  •
  the provisions of Section 404(b) of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley Act, requiring that Cerecor's independent registered public accounting firm provide an attestation report on the effectiveness of Cerecor's internal control over financial reporting;

  •
  the "say on pay" provisions (requiring a non-binding stockholder vote to approve compensation of certain executive officers) and the "say on golden parachute" provisions (requiring a non-binding stockholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Act and some of the disclosure requirements of the Dodd-Frank Act relating to compensation of Cerecor's chief executive officer.

  •
  the requirement to provide detailed compensation discussion and analysis in proxy statements and reports filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and instead provide a reduced level of disclosure concerning executive compensation; and

  •
  any rules that the Public Company Accounting Oversight Board may adopt requiring mandatory audit firm rotation or a supplement to the auditor's report on the financial statements.

        Cerecor may take advantage of these exemptions until it is no longer an "emerging growth company." Cerecor would cease to be an "emerging growth company" upon the earliest of: (i) the first fiscal year following the fifth anniversary of Cerecor's initial public offering; (ii) the first fiscal year after Cerecor's annual gross revenues are $1.07 billion or more; (iii) the date on which Cerecor has, during the previous three-year period, issued more than $1.07 billion in non-convertible debt securities; or (iv) as of the end of any fiscal year in which the market value of Cerecor's common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year.

        Cerecor has determined to take advantage of some, but not all, of the reduced regulatory and reporting requirements that will be available to it so long as it qualifies as an "emerging growth company." For example, Cerecor has irrevocably elected not to take advantage of the extension of time to comply with new or revised financial accounting standards available under Section 102(b) of the JOBS Act. Cerecor's independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of Cerecor's internal control over financial reporting so long as Cerecor qualifies as an "emerging growth company," which may increase the risk that material weaknesses or significant deficiencies in Cerecor's internal control over financial reporting go undetected. Likewise, so long as Cerecor qualifies as an "emerging growth company," it may elect not to provide you with certain information, including certain financial information and certain information regarding compensation of Cerecor's executive officers, that it would otherwise have been required to provide in filings Cerecor makes with the SEC which may make it more difficult for investors and securities analysts to evaluate Cerecor. Even after Cerecor "no longer qualifies as an emerging growth company, Cerecor may still qualify as a "smaller reporting company," which would allow it to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in Cerecor's periodic reports and proxy statements. Cerecor cannot predict if investors will find its securities less attractive because it may rely on these exemptions. If some investors find Cerecor's securities less attractive as a result, there may be a less active trading market for Cerecor's securities, and the securities prices may be more volatile and may decline.

Cerecor may be subject to future litigation against it, including securities litigation, which could be costly and time-consuming to defend.

        The market price of Cerecor's securities may be volatile, and in the past, companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. Cerecor may be the target of this type of litigation in the future. Securities litigation against Cerecor could result in substantial costs and divert Cerecor's management's attention from other business concerns, which could seriously harm Cerecor's business. Any adverse determination in litigation could also subject Cerecor to significant liabilities.

        Cerecor may also become subject, from time to time, to legal proceedings and claims that arise in the ordinary course of business such as claims brought by Cerecor's clients in connection with commercial disputes, or employment claims made by Cerecor's current or former associates. Litigation might result in substantial costs and may divert management's attention and resources, which might seriously harm Cerecor's business, overall financial condition, and operating results. Insurance might not cover such claims, might not provide sufficient payments to cover all the costs to resolve one or more such claims, and might not continue to be available on terms acceptable to Cerecor. A claim brought against Cerecor that is uninsured or underinsured could result in unanticipated costs, thereby reducing Cerecor's operating results and leading analysts or potential investors to reduce their expectations of Cerecor's performance, which could reduce the trading price of Cerecor's stock.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about Cerecor's business, Cerecor's securities prices and trading volume could decline.

        The trading market for Cerecor's securities will depend in part on the research and reports that securities or industry analysts publish about Cerecor or its business. Cerecor currently has limited, and might not sustain, research coverage by securities and industry analysts. If Cerecor does not sustain coverage of Cerecor, the trading price for securities would be negatively impacted. If the securities and industry analysts are unable to predict accurately the demand and net of sales Cerecor's products, that could result in Cerecor's reported revenues and earnings being lower than the so-called "market consensus" of Cerecor's projected revenues, which could negatively affect Cerecor's stock price. Additionally, if the securities and industry analysts are unable to predict accurately the cost of advancing Cerecor's pipeline, which could result in Cerecor's reported costs being different than expectations and could negatively affect Cerecor's stock price. If Cerecor does obtain securities or industry analyst coverage and if one or more of the analysts who covers Cerecor downgrades its securities or publishes inaccurate or unfavorable research about Cerecor's business, Cerecor's securities prices would likely decline. If one or more of these analysts ceases coverage of Cerecor or fails to publish reports on Cerecor regularly, demand for Cerecor's securities could decrease, which could cause Cerecor's securities prices and trading volume to decline.

The requirements of being a public company may strain Cerecor's resources and divert management's attention, and Cerecor's minimal public company operating experience may impact Cerecor's business and stock price.

        As a public company, Cerecor incurs significant legal, accounting and other expenses, and these expenses may increase even more after Cerecor is no longer an "emerging growth company." Cerecor is subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Protection Act, as well as rules adopted, and to be adopted, by the SEC, The Nasdaq Stock Market and other applicable securities rules and regulations imposed on public companies, including the establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Cerecor's management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, Cerecor expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time-consuming and costly. The increased costs will increase Cerecor's net loss. For example, Cerecor expects these rules and regulations to make it more difficult and more expensive for Cerecor to obtain director and officer liability insurance and it may be required to incur substantial costs to maintain sufficient coverage. The impact of these requirements could also make it more difficult for Cerecor to attract and retain qualified persons to serve on its board of directors, its board committees or as executive officers.

        Because these rules and regulations are often subject to varying interpretations, it is difficult to accurately estimate or predict the amount or timing of these additional costs. Further, the lack of specificity of many of the rules and regulations may result in an application in practice that may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

Cerecor's disclosure controls and procedures might not prevent or detect all errors or acts of fraud.

        Cerecor is subject to the periodic reporting requirements of the Exchange Act, Sarbanes-Oxley Act and The Nasdaq Stock Market rules and regulations. The Sarbanes-Oxley Act requires, among other things, that Cerecor maintain effective disclosure controls and procedures and internal control over financial reporting. Cerecor designed its disclosure controls and procedures to reasonably assure that information Cerecor must disclose in reports it files or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. Cerecor believes that any disclosure controls and procedures or internal controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Cerecor cannot assure, in the future, a material weakness or significant deficiency will not exist or otherwise be discovered. If that were to happen, it could harm Cerecor's operating results and cause stockholders to lose confidence in Cerecor's reported financial information. Any such loss of confidence would have a negative effect on the trading price of Cerecor's securities.

        These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in Cerecor's control system, misstatements due to error or fraud may occur and not be detected.

Cerecor's amended and restated certificate of incorporation provides that unless Cerecor consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between Cerecor and Cerecor's stockholders, which could limit Cerecor's stockholders' ability to obtain a favorable judicial forum for disputes with Cerecor or its directors, officers or employees.

        Cerecor's amended and restated certificate of incorporation provides that, unless Cerecor consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on Cerecor's behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against Cerecor arising pursuant to the

DGCL, Cerecor's amended and restated certificate of incorporation or Cerecor's bylaws; or any action asserting a claim against Cerecor that is governed by the internal affairs doctrine. This choice of forum provision does not preclude or contract the scope of exclusive federal or concurrent jurisdiction for any actions brought under the Securities Act or the Exchange Act. Accordingly, Cerecor's exclusive forum provision will not relieve Cerecor of its duties to comply with the federal securities laws and the rules and regulations thereunder, and Cerecor's stockholders will not be deemed to have waived Cerecor's compliance with these laws, rules and regulations.

        Any person or entity purchasing or otherwise acquiring any interest in any of Cerecor's securities will be deemed to have notice of and consented to these provisions. These exclusive-forum provisions may limit a stockholder's ability to bring a claim in a judicial forum of its choosing for disputes with Cerecor or its directors, officers or other employees, which may discourage lawsuits against Cerecor and its directors, officers and other employees.

        If a court were to find the choice of forum provision contained in Cerecor's amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, Cerecor may incur additional costs associated with resolving such action in other jurisdictions, which could harm Cerecor's business, results of operations, and financial condition. Even if Cerecor is successful in defending against these claims, litigation could result in substantial costs and be a distraction to management and other employees.

Some provisions of Cerecor's charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of Cerecor by others, even if an acquisition would benefit Cerecor's stockholders and may prevent attempts by Cerecor's stockholders to replace or remove its current management.

        Provisions in Cerecor's amended and restated certificate of incorporation and second amended and restated bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire Cerecor or increase the cost of acquiring Cerecor, even if doing so would benefit Cerecor's stockholders, or remove its current management. These provisions include:

  •
  authorizing the issuance of "blank check" preferred stock, the terms of which Cerecor may establish and shares of which Cerecor may issue without stockholder approval;

  •
  prohibiting cumulative voting in the election of directors, which would otherwise allow for less than a majority of stockholders to elect director candidates;

  •
  prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of Cerecor's stockholders;

  •
  eliminating the ability of stockholders to call a special meeting of stockholders; and

  •
  establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings.

        These provisions may frustrate or prevent any attempts by Cerecor's stockholders to replace or remove Cerecor's current management by making it more difficult for stockholders to replace members of Cerecor's board of directors, who are responsible for appointing the members of Cerecor's management. Because Cerecor is incorporated in Delaware, it is governed by the provisions of Section 203 of the DGCL which may discourage, delay or prevent someone from acquiring Cerecor or merging with Cerecor whether or not it is desired by or beneficial to Cerecor's stockholders. Under the DGCL, a corporation might not, in general, engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction. Any provision of Cerecor's amended and restated certificate of incorporation or second amended and restated bylaws or Delaware law that has the effect of delaying or deterring a change of control could limit the opportunity for Cerecor's stockholders to receive a premium for their shares of Cerecor's common stock, and could also affect the price that some investors are willing to pay for Cerecor's securities.

FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus contains forward-looking statements. These forward-looking statements are based on current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations. These forward-looking statements should not be relied upon as predictions of future events as Aevi and Cerecor cannot assure you that the events or circumstances reflected in these statements will be achieved or will occur. You can identify forward-looking statements by the use of forward-looking terminology including "believes," "expects," "may," "might," "will," "should," "seeks," "intends," "plans," "pro forma," "estimates," or "anticipates" or the negative of these words and phrases or other variations of these words and phrases or comparable terminology. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, forward-looking statements include any statements of the plans, strategies and objectives of management for future operations, including the execution of integration and plans and the anticipated timing of filings; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. Forward-looking statements may also include any statements of the plans, strategies and objectives of management with respect to the approval and completion of the Merger, Aevi's ability to solicit a sufficient number of proxies to approve the Merger and other matters related to the consummation of the Merger.

        For a discussion of the factors that may cause Aevi, Cerecor or the combined company's actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, or for a discussion of risk associated with the ability of Aevi and Cerecor to complete the Merger and the effect of the Merger on the business of Aevi, Cerecor and the combined company, see "Risk Factors" beginning on page 27.

        Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by Aevi and by Cerecor. See "Where You Can Find More Information" beginning on page 305.

        If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, the results of Aevi, Cerecor or the combined company could differ materially from the forward-looking statements. All forward-looking statements in this proxy statement/prospectus are current only as of the date on which the statements were made. Except as required by law, Aevi and Cerecor do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events.

 SPECIAL MEETING OF AEVI STOCKHOLDERS

        This proxy statement/prospectus is being sent to Aevi stockholders in order to provide important information regarding the Merger in connection with the solicitation of proxies by Aevi's board of directors for use at the special meeting of its stockholders and at any adjournment or postponement of the special meeting.

Date, Time and Place of the Special Meeting

        Aevi will hold a special meeting of its stockholders on February 3, 2020, beginning at 10:00 a.m., local time, at the offices of Pepper Hamilton LLP, 400 Berwyn Park, 899 Cassatt Road, Berwyn, PA.

Matters for Consideration

        At the special meeting, Aevi stockholders will be asked to:

  1.
  Consider and vote on a proposal to adopt and approve the Merger Agreement, a copy of which is attached as Annex A hereto, and to approve the transactions contemplated thereby; and

  2.
  Consider and vote on a proposal to adjourn the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve Proposal No. 1.

        At the special meeting, Aevi will also transact such other business as may properly come before the stockholders at the special meeting or any adjournment or postponement thereof. Aevi is not aware of any business to be acted upon at the special meeting, other than the proposals set forth in this proxy statement/prospectus. If, however, other matters incident to the conduct of the special meeting are properly brought before the special meeting or any adjournment or postponement of the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Board of Directors' Recommendation

        After careful consideration, the Aevi board of directors believes that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of Aevi and its stockholders. The Aevi board of directors recommends that the Aevi stockholders vote "FOR" Proposal No. 1 to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, and "FOR" Proposal No. 2 to adjourn the special meeting, if necessary, to solicit additional proxies to approve Proposal No. 1.

Record Date and Voting Power

        Only holders of record of Aevi common stock at the close of business on the record date, December 20, 2019, are entitled to notice of, and to vote at, the special meeting. Each share of common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval.

        There were approximately 234 holders of record of common stock with 77,713,782 shares of common stock issued and outstanding at the close of business on the record date.

Shares Owned by Directors and Executive Officers

        As of the record date, the directors and executive officers of Aevi owned shares of Aevi common stock representing approximately 30% of the outstanding voting power of Aevi common stock entitled to vote at the special meeting. On December 5, 2019, the following Aevi stockholders, owning collectively approximately 36% of the outstanding voting stock of Aevi, entered into voting agreements pursuant to which they have agreed to vote their shares in favor of the approval and adoption of the Merger Agreement and the transactions proposed thereunder, including the Merger: The Children's Hospital of Philadelphia Foundation, Sol J. Barer, Eugene A. Bauer, Alastair Clemow, Michael F. Cola, Barbara G. Duncan, Joseph J. Grano, Jr., Garry A. Neil, and Michael H. McInaw. The voting agreements are described in the section "Agreements Related to the Merger" on page 164.

Quorum and Vote Required

        Stockholders who hold shares representing at least one third of the votes represented by the issued and outstanding stock of Aevi, entitled to vote at the special meeting, present in person or represented by proxy, constitute a quorum. Your shares will be counted as present at the meeting if you:

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  are present and entitled to vote in person at the meeting; or

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  properly submitted a proxy card.

        If you are present in person or by proxy at the special meeting, but withhold your vote or abstain from voting on any or all proposals, your shares are also still counted as present and entitled to vote.

        The affirmative vote of a majority of the shares of outstanding common stock on the record date is required for approval of Proposal No. 1, while the affirmative vote of a majority of the votes cast is required for approval of Proposal No. 2. Failures to vote and abstentions will have the same effect as a vote against Proposal No. 1. Failures to vote and abstentions with respect to Proposal No. 2 are not considered votes cast and will have no effect on the outcome of Proposal No. 2.

Adjournment and Postponement

        Any adjournment or postponement of the special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy. If the special meeting is adjourned or postponed, Aevi is not required to give notice of the time and place of the adjourned or postponed meeting if it is to take place within 30 days and if the time and place of the adjourned or postponed meeting are announced at the special meeting, unless the Aevi board of directors fixes a new record date for the special meeting.

Voting of Proxies

        The Aevi proxy accompanying this proxy statement/prospectus is solicited on behalf of the Aevi board of directors for use at the special meeting.

Proxies and Voting Generally

        If you are an Aevi stockholder of record, you may vote in person at the special meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, you are urged to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

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  To vote in person, come to the special meeting and you will be given a ballot when you arrive.

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  To vote using the proxy card, simply mark, sign and date your proxy card and return it promptly in the envelope provided. If you return your signed proxy card to Aevi before the special meeting, Aevi will vote your shares as you direct.

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  To vote by Internet or telephone, follow the instructions on the proxy card. If you choose to submit your proxy over the Internet or by telephone, your proxy must be received by 11:59 p.m. Eastern Time on February 2, 2020 in order to be counted at the special meeting.

        All properly executed proxies that are not revoked will be voted at the special meeting and at any adjournments or postponements of the special meeting in accordance with the instructions contained in the proxy. If a holder of Aevi voting stock executes and returns a proxy and does not specify otherwise, the shares represented by the proxy will be voted "FOR" Proposal No. 1 to approve and adopt the Merger Agreement and to approve the Merger in accordance with the recommendation of the Aevi board of directors and Proposal No. 2 to adjourn the special meeting, if necessary, to solicit additional proxies to approve Proposal No. 1.

        If a bank, broker or other nominee holds your shares in street name you may vote in the following ways:

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  By Internet or telephone. Follow the instructions you receive from the record holder to vote by Internet or telephone. If you choose to submit your proxy over the internet or by telephone, your proxy must be received by 11:59 p.m. Eastern Time on February 2, 2020 in order to be counted at the special meeting.

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  By mail. You should receive instructions from the record holder explaining how to vote your shares.

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  In person at the special meeting. Contact the bank, broker or other nominee who holds your shares to obtain a broker's proxy card and bring it with you to the special meeting. You will not be able to vote at the special meeting unless you have a proxy card from your broker, bank or other nominee.

        Under the applicable NYSE rule, brokers, banks and nominees are not permitted to vote shares held for a customer on "non-routine" matters without specific instructions from the customer. Proposal No. 1 and Proposal No. 2 are both considered to be "non-routine" matters and therefore, brokers, banks and other nominees do not have discretionary voting power on these matters and such entity will only vote your shares of Aevi common stock if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker or other nominee with this proxy statement/prospectus.

        In any event, to be sure that your vote will be received in time, please cast your vote by your choice of available means at your earliest convenience.

How to Revoke a Proxy

        You may revoke your proxy at any time before it is voted by notifying the secretary of Aevi in writing, by returning a signed proxy with a later date, by transmitting a subsequent vote over the Internet or by telephone, or by attending the special meeting and voting in person. Notices to the secretary of Aevi should be addressed to: Secretary, Aevi Genomic Medicine, Inc., 435 Devon Park Drive, Suite 715, Wayne, PA 19087, (610) 254-4201. If your stock is held in street name, you must contact your bank, broker or other nominee for instructions as to how to change your vote.

Solicitation of Proxies and Expenses

        Aevi is soliciting proxies for the special meeting from the Aevi stockholders and Cerecor will bear the related expenses in connection with the solicitation of proxies. Aevi expects that the expenses of this special solicitation will be nominal. Certain directors, officers and employees of Aevi or Cerecor may solicit proxies, without additional remuneration, by mail, telephone, facsimile, e-mail and in person.

Aevi Stock Certificates

        Aevi stockholders holding their shares in certificated form should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of Aevi stock certificates, if applicable, will be mailed to Aevi stockholders separately, if the Merger is consummated.

Assistance

        If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Michael Cola, President and Chief Executive Officer of Aevi at (610) 254-4201.

 THE MERGER

        This section and the section titled "The Merger Agreement" in this proxy statement/prospectus describes the material aspects of the Merger, including the Merger Agreement. While Aevi believes that this description covers the material terms of the Merger and the Merger Agreement, it may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus for a more complete understanding of the Merger and the Merger Agreement, including the Merger Agreement attached as Annex A, the form of CVR Agreement attached as Annex B, the fairness opinion of Wedbush attached as Annex C, and the other documents to which you are referred herein. See the section titled "Where You Can Find More Information" in this proxy statement/prospectus.

Background of the Merger

Introduction

        Aevi's board of directors and management team regularly review Aevi's operating and strategic plans, both near-term and long-term, as well as potential partnerships, all in an effort to enhance stockholder value. These reviews and discussions focus, among other things, on the opportunities and risks associated with Aevi's business, financial condition, strategic relationships and other strategic options.

        The Cerecor board of directors and management team, as part of its ongoing oversight and management of Cerecor, also periodically reviews and assesses Cerecor's near-term and long-term strategic goals and opportunities, and considers ways to enhance Cerecor's performance and prospects, all with the goal of enhancing stockholder value. These reviews have included periodic discussions with respect to strategic alternatives, including potential business combinations, acquisitions, and divestitures.

        In January 2019, upon evaluation of the disappointing outcome of the ASCEND trial, in addition to management focusing on Aevi's pipeline of additional molecules, Aevi's board of directors commenced a review to explore and evaluate potential strategic alternatives to enhance stockholder value, including, among others, continuing to execute Aevi's business plan, issuing or transferring shares of Aevi's common stock or other equity securities, the license, sale or disposition of certain assets or programs, the formation of a joint venture, a strategic business combination, a transaction that could result in private ownership or the sale of Aevi, or some combination of these. At a meeting of Aevi's board of directors on January 30, 2019, the board of directors authorized the existing Science and Technology Advisory Committee, consisting of Dr. Sol Barer, Barbara Duncan and Dr. Eugene A. Bauer, to discuss and review the strategic business transaction process and to advise Aevi's management on their progress to identify potential strategic alternatives.

        Beginning in February 2019, and continuing through May 2019, Aevi's management worked to identify and evaluate potential in-licensing product candidates, strategic business partners and investors. Throughout March and April 2019, members of Aevi's management had multiple conversations with two private equity firms regarding a potential sale transaction. Each firm was, at the time, in the process of raising a committed fund, and its respective management believed a transaction with Aevi would be consistent with the strategies of the funds. Although both firms expressed an interest in purchasing or investing in Aevi, neither firm was prepared to move forward until their new investment funds were closed and ready for investments.

        On February 26, 2019, Aevi's board of directors reaffirmed the authority of the Science and Technology Advisory Committee to provide guidance to Aevi's management in its evaluation of strategic alternatives as a transaction committee. On April 25th Aevi's board of directors formally established a special committee, the Transaction Committee (the "Transaction Committee"), comprised of Dr. Sol Barer, Barbara Duncan, Dr. Eugene A. Bauer and Joseph J. Grano, to evaluate, consider and explore possible strategic transactions.

        From February through May 2019, Aevi's management identified two product candidates to enhance Aevi's product portfolio and which they believed would attract potential investors and strategic business partners. In July 2019, Aevi in-licensed AEVI-006, a novel second generation mTORC1/2 inhibitor from a subsidiary of Astellas and in August 2019, Aevi obtained an option to in-license AEVI-007, a Phase 2-ready fully human monoclonal antibody that targets interleukin 18, or IL-18, from a subsidiary of AstraZeneca.

        Also in July 2019, Aevi engaged Wedbush to act as Aevi's financial advisor in connection with a potential financing or strategic business transaction. Commencing in July 2019, and continuing through October 2019, Wedbush approached approximately 75 institutions concerning a potential equity investment in Aevi. Members of Aevi's management team met (either in person or via telephone call) with 31 of those institutions. Of the 31 institutions with which management met, none of them expressed an interest in participating in an equity financing.

        However, an affiliate of one such institution, Cerecor, reviewed the Aevi opportunity in October 2019. On October 18, 2019, Cerecor submitted a non-binding indication of interest for a stock-for-stock merger with Aevi.

        The non-binding indication of interest with Cerecor was negotiated and subsequently executed on October 30, 2019. As part of Aevi's "market check," Wedbush contacted 39 potential strategic business partners and other institutions that Wedbush and Aevi management felt may have an interest in acquiring Aevi. Four of the 39 institutions participated in calls or meetings with members of Aevi's management team. One such potential strategic business partner, Company A, submitted a non-binding indication of interest on December 2nd to purchase one of Aevi's assets, which did not progress and ultimately was abandoned by Aevi's board of directors.

Detailed Timeline of Events

        On August 13, 2019, Mike Cola, Chief Executive Officer of Aevi, attended an investor conference sponsored by Wedbush. At the conference, Mr. Cola, as a part of Aevi's financing efforts, met in person with Steve Boyd, the Chief Investment Officer of Armistice Capital, LLC ("Armistice") and member of the board of directors of Cerecor.

        Between August 13, 2019 and October 15, 2019, Aevi continued its financing efforts.

        On October 14, 2019, Mike Cola again met telephonically with Steve Boyd and representatives from Wedbush to continue the discussions regarding a potential financing of Aevi by Armistice.

        On October 16, 2019, Mike Cola and Steve Boyd met telephonically to discuss the status of Cerecor's current pipeline and ongoing developments in its business.

        On October 17, 2019, Mike Cola, Garry Neil, Chief Medical Officer of Aevi, and Stephen Thomas, Vice President and Head of Discovery at Cerecor met telephonically to discuss Cerecor's current pipeline.

        Also on October 17, 2019, Joe Miller, Chief Financial Officer of Cerecor, and Steve Boyd met telephonically to discuss Aevi's pipeline, financial situation, management team, board of directors and the potential for a merger or acquisition of Aevi by Cerecor.

        On October 18, 2019, Mike Cola had an in-person meeting with Steve Boyd to discuss the potential business combination of Aevi and Cerecor, at which point Steve Boyd suggested a meeting between Mike Cola and Joe Miller.

        On October 18, 2019, Joe Miller met telephonically with Simon Pedder, Executive Chairman of the Cerecor board of directors, to discuss the proposed transaction with Aevi and the framework for a non-binding letter of interest concerning an acquisition of Aevi. It was decided following that meeting to submit the initial indication of interest.

        Also on October 18, 2019, at Steve Boyd's request, Mike Cola and Joe Miller met telephonically to discuss the potential business combination of Aevi and Cerecor. Thereafter, on October 18th, both parties executed a standard confidentiality agreement in connection with the proposed transaction and Aevi received a non-binding indication of interest from Cerecor for a stock-for-stock merger of Aevi with and into a wholly-owned subsidiary of Cerecor for an aggregate purchase price of approximately $15 million. Mike Cola then sent the non-binding indication of interest from Cerecor to the members of Aevi's Transaction Committee later in the day on October 18th.

        On October 21, 2019, Aevi's Transaction Committee met telephonically to discuss and review management's and Wedbush's progress on the financing and strategic business transaction process, including the non-binding indication of interest received from Cerecor. Members of management and representatives of Wedbush were present at the meeting and summarized the details of the non-binding indication of interest received from Cerecor. A representative from Wedbush noted that despite interest from potential investors in a financing transaction, no lead investor had been identified. Members of management updated the Transaction Committee about the ongoing discussions with Cerecor. Members of management and the Transaction Committee assessed the offer from Cerecor, including the overall price to stockholders given the number of shares of common stock that Aevi anticipated issuing to CHOP upon conversion of the CHOP Note and to AZ upon exercise of the AZ Option. The Transaction Committee instructed management to continue to engage Cerecor in discussions and diligence to determine whether acceptable definitive terms could be agreed upon relating to a strategic business transaction, including an increased amount of upfront consideration, additional consideration in the form of contingent value rights, or both. The Transaction Committee also directed Wedbush to contact additional potential strategic transaction partners on a confidential basis. During the time period between October 18th and November 26th, Pepper Hamilton LLP ("Pepper Hamilton"), legal counsel to Aevi, and Aevi engaged in an extensive due diligence review of Cerecor, and Wyrick Robbins Yates & Ponton LLP ("Wyrick"), legal counsel to Cerecor, and Cerecor engaged in an extensive due diligence review of Aevi.

        Later in the day on October 21, 2019, Mike Cola, Mike McInaw, Interim Chief Financial Officer of Aevi, and Joe Miller met telephonically to discuss the process for moving forward with the proposed business combination.

        On October 22, 2019, Mike Cola, Mike McInaw, Steve Boyd and Joe Miller met telephonically to again discuss the process for moving forward with the proposed business combination and other issues related to the proposed business combination.

        On October 23, 2019, Mike Cola, Garry Neil and Perry Calias, Chief Scientific Officer of Cerecor, met telephonically to discuss Cerecor's current pipeline.

        On October 25, 2019, Mike Cola, Mike McInaw and Joe Miller met telephonically to discuss the business strategy of the combined company and the expected cash needs of the combined company, including the likelihood that Aevi would require certain financing during the period between signing the Merger Agreement and completion of the Merger.

        Throughout the end of October and beginning of November 2019, members of Aevi and Cerecor management met several times to conduct diligence and discuss follow-up questions regarding each company's respective business, operations and product pipeline.

        Between October 25, 2019 and October 29, 2019, Aevi's management met with representatives of Wedbush to discuss the details of a counter-offer to Cerecor and Mike Cola had several conversations with Dr. Sol Barer, the Chairman of the Transaction Committee, on the terms of the counter-offer to be presented to Cerecor.

        On October 28, 2019, Mike Cola, Mike McInaw and Joe Miller met telephonically to discuss follow-up diligence questions from Cerecor, process for moving forward with the transaction and potential revisions to the non-binding indication of interest.

        Also on October 28, 2019, the Transaction Committee, representatives of Wedbush and Pepper Hamilton and Aevi's management met telephonically to discuss the proposed engagement of Wedbush by Cerecor for non-Merger related investment banking services to the proposed combined company, as well as the terms of Aevi's counter-offer to be presented to Cerecor. After discussion and review, including the fact that Wedbush would not take on such engagement until after the material terms of the proposed Merger with Cerecor were finalized, and that such engagement would not prohibit Wedbush from providing Aevi with a fairness opinion, the Transaction Committee unanimously approved the proposed engagement of Wedbush by Cerecor for non-Merger related investment banking services to the proposed combined company and instructed Aevi's management to respond to Cerecor with the counter-offer terms as discussed.

        On October 29, 2019, in accordance with the directive from the Transaction Committee, Mike Cola sent a revised version of the Cerecor non-binding indication of interest to Cerecor, which added contingent value rights in the aggregate amount of $7 million, clarified the calculation of shares of Cerecor common stock to be outstanding at closing of the transaction and added an acknowledgment regarding Aevi's anticipated financing plans during the time period between signing and closing. Also on October 29th, Aevi sent a diligence request list to Cerecor regarding additional diligence requests concerning Cerecor and its programs.

        On October 30, 2019, Mike Cola, Mike McInaw and Joe Miller met telephonically to discuss and finalize the non-binding indication of interest and expected cash needs for the combined company and Aevi during the period between signing the Merger Agreement and completion of the Merger.

        Also on October 30, 2019, Joe Miller met with Simon Pedder and Steve Boyd, to discuss the revised non-binding indication of interest received from Aevi, including the addition of the contingent value rights, triggering events and timing of the potential milestones, and the net working capital requirement. Following this meeting Aevi and Cerecor executed the non-binding indication of interest.

        On November 1, 2019, Mike Cola, Mike McInaw and Joe Miller met telephonically to discuss the contingent value rights, the proposed net asset adjustment terms, and Cerecor's then current transaction with Aytu and agreed that Pepper Hamilton would provide the initial draft of the Merger Agreement.

        Additionally, on November 1, 2019, Mike Cola provided the Transaction Committee with an update regarding the negotiations with Cerecor and explained that the principal points of negotiation up to that point had been the exchange ratio and purchase price adjustment at closing. A representative from Wedbush also provided an update regarding the market outreach to potential other strategic transaction partners and advised that they received positive interest from two parties (including Company A). Based in part on this interest the Transaction Committee directed management not to agree to an exclusivity agreement with Cerecor.

        On November 2, 2019, Cerecor and Wyrick received access to a virtual data room containing Aevi's documents responsive to Cerecor's diligence request list.

        On November 4, 2019, Mike Cola and Joe Miller met telephonically to discuss the proposed marketing plan and pipeline for the combined company after completion of the proposed Merger.

        On November 5, 2019, the Cerecor board of directors held a regularly scheduled meeting. Among other topics, at this meeting the of directors and management, with legal advice from a Wyrick representative, reviewed and discussed Aevi and the proposed Merger in detail. After detailed discussion, the Cerecor's board of directors unanimously directed management to proceed with negotiation of the proposed Merger with Aevi.

        On November 6, 2019, Mike Cola and Garry Neil met telephonically with representatives from Company A regarding follow up diligence questions.

        On November 7, 2019, Pepper Hamilton distributed an initial draft of the Merger Agreement to Cerecor and Wyrick. Also on November 7th Mike Cola, Joe Miller and representatives from Wyrick and Pepper Hamilton met telephonically to discuss the process for progressing the negotiations of the Merger Agreement and the preparation of a proxy statement/prospectus on Form S-4.

        On November 8, 2019, Mike Cola, Mike McInaw and Joe Miller met telephonically to discuss the terms of the proposed Merger contained in the draft Merger Agreement. Also on November 8th Cerecor sent a diligence request list to Aevi regarding additional diligence requests.

        On November 11, 2019, Wyrick distributed a material issues list based on the draft Merger Agreement circulated by Pepper Hamilton on November 7th.

        On November 12, 2019, representatives from Pepper Hamilton, Wyrick, Aevi and Cerecor met telephonically to discuss the material issues list. Also on November 12th Aevi and Pepper Hamilton received access to a virtual data room containing Cerecor's documents responsive to Aevi's diligence request list.

        On November 13, 2019, representatives from Pepper Hamilton and Wyrick met telephonically to discuss the material issues list and proposed solutions.

        On November 18, 2019, Aevi's board of directors discussed the terms of the proposed Merger with Cerecor and interest from Company A at a telephonic meeting. Mike Cola advised the Aevi board of directors that although Company A expressed an interest in pursuing a transaction with Aevi, there can be no guarantee with respect to timing and Company A's diligence requests remain ongoing. Aevi's board of directors directed management to pursue the potential offer from Company A without slowing down the process with Cerecor.

        Also on November 18, 2019, Pepper Hamilton distributed an initial draft of the CVR Agreement to Wyrick, and Cerecor and Wyrick circulated a revised draft of the Merger Agreement to Aevi and Pepper Hamilton for review. Representatives from Aevi, Cerecor, Pepper Hamilton and Wyrick met telephonically to review the outstanding issues on the Merger Agreement, including the terms of the net asset adjustment, which assets should be included in such calculation and how the target net asset amount should change (if any) based on the closing date of the proposed Merger.

        On November 19, 2019, Pepper Hamilton circulated a material issues list regarding Wyrick's revised draft of the Merger Agreement and representatives from Pepper Hamilton and Wyrick met telephonically to discuss the material issues remaining in the Merger Agreement; namely the exchange ratio calculation, net asset adjustment and the amount of funding needed for Aevi during the period between signing and closing.

        Also on November 19, 2019, with Aevi's knowledge and consent, Cerecor engaged Wedbush for certain non-Merger related investment banking services to the proposed combined company.

        On November 21, 2019, Pepper Hamilton distributed a revised draft of the Merger Agreement and Wyrick distributed a revised draft of the CVR Agreement as well as an initial draft of the form of Voting Agreement.

        Also on November 21, 2019, Joe Miller met telephonically with Steve Boyd, to discuss Aevi's net working capital needs, Aevi's financing requirements between signing the Merger Agreement and completion of the Merger and Cerecor's need for interim financing.

        On November 22, 2019, Pepper Hamilton responded to Wyrick's revised draft of the CVR Agreement with a further revised draft to add AEVI-002 for purposes of the Study Milestone (as defined therein). Representatives from Pepper Hamilton, Wedbush and Aevi met telephonically on November 22nd to discuss the remaining material issues, including the net asset adjustment and target net asset amount. Also on November 22nd, Garry Neil met telephonically with Stephen Thomas regarding Cerecor's remaining diligence questions regarding Aevi and representatives from Pepper Hamilton and Wyrick discussed the need to document Cerecor's agreement to finance Aevi during the time period between signing and closing.

        On November 23, 2019, Wyrick circulated a revised draft of the Merger Agreement contemplating the issuance of two promissory notes (one for general corporate expenses and one for exercise of the AZ Option and related development expenses, the "Notes").

        Also on November 23, 2019, Cerecor and Armistice began negotiating the terms of a Backstop Agreement in order to ensure Cerecor has adequate capital available to fund its own operations and Aevi's operations prior to the closing of the Merger and members of Cerecor's Audit Committee indicated their approval of the related party transaction.

        During the day on November 24, 2019, representatives from Aevi, Cerecor, Pepper Hamilton and Wyrick discussed various issues related to the revised draft of the Merger Agreement, including the interim operating covenants placed on Aevi between signing and closing and payment of certain fees and expenses. Late in the day on November 24th Wyrick circulated an updated draft of the Merger Agreement reflecting the various discussions and agreements made throughout the day regarding the operation of Aevi between signing and closing and the payment of fees and expenses.

        On November 25, 2019, representatives from Pepper Hamilton and Wyrick met telephonically to discuss the various tax issues related to the structure of the proposed Merger (reverse triangular merger) and the payment of the CVRs in cash or stock (at Cerecor's sole option). This discussion regarding the various tax issues continued on November 26th and resulted in a mutual decision to change the structure of the proposed Merger from a one-step reverse triangular merger into a two-step forward merger whereby Aevi would merge with and into a wholly owned subsidiary of Cerecor with Aevi surviving and then as part of the same overall transaction Aevi would merge with and into a second wholly owned subsidiary of Cerecor with such subsidiary surviving as a disregarded subsidiary of Cerecor for tax reporting purposes. This change was made to better preserve the desired tax-free structure of the proposed Merger.

        Also on November 25, 2019, Cerecor's board of directors met telephonically with members of management and representatives from Wyrick to review the current status of negotiations with Aevi. At this meeting representatives from Cerecor management provided Cerecor's board of directors with an updated overview of Aevi and the potential strategy of the combined company and the terms of the Merger Agreement, the CVR Agreement, the form of the warrant amendment agreement and the form of Voting Agreement, as well as financing alternatives, including the Armistice Backstop Agreement. After detailed discussion, the Cerecor board of directors unanimously approved the proposed Merger on the terms described and negotiated to date.

        On November 26, 2019, Aevi's board of directors met telephonically with members of management and representatives from Wedbush and Pepper Hamilton to review the current status of negotiations with Cerecor and Company A. At this meeting representatives from Pepper Hamilton provided Aevi's board of directors with an overview of the terms of the Merger Agreement, the CVR Agreement, the form of the warrant amendment agreement and the form of Voting Agreement. Aevi's board of directors instructed Wedbush to exclude any value attributable to the CVRs issuable under the CVR Agreement from its fairness evaluation. A representative from Wedbush provided an update on the status of discussions with Company A and informed Aevi's board of directors that Company A was interested in a transaction to acquire/license AEVI-007 only (i.e., not a business combination transaction). Additionally, on November 26th Pepper Hamilton reviewed and commented on Cerecor's draft press release announcing the Merger and distributed Aevi's draft press release for review by Cerecor and Wyrick.

        On November 27, 2019, Wyrick provided drafts of the Notes.

        Between November 28, 2019 and December 2, 2019, there were few discussions between the parties given the Thanksgiving holiday, but the parties continued their confirmatory diligence on each other and drafting of the definitive transaction documents.

        On November 29, 2019, Magnus Persson, as Chairman of Cerecor's compensation committee, met telephonically with Mike Cola and Garry Neil to discuss the proposed terms of their respective employment agreements with Cerecor following completion of the Merger.

        On December 2, 2019, Company A submitted a non-binding indication of interest to Aevi relating to the purchase of the AEVI-007 program for a purchase price comprised of a $7.5 million upfront cash payment, $15 million cash payment upon FDA approval for the first indication and royalties on net sales in the low single digits.

        On December 2, 2019, the Transaction Committee met telephonically to review the non-binding indication of interest Aevi received from Company A. After review and discussion the Transaction Committee concluded that the proposal from Company A was insufficient to justify abandoning the transaction with Cerecor given that it did not provide enough cash consideration to repay outstanding financial obligations including the CHOP Note, and operate the company as a going concern or provide a realistic opportunity to monetize Aevi's remaining assets before Aevi used up its remaining cash. The Transaction Committee directed management and Wedbush to respond to Company A with the terms that would be necessary to justify acceptance of an offer from Company A.

        On December 3, 2019, Mike Cola, Mike McInaw and Joe Miller met telephonically to discuss the expected cash needs of the combined company and all outstanding issues needed to resolve before the signing of the Merger Agreement. During the day on December 3rd, all parties worked to finalize the Merger Agreement and the terms and conditions of the Notes.

        On December 3, 2019, a revised set of transaction documents, including the Merger Agreement, summaries of the material terms of the Merger Agreement, the CVR Agreement and the other ancillary documents and proposed resolutions were circulated to Aevi's board of directors for consideration. Also on December 3rd, Magnus Persson sent draft employment agreements to Mike Cola and Garry Neil. Messrs. Cola and Neil sent revised drafts of the employment agreements back to Mr. Persson on December 4th and then proceeded to negotiate the agreements with Dr. Persson over the next several days, not finalizing them until December 18, 2019.
        In the morning on December 4, 2019, Aevi's board of directors met telephonically to receive an update from management and representatives of Pepper Hamilton and Wedbush on the status of negotiating the Merger Agreement with Cerecor. Mike Cola advised of the intention of all parties to receive the fairness opinion, sign the Merger Agreement and announce the Merger before the opening of regular trading on the Nasdaq Capital Market on the following day, December 5th. Throughout the day on December 4th all parties were alerted to the rise in Aevi's stock price. As a result of the increase in Aevi's stock price Cerecor agreed to raise the base purchase price from approximately $15.6 million to $16.1 million in exchange for a corresponding reduction in the aggregate value of the CVRs from $7 million to $6.5 million. In the afternoon on December 4th, Dr. Sol Barer (as the chairman of Aevi's board of directors and Transaction Committee), a representative from Wedbush and representatives from Aevi and Pepper Hamilton met telephonically to review the events of the day, including the rise in Aevi's stock price and the increase in base purchase price. After discussion Aevi's board of directors determined to move forward with signing the Merger Agreement the following day.

        During the day on December 4, 2019, a representative from Wedbush had a conversation with a representative from Company A regarding the non-binding indication of interest submitted to Aevi, informing him that the Aevi board of directors had determined that the proposal was insufficient to justify abandoning the transaction with Cerecor. The representative from Company A expressed an interest in pursuing a potential acquisition of the entire company rather than the originally proposed acquisition of the AEVI-007 program. However, Company A did not have any definitive timeline for delivering a proposal with an increased price. No further discussions occurred with Company A.

        In the afternoon of December 4, 2019, Wedbush's presentation regarding its fairness evaluation was circulated to Aevi's board of directors.

        Also on December 4, 2019, the Cerecor board of directors approved the final terms of the proposed Merger via unanimous written consent. In addition, Armistice and Cerecor agreed to the final terms of the Backstop Agreement, which Cerecor's Audit Committee approved via unanimous written consent.

        On the morning of December 5, 2019, Aevi's board of directors met telephonically with representatives of Wedbush and Pepper Hamilton, to consider approving the Merger. Representatives of Pepper Hamilton updated the Aevi board of directors with respect to the current status of certain terms of the Merger Agreement that remained open as of the prior Aevi board of directors meeting, including that Cerecor had made material concessions with respect to raising the base purchase price and repayment of the Notes funded by Cerecor in connection with certain termination provisions of the Merger Agreement. Representatives of Pepper Hamilton then answered questions from the Aevi board of directors regarding the terms of the Merger Agreement and summarized the material terms of the other documents included in the transactions contemplated by the Merger Agreement.

        Representatives from Wedbush reviewed with the Aevi board of directors its financial evaluation of the Merger consideration and rendered an oral opinion, confirmed by the delivery of a written opinion, dated December 5, 2019, to the Aevi board of directors to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, the Merger consideration to be received by the holders of Aevi common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such stockholders.

        Following the foregoing discussion, a representative of Pepper Hamilton reviewed proposed resolutions approving the Merger and the other transactions contemplated by the Merger Agreement. In addition to approving the execution, delivery and performance of the Merger Agreement, the resolutions contained, among other matters, resolutions approving the CVR Agreement and other ancillary matters.

        Aevi's board of directors adopted the resolutions, with Dr. Matthew Bayley abstaining from the vote, and all other directors voting in favor, which among other things, (i) determined that the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement were fair and advisable to, and in the best interests of, Aevi and its stockholders, (ii) approved the execution, delivery and performance by Aevi of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement, (iii) approved the form of CVR Agreement and (iv) resolved to recommend that the stockholders of Aevi adopt and approve the Merger Agreement.

        Immediately following the December 5, 2019 meeting of the Aevi board of directors, Aevi, Cerecor, Merger Sub and Second Merger Sub signed the Merger Agreement and each of Aevi and Cerecor issued a press release announcing the Merger prior to the opening of regular trading on the Nasdaq Capital Market.

Aevi Reasons for the Merger

        At a telephonic meeting held on December 5, 2019, among other things, Aevi's board of directors (i) determined that the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement were fair and advisable to, and in the best interests of, Aevi and its stockholders, (ii) approved the execution, delivery and performance by Aevi of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement, (iii) approved the CVR Agreement and (iv) resolved to recommend that the stockholders of Aevi adopt and approve the Merger Agreement.

        Aevi's board of directors considered the following factors in reaching its conclusion to approve the Merger Agreement and the Merger, all of which Aevi's board of directors viewed as supporting its decision to approve the Merger with Cerecor:

  •
  the potential strategic, financial and operational benefits of the Merger;

  •
  that Cerecor's product candidates, primarily the 800 series, represent an attractive potential opportunity, and may provide new medical benefits for patients and returns for investors;

  •
  Cerecor's current plans for developing its product candidates and the likelihood that the combined company would possess sufficient financial resources to allow the management team to focus on the continued development and anticipated commercialization of Cerecor's and Aevi's product candidates;

  •
  the possibility that the combined company would be able to take advantage of the potential benefits resulting from the combination of Aevi's management team and product candidates with Cerecor's management team, product candidates and stockholder base to raise additional funds in the future to allow for the development of Aevi's product candidates;

  •
  the Merger would provide the existing Aevi stockholders a significant opportunity to participate in the potential growth of the combined company following the Merger;

  •
  the combined company will be led by Aevi's management team and each of the current boards of directors of Aevi and Cerecor will be represented on the combined company's board of directors; and

  •
  Wedbush's opinion to the Aevi board of directors that the Merger consideration to be received by the Aevi stockholders was fair, from a financial point of view, to such stockholders.

        Aevi's board of directors also reviewed the recent financial condition, results of operations and financial condition of Aevi, including:

  •
  Aevi's business and financial prospects if it were to remain an independent company, in particular its lack of cash, and Aevi's board of directors' determination that it was in the best interests of Aevi's stockholders to enter into an agreement with a strategic partner;

  •
  the results of substantial efforts made over a significant period of time by Aevi's management and financial advisor to solicit investors and/or strategic alternatives for Aevi to the Merger, including the discussions that Aevi's management and Aevi's board of directors had in the second half of 2019 with other potential merger candidates;

  •
  the consequences of the disappointing results from the ASCEND trial for AEVI-001 and the likelihood that Aevi's prospects as a stand-along company were unlikely to change for the benefit of Aevi's stockholders in the foreseeable future;

  •
  the risks associated with the need to obtain substantial amounts of financing to continue its operations and to develop AEVI-006 or AEVI-007;

  •
  current financial market conditions and historical market prices, volatility and trading information with respect to Aevi's common stock;

  •
  the unlikely potential of obtaining a superior offer from an alternative purchaser in light of the other potential strategic buyers previously identified and contacted by or on behalf of Aevi and the risk of losing the proposed transaction with Cerecor; and

  •
  the risks and delays associated with, and uncertain value and costs to Aevi's stockholders of, liquidating Aevi, including, without limitation, the uncertainties of continuing cash burn while contingent liabilities are resolved and uncertainty of timing of release of cash until contingent liabilities are resolved.

        Aevi's board of directors also reviewed the terms of the Merger and associated transactions, including:

  •
  the terms of the Merger Agreement, including the exchange ratio, were the result of extensive arm's-length negotiations between representatives of Aevi and Cerecor;

  •
  the likelihood that the Merger would be consummated based on, among other things:

  •
  the absence of any financing or due diligence condition to the completion of the Merger;

  •
  the conditions to closing of the Merger being specific and limited in scope;

  •
  the covenants contained in the Merger Agreement obligating each of the parties to use reasonable best efforts to take all actions necessary, proper or advisable to consummate and make effective the Merger and the other transactions as promptly as practicable; and

  •
  Aevi being entitled to specific performance to prevent breaches of the Merger Agreement and to enforce specifically the terms of the Merger Agreement;

  •
  the rights of, and limitations on, Aevi under the Merger Agreement to consider certain unsolicited acquisition proposals under certain circumstances, should Aevi receive a superior proposal;

  •
  the reasonableness of the potential termination fee of $600,000 which becomes payable in certain circumstances;

  •
  the Notes funded by Cerecor, each in the maximum amount of $5 million, to fund Aevi during the time period between signing and closing; and

  •
  the belief that the terms of the Merger Agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances.

        In the course of its deliberations, Aevi's board of directors also considered a variety of risks and other countervailing factors related to entering into the Merger, including:

  •
  the fact that the milestones necessary to trigger payments under the CVR Agreement may not be achieved, and, if any such milestones are not achieved prior to the date that is 24 and 60 months, respectively, following the closing of the Merger, no payments would be made pursuant to the CVRs with respect to such milestones;

  •
  the fact that the CVRs are not freely transferable and, accordingly, will not be registered with the SEC or listed on any securities exchange;

  •
  the $600,000 termination fee payable to Cerecor upon the occurrence of certain events and the potential effect of such termination fee in deterring other potential acquirers from proposing an alternative transaction that may be more advantageous to Aevi stockholders;

  •
  the substantial expenses to be incurred in connection with the Merger, including the costs associated with any related litigation;

  •
  the possible volatility, at least in the short term, of the trading price of Aevi's common stock resulting from the Merger announcement;

  •
  the risk that the Merger might not be consummated in a timely manner or at all and the potential adverse effect of the public announcement of the Merger or on the delay or failure to complete the Merger on the reputation of Aevi;

  •
  the risk to the business of Aevi, operations and financial results in the event that the Merger is not consummated;

  •
  the strategic direction of the continuing entity following the completion of the Merger, which will be determined by a board of directors of which the majority will be members of the current Cerecor board of directors; and

  •
  various other risks associated with the combined company and the Merger, including those described in the section entitled "Risk Factors" beginning on page 27.

        The foregoing information and factors considered by Aevi's board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by Aevi's board of directors. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, Aevi's board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of Aevi's board of directors may have given different weight to different factors. Aevi's board of directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Aevi's management team and the legal and financial advisors of Aevi, and considered the factors overall to be favorable to, and to support, its determination.

Cerecor Reasons for the Merger

        The following discussion sets forth material factors considered by the Cerecor board of directors in reaching its determination to authorize the Merger Agreement and approve the Merger; however, is not intended to be exhaustive. In light of the number and wide variety of factors considered in connection with its evaluation of the Merger Agreement and the Merger, the Cerecor board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The Cerecor board of directors viewed its position and determinations as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

        In the course of reaching its decision to authorize the Merger Agreement and approve the Merger, the Cerecor board of directors consulted with its senior management and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others:

  •
  the potential strategic, financial and operational benefits of the Merger;

  •
  the complementary fit into Cerecor's business of Aevi's product candidates, primarily AEVI-007, AEVI-006 and AEVI-002, which represent an attractive potential opportunity, and may provide benefits for a variety of patient populations with significant unmet needs;

  •
  Aevi's current plans for developing its product candidates and the likelihood that the combined company would possess sufficient financial resources to allow the management team to focus on the continued development and anticipated commercialization of Cerecor's and Aevi's product candidates;

  •
  the possibility that the combined company would be able to take advantage of the potential benefits resulting from the combination of Aevi's management team and product candidates with Cerecor's management team, product candidates and stockholder base to raise additional funds in the future to allow for the development of Aevi's product candidates;

  •
  the enhancement of Cerecor's management team by adding both Mike Cola, current Chief Executive Officer of Aevi, who will become Chief Executive Officer of Cerecor, and Dr. Garry Neil, current Chief Scientific Officer of Aevi, who will become Chief Medical Officer of Cerecor; and

  •
  the enhancement of Cerecor's board of directors, with the inclusion of Mike Cola, current Chief Executive Officer of Aevi, who will become Chief Executive Officer of Cerecor and a member of the board of directors, and the inclusion of Sol J. Barer, current Chairman of Aevi's board of directors, who will also become a member of the Cerecor board of directors.

        Cerecor's board of directors also considered a number of uncertainties and risks in its deliberations concerning the Merger and the other transactions contemplated by the Merger Agreement, including the following:

  •
  the substantial expenses to be incurred in connection with the Merger, including the costs associated with any related litigation;

  •
  the risk that Cerecor may not have adequate capital to fund its own operations and Aevi's operations prior to the closing of the Merger;

  •
  the possible volatility, at least in the short term, of the trading price of Cerecor's common stock resulting from the Merger announcement;

  •
  the risk that the Merger might not be consummated in a timely manner or at all and the potential adverse effect of the public announcement of the Merger or on the delay or failure to complete the Merger on the reputation of Cerecor;

  •
  the risk to the business of Cerecor, operations and financial results in the event that the Merger is not consummated; and

  •
  various other risks associated with the combined company and the Merger, including those described in the section entitled "Risk Factors" beginning on page 27 of this proxy statement/prospectus.

        The Cerecor board of directors weighed the benefits, advantages and opportunities of a potential transaction against the uncertainties and risks described above, as well as the possible diversion of management attention for an extended period of time. After taking into account these and other factors, the Cerecor board of directors approved and authorized the Merger Agreement and the transactions contemplated thereby, including the Merger.

Opinion of Aevi's Financial Advisor

Scope of the Assignment

        In July 2019, Aevi's board of directors engaged Wedbush to act as Aevi's exclusive financial advisor, placement agent and underwriter in connection with a financing or sale transaction. Wedbush was engaged to, among other things, assist Aevi in analyzing, structuring, negotiating and effecting a proposed financing or sale transaction. As part of that engagement, Aevi's board of directors requested that Wedbush render an opinion as to whether the proposed consideration to be received by holders of

Aevi common stock in the Merger was fair, from a financial point of view, to the holders of Aevi common stock. At the December 5, 2019 meeting of Aevi's board of directors, Wedbush rendered its oral opinion, subsequently confirmed by delivery of a written opinion dated December 5, 2019, to Aevi's board of directors that, as of the date of such opinion, and based upon the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review set forth in its written opinion, the consideration to be received by holders of Aevi common stock in the Merger was fair, from a financial point of view, to the holders of Aevi common stock.

        The full text of Wedbush's written opinion, which sets forth the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken in connection with such opinion, is attached to this proxy statement/prospectus as Annex C. Wedbush's opinion was intended solely for the benefit and use of Aevi's board of directors (in its capacity as such) in connection with its consideration of the Merger. Wedbush's opinion was not intended to be used for any other purpose without Wedbush's prior written consent in each instance, except as expressly provided for in the engagement letter between Aevi and Wedbush. Wedbush has consented to the use of Wedbush's opinion in this proxy statement/prospectus. Wedbush's opinion did not address Aevi's underlying business decision to enter into the Merger Agreement or complete the Merger or the merits of the Merger as compared to any alternative transactions that were or may be available to Aevi, and did not constitute a recommendation to Aevi's board of directors or to any holder of Aevi common stock as to how such holder should vote with respect to the Merger or otherwise. The following is a summary of Wedbush's opinion and stockholders are encouraged to read the full text of Wedbush's opinion, which is attached to this proxy statement/prospectus as Annex C.

        For purposes of its opinion and in connection with its review, Wedbush, among other things:

  •
  reviewed a draft of the Merger Agreement dated as of December 4, 2019 and a draft of the form of CVR Agreement dated as of December 3, 2019;

  •
  reviewed certain publicly available business and financial information relating to Aevi;

  •
  reviewed certain internal information, primarily financial in nature, including financial and operating data furnished to Wedbush by the management of Aevi and approved for Wedbush's use by Aevi;

  •
  reviewed certain publicly available information with respect to other companies in the healthcare industry that Wedbush believed to be similar in certain respects, in whole or in part, to Aevi;

  •
  considered the financial terms, to the extent publicly available, of selected recent business combinations and trading metrics of companies in the healthcare industry that Wedbush believed to be similar in certain respects to the Merger, in whole or in part, and to Aevi; and

  •
  made inquiries regarding and discussed the draft Merger Agreement, the draft form of CVR Agreement and other matters related thereto with Aevi's counsel.

        In addition, Wedbush held discussions with the members of Aevi's management concerning their views as to the financial and other information described above. Wedbush also conducted such other analyses and examinations and considered such other financial, economic and market criteria as Wedbush deemed appropriate to arrive at its opinion.

        In rendering its opinion, Wedbush assumed and relied upon the accuracy and completeness of all information that was publicly available or was furnished to or discussed with Wedbush by Aevi or otherwise reviewed by Wedbush. With respect to information provided to or reviewed by it, Wedbush was advised by the members of Aevi's management that such information was reasonably prepared on bases reflecting the best currently available estimates and judgments of the members of Aevi's management. Wedbush did not express any view as to the reasonableness of such financial information or the assumptions on which it was based.

        Wedbush further relied on the assurances of the members of Aevi's management that they were not aware of any facts that would make the information provided to Wedbush incomplete or misleading. Wedbush did not make and was not provided with any independent evaluations or appraisals of any of the assets, properties, liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities) or securities, nor did Wedbush make any physical inspection of the properties or assets, of Aevi. With respect to the cash forecast of Aevi provided to Wedbush, upon the guidance of members of Aevi's management, Wedbush assumed that such forecast had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Aevi as to the future expenses of Aevi. Wedbush assumed no responsibility for and expressed no view as to such forecast or the assumptions on which it was based. Wedbush did not evaluate the solvency or fair value of Cerecor, Aevi, or any of their respective subsidiaries (or the impact of the Merger thereon) under any law relating to bankruptcy, insolvency or similar matters.

        Wedbush's opinion was based on financial, economic, market and other conditions as in effect on, and the information made available to Wedbush as of, the date of such opinion. Wedbush also relied, without independent verification, on the accuracy and completeness of Cerecor's and Aevi's representations and warranties in the draft Merger Agreement and the draft of the form of CVR Agreement, without regard to any qualifications or exceptions that may be set forth in disclosure schedules, and the information provided to Wedbush by Aevi. In addition, Wedbush assumed that the Merger would be consummated in accordance with the terms set forth in the draft Merger Agreement and the draft of the form of CVR Agreement without any waiver, amendment or delay of any terms or conditions that would be material to Wedbush's analysis. Representatives of Aevi advised Wedbush that, and Wedbush further assumed that, the final terms of the Merger Agreement would not differ from the terms set forth in the draft Merger Agreement and that the final terms of the CVR Agreement would not differ from the terms set forth in the draft form of CVR Agreement, in each case in any respect material to Wedbush's analysis. Wedbush also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger would be obtained without imposition of any terms or conditions that would be material to Wedbush's analysis. Wedbush noted that events occurring after the date of its opinion could materially affect the assumptions used in preparing its opinion. Wedbush did not undertake any obligation to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of such opinion.

        Wedbush was not a legal, tax or regulatory advisor, and did not express any opinion as to any tax or other consequences that may arise from the Merger, nor did its opinion address any legal, regulatory or accounting matters, as to which Wedbush understood that Aevi had obtained such advice as it deemed necessary from qualified professionals. Wedbush was a financial advisor only and relied upon, without independent verification, the assessment of Cerecor and Aevi and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Wedbush assumed that the Merger would have the tax effects contemplated by the Merger Agreement.

        Wedbush is an investment banking firm and a member of the NYSE and other principal stock exchanges in the United States, and is regularly engaged as part of its business in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, secondary distributions of listed and unlisted securities, and valuations for corporate, estate and other purposes. Wedbush was selected by Aevi based on Wedbush's experience, expertise and reputation and its familiarity with Aevi. Aevi's board of directors did not impose any limitations on Wedbush with respect to the investigations made or procedures followed in rendering its opinion. Wedbush's opinion was approved by a fairness committee at Wedbush in accordance with the requirements of the Financial Industry Regulatory Authority Rule 5150.

        In rendering its opinion, Wedbush expressed no opinion as to the amount or nature of any compensation to any officers, directors, or employees of Aevi, or any class of such persons, whether relative to the consideration to be paid in the Merger or otherwise, or with respect to the fairness of any such compensation.

        Wedbush was not asked to, nor did it, offer any opinion as to the terms, other than the consideration to be received by the holders of Aevi common stock to the extent expressly set forth in Wedbush's opinion, of the Merger Agreement or the form of the Merger. Wedbush did not express any opinion with respect to the terms of any other agreement entered into or to be entered into in connection with the Merger. Wedbush expressed no opinion as to the price at which Cerecor common stock may trade at any time subsequent to the announcement or consummation of the Merger.

        Aevi paid Wedbush a nonrefundable retainer of $50,000 at the time of Wedbush's engagement. Aevi agreed to pay Wedbush a fee of $500,000 for rendering its opinion, which fee was not contingent upon the completion of the Merger. Aevi also agreed to pay Wedbush a success fee of $1.5 million for its services as Aevi's strategic advisor, which fee is contingent, and payable, upon the completion of the Merger. In addition, Aevi agreed to reimburse Wedbush for its reasonable out-of-pocket expenses and to indemnify Wedbush for certain liabilities arising out of the engagement. Wedbush did not have a material relationship with, nor otherwise receive fees from, Cerecor or Aevi during the two years prior to the date of its opinion, except as described below. With Aevi's knowledge and consent, Cerecor engaged Wedbush to provide certain investment banking services for the combined company, for which Wedbush expects to receive customary fees. Wedbush may also provide other investment banking and financial advisory services to Cerecor, Aevi or their affiliates in the future, for which Wedbush would expect to receive customary fees.

        In the ordinary course of its business, Wedbush and its affiliates, as well as investment funds in which Wedbush and its affiliates may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or make investments in, Aevi or Cerecor.

Summary of Analyses

        The following is a summary of the material financial analyses performed by Wedbush in connection with reaching its opinion:

  •
  Historical Trading Analysis;

  •
  Liquidation Analysis;

  •
  Comparable Public Companies Analysis; and

  •
  Select Precedent Transactions Analysis.

        Representatives of Wedbush and members of Aevi's management determined that a discounted cash flow analysis was not an appropriate indicator to measure the value of Aevi because Aevi had recently acquired two early-stage assets and therefore did not anticipate any revenue in the foreseeable future to form the basis for such an analysis.

        The following summaries are not a comprehensive description of Wedbush's opinion or the analyses and examinations conducted by Wedbush, and the preparation of an opinion necessarily is not susceptible to partial analysis or summary description. Wedbush believes that such analyses and the following summaries must be considered as a whole and that selecting portions of such analyses and of the factors considered, without considering all such analyses and factors, would create an incomplete view of the process underlying the analyses. The order in which the analyses are described below does not represent the relative importance or weight given to the analyses by Wedbush. Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand the analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of Wedbush's analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the analyses.

        In performing its analyses, Wedbush made numerous assumptions with respect to industry performance and general business and economic conditions such as industry growth, inflation, interest rates and many other matters, many of which are beyond the control of Aevi and Wedbush. Any estimates contained in Wedbush's analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

        Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 4, 2019 and is not necessarily indicative of current market conditions.

        Aevi's board of directors directed Wedbush to assume and, for purposes of its opinion, Wedbush assumed without independent verification, that (i) holders of Aevi common stock will receive shares of Cerecor common stock with an aggregate value of approximately $16.1 million prior to any net asset adjustment, (ii) the net asset adjustment will be $500,000 at the Merger Effective Time resulting in a reduction of the aggregate value of shares of Cerecor common stock to be received by holders of Aevi common stock to $15.6 million, (iii) any potential current or future CVR value be excluded from the fairness analysis, (iv) the CHOP Note will convert into Aevi common stock in accordance with its terms prior to the Merger Effective Time, and (v) 116,570,673 shares of Aevi common stock will be issued and outstanding immediately prior to the Merger Effective Time, which includes shares issued pursuant to Aevi's exercise of the AZ Option. Aevi's management has also advised Wedbush and, for purposes of its opinion, Wedbush assumed without independent verification, that Aevi would exhaust its cash resources in a short period of time and, absent a sale transaction or a financing, Aevi would be forced to liquidate. Wedbush expressly disclaimed any opinion as to the reasonableness of these assumptions or as to the actual number of shares of Cerecor common stock to be issued in the Merger.

        In performing each of analyses described below, Wedbush compared the results of their analysis to their analysis of the consideration to be received by holders of Aevi common stock in the Merger based on the assumptions described above.

Historical Trading Analysis

        Using publicly available information, Wedbush analyzed the historic trading price of Aevi common stock one week prior to the date of its opinion and over a 30-trading day period ended December 4, 2019. Wedbush noted that the closing price of Aevi common stock one week prior to the date of its opinion had been $0.1241 per share, the 30-trading day volume weighted average price prior to the date of its opinion had been $0.1347 per share and the closing price had been $0.1510 on December 4, 2019.

Liquidation Analysis

        A liquidation analysis is a valuation methodology that calculates a company's value based on the amount of cash it would have available for distribution to common shareholders in a liquidation after the payment of creditors. Aevi provided Wedbush with an estimated cash balance of $1.0 million as of November 30, 2019. Aevi's management team estimated that the cash available for distribution to holders of common stock would be $0.0 upon liquidation of Aevi, which could occur as early as February 2020. Aevi's management team further advised Wedbush that Aevi would exhaust its cash resources in a short period of time and, absent a sale transaction or a financing, Aevi would be forced to liquidate. The table below reflects Aevi management team's estimated residual value payable to holders of Aevi common stock upon liquidation:

Comparable Public Companies Analysis

        Using publicly available information, Wedbush reviewed selected data from 16 debt-free "nanocap" companies (the SEC refers to nanocap companies as those with market capitalizations below $50.0 million) in the healthcare industry listed either on The Nasdaq Stock Market, NYSE or traded over-the-counter that had no revenues within the past 12 months. Wedbush excluded shell companies and any companies that were not presently current in their filings with the SEC. Wedbush noted that, although such companies were considered similar, none of the companies had the same management, make-up, regulatory outlook, technology, or size or mix of business as Aevi and, accordingly, there were inherent limitations on the applicability of these peer companies to the valuation analysis. The following table sets forth information relating to the 16 companies:

        Based on this information, Wedbush noted that these companies had a median market capitalization (based on fully diluted shares) of $13.0 million. Wedbush compared this to the expected

$15.6 million in aggregate value of shares of Cerecor common stock to be received by holders of Aevi common stock in the Merger.

Select Precedent Transactions Analysis

        Using publicly available information, Wedbush selected and reviewed nine M&A transactions since 2010 that involved "nanocap" companies (the SEC refers to nanocap companies as those with market capitalizations below $50.0 million) in the healthcare industry that were listed on The Nasdaq Stock Market, NYSE or traded over-the-counter at time of acquisition. In these transactions, 100% of the target was acquired and a portion of the upfront payment included an equity component payable to equity shareholders of the target. Transactions deemed to be reverse mergers were excluded from this analysis. Wedbush noted that market conditions have varied significantly over the precedent time period. Wedbush further noted that, although such transactions were considered similar, none of the companies had the same management, make-up, regulatory outlook, technology, or size or mix of business as Aevi and, accordingly, there were inherent limitations on the applicability of these transactions to the valuation analysis of Aevi. To present a fair comparison, only proposed upfront consideration payable to equity shareholders outlined at deal announcement was considered.

        Wedbush noted that the small number of transactions over a long period of time, differences in market conditions, and the uniqueness of each nanocap company made this analysis less likely to be predictive of the equity value of Aevi than the other analyses Wedbush performed.

        The nine M&A transactions reviewed are listed below:

        Based on this information, Wedbush noted that these companies had a median unaffected upfront premium of 51.1%. When this figure is applied to Aevi's fully diluted market cap as of December 4, 2019, it yielded a value of $26.6 million. Wedbush compared this to the expected $15.6 million in aggregate value of shares of Cerecor common stock to be received by holders of Aevi common stock in the Merger.

Miscellaneous

        This summary is not a complete description of Wedbush's opinion or the underlying analyses and factors considered in connection with Wedbush's opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business and financial judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. Wedbush believes that its analyses described above must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying its opinion. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Wedbush opinion. In arriving at its fairness determination, Wedbush considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, it made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction in the analyses described above is identical to Aevi or the Merger.

        In conducting its analyses and arriving at its opinion, Wedbush utilized a variety of valuation methods. The analyses were prepared solely for the purpose of enabling Wedbush to provide its opinion to Aevi's board of directors as to the fairness, from a financial point of view, to the holders of Aevi common stock of the consideration to be received by the holders of Aevi common stock in the Merger, as of the date of the opinion, and do not purport to be an appraisal or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty.

        The terms of the Merger were determined through arm's-length negotiations between Aevi and Cerecor, and were approved by Aevi's board of directors. Although Wedbush provided advice to Aevi's board of directors during the course of these negotiations, the decision to enter into the Merger Agreement was solely that of Aevi's board of directors. Wedbush did not recommend any specific consideration to Aevi or Aevi's board of directors, or that any specific amount or type of consideration constituted the only appropriate consideration for the Merger. As described above, the opinion of Wedbush and its presentation to Aevi's board of directors were among a number of factors taken into consideration by Aevi's board of directors in making its determination to approve the Merger Agreement and the Merger.

Interests of Aevi Directors and Officers in the Merger

General

        When considering the recommendations of Aevi's board of directors, Aevi stockholders should be aware that certain Aevi directors and officers have interests in the Merger that are different from, or are in addition to, theirs. These interests relate to or arise from, among other things, the agreement that certain Aevi directors and officers will serve on the board of directors of, and will be employed by, the combined company following the consummation of the Merger. The Aevi board of directors was aware of these interests and considered them, among other matters, in its decision to approve the Merger Agreement.

Officers and Directors' Voting Power

        As of the record date, the directors and executive officers of Aevi owned shares of Aevi common stock representing approximately 30% of the outstanding voting power of Aevi common stock entitled to vote at the special meeting, which includes the shares owned by The CHOP Foundation which had a designee on the board of directors as of the record date. In addition, Sol J. Barer and Eugene Bauer, current members of Aevi's board of directors, each own a de minimis amount of Cerecor's common stock and options to purchase shares of Cerecor's common stock. On December 5, 2019, the following Aevi stockholders, owning collectively approximately 36% of the outstanding voting stock of Aevi, entered into voting agreements pursuant to which they have agreed to vote their shares in favor of the approval and adoption of the Merger Agreement and the transactions proposed thereunder, including the Merger: The Children's Hospital of Philadelphia Foundation, Sol J. Barer, Eugene A. Bauer, Alastair Clemow, Michael F. Cola, Barbara G. Duncan, Joseph J. Grano, Jr., Garry A. Neil, and Michael H. McInaw. The voting agreements are described in the section "Agreements Related to the Merger" on page 164.

Indemnification

        Pursuant to the Merger Agreement, upon the completion of the Merger, Cerecor agreed that all rights to indemnification, exculpation or advancement of expenses now existing in favor of, and all limitations on the personal liability of each present and former director and officer of Aevi and its subsidiaries as provided for in their respective organizational documents in effect as of the date of the Merger Agreement, will continue to be honored and in full force and effect for a period of six years after the completion of the Merger. The limited liability company agreement of Second Merger Sub will contain provisions with respect to indemnification, exculpation from liability and advancement of expenses that are at least as favorable as those currently in Aevi's organizational documents, and during such six year period following the Merger Effective Time, Cerecor will not amend, repeal or otherwise modify such provisions in any manner that would materially and adversely affect the rights of the directors or officers of Aevi in respect of actions or omissions occurring at or prior to the Merger Effective Time.

        The Merger Agreement also provides that Aevi will purchase, at Cerecor's cost, a six-year "tail" policy under its existing directors' and officers' liability insurance policy, with an effective date as of the completion of the Merger, provided that Cerecor may substitute policies of at least the same coverage containing terms and conditions that are not less favorable in any material respect. In no event will Cerecor be required to expend more than an amount equal to 300% of the current annual premiums paid by Aevi for such insurance. During the term of the "tail" policies, the combined company will not take any action following the completion of the Merger to cause the "tail" policies to be cancelled or any provision of such policies to be amended or waived in any manner that would adversely affect in any material respect the rights of Aevi's former and current officers and directors.

Management and Board Following the Merger

        Effective as of the completion of the Merger, Cerecor's executive officers are expected to be:

Name	Title
Michael Cola	President and Chief Executive Officer
James A. Harrell, Jr.	Chief Commercial Officer
Joseph Miller	Chief Financial Officer
Dr. Garry A. Neil	Chief Medical Officer
Dr. Perricles Calius	Chief Scientific Officer

        Upon completion of the Merger, Mr. Cola and Dr. Sol Barer, current Chairman of the Aevi board of directors, are both expected to join the board of directors of the combined company. The employment agreements into which Mr. Cola and Dr. Neil will enter, which will become effective upon completion of the Merger are discussed in greater detail in the section entitled, "Executive Compensation of Aevi—New Employment Agreements Following the Merger" beginning on page 260.

Sale of Aevi Common Stock by Dr. Sol Barer

        After the execution of the Merger Agreement, Dr. Sol Barer sold one-half of all of the shares of Aevi common stock that he owned to each of Mr. Cola and Dr. Neil, respectively, for a cash purchase price of $0.134 per share, which is the approximate per share value to Aevi's stockholders in the Merger, assuming the maximum net asset related adjustment. Dr. Barer's sale of shares was for his own personal financial reasons and was not connected to the Merger or the Merger Agreement. Although the Aevi board of directors was aware of the potential sale at the time it was considering the Merger, there was no involvement of Cerecor or Aevi in the transaction.

Stock Options and Warrants

        At the Merger Effective Time, each outstanding option to purchase Aevi common stock unexercised immediately prior to the Merger Effective Time, whether or not vested, will be cancelled and retired and will cease to exist, and that no Merger Consideration or payment will be delivered in exchange therefor or in respect thereof, and each outstanding warrant to purchase Aevi common stock unexercised immediately prior to the Merger Effective Time will be cashlessly exercised in accordance with the terms of the warrant amendment. Given the exercise price of the outstanding warrants, we do not anticipate that any shares of Aevi common stock will be issuable to warrant holders.

Structure of Merger

        In the Merger, Merger Sub will merge with and into Aevi and, as part of the same overall transaction, Aevi will then merge with and into Second Merger Sub, with Second Merger Sub as the surviving entity and a wholly owned subsidiary of Cerecor.

Merger Consideration

        For a discussion of Merger consideration, please see the section titled "The Merger Agreement—Merger Consideration "beginning on page 154.

Merger Expenses

        For a discussion of the Merger related expenses, please see the section titled "The Merger Agreement—Expenses" beginning on page 163.

Merger Effective Time

        The Merger Agreement requires the parties to consummate the Merger after all of the conditions to the consummation of the Merger contained in the Merger Agreement are satisfied or waived. The Merger of Merger Sub with and into Aevi will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is agreed by Aevi and Cerecor and specified in the Certificate of Merger. Neither Aevi nor Cerecor can predict the exact timing of the consummation of the Merger but currently expect that the Merger could be consummated during the first quarter of 2020.

Regulatory Approvals

        In the United States, Cerecor must comply with applicable federal and state securities laws and the rules and regulations of The Nasdaq Stock Market in connection with the issuance of shares of Cerecor common stock to Aevi's stockholders in connection with the transactions contemplated by the Merger Agreement and the filing of this proxy statement/prospectus with the SEC. Neither Aevi nor Cerecor intend to seek any regulatory approval from antitrust authorities to consummate the Merger.

Delisting and Deregistration of Aevi Common Stock after the Merger

        If the Merger is completed, Aevi common stock will be delisted from The Nasdaq Stock Market and will be deregistered under the Exchange Act.

Material U.S. Federal Income Tax Consequences of the Merger to Aevi Stockholders

        The following discussion sets forth the material U.S. federal income tax consequences of the Merger to the United States holders (as defined below) of Aevi common stock. This discussion is based upon provisions of the Code, U.S. Treasury Regulations, and administrative rulings and court decisions, all as in effect or in existence on the date of this filing and all of which are subject to change or differing interpretations by the Internal Revenue Service ("IRS") or a court, possibly with retroactive effect. Changes in these authorities may cause the tax consequences of the Merger to vary substantially from the consequences described below.

        This discussion addresses only those United States holders (as defined below) of Aevi common stock that hold such stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address all the U.S. federal income tax consequences that may be relevant to Aevi or to any United States holders of Aevi common stock in light of their individual circumstances such as (i) beneficial owners of Aevi common stock subject to special tax rules (e.g., banks or other financial institutions, real estate investment trusts, regulated investment companies, insurance companies, broker-dealers, traders that elect to mark-to-market for U.S. federal income tax purposes, tax-exempt organizations and retirement plans, individual retirement accounts and tax-deferred accounts, or former citizens or long-term residents of the United States) or persons that hold Aevi common stock as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for U.S. federal income tax purposes, (ii) partnerships or other entities classified as partnerships for U.S. federal income tax purposes or their partners, (iii) United States holders that have a functional currency other than the U.S. dollar, (iv) United States holders of stock rights, options, or warrants with respect to Aevi common stock, or (v) United States holders of Aevi common stock that acquired their Aevi common stock as compensation, all of which may be subject to tax rules that differ significantly from those summarized below. If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds Aevi common stock, the tax treatment of its partners generally will depend upon the status of the partner, the activities of the partnership, and certain determinations made at the partner level. If you are a partner in a partnership holding Aevi common stock, you should consult your own tax advisor regarding the tax consequences to you of the partnership's ownership of Aevi common stock.

        This discussion does not discuss (i) the U.S. federal income tax consequences to a United States holder of Aevi common stock that dissents and exercises appraisal rights, (ii) any state or local, foreign, estate, gift or alternative minimum tax considerations concerning the Merger, or (iii) any information regarding a non-United States holder. A non-United States holder is a holder that is not a United States holder. If you are not a United States holder, you should consult with your own tax advisor as to the U.S. federal, state, local, and foreign tax laws with respect to the Merger.

        Except as noted, this discussion assumes that any payments received pursuant to the CVR Agreement will be made in cash.

        Accordingly, each beneficial owner of Aevi common stock is urged to consult its own tax advisors regarding the U.S. federal, state, local, foreign, and other tax consequences to it of the Merger.

        For purposes of this discussion, a "United States holder" is a beneficial owner of Aevi common stock that:

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  is an individual U.S. citizen or resident (as determined for U.S. federal income tax purposes),

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  a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) organized under the laws of the United States or any of its political subdivisions,

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

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  a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more "United States persons" (as defined in the Code) have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under current U.S. Treasury Regulations to be treated as a "United States person."

Exchange of Aevi common stock for Cerecor common stock, cash in lieu of fractional shares, and CVRs

        While Aevi and Cerecor intend to report the Merger as a reorganization, we have not obtained a ruling from the IRS with respect to the transaction, so there is no guarantee that the IRS will agree with the tax treatment. The Merger Agreement does not require the receipt of a tax opinion from counsel with respect to the tax treatment of the Merger.

        If the Merger is treated as a reorganization within the meaning of Section 368(a) of the Code, and the transaction is treated as "closed" rather than an "open transaction" for federal income tax purposes (as discussed more fully below), then, subject to the limitations and qualifications referred to herein, the following U.S. federal income tax consequences should result.

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  A United States holder of Aevi common stock will recognize gain (but not loss), with respect to its shares of Aevi common stock held, in an amount equal to the lesser of (i) any gain realized with respect to such shares and (ii) the fair market value of the CVRs. A United States holder's gain realized will equal the difference between (i) the sum of the fair market value of the Cerecor common stock and CVRs received and (ii) such United States holder's tax basis in the Aevi common stock surrendered (less any basis allocable to fractional shares as described below). Any such gain recognized by a United States holder of Aevi common stock with respect to the receipt of the CVRs should be capital gain, which will be long-term or short-term depending on the United States holder's holding period for the Aevi common stock.

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  The aggregate adjusted tax basis of the Cerecor common stock received in the transaction (including any fractional interest) by a United States holder of Aevi common stock will equal the aggregate adjusted tax basis of such holder's Aevi common stock exchanged therefor, decreased by the fair market value of the CVRs received by such United States holder and increased by any gain recognized by such United States holder.

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  The holding period for Cerecor common stock received in the transaction by a United States holder of Aevi common stock will include the holding period of such United States holder's Aevi common stock exchanged therefor.

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  The aggregate adjusted tax basis of the CVRs received in the transaction by a United States holder of Aevi common stock will equal their fair market value as of the Merger Effective Time, and the holding period for CVRs received will begin the day after the effective time of the transaction.

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  A United States holder of Aevi common stock that receives cash instead of a fractional share of Cerecor common stock will generally recognize capital gain or loss based on the difference between the amount of the cash so received and the holder's adjusted tax basis allocable to such fractional share.

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  Capital gain or loss recognized on receipt of cash in lieu of fractional shares will constitute long-term capital gain or loss if the holding period of the United States holder of Aevi common stock is greater than one year as of the date of the consummation of the transaction. The deductibility of capital losses is subject to limitations.

        While Aevi and Cerecor intend to report the Merger as a reorganization, we have not obtained a ruling from the IRS with respect to the tax treatment of the Merger, so there is no guarantee that the IRS will agree with the tax treatment. The Merger Agreement does not require the receipt of a tax opinion from counsel with respect to the tax treatment of the Merger.

        If the Merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code, and, as assumed above, provided that the transaction is treated as "closed" rather than an "open transaction" for federal income tax purposes (as discussed more fully below), then the Merger generally will be a taxable transaction. In general, a United States holder will recognize capital gain or loss on the exchange in an amount equal to the difference, if any, between (i) the sum of the fair market value of Cerecor common stock and the fair market value of the CVRs and cash received and (ii) the United States holder's adjusted tax basis in the Aevi common stock exchanged in the Merger. Gain or loss, as well as the holding period for the exchanged Aevi shares, will be determined separately for each block of shares exchanged pursuant to the Merger. Such gain or loss will be long-term capital gain or loss if the United States holder has held (or is treated as having held) the exchanged Aevi common stock for more than one year as of the date of the Merger. Otherwise, the recognized gain or loss generally will be a short-term capital gain or loss. The deductibility of capital losses may be subject to limitations.

Treatment of receipt, holding and disposition of CVRs

        In general, the characteristics of the CVRs may cause the receipt of the Merger consideration in the Merger to be treated as an "open transaction" rather than a "closed transaction" for U.S. federal income tax purposes. There is no authority directly on point addressing whether a sale of property for, in whole or in part, CVRs with characteristics similar to the CVRs should be treated as an "open transaction" or "closed transaction," and the resolution of the issue is inherently factual in nature. Accordingly, United States holders are urged to consult their own tax advisors regarding this issue. The installment method of reporting any gain attributable to the receipt of a CVR will not be available because Aevi common stock is traded on an established securities market. However, if the transaction were treated as an "open transaction," gain recognition with respect to the CVRs may nevertheless be deferred.

        The following sections discuss the possible tax consequences if the receipt of the Merger consideration is treated as an "open" transaction or a "closed" transaction for federal income tax purposes. Cerecor and Aevi urge you to consult your own tax advisor with respect to the proper characterization of the receipt of the CVRs.

Open transaction treatment

        The receipt of the CVRs would generally be treated as part of an "open transaction" if the value of the CVRs cannot be "reasonably ascertained." If the receipt of CVRs were treated as an "open transaction" for U.S. federal income tax purposes, a United States holder will not immediately take the CVRs into account in determining its capital gain on the receipt of CVRs upon consummation of the Merger, and a United States holder would take no tax basis in the CVRs.

        If the transaction is treated as "open," the United States holder would recognize gain as payments in cash with respect to the CVRs are received or deemed received in accordance with the United States holder's regular method of accounting, but only to the extent the sum of (i) such payments (and all previous payments under the CVRs), and (ii) the fair market value of the Cerecor common stock received upon consummation of the Merger (if the Merger does not qualify as a reorganization under Section 368(a) of the Code) exceeds such United States holder's adjusted tax basis in the Aevi common stock surrendered pursuant the Merger. To the extent that all or a portion of any payments received with respect to the CVRs are paid in Cerecor common stock, it is possible that such payments should be treated as additional tax-free Merger consideration if the Merger does qualify as a reorganization under Code Section 368(a). An adjustment to the income tax basis in Cerecor common stock received would be made once it becomes known how many shares (if any) the holder of a CVR is entitled to receive. It is unclear how this adjustment should be made, particularly if the holder no longer retains all the Cerecor common stock or CVRs received in the Merger. The IRS has not issued guidelines on how a stockholder should make this adjustment. A United States holder of Aevi common stock could recalculate its basis in any remaining Cerecor common stock or additional Cerecor common stock received from the CVRs without recalculating the basis that had been allocated to any disposed Merger consideration. Alternatively, a United States holder of Aevi common stock could recalculate its basis in all of its Cerecor common stock, including additional Cerecor common stock received from the CVRs, even if the United States holder has disposed of some of its Cerecor common stock. Each United States holder of Aevi common stock should consult its own tax advisor as to the treatment of the receipt of any additional shares of Cerecor common stock pursuant to the CVRs and the allocation of its tax basis among the Cerecor common stock.

        If the transaction is treated as an "open transaction," a payment pursuant to a CVR to a United States holder should be treated as a payment under a contract for the sale or exchange of Aevi common stock to which Section 483 of the Code applies. Under those rules, a portion of the payments made pursuant to a CVR will be treated as interest, which will be ordinary income to the United States holder of a CVR. The interest amount will equal the excess of the amount received over its present value at the consummation of the Merger, calculated using the applicable Federal rate (as determined under Code Section 1274(d)) as the discount rate. The portion of the payment pursuant to a CVR that is not treated as interest under the Section 483 rules will generally be treated as a payment with respect to either the sale or exchange of Aevi common stock, as discussed above.

Closed transaction treatment

        If the value of the CVRs can be reasonably ascertained, the transaction should generally be treated as "closed" for U.S. federal income tax purposes, and the receipt of the CVRs will be as set forth above in the sub section entitled "—Exchange of Aevi common stock for Cerecor common stock, cash in lieu of fractional shares, and CVRs" A United States holder's initial tax basis in the CVRs will equal the fair market value of the CVRs on the date of the consummation of the Merger. The holding period of the CVRs will begin on the day following the date of the consummation of the Merger.

        There is no direct authority with respect to the tax treatment of holding and receiving payments with respect to the CVRs. Accordingly, the amount, timing, and character of any gain, income, or loss with respect to the CVRs are uncertain. It is possible that payments received with respect to a CVR, up to the amount of the holder's adjusted tax basis in the CVR, may be treated as a non-taxable return of a United States holder's adjusted tax basis in the CVR, with any amount received in excess of basis treated as gain from the disposition of the CVR. Moreover, to the extent that all or a portion of any payments received with respect to the CVRs are paid in Cerecor common stock and the United States holder did not recognize gain upon the receipt of any CVR, it is possible that such payments should be treated as additional tax-free Merger consideration in connection with a reorganization under Code Section 368(a) (presuming such treatment applies to the Merger). However, if a United States holder recognized gain upon the receipt of a CVR and subsequently receives all or a portion of any payments with respect to the CVR in Cerecor common stock, the U.S. federal income tax consequences are unclear. An adjustment to the tax basis in Cerecor common stock received would be made once it becomes known how many shares (if any) the holder of a CVR is entitled to receive. It is unclear how this adjustment should be made, particularly if the holder no longer retains all the Cerecor common stock or CVRs initially received in the Merger. The IRS has not issued guidelines on how a stockholder should make this adjustment. A United States holder of Aevi common stock could recalculate its basis in any remaining Cerecor common stock or additional Cerecor common stock received from the CVRs without recalculating the basis that had been allocated to any disposed Merger consideration. Alternatively, a United States holder of Aevi common stock could recalculate its basis in all of its Cerecor common stock, including additional Cerecor common stock received from the CVRs, even if the stockholder has disposed of some of its Cerecor common stock. Each United States holder of Aevi common stock should consult its own tax advisor as to the treatment of the receipt of any additional shares of Cerecor common stock pursuant to the CVRs and the allocation of its tax basis among the shares of Cerecor common stock.

        Additionally, a portion of any payment received with respect to a CVR may constitute imputed interest and therefore be taxed as ordinary income pursuant to the rules of Code Section 483 described above. If not treated as described above, payments received under a CVR may be treated as either

(i) payments with respect to a sale of a capital asset, including an option or a debt instrument, (ii) ordinary income (including interest income), or (iii) dividends. Finally, upon the expiration of the CVR payment period, it is possible that a United States holder may be permitted to recognize a loss to the extent a United States holder has received payments with respect to a CVR that are less than the amount of the United States holder's adjusted tax basis in the CVR.

Medicare net investment income tax

        A United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts exempt from such tax, will generally be subject to a 3.8% net investment income tax on the lesser of (i) the U.S. holder's "net investment income" (or "undistributed net investment income" in the case of an estate or trust) for a taxable year and (ii) the excess of the United States holder's modified adjusted gross income for such taxable year over $200,000 ($250,000 in the case of joint filers) or, in the case of an estate or trust, its adjusted gross income for such year over a threshold amount (which is $12,950 for the 2020 year). For these purposes, "net investment income" may include any gain realized or amounts received with respect to a U.S. holder's shares of Aevi common stock or CVRs not held in connection with certain trades or businesses, but will be reduced by any deductions properly allocable to such income or net gain. Aevi stockholders should consult their own tax advisors with respect to the applicability of this additional 3.8% tax on any taxable amounts recognized by such stockholder.

Backup withholding

        Certain non-corporate United States holders of Aevi common stock may be subject to backup withholding, currently at a 24% rate, on cash payments received in connection with the transaction. Backup withholding generally will not apply, however, to a United States holder of Aevi common stock that:

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  furnishes a correct taxpayer identification number and certifies that the United States holder is not subject to backup withholding on the substitute IRS Form W-9 (or successor form) included in the letter of transmittal to be delivered to the United States holders of Aevi common stock following the consummation of the transaction; or

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  is otherwise exempt from backup withholding.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a United States holder's U.S. federal income tax liability, provided the holder furnishes the required information to the IRS.

Information Reporting

        A U.S. holder that receives Cerecor common stock as a result of the Merger will be required to retain records pertaining to the Merger. If the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, for any U.S. holder that (i) is required to file a U.S. federal income tax return, (ii) is a "significant holder," and (iii) receives Cerecor common stock in the Merger, the U.S. holder will be required to file a statement with such U.S. holder's U.S. federal income tax return for the year of the Merger in accordance with U.S. Treasury Regulations Section 1.368-3. That statement must set forth (i) the name and employer identification number of each of Cerecor and Aevi, (ii) the date of the Merger, and (iii) the fair market value and such holder's basis in all of the Aevi common stock surrendered in the Merger. A "significant holder" is a holder of Aevi stock owning, immediately before the Merger, (i) at least 5% of the outstanding stock of Aevi or (ii) securities of Aevi with a basis for U.S. federal income tax purposes of at least $1 million.

        TAX MATTERS ARE COMPLICATED. THE FOREGOING SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND THE OWNERSHIP AND RECEIPT OF THE CVRS. IN ADDITION, THE SUMMARY DOES NOT ADDRESS TAX CONSEQUENCES THAT DEPEND UPON INDIVIDUAL CIRCUMSTANCES. THIS SUMMARY DOES NOT ADDRESS ANY U.S. FEDERAL TAX MATTERS OTHER THAN INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSIDERATIONS, NOR ANY TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE MERGER OR OWNERSHIP AND RECEIPT OF THE CVRS. ACCORDINGLY, EACH AEVI STOCKHOLDER IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL, OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE MERGER AND OWNERSHIP AND RECEIPT OF THE CVRS TO SUCH AEVI STOCKHOLDER.

Appraisal Rights

        Holders of Aevi common stock who do not wish to accept the Merger consideration provided for in the Merger Agreement have the right to seek appraisal of their shares of Aevi common stock in the Delaware Court of Chancery and to receive payment in cash for the "fair value" of those shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger), as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount so determined to be fair value. These rights are known as appraisal rights. Stockholders may only exercise these appraisal rights by strictly complying with the provisions of Section 262 of the DGCL. Any Aevi stockholders who properly exercise these appraisal rights and are awarded "fair value" for their shares will receive payment of such fair value in cash, together with interest, if any, in lieu of the right to receive the Merger consideration.

        The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the Merger and perfect its appraisal rights. This summary, however, is not a complete statement of all applicable requirements and stockholders are encouraged to read Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement/prospectus. All references in Section 262 of the DGCL and in this summary to a "stockholder" are to a record holder of shares of Aevi common stock. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights. This summary does not constitute legal or other advice, nor does it constitute a recommendation that holders of Aevi common stock exercise their appraisal rights.

        Under Section 262 of the DGCL, Aevi is required to notify each of its stockholders (as determined on the record date for notice of the special meeting) of the availability of appraisal rights not less than 20 days prior to the special meeting. Such notice must include a copy of Section 262 of the DGCL. This proxy statement/prospectus constitutes the notification to Aevi stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262 of the DGCL, and a copy of Section 262 of the DGCL is attached to this proxy statement/prospectus as Annex D. If you wish to consider exercising your appraisal rights or to preserve your right to do so, you should carefully review the text of Section 262 of the DGCL contained in Annex D to this proxy statement/prospectus. Failure to strictly comply with the requirements of Section 262 of the DGCL in a timely and proper manner will result in the loss of your appraisal rights under the DGCL.

        Holders of shares of Aevi common stock who desire to exercise their appraisal rights must do ALL of the following: (i) not vote in favor of the merger, (ii) deliver a written demand for appraisal of his or her shares of Aevi common stock to the corporate secretary of Aevi before the vote on the Merger at the special meeting, (iii) continuously hold the shares from the date of making the demand through the Merger Effective Time and (iv) file, or cause the surviving entity to file, a petition in the Delaware

Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Merger Effective Time. A demand for appraisal must reasonably inform Aevi of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of the shares of Aevi common stock held by such stockholder. All demands for appraisal should be addressed to Aevi Genomic Medicine, Inc., 435 Devon Park Drive, Suite 715, Wayne, PA 19087, Attention: Corporate Secretary, and should be executed by, or on behalf of, the record holder of shares of Aevi common stock. ALL DEMANDS MUST BE RECEIVED BY AEVI BEFORE THE VOTE ON THE MERGER AT THE SPECIAL MEETING AT 10:00 A.M. EASTERN DAYLIGHT TIME ON FEBRUARY 3, 2020.

        Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted as recommended by the Aevi board of directors, and because the Aevi board of directors has recommended that stockholders vote in favor of adoption of the Merger Agreement, if a stockholder votes by proxy and wishes to exercise his, her or its appraisal rights, such stockholder must vote against the adoption of the Merger Agreement or abstain from voting his, her or its shares. Voting, in person or by proxy, against, abstaining from voting on or failing to vote on the adoption of the Merger Agreement will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

        If you fail to deliver a written demand for appraisal within the time period specified above and the Merger is completed, you will be entitled to receive the Merger consideration for your shares of Aevi common stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of Aevi common stock.

        To be effective, a demand for appraisal by a holder of shares of Aevi common stock must be made by, or in the name of, the registered stockholder, fully and correctly, as the stockholder's name appears in Aevi's stock ledger. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Aevi. The beneficial owner must, in these cases, have the registered owner, such as a broker, bank or other custodian, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a custodian for others, may exercise the record owner's right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. In addition, the stockholder must continuously hold the shares of record from the date of making the demand through the completion of the Merger.

        IF YOU HOLD YOUR SHARES OF AEVI COMMON STOCK IN A BROKERAGE ACCOUNT OR IN OTHER CUSTODIAN FORM AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BANK, BROKER OR OTHER CUSTODIAN, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE MAKING OF A DEMAND FOR APPRAISAL BY THE CUSTODIAN. YOU MUST ACT PROMPTLY SO THAT YOUR BANK, BROKER OR OTHER CUSTODIAN, AS APPLICABLE, IS ABLE TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT YOUR APPRAISAL RIGHTS.

        If the Merger is completed, within 10 days after the Merger Effective Time, the surviving entity must give written notice of the date on which the Merger became effective to each stockholder who did not vote in favor of the Merger Agreement and who properly and timely filed a written demand for appraisal in accordance with Section 262 of the DGCL. At any time within 60 days after the completion of the Merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and accept the terms of the Merger by delivering a written withdrawal of the stockholder's demand for appraisal. If, following a demand for appraisal, you have withdrawn your demand for appraisal in accordance with Section 262 of the DGCL, you will have the right to receive the Merger consideration for your shares of Aevi common stock.

        Within 120 days after the effective date of the Merger, any stockholder who has delivered a demand for appraisal in accordance with Section 262 of the DGCL will, upon written request to the surviving entity, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of these shares. This written statement will be mailed to the requesting stockholder within 10 days after the stockholder's written request is received by the surviving entity or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later.

        Within 120 days after the effective date of the Merger, either the surviving entity or any stockholder who has delivered a demand for appraisal in accordance with Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all such stockholders. Any stockholder that is the beneficial owner of shares held in a voting trust or by a bank, broker or other custodian on such stockholder's behalf may, in his, her or its name, file an appraisal petition or request from the surviving entity the statement described in the foregoing paragraph. Upon the filing of the petition by a stockholder, service of a copy of the petition must be made upon the surviving entity. The surviving entity has no obligation to file a petition in the Delaware Court of Chancery in the event there are dissenting stockholders, and the surviving entity has no present intent to file a petition in the Delaware Court of Chancery. Accordingly, the failure of a stockholder to file a petition within the period specified could nullify the stockholder's previously written demand for appraisal.

        If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving entity, the surviving entity will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving entity. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

        After determination of the stockholders entitled to appraisal of their shares, the Delaware Court of Chancery will appraise the "fair value", as of the Merger Effective Time, of the shares of Aevi common stock held by dissenting stockholders. This value will be exclusive of any element of value arising from the accomplishment or expectation of the Merger, but will include a fair rate of interest, if any, upon the amount determined to be the fair value.

        At any time prior to the entry of judgment in the proceedings, the surviving entity may pay to each holder of Aevi common stock entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the Aevi common stock as determined by the Delaware Court of Chancery, and (ii) interest theretofore accrued, unless paid at that time. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Merger Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Merger Effective Time and the date of payment of the judgment. The Delaware Court of Chancery must dismiss the proceedings as to all holders of Aevi common stock who are otherwise entitled to appraisal rights unless (a) the total number of shares of Aevi common stock entitled to appraisal exceeds 1% of the outstanding shares of Aevi common stock and (b) the value of consideration provided in the Merger for such total number of shares of Aevi common stock exceeds $1.0 million.

        When the value is determined, the Delaware Court of Chancery will direct the payment of the value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same. In the case of any stockholder who holds shares in book-entry form, such payment must be made immediately. In the case of any stockholder who holds shares represented by certificates, such payment must be made upon surrender of the certificates representing the shares. In determining fair value, and, if applicable, a fair rate of interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger regarding future prospects of the merged corporation.

        Section 262 of the DGCL provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that this exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." However, an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL.

        You should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement. Cerecor does not anticipate offering more than the per share Merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the "fair value" of a share of Aevi common stock is less than the per share Merger consideration. In addition, you should be aware that Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy.

        Costs of the appraisal proceeding may be determined by the Delaware Court of Chancery and may be imposed upon the surviving entity and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. However, costs do not include attorneys and expert witness fees. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses.

        Any stockholder who has demanded appraisal rights will not, after the completion of the Merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the completion; however, if no petition for appraisal is filed within 120 days after the completion of the Merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the Merger within 60 days after the completion of the Merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the Merger consideration for his or her shares of Aevi common stock pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made more than 60 days after the completion of the Merger may only be made with the written approval of the surviving entity, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery. Such approval may be conditioned on terms the Delaware Court of Chancery deems just; however, this limitation will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered in the merger within 60 days. If you fail to perfect or withdraw or otherwise lose the appraisal right, your shares will be converted into the right to receive the Merger consideration, without interest thereon, less any withholding taxes.

        Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of appraisal rights. In that event, you will be entitled to receive the Merger consideration for your shares in accordance with the Merger Agreement. In view of the complexity of Section 262 of the DGCL, stockholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

        THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

THE MERGER AGREEMENT

        The following is a summary of the material terms of the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference. The Merger Agreement has been attached to this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about Cerecor, Aevi, Merger Sub or Second Merger Sub. You should refer to the full text of the Merger Agreement for details of the Merger and the terms and conditions of the Merger Agreement.

        The Merger Agreement contains representations and warranties that Cerecor, Merger Sub and Second Merger Sub, on the one hand, and Aevi, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if such statements made in the representations and warranties prove to be incorrect. In addition, the assertions made in the representations and warranties are qualified by the information in confidential disclosure schedules exchanged by the parties in connection with the signing of the Merger Agreement. While Cerecor and Aevi do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Cerecor, Merger Sub, Second Merger Sub or Aevi, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Cerecor, Merger Sub and Second Merger Sub on the one hand, and Aevi on the other hand, and are modified by the disclosure schedules.

Structure

        Under the Merger Agreement, Merger Sub will merge with and into Aevi and, as part of the same overall transaction, Aevi will then merge with and into Second Merger Sub, with Second Merger Sub as the surviving entity and a wholly owned subsidiary of Cerecor.

Completion and Effectiveness of the Merger

        The Merger will be completed as promptly as practicable (but no later than the third business day) after all of the conditions to completion of the Merger are satisfied or waived, including the approval of the stockholders of Aevi, unless earlier terminated in accordance with the terms of the Merger Agreement. For more information on termination rights, see the section entitled "Termination Events" below. Aevi and Cerecor, however, cannot predict the exact timing of the completion of the Merger because it is subject to various conditions but currently expect that the Merger could be completed during the first quarter of 2020.

Merger Consideration

        The Merger consideration for each outstanding share of Aevi common stock is: (a) the fraction of a share of Cerecor common stock equal to the exchange ratio described below (the "Stock Consideration"); (b) one CVR which represents the right to receive a contingent payment (the "CVR Consideration") upon the achievement of specified milestones set forth in, and subject to and in accordance with the terms and conditions of, the Contingent Value Rights Agreement (the "CVR Agreement"); and (c) for each holder of shares of Aevi common stock converted pursuant to the Merger who would otherwise have been entitled to receive a fractional share of Cerecor common stock on account of the Stock Consideration, such holder will receive, in lieu thereof, a cash payment, rounded to the nearest whole cent and without interest, in an amount equal to the product obtained by multiplying the exchange ratio by the fraction of a share the holder would otherwise be entitled to receive (the "Fractional Share Consideration", and together with the Stock Consideration and the CVR Consideration, the "Merger Consideration"). The aggregate purchase price for Aevi will be $16,116,372 less the amount by which Aevi's net assets (i.e., current assets less specified liabilities) at closing are less than negative $1.3 million (the "Reference Amount), except that for each day after December 31, 2019 until the closing date, the Reference Amount will decrease by an additional $7,142.86 (i.e., another $7,142.86 negative), but in no event will the adjustment of the aggregate purchase price on account of net assets exceed $500,000. The Exchange Ratio and the total number of shares of Cerecor common stock to be issued to Aevi stockholders in the Merger will be determined by dividing the aggregate purchase price by the number of shares of Aevi's common stock outstanding immediately prior to closing, and then dividing such amount by the average of the 20 day volume weighted average price of Cerecor common stock ending two trading days prior to signing the Merger Agreement and the 20 day volume weighted average price of Cerecor common stock ending two trading days prior to completion of the Merger.

        The CVR Consideration payable to each holder of a share of Aevi common stock pursuant to the terms and conditions of the CVR Agreement will be an amount up to $6,500,000 ($2,000,000 upon enrollment of first patient in a Phase II clinical trial for AEVI-002, AEVI-006 or AEVI-007 prior to the twenty-four (24) month anniversary of the date of the CVR Agreement, and $4,500,000 upon approval by the FDA of an NDA for AEVI-006 or AEVI-007 achieved or occurring prior to the sixty (60) month anniversary of the date of the CVR Agreement) divided by the total number of shares of Aevi common stock issued and outstanding immediately prior to the Merger Effective Time. The CVR Consideration will be paid in cash or stock, at Cerecor's sole discretion.

Equity Other than Common Stock

        The Merger Agreement provides that all outstanding awards under Aevi's stock incentive plan that are outstanding immediately prior to the Merger Effective Time will be cancelled and retired and will cease to exist, and that no Merger Consideration or payment will be delivered in exchange therefor or in respect thereof.

        The Merger Agreement provides that each outstanding warrant to purchase Aevi common stock unexercised immediately prior to the Merger Effective Time will be cashlessly exercised. Given the exercise price of the outstanding warrants, we do not anticipate that any shares of Aevi common stock will be issuable to warrant holders.

        The Merger Agreement prohibits the entry into any new compensatory arrangements, or the increase of any compensation payable to any of Aevi's directors, officers or employees. Existing arrangements will remain outstanding in accordance with their terms, except for Aevi's 401(k) plan, which the Merger Agreement requires to be terminated prior to the closing date of the Merger.

Representations and Warranties

        The Merger Agreement contains customary representations and warranties made by Aevi to Cerecor, Merger Sub and Second Merger Sub regarding, among other things, the following matters:

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  Organization; Standing and Power; Charter Documents; Subsidiaries

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  Capitalization

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  Authority; Non-Contravention; Governmental Consents; Anti-Takeover Statutes

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  SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance; Undisclosed Liabilities; Off-Balance Sheet Arrangements

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  Absence of Certain Changes or Events

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  Taxes

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  Intellectual Property

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  Compliance with Laws; Permits

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  Litigation

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  Brokers' and Finders' Fees

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  Employee Matters

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  Real Property and Personal Property Matters

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  Environmental Matters

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  Material Contracts

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  Insurance

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  Related Person Transactions

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  Regulatory Matters

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  Proxy Statement; Form S-4

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  Fairness Opinion

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  Business Combination

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  No Other Representations or Warranties

        The Merger Agreement contains customary representations and warranties made by Cerecor, Merger Sub and Second Merger Sub to Aevi regarding, among other things, the following matters:

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  Organization

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  Authority; Non-Contravention; Governmental Consents; Board Approval

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  Proxy Statement; Form S-4

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  Securities Laws Matters

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  Legal Proceedings

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  Ownership of Aevi Common Stock

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  Capitalization

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  Ownership of Merger Sub and Second Merger Sub

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  Compliance

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  Brokers

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  Tax Matters

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  Disclaimer of Reliance

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  No Other Representations or Warranties

        The Merger Agreement requires each of the parties and their respective subsidiaries to use their reasonable best efforts to take, or cause to be taken, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement.

Operation of the Business Prior to Closing

        During the period from the date of the Merger Agreement and continuing until the Merger Effective Time, except as set forth in the Merger Agreement, as required by applicable law or as set forth in the disclosure schedules or unless Cerecor consents in writing, Aevi has agreed to conduct its business and operations in the ordinary course of business and in compliance in all material respects with all applicable laws and the requirements of all of its materials contracts, and has agreed that it shall not, nor shall it permit any of its subsidiaries to, without the prior written consent of Cerecor (which consent shall not be unreasonably withheld, conditioned, or delayed):

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  amend or propose to amend its charter documents;

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  (i) split, combine, or reclassify any of its securities or its subsidiaries' securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any of its securities or its subsidiaries' securities, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any contract with respect to the voting of, any shares of its common stock (other than dividends from its direct or indirect wholly owned subsidiaries);

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  issue, sell, pledge, dispose of, or encumber any of its securities or its subsidiaries' securities, other than the issuance of shares of Aevi common stock upon the exercise of any equity award outstanding as of the date of the Merger Agreement in accordance with its terms or pursuant to the terms of the CHOP Note;

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  except as required by applicable law or by any Aevi benefit plan or contract in effect as of December 5, 2019 (i) increase the compensation payable or that could become payable by Aevi or any of its subsidiaries to directors, officers, or employees, (ii) promote any officers or employees, or (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Aevi benefit plan, or make any contribution to any Aevi benefit plan, other than contributions required by law or the terms of such Aevi benefit plan as in effect on December 5, 2019;

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  acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or division thereof or make any loans, advances, or capital contributions to or investments in any person;

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  (i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, or otherwise subject to any lien (other than a lien permitted under the terms of the Merger Agreement), any assets, including the common stock or other equity interests in any subsidiary of Aevi; provided, that the foregoing shall not prohibit Aevi and its subsidiaries from transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

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  other than the promissory notes issued by Aevi to Cerecor, repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or entity, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of Aevi or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other contract to maintain any financial statement condition of any other person or entity (other than any wholly owned subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing;

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  except as set forth in the disclosure schedules, enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Aevi material contract or any lease that, if in effect as of December 5, 2019 would constitute a material contract or lease with respect to real estate thereunder;

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  institute, settle, or compromise any legal action involving the payment of monetary damages by Aevi or any of its subsidiaries of any amount exceeding $50,000 in the aggregate, other than (i) any legal action brought against Cerecor, Merger Sub, or Second Merger Sub arising out of a breach or alleged breach of the Merger Agreement by Cerecor, Merger Sub, or Second Merger Sub, and (ii) the settlement of claims, liabilities, or obligations reserved against on Aevi's balance sheet; provided, that neither Aevi nor any of its subsidiaries shall settle or agree to settle any legal action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on Aevi's business;

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  make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable law;

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  (i) settle or compromise any tax claim, audit, or assessment regarding Aevi or any of its subsidiaries for an amount in excess of the amount reserved or accrued on Aevi's balance sheet (or most recent consolidated balance sheet included in Aevi's registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2018), (ii) make, revoke or change any material tax election, change any annual tax accounting period, or adopt or change any method of tax accounting, (iii) amend any material tax returns or file claims for material tax refunds, (iv) enter into any material closing agreement, surrender in writing any right to claim a tax refund, offset or other reduction in tax liability or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment relating to Aevi or its subsidiaries; or (v) enter into any tax sharing or similar agreement or arrangement (other than customary commercial contracts the primary purpose of which is unrelated to taxes) or take any similar action inconsistent with Aevi's or any of its subsidiary's prior course of action that would increase the liability for taxes of Aevi or any of its subsidiaries for any period after the completion of the Merger;

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  enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar contract with respect to any joint venture, strategic partnership, or alliance;

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  abandon, allow to lapse, sell, assign, transfer, grant any security interest in or otherwise encumber or dispose of any material Aevi intellectual property, or grant any right or license to any material Aevi intellectual property other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

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  incur any expenditures or enter into any commitment or transaction exceeding $25,000 individually or $50,000 in the aggregate (other than expenditures incurred in connection with the transactions contemplated by the Merger Agreement or incurred in the ordinary course of business consistent with past practice (it being acknowledged that on November 20, 2019, Aevi dosed the first patient with AEVI-002 in a Phase Ib clinical trial for patients with moderate to severe active Crohn's Disease);

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  terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy; or

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  agree or commit to do any of the foregoing.

Transaction Protective Provisions

        The Merger Agreement includes customary provisions prohibiting any solicitation or negotiations by Aevi of other possible acquisition transactions or any adverse change to the Company Board Recommendation. Aevi may, however, provide information to and engage in negotiations with a potential acquirer that has made a bona fide, unsolicited takeover proposal prior to obtaining stockholder approval for the Merger if the Aevi board of directors: (a) determines in good faith after consultation with its financial and legal advisors that such acquirer's offer constitutes, or would reasonably be expected to lead to, a superior proposal to Cerecor's offer; (b) thereafter furnish to such potential acquirer non-public information relating to Aevi or any of its subsidiaries pursuant to an executed confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable to Aevi than those contained in the confidentiality agreement between Cerecor and Aevi dated as of October 18, 2019; (c) following receipt of and on account of a superior proposal, make a "Company Adverse Recommendation Change" (as defined in the Merger Agreement) in accordance with the terms and conditions of the Merger Agreement; and (d) take any action that any court of competent jurisdiction orders Aevi to take (which order remains unstayed). The Aevi board of directors may also, prior to obtaining stockholder approval for the Merger, make a Company Adverse Recommendation Change or terminate the Merger Agreement and enter into a different acquisition agreement in order to accept another takeover proposal that the board of directors determines in good faith is more favorable from a financial point of view to Aevi's stockholders and is reasonably likely to be consummated (a "Superior Proposal").

Conditions to the Completion of the Merger

        The obligations of each party to consummate the Merger are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the parties, at or prior to the completion of the Merger, of the following conditions:

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  the Merger Agreement will have been duly adopted by the affirmative vote or consent of the holders of a majority of the outstanding shares of Aevi common stock;

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  no governmental entity having jurisdiction over any party to the Merger Agreement shall have enacted, issued, promulgated, enforced, or entered any laws or orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Merger or the other transactions contemplated by the Merger Agreement;

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  all consents, approvals and other authorizations set forth in the disclosure schedules shall have been obtained; and

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  this registration statement on Form S-4 shall have been declared effective and no stop order suspending the effectiveness of this registration statement on Form S-4 shall be in effect and no proceedings for such purpose shall be pending before the SEC.

        In addition, the obligation of Cerecor, Merger Sub and Second Merger Sub to complete the Merger is further subject to the satisfaction or waiver by Parent, Merger Sub and Second Merger Sub of the following conditions:

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  (i) the representations and warranties of Aevi (other than those in Section 3.01 ("Organization; Standing and Power; Charter Documents; Subsidiaries"), Section 3.02(a) ("Capitalization"), Section 3.03(a) ("Authority; Non-Contravention; Governmental Consents; Anti-Takeover Statutes"), Section 3.05(a) ("Absence of Certain Changes or Events") and Section 3.10 ("Brokers' and Finders' Fees") of the Merger Agreement) set forth in Article III of the Merger Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words "Company Material Adverse Effect" (as defined below), "in all material respects," "in any material respect," "material," or "materially") when made and as of immediately prior to the Merger Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a "Company Material Adverse Effect;" (ii) the representations and warranties of Aevi contained in Section 3.02(a) ("Capitalization") shall be true and correct (other than immaterial inaccuracies) when made and as of immediately prior to the Merger Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct as of that date); and (iii) the representations and warranties contained in Section 3.01(a) ("Organization; Standing and Power; Charter Documents; Subsidiaries"), Section 3.03(a) ("Authority; Non-Contravention; Governmental Consents; Anti-Takeover Statutes"), Section 3.05(a) ("Absence of Certain Changes or Events") and Section 3.10 ("Brokers' and Finders' Fees") of the Merger Agreement shall be true and correct in all respects when made and as of immediately prior to the Merger Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date). "Company Material Adverse Effect" means any event, occurrence, fact, condition, or change that has, or would be reasonably expected to have, individually or in the aggregate, (i) a material adverse effect on Aevi's ability to consummate the transactions contemplated by the Merger Agreement, or (ii) a material adverse effect on the business, results of operations, financial condition, or assets of Aevi and its subsidiaries, taken as a whole; provided, however, that, a Company Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial, or securities markets; (ii) the announcement of the transactions contemplated by the Merger Agreement; (iii) any change in the market price or trading volume of the Aevi common stock (but the underlying cause of such change shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); (iv) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) change in any laws or regulations applicable to Aevi or its subsidiaries or applicable accounting regulations or principles or the interpretation thereof; (vi) any legal proceedings commenced by or involving any current or former stockholder of Aevi arising out of or related to the Merger Agreement or the transactions contemplated thereby; (vii) any failure of Aevi or its subsidiaries to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (but the underlying cause of such failure shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); or (viii) general conditions in the industry in which Aevi and its subsidiaries operate; provided further, however, that any event, change, and effect referred to in clauses (i), (iv), (v) or (viii) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change, or effect has a disproportionate effect on Aevi and its subsidiaries, taken as a whole, compared to other participants of similar size operating in the industries in which Aevi and its subsidiaries conduct their businesses.

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  Aevi shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in the Merger Agreement required to be performed by or complied with by it at or prior to the completion of the Merger.

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  Since the date of the Merger Agreement there shall not have occurred any "Company Material Adverse Effect" that is continuing.

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  The special meeting of the stockholders of Aevi will have been properly noticed in accordance with the DGCL and applicable securities laws and will have occurred, and the number of dissenting shares as of immediately following such meeting will not exceed fifteen percent (15%) of the aggregate shares of Aevi common stock outstanding immediately prior to the completion of the Merger.

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  Cerecor shall have received a certificate, signed by an officer of Aevi, certifying as to the matters set forth in Section 6.02(a) and Section 6.02(b) of the Merger Agreement.

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  Each officer and director of Aevi and each subsidiary shall resign, effective as of the Merger Effective Time, from each of his or her positions as an officer or director of Aevi or any of its subsidiaries.

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  CHOP and each officer and director of Aevi must have executed and delivered to Cerecor the voting agreements, and such agreement must be in full force and effect. The voting agreements are discussed in greater detail in the section entitled "Agreements Related to the Merger—Voting Agreements" beginning on page 165.

        In addition, the obligation of Aevi to complete the Merger is further subject to the satisfaction or waiver of the following conditions:

  •
  (i) the representations and warranties of Cerecor, Merger Sub, and Second Merger Sub (other than in Section 4.01 ("Organization"), Section 4.02(a) ("Authority; Non-Contravention; Governmental Consents; Board Approval"), and Section 4.10 ("Brokers") of the Merger Agreement) set forth in Article IV of the Merger Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words "material adverse effect," "in all material respects," "in any material respect," "material," or "materially") when made and as of immediately prior to the Merger Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Cerecor's, Merger Sub's and Second Merger Sub's ability to consummate the transactions contemplated by the Merger Agreement; and (ii) the representations and warranties of Cerecor, Merger Sub and Second Merger Sub contained in Section 4.01 ("Organization"), Section 4.02(a) ("Authority; Non-Contravention; Governmental Consents; Board Approval"), and Section 4.10 ("Brokers") and Merger Agreement shall be true and correct in all respects when made and as of immediately prior to the Merger Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

  •
  Cerecor, Merger Sub and Second Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, of the Merger Agreement required to be performed by or complied with by them at or prior to the completion of the Merger.

  •
  Aevi shall have received a certificate, signed by an officer of Cerecor, certifying as to the matters set forth in Section 6.03(a) ("Conditions to Obligation of the Company") and Section 6.03(b) of the Merger Agreement.

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  The shares of Cerecor common stock issuable to the stockholders of Aevi pursuant to the Merger Agreement shall have been approved for listing on The Nasdaq Stock Market, subject to official notice of issuance.

Termination Events

Termination By Cerecor or Aevi

        The Merger Agreement contains customary termination rights and may be terminated by either Cerecor or Aevi at any time prior to the Merger Effective Time if: (a) the parties mutually consent to do so; (b) the Merger has not been consummated on or before April 30, 2020 (the "End Date") (or, for Cerecor only, 90 business days following such date if the registration statement on Form S-4 of which this proxy statement/prospectus is a part has not been declared effective as of the End Date); (c) if any governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any law or order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger or the other transactions contemplated by the Merger Agreement; or (d) the Merger Agreement has been submitted to the stockholders of Aevi for adoption at a duly convened special meeting and the requisite vote shall not have been obtained at such special meeting. However, the right to terminate the Merger Agreement pursuant to (b) and (c) above shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in the Merger Agreement is the cause of the delay or issuance, promulgation, enforcement, or entry of any such law or order, as applicable.

Termination By Cerecor

        Cerecor may terminate the Merger Agreement if it is not then in material breach of its representations, warranties, covenants and obligations in the Merger Agreement and if: (i) a Company Adverse Recommendation Change has occurred; (ii) Aevi intentionally and materially breaches or fails to perform any of its obligations related to non-solicitation of takeover proposals and any Company Adverse Recommendation Change; or (iii) there is any breach of any representation, warranty, covenant, or agreement on the part of Aevi set forth in the Merger Agreement such that the conditions to the completion of the Merger regarding: (A) Aevi's representations and warranties; or (B) Aevi's performance of Aevi's pre-closing covenants, would not be satisfied and such breach is not capable of being cured, or is not cured, by the End Date; provided, however, that Cerecor shall give Aevi at least 30 days written notice prior to such termination. If Cerecor terminates the Merger Agreement in accordance with (i) or (ii) above, and at the time or prior to such termination Aevi has entered into another transaction with respect to a Superior Proposal, then, upon completion of such transaction, Aevi shall pay to Cerecor an amount equal to $600,000 (the "Termination Fee").

Termination By Aevi

        Aevi may terminate the Merger Agreement if it is not then in material breach of its representations, warranties, covenants and obligations in the Merger Agreement and if: (i) prior to receiving stockholder approval of the Merger, in accordance with the terms of the Merger Agreement, Aevi's board of directors approves or recommends, or Aevi executes, a definitive agreement with respect to a Superior Proposal; (ii) prior to receiving stockholder approval of the Merger, in accordance with the terms of the Merger Agreement, Aevi's board of directors otherwise effects a Company Adverse Recommendation Change; or (iii) there is any breach of any representation, warranty, covenant, or agreement on the part of Cerecor, Merger Sub or Second Merger Sub set forth in the Merger Agreement such that the conditions to the completion of the Merger regarding (A) Cerecor's, Merger Sub's or Second Merger Sub's representations and warranties, or (B) Cerecor's, Merger Sub's or Second Merger Sub's performance of their pre-closing covenants, would not be satisfied and such breach is not capable of being cured, or is not cured, by the End Date; provided, however, that Aevi shall give Cerecor at least 30 days written notice prior to such termination. The Termination Fee would be payable by Aevi if Aevi terminates the Merger Agreement in accordance with (i) above and Aevi has completed a transaction in connection therewith that was the cause of the termination.

        In connection with the Merger Agreement, Cerecor agreed to fund certain of Aevi's expenses related to the exercise of the AZ Option and progressing the AEVI-007 program, and Aevi's operating expenses through the earlier of the termination of the Merger Agreement or the completion of the Merger. These funding obligations are evidenced by two promissory notes, one related to exercising the AZ Option and progressing the AEVI-007 program (the "Cerecor AZ Note") and one related to operating expenses (the "Cerecor Operating Note"), each in the amount of $5 million (collectively, the "Cerecor Notes"). If Aevi terminates the Merger Agreement as set forth in clause (i) or (ii) in the preceding paragraph or Cerecor terminates the Merger Agreement as set forth in clause (i) of the next preceding paragraph, or Cerecor terminates the Merger Agreement as set forth in clause (ii) of the next preceding paragraph and Aevi enters into an agreement related to the sale of the company, then Aevi must repay the Cerecor Notes upon such termination. If Cerecor terminates the Merger Agreement as set forth in clause (iii) in the next preceding paragraph, then Aevi mush repay the Cerecor Notes within three days of such termination.

Indemnification; Tail Policy

        Cerecor and Second Merger Sub (as the surviving entity) will indemnify, for a period of six years after the Merger, Aevi's present and former officers, directors, employees and agents to the maximum extent provided by law. Cerecor has agreed that Aevi will obtain (at Cerecor's cost) a tail policy, but in no event shall Aevi be required to expend an annual premium for such coverage in excess of three hundred percent of the last annual premium paid by Aevi or any of its subsidiaries for such insurance prior to the date of the Merger Agreement. The cost of the tail policy is not included among Aevi's liabilities for purposes of determining the net asset adjustment.

Expenses

        The Merger Agreement contemplates that all expenses incurred in connection with the Merger and related transactions will be paid by the party incurring such expenses; provided, however, that Cerecor will be responsible for the cost of the tail policy mentioned above, the printing and mailing costs for this proxy statement/prospectus, and any fees, commissions, or similar charges due to Wedbush Securities Inc. in connection with the Merger Agreement or any transaction contemplated by thereby, but each of these expenses (other than the tail policy) will be included as an Aevi liability for purposes of calculating the net asset adjustment.

Remedies

        The Merger Agreement contemplates that any of Aevi, Cerecor, Merger Sub or Second Merger Sub would be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the Merger Agreement or to enforce specifically the performance of the terms and provisions thereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

 AGREEMENTS RELATED TO THE MERGER

Contingent Value Rights Agreement

        The following description describes the material terms of the contingent value rights agreement to be executed by Cerecor and the rights agent. Each stockholder should read the contingent value rights agreement, a copy of which is attached hereto as Annex B and incorporated herein by reference, carefully and in its entirety.

CVRs

        The CVRs are not evidenced by a certificate or any other instrument. American Stock Transfer & Trust Company, LLC has agreed to act as rights agent and will serve as the initial CVR registrar and will maintain a record of issued CVR holdings as well as any permitted transfers.

Eligibility and Milestones

        Each share of Aevi common stock outstanding at the Merger Effective Time will, upon the Merger Effective Time, entitle the holder to receive one CVR. Each CVR represents the right to receive the CVR Consideration. The "CVR Consideration" is an amount up to $6,500,000, consisting of: (i) $2,000,000 upon enrollment of the first patient in a Phase II clinical trial for AEVI-002, AEVI-006 or AEVI-007 if achieved within 24 months after closing (the "Study Milestone"), and (ii) $4,500,000 upon NDA approval for AEVI-006 or AEVI-007 if achieved within 60 months after closing (the "NDA Milestone") divided by the total number of shares of Aevi common stock issued and outstanding immediately prior to the Merger Effective Time. The CVR Consideration will be paid in cash, shares of Cerecor common stock or a combination of cash and stock, at Cerecor's sole discretion.

Payment Mechanics

        Within ten business days of Aevi's determination that it has achieved a Study Milestone or an NDA Milestone, Cerecor will deliver a written notice to the rights agent indicating that the applicable milestone has been met and transfer to the rights agent cash, shares of Cerecor common stock or a combination of cash and Cerecor common stock, for payment to the holders of CVRs. The rights agent will then make the applicable CVR Payments to the appropriate CVR holders within ten business days.

Form of CVR Payments

        Payment of the CVR Consideration ("CVR Payments") will be made in cash or shares of Cerecor common stock, in Cerecor's sole discretion, except that, to the extent such payment would cause the Merger to fail to qualify as a tax-free reorganization (taking into account for such determination the value of Cerecor common stock at both the time of such CVR Payment and at the Merger Effective Time), CVR Payments will be made in shares of Cerecor common stock with a view to preserving the tax-free reorganization status of the Merger.

        For purposes of determining the value of shares of Cerecor common stock for these purposes, such shares will be valued based on the volume-weighted average price for the five trading days immediately preceding the applicable payment date.

Non-transferability

        CVRs will not be evidenced by a certificate or other instrument and, subject to specified limited exceptions, may not be sold or otherwise transferred or disposed of.

Rights of Holders of CVRs

        The CVRs alone do not represent any equity, dividend or voting interests in Cerecor or Aevi and are limited to the rights expressly provided for in the CVR Agreement.

        The holders of CVRs, by written consent of holders holding a majority of the then-outstanding CVRs, may direct the rights agent to enforce any of the holders' rights pursuant to the CVR Agreement. The rights agent is not under any obligation, however, to institute any action, suit or proceeding or take any other action likely to result in the incurrence of material expenses by the rights agent unless the holders indemnify the rights agent for any material expense incurred in enforcing such rights.

Termination of CVR Agreement

        The CVR Agreement will automatically terminate upon the earlier to occur of (i) the payment of all CVR Payments required to be paid or potentially payable as contemplated by the terms of the CVR Agreement, (ii) the failure to achieve the NDA Milestone prior to the sixty-month anniversary of the date of the CVR Agreement and, only if the Study Milestone was achieved, payment of the CVR Payment in respect of the completion of the Study Milestone. Except for the payment of any CVR Payments earned during, or payable in connection with milestones that are achieved or occur during, the sixty-month CVR Payment period, upon termination of the CVR Agreement, Cerecor will have no further responsibility or obligation to make any CVR Payments.

Risks associated with CVRs

        Cerecor has no obligation (including any obligation to deploy any level of resources) to progress the AEVI-002, AEVI-006 and AEVI-007 programs and, as a result, there is no certainty that the Study Milestone or the NDA Milestone will be achieved. In addition, there are many operational and industry factors that could result in neither the Study Milestone nor the NDA Milestone being achieved. For a discussion of these and other risks associated with the CVRs, see the section entitled "Risk Factors."

Voting Agreements

        In connection with the execution of the Merger Agreement, certain Aevi stockholders, officers and directors who, in the aggregate, own approximately 36% of Aevi's outstanding shares, entered into voting agreements with Cerecor under which such stockholders, officers and directors have agreed to vote in favor of the Merger at the special meeting.

        Each stockholder executing a voting agreement has made representations and warranties to Cerecor regarding ownership and unencumbered title to the shares thereto, such stockholder's power and authority to execute the voting agreement, and due execution and enforceability of the voting agreement. Unless otherwise waived, all of these voting agreements prohibit the sale, assignment, transfer or other disposition by the stockholder of his, her or its shares of Aevi stock, or the entrance into an agreement or commitment to do any of the foregoing, except for transfers by will or by operation of law, in which case the voting agreement will bind the transferee.

        The voting agreements will terminate upon the approval of Aevi's stockholders of the Merger or the termination of the Merger Agreement in accordance with its terms.

Promissory Notes

        In connection with the Merger Agreement, Cerecor agreed to fund certain of Aevi's expenses related to the exercise of the AZ Option and progressing the AEVI-007 program, and Aevi's operating expenses through the earlier of the termination of the Merger Agreement or the completion of the Merger. These funding obligations are evidenced by the Cerecor Notes, one related to exercising the

AZ Option and progressing the AEVI-007 program and one related to operating expenses, each in the amount of $5 million. The Cerecor Notes contain customary events of default and bear interest at an annual rate of 5%, or 10% while an event of default is occurring. In addition, in specified circumstances the Cerecor Notes will become due and repayable in connection with termination of the Merger Agreement.

 MATTERS BEING SUBMITTED TO A VOTE OF AEVI STOCKHOLDERS

Proposal No. 1

Adoption and Approval of the Merger Agreement and Approval of the Merger

        At the Aevi special meeting, Aevi stockholders will be asked to approve the Merger Agreement and the transactions proposed thereunder. Aevi stockholders should read this proxy statement/prospectus carefully and in its entirety, including the appendices, for more detailed information concerning the Merger Agreement and the Merger. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Appendix A.

        After careful consideration, the board of directors of Aevi (i) determined that the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement were fair and advisable to, and in the best interests of, Aevi and its stockholders, (ii) approved the execution, delivery and performance by Aevi of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement, and (iii) resolved to recommend that the stockholders of Aevi adopt and approve the Merger Agreement. See "The Merger—Reasons for the Merger" for a more detailed discussion of the recommendation of the Aevi board of directors.

Vote Required

        The affirmative vote of a majority of the shares of Aevi common stock outstanding on the record date is required for approval of Proposal No. 1. Failures to vote and abstentions will have the same effect as votes "against" this Proposal No. 1.

        THE AEVI BOARD OF DIRECTORS RECOMMENDS THAT AEVI STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO ADOPT AND APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

 Proposal No. 2

Approval of Possible Adjournment of the Special Meeting

        Aevi requests that its stockholders authorize the holder of any proxy solicited by the Aevi board of directors on a discretionary basis to vote in favor of adjourning the Aevi special meeting to another place or time within 30 days, if determined necessary or appropriate by Aevi, to solicit additional proxies if there are insufficient votes necessary to obtain the approval of Proposal No. 1 (including the solicitation of proxies from Aevi stockholders who have previously voted). Approval of this proposal is not a condition to the completion of the Merger.

Required Vote

        The affirmative vote of a majority of the votes properly cast at the special meeting is required for approval of Proposal No. 2. Failures to vote and abstentions are not considered votes cast and will have no effect on the outcome of this Proposal No. 2.

        THE AEVI BOARD OF DIRECTORS RECOMMENDS THAT AEVI STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO ADJOURN THE AEVI SPECIAL MEETING, IF NECESSARY OR APPROPRIATE TO SOLICIT ADDITIONAL PROXIES.

AEVI BUSINESS

Overview

        Aevi is a clinical stage biopharmaceutical company with an emphasis on identifying the drivers of disease and applying this understanding to the pursuit of differentiated novel therapies primarily for pediatric onset, life-altering diseases, including rare and orphan diseases. Aevi looks to find treatments for rare and orphan diseases for which there are limited therapeutic options currently available, with a primary focus on pediatric patients. This strategy begins with identifying and validating a therapeutic target and using biomarkers to guide product development. The strategy also involves identifying and acquiring otherwise abandoned or overlooked drug candidates and matching targets and mechanisms of action to novel genetic discoveries.

        Aevi has partnered with CAG at CHOP to implement a genomic medicine driven approach to drug development. Included in the assets at CAG is a fully automated biorepository containing specimens from more than 75,000 pediatric patients and 150,000 relatives of those patients. The sample is highly enriched for rare and orphan diseases and the large majority of patients have been genotyped. Their phenotypes are recorded in a modern electronic health record that is linked to the genomics database and biorepository. The patients in the database have consented to anonymized use of their data for research and follow up contact if needed.

        CAG's efforts focus on the discovery of important and novel genetic biomarkers by both genome-wide association studies and exome sequencing and analysis of affected individuals and their family members. Such markers not only identify patients with the disease but frequently point to the potential cause of the disease and suggest targets and feasible intervention strategies that include protein or peptide therapy, monoclonal antibodies, drugs or gene therapy. By working initially in pediatric populations of specific diseases, Aevi can try to minimize the confounding environmental factors seen in older patients. In addition, the availability of robust genetic biomarkers allows Aevi to design trials that focus on a highly-enriched patient population that Aevi believes is more likely to respond to targeted therapies and further enhance the likelihood of clinical and regulatory success. Aevi believes this will allow it to implement clinical development programs that will lead to medicines that can address critical needs in patients suffering from rare and orphan diseases.

Aevi's Product Pipeline

        The following table summarizes the status of Aevi's development programs:

AEVI-001 (mGluR+ Genetic Subset ADHD)

        On January 2, 2019, Aevi announced that the ASCEND trial, a genomically-guided Phase 2 double-blind, placebo-controlled clinical trial of orally-administered AEVI-001 (100 - 400 mg BID) did not achieve statistical significance on the primary endpoint of reduction of ADHD-RS in either Part A or Part B after 6 weeks of treatment with AEVI-001. Given the negative outcomes of the ASCEND trial, Aevi terminated the AEVI-001 program and returned all intellectual property related to such program back to CHOP.

AEVI-004 (novel co-crystal version of AEVI-001)

        AEVI-004 is a co-crystal version of AEVI-001. Given the negative outcomes of the ASCEND trial, there are no current clinical development plans for AEVI-004 and all intellectual property related to such program has been returned to CHOP.

AEVI-002 (Anti-LIGHT Monoclonal Antibody)

        AEVI-002, a first-in-class anti-LIGHT monoclonal antibody, or the Antibody, is in development for use in Pediatric Onset Crohn's disease. Pediatric Onset Crohn's disease has a more aggressive phenotype than adult onset disease. The genomic rationale for the use of anti-LIGHT antibody in Crohn's disease was validated by CAG research showing the association to a loss of function mutation in decoy receptor 3 (DcR3). Aevi has subsequently shown that a majority of pediatric patients with active Crohn's disease have elevated levels of free LIGHT, in serum.

        In June 2016, Aevi entered into a Clinical Development and Option Agreement, or the Development and Option Agreement, with KHK pursuant to which Aevi acquired certain rights with respect to the development and potential commercialization of the Antibody. Under the Development and Option Agreement, Aevi received an exclusive option for exclusive rights to develop products containing the Antibody, or an Antibody Licensed Product, exclusive rights to commercialize Antibody Licensed Product in various countries and to conduct various development activities with respect to the

Antibody Licensed Product, including the conduct of a signal finding study testing the Antibody in Severe Pediatric Onset Inflammatory Bowel Disease.

        A submission to reactivate the IND for AEVI-002 in Pediatric Crohn's Disease was filed with the FDA in 2017 and has passed the 30-day waiting period. An 8-week Phase Ib proof-of-concept study has been initiated, with the goal of enrolling up to 12 patients with a Pediatric Onset Crohn's disease diagnosis, with most patients being refractory to treatment with TNF-a inhibitors, with or without a DcR3 mutation. The endpoints of the trial will include endoscopic evaluation, Crohn's Disease Activity Index ratings and safety. On November 20, 2019 Aevi dosed the first patient in this Phase Ib trial. Active recruitment for the trial has been underway for more than two years. The ability to produce initial data from the trial is directly dependent on successful patient recruitment; thus, continued difficulties in recruitment could cause a significant delay or an inability to deliver any initial data for the program.

AEVI-005 (Monoclonal Antibody)

        AEVI-005 is the second monoclonal antibody Aevi is developing as part of its ongoing collaboration with KHK. Aevi is studying AEVI-005 in an undisclosed ultra-orphan auto-immune pediatric disease. Aevi initiated a preclinical research program with AEVI-005 in the second quarter of 2018.

AEVI-006 (mTORC1/2 Inhibitor)

        In July 2019, Aevi entered into an exclusive license agreement with OSI Pharmaceuticals, LLC, an indirect wholly owned subsidiary of Astellas, for the worldwide development and commercialization of Astellas' novel, second generation mTORC1/2 inhibitor, AEVI-006.

        Aevi plans to initially develop AEVI-006 for use in congenital complex Lymphatic Malformations, which includes a number of rare and orphan diseases. Lymphatic Malformations are rare and orphan congenital and potentially life-threatening diseases of the lymphatic system. Some of the diseases involved are Generalized Lymphatic Anomaly (GLA), Kaposiform lymphangiomatosis (KLA), and Gorham-Stoudt disease (GSD). Most lymphatic malformations are evident at birth or within the first two years of age. The exact prevalence of lymphatic malformations in the general population is unknown, but is thought to be approximately 1 in every 4,000 live births. There may be as many as 30,000 to 60,000 Americans living with congenital lymphatic malformations. In some cases, the disease may be familial and have a recognizable genetic cause. In most cases it appears to be sporadic, although somatic genetic mutations are often present. The mTORC1/2 pathway is believed to be involved in greater than 80% of patients with congenital Lymphatic Malformations.

        There are currently no approved drug therapies for Lymphatic Malformations. AEVI-006 is a new targeted therapy that may address the underlying cause in the majority of these patients.

        Aevi has successfully conducted a pre-IND meeting with the FDA to discuss the path forward for development of AEVI-006 for the treatment of lymphoid malformations. Aevi plans to propose to open the IND with a 4-week phase 1/2 PK/PD, safety and POC study in adult patients with lymphatic malformations and begin enrollment in 2020. Detailed study design will be based on FDA and investigator feedback.

AEVI-007 (Anti-IL18 Monoclonal Antibody)

        In August 2019, Aevi obtained the right to exercise an exclusive global license from Medimmune Limited, a subsidiary of AstraZeneca, for a Phase 2-ready fully human monoclonal antibody that targets interleukin 18, or IL-18, AEVI-007. In December 2019, Aevi exercised the option to license IL-18.

        Aevi initially plans to develop AEVI-007 for adult onset Still's disease, or AOSD, a serious rare and orphan rheumatological disease affecting adults. The disease is similar to systemic onset juvenile idiopathic arthritis that affects children. The etiology of AOSD is unknown with both genetic and infectious factors being implicated. The hallmarks of the disease are persistent daily fever, rash and arthralgias. Many patients suffer complications including splenomegaly, heart and liver disease. Some AOSD patients develop macrophage activation syndrome, a severe acute complication that may cause rapid multi-organ failure and even death. There are currently no approved biologic therapies in the United States for the treatment of AOSD.

        Aevi has requested a pre-IND meeting with the FDA to discuss the path forward for development of AEVI-007 for the treatment of AOSD. Aevi plans to propose to open the IND with a 12-week phase 1/2 PK/PD, safety and POC study in adult patients with AOSD and potentially begin enrollment in 2020. Detailed study design and the ability to meet the enrollment initiation timeline will be based on FDA and investigator feedback.

Business Strategy

        Aevi's goal is to translate key scientific insights relating to underlying drivers of disease into the development of effective and highly selective therapeutics. To execute Aevi's strategy, it intends to:

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  Advance its clinical candidate, AEVI-002, through clinical development.  The second program is the development candidate AEVI-002, a first-in-class anti-LIGHT monoclonal antibody being developed for use in Pediatric Onset Crohn's disease. An 8-week signal finding study at CHOP has been initiated, and one patient has been enrolled, with the intent of enrolling up to 12 patients with a Pediatric Onset Crohn's disease diagnosis, with most subjects being refractory to treatment with TNF-a inhibitors.

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  Leverage Aevi's strategic collaborations to continue to implement a biomarker driven approach to drug development.  Aevi's strategy is to work closely with its collaborators at CAG to identify populations of need with well-characterized, novel, biomarker driven targets. Aevi then designates an actionable therapeutic development approach based upon the target and the biology and human pathophysiology of the relevant disease and likely clinical and regulatory pathways. The collaboration affords Aevi with unique and proprietary insight into these diseases and allows Aevi to better select therapeutic approaches.

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  Work with experienced third parties in the field of diagnostics.  Because Aevi often targets biomarkers that are detectable, companion diagnostics can be developed to identify these alterations. Once Aevi has identified a target, it will initially use existing diagnostic tools to identify patient subsets that its believes will derive increased benefit from its product candidates. As Aevi advances its targets clinically and determines the most important screening criteria, Aevi will develop companion diagnostics as appropriate, with the help of technology partners, to identify patients and support registration and marketing of its product candidates.

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  Opportunistically in-license and acquire novel therapies for the treatment of rare and orphan disease.  Aevi plans to leverage its clinical drug development expertise and its relationships in the rare and orphan diseases community to identify and in-license or acquire additional product candidates that Aevi believes have the potential to become novel treatments for diseases with significant unmet medical needs. In furtherance of this strategy, Aevi has in-licened the AEVI-006 and AEVI-007 programs.

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  Potentially seek strategic collaborative relationships while maintaining flexibility in commercializing and maximizing the value of Aevi's development programs.  Aevi plans to develop and seek regulatory approval for multiple product candidates in its development pipeline. While Aevi may develop these products independently, it still may enter into strategic relationships with biotechnology or pharmaceutical companies to realize the full value of these products.

        In light of Aevi's decision to discontinue the AEVI-001 program, Aevi's board of directors commenced a review to explore and evaluate potential strategic alternatives to enhance stockholder value, which ultimately led to entering into the Merger Agreement and the proposed Merger. If the Merger is not consummated, Aevi will again explore strategic alternatives, which could include, but would not be limited to, issuing or transferring shares of Aevi's common stock or other equity securities, the license, sale or disposition of certain assets or programs, the formation of a joint venture, a strategic business combination, a transaction that results in private ownership or the sale of Aevi, or some combination of these, in addition to other potential actions aimed at increasing stockholder value.

Intellectual Property

        Aevi's goals are to obtain, maintain, and enforce patent and trademark protection for its products, processes, methods, and other proprietary technologies, including the platform collaboration with CHOP and to preserve Aevi's trade secrets both in the United States and elsewhere in the world. Aevi's policy is to actively seek to obtain, where appropriate, the broadest intellectual property protection possible for its products, processes and methods that arise from Aevi's collaboration with CHOP through a combination of contractual arrangements, trade secrets, patents, and trademarks both in the United States and abroad.

        Aevi's ability to compete depends on its ability to maintain and enforce its intellectual property rights and operating without infringing the intellectual property of others and Aevi's ability to enforce its licenses. Aevi's business could be materially harmed, and it could be subject to liabilities, because of lawsuits brought by others against Aevi or its licensors and licensees. Aevi will be able to protect its technology from unauthorized use by third parties only to the extent it is covered by valid and enforceable patents or is effectively maintained as trade secrets. Patents and other proprietary rights are an essential and material element of its business. Applications for patents and other intellectual property rights capable of being registered have been, and will be, filed in certain key jurisdictions. As Aevi identifies additional rare and orphan disease targets, Aevi will seek protection for the related intellectual property rights in the United States and other relevant jurisdictions. There can be no assurance that the pending applications will result in patents ultimately being issued.

        Aevi's patent portfolio for AEVI-002, AEVI-005, AEVI-006 and AEVI-007 consists of licensed patents and patent applications. The applicable licenses are discussed below.

        Aevi also depends upon the skills, knowledge and experience of its scientific and technical personnel, as well as that of Aevi's advisors, consultants and other contractors, none of which is patentable. To help protect Aevi's proprietary knowledge and experience that is not patentable, and for inventions for which patents may be difficult to enforce, Aevi relies on trade secret protection and confidentiality agreements with its employees, consultants, vendors, collaborators, advisors, customers and other third parties to protect its interests. To this end, Aevi requires all employees, consultants, advisors and other contractors to enter into confidentiality agreements that prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to Aevi of the ideas, developments, discoveries and inventions important to Aevi's business. Aevi also requires confidentiality or material transfer agreements from third parties that receive its confidential data or materials. Aevi intends to continue to take all appropriate steps to protect its intellectual property, including maintaining an active program for patent protection for novel elements in the development of Aevi's products and technology.

Licenses

CHOP License Agreement and Sponsored Research Agreement

        In November 2014, Aevi entered into a license agreement, or the License Agreement, and a sponsored research agreement, or the Research Agreement, each with CHOP. Under the terms of the License Agreement, CHOP granted Aevi (i) an exclusive, sublicensable license to use certain patent rights covering potential diagnostic and therapeutic targets and (ii) an exclusive, non-sublicensable license to use certain biospecimen and phenotypic data collected from patients with rare and orphan diseases and their family members, or the Biobank. In February 2017, Aevi amended the License Agreement to extend the period of Aevi's exclusive commercial access to the Biobank for rolling two-year periods. The cost of the first extension was $197,603 with each subsequent extension costing $125,000. Aevi has exercised such option in each of 2017 and 2018. The amendment also (1) granted Aevi the first right to defend challenges to the patent rights licensed under the License Agreement, (2) clarified termination rights in favor of CHOP if Aevi enters liquidation, have a receiver or administrator appointed over any assets related to the License Agreement, make any voluntary assignment of Aevi's assets for the benefit of creditors, cease to carry on business, file for bankruptcy under Chapter 7 of the US Bankruptcy Code or have an involuntary petition under Chapter 7 of the US Bankruptcy Code filed against Aevi and (3) added a provision that tolls the right to terminate the License Agreement for default until completion of dispute resolutions proceedings concerning the alleged default and any remaining cure period, if any.

        In December 2015, Aevi entered into an amendment to the Research Agreement, which amendment (i) set the payment schedule under such agreement through March 2017 and (ii) granted Aevi the right to extend the term of the Research Agreement until November 12, 2017. In February 2017, Aevi entered into a second amendment to the Research Agreement, which extended the term of the Research Agreement through June 30, 2018. This amendment also granted Aevi rights to continually extend the term of the Research Agreement by one year by giving CHOP written notice of extension no later than one year prior to the expiration of the then-current term of the Research Agreement. In June 2017, Aevi extended the term of the Research Agreement through June 30, 2019, and in June 2018, Aevi extended the term of Research Agreement through June 30, 2020.

        On March 29, 2019 Aevi and CHOP entered into definitive agreements to, further amend the Research Agreement and the License Agreement, or the CHOP Amendments. The CHOP Amendments allowed Aevi to defer the monthly payments due under the Research Agreement for the period from February 1, 2019 through September 30, 2019 in exchange for the CHOP Note, which is secured by all of Aevi's intellectual property and other assets. At maturity, and at CHOP's option, the CHOP Note will be payable in cash or a number of shares of Aevi's common stock calculated based on the price of Aevi's common stock at such time; provided, however, if conversion upon such election would cause CHOP and its affiliates including the CHOP Foundation to own, in the aggregate, in excess of 47.5% of the then-outstanding shares of Aevi's common stock (after giving effect to such conversion), then CHOP would only receive the number of shares of Aevi's common stock such that CHOP and its affiliates including the CHOP Foundation would own, in the aggregate, 47.5% of the then outstanding shares of Aevi's common stock (after giving effect to such conversion), and the balance of the CHOP Note would be payable to CHOP in cash.

        On October 4, 2019, Aevi entered into an agreement with CHOP to extend the maturity date of CHOP Note until November 15, 2019, with an automatic further extension to December 15, 2019, if Aevi had entered into a definitive agreement concerning a financing of at least $20 million on or prior to November 15, 2019. In addition, pursuant to the agreement, Aevi and CHOP agreed to amend certain agreements relating to the relationship between CHOP and Aevi to return to CHOP certain intellectual property on which Aevi is no longer focused and provide that the Research Agreement continues after June 30, 2020 only upon the mutual agreement of CHOP and Aevi.

        On November 18, 2019, Aevi entered into an agreement with CHOP to extend the maturity date of the CHOP Note until December 15, 2019, with an automatic further extension to February 15, 2020, upon the occurrence of certain circumstances, which included entering into the Merger Agreement. In addition, pursuant to the Agreement, the principal amount of the CHOP Note was increased to $4,354,166.63, and it increased to $4,749,999.96 on December 15, 2019 as a result of the automatic extension having been triggered and it will increase to $5,145,833.29 if the CHOP Note is still outstanding on January 15, 2020. In addition, Aevi agreed that immediately prior to the consummation of a change of control transaction, the CHOP Note will convert into a number of shares of Aevi common stock equal to one-third of the shares of Aevi common stock outstanding at such time.

        Until the later of repayment in full of the CHOP Note or June 30, 2020, Aevi has agreed to only undertake an equity financing (including convertible notes) if the net proceeds of such financing provide at least six months of cash to sustain Aevi's operations; provided, that CHOP will have a right of first refusal to purchase any or all equity proposed to be issued in such financing on equivalent terms.

Development and Option Agreement with Kyowa Hakko Kirin Co., Ltd. (KHK) related to AEVI-002

        In June 2016, Aevi entered into the Development and Option Agreement with KHK pursuant to which Aevi acquired certain rights with respect to the development and potential commercialization of AEVI-002.

        Regarding AEVI-002, if Aevi exercises its option under the Development and Option Agreement, KHK has 60 days to select one of two development and commercialization structures as follows:

PLAN A (AEVI-002): Co-Development/Co-Commercialization Arrangement

        If KHK selects the co-development/co-commercialization arrangement (Plan A), Aevi will have the exclusive right to develop, manufacture and commercialize the Antibody Licensed Products in the treatment, prevention, and diagnosis of specified pediatric onset rare and orphan inflammatory diseases (including severe pediatric onset inflammatory bowel diseases such as Crohn's disease and ulcerative colitis, or IBD) and other specified pediatric onset rare and orphan auto-immune diseases, or collectively, the Field, in the United States and Canada. Aevi will also be responsible for development and regulatory approval of the first Antibody Licensed Product in the European Union and then transferring such regulatory approval to KHK or its designee. Aevi will be responsible for the manufacture of the Antibody Licensed Products for use by the parties in clinical trials as well as for commercialization in their respective fields and/or territories, with KHK purchasing the Antibody Licensed Products from Aevi.

        Aevi will be required to pay KHK an initial license fee in the low single-digit millions of dollars upon the co-development/co-commercialization arrangement becoming effective. Aevi may pay KHK up to an additional $18 million upon the achievement of certain regulatory milestones related to the Antibody Licensed Products. The parties will share the anticipated costs of development of the first Antibody Licensed Product in the Field in the United States, Canada and the European Union with Aevi being responsible for any costs in excess of an agreed cap. The parties will split profits from Aevi's sales of Antibody Licensed Products in the United States and Canada equally. KHK will pay Aevi low double-digit royalties for sales of Antibody Licensed Products outside the United States and Canada and outside the Field in the United States and Canada.

PLAN B (AEVI-002): Licensing Arrangement

        If KHK selects the licensing arrangement (Plan B), Aevi will have the exclusive right to develop, manufacture and commercialize the Antibody Licensed Products in the Field in the United States, Canada and the European Union. Aevi will be responsible for the manufacture of the Antibody

Licensed Products for use by the parties in clinical trials as well as for commercialization in their respective fields and/or territories.

        Aevi will be required to pay KHK an initial license fee in the low single-digit millions of dollars upon the licensing arrangement becoming effective.

        Aevi may pay KHK up to an additional $28 million upon the achievement of certain regulatory milestones related to the Antibody Licensed Products. The parties will split profits from Aevi's sales of Antibody Licensed Products in the United States, Canada and the European Union with us being entitled to approximately 74% of such profits and KHK being entitled to approximately 26% of such profits. KHK will pay Aevi low double-digit royalties for sales of Antibody Licensed Products outside the United States, Canada and the European Union and outside the Field in the United States, Canada and the European Union. Aevi will be responsible for costs of development of Licensed Products in the United States, Canada and the European Union. KHK will have the right to purchase the Antibody Licensed Products from Aevi.

Research Collaboration and Option Agreement with Kyowa Hakko Kirin Co., Ltd. (KHK) related to AEVI-005

        During 2018, Aevi expanded its collaboration with KHK by entering a Research Collaboration and Option Agreement related to AEVI-005. AEVI- 005 is the second monoclonal antibody Aevi is developing as part of its ongoing collaboration with KHK. Aevi is studying AEVI-005 in an undisclosed ultra-orphan auto-immune pediatric disease. Aevi initiated a preclinical research program with AEVI-005 in the second quarter of 2018.

Exclusive License Agreement with OSI Pharmaceuticals, LLC, a subsidiary of Astellas (AEVI-006)

        In July 2019, Aevi entered into an exclusive license agreement with OSI Pharmaceuticals, LLC, an indirect wholly, owned subsidiary of Astellas, for the worldwide development and commercialization of Astellas' novel, second generation mTORC1/2 inhibitor, AEVI-006. Under the terms of the license agreement, Aevi paid Astellas an up-front license fee of $500,000 and Astellas will be eligible to receive milestones payments based upon the achievement of specified development and regulatory milestones. Upon commercialization, Astellas will be entitled to a tiered, single-digit royalty on worldwide annual net sales. Aevi will be fully responsible for the development and commercialization of the program.

Royalty Agreement with Certain Related Parties

        In July 2019, Aevi entered into a royalty agreement with Michael F. Cola, Joseph J. Grano, Jr., Kathleen Jane Grano, Joseph C. Grano, The Grano Children's Trust, Joseph C. Grano, trustee and LeoGroup Private Investment Access, LLC on behalf of Garry A. Neil in exchange for a one-time aggregate payment of $2 million, which Aevi refers to as the Royalty Agreement. Collectively, the investors will be entitled to an aggregate amount equal to a low-single digit percentage of the aggregate net sales of the OSI Products. At any time beginning three years after the date of the first public launch of an OSI Product, Aevi may exercise, at its sole discretion, a buyout option that terminates any further obligations under the Royalty Agreement in exchange for a payment to Investors of an aggregate of 75% of the net present value of the royalty payments.

Exclusive License Agreement with AstraZeneca (AEVI-007)

        In August 2019, Aevi obtained the right to exercise an exclusive global license from Medimmune Limited, a subsidiary of AstraZeneca, for a Phase 2-ready fully human monoclonal antibody that targets interleukin 18, or IL-18, AEVI-007. Under the terms of the agreement, Aevi will have the right to exercise an exclusive global license to develop and commercialize AEVI-007. In December 2019, Aevi exercised the option and paid AstraZeneca a combined mid-single digit millions in cash and equity upon execution of the option, up to $162 million upon achievement of certain development and sales-

related milestones and tiered low double-digit royalties on global annual product sales. Aevi will be fully responsible for the development and commercialization of the program.

Trademarks

        Certain names utilized for Aevi's products and tools are trademarked, and certain names utilized for Aevi's products and tools are the subject of trademark registrations and applications in certain jurisdictions. The final choice of names for products and tools has not yet been made and will be subject to marketing considerations and other factors.

        There can be no assurance that a third party will not oppose any registration, that the respective Trademark Offices will issue a registration certificate or that Aevi will otherwise be successful in perfecting trademark rights for the marks in the United States or in foreign countries, the results of any of which would likely have a material adverse effect on Aevi.

Government Regulation

General

        The production, distribution, and marketing of products employing Aevi's technology, and its development activities, are subject to extensive governmental regulation in the United States and in other countries. In the United States, Aevi's products are subject to the Federal Food, Drug, and Cosmetic Act, as amended, or FDCA, and the regulations of the FDA, as well as to other federal, state, and local statutes and regulations. These laws, and similar laws outside the United States, govern the research, clinical and preclinical testing, manufacture, quality control, safety, effectiveness, approval, labeling, distribution, sale, import, export, storage, record-keeping, reporting, advertising, and promotion of Aevi's products. Although the discussion below focuses on regulation in the United States, Aevi anticipates seeking approval for, and marketing of, its products in other countries. Generally, Aevi's activities in other countries will be subject to regulation that is similar in nature and scope as that imposed in the United States, although there can be important differences. Product development and approval within this regulatory framework, if successful, will take many years and involve the expenditure of substantial time and financial resources. Violations of regulatory requirements at any stage may result in various adverse consequences, including the FDA's and other regulatory health agencies' delay in approving or refusal to approve a product. Violations of regulatory requirements also may result in enforcement actions.

        The following paragraphs provide further information on certain legal and regulatory issues with a particular potential to affect Aevi's operations or future marketing of products employing Aevi's technology.

FDA Approval Process

        To obtain approval of a new product from the FDA, Aevi must, among other requirements, submit data demonstrating the product's safety and efficacy as well as detailed information on the manufacture and composition of the product candidate. In most cases, this entails extensive laboratory tests and preclinical and clinical trials. This testing and the preparation of necessary applications and processing of those applications by the FDA are expensive and typically take many years to complete. The FDA may deny Aevi's applications or may not act quickly or favorably in reviewing these applications, and we may encounter significant difficulties or costs in Aevi's efforts to obtain FDA approvals that could delay or preclude Aevi from marketing any products it may develop. The FDA also may require post-marketing testing and surveillance to monitor the effects of approved products or place conditions on any approvals that could restrict the commercial applications of these products. Regulatory authorities may withdraw product approvals if Aevi fails to comply with regulatory standards or if Aevi encounters problems following initial marketing. With respect to patented products or technologies, delays imposed by the governmental approval process may materially reduce the period during which Aevi may have the exclusive right to exploit the products or technologies.

        Currently all of Aevi's product candidates as well as other therapies Aevi is exploring, regardless of therapeutic modality, will be considered to be a drug or biologic from a regulatory standpoint. The process required by the FDA before a new drug or biologic may be marketed in the United States generally involves the following:

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  completion of pre-clinical laboratory tests or studies and formulation studies in compliance with good laboratory practices, or GLP, and other regulations;

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  submission to the FDA of an Investigational New Drug Application, or IND, for a new drug or biologic, which must become effective before human clinical trials may begin;

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  approval by an Institutional Review Board, or IRB, before each trial may be initiated;

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  performance of adequate and well-controlled human clinical trials in accordance with federal regulations and with current GCPs, to establish the safety and efficacy of the proposed drug or biologic for its intended use;

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  detailed information on product characterization and manufacturing process;

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  satisfactory completion of an FDA inspection of the manufacturing facilities at which the investigational product candidate is produced to assess compliance with cGMP, and to assure that the facilities, methods and controls are adequate;

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  submission of a New Drug Application, or NDA, for a drug or a Biologics License Application, or BLA, for a biologic;

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  satisfactory completion of an FDA Advisory Committee review, if applicable; and

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  review and approval of an NDA or a BLA.

        Pre-clinical tests include laboratory evaluation of product chemistry formulation and stability, as well as animal and other studies to evaluate toxicity. Under FDA regulations, the results of any pre-clinical testing, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND. Additionally, for certain pediatric products, the sponsor may be required to submit an initial Pediatric Study Plan (discussed below) as a pre-IND submission. The FDA requires a 30-day waiting period after the filing of each IND before clinical trials may begin, in order to ensure that human research patients will not be exposed to unreasonable health risks. At any time during this 30-day period or at any time thereafter, the FDA may halt proposed or ongoing clinical trials, may authorize trials only on specified terms, or may require additional trials. The IND process may become extremely costly and substantially delay development of Aevi's products. Moreover, positive results of pre-clinical tests will not necessarily indicate positive results in clinical trials.

        Clinical trials involve the administration of the investigational product candidate to healthy volunteers or patients under the supervision of qualified investigators. Clinical trials are conducted under protocols that detail, among other things, the parameters to be used in monitoring safety and the efficacy criteria to be evaluated. Each protocol involving testing on U.S. patients and subsequent protocol amendments must be submitted to the FDA as part of the IND. Clinical trials must be reviewed, approved and conducted under the auspices of an IRB. The sponsor, investigators, and IRB must, as applicable, obtain the informed written consent of each participating subject, comply with the protocol and investigational plan, adequately monitor the clinical trial, and timely report adverse events.

        The sponsor typically conducts human clinical trials in three sequential phases, which may overlap. These phases generally include the following:

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  Phase 1: The product candidate is usually first introduced into healthy humans or, on occasion, into patients with the target disease or condition, and is tested for safety, dosage tolerance, absorption, distribution, excretion and metabolism;

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  Phase 2: The product candidate is introduced into a limited patient population to:

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  assess its efficacy in specific, targeted indications;

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  assess dosage tolerance and optimal dosage; and

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  identify possible adverse effects and safety risks.

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  Phase 3: These are commonly referred to as pivotal studies. If a product candidate is found to have an acceptable safety profile and to be potentially effective in Phase 2 clinical trials, clinical trials in Phase 3 will be initiated to further demonstrate clinical efficacy, optimal dosage and safety within an expanded and diverse patient population at geographically dispersed clinical trial sites; and

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  If the FDA does ultimately approve the product candidate, it may require post-marketing testing, including potentially expensive Phase 4 studies, to confirm or further evaluate its safety and effectiveness. Continued ability to commercialize the product may be based on the successful completion of these additional studies.

        Before proceeding with a trial, the sponsor may seek a written agreement from the FDA regarding the design, size, and conduct of a clinical trial. This is known as a Special Protocol Assessment, or SPA. Among other things, SPAs can cover clinical trials for pivotal studies whose data will form the primary basis to establish a product's efficacy. SPAs thus help establish up-front concurrence with the FDA about the adequacy of a clinical trial design to support a regulatory approval, but the agreement is not binding if new circumstances arise. Even if the FDA agrees to a SPA, the agreement may be changed by the sponsor or the FDA on written agreement by either parties, or if a senior FDA official determines that a substantial scientific issue essential to determining the safety or effectiveness of the product was identified after the testing began. There is no guarantee that a study will ultimately be adequate to support an approval, even if the study is subject to a SPA. The FDA retains significant latitude and discretion in interpreting the terms of the SPA and the data and results from any study that is the subject of the SPA.

        Pediatric product development is subject to additional FDA regulations, including the Best Pharmaceuticals for Children Act and the Pediatric Research Equity Act, as amended by the FDARA, which may impact whether the FDA grants orphan designation for pediatric subpopulations of common diseases (discussed below) and could require pediatric studies. Sponsors may be required to submit an initial Pediatric Study Plan (iPSP) before the initiation of any phase 3 studies unless certain exemptions apply. Where a sponsor is required to submit an iPSP, the sponsor must reach an agreement with the FDA before submitting a marketing application or supplement. FDA agreement on an iPSP does not guarantee that the study will ultimately be adequate to support an approval.

        The FDA or the IRB at each institution at which a clinical trial is being performed may order the temporary or permanent discontinuation of a clinical trial at any time if it believes that the clinical trial is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial patients. Data safety monitoring committees, which monitor certain studies to protect the welfare of study patients, may also require that a clinical trial be discontinued or modified. In addition, there are requirements for the registration of certain ongoing clinical trials of product candidates on public registries and the disclosure of certain information pertaining to the trials as well as clinical trial results after completion. In the United States, sponsors are required to register this information on a website maintained by the U.S. National Institutes of Health, or NIH, at www.clinicaltrials.gov.

        The sponsor must submit to the FDA the results of the pre-clinical and clinical trials, together with, among other things, detailed information on the manufacturing and composition of the product, and proposed labeling, in the form of an NDA, or, in the case of a biologic, a BLA. The applicant must also submit with the NDA or BLA a substantial user fee payment, unless a waiver or reduction applies. In some cases, a sponsor may be able to expand the indications in an approved NDA or BLA through a submission of a Prior Approval Supplement. Each NDA or BLA submitted for FDA approval is usually reviewed for administrative completeness and reviewability within 60 days following submission of the application. If deemed complete, the FDA will "file" the NDA or BLA, thereby triggering substantive review of the application. The FDA can refuse to file any NDA or BLA that it deems incomplete or not properly reviewable. Once the submission has been accepted for filing, the FDA will review the application and will usually respond to the applicant in accordance with performance goals the FDA has established for the review of NDAs and BLAs—six months from the receipt of the application for priority applications and ten to twelve months for regular applications. The review process is often significantly extended by FDA requests for additional information, pre-clinical studies or clinical trials, clarification, or a risk evaluation and mitigation strategy, or REMS, or by changes to the application submitted by the applicant in the form of amendments. The FDA may refer applications for novel product candidates which present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation, and a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

        Before approving an NDA or BLA, the FDA will often inspect the facilities at which the product is manufactured and will not approve the product unless the manufacturing facilities are in compliance with current cGMP requirements which govern the manufacture, holding and distribution of a product.

        It is possible that Aevi's product candidates will not successfully proceed through this approval process or that the FDA will not approve them in any specific period of time, or at all. The FDA may deny or delay approval of applications that do not meet applicable regulatory criteria, or if the FDA determines that the clinical data does not adequately establish the safety and efficacy of the product. Satisfaction of FDA pre-market approval requirements for a new product candidate is a process that may take a number of years and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease. The FDA reviews these applications and, when and if it decides that adequate data is available to show that the product is both safe and effective and that other applicable requirements have been met, approves the product candidate for marketing. Government regulation may delay or prevent marketing of potential products for a considerable period of time and imposes costly procedures upon Aevi's activities. Success in early stage clinical trials does not assure success in later stage clinical trials. Data obtained from clinical activities is not always conclusive and may be susceptible to varying interpretations that could delay, limit or prevent regulatory approval. Upon approval, a product candidate may be marketed only for those indications approved in the NDA or BLA and will be subject to labeling and promotional requirements or limitations, including warnings, precautions, contraindications and use limitations, which could materially impact profitability. Once approved, the FDA may withdraw the product approval if compliance with pre- and post-market regulatory standards and requirements are not maintained or if safety, efficacy or other problems occur after the product reaches the marketplace.

        The FDA may, during its review of an NDA or BLA, ask for additional study data. If the FDA does ultimately approve the product, approval may be subject to limitations based on the FDA's interpretation of the existing pre-clinical and clinical data and the FDA may require post-marketing testing, including potentially expensive Phase 4 studies, to confirm or otherwise further evaluate the safety and effectiveness of the product. The FDA also may require, as a condition to approval or continued marketing of a drug, a REMS to ensure that the benefits of a drug or biologic product outweigh its risks.

        REMS can include additional educational materials for healthcare professionals and patients such as Medication Guides and Patient Package Inserts, a plan for communicating information to healthcare professionals, and elements to assure safe use, or ETASU, such as restricted distribution of the product. In addition, the FDA may, in some circumstances, impose restrictions on the use of the product, which may be difficult and expensive to administer and may require prior approval of promotional materials. Following approval, the FDA may require labeling changes or impose new post-approval study, risk management, or distribution restriction requirements.

        From time to time, legislation is drafted, introduced and passed in the U.S. Congress that could significantly change the statutory provisions governing the approval, manufacturing and marketing of products regulated by the FDA. In addition to new legislation, the FDA regulations and policies are often revised or reinterpreted by the agency in ways that may significantly affect Aevi's business and its product candidates. It is impossible to predict whether further legislative or FDA regulation or policy changes will be enacted or implemented and what the impact of such changes, if any, may be. For example, in December 2016, the 21st Century Cures Act, or the Cures Act, became law. The Cures Act contains numerous provisions, including provisions designed to speed development of innovative therapies and encourage greater use of real-world evidence to support regulatory decision making for drugs.

        The FDA has developed four distinct approaches intended to make drugs that address unmet medical needs for serious or life-threatening conditions available as rapidly as possible, especially when the drugs are the first available treatment or have advantages over existing treatments: accelerated approval, fast track, breakthrough therapy, and priority review. The FDA requires a manufacturer who receives certain designations to make publicly available its policy for responding to requests for individual patient expanded access.

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  Accelerated Approval. The FDA may grant "accelerated approval" status to drugs or biologics that treat serious or life-threatening illnesses and that provide meaningful therapeutic benefits to patients over existing treatments. Under this pathway, the FDA may approve a product based on surrogate endpoints, or clinical endpoints other than survival or irreversible morbidity. When approval is based on surrogate endpoints or clinical endpoints other than survival or morbidity, the sponsor will be required to conduct additional post-approval clinical trials to verify and describe clinical benefit. Under the agency's accelerated approval regulations, if the FDA concludes that a product that has been shown to be effective can be safely used only if distribution or use is restricted, it may require certain post-marketing restrictions as necessary to assure safe use. In addition, for products approved under accelerated approval, sponsors will be required to submit all copies of their promotional materials, including advertisements, to the FDA at least thirty days prior to initial dissemination unless otherwise informed by the FDA. After a hearing, the FDA may withdraw a previously granted accelerated approval if, for instance, post-marketing studies fail to verify any clinical benefit, it becomes clear that restrictions on the distribution of the product are inadequate to ensure its safe use, or if a sponsor fails to comply with the conditions of the accelerated approval.

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  Breakthrough Therapy. The FDA may grant "breakthrough therapy" status to drugs or biologics designed to treat, alone or in combination with another drug(s) or biologic(s), a serious or life-threatening disease or condition and for which preliminary evidence suggests a substantial improvement on clinically-meaningful endpoints over existing therapies. Such products need not address an unmet need, but are nevertheless eligible for expedited review if they offer the potential for an improvement over existing therapies. Breakthrough therapy status entitles the sponsor to earlier and more frequent meetings with the FDA regarding the development of nonclinical and clinical data and permits the FDA to offer product development or regulatory advice for the purpose of shortening the potential time to product approval. Breakthrough therapy status does not guarantee that a product will be developed or reviewed more quickly and does not ensure FDA approval.

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  Fast Track. The FDA may grant "fast track" status to drugs or biologics that treat serious diseases or illness and fill an unmet medical need. Fast track is a process designed to expedite the review of such products by providing, among other things, more frequent meetings with the FDA to discuss the product's development plan, more frequent written correspondence from the FDA about trial design, eligibility for accelerated approval if certain criteria are met, and rolling review, which allows submission of individually completed sections of an NDA or BLA for the FDA's review before the entire filing is completed. Fast track status does not ensure that a product will be developed more quickly or receive FDA approval more quickly, if at all.

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  Priority Review. The FDA may grant "priority review" status to products that, if approved, would be significant improvements in safety or effectiveness of the treatment, diagnosis or prevention of serious conditions. Priority review is intended to reduce the time it takes for the FDA to review an NDA or BLA.

        Additionally, there are various designations available to drugs and biologics which provide a sponsor with incentives to support approval of the product candidate, including, but is not limited to, orphan drug designation and rare pediatric disease designation.

Orphan Drug Designation

        Under the U.S. Orphan Drug Act, as amended by FDARA, the FDA may grant orphan drug designation to drugs or biologics intended to treat a "rare disease or condition," which is defined as having a prevalence of less than 200,000 individuals in the United States. The FDA is currently implementing a modernization plan which may include new requirements or procedures that could impact the success of an orphan drug designation request. In certain circumstances, a sponsor may need to demonstrate that the product is clinically superior to a previously-approved drug in order to obtain orphan drug status, and the FDA may issue regulations to implement this requirement. These regulations will also affect Rare Pediatric Disease Designation Requests, which were previously exempted from the clinical trial requirements of the Pediatric Research Equity Act; the FDA may now require clinical studies in pediatric populations for these requests to obtain orphan drug designation. Orphan drug designation must be requested before submitting an NDA or BLA for the product. The FDA aims to respond to all orphan drug designation requests within 90 days of submission. Orphan drug designation does not shorten the regulatory review and approval process, nor does it provide any advantage in the regulatory review and approval process. However, if an orphan drug later receives approval for the indication for which it has designation, the relevant regulatory authority may not approve any other applications to market the same drug for the same indication, except in very limited circumstances, for seven years in the United States. Although obtaining approval to market a product with orphan drug exclusivity may be advantageous, we cannot be certain:

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  that we will be the first to obtain approval for any drug for which we obtain orphan drug designation;

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  that orphan drug designation will result in any commercial advantage or reduce competition; or

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  that the limited exceptions to this exclusivity will not be invoked by the relevant regulatory authority.

        Additionally, orphan drug exclusive marketing rights may be lost under certain conditions, such as if the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the drug.

        In August 2017, President Trump signed FDARA into law. This legislation imposes significant new requirements for clinical trial sponsors which will affect, among other things, obtaining orphan drug designation, and the development of drugs and biological products for pediatric use.

Ongoing FDA Requirements and Post-Marketing Obligations

        The Food and Drug Administration Amendments Act of 2007 expanded FDA authority over drug products after approval. All approved drug products are subject to continuing regulation by the FDA, including record-keeping requirements, reporting of adverse experiences with the product, sampling and distribution requirements, notifying the FDA and gaining its approval of certain manufacturing or labeling changes, complying with certain electronic records and signature requirements, submitting periodic reports to the FDA, maintaining and providing updated safety and efficacy information to the FDA, and complying with FDA promotion and advertising requirements. Failure to comply with the statutory and regulatory requirements can subject a manufacturer to possible legal or regulatory action, such as Warning Letters, suspension of manufacturing, seizure of product, injunctive action, criminal prosecution, or civil penalties.

        The FDA may require post-marketing studies or clinical trials to develop additional information regarding the safety of a product. These studies or trials may involve continued testing of a product and development of data, including clinical data, about the product's effects in various populations and any side effects associated with long-term use. The FDA may require post-marketing studies or trials to investigate possible or known serious risks or signals of serious risks, or to identify unexpected serious risks, and may require periodic status reports if new safety information develops. Failure to conduct these studies in a timely manner may result in substantial civil fines, or withdrawal of product approval.

        Also, newly discovered or developed safety or efficacy data may require changes to a product's approved labeling, including the addition of new warnings and contraindications, additional pre-clinical studies or clinical trials, or even in some instances, withdrawal of the approval. Violations of regulatory requirements at any stage, including after approval, may result in various adverse consequences, including the FDA's withdrawal of an approved product from the market, other voluntary or FDA-initiated action that could delay or restrict further marketing, and the imposition of civil fines and criminal penalties against the manufacturer and NDA or BLA holder. In addition, later discovery of previously unknown problems may result in restrictions on the product, manufacturer or NDA or BLA holder, including withdrawal of the product from the market.

        The labeling, advertising, promotion, marketing and distribution of a drug or biologic product also must be in compliance with FDA requirements which include, among others, promotional activities, standards and regulations for direct-to-consumer advertising, promotional activities involving the internet, and industry sponsored scientific and educational activities. A product cannot be commercially promoted before it is approved. After approval, all product promotion must be consistent with the labeling approved by the FDA for such product, contain a balanced presentation of information on the product's uses, benefits, risks, and important safety information and limitations on use, and otherwise not be false or misleading. The FDA has very broad enforcement authority, and failure to abide by these regulations can result in penalties, including the issuance of a warning letter directing a company to correct deviations from regulatory standards and enforcement actions that can include seizures, injunctions and criminal prosecution. Failure to comply with applicable FDA requirements and restrictions also may subject a company to adverse publicity and enforcement action by the FDA, the U.S. Department of Justice, or DOJ, or the Office of the Inspector General of the U.S. Department of Health and Human Services, or HHS, as well as state authorities. This could subject the company to a range of penalties that could have a significant commercial impact, including civil and criminal fines and agreements that materially restrict the manner in which a company promotes or distributes its products. In addition to FDA restrictions on marketing of pharmaceutical products, state and federal fraud and abuse and consumer protection laws have been applied to restrict certain marketing practices in the pharmaceutical industry in recent years. Some of the pertinent laws have not been definitively interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. In addition, these laws and their interpretations are subject to change.

        Drug and biologic manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and to list their products with the FDA. The FDA periodically inspects manufacturing facilities in the United States and abroad in order to assure compliance with the applicable cGMP regulations and other requirements. Facilities also are subject to inspections by other federal, foreign, state or local agencies. In complying with the cGMP regulations, manufacturers must continue to assure that the product meets applicable specifications, regulations and other post- marketing requirements. Failure to comply with these requirements subjects the manufacturer to possible legal or regulatory action, such as suspension of manufacturing or recall or seizure of product.

        Sponsors and their third-party contractors are also subject to various laws and regulations governing laboratory practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances in connection with their research. In each of the above areas, the FDA has broad regulatory and enforcement powers, including the ability to levy fines and civil penalties, suspend or delay issuance of approvals, seize or recall products and deny or withdraw approvals.

        Furthermore, new government requirements may be established that could delay or prevent regulatory approval of Aevi's products under development, or effect the conditions under which approved products are marketed.

Priority Review Voucher (PRV) Designation

        Rare pediatric disease designation by the FDA is granted in the case of serious or life-threatening diseases affecting fewer than 200,000 people in the United States in which the serious or life-threatening manifestations are primarily in individuals 18 years of age and younger. The designation provides regulatory incentives for companies to develop and market therapies that treat these conditions. Upon FDA approval of a drug for a rare pediatric disease, the sponsor of that drug may be eligible for a priority review voucher ("PRV") that can be used to obtain a priority review of a subsequent marketing application. The priority review voucher may be sold or transferred an unlimited number of times. Congress has extended the priority review voucher program until September 30, 2020 with new drug approvals that meet the voucher criteria grandfathered through 2022. Aevi may be eligible to apply for PRV designation for one or more of its product candidates if and when appropriate clinical data are generated and will do so as appropriate. This program has been subject to criticism, including by the FDA, and it is possible that even if Aevi obtains approval for one or more of its product candidates and qualifies for such a priority review voucher, the program may no longer be in effect at the time of approval. Also, although priority review vouchers may be sold or transferred to third parties, there is no guaranty that Aevi will be able to realize any value if it were to sell a priority review voucher.

Potential Competition with "Biosimilar" Products

        The Biologics Price Competition and Innovation Act, or BPCIA, was enacted as part of the ACA. The BPCIA authorizes the FDA to approve "abbreviated" BLAs for products whose sponsors demonstrate they are "biosimilar" to reference products previously approved under BLAs. The FDA may also separately determine whether "biosimilar" products are "interchangeable" with their reference products. However, the FDA may not approve an "abbreviated" BLA for a biosimilar product until at least twelve years after the date on which the BLA for the reference product was approved. FDA approval could be further delayed if the reference products are subject to unexpired and otherwise valid patents.

        Prior to the enactment of the BPCIA, information in approved BLAs could not be relied upon by other manufacturers to establish the safety and efficacy of their products for which they were seeking FDA approval. (In contrast, since at least 1984, pharmaceutical manufacturers have been able to submit Abbreviated New Drug Applications for "generic drugs" that are materially identical to reference drugs approved under NDAs.) Accordingly, if Aevi's products are approved under a BLA, other manufacturers potentially could develop and seek FDA approval of "biosimilar" products at some point in the future.

In Vitro Companion Diagnostics

        The FDA defines an In Vitro, or IVD, companion diagnostic device as an in vitro diagnostic device that provides information that is essential for the safe and effective use of a corresponding therapeutic product. The use of an IVD companion diagnostic device with a therapeutic product is stipulated in the instructions for use in the labeling of both the diagnostic device and the corresponding therapeutic product, including the label. Such tests include genetic diagnostic tests. Approval of such of treatment with the therapeutic product may be dependent on the approval of an IVD to:

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  monitor response to treatment with the therapeutic product for the purpose of adjusting treatment (e.g., schedule, dose, discontinuation) to achieve improved safety or effectiveness; and/or

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  identify patients in the population for whom the therapeutic product has been adequately studied and found safe and effective, i.e., there is insufficient information about the safety and effectiveness of the therapeutic product in any other population.

        Applications for an IVD companion diagnostic device and its corresponding therapeutic product will be reviewed and approved according to applicable regulatory requirements. The IVD companion diagnostic device application will be reviewed and approved or cleared under the device authorities of the Federal Food, Drug, and Cosmetic Act ("FD&C Act") and relevant medical device regulations; the therapeutic product application will be reviewed and approved under section 505 of the FD&C Act (i.e., drug products) or section 351 of the Public Health Service Act (i.e., biological products) and relevant drug and biological product regulations. The FDA intends to review each IVD companion diagnostic device submission within the context of, or in conjunction with, its corresponding therapeutic product, and FDA review of the IVD companion diagnostic device and the therapeutic product will be carried out collaboratively among relevant FDA offices.

        Ideally, a therapeutic product and its corresponding IVD companion diagnostic device should be developed contemporaneously, with the clinical performance and clinical significance of the IVD companion diagnostic device established using data from the clinical development program of the corresponding therapeutic product. Many of Aevi's current and future product development candidates, including AEVI-002, may depend upon co-development of accurate genetic and potentially other IVDs. Thus, Aevi will likely need to comply with both FDA drug and medical device regulations. This adds additional cost and complexity to Aevi's development programs. The availability of IVD companion diagnostics can allow more efficient development programs and more appropriate use of products in the marketplace with more predictable outcomes for patients and higher value medicines.

        Ultimately FDA approval of the IVD will be required to allow approval of many of Aevi's products. However, technical difficulties or other issues could delay or disrupt the development of Aevi's products.

HIPAA Requirements

        Other federal legislation may affect Aevi's ability to obtain certain health information in conjunction with Aevi's research activities. Aevi may be subject to data privacy and security regulation by both the federal government and the states in which it conducts its business. The Health Insurance Portability and Accountability Act of 1996, or HIPAA, as amended by HITECH, and its implementing regulations, imposes requirements relating to the privacy, security and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA's privacy and security standards directly applicable to "business associates"—independent contractors or agents of covered entities that receive or obtain protected health information in connection with providing a service on behalf of a covered entity. HITECH also increased the civil and criminal penalties that may be imposed against covered entities, business associates and possibly other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney's fees and costs associated with pursuing federal civil actions. The 21st Century Cares Act, among other changes, directs HHS to issue new HIPAA guidance which might differ from current regulations. In addition, state laws govern the privacy and security of health information in specified circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Other U.S. Regulatory Requirements

        In the United States, the research, manufacturing, distribution, sale, and promotion of drug and biologic products are potentially subject to regulation by various federal, state and local authorities in addition to the FDA, including the Centers for Medicare and Medicaid Services (formerly the Health Care Financing Administration), other divisions of the HHS (e.g., the Office of Inspector General), the DOJ and individual U.S. Attorney offices within the DOJ, and state and local governments. For example, sales, marketing and scientific/educational grant programs must comply with the anti-fraud and abuse provisions of the Social Security Act, the False Claims Act, and similar state laws, each as amended.

        If a drug or biologic product is reimbursed by Medicare or Medicaid, pricing and rebate programs must comply with, as applicable, the Medicare Modernization Act as well as the Medicaid rebate requirements of the Omnibus Budget Reconciliation Act of 1990, or OBRA, and the VHCA, each as amended. Among other things, the OBRA imposes certain reporting requirements on pharmaceutical manufacturers and requires pharmaceutical manufacturers to pay rebates on prescription products to state Medicaid programs and empowers states to negotiate rebates on pharmaceutical prices, which may result in prices for Aevi's future products that will likely be lower than the prices it might otherwise obtain. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. Under the VHCA, drug companies are required to offer some products at a reduced price to a number of federal agencies including the U.S. Department of Veterans Affairs and the U.S. Department of Defense, the Public Health Service and some private Public Health Service designated entities in order to participate in other federal funding programs including Medicaid. Participation under the VHCA requires submission of pricing data and calculation of discounts and rebates pursuant to complex statutory formulas, as well as the entry into government procurement contracts governed by the Federal Acquisition Regulation. All of these activities are also potentially subject to federal and state consumer protection, unfair competition, and other laws.

        In March 2010, President Obama signed the ACA, which substantially changes the way healthcare will be financed by both governmental and private insurers, and significantly impacts the pharmaceutical industry. The ACA was a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for health care and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms. The ACA has resulted in downward pressure on coverage and the price of products covered by Medicare and other government programs. Any reduction in reimbursement from Medicare and other government programs may result in a similar reduction in payments and coverage from private payors. The implementation of cost containment measures or other healthcare reforms may prevent Aevi from being able to generate revenue, attain profitability, or commercialize its products. In addition, it is possible that there will be further legislation or regulation that could harm Aevi's business, financial condition and results of operations. Other legislative changes have been proposed and adopted since passage of the ACA, and there have been significant ongoing efforts to modify or eliminate the under the current administration. Further legislation to repeal or revise ACA, if enacted, may have a significant impact on the health care system.

        The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service reimbursable under Medicare, Medicaid or other federally financed healthcare programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers, and formulary managers on the other. Although there are a number of statutory exemptions and regulatory safe harbors protecting some business arrangements from prosecution, the exemptions and safe harbors are drawn narrowly and practices that involve remuneration intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exemption or safe harbor. Aevi's practices may not in all cases meet all of the criteria for safe harbor protection from federal Anti-Kickback Statute liability. The reach of the Anti- Kickback Statute was broadened by the ACA, which, among other things, amends the intent requirement of the federal Anti-Kickback Statute.

        Pursuant to the statutory amendment, a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it in order to have committed a violation. In addition, the ACA provides that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act (discussed below) or the civil monetary penalties statute, which imposes penalties against any person who is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent.

        The federal False Claims Act prohibits any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, using, or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. As a result of a modification made by the Fraud Enforcement and Recovery Act of 2009, a claim includes "any request or demand" for money or property presented to the U.S. government. Recently, several pharmaceutical and other healthcare companies have been prosecuted under these laws for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the companies' marketing of the product for unapproved, and thus non-reimbursable, uses. The False Statements Statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services.

        HIPAA, as amended by HITECH, created new federal criminal statutes that prohibit knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private third-party payors and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services.

        Many states have similar fraud and abuse statutes or regulations that apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. Some state laws also require pharmaceutical companies to report expenses relating to the marketing and promotion of pharmaceutical products and to report gifts and payments to certain health care providers in those states. Some of these states also prohibit certain marketing-related activities including the provision of gifts, meals, or other items to certain health care providers

        The federal Physician Payment Sunshine Act, being implemented as the Open Payments Program, requires certain pharmaceutical and biological manufacturers to engage in extensive tracking of payments or transfers of value to physicians and teaching hospitals and public reporting of the payment data. Pharmaceutical and biological manufacturers with products for which payment is available under Medicare, Medicaid or the State Children's Health Insurance Program are required to track such payments, and must submit a report on or before the 90th day of each calendar year disclosing reportable payments made in the previous calendar year.

        Moreover, Aevi is subject to data protection laws and regulations (i.e., laws and regulations that address privacy and data security). In the U.S., numerous federal and state laws and regulations, including state data breach notification laws, state health information privacy laws, and federal and state consumer protection laws govern the collection, use, disclosure and protection of health-related and other personal information. Failure to comply with data protection laws and regulations could result in government enforcement actions and create liability for us (which could include civil and/or criminal penalties), private litigation and/or adverse publicity that could negatively affect Aevi's operating results and business. HIPAA, as amended by HITECH, and its implementing regulations imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information. Although Aevi is not directly subject to HIPAA other than with respect to providing certain employee benefits, Aevi potentially could be subject to criminal penalties if it knowingly obtains or discloses individually identifiable health information maintained by a HIPAA- covered entity (e.g., a healthcare provider or a health plan) in a manner that is not authorized or permitted by HIPAA.

Foreign Regulatory Requirements

        Aevi may be subject to widely varying foreign regulations, which may be quite different from those of the FDA, governing clinical trials, manufacturing, product registration and approval, pharmaceutical sales and data protection.

        Whether or not FDA approval has been obtained, Aevi must obtain a separate approval for a product by the comparable regulatory authorities of foreign countries prior to the commencement of product marketing in these countries. In certain countries, regulatory authorities also establish pricing and reimbursement criteria. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval.

        In addition, pharmaceutical products may not be imported into, or manufactured or marketed in, the State of Israel absent drug registration or the appropriate license/approval to import/manufacture for clinical trials use.

Reimbursement and Pricing Controls

        Third-party payers (Medicare, Medicaid, private health insurance companies and other organizations) may affect the pricing or relative attractiveness of Aevi's product candidates by regulating the level of reimbursement provided to the physicians and clinic utilizing Aevi's product candidates or by refusing reimbursement. If reimbursement under these programs, or if the amount of time to secure reimbursement is too long, Aevi's ability to market its technology and product candidates may be adversely and materially affected. In international markets, reimbursement by private third-party medical insurance providers, including government insurers and independent providers, varies from country to country. In certain countries, Aevi's ability to achieve significant market penetration may depend upon the availability of third-party government reimbursement.

        In many of the markets where Aevi or its collaborative partners would commercialize a product following regulatory approval, the prices of pharmaceutical products are subject, by law, to direct price controls and to drug reimbursement programs with varying price control mechanisms. Public and private health care payers control costs and influence drug pricing through a variety of mechanisms, including the setting of reimbursement amounts for drugs and biological products covered by Medicare Part B based on their Average Sales Prices calculated by manufacturers in accordance with the Medicare Prescription Drug, Improvement, and Modernization Act of 2010, as amended, through negotiating discounts with the manufacturers, and through the use of tiered formularies and other mechanisms that provide preferential access to certain drugs over others within a therapeutic class. Drug manufacturers also may be subject to drug rebate agreements with public or private health care payers in exchange for the manufacturers' products being included on plan formularies.

        Payers also set other criteria to govern the uses of a drug that will be deemed medically appropriate and therefore reimbursed or otherwise covered. If a payer concludes that a drug is experimental or investigational, in many cases it will deny coverage on that basis alone. Further, many public and private health care payers limit reimbursement and coverage to the uses of a drug that are either approved by the FDA or that are supported by other appropriate evidence (for example, published medical literature) and appear in a recognized drug compendium. Drug compendia are publications that summarize the available medical evidence for particular drug products and identify which uses of a drug are supported or not supported by the available evidence, whether or not such uses have been approved by the FDA. For example, in the case of Medicare coverage for physician-administered oncology drugs, the Omnibus Budget Reconciliation Act of 1993, with certain exceptions, prohibits Medicare carriers from refusing to cover unapproved uses of an FDA-approved drug if the unapproved use is supported by one or more citations in the American Hospital Formulary Service Drug Information the American Medical Association Drug Evaluations, or the United States Pharmacopoeia Drug Information. Another commonly cited compendium, for example under Medicaid, is the DRUGDEX Information System.

Employees

        As of December 10, 2019, Aevi had 9 full-time employees. None of Aevi's employees are represented by a labor union and it has not experienced any strikes or work stoppages. Aevi generally provides its employees with benefits and working conditions beyond the required minimums. Aevi believes its relations with its employees are good.

Additional Information

        Aevi Genomic Medicine, Inc., a Delaware corporation was organized on January 27, 2000. Aevi's principal executive offices are located at 435 Devon Park Drive, Suite 715, Wayne, Pennsylvania 19087. Aevi's telephone number is (610) 254-4201.

        Aevi's website address is www.aevigenomics.com. The information on or accessible through Aevi's website is not part of this proxy statement/prospectus.

CERECOR BUSINESS

Overview

        Cerecor Inc. ("Cerecor") is a biopharmaceutical company focused on becoming a leader in the development and commercialization of treatments for pediatric rare diseases, as well as neurological disorders. Cerecor is building a robust pipeline of innovative therapies. Cerecor's orphan disease pipeline is led by CERC-801, CERC-802 and CERC-803. All three compounds are therapies for inborn errors of metabolism, specifically disorders known as Congenital Disorders of Glycosylation ("CDGs") by means of substrate replacement therapy. The FDA has granted Rare Pediatric Disease Designation ("RPDD") and Orphan Drug Designation ("ODD") to all three CERC-800 compounds, thus qualifying Cerecor to receive a PRV upon approval of an NDA. The PRV may be sold or transferred an unlimited number of times. Cerecor plans to leverage the 505(b)(2) NDA pathway for all three compounds to accelerate their development and approval. Additionally, CERC-801 and CERC-802 were granted Fast Track Designation ("FTD") from the FDA which helps facilitate and expedite development of each compound. Cerecor is also in the process of developing one other preclinical orphan disease compound, CERC-913, for the treatment of mitochondrial DNA Depletion Syndrome. Cerecor's neurology pipeline is led by CERC-301, a Glutamate NR2B selective, NMDA Receptor antagonist, which Cerecor is currently developing as a novel treatment for orthostatic hypotension ("OH"). Cerecor is also developing CERC-406, a CNS-targeted COMT inhibitor for Parkinson's Disease. Cerecor also currently has one marketed product, Millipred®, an oral prednisolone indicated across a wide variety of inflammatory conditions and indications.

        Cerecor is currently exploring strategic alternatives for its neurological assets, as well as its one commercialized product Millipred®.

Recent Developments

Sale of Pediatric Portfolio and Related Commercial Infrastructure to Aytu BioScience

        On October 10, 2019, Cerecor entered into, and subsequently closed on, an asset purchase agreement (the "Aytu Purchase Agreement") with Aytu BioScience, Inc. ("Aytu") to sell Cerecor's rights, title and interest in, assets relating to its Pediatric Portfolio, namely Aciphex® Sprinkle™, Cefaclor for Oral Suspension, Karbinal™ ER, Flexichamber™, Poly-Vi-Flor® and Tri-Vi-Flor™ (the "Divested Assets" or "Pediatric Portfolio"), as well as the corresponding commercial infrastructure consisting of the right to offer employment to Cerecor's sales force and the assignment of supporting commercial contracts (the "Aytu transaction"). Aytu provided consideration of cash and preferred stock totaling $17 million ($4.5 million in cash and $12.5 million in Aytu preferred stock) and assumed certain of Cerecor's liabilities, including Cerecor's payment obligations payable to Deerfield CSF, LLC ("Deerfield") of approximately $15 million and certain other liabilities in excess of approximately $11 million. In addition, Aytu assumed future contractual obligations under existing license agreements associated with the Divested Assets. The transaction closed on November 1, 2019.

        Upon closing of the transaction, Cerecor terminated all its sales force personnel. Cerecor expects to incur severance charges and legal costs in the fourth quarter as a result of the transaction. James Harrell, Cerecor's former Executive Vice President of Marketing and Investor Relations, was promoted to Chief Commercial Officer upon close of the Aytu transaction. Additionally, Cerecor retained all rights to Millipred®. As part of a transition services agreement Cerecor entered into with Aytu, Aytu will manage the commercial operations of Millipred ® until Cerecor establishes an independent commercial infrastructure for the product.

        Cerecor believes the consideration received as part of the Aytu transaction, paired with the extinguishment of the debt obligation and future obligations under the license agreements associated with the Pediatric Portfolio, will help Cerecor fund its portfolio of pipeline assets focusing on long-term value drivers, which include the near-term development of Cerecor's CERC-800 series of assets and the advancement and expansion of the CERC-301 program.

Recent Financing

        During the third quarter of 2019, Cerecor entered into a securities purchase agreement with Armistice, pursuant to which Cerecor sold 1,200,000 shares of Cerecor's common stock for a purchase price of $3.132 per share. Net proceeds of this sale were approximately $3.7 million.

Research and Development Update

Orphan Pipeline Update

        In July 2019, Cerecor announced that the FDA granted FTD for CERC-802, an ultra-pure, oral formulation of D-mannose currently in development for the treatment of Mannose-Phosphate Isomerase Deficiency, also known as MPI-CDG or CDG-1b. FTD is granted to drugs being developed for the treatment of serious or life- threatening diseases or conditions where there is an unmet medical need. The purpose of the FTD provision is to help facilitate and expedite development of drugs to treat serious and life-threatening conditions where an unmet medical need exists. Sponsors of drugs that receive FTD have the opportunity for more frequent interactions with the FDA review team throughout the development program. These can include meetings to discuss study design, data required to support approval, or other aspects of the clinical program. Additionally, products that have been granted FTD may be eligible for priority review of an NDA and the FDA may consider reviewing portions of an NDA before the sponsor submits the complete application (known as a rolling review).

        In October 2019, Cerecor completed dosing healthy volunteers in a Phase 1 Safety Study of CERC-802. The single-center, US-based safety, tolerability and pharmacokinetic study was an open-label, randomized, single-dose, 4-way crossover study in 16 healthy adult volunteers. Pharmacokinetic ("PK") data is expected in early 2020.

        All three CERC-800 programs have been granted RPDD and ODD by the FDA and CERC-801 and CERC-802 have received FTD by the FDA. There are numerous benefits associated with receipt of ODD, which include seven-year marketing exclusivity (upon approval) in the United States, tax credits (up to 25% of clinical development costs) and waiver of Prescription Drug User Fee Act application fees (filing fees). RPDD provides eligibility for receipt of a PRV upon approval of an NDA. The PRV, which may be sold and ownership may be transferred an unlimited amount of times, can be used to obtain priority review for a subsequent new drug application or biologics license application. This program has been subject to criticism, including by the FDA, and it is possible that even if Cerecor obtains approval for one or more of its product candidates and qualifies for such a priority review voucher, the program may no longer be in effect at the time of approval. Also, although priority review vouchers may be sold or transferred to third parties, there is no guaranty that Cerecor will be able to realize any value if it were to sell a priority review voucher. Cerecor has previously held pre-IND meetings with the FDA and plans to leverage data from the CDG FIRST Trial, existing clinical and nonclinical data from published literature and sponsor-initiated studies to accelerate development and time to approval of all three compounds under the 505(b)(2) pathway.

Neurological Pipeline Update

        In July 2019, Cerecor announced final positive results from its completed Phase 1 study of CERC-301 for the treatment of Neurogenic Orthostatic Hypotension ("nOH") in Parkinson's disease patients. The results demonstrated that CERC-301 produces a rapid, robust and sustained improvement in systolic blood pressure ("SBP") upon standing in Parkinson's patients suffering from nOH in all doses studied. As part of the study, a single 20 mg dose of CERC-301, which was the highest dose tested, achieved clinically meaningful improvements over baseline and placebo with a maximum improvement of 29.1 mmHg upon standing throughout the 6-hour study period. Cerecor believes this data may support a single daily dose and has the potential to be used in a broader OH patient population.

        In October 2019, Cerecor enrolled its first patient in a Phase 1 Proof-of-Concept Trial investigating the safety, tolerability and effects on blood pressure in patients with orthostatic hypotension associated with diabetes ("DOH"). This study is a randomized, double-blind, placebo-controlled, two-way cross-over trial over two 24- hour in-clinic visits. At each visit, subjects will receive a single 20 mg dose of CERC-301 or placebo then undergo a series of orthostatic challenge tests over the 24 hour in- clinic period. Patients will also complete an OH symptomatic assessment following each orthostatic challenge. Safety, tolerability and pharmacokinetic ("PK") data will also be collected. As part of the routine laboratory tests, particular interest will be paid to the patient's plasma glucose levels over the course of the study.

        The following chart summarizes upcoming research & development milestones over the next 12 to 18 months:

Cerecor's Strategy

        Cerecor's strategy for increasing stockholder value includes:

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  advancing Cerecor's pipeline of compounds through development and to regulatory approval;

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  acquiring or licensing rights to targeted, complimentary differentiated preclinical and clinical stage pipeline assets;

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  developing go-to-market strategy in preparation to quickly and effectively market, launch, and distribute each of Cerecor's assets that receive marketing approval; and

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  opportunistically out-licensing rights to indications or geographies.

Product Pipeline Assets

        The following table summarizes key information about Cerecor's product candidates and further detail regarding each product candidate follows:

        On August 8, 2019, Cerecor entered into an assignment of license agreement (the "Assignment Agreement") with ES Therapeutics, LLC ("ES Therapeutics"), a wholly owned subsidiary of Armistice, a significant stockholder of Cerecor. Pursuant to the Assignment Agreement, Cerecor assigned and transferred its rights, title, interest, and obligations with respect to CERC-611 to ES Therapeutics. Cerecor initially licensed the compound from Eli Lilly Company ("Lilly") in September 2016.

        Under the Assignment Agreement, Armistice paid Cerecor an upfront payment of $0.1 million. Cerecor recognized the payment as license and other revenue for the three and nine months ended September 30, 2019. The Assignment Agreement also provides for: (a) a $7.5 million milestone payment to Cerecor upon cumulative net sales of licensed products reaching $750.0 million; and (b) a $12.5 million milestone payment to Cerecor upon cumulative net sales of licensed products reaching $1.3 billion. The Assignment Agreement also releases Cerecor of obligations related to CERC-611, including the $1.3 million contingent payment to Lilly upon the first subject dosage of CERC-611 in a multiple ascending dose study, which was recorded as a license obligation on the balance sheet as of June 30, 2019. The decrease of this license obligation to $0 as of September 30, 2019 resulted in an offset of research and development expense of $1.3 million for the three and nine months ended September 30, 2019.

        The Assignment Agreement also releases Cerecor from additional potential future payments due to Lilly upon achievement of certain development and commercialization milestones, including the first commercial sale, and milestone payments and royalty on net sales upon commercialization of the compound.

Manufacturing

        Cerecor does not have any manufacturing facilities or personnel. Cerecor relies on contract manufacturing organizations ("CMOs") to produce its drug candidates in accordance with applicable provisions of the FDA's current Good Manufacturing Practice ("GMP") regulations for use in its clinical studies. The manufacture of pharmaceuticals is subject to extensive GMP regulations, which impose various procedural and documentation requirements and govern all areas of record keeping, production processes and controls, personnel and quality control.

Competition—Pipeline Assets

        Cerecor faces, and will continue to face, intense competition from pharmaceutical and biotechnology companies, as well as numerous academic and research institutions and governmental agencies, both in the United States and abroad. Cerecor competes, or will compete, with existing and new products being developed by its competitors. Some of these competitors are pursuing the development of pharmaceuticals that target the same diseases and conditions that Cerecor's research and development programs target.

Competition—Neurology Pipeline Assets

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  CERC 301: Orphan Neurological Indication.  CERC 301 will compete with other drugs used as therapies for the treatment of nOH. Medication management of nOH is added when patients have persistent symptoms despite these non-pharmacological approaches. Fludrocortisone is a synthetic mineralocorticoid that acts to retain sodium and water. Midodrine is an alpha-adrenergic agonist that can increase blood pressure by increasing peripheral vascular resistance. Pyridostigmine has also been used to treat nOH. Pyridostigmine is a peripheral inhibitor of acetylcholinesterase, which can cause a mild increase in standing blood pressure without significantly increasing supine blood pressure. Droxidopa (L-threo-3-4-dihydroxyphenylserine ("L-threo DOPS")) is an oral prodrug converted by decarboxylation to norepinephrine in both the central and the peripheral nervous systems.

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  CERC-406 and COMTi Platform: Adjunctive Treatment of Parkinson's Disease.  There are no approved pharmacologic treatments for cognitive impairment associated in the U.S. at this time. In March 2015, vortioxetine (Brintellix®), marketed in the United States by Lundbeck Pharmaceuticals, which was originally developed and commercialized for the treatment of MDD, received a positive opinion from the Committee for Medicinal Products for Human Use of the EMA to expand the label to include information for cognitive function in patients with depression. A supplemental application for the addition of clinical data to the FDA approved product label for Brintellix was not approved by the FDA.

    Our potential products for the treatment of the cognitive and motoric impairment of Parkinson's disease may compete with existing COMT inhibitors Comtan (entacapone), marketed by Novartis Pharmaceuticals Corp. ("Novartis") (licensed from Orion), Tasmar (tolcapone), marketed by Valeant, and Stalevo (fixed combinations of entacapone and levodopa/carbidopa), also marketed by Novartis (licensed from Orion). Comtan, Tasmar, and Stalevo are all generic in the United States. Currently, no treatments are approved for cognitive impairment in Parkinson's disease.

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  CERC-611: Adjunctive Treatment of Partial-Onset Seizures in Epilepsy. The epilepsy market is crowded with current therapies targeting a variety of mechanisms, including gamma-aminobutyric acid ("GABA") receptor agonism, T-type calcium channel blockers, sodium channel modulators, synaptic vesicle protein SV2A modulation, and inhibition of GABA transaminase. More recently, a new class of AMPA receptor antagonists have been approved for the treatment of epilepsy.

    CERC-611, if we are successful in developing it and it gains regulatory approval, would compete with a number of branded and generic anti-epileptic drugs. A few major pharmaceutical companies (GSK (Lamictal/XR), Pfizer (Lyrica)) and specialty players (UCB (Vimpat, Keppra), Lundbeck (Sabril) and Supernus (Trokendi XR)) dominate the anti-epilepsy drug therapy market. New market entrants such as Sage Pharmaceuticals and GW Pharmaceuticals are targeting difficult to treat orphan patient populations such as super-refractory status epilepticus and Dravet Syndrome, respectively. To our knowledge, there are no other TARP g-8-dependent AMPA receptor antagonist s in development other than CERC-611.

Competition—Pediatric Rare Orphan Disease Pipeline Assets

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  CERC-800 series (CERC-801, CERC-802 and CERC-803): Substrate Replacement Therapy for CDGs.  Currently there are no FDA or EMEA approved products for the treatment of CDG using the following: D-Galactose Substrate replacement therapy for PGM1 CDG (CERC-801), Mannose Phosphate Isomerase ("MPI") deficiency, also known as MPI-CDG (CERC-802), and L- Fucose Substrate replacement therapy for the treatment of Leukocyte Adhesion Deficiency Type II (LADII), also known as SLC35C1-CDG (CERC-803).

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  CERC-913: ProTide Nucleotide for Mitochondrial Disorder.  Currently there are no FDA or EMEA approved products for the treatment of Mitochondrial Depletion Syndrome MDA using a ProTide Nucleotide therapy for Mitochondrial DNA Depletion Syndrome ("MDS").

Overall Competitive Climate and Risks

        Other competitors may have a variety of drugs in development or may be awaiting FDA approval that could reach the market and become established before Cerecor has a product to sell. Cerecor's competitors may also develop alternative therapies that could further limit the market for any drugs that Cerecor may develop. Many of Cerecor's competitors are using technologies or methods different or similar to Cerecor's' to identify and validate drug targets and to discover novel small compound drugs. Many of Cerecor's competitors and their collaborators have significantly greater experience than Cerecor does in the following:

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  Identifying and validating targets;

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  Screening compounds against targets;

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  preclinical and clinical trials of potential pharmaceutical products; and

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  obtaining FDA and other regulatory clearances.

        In addition, many of Cerecor's competitors and their collaborators have substantially greater advantages in the following areas:

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  capital resources;

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  research and development resources;

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  manufacturing capabilities; and

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  sales and marketing.

        Smaller companies may also prove to be significant competitors, particularly through proprietary research discoveries and collaborative arrangements with large pharmaceutical and established biotechnology companies. Many of Cerecor's competitors have products that have been approved or are in advanced development. Cerecor faces competition from other companies, academic institutions, governmental agencies and other public and private research organizations for collaborative arrangements with pharmaceutical and biotechnology companies, in recruiting and retaining highly qualified scientific and management personnel and for licenses to additional technologies. Cerecor's competitors, either alone or with their collaborators, may succeed in developing technologies or drugs that are more effective, safer, and more affordable or more easily administered than Cerecor's' and may achieve patent protection or commercialize drugs sooner than Cerecor. Developments by others may render Cerecor's product candidates or its technologies obsolete. Cerecor's failure to compete effectively could have a material adverse effect on its business.

Government Regulation and Product Approval

        Government authorities in the United States, at the federal, state and local level, and in other countries extensively regulate, among other things, the research, development, testing, manufacture, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, import and export, pricing, and government contracting related to pharmaceutical products such as those we are developing. The processes for obtaining marketing approvals in the United States and in foreign countries, along with subsequent compliance with applicable statutes and regulations, require the expenditure of substantial time and financial resources.

United States Government Regulation

        In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act ("FDCA") and its implementing regulations. The process of obtaining marketing approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable United States requirements at any time during the product development process, approval process or after approval, may subject an applicant to a variety of administrative or judicial sanctions, or other actions, such as the FDA's delay in review of or refusal to approve a pending NDA, withdrawal of an approval, imposition of a clinical hold or study termination, issuance of Warning Letters or Untitled Letters, mandated modifications to promotional materials or issuance of corrective information, requests for product recalls, consent decrees, corporate integrity agreements, deferred prosecution agreements, product seizures or detentions, refusal to allow product import or export, total or partial suspension of or restriction of or imposition of other requirements relating to production or distribution, injunctions, fines, debarment from government contracts and refusal of future orders under existing contracts, exclusion from participation in federal and state healthcare programs, FDA debarment, restitution, disgorgement or civil or criminal penalties, including fines and imprisonment.

FDA Marketing Approval

        Obtaining FDA marketing approval for new products may take many years and require the expenditure of substantial financial resources. In order for the FDA to determine that a product is safe and effective for the proposed indication, the product must first undergo testing in animals (preclinical studies). The data generated from preclinical studies is used to support the filing of an IND Application under which human studies are conducted. There are three phases of human testing generally conducted under an IND, following GCP guidelines:

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  Phase 1 studies evaluate the safety of the drug, generally in normal, healthy volunteers;

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  Phase 2 studies evaluate safety and efficacy, as well as explore dosing ranges; these studies are typically conducted in patient volunteers who suffer from the particular disease condition that the drug is designed to treat; and

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  Phase 3 studies evaluate safety and efficacy of the product, at specific doses, in a large clinical trial

        In addition to human testing in clinical studies, the manufacturing process (Chemistry, Manufacturing and Controls ("CMC")) of the potential product must be developed in accordance with FDA cGMP regulations. Prior to the approval of a new product, The FDA will inspect the facilities at which the proposed drug product is manufactured, to ensure cGMP compliance.

        The safety and efficacy data generated from the clinical study phases described above, CMC information, animal data and proposed labeling are used as the basis to support an NDA submission to the FDA. The preparation of an NDA requires the expenditure of substantial funds and the commitment of substantial resources. Additionally, in most cases, the submission of an NDA is subject to a substantial application user fee, to be filed at the time of submission. The FDA conducts a preliminary review of all NDAs within the first 60 days after submission, before accepting them for filing and full review.

        After evaluating the NDA and all related information, including the advisory committee recommendation, if any, and inspection reports regarding the manufacturing facilities and clinical trial sites, the FDA may issue an approval letter, or, in some cases, a complete response letter. A complete response letter generally contains a statement of specific conditions that must be met in order to secure final approval of the NDA and may require additional clinical or preclinical testing, or other information, in order for the FDA to reconsider the application. The FDA has a review goal of completing its review of 90% of resubmissions within two or six months after receipt, depending on the type of information included. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. If and when those conditions have been met to the FDA's satisfaction, the FDA may issue an approval letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications.

        The development and approval of new drugs requires substantial time, effort and financial resources. Data obtained from the development program are not always conclusive and may be susceptible to varying interpretations. These instances may delay, limit or prevent regulatory approval. The FDA may not grant approval on a timely basis, or at all. Cerecor may encounter difficulties or unanticipated costs in its efforts to secure necessary governmental approvals, which could delay or preclude Cerecor from marketing its products. The FDA may limit the indications for use or place other conditions on any approvals that could restrict the commercial application of the products. After approval, some types of changes to the approved product, such as manufacturing changes and additional labeling claims, are subject to further FDA review and approval.

FDA Post-Approval Requirements

        Drugs manufactured or distributed pursuant to FDA approvals are subject to continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, manufacturing, periodic reporting, product sampling and distribution, advertising and promotion, and reporting of adverse experiences with the product and drug shortages. After approval, most changes to the approved product, such as adding new indications or other labeling claims are subject to prior FDA review and approval. There also are continuing, annual user fee requirements for any marketed products and new application fees for supplemental applications with clinical data. The FDA may also impose post-approval requirements as a condition of approval of an NDA. For example, the FDA may require post-marketing testing, including Phase 4 clinical trials and surveillance to further assess and monitor the product's safety and effectiveness after commercialization. Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product becomes available in the market.

        Additionally, the FDA strictly regulates the labeling, advertising and promotion of products under an approved NDA. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly marketed or promoted off-label uses may be subject to significant liability, including criminal and civil penalties under the FDCA and False Claims Act, exclusion from participation in federal healthcare programs debarment from government contracts and refusal of future orders under existing contracts, and mandatory compliance programs under corporate integrity agreements or deferred prosecution agreements.

Other Regulations of the Healthcare Industry

        In addition to FDA regulations for the marketing of pharmaceutical products, there are various other state and federal laws that may restrict business practices in the biopharmaceutical industry. These include the following:

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  The federal Medicare and Medicaid Anti-Kickback laws, which prohibit persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce either the referral of an individual, or furnishing or arranging for a good or service, for which payment may be made under federal healthcare programs such as the Medicare and Medicaid programs;

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  Other Medicare laws, regulations, rules, manual provisions and policies that prescribe the requirements for coverage and payment for services performed by Cerecor's customers, including the amount of such payment;

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  The federal False Claims Act which imposes civil and criminal liability on individuals and entities who submit, or cause to be submitted, false or fraudulent claims for payment to the government;

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  The Foreign Corrupt Practices Act ("FCPA"), which prohibits certain payments made to foreign government officials;

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  State and foreign law equivalents of the foregoing and state laws regarding pharmaceutical company marketing compliance, reporting and disclosure obligations; and

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  The ACA, which among other things changes access to healthcare products and services; creates new fees for the pharmaceutical and medical device industries; changes rebates and prices for health care products and services; and requires additional reporting and disclosure.

        If Cerecor's operations are found to be in violation of any of these laws, regulations, rules or policies or any other law or governmental regulation, or if interpretations of the foregoing change, Cerecor may be subject to civil and criminal penalties, damages, fines, exclusion from the Medicare and Medicaid programs and the curtailment or restructuring of its operations.

        To the extent that any of Cerecor's products are sold in a foreign country, Cerecor may be subject to similar foreign laws and regulations, which may include, for instance, applicable post-marketing requirements, including safety surveillance, anti-fraud and abuse laws, and implementation of corporate compliance programs and reporting of payments or transfers of value to healthcare professionals. This is currently not applicable as none of Cerecor's products are currently sold in a foreign country.

Coverage and Reimbursement

        The commercial success of Cerecor's product candidates and its ability to commercialize any approved product candidates successfully will depend in part on the extent to which governmental authorities, private health insurers and other third-party payers provide coverage for and establish adequate reimbursement levels for Cerecor's therapeutic product candidates. In the United States, the European Union and other potentially significant markets for Cerecor's product candidates, government authorities and third-party payers are increasingly imposing additional requirements and restrictions on coverage, attempting to limit reimbursement levels or regulate the price of drugs and other medical products and services, particularly for new and innovative products and therapies, which often has resulted in average selling prices lower than they would otherwise be. For example, in the United States, federal and state governments reimburse covered prescription drugs at varying rates generally below average wholesale price. Federal programs also impose price controls through mandatory ceiling prices on purchases by federal agencies and federally funded hospitals and clinics and mandatory rebates on retail pharmacy prescriptions paid by Medicaid and Tricare. These restrictions and limitations influence the purchase of healthcare services and products. Legislative proposals to reform healthcare or reduce costs under government programs may result in lower reimbursement for Cerecor's product candidates or exclusion of Cerecor's product candidates from coverage. Moreover, the Medicare and Medicaid programs increasingly are used as models for how private payers and other governmental payers develop their coverage and reimbursement policies.

        In addition, the increased emphasis on managed healthcare in the United States and on country and regional pricing and reimbursement controls in the European Union will put additional pressure on product pricing, reimbursement and utilization, which may adversely affect Cerecor's future product sales and results of operations. These pressures can arise from rules and practices of managed care groups, competition within therapeutic classes, availability of generic equivalents, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and healthcare reform, coverage and reimbursement policies and pricing in general. The cost containment measures that healthcare payers and providers are instituting and any healthcare reform implemented in the future could significantly reduce Cerecor's revenues from the sale of any approved product candidates. Cerecor cannot provide any assurances that it will be able to obtain and maintain third-party coverage or adequate reimbursement for its product candidates in whole or in part.

Impact of Healthcare Reform on Coverage, Reimbursement, and Pricing

        The Medicare Prescription Drug, Improvement, and Modernization Act of 2003 ("the MMA") imposed new requirements for the distribution and pricing of prescription drugs for Medicare beneficiaries. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities that provide coverage of outpatient prescription, pharmacy drugs pursuant to federal regulations. Part D plans include both standalone prescription drug benefit plans and prescription drug coverage as a supplement to Medicare Advantage plans. Unlike Medicare Part A and B, Part D coverage is not standardized. In general, Part D prescription drug plan sponsors have flexibility regarding coverage of Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class, with certain exceptions. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee. Government payment for some of the costs of prescription drugs may increase demand for any products for which Cerecor receives marketing approval. However, any negotiated prices for Cerecor's future products covered by a Part D prescription drug plan will likely be discounted, thereby lowering the net price realized on Cerecor's sales to pharmacies. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payers often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from Medicare Part D may result in a similar reduction in payments from non-governmental payers.

        The American Recovery and Reinvestment Act of 2009 provides funding for the federal government to compare the effectiveness of different treatments for the same illness. A plan for the research will be developed by the Department of Health and Human Services, the Agency for Healthcare Research and Quality and the National Institutes for Health, and periodic reports on the status of the research and related expenditures will be made to Congress. Although the results of the comparative effectiveness studies are not intended to mandate coverage policies for public or private payers, it is not clear what effect, if any, the research will have on the sales of any product, if any such product or the condition that it is intended to treat is the subject of a study. It is also possible that comparative effectiveness research demonstrating benefits in a competitor's product could adversely affect the sales of Cerecor's product candidates. If third-party payers do not consider Cerecor's product candidates to be cost-effective compared to other available therapies, they may not cover Cerecor's product candidates, once approved, as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow Cerecor to sell its products on a profitable basis.

        The United States and some foreign jurisdictions are considering enacting or have enacted a number of additional legislative and regulatory proposals to change the healthcare system in ways that could affect Cerecor's ability to sell its products profitably. Among policy makers and payers in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives, including, most recently, the ACA, which became law in March 2010 and substantially changes the way healthcare is financed by both governmental and private insurers. Among other cost containment measures, the ACA establishes an annual, nondeductible fee on any entity that manufactures or imports specified branded prescription drugs and biologic agents; a new Medicare Part D coverage gap discount program; expansion of Medicaid benefits and a new formula that increases the rebates a manufacturer must pay under the Medicaid Drug Rebate Program; and expansion of the 340B drug discount program that mandates discounts to certain hospitals, community centers and other qualifying providers. In the future, there may continue to be additional proposals relating to the reform of the United States healthcare system, some of which could further limit the prices Cerecor is able to charge or the amounts of reimbursement available for Cerecor's product candidates once they are approved.

The Foreign Corrupt Practices Act

        The FCPA prohibits any U.S. individual or business from paying, offering, or authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the United States to comply with accounting provisions requiring the company to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations. Activities that violate the FCPA, even if they occur wholly outside the United States, can result in criminal and civil fines, imprisonment, disgorgement, oversight, and debarment from government contracts.

Exclusivity and Approval of Competing Products

Hatch-Waxman Patent Exclusivity

        In seeking approval for a drug through an NDA, applicants are required to list with the FDA each patent with claims that cover the applicant's product or a method of using the product. Upon approval of a drug, each of the patents listed in the application for the drug is then published in the FDA's Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book. Drugs listed in the Orange Book can, in turn, be cited by potential competitors in support of approval of an abbreviated new drug application ("ANDA") or 505(b)(2) NDA. Generally, an ANDA provides for marketing of a drug product that has the same active ingredients in the same strengths, dosage form and route of administration as the listed drug and has been shown to be bioequivalent through in vitro or in vivo testing or otherwise to the listed drug. ANDA applicants are not required to conduct or submit results of preclinical or clinical tests to prove the safety or effectiveness of their drug product, other than the requirement for bioequivalence testing. Drugs approved in this way are commonly referred to as "generic equivalents" to the listed drug, and can often be substituted by pharmacists under prescriptions written for the reference listed drug. 505(b)(2) NDAs generally are submitted for changes to a previously approved drug product, such as a new dosage form or indication.

        The ANDA or 505(b)(2) NDA applicant is required to provide a certification to the FDA in the product application concerning any patents listed for the approved product in the FDA's Orange Book, except for patents covering methods of use for which the applicant is not seeking approval. Specifically, the applicant must certify with respect to each patent that:

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  the required patent information has not been filed;

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  the listed patent has expired;

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  the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or

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  the listed patent is invalid, unenforceable, or will not be infringed by the new product.

        Generally, the ANDA or 505(b)(2) NDA cannot be approved until all listed patents have expired, except when the ANDA or 505(b)(2) NDA applicant challenges a listed patent or if the listed patent is a patented method of use for which approval is not being sought. A certification that the proposed product will not infringe the already approved product's listed patents or that such patents are invalid or unenforceable is called a Paragraph IV certification. If the applicant does not challenge the listed patents or does not indicate that it is not seeking approval of a patented method of use, the ANDA or 505(b)(2) NDA application will not be approved until all the listed patents claiming the referenced product have expired.

        If the ANDA or 505(b)(2) NDA applicant has provided a Paragraph IV certification to the FDA, the applicant must also send notice of the Paragraph IV certification to the NDA and patent holders once the application has been accepted for filing by the FDA. The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice of the Paragraph IV certification. The filing of a patent infringement lawsuit within 45 days after the receipt of notice of the Paragraph IV certification automatically prevents the FDA from approving the ANDA or 505(b)(2) NDA until the earlier of 30 months, expiration of the patent, settlement of the lawsuit, a decision in the infringement case that is favorable to the ANDA applicant or other period determined by a court.

Hatch-Waxman Non-Patent Exclusivity

        Market and data exclusivity provisions under the FDCA also can delay the submission or the approval of certain applications for competing products. The FDCA provides a five-year period of non-patent data exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the therapeutic activity of the drug substance. During the exclusivity period, the FDA may not accept for review an ANDA or a 505(b)(2) NDA submitted by another company that contains the previously approved active moiety. However, an ANDA or 505(b)(2) NDA may be submitted after four years if it contains a certification of patent invalidity or non-infringement.

        The FDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA, or supplement to an existing NDA or 505(b)(2) NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant, are deemed by the FDA to be essential to the approval of the application or supplement. Three-year exclusivity may be awarded for changes to a previously approved drug product, such as new indications, dosages, strengths or dosage forms of an existing drug. This three-year exclusivity covers only the conditions of use associated with the new clinical investigations and, as a general matter, does not prohibit the FDA from approving ANDAs or 505(b)(2) NDAs for generic versions of the original, unmodified drug product. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA; however, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

        Pediatric Exclusivity.    Pediatric exclusivity is another type of non-patent marketing exclusivity in the United States and, if granted, provides for the attachment of an additional six months of marketing protection to the term of any existing regulatory exclusivity, including the non-patent exclusivity period described above. This six-month exclusivity may be granted if an NDA sponsor submits pediatric data that fairly respond to a written request from the FDA for such data. The data do not need to show the product to be effective in the pediatric population studied; rather, if the clinical trial is deemed to fairly respond to the FDA's request, the additional protection is granted. This is not a patent term extension, but it effectively extends the regulatory period during which the FDA cannot approve an ANDA or 505(b)(2) application owing to regulatory exclusivity or listed patents.

        Orphan Drug Designation and Exclusivity.    The Orphan Drug Act provides incentives for the development of drugs intended to treat rare diseases or conditions, which generally are diseases or conditions affecting less than 200,000 individuals annually in the United States, or affecting more than 200,000 in the United States and for which there is no reasonable expectation that the cost of developing and making the drug available in the United States will be recovered from United States sales. Additionally, sponsors must present a plausible hypothesis for clinical superiority to obtain orphan designation if there is a drug already approved by the FDA that is intended for the same indication and that is considered by the FDA to be the same drug as the already approved drug. Orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical study costs, tax advantages, and user-fee waivers. In addition, if a product receives FDA approval for the indication for which it has orphan designation, the product is generally entitled to orphan drug exclusivity, which means the FDA may not approve any other application to market the same drug for the same indication for a period of seven years, except in limited circumstances, such as a showing of clinical superiority over the product with orphan exclusivity.

Foreign Regulation

        In order to market any product outside of the United States, Cerecor would need to comply with numerous and varying regulatory requirements of other countries regarding drug development and commercialization. The approval process varies from country to country and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries might differ from and be longer than that required to obtain FDA approval. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may negatively impact the regulatory process in others.

European Union Drug Approval Process

        To obtain a marketing authorization of a drug in the European Union, Cerecor may submit marketing authorization applications ("MAAs") either under the so-called centralized or national authorization procedures.

Centralized procedure

        The centralized procedure provides for the grant of a single marketing authorization following a favorable opinion by the European Medicines Agency ("EMA") that is valid in all European Union member states, as well as Iceland, Liechtenstein and Norway. The centralized procedure is compulsory for medicines produced by specified biotechnological processes, products designated as orphan medicinal products, and products with a new active substance indicated for the treatment of specified diseases, such as HIV/AIDS, cancer, diabetes, neurodegenerative disorders or autoimmune diseases and other immune dysfunctions. The centralized procedure is optional for products that represent a significant therapeutic, scientific or technical innovation, or whose authorization would be in the interest of public health. Under the centralized procedure the maximum timeframe for the evaluation of an MAA by the EMA is 210 days, excluding clock stops, when additional written or oral information is to be provided by the applicant in response to questions asked by the Committee of Medicinal Products for Human Use ("CHMP"). Accelerated assessment might be granted by the CHMP in exceptional cases, when a medicinal product is expected to be of a major public health interest, particularly from the point of view of therapeutic innovation. The timeframe for the evaluation of an MAA under the accelerated assessment procedure is of 150 days, excluding stop-clocks.

National authorization procedures

        There are also two other possible routes to authorize medicinal products in several European Union countries, which are available for investigational medicinal products that fall outside the scope of the centralized procedure:

  •
  Decentralized procedure.  Using the decentralized procedure, an applicant may apply for simultaneous authorization in more than one European Union country of medicinal products that have not yet been authorized in any European Union country and that do not fall within the mandatory scope of the centralized procedure.

  •
  Mutual recognition procedure.  In the mutual recognition procedure, a medicine is first authorized in one European Union Member State, in accordance with the national procedures of that country. Following this, further marketing authorizations can be sought from other European Union countries in a procedure whereby the countries concerned agree to recognize the validity of the original, national marketing authorization.

        In the European Union, new products authorized for marketing (i.e., reference products) qualify for eight years of data exclusivity and an additional two years of market exclusivity upon marketing authorization. The data exclusivity period prevents generic applicants from relying on the preclinical and clinical trial data contained in the dossier of the reference product when applying for a generic marketing authorization in the EU during a period of eight years from the date on which the reference product was first authorized in the EU. The market exclusivity period prevents a successful generic applicant from commercializing its product in the EU until ten years have elapsed from the initial authorization of the reference product in the EU. The ten-year market exclusivity period can be extended to a maximum of eleven years if, during the first eight years of those ten years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies.

Employees

        As of December 10, 2019, Cerecor had 17 full-time employees, six of whom were primarily engaged in research and development activities. None of Cerecor's employees is represented by a labor union or covered by a collective bargaining agreement. Cerecor considers its relationship with its employees to be good.

Corporate Information

        Cerecor was incorporated in 2011 and commenced operations in the second quarter of 2011. Cerecor's principal executive offices are located at 540 Gaither Road, Suite 400, Rockville, Maryland 20850, and Cerecor's phone number is (410) 522-8707. Cerecor's website address is www.cerecor.com. The information on, or that can be accessed through, Cerecor's website is not part of this proxy statement/prospectus.

AEVI MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of Aevi's financial condition and results of operations should be read in conjunction with its consolidated financial statements and related notes appearing elsewhere in this proxy statement/prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results might differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those which are not within Aevi's control.

Overview

        Aevi is a clinical stage biopharmaceutical company with an emphasis on identifying the drivers of disease and applying this understanding to the pursuit of differentiated novel therapies primarily for pediatric onset, life-altering diseases, including rare and orphan diseases. Aevi looks to find treatments for rare and orphan diseases for which there are limited therapeutic options currently available, with a primary focus on pediatric patients. This strategy begins with identifying and validating a therapeutic target and using biomarkers to guide product development. The strategy also involves identifying and acquiring otherwise abandoned or overlooked drug candidates and matching targets and mechanisms of action to novel discoveries.

        Aevi has partnered with CAG at CHOP to implement a genomic medicine driven approach to drug development. Included in the assets at CAG is a fully automated biorepository containing specimens from more than 75,000 pediatric patients and 150,000 relatives of those patients. The sample is highly enriched for rare and orphan diseases and the large majority of patients have been genotyped. Their phenotypes are recorded in a modern electronic health record that is linked to the genomics database and biorepository. The patients in the database have consented to anonymized use of their data for research and follow up contact if needed.

        Aevi has recently successfully added two phase 2 ready programs to its development pipeline, AEVI-006 and AEVI-007, and continues to pursue discussions related to potentially expanding its pipeline of development programs through the in-license or acquisition of future product development candidates.

        Aevi has generated significant losses to date, and it expects to continue to generate losses as it progresses towards the commercialization of its product candidates. Aevi has incurred net losses of approximately $4.04 million for the three-month period ended September 30, 2019. As of November 31, 2019, Aevi had cash and cash equivalents of approximately $2.38 million.

        The CHOP Foundation is Aevi's largest stockholder. As of September 30, 2019, the CHOP Foundation and certain related parties beneficially owned 21,311,586 shares of Aevi's common stock. The shares of common stock beneficially owned by the CHOP Foundation and certain related parties represent approximately 31.5% of Aevi's outstanding shares of common stock. In March 2019, Aevi amended its Research Agreement and License Agreement with CHOP to allow Aevi to defer the monthly payments due under the Research Agreement for the period from February 1, 2019 through September 30, 2019 in exchange for a non-interest-bearing convertible note in the amount of such deferral, the CHOP Note. On October 4, 2019, Aevi entered into an agreement with CHOP to extend the maturity date of CHOP Note until November 15, 2019, with an automatic further extension to December 15, 2019, if Aevi had entered into a definitive agreement concerning a financing of at least $20 million on or prior to November 15, 2019. In addition, pursuant to the agreement, Aevi and CHOP agreed to amend certain agreements relating to the relationship between CHOP and Aevi to return to CHOP certain intellectual property on which Aevi is no longer focused and provide that the Research Agreement continues after June 30, 2020, only upon the mutual agreement of CHOP and Aevi. On November 18, 2019, Aevi entered into an agreement with CHOP to extend the maturity date of the

CHOP Note until December 15, 2019, with an automatic further extension to February 15, 2020, upon the occurrence of certain circumstances, which included entering into the Merger Agreement. In addition, pursuant to the Agreement, the principal amount of the CHOP Note was increased to $4,354,166.63, and it increased to $4,749,999.96 on December 15, 2019 as a result of the automatic extension having been triggered and it will increase to $5,145,833.29 if the CHOP Note is still outstanding on January 15, 2020. In addition, Aevi agreed that immediately prior to the consummation of a change of control transaction, the CHOP Note will convert into a number of shares of Aevi common stock equal to one-third of the shares of Aevi common stock outstanding at such time.

        On December 5, 2019, Aevi entered into the Merger Agreement with Cerecor, Merger Sub and Second Merger Sub, pursuant to which Merger Sub will merge with and into Aevi, and, as part of the same overall transaction, Aevi will then merge with and into Second Merger Sub, with Second Merger Sub as the surviving corporation. For more information regarding the Merger and the Merger Agreement, see the sections entitled "The Merger" and "The Merger Agreement."

AEVI-001 (mGluR+ Genetic Subset ADHD)

        On January 2, 2019, Aevi announced that the ASCEND trial, a genomically-guided Phase 2 double-blind, placebo-controlled clinical trial of orally-administered AEVI-001 (100 – 400 mg BID) did not achieve statistical significance on the primary endpoint of reduction of ADHD-RS in either Part A or Part B after 6 weeks of treatment with AEVI-001. Given the negative outcomes of the ASCEND trial, Aevi terminated the AEVI-001 program and returned all intellectual property related to such program back to CHOP.

AEVI-004 (novel co-crystal version of AEVI-001)

        AEVI-004 is a co-crystal version of AEVI-001. Given the negative outcomes of the ASCEND trial, there are no current clinical development plans for AEVI-004 and Aevi returned all intellectual property related to such program back to CHOP.

AEVI-002 (Anti-LIGHT Monoclonal Antibody)

        AEVI-002 is a potential first-in-class anti-LIGHT monoclonal antibody, or the Antibody, being developed for use in Pediatric Onset Crohn's disease. Pediatric Onset Crohn's disease may have a more aggressive phenotype than adult onset disease. The genomic rationale for the use of anti-LIGHT antibody in Crohn's disease was validated by CAG research showing the association to a loss of function mutation in decoy receptor 3 (DcR3). Aevi has subsequently shown that a majority of pediatric patients with active Crohn's disease have elevated levels of free LIGHT, in serum.

        In June 2016, Aevi entered into the Development and Option Agreement, with KHK, pursuant to which Aevi acquired certain rights with respect to the development and potential commercialization of the Antibody. Under the Development and Option Agreement, Aevi received an exclusive option for exclusive rights to develop products containing the Antibody, or an Antibody Licensed Product, exclusive rights to commercialize Antibody Licensed Product in various countries and to conduct various development activities with respect to the Antibody Licensed Product, including the conduct of a signal finding study testing the Antibody in Severe Pediatric Onset Inflammatory Bowel Disease.

        An 8-week Phase Ib proof-of-concept study has been initiated, with the goal of enrolling up to 12 patients with a Pediatric Onset Crohn's disease diagnosis with most patients being refractory to treatment with TNF-á inhibitors, with or without a DcR3 mutation. The endpoints of the trial include endoscopic evaluation, Crohn's Disease Activity Index ratings and safety. On November 20, 2019, Aevi dosed the first patient in this Phase Ib trial. Active recruitment for the trial has been underway for more than two years. The ability to produce initial data from the trial is directly dependent on successful patient recruitment; thus, continued difficulties in recruitment could cause a significant delay or an inability to deliver any initial data for the program.

AEVI-005 (Monoclonal Antibody)

        AEVI-005 is the second monoclonal antibody Aevi is developing as part of its ongoing collaboration with KHK. Aevi is studying AEVI-005 in an undisclosed ultra-orphan auto-immune pediatric disease. Aevi initiated a preclinical research program with AEVI-005 in the second quarter of 2018.

AEVI-006 (mTORC1/2 Inhibitor)

        In July 2019, Aevi entered into an exclusive license agreement with OSI Pharmaceuticals, LLC, an indirect wholly owned subsidiary of Astellas, for the worldwide development and commercialization of Astellas' novel, second generation mTORC1/2 inhibitor, AEVI-006.

        Aevi plans to initially develop AEVI-006 for use in congenital complex Lymphatic Malformations, which includes a number of rare and orphan diseases.

        Lymphatic Malformations are rare and orphan congenital and potentially life-threatening diseases of the lymphatic system. Some of the diseases involved are Generalized Lymphatic Anomaly (GLA), Kaposiform lymphangiomatosis (KLA), and Gorham-Stoudt disease (GSD). Most lymphatic malformations are evident at birth or within the first two years of age. The exact prevalence of lymphatic malformations in the general population is unknown, but is thought to be approximately 1 in every 4,000 live births. There may be as many as 30,000 to 60,000 Americans living with congenital lymphatic malformations. In some cases, the disease may be familial and have a recognizable genetic cause. In most cases it appears to be sporadic, although somatic genetic mutations are often present. The mTORC1/2 pathway is believed to be involved in greater than 80% of patients with congenital Lymphatic Malformations.

        There are currently no approved drug therapies for Lymphatic Malformations. AEVI-006 is a new targeted therapy that may address the underlying cause in the majority of these patients.

        Aevi has scheduled a pre-IND meeting with the FDA to discuss the path forward for development of AEVI-006 for the treatment of lymphoid malformations. Aevi plans to propose to open the IND with a 4-week phase 1/2 PK/PD, safety and POC study in adult patients with lymphatic malformations and begin enrollment in 2020. Detailed study design will be based on FDA and investigator feedback.

AEVI-007 (Anti-IL18 Monoclonal Antibody)

        In August 2019, Aevi obtained the right to exercise an exclusive global license from Medimmune Limited, a subsidiary of AstraZeneca, for a Phase 2-ready fully human monoclonal antibody that targets interleukin 18, or IL-18, AEVI-007. In December 2019, Aevi exercised the option and paid AstraZeneca a combined mid-single digit millions in cash and equity upon execution of the option.

        Aevi initially plans to develop AEVI-007 for adult onset Still's disease, or AOSD, a serious rare and orphan rheumatological disease affecting adults. The disease is similar to systemic onset juvenile idiopathic arthritis that affects children. The etiology of AOSD is unknown with both genetic and infectious factors being implicated. The hallmarks of the disease are persistent daily fever, rash and arthralgias. Many patients suffer complications including splenomegaly, heart and liver disease. Some AOSD patients develop macrophage activation syndrome, a severe acute complication that may cause rapid multi-organ failure and even death. There are currently no approved biologic therapies in the United States for the treatment of AOSD.

        Aevi intends to request a pre-IND meeting with the FDA to discuss the path forward for development of AEVI-007 for the treatment of AOSD. Aevi plans to propose to open the IND with a 12-week phase 1/2 PK/PD, safety and POC study in adult patients with AOSD and potentially begin enrollment in 2020. Detailed study design and the ability to meet the enrollment initiation timeline will be based on FDA and investigator feedback.

Current Strategy

        In light of Aevi's decision to discontinue the AEVI-001 program, Aevi's board of directors commenced a review to explore and evaluate potential strategic alternatives to enhance stockholder value, which ultimately led to entering into the Merger Agreement and the proposed Merger. If the Merger is not consummated, Aevi will again explore strategic alternatives, which could include, but would not be limited to, issuing or transferring shares of Aevi's common stock or other equity securities, the license, sale or disposition of certain assets or programs, the formation of a joint venture, a strategic business combination, a transaction that results in private ownership or the sale of Aevi, or some combination of these, in addition to other potential actions aimed at increasing stockholder value. There can be no assurance that the review of strategic alternatives will result in the identification or consummation of any transaction or that Aevi's board of directors will determine that continuing its current business operations is in the best interests of Aevi's stockholders.

Financial Operations Overview

        Aevi has generated significant losses to date, and it expects to continue to generate losses as it progresses towards the commercialization of its product candidates. Aevi incurred net losses of approximately $12.53 million for the nine-month period ended September 30, 2019. As of September 30, 2019, Aevi had negative stockholders' equity of approximately $3.46 million. As of September 30, 2019, Aevi had cash and cash equivalents of $2.38 million. Aevi believes that cash on hand will be sufficient to enable it to fund its operating expenses and capital expenditure requirements into the fourth quarter of 2019, however, Aevi's current resources would not enable it to repay the CHOP Note if CHOP elected to be paid in cash. These conditions raise substantial doubt about Aevi's ability to continue as a going concern within one year after the date of the filing of this proxy statement/prospectus. Aevi is unable to predict the extent of any future losses or when it will become profitable, if at all.

        To alleviate the conditions that raise substantial doubt about Aevi's ability to continue as a going concern, the board of directors commenced a review to explore and evaluate potential strategic alternatives to enhance stockholder value. These alternatives could include, among others, continuing to execute Aevi's business plan, issuing or transferring shares of its common stock or other equity securities, the license, sale or disposition of certain assets or programs, the formation of a joint venture, a strategic business combination, a transaction that results in private ownership or the sale of Aevi, or some combination of these. There can be no assurance that the review of strategic alternatives will result in the identification or consummation of any transaction or that Aevi's board of directors will determine that continuing its current business operations is in the best interest of Aevi's stockholders. If Aevi raises additional funds through strategic collaborations and alliances or licensing agreements with third parties, which may include existing collaboration partners, Aevi may have to relinquish valuable rights to its technologies or product candidates, including AEVI-002, AEVI-005, AEVI-006, AEVI-007 and other product candidates, or grant licenses on terms that are not favorable to Aevi. To the extent that Aevi raises additional capital through the sale of equity, the ownership interest of Aevi's existing stockholders will be diluted and other preferences may be necessary that adversely affect the rights of existing stockholders. If none of these alternatives is available, or if available, Aevi is unable to raise sufficient capital through such transactions, Aevi will not have sufficient cash resources and liquidity to fund its business operations for one year after the date of the filing of this proxy statement/

prospectus. Accordingly, management has concluded that substantial doubt exists with respect to Aevi's ability to continue as a going concern within one year after the date that the financial statements are issued.

Research and Development Expense

        Research and development expense consists of: (i) internal costs associated with Aevi's development activities; (ii) payments Aevi makes to third party contract research organizations, contract manufacturers, clinical trial sites and consultants; (iii) technology and intellectual property license costs, including in-licensing; (iv) manufacturing development costs; (v) personnel related expenses, including salaries, and other related costs, including stock-based compensation expense, for the personnel involved in product development; (vi) activities related to regulatory filings and the advancement of Aevi's product candidates through preclinical studies and clinical trials; and (vii) facilities and other allocated expenses, which include direct and allocated expenses for rent, facility maintenance, as well as laboratory and other supplies. All research and development costs are expensed as incurred.

        Conducting a significant amount of development is central to Aevi's business model. Product candidates in later-stage clinical development generally have higher development costs than those in earlier stages of development, primarily due to the significantly increased size and duration of the clinical trials.

        The process of conducting pre-clinical studies and clinical trials necessary to obtain regulatory approval is costly and time consuming. The probability of success for each product candidate and clinical trial may be affected by a variety of factors, including, among others, the quality of the product candidate's early clinical data, investment in the program, competition, manufacturing capabilities and commercial viability. As a result of these uncertainties, together with the uncertainty associated with clinical trial enrollments and the risks inherent in the development process, Aevi is unable to determine the duration and completion costs of current or future clinical stages of its product candidates or when, or to what extent, it will generate revenues from the commercialization and sale of any of Aevi's product candidates. Development timelines, probability of success and development costs vary widely. Aevi is concurrently focusing on pursuing clinical and pre-clinical research and development in targeted orphan and rare disease.

General and Administrative Expense

        General and administrative expense consists primarily of salaries and other related costs, including stock-based compensation expense, for persons serving as Aevi's directors and in Aevi's executive, finance and accounting functions. Other general and administrative expense includes facility-related costs not otherwise included in research and development expense, costs associated with industry and trade shows, and professional fees for legal services and accounting services. Aevi expects that its general and administrative expenses will increase and decrease as personnel increase and decrease.

Results of Operations for the Nine Months Ended September 30, 2019 and 2018

Research and Development Expenses

        Research and development expenses for the nine months ended September 30, 2019 were $7.90 million, decreasing from $17.43 million for the same period in 2018 primarily driven by a reduction of expenses relating to development of AEVI-001 in ADHD.

General and Administrative Expenses

        General and administrative expenses for the nine months ended September 30, 2019 were $4.64 million, decreasing from $6.85 million for the same period in 2018, due in part to a reduction in the scale of Aevi's operations.

Financial Income and Expenses

        Financial income and expense for the nine months ended September 30, 2019 and 2018 were de minimis.

Results of Operations for the Three Months Ended September 30, 2019 and 2018

Research and Development Expenses

        Research and development expenses for the three months ended September 30, 2019 were $2.50 million, decreasing from $5.13 million for the same period in 2018 primarily driven by a reduction of expenses relating to development of AEVI-001 in ADHD.

General and Administrative Expenses

        General and administrative expenses for the three months ended September 30, 2019 were $1.54 million, decreasing from $2.17 million for the same period in 2018, due in part to a reduction in the scale of Aevi's operations.

Financial Income and Expenses

        Financial income and expense for the three months ended September 30, 2019 and 2018 were de minimis.

Results of Operations for the Year Ended December 31, 2018 and 2017

Research and Development Expenses

        Research and development expenses for year ended December 31, 2018 decreased to $22.30 million from $25.18 million in 2017. This decrease was primarily driven by a reduction of expenses relating to development of AEVI-001 in ADHD.

General and Administrative Expenses

        General and administrative expenses for the year ended December 31, 2018 were $8.66 million, decreasing from $9.52 million in 2017, due in part to a reduction in the scale of Aevi's operations.

Financial Income and Expenses

        Financial income and expenses for the years ended December 31, 2018 and 2017 were de minimis.

Liquidity and Capital Resources

Sources of Liquidity

        Aevi has financed its operations primarily through issuances of equity.

        In the year ended December 31, 2018 and 2017, options and warrants were exercised in consideration of $0.03 million and $0.02 million, respectively, and 8,466 and 6,200 shares of common stock were issued upon such exercises, respectively.

        On May 15, 2018, Aevi entered into an Equity Distribution Agreement pursuant to which it may from time-to-time issue and sell shares of its common stock having an aggregate offering price of up to $20,000,000 in an "at the market offering" as defined in Rule 415(a)(4) promulgated under the Securities Act (the "ATM Facility"). For the year ended December 31, 2018, Aevi sold 5,426,151 shares of common stock at an average purchase price of $0.97 per share of common stock for gross proceeds of $5.28 million and net proceeds after deducting estimated offering expenses of approximately $4.96 million under the ATM Facility.

        On October 17, 2017, Aevi sold an aggregate of 22,222,222 shares of its common stock, and warrants exercisable for up to an aggregate of 3,953,904 shares of common stock at a purchase price of $1.26 per share of common stock and accompanying warrants pursuant to that certain securities purchase agreement dated as of August 9, 2017, or the 2017 Funding. The aggregate gross proceeds from the offering to Aevi were approximately $28.00 million and net proceeds after deducting estimated offering expenses were approximately $26.97 million.

Cash Flows for the Nine Months Ended September 30, 2019 and 2018

        Aevi had cash and cash equivalents of $2.38 million at September 30, 2019, compared to $12.08 million as of December 31, 2018. The decrease in cash during the nine months ended September 30, 2019 primarily reflected Aevi's cash expenses for operations.

        Net cash used in operating activities of $11.70 million for the nine months ended September 30, 2019 and $19.12 million for the nine months ended September 30, 2018 primarily reflected Aevi's cash expenses for operations.

        Net cash provided by and used in investing activities for the nine months ended September 30, 2019 and 2018 were de minimis.

        Net cash provided by financing activities was $2.00 million for the nine months ended September 30, 2019, as a result of Aevi's royalty agreement. Net cash provided by financing activities was $5.00 million for the nine months ended September 30, 2018, relating to the issuance of common stock under Aevi's ATM facility.

Cash Flows for the Years Ended December 31, 2018 and 2017

        Aevi had cash and cash equivalents of $12.08 million at December 31, 2018 and $33.73 million at December 31, 2017. The decrease in its cash balance during 2018 was primarily related to advancement of its AEVI-001 ADHD program, offset by the 2018 funding activities.

        Net cash used in operating activities of $26.65 million and $33.25 million for the years ended December 31, 2018 and 2017, respectively, primarily reflected its net cash expenses for its operations.

        Net cash provided by investing activities for the year ended December 31, 2018 was de minimis.

        Net cash provided by financing activities was $5.00 million and $26.99 million for the years ended December 31, 2018 and 2017, respectively, resulting primarily from the issuance of shares of common stock.

Contractual Obligations

        The following table sets forth Aevi's contractual payment obligations as of December 31, 2018 for the periods indicated below:

Contractual Obligations	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years and Thereafter
Operating lease obligations	$44,000	$44,000	$—	$—	$—
Purchase obligations	$7,125,000	$4,750,000	$2,375,000	$—	$—

Total	$7,169,000	$4,794,000	$2,375,000	$—	$—

        Aevi is a party to license and research and development agreements with universities and other third parties, as well as patent assignment agreements, under which it has obtained rights to patents, patent applications and know-how. Aevi enters into contracts in the normal course of business with CROs for clinical trials and clinical and commercial supply manufacturing contracts with vendors for preclinical research studies and for other services and products for operating purposes. Its agreements generally provide for termination within 30-60 days of notice. Such agreements are cancelable contracts and not included in the table of contractual obligations and commitments. Aevi has included as purchase obligations its commitments under agreements to the extent they are quantifiable and are not cancelable. The purchase obligations presented consist solely of its obligations under the Research Agreement with CHOP as of December 31, 2018. Pursuant to the employment agreements of several executives, if terminated without cause, these executives will be entitled to severance pay in the aggregate amount of $2.63 million.

Quantitative and Qualitative Disclosures About Market Risk.

Interest Rate Risk

        Aevi has no debt outstanding nor does it have any investments in debt instruments other than highly liquid short-term investments. Aevi invests a major portion of its cash surplus in money market funds in the United States. Given the historic low levels of interest rates, Aevi estimates that a further decline in the interest rate it is receiving will not result in a material adverse effect to its business. Accordingly, Aevi considers its interest rate risk exposure to be insignificant at this time.

Funding Requirements

        Aevi's future capital requirements will depend on a number of factors, including its success in targeting rare and orphan disease candidates, the timing and outcome of clinical trials and regulatory approvals, the costs involved in preparing, filing, prosecuting, maintaining, defending, and enforcing patent claims and other intellectual property rights, the acquisition of licenses to new products or compounds, the status of competitive products, the availability of financing, and its success in developing markets for its product candidates.

        Aevi believes that cash on hand will be sufficient to enable it to fund its operating expenses and capital expenditure requirements (not including repayment of the CHOP Note) into the fourth quarter of 2019. Aevi has based this estimate on assumptions that may prove to be wrong and it could use its available resources sooner than it currently expect. Because of the numerous risks and uncertainties associated with the development and commercialization of Aevi's product candidates, Aevi is unable to estimate the amounts of increased capital outlays and operating expenditures associated with its current and anticipated clinical trials.

        Aevi does not anticipate that it will generate revenue from the sale of products for several years, if at all, or more given the uncertainty of drug development. Absent significant corporate collaboration and licensing arrangements, Aevi will need to finance its future cash needs through additional public or private equity offerings or debt financings in 2019. Aevi does not currently have any commitments for future external funding. Aevi may need to raise additional funds more quickly if one or more of its assumptions prove to be incorrect or if it chooses to expand its product development efforts more rapidly than it presently anticipates. Aevi may seek to sell additional equity or debt securities or obtain a bank credit facility. The sale of additional equity or debt securities, if convertible, could result in dilution to Aevi's stockholders. The incurrence of indebtedness would result in increased fixed obligations and could also result in covenants that would restrict Aevi's operations.

        In light of Aevi's decision to discontinue the AEVI-001 program in ADHD, its board of directors commenced a review to explore and evaluate potential strategic alternatives to enhance stockholder value. These alternatives could include, among others, continuing to execute Aevi's business plan, issuing or transferring shares of its common stock or other equity securities, the license, sale or disposition of certain assets or programs, the formation of a joint venture, a strategic business combination, a transaction that results in private ownership or the sale of Aevi, or some combination of these. There can be no assurance that the review of strategic alternatives will result in the identification or consummation of any transaction or that Aevi's board of directors will determine that continuing its current business operations is in the best interests of Aevi's stockholders.

        On April 2, 2019, Aevi received a notification from The Nasdaq Stock Market ("Nasdaq") stating that it no longer complied with the minimum stockholders' equity requirement under Nasdaq Listing Rule 5450(b)(1)(A) for continued listing on the Nasdaq Global Market because its stockholder's equity, as reported in Aevi's Annual Report on Form 10-K for the year ended December 31, 2018, had fallen below $10 million. The notification also indicated that Aevi did not meet the alternative compliance standards set forth in Nasdaq Listing Rule 5450(b).

        On August 6, 2019, Aevi received a written notice (the "Notice") from Nasdaq. As described in the Notice, Aevi had not regained compliance with Nasdaq's minimum bid price rule, Listing Rule 5550(a)(2) or minimum stockholders' equity requirement under Nasdaq Listing Rule 5450(b)(1)(A). Although Aevi had stockholder approval to enable it to implement a reverse stock split, Aevi needed to maintain a bid price of $1.00 or greater for a minimum of 10 consecutive business days in order to regain compliance with the rules.

        Accordingly, Nasdaq determined that Aevi's securities would be scheduled for delisting from the Nasdaq Global Market and would be suspended on August 15, 2019. On August 13, 2019, Aevi requested an oral hearing to appeal the decision of Nasdaq to delist the Aevi's securities.

        On October 9, 2019, the Nasdaq Hearing's Panel issued a decision granting (i) the request for transfer of Aevi's common stock from the Nasdaq Global Market to the Nasdaq effective at the open of business on October 15, 2019 and (ii) the request for continued listing of Aevi's common stock on the Nasdaq pursuant to an exception through February 3, 2020. Such exception is subject to the conditions that on or before February 3, 2020 (i) Aevi must demonstrate a closing bid price of $1.00 or more for a minimum of ten prior consecutive trading days and (ii) Aevi must have stockholders' equity above $2.5 million. If Aevi does not regain compliance with the minimum bid price and stockholders' equity requirements by February 3, 2020 or, based on any significant events that occur during the extension period, the Panel reconsiders the extension, Nasdaq could delist Aevi's common stock from the Nasdaq. Aevi does not currently intend to implement a reverse stock split and may not regain compliance by February 3, 2020.

Critical Accounting Policies

        Aevi's management's discussion and analysis of its financial condition and results of operations is based on its financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires Aevi to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses. On an ongoing basis, Aevi evaluates these estimates and judgments, including those described below. Aevi bases its estimates on its historical experience and on various other assumptions that it believes to be reasonable under the circumstances. These estimates and assumptions form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results and experiences may differ materially from these estimates.

        While Aevi's significant accounting policies are more fully described in Note 2 to its financial statements included elsewhere in this proxy statement/prospectus, Aevi believes that the following accounting policies are the most critical to aid you in fully understanding and evaluating Aevi's reported financial results and affect the more significant judgments and estimates that Aevi uses in the preparation of its financial statements.

Stock-Based Compensation

        Aevi accounts for stock options granted to employees and directors according to the Accounting Standards Codification No. 718 (ASC 718) "Compensation—Stock Compensation." Under ASC 718, stock-based compensation cost is measured at grant date, based on the estimated fair value of the award, and is recognized as an expense over the requisite service period on a straight-line basis.

        For the purpose of valuing options granted to Aevi's employees and directors during the nine months ended September 30, 2019 and 2018, Aevi used the Binomial options pricing model. To determine the risk-free interest rate, Aevi utilized the U.S. Treasury yield curve in effect at the time of grant with a term consistent with the contractual life of Aevi's awards. Aevi estimated the expected life of the options granted based on anticipated exercises in the future periods assuming the success of its business model as currently forecast. The expected dividend yield reflects Aevi's current and expected future policy for dividends on its common stock. The expected stock price volatility for Aevi's stock options was calculated by examining historical volatilities for publicly traded industry peers and blending in its historical volatility. Aevi will continue to analyze the expected stock price volatility as more historical data for its common stock becomes available. After adoption of ASU 2016-09 in the first quarter of 2017, Aevi recognizes forfeitures as they occur.

Off-Balance Sheet Arrangements

CHOP License Agreement and Research Agreement

        In November 2014, Aevi entered into a license agreement, or the License Agreement, and a sponsored research agreement, or the Research Agreement, each with CHOP. Under the terms of the License Agreement, CHOP granted Aevi (i) an exclusive, sublicensable license to use certain patent rights covering potential diagnostic and therapeutic targets, (ii) an exclusive, non-sublicensable license to use certain biospecimen and phenotypic data collected from patients with rare and orphan diseases and their family members, or the Biobank. In February 2017, Aevi amended the License Agreement. The amendment allows Aevi to extend the period of its exclusive commercial access to the Biobank for rolling two-year periods. The cost of the first extension was $197,603 with each subsequent extension costing $125,000. Aevi has exercised such option in each of 2017 and 2018. The amendment also allows Aevi to extend the Research Agreement for rolling two-year periods in connection with it extending its exclusive commercial access to the Biobank under the License Agreement.

        In December 2015, Aevi entered into an amendment to the Research Agreement, which amendment (i) set the payment schedule under such agreement through March 2017 and (ii) granted Aevi the right to extend the term of the Research Agreement until November 12, 2017. In February 2017, Aevi entered into a second amendment to the Research Agreement, which extended the term of the Research Agreement through June 30, 2018. This amendment also granted Aevi rights to continually extend the term of the Research Agreement by one year by giving CHOP written notice of extension no later than one year prior to the expiration of the then-current term of the Research

Agreement. In June 2017, Aevi extended the term of the Research Agreement through June 30, 2019, and in June 2018, it extended the term of Research Agreement through June 30, 2020. $5.94 million was due for the Research Agreement in 2018. $4.75 million due under the Research Agreement in 2019, and in the first half of 2020, $2.38 million will be due.

        In March 2019, Aevi reached agreement with CHOP to further amend the Research Agreement and the License Agreement (the "CHOP Amendments"). The CHOP Amendments allow Aevi to defer the monthly payments due under the Research Agreement for the period from February 1, 2019 through September 30, 2019 in exchange for the CHOP Note which matures September 30, 2019 and is secured by all of Aevi's intellectual property and other assets. At maturity, and at CHOP's option, the CHOP Note will be payable in cash or a number of shares of Aevi's common stock calculated based on the price of Aevi's common stock at such time; provided, however, if conversion upon such election would cause CHOP and its affiliates including the CHOP Foundation to own, in the aggregate, in excess of 47.5% of the then-outstanding shares of Aevi's common stock (after giving effect to such conversion), then CHOP would only receive the number of shares of Aevi's common stock such that CHOP and its affiliates including the CHOP Foundation would own, in the aggregate, 47.5% of the then outstanding shares of Aevi's common stock (after giving effect to such conversion), and the balance of the CHOP Note would be payable to CHOP in cash. Depending on the price of Aevi's common stock at the time of such conversion, the percentage conversion cap discussed above may result in a significant amount of the CHOP Note payable to CHOP in cash. In such case, depending on the amount, Aevi may not have enough cash on hand for such cash payment. Based on Aevi's closing stock price of $0.15 as of the close of business on September 30, 2019, the $3.17 million reflected on the balance sheet relating to the CHOP Note and CHOP's current ownership of 18,424,036 shares of common stock, excluding its ability to exercise warrants and options, a cash payment would not be required as a result of the percentage conversion cap, if so elected.

        The CHOP Amendments with respect to the Research Agreement and the License Agreement prohibits the assignment or sublicense of CHOP's intellectual property without CHOP's prior written consent, allows CHOP to terminate the Research Agreement and the License Agreement upon a change of control without CHOP's prior written consent, reduces the period of time during which Aevi has to exercise its options to license new intellectual property of CHOP and to negotiate the terms of any such license and requires Aevi to meet certain diligence requirements related to acquiring rights to and commencing a clinical trial for a viable molecule that addresses the optioned intellectual property.

        Furthermore, Aevi has agreed until the later of repayment in full of the CHOP Note or June 30, 2020, it has agreed to only undertake an equity financing (including convertible notes) if the net proceeds of such financing provide at least six months of cash to sustain its operations; provided, that CHOP will have a right of first refusal to purchase any or all equity proposed to be issued in such financing on equivalent terms.

        On November 18, 2019, Aevi entered into an agreement with CHOP to extend the maturity date of the CHOP Note until December 15, 2019, with an automatic further extension to February 15, 2020, upon the occurrence of certain circumstances, which included entering into the Merger Agreement. In addition, pursuant to the Agreement, the principal amount of the CHOP Note was increased to $4,354,166.63, and it increased to $4,749,999.96 on December 15, 2019 as a result of the automatic extension having been triggered and it will increase to $5,145,833.29 if the CHOP Note is still outstanding on January 15, 2020. In addition, Aevi agreed that immediately prior to the consummation of a change of control transaction, the CHOP Note will convert into a number of shares of Aevi common stock equal to one-third of the shares of Aevi common stock outstanding at such time.

Development and Option Agreement, with Kyowa Hakko Kirin Co., Ltd. (KHK) related to AEVI-002

        In June 2016, Aevi entered into the Development and Option Agreement with KHK pursuant to which it acquired certain rights with respect to the development and potential commercialization of AEVI-002, the Antibody. If Aevi exercises its option under the Development and Option Agreement, KHK has 60 days to select one of two development and commercialization structures as follows:

PLAN A: Co-Development/Co-Commercialization Arrangement

        If KHK selects the co-development/co-commercialization arrangement (Plan A), Aevi will have the exclusive right to develop, manufacture and commercialize the Antibody Licensed Products in the Field in the United States and Canada. Aevi will also be responsible for development and regulatory approval of the first Antibody Licensed Product in the European Union and then transferring such regulatory approval to KHK or its designee. Aevi will be responsible for the manufacture of the Antibody Licensed Products for use by the parties in clinical trials as well as for commercialization in their respective fields and/or territories, with KHK purchasing the Antibody Licensed Products from Aevi.

        Aevi will be required to pay KHK an initial license fee in the low single-digit millions of dollars upon the co-development/co-commercialization arrangement becoming effective. Aevi may pay KHK up to an additional $18 million upon the achievement of certain regulatory milestones related to the Antibody Licensed Products. The parties will share the anticipated costs of development of the first Antibody Licensed Product in the Field in the United States, Canada and the European Union with Aevi being responsible for any costs in excess of an agreed cap. The parties will split profits from Aevi's sales of Antibody Licensed Products in the United States and Canada equally. KHK will pay Aevi low double-digit royalties for sales of Antibody Licensed Products outside the United States and Canada and outside the Field in the United States and Canada.

PLAN B: Licensing Arrangement

        If KHK selects the licensing arrangement (Plan B), Aevi will have the exclusive right to develop, manufacture and commercialize the Antibody Licensed Products in the Field in the United States, Canada and the European Union. Aevi will be responsible for the manufacture of the Antibody Licensed Products for use by the parties in clinical trials as well as for commercialization in their respective fields and/or territories.

        Aevi will be required to pay KHK an initial license fee in the low single-digit millions of dollars upon the licensing arrangement becoming effective. Aevi may pay KHK up to an additional $28 million upon the achievement of certain regulatory milestones related to the Antibody Licensed Products. The parties will split profits from Aevi's sales of Antibody Licensed Products in the United States, Canada and the European Union with Aevi being entitled to approximately 74% of such profits and KHK being entitled to approximately 26% of such profits. KHK will pay Aevi low double-digit royalties for sales of Antibody Licensed Products outside the United States, Canada and the European Union and outside the Field in the United States, Canada and the European Union. Aevi will be responsible for costs of development of Antibody Licensed Products in the United States, Canada and the European Union. KHK will have the right to purchase the Antibody Licensed Products from Aevi.

Research Collaboration and Option Agreement with Kyowa Hakko Kirin Co., Ltd. (KHK) related to AEVI-005

        During 2018, Aevi expanded its collaboration with KHK by entering a Research Collaboration and Option Agreement related to AEVI-005. AEVI-005 is the second monoclonal antibody Aevi is developing as part of its ongoing collaboration with KHK. Aevi is studying AEVI-005 in an undisclosed ultra-orphan auto-immune pediatric disease. Aevi initiated a preclinical research program with AEVI-005 in the second quarter of 2018.

Exclusive License Agreement with OSI Pharmaceuticals, LLC, a subsidiary of Astellas

        In July 2019, Aevi entered into an exclusive license agreement with OSI Pharmaceuticals, LLC, an indirect wholly owned subsidiary of Astellas, for the worldwide development and commercialization of Astellas' novel, second generation mTORC1/2 inhibitor, AEVI-006. Under the terms of the license agreement, Aevi paid Astellas an up-front license fee of $500,000 and Astellas will be eligible to receive milestones payments based upon the achievement of specified development and regulatory milestones. Upon commercialization, Astellas will be entitled to a tiered, single-digit royalty on worldwide annual net sales. Aevi is fully responsible for the development and commercialization of the program.

Royalty Agreement with Certain Related Parties

        In July 2019, Aevi entered into a royalty agreement with Michael F. Cola, Joseph J. Grano, Jr., Kathleen Jane Grano, Joseph C. Grano, The Grano Children's Trust, Joseph C. Grano, trustee and LeoGroup Private Investment Access, LLC on behalf of Garry A. Neil in exchange for a one-time aggregate payment of $2 million, which Aevi refers to as the Royalty Agreement. Collectively, the investors will be entitled to an aggregate amount equal to a low-single digit percentage of the aggregate net sales of the OSI Products. At any time beginning three years after the date of the first public launch of an OSI Product Aevi may exercise, at its sole discretion, a buyout option that terminates any further obligations under the Royalty Agreement in exchange for a payment to Investors of an aggregate of 75% of the net present value of the royalty payments.

Exclusive License Agreement with AstraZeneca

        In August 2019, Aevi obtained the right to exercise an exclusive global license from Medimmune Limited, a subsidiary of AstraZeneca, for a Phase 2-ready fully human monoclonal antibody that targets interleukin 18, or IL-18, AEVI-007. Under the terms of the agreement, Aevi will have the right to exercise an exclusive global license to develop and commercialize AEVI-007. In December 2019, Aevi exercised the option and paid AstraZeneca a combined mid-single digit millions in cash and equity upon execution of the option, up to $162 million upon achievement of certain development and sales-related milestones and tiered low double-digit royalties on global annual product sales. Aevi will be fully responsible for the development and commercialization of the program.

CERECOR MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of Cerecor's financial condition and results of operations together with "Selected Historical and Unaudited Pro Forma Condensed Combined Financial Data—Selected Historical Financial Data of Cerecor" and Cerecor's financial statements and the related notes included elsewhere in this proxy statement/prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Cerecor's actual results might differ materially from those results described in or implied by the forward-looking statements discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled "Risk Factors—Risks Related to Cerecor" included elsewhere in this proxy statement/prospectus.

Overview

        Cerecor is a biopharmaceutical company focused on becoming a leader in the development and commercialization of treatments for orphan diseases, as well as neurological disorders. Cerecor is building a robust pipeline of innovative therapies. Cerecor's pediatric rare disease pipeline is led by CERC-801, CERC-802 and CERC-803. All three compounds are therapies for inborn errors of metabolism, specifically disorders known as Congenital Disorders of Glycosylation ("CDGs") by means of substrate replacement therapy. The FDA has granted Rare Pediatric Disease Designation ("RPDD") and Orphan Drug Designation ("ODD") to all three CERC-800 compounds, thus qualifying Cerecor to receive a PRV upon approval of an NDA. The PRV may be sold or transferred an unlimited number of times. Cerecor plans to leverage the 505(b)(2) NDA pathway for all three compounds to accelerate their development and approval. Additionally, CERC-801 and CERC-802 were granted Fast Track Designation ("FTD") from the FDA which helps facilitate and expedite development of each compound. Cerecor is also in the process of developing one other preclinical orphan disease compound, CERC-913, for the treatment of mitochondrial DNA Depletion Syndrome. Cerecor's neurology pipeline is led by CERC-301, a Glutamate NR2B selective, NMDA Receptor antagonist, which Cerecor is currently developing as a novel treatment for orthostatic hypotension ("OH"). Cerecor is also developing CERC-406, a CNS-targeted COMT inhibitor for Parkinson's Disease. Cerecor also currently has one marketed product, Millipred®, an oral prednisolone indicated across a wide variety of inflammatory conditions and indications.

Recent Developments

Sale of Pediatric Portfolio and Related Commercial Infrastructure to Aytu BioScience

        On October 10, 2019, Cerecor entered into, and subsequently closed on, an asset purchase agreement (the "Aytu Purchase Agreement") with Aytu BioScience, Inc. ("Aytu") to sell Cerecor's rights, title and interest in, assets relating to its Pediatric Portfolio, namely Aciphex® Sprinkle™, Cefaclor for Oral Suspension, Karbinal™ ER, Flexichamber™, Poly-Vi-Flor® and Tri-Vi-Flor™ (the "Divested Assets" or "Pediatric Portfolio"), as well as the corresponding commercial infrastructure consisting of the right to offer employment to Cerecor's sales force and the assignment of supporting commercial contracts (the "Aytu transaction"). Aytu provided consideration of cash and preferred stock totaling $17 million ($4.5 million in cash and $12.5 million in Aytu preferred stock) and assumed certain of Cerecor's liabilities, including Cerecor's payment obligations payable to Deerfield CSF, LLC ("Deerfield") of approximately $15 million and certain other liabilities in excess of approximately $11 million. In addition, Aytu assumed future contractual obligations under existing license agreements associated with the Divested Assets. The transaction closed on November 1, 2019.

        Upon closing of the transaction, Cerecor terminated all sales force personnel, which included both those that Aytu offered employment, as well as any remaining sales force personnel. Cerecor expects to incur severance charges and legal costs in the fourth quarter as a result of the transaction. James Harrell, Cerecor's former Executive Vice President of Marketing and Investor Relations, was promoted to Chief Commercial Officer upon close of the Aytu transaction. Additionally, Cerecor retained all rights to Millipred. As part of a transition services agreement Cerecor entered into with Aytu, Aytu will manage the commercial operations of Millipred ® until Cerecor establishes an independent commercial infrastructure for the product.

        Cerecor believes the consideration received as part of the Aytu transaction, paired with the extinguishment of the debt obligation and future obligations under the license agreements associated with the Pediatric Portfolio, will help Cerecor fund its portfolio of pipeline assets focusing on long-term value drivers, which include the near-term development of its CERC-800 series of assets and the advancement and expansion of the CERC-301 program.

Recent Financing

        During the third quarter of 2019, Cerecor entered into a securities purchase agreement with Armistice, pursuant to which Cerecor sold 1,200,000 shares of Cerecor's common stock for a purchase price of $3.132 per share. Net proceeds of this securities purchase agreement were approximately $3.7 million.

Merger Agreement

        On December 5, 2019, Cerecor entered into the Merger Agreement with Aevi, Merger Sub and Second Merger Sub, pursuant to which Merger Sub will merge with and into Aevi, and, as part of the same overall transaction, Aevi will then merge with and into Second Merger Sub, with Second Merger Sub as the surviving corporation. For more information regarding the Merger and the Merger Agreement, see the sections entitled "The Merger" and "The Merger Agreement."

Results of Operations

Expectations of Results of Operations related to Aytu Transaction

        In connection with the Aytu transaction, which was entered into and subsequently closed in the fourth quarter of 2019, Cerecor expects significant reductions in subsequent periods to the following: net product revenue, cost of product sales, sales and marketing expense, amortization expense and interest expense. However, the results of operations for the three and nine months ended September 30, 2019, as discussed below, do not factor in such expectations because the transaction was entered into and subsequently closed in the fourth quarter of 2019.

Comparison of the Three Months Ended September 30, 2019 and 2018

        The following table summarizes Cerecor's revenue for the three months ended September 30, 2019 and 2018:

	Three Months Ended September 30,
	2019	2018
	(in thousands)
Product revenue, net	$5,513	$4,075
License and other revenue	100	—

	$5,613	$4,075

Product Revenue, net

        Net product revenue increased $1.4 million for the three months ended September 30, 2019 as compared to the same period in 2018. The increase was due to a more favorable product mix and unit growth during the current period.

License and Other Revenue

        In August 2019, Cerecor assigned and transferred its rights, title, interest, and obligations with respect to CERC-611 to ES Therapeutics in exchange for initial gross proceeds of $0.1 million, which was recognized as license and other revenue for the three months ended September 30, 2019. Under the Assigned Agreement, Cerecor is also eligible for the following potential milestone payments: (a) a $7.5 million milestone payment to Cerecor upon cumulative net sales of licensed products reaching $750.0 million; and (b) a $12.5 million milestone payment to Cerecor upon cumulative net sales of licensed products reaching $1.3 billion. There was no license and other revenue for the three months ended September 30, 2018.

Cost of Product Sales

        Cost of product sales was $1.4 million for the three months ended September 30, 2019, as compared to $3.1 million for the three months ended September 30, 2018, which represents a $1.7 million decrease. For the three months ended September 30, 2018, Cerecor recognized $1.7 million in cost of product sales related to the post-acquisition minimum obligations pursuant to the Lachlan Agreement, net of indemnity receivable. Prior to the third quarter of 2018, Cerecor had not recognized any post-acquisition minimum obligations related to the Lachlan Agreement because Cerecor previously believed a market change had occurred thus not contractually requiring Cerecor to pay such minimum obligations. In October 2018, Cerecor received an interim ruling related to the market change dispute in which it interpreted to mean that a market change had not occurred and therefore the minimum purchase obligation and minimum royalty provisions of the contract were active and due for any prior periods as well as going forward for any future periods. Accordingly, during the three months ended September 30, 2018, Cerecor recognized $1.7 million in cost of product sales related to the post-acquisition minimum obligations. During the second quarter of 2019, Cerecor entered into a settlement agreement that fully released all current and future liabilities related to the Lachlan Agreement. Accordingly, no cost of products sales was recognized for the three months ended September 30, 2019 related to the minimum obligations pursuant to the Lachlan Agreement, thus driving the $1.7 million decrease from the same period in 2018.

Research and Development Expenses

        The following table summarizes Cerecor's research and development expenses for the three months ended September 30, 2019 and 2018:

	Three Months Ended September 30,
	2019	2018
	(in thousands)
Preclinical expenses	$140	$120
Clinical expenses	718	473
CMC expenses	1,360	18
Internal expenses not allocated to programs:
Salaries, benefits and related costs	581	324
Stock-based compensation expense	176	31
Other	(1,232)	82

	$1,743	$1,048

        Research and development expenses increased $0.7 million for the three months ended September 30, 2019 compared to the same period in 2018. The overall increase is driven by an increase in research and development activities during the current year as Cerecor continues to develop its pipeline assets. Chemistry, Manufacturing, and Controls ("CMC") expenses increased $1.3 million for the three months ended September 30, 2019 compared to the same period in 2018 due to additional spending on manufacturing to support clinical development. Clinical expenses increased $0.2 million primarily due to increased activities related to CERC-801, CERC-802, and CERC-803, which were acquired as part of the Ichorion Acquisition in September 2018. Salaries, benefits and related costs increased by $0.3 million compared to the same period in 2018 due to an increase in headcount and salary-related costs needed to maintain and grow Cerecor's research and development activities as Cerecor continues to invest in its pipeline. Additionally, stock-based compensation increased by $0.1 million due to an increase in stock option grants in 2019 driven by an increased headcount, as well as the additional expense related to the annual stock option award that was granted on April 1, 2019.

        These increases were partially offset by a $1.3 million reversal of research and development expense previously recorded in the prior year related to Cerecor's assignment of its license agreement with respect to CERC-611 to ES Therapeutics in the third quarter of 2019. Pursuant to the Assignment Agreement, Cerecor assigned and transferred its rights, interest and obligations related to the compound, thus releasing Cerecor's contingent payment of $1.3 million to Lilly upon the first subject dosage of CERC-611 in a multiple ascending dose study, which was previously recorded as a license obligation on the balance sheet as of June 30, 2019. The decrease of the license obligation to $0 as of September 30, 2019 resulted in an offset of research and development expense for the three months ended September 30, 2019.

Acquired In-Process Research and Development Expenses

        As part of the asset acquisition of Ichorion in the third quarter of 2018, Cerecor acquired $18.7 million of in-process research and development ("IPR&D") for three preclinical therapies for inherited metabolic disorders known as CDGs (CERC-801, CERC-802 and CERC-803). The fair value of the IPR&D was immediately recognized as acquired in-process research and development expense as the IPR&D asset has no other alternate use due to the stage of development. There was no acquired in-process research and development expense for the three months ended September 30, 2018.

General and Administrative Expenses

        The following table summarizes Cerecor's general and administrative expenses for the three months ended September 30, 2019 and 2018:

	Three Months Ended September 30,
	2019	2018
	(in thousands)
Salaries, benefits and related costs	$852	$1,139
Legal, consulting and other professional expenses	1,197	(203)
Stock-based compensation expense	474	843
Other	156	105

	$2,679	$1,884

        General and administrative expenses were $2.7 million for the three months ended September 30, 2019, which is an increase of $0.8 million compared to the three months ended September 30, 2018. The overall increase was driven by a $1.4 million increase in legal, consulting, and other professional expenses, partially offset by a $0.7 million decrease in stock-based compensation and salaries, benefits and related costs.

        For the three months ended September 30, 2018, Cerecor recognized a $1.0 million reversal of legal expenses due to a purchase price allocation measurement period adjustment identified for TRx acquisition during the third quarter of 2018. As this was specific to purchase price allocation, no such reversal was recognized for the three months ended September 30, 2019, thus driving $1.0 million of the increase in legal, consulting and other professional expense as compared to the same period in 2018. Additionally, for the three months ended September 30, 2019, there was a $0.4 million increase in legal costs related to business development activities during the quarter. Stock-based compensation for the three months ended September 30, 2019 decreased $0.4 million as compared to the same period in 2018 mainly due to $0.3 million of expense recognized for three months ended September 30, 2018 attributable to modifications of awards related to a separated executive during the third quarter of 2018. Finally, salaries, benefits and related costs decreased $0.3 million mainly due to severance benefits paid to a separated executive in the third quarter of 2018, which was not repeated in the third quarter of 2019.

Sales and Marketing Expenses

        The following table summarizes Cerecor's sales and marketing expenses for the three months ended September 30, 2019 and 2018:

	Three Months Ended September 30,
	2019	2018
	(in thousands)
Salaries, benefits and related costs	$1,629	$1,456
Logistics, insurance and other commercial operations expenses	370	338
Stock-based compensation expense	169	70
Advertising and marketing expense	423	415
Other	39	32

	$2,630	$2,311

        Sales and marketing expenses increased $0.3 million for the three months ended September 30, 2019 as compared to the same period in 2018. Salaries, benefits and related costs increased $0.2 million as a result of increasing sales and sales support personnel needed to maintain and grow Cerecor's commercial sales activities in connection with the acquisition of TRx and Avadel's pediatric products. Specifically, during the third quarter of 2018, Cerecor initiated an expansion of the sales force, which was largely completed in the first quarter of 2019. Stock-based compensation expense increased $0.1 million due to an increase in stock option grants during second half of 2018 driven by the sales force expansion as well as the additional expense related to the annual stock option award that was granted on April 1, 2019.

Amortization Expense

        The following table summarizes Cerecor's amortization expense for the three months ended September 30, 2019 and 2018:

	Three Months Ended September 30,
	2019	2018
	(in thousands)
Amortization of intangible assets	$1,037	$1,065

        Amortization expense relates to the acquisition of intangible assets as part of the acquisition of TRx in November 2017 and Avadel's pediatric products in February 2018.

Change in Fair Value of Contingent Consideration

        The following table summarizes Cerecor's change in fair value of contingent consideration for the three months ended September 30, 2019 and 2018:

	Three Months Ended September 30,
	2019	2018
	(in thousands)
Change in fair value of contingent consideration	$(197)	$85

        Cerecor recognized a gain on the change in fair value of contingent consideration of $0.2 million for the three months ended September 30, 2019 as compared to a loss of $0.1 million for the same period in 2018. The contingent consideration is related to the potential for future payment of consideration that is contingent upon the achievement of operation and commercial milestones and royalty payments on future product sales as part of Cerecor's acquisition of Avadel's pediatric products. The fair value of contingent consideration was determined at the acquisition date. Subsequent to the acquisition date, at each reporting period, the contingent consideration liability is remeasured at the current fair value with changes recorded in operating expenses in the condensed consolidated statement of operations. The $0.2 million gain recognized for the three months ended September 30, 2019 was related to the decrease in the fair value of contingent consideration related to the future potential royalties on Avadel's pediatric products.

Other Expense, Net

        The following table summarizes Cerecor's other expense, net for the three months ended September 30, 2019 and 2018:

	Three Months Ended September 30,
	2019	2018
	(in thousands)
Change in fair value of warrant liability and unit purchase option liability	$35	$(3)
Other expense, net	(15)	—
Interest expense, net	(206)	(235)

	$(186)	$(238)

Income Tax Expense

        The following table summarizes Cerecor's income tax expense for the three months ended September 30, 2019 and 2018:

	Three Months Ended September 30,
	2019	2018
	(in thousands)
Income tax expense	$116	$52

        The provision for income taxes was $0.1 million for three months ended September 30, 2019 and includes estimated cash taxes and deferred taxes related to the amortization of tax deductible goodwill. Additionally, discrete to the three months ended September 30, 2019, the income tax expense includes interest and penalties on the outstanding taxes payable to the IRS and various state authorities. The provision for income taxes was $0.1 million for the three months ended September 30, 2018 and was composed of state income tax for one of Cerecor's wholly owned subsidiaries.

Comparison of the Nine Months Ended September 30, 2019 and 2018

        The following table summarizes Cerecor's revenue for the nine months ended September 30, 2019 and 2018:

	Nine Months Ended September 30,
	2019	2018
	(in thousands)
Product revenue, net	$15,374	$13,046
License and other revenue	100	—
Sales force revenue	—	297

	$15,474	$13,343

Product Revenue, Net

        Net product revenue increased $2.3 million for the nine months ended September 30, 2019 as compared to the same period in 2018. The increase was due to favorable product mix and unit growth driven by the sales force expansion as well as due to a full year of sales of products that were acquired during the first quarter of 2018.

License and Other Revenue

        In August 2019, Cerecor assigned and transferred its rights, title, interest, and obligations with respect to CERC-611 to ES Therapeutics in exchange for initial gross proceeds of $0.1 million, which was recognized as license and other revenue for the three months ended September 30, 2019. Under the Assignment Agreement, Cerecor is also eligible for the following potential milestone payments: (a) a $7.5 million milestone payment to Cerecor upon cumulative net sales of licensed products reaching $750.0 million; and (b) a $12.5 million milestone payment to Cerecor upon cumulative net sales of licensed products reaching $1.3 billion. There was no license and other revenue for the nine months ended September 30, 2018.

Sales Force Revenue

        As part of the acquisition of TRx in November 2017, Cerecor acquired a sales and marketing agreement with PAI under which Cerecor received a monthly marketing fee to promote, market and sell certain products on behalf of PAI. Cerecor was also entitled to a share of PAI's profits. For the nine months ended September 30, 2018, sales force revenue was $0.3 million. The PAI contract was canceled during the second quarter of 2018 and therefore there is no sales force revenue for the nine months ended September 30, 2019.

Cost of Product Sales

        Cost of product sales was $3.2 million for the nine months ended September 30, 2019, as compared to $5.4 million for the nine months ended September 30, 2018. For the nine months ended September 30, 2018, Cerecor recognized $1.7 million in cost of product sales related to post-acquisition minimum obligations pursuant to the Lachlan Agreement net of indemnity receivable. Prior to the third quarter of 2018, Cerecor had not recognized any post-acquisition minimum obligations related to the Lachlan Agreement because Cerecor previously believed a market change had occurred thus not contractually requiring Cerecor to pay such minimum obligations. In October 2018, Cerecor received an interim ruling related to the market change dispute in which it interpreted to mean that a market change had not occurred and therefore the minimum purchase obligation and minimum royalty provisions of the contract are active and due for any prior periods as well as going forward for any future periods. Accordingly, for the nine months ended September 30, 2018, Cerecor recognized $1.7 million in cost of product sales related to the post-acquisition minimum obligations. During the second quarter of 2019, Cerecor entered into a Settlement Agreement which fully released all current and future liabilities related to the Lachlan Agreement, resulting in a net reversal of $1.6 million to cost of products sales for the nine months ended September 30, 2019.

        The decrease is partially offset by increased cost of product sales recognized for sales of Cerecor's pediatric products driven by increased sales for the nine months ended September 30, 2019. The decrease was further partially offset by the write down of Flexichamber inventory as of June 30, 2019 to $0 (related to the impairment of the Flexichamber intangible asset recognized during the second quarter of 2019), which resulted in a $0.2 million charge to cost of product sales for the nine months ended September 30, 2019.

Research and Development Expenses

        The following table summarizes Cerecor's research and development expenses for the nine months ended September 30, 2019 and 2018:

	Nine Months Ended September 30,
	2019	2018
	(in thousands)
Preclinical expenses	$1,686	$1,403
Clinical expenses	3,999	1,122
CMC expenses	2,551	157
Internal expenses not allocated to programs:
Salaries, benefits and related costs	1,489	809
Stock-based compensation expense	354	64
Other	(1,222)	225

	$8,857	$3,780

        Research and development expenses increased $5.1 million for the nine months ended September 30, 2019 compared to the same period in 2018. The overall increase is driven by an increase in research and development activities during the current year as Cerecor continues to develop its pipeline assets. Clinical expenses increased $2.9 million primarily due to increased activities related to the CERC-301 clinical study in nOH during the first half of 2019 and activities related to CERC-801, CERC-802, and CERC-803, which were acquired as part of the Ichorion Acquisition in September 2018. CMC expenses increased $2.4 million for the nine months ended September 30, 2019 compared to the same period in 2018 due to additional spending on manufacturing to support clinical development. Salaries, benefits and related costs increased by $0.7 million compared to the same period in 2018 due to an increase in headcount and salary-related costs needed to maintain and grow Cerecor's research and development activities as Cerecor continues to invest in its pipeline. Additionally, stock-based compensation increased by $0.3 million due to an increase in stock option grants in 2019 driven by an increased headcount, as well as the additional expense related to the annual stock option award that was granted on April 1, 2019.

        These increases were partially offset by a $1.3 million reversal of research and development expense related to Cerecor's assignment of its license agreement with respect to CERC-611 to ES Therapeutics in the third quarter of 2019. Pursuant to the Assignment Agreement, Cerecor assigned and transferred its rights, interest and obligations related to the compound, thus releasing Cerecor's contingent payment of $1.3 million to Lilly upon the first subject dosage of CERC-611 in a multiple ascending dose study, which was previously recorded as a license obligation on the balance sheet as of June 30, 2019. The decrease of the license obligation to $0 as of September 30, 2019 resulted in an offset of research and development expense for the nine months ended September 30, 2019.

Acquired In-Process Research and Development Expenses

        As part of the asset acquisition of Ichorion in the third quarter of 2018, Cerecor acquired $18.7 million of IPR&D for three preclinical therapies for inherited metabolic disorders known as CDGs (CERC-801, CERC-802 and CERC-803). The fair value of the IPR&D was immediately recognized as acquired IPR&D expense as the IPR&D asset has no other alternate use due to the stage of development. There was no acquired IPR&D expense for the nine months ended September 30, 2019.

General and Administrative Expenses

        The following table summarizes Cerecor's general and administrative expenses for the nine months ended September 30, 2019 and 2018:

	Nine Months Ended September 30,
	2019	2018
	(in thousands)
Salaries, benefits and related costs	$3,308	$2,614
Legal, consulting and other professional expenses	2,858	3,324
Stock-based compensation expense	1,139	1,600
Other	473	296

	$7,778	$7,834

        General and administrative expenses decreased $0.1 million for the nine months ended September 30, 2019 compared to the same period in 2018. The overall minimal decrease compared to the prior year was driven by a $0.5 million decrease in legal, consulting and other professional fees and a $0.5 million decrease in stock-based compensation, largely offset by a $0.7 million increase in salaries, benefits and related costs and a $0.2 million increase in other general and administrative expenses.

        Legal, consulting and other professional expenses decreased $0.5 million, which was driven by a substantial decrease in consulting fees in the current year. The consulting fees incurred in the prior year were related to the integration of the acquisitions of TRx and Avadel's pediatric products. Cerecor has since increased corporate headcount and therefore utilizes less consulting services to meet accounting and reporting requirements. Further, stock-based compensation expense decreased $0.5 million for the nine months ended September 30, 2019 as compared to the same period in 2018 mainly due to the recognition of $0.3 million of stock-based compensation expense related to the modification of a separated executive's awards for the nine months ended September 30, 2018, and due to the current year reversal of the full expense recognized of $0.5 million related to the former chief executive officer's unvested market-based options that were forfeited during the second quarter of 2019, partially offset by expense recognized for stock options granted to executives in the period and Cerecor's annual stock option award. The decreases to general and administrative expenses were largely offset by a $0.7 million increase in salaries, benefits and related costs due to an increase in headcount and salary-related costs. Additionally, other expenses increased $0.2 million primarily due to increased licenses and fees in the current year and an increase in expenses related to Cerecor's new corporate headquarters.

Sales and Marketing Expenses

        The following table summarizes Cerecor's sales and marketing expenses for the nine months ended September 30, 2019 and 2018:

	Nine Months Ended September 30,
	2019	2018
	(in thousands)
Salaries, benefits and related costs	$5,269	$4,086
Logistics, insurance and other commercial operations expenses	1,053	847
Stock-based compensation expense	449	133
Advertising and marketing expense	1,726	728
Other	179	95

	$8,676	$5,889

        Sales and marketing expenses increased $2.8 million for the nine months ended September 30, 2019 as compared to the same period in 2018. Salaries, benefits and related costs increased $1.2 million as a result of increasing sales and sales support personnel needed to maintain and grow Cerecor's commercial sales activities in connection with the acquisition of TRx and Avadel's pediatric products. Specifically, during the third quarter of 2018, Cerecor initiated an expansion of the sales force, which was largely completed in the first quarter of 2019. Stock-based compensation expense increased $0.3 million due to an increase in stock option grants during the second half of 2018 driven by the sales force expansion as well as the additional expense related to the annual stock option award that was granted on April 1, 2019. Advertising and marketing expenses increased $1.0 million due to an increased focus on advertising and marketing initiatives during the current year to support the portfolio of pediatric drugs and to support the go-to-market strategy of the CERC-800s.

Amortization Expense

        The following table summarizes Cerecor's amortization expense for the nine months ended September 30, 2019 and 2018:

	Nine Months Ended September 30,
	2019	2018
	(in thousands)
Amortization of intangible assets	$3,195	$3,316

        Amortization expense relates to the acquisition of intangible assets as part of the acquisition of TRx in November 2017 and Avadel's pediatric products in February 2018.

Impairment of Intangible Assets

        The following table summarizes Cerecor's expense related to impairment of intangible assets for the nine months ended September 30, 2019 and 2018:

	Nine Months Ended September 30,
	2019	2018
	(in thousands)
Impairment of intangible assets	$1,449	$1,862

        Cerecor recorded expense related to impairment of intangible assets of $1.4 million for the nine months ended September 30, 2019 due to the impairment of the Flexichamber intangible asset. During the second quarter of 2019, Cerecor made a strategic decision to cease sales force promotion of Flexichamber. As a result of this decision paired with significant deviations from forecasted sales, management identified an impairment indicator for Flexichamber during the second quarter of 2019. Accordingly, Cerecor performed a test for recoverability and concluded that the sum of its estimated future undiscounted cash flows was less than its carrying value. Management then measured the impairment loss by calculating the excess of the carrying amount of Flexichamber over its fair value. Management determined that due to the absence of future material cash flows that the fair value was $0 and therefore the impairment loss equated Flexichamber's carrying amount on June 30, 2019 of $1.4 million.

        Cerecor recorded impairment of intangible asset expense of $1.9 million for the nine months ended September 30, 2018 due to the impairment of the PAI sales and marketing agreement intangible asset upon termination of the corresponding agreement.

Change in Fair Value of Contingent Consideration

        The following table summarizes Cerecor's change in fair value of contingent consideration for the nine months ended September 30, 2019 and 2018:

	Nine Months Ended September 30,
	2019	2018
	(in thousands)
Change in fair value of contingent consideration	$(1,009)	$361

        Cerecor recognized a gain on the change in fair value of contingent consideration of $1.0 million for the nine months ended September 30, 2019 as compared to a loss of $0.4 million for the same period in 2018. The contingent consideration is related to the potential for future payment of consideration that is contingent upon the achievement of operation and commercial milestones and royalty payments on future product sales as part of Cerecor's acquisitions of Avadel's pediatric products and TRx. The fair value of contingent consideration was determined at the acquisition date. Subsequent to the acquisition date, at each reporting period, the contingent consideration liability is remeasured at the current fair value with changes recorded in operating expenses in the condensed consolidated statement of operations.

        The gain recognized in the current period is largely related to Cerecor entering into the Lachlan Settlement Agreement during the second quarter of 2019 which released Cerecor from the potential contingent payments related to the TRx acquisition, thus reducing the fair value down to $0 as of June 30, 2019. This represented a gain on the change of fair value of contingent consideration of $1.3 million for the nine months ended September 30, 2019.

Other Expense, Net

        The following table summarizes Cerecor's other income (expense) for the nine months ended September 30, 2019 and 2018:

	Nine Months Ended September 30,
	2019	2018
	(in thousands)
Change in fair value of warrant liability and unit purchase option liability	$7	$(22)
Other (expense) income, net	(24)	19
Interest expense, net	(614)	(578)

	$(631)	$(581)

Income Tax Expense

        The following table summarizes Cerecor's income tax expense for the nine months ended September 30, 2019 and 2018:

	Nine Months Ended September 30,
	2019	2018
	(in thousands)
Income tax expense	$348	$92

        The provision for income taxes was $0.3 million for the nine months ended September 30, 2019 and includes estimated cash taxes and deferred taxes related to the amortization of tax deductible goodwill. Additionally, discrete to the nine months ended September 30, 2019, the income tax expense includes interest and penalties on the outstanding taxes payable to the IRS and various state authorities. The provision for income taxes was $0.1 million for the nine months ended September 30, 2018 and was composed of state income tax for one of Cerecor's wholly owned subsidiaries.

Comparison of the Years Ended December 31, 2018 and 2017

        The following table summarizes Cerecor's revenue for the years ended December 31, 2018 and 2017

	Year Ended December 31,
	2018	2017
	(in thousands)
Product revenue, net	$17,871	$1,910
Sales force revenue	456	278
License and other revenue	—	25,000
Grant revenue	—	625

	$18,327	$27,813

Product revenue, net

        Product revenue, net was $17.9 million for the year ended December 31, 2018, compared to $1.9 million for the year ended December 31, 2017. The net product revenue for the year ended December 31, 2018 represents a full year of revenues from the sale of products acquired in the acquisition of TRx Pharmaceuticals, LLC ("TRx") on November 17, 2017 and nearly a full year of sales of products acquired from the acquisition of Avadel's pediatric products on February 16, 2018. The net product revenue for the year ended December 31, 2017 represents revenues from the sale of Cerecor's pediatric products following the acquisition of TRx on November 17, 2017.

Sales force revenue

        As part of the acquisition of TRx in November 2017, Cerecor acquired a sales and marketing agreement with Pharmaceutical Associates, Inc. ("PAI") in which it received a monthly marketing fee to promote, market and sell certain products on behalf of PAI. Cerecor was also entitled to a share of PAI's profits. Sales force revenue was $0.5 million for the year ended December 31, 2018 as compared to $0.3 million for the year ended December 31, 2017. The increase was due to 1.5 months of revenue in 2017 as compared to four months of revenue in 2018. The PAI contract was canceled during the second quarter of 2018.

License and other revenue

        There was no license and other revenue for the year ended December 31, 2018, compared to $25.0 million for the year ended December 31, 2017. In the third quarter of 2017, Cerecor sold CERC-501 to Janssen in exchange for initial gross proceeds of $25.0 million. Under this agreement, it is also eligible for a potential future $20.0 million regulatory milestone payment. The terms of the agreement provide that Janssen will assume ongoing clinical trials and be responsible for any new development and commercialization of CERC-501.

Grant revenue

        There was no grant revenue for the year ended December 31, 2018, compared to $0.6 million for the year ended December 31, 2017. The grant revenues for the year ended December 31, 2017 related to CERC-501 and were dependent upon the timing and progress of the underlying studies and development activities. The grant revenue and study costs related to these grants were discontinued with the sale of CERC-501 to Janssen in August 2017.

Cost of product sales

        Cost of product sales was $7.5 million for the year ended December 31, 2018, compared to $0.6 million for the year ended December 31, 2017. Cost of product sales related to sales of products from Cerecor's pediatric products that it recently acquired. The increase of $6.9 million in cost of product sales in the current year is due to Cerecor having a full year of sales of products acquired from the TRx acquisition in 2017 and nearly a full year of sales of products acquired from the acquisition of Avadel's pediatric products on February 16, 2018, while in the previous year Cerecor had approximately one month of sales since TRx was acquired on November 17, 2017.

Research and Development Expenses

        The following table summarizes Cerecor's research and development expenses for the years ended December 31, 2018 and 2017:

	Year Ended December 31,
	2018	2017
	(in thousands)
Preclinical expenses	$1,886	$1,162
Clinical expenses	1,693	607
CMC expenses	389	677
Internal expenses not allocated to programs:
Salaries, benefits and related costs	1,223	1,476
Stock-based compensation expense	101	152
Other	495	299

	$5,787	$4,373

        Research and development expenses were $5.8 million for the year ended December 31, 2018, an increase of $1.4 million compared to the same period in 2017. Preclinical expenses increased by $0.7 million primarily due to toxicology studies performed during 2018 in support of clinical development. Clinical expenses increased by $1.1 million compared to the same period in 2017 primarily due to activities related to the CERC-301 clinical study in nOH and activities related to CERC-801, CERC-802, and CERC-803, which were acquired as part of the Ichorion acquisition in September 2018. Chemistry, Manufacturing, and Controls ("CMC") expenses decreased $0.3 million for the year ended December 31, 2018 compared to the same period in 2017 due to higher prior year spending on clinical trial material stability and drug product to support clinical development.

Acquired In-Process Research and Development Expenses

        The following table summarizes Cerecor's acquired in-process research and development ("IPR&D") expenses for years ended December 31, 2018 and 2017:

	Year Ended December 31,
	2018	2017
	(in thousands)
Acquired in-process research and development	$18,724	$—

        As part of the asset acquisition of Ichorion, Cerecor acquired $18.7 million of IPR&D expenses for three preclinical therapies for inherited metabolic disorders known as CDGs (CERC-801, CERC-802 and CERC-803). The fair value of the IPR&D was immediately recognized as acquired in-process research and development expense as the IPR&D asset has no other alternate use due to the stage of development. There was no acquired in-process research and development expense for the year ended December 31, 2017.

General and Administrative Expenses

        The following table summarizes Cerecor's general and administrative expenses for the years ended December 31, 2018 and 2017:

	Year Ended December 31,
	2018	2017
	(in thousands)
Salaries, benefits and related costs	$3,607	$2,433
Legal, consulting and other professional expenses	4,426	3,944
Stock-based compensation expense	2,136	1,001
Other	508	564

	$10,677	$7,942

        General and administrative expenses were $10.7 million for the year ended December 31, 2018, an increase of $2.7 million compared to the period in 2017. Salaries, benefits and related costs increased by $1.2 million for the year ended December 31, 2018 compared to the same period of 2017 due to an increase in salary related costs. Legal, consulting and other professional expenses increased by $0.5 million compared to the same period of 2017 primarily as a result of the legal, compliance and integration costs associated with Cerecor's acquisitions. Stock-based compensation expense increased by $1.1 million over the same period comparison primarily as a result of the acceleration of the vesting of stock options of a senior executive who was separated in the period and the subsequent recognition of the additional expense, in addition to stock compensation expense related to awards granted to new senior executives.

Sales and Marketing Expenses

        The following table summarizes Cerecor's sales and marketing expenses for the years ended December 31, 2018 and 2017:

	Year Ended December 31,
	2018	2017
	(in thousands)
Salaries, benefits and related costs	$5,571	$303
Consulting and other professional expenses	1,458	140
Stock-based compensation expense	194	4
Advertising and marketing expense	1,161	71
Other	138	52

	$8,522	$570

        Cerecor began to incur sales and marketing expenses after the TRx acquisition on November 17, 2017. Sales and marketing expenses were $8.5 million for the year ended December 31, 2018 as compared to $0.6 million for the year ended December 31, 2017. Salaries, benefits and related costs increased as a result of increasing sales and sales support personnel needed to maintain and grow its commercial sales activities in connection with the acquired TRx and Avadel's pediatric products. Logistics, insurance and other commercial operations expenses were incurred in order to support commercial operations. Advertising and marketing expenses were incurred to support the portfolio of pediatric drug products for sale. During the third quarter of 2018, Cerecor initiated an expansion of the sales force which is expected to be largely completed by the end of the first quarter of 2019.

Amortization expense

        The following table summarizes Cerecor's amortization expense for the years ended December 31, 2018 and 2017:

	Year Ended December 31,
	2018	2017
	(in thousands)
Amortization of intangible assets	$4,532	$404

        Amortization expense was $4.5 million for the year ended December 31, 2018 as compared to $0.4 million for the year ended December 31, 2017. The amortization expense relates to the acquisition of intangible assets as part of the acquisitions of TRx in November 2017 and Avadel's pediatric products in February 2018. The increase of amortization expense of $4.1 million for the year ended December 31, 2018 as compared to 2017 is driven by a full year of amortization for the intangible assets acquired as part of the TRx acquisition and amortization from February 16, 2018 through December 31, 2018 for the intangible assets acquired as part of Avadel's pediatric products in 2018. In 2017, the amortization relates only to the intangible assets acquired as part of the TRx acquisition for the period between the TRx acquisition date on November 17, 2017 and December 31, 2017.

Impairment of Intangible Assets

        Cerecor recorded impairment of intangible asset expense of $1.9 million for the year ended December 31, 2018 due to the impairment of the PAI sales and marketing agreement intangible asset upon termination of the corresponding agreement. No expense related to impairment of intangible assets was recognized for the year ended December 31, 2017.

Change in fair value of contingent consideration

        Cerecor recognized a loss on the change in fair value of contingent consideration of $58,366 for the year ended December 31, 2018 as compared to $0 for the same period in 2017. The contingent consideration is related to the potential for future payment of consideration that is contingent upon the achievement of operation and commercial milestones and royalty payments on future product sales as part of Cerecor's acquisitions of Avadel's pediatric products and TRx. The fair value of contingent consideration was determined at the acquisition date (See "Notes to Consolidated Financial Statements," Note5, of this proxy statement/prospectus for more information). Subsequent to the acquisition date, at each reporting period, the contingent consideration liability is remeasured at the current fair value with changes recorded to its own standalone line in operating expenses in the consolidated statement of operations.

Other expense, net

        The following table summarizes Cerecor's other expense, net for the years ended December 31, 2018 and 2017:

	Year Ended December 31,
	2018	2017
	(in thousands)
Change in fair value of warrant liability and unit purchase option liability	$25	$(30)
Other income, net	14	—
Interest expense, net	(812)	(24)

	$(773)	$(54)

        Other expense, net was $0.8 million for the year ended December 31, 2018 as compared to $0.1 million for the same period in 2017. Interest expense increased $0.8 million for the year ended December 31, 2018 as compared to the same period in 2017. The interest expense recognized in the year ended December 31, 2018 relates to interest for the Deerfield obligation assumed as part of the Avadel Pediatric Products Acquisition, which took place in the first quarter of 2018. Interest expense was minimal for the year ended December 31, 2017 due to the reduction in the principal balance of the secured term loan facility which was paid off in August 2017.

Income tax (benefit) expense

        The income tax benefit was $33,910 for the year ended December 31, 2018. The provision for income taxes for the year ended December 31, 2018 is composed of an adjustment benefit from the return to provision true up of a prior year tax liability, offset by state income tax of one subsidiary, and deferred income tax expense, all of which were not significant. The provision for income taxes was $2.0 million for the year ended December 31, 2017 due to the net income generated from the sale of CERC-501 to Janssen during the third quarter of 2017. The annual effective tax rate was 0.09% and 14.21% for the years ended December 31, 2018 and 2017, respectively.

Liquidity and Capital Resources

        In order to meet its cash flow needs, Cerecor applies a disciplined decision-making methodology as it evaluates the optimal allocation of Cerecor's resources between investing in Cerecor's development portfolio and acquisitions or in-licensing of new assets. For the nine months ended September 30, 2019, Cerecor generated a net loss of $17.7 million and negative cash flow from operations of $17.5 million. As of September 30, 2019, Cerecor had an accumulated deficit of $115.9 million and a balance of $5.3 million in cash and cash equivalents.

        During the first quarter of 2019, Cerecor closed an underwritten public offering of common stock for 1,818,182 shares of common stock of Cerecor, at a price to the public of $5.50 per share ("public price"). Armistice, its largest stockholder, participated in the offering by purchasing 363,637 shares of common stock of Cerecor from the underwriter at the public price. Cerecor director Steven J. Boyd is Armistice's Chief Investment Officer. The net proceeds of the offering were approximately $9.0 million. During the third quarter of 2019, Cerecor entered into a securities purchase agreement with Armistice, pursuant to which Cerecor sold 1,200,000 shares of its common stock for a purchase price of $3.132 per share. Net proceeds of the private placement were approximately $3.7 million. During the fourth quarter of 2019, Cerecor entered into, and subsequently closed on, the Aytu Purchase Agreement to sell Cerecor's rights, title and interest in, assets relating to its Pediatric Portfolio and related commercial infrastructure for a combination of cash and preferred stock totaling $17 million

($4.5 million in cash and $12.5 million in Aytu preferred stock) and assumption of certain of Cerecor's liabilities including Cerecor's payment obligations payable to Deerfield and certain other liabilities in excess of $15 million.

        Cerecor plans to use its current cash on hand inclusive of the $4.5 million cash collected in the fourth quarter of 2019 from the sale of the Pediatric Portfolio and related commercial infrastructure and the anticipated cash flows from Cerecor's product sales of Millipred to offset costs related to its neurology programs, orphan disease programs, business development, and costs associated with its organizational infrastructure. Cerecor expects to continue to incur significant expenses and operating losses for the immediate future as it continues to invest in its pipeline assets. Cerecor's ability to achieve and maintain profitability in the future is dependent on, among other things, the development, regulatory approval, and commercialization of its pipeline assets, the potential sale of any PRVs it receives and revenue from Millipred product sales, all being adequate to support its cost structure and pipeline asset development.

        For the year ended December 31, 2018, Cerecor generated a net loss of $40.1 million and negative cash flow from operations of $3.1 million. As of December 31, 2018, Cerecor had an accumulated deficit of $98.2 million and a balance of $10.6 million in cash and cash equivalents. During the third quarter of 2018, it entered into a securities purchase agreement with Armistice, pursuant to which it sold 1,000,000 shares of its common stock that generated net proceeds of approximately $3.9 million (see "Armistice Private Placements" in "Notes to Consolidated Financial Statements," Note 13, of this proxy statement/prospectus for a description of this transaction). During the fourth quarter of 2018, Armistice exercised warrants for convertible preferred stock that generated net proceeds of approximately $5.7 million (see "December 2018 Armistice Private Placement" in "Notes to Consolidated Financial Statements," Note 13, of this proxy statement/prospectus for a description of this transaction). Additionally, during the first quarter of 2019, Cerecor closed on an underwritten public offering of common stock for 1,818,182 shares of its common stock, at a price to the public of $5.50 per share ("public price"). Armistice participated in the offering by purchasing 363,637 shares of Cerecor's common stock from the underwriter at the public price. The net proceeds to Cerecor from the offering was approximately $9.0 million.

        Cerecor believes it will require additional financing to continue to execute its clinical development strategy and fund future operations. Cerecor plans to meet its capital requirements through operating cash flows from product sales of Millipred and some combination of PRV sales, equity or debt financings, collaborations, out- licensing arrangements, strategic alliances, federal and private grants, marketing, distribution or licensing arrangements or the sale of current or future assets. If Cerecor is not able to secure adequate additional funding, Cerecor may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible or suspend or curtail planned programs. If Cerecor raises additional funds through collaborations, strategic alliances or licensing arrangements with third parties, Cerecor may have to relinquish valuable rights to its technologies, future revenue streams, research programs or product candidates.

        Cerecor's plan to aggressively develop its pipeline will require substantial cash in excess of what Cerecor expects its cash from the current commercial operations to generate.

Uses of Liquidity

        Cerecor uses cash and the anticipated positive net cash flows from its product sales of Millipred to fund research and development expenses related to its neurology and pediatric rare disease pipelines, business development and costs associated with its organizational infrastructure.

Ichorion Asset Acquisition

        On September 24, 2018, Cerecor entered into a merger agreement in which it acquired Ichorion Therapeutics, Inc. The consideration for the Ichorion acquisition at closing consisted of 5.8 million shares of Cerecor's common stock, par value $0.001 per share, as adjusted for estimated working capital. The shares are subject to a lockup date of December 31, 2019. Consideration for the merger included certain development milestones worth up to an additional $15 million, payable either in shares of Cerecor's common stock or in cash, at the election of Cerecor. There will be future cash outflow for research and development costs associated with the development of the assets acquired as part of the Ichorion acquisition (CERC-801, CERC-802, CERC-803 and CERC-913).

Avadel Pediatric Products Acquisition

        On February 16, 2018, Cerecor entered into an asset purchase agreement with Avadel US Holdings, Inc., Avadel Pharmaceuticals (USA), Inc., Avadel Pediatrics, Inc., Avadel Therapeutics, LLC and Avadel Pharmaceuticals PLC (collectively "Avadel") to purchase and acquire all rights in Avadel's pediatric products. Cerecor made a nominal cash payment for the acquired assets and assumed certain of Avadel's financial obligations to Deerfield CSF, LLC, ("Deerfield") which include a $15 million loan due in January 2021 and certain royalty obligations through February 2026.

TRx Pharmaceuticals, LLC Acquisition

        On November 17, 2017, Cerecor and TRx entered into a purchase agreement in which Cerecor acquired TRx, including subsidiary Zylera Pharmaceuticals, LLC and its franchise of pediatric medications. The consideration for the acquisition consists of $18.9 million in cash, subject to working capital adjustments, as well as approximately 7.5 million shares of Cerecor's common stock having a market value of $8.5 million and certain contingent consideration with a fair value of $1.4 million.

Deerfield Debt Obligation

        In relation to Cerecor's acquisition of Avadel's pediatric products on February 16, 2018, it assumed an obligation that Avadel had to Deerfield, (the "Deerfield Obligation"). Beginning in July 2018 through October 2020, Cerecor will pay a quarterly payment of $262,500 to Deerfield. In January 2021, a balloon payment of $15,250,000 is due. The Deerfield Obligation was $15.4 million as of December 31, 2018, of which $1.1 million is recorded as a current liability.

        The Deerfield Obligation contains certain covenants, explained below, in which Cerecor is in compliance with as of December 31, 2018. Cerecor cannot waive, breach, terminate or materially amend any of the acquired Avadel pediatric products' commercial, supply, and distribution agreements which include the Karbinal Agreement, the AcipHex Agreement, and the Cefaclor Agreement (See "Notes to Consolidated Financial Statements," Note 11, of this proxy statement/prospectus for a full description of each of these agreements) until the Deerfield Obligation is paid in full. Further, until the obligation is paid in full, each year Cerecor must complete no fewer than 60,000 P1 product details and no fewer than 50,000 P2 product details. A product detail is a meeting between a sales person and a health care professional where the sales person presents on Cerecor's products. A P1 is either the first presentation made or is the longest presentation during a meeting, while a P2 is the second longest presentation made during a meeting. The restrictive nature of the Deerfield Obligation may impact Cerecor's ability to obtain additional financings.

        In connection with Cerecor entering into the Aytu transaction in October 2019, Aytu assumed the Deerfield Obligation upon closing of the transaction on November 1, 2019. However, the balance as of September 30, 2019 does not factor in Aytu's assumption of the liability because the transaction occurred subsequent to quarter-end.

        On November 1, 2019, in conjunction with the closing of the Aytu transaction, Cerecor entered into a guarantee (the "Guarantee") in favor of Deerfield CSF. The Guarantee guarantees the payment by Aytu of the assumed liabilities to Deerfield, which includes the debt obligation and the contingent consideration related to future potential royalties on Avadel's pediatric products. Additionally, on November 1, 2019, Cerecor entered into a contribution agreement (the "Contribution Agreement") with Armistice and Avadel, which governs contribution rights and obligations of Cerecor, Armistice and Avadel with respect to amounts that are paid by Armistice and Avadel to Deerfield CSF under certain guarantees made by Armistice and Avadel to Deerfield CSF. The liabilities to Deerfield, which include the debt obligation (consisting of the balloon payment and the remaining interest payments) and the undiscounted contingent consideration related to future potential royalties on Avadel's pediatric products, were $25.7 million as of the closing date on November 1, 2019.

Cash Flows for the Nine Months Ended September 30, 2019 and 2018

        The following table summarizes Cerecor's cash flows for the nine months ended September 30, 2019 and 2018:

	Nine Months Ended September 30,
	2019	2018
	(in thousands)
Net cash (used in) provided by:
Operating activities	$(17,454)	$(1,152)
Investing activities	(262)	1,365
Financing activities	12,424	4,237

Net (decrease) increase in cash and cash equivalents	$(5,292)	$4,450

Net cash used in operating activities

        Net cash used in operating activities was $17.5 million for the nine months ended September 30, 2019 and consisted primarily of a net loss of $17.7 million, which was driven by increased research and development activities as Cerecor continues to fund its pipeline of development assets and also by increased sales and marketing expenses incurred to support commercial sales activities. The net loss was partially offset by non-cash depreciation and amortization of $3.3 million, non-cash impairment of intangible assets of $1.4 million related to the impairment of Flexichamber and non-cash stock-based compensation expense of $1.9 million. Changes in working capital included a decrease in other receivables of $5.3 million, an increase in accounts receivable of $1.8 million, a decrease in accrued expenses and other liabilities of $6.6 million, a decrease in license obligations of $1.3 million and a decrease in income taxes payable of $1.0 million. The $5.3 million decrease in other receivables was driven by the Lachlan Settlement that was entered into during the period that, among other terms, released the former TRx owners of their requirement to indemnify Cerecor for pre-acquisition Ulesfia losses. The decrease in accrued expenses and other liabilities was also driven by the Lachlan Settlement that also released Cerecor of all current and future liabilities including minimum purchase obligations and royalties related to the Lachlan Agreement.

        Net cash used in operating activities was $1.2 million for the nine months ended September 30, 2018 and consisted primarily of a net loss of $34.5 million, offset by non-cash acquired IPR&D of $18.7 million, non-cash depreciation and amortization of $3.3 million, non-cash impairment of intangible assets of $1.9 million, non-cash stock- based compensation expense of $1.8 million and changes in working capital, primarily, an increase in accrued expenses of $6.2 million and a decrease in escrowed cash receivable of $3.8 million offset by an increase in other receivable of $3.1 million.

Net cash (used in) provided by investing activities

        Net cash used in investing activities was $0.3 million for the nine months ended September 30, 2019 and consisted primarily of the purchase of property and equipment in connection with Cerecor new corporate headquarters.

        Net cash provided by investing activities was $1.4 million for the nine months ended September 30, 2018 and consisted primarily of cash received as part of the Ichorion Asset Acquisition.

Net cash provided by financing activities

        Net cash provided by financing activities was $12.4 million for the nine months ended September 30, 2019 and consisted primarily of net proceeds of approximately $9.0 million from the underwritten public offering of common stock for 1,818,182 shares of common stock of Cerecor, at a price to the public of $5.50 per share, which Cerecor closed on during the first quarter of 2019. Cerecor also received $3.7 million from a private placement of equity securities with Armistice during the third quarter of 2019. Additionally, for the nine months ended September 30, 2019, Cerecor received $0.3 million of proceeds from exercise of stock options and warrants and $0.1 million of proceeds from sales of common stock under the employee stock purchase plan. The increase was partially offset by $0.6 million of payments of contingent consideration related to the Avadel acquisition.

        Net cash provided by financing activities was $4.2 million for the nine months ended September 30, 2018 and consisted primarily of net proceeds of $3.9 million from a private placement of equity securities with Armistice and $0.5 million of proceeds from option and warrant exercises, partially offset by $0.1 million payment of contingent consideration.

Cash Flows for the Years Ended December 30, 2018 and 2017

        The following table summarizes Cerecor's cash flows for the years ended December 31, 2018 and 2017:

	December 31,
	2018	2017
	(in thousands)
Net cash provided by (used in):
Operating activities	$(3,128)	$12,579
Investing activities	865	(18,912)
Financing activities	10,404	3,737

Net increase (decrease) in cash and cash equivalents	$8,141	$(2,596)

Net cash (used in) provided by operating activities

        Net cash used in operating activities was $3.1 million for the year ended December 31, 2018 and consisted primarily of a net loss of $40.1 million, offset by non-cash acquired in-process research and development of $18.7 million, depreciation and amortization of $4.6 million, non-cash stock-based compensation expense of $2.4 million, impairment of intangible assets of $1.9 million and changes in working capital, primarily, an increase in accrued expenses of $7.8 million, largely related to the Lachlan minimum obligations as discussed in "Notes to Consolidated Financial Statements," Note 11, of this proxy statement/prospectus and an decrease in escrowed cash receivable of $3.8 million.

        Net cash provided by operating activities was $12.6 million for the year ended December 31, 2017 and consisted primarily of net income of $11.9 million, adjusted for non-cash stock-based compensation expense of $1.2 million, depreciation and amortization of $0.4 million and changes in deferred tax liabilities of $0.8 million, and changes in working capital, primarily, a change in income tax payable of $2.3 million and accrued expenses and other current liabilities of $2.0 million, offset by a change in escrowed cash receivable of $3.8 million.

Net cash provided by (used in) investing activities

        Net cash provided by investing activities was $0.9 million for the year ended December 31, 2018 and consisted of $1.4 million of cash acquired from the acquisition of Ichorion partially offset by purchase of property, plant and equipment of $0.6 million, which includes leasehold improvement costs incurred as part of Cerecor's lease for its new corporate headquarters.

        Net cash used in investing activities was $18.9 million for the year ended December 31, 2017 and consisted primarily of the upfront cash payment for the acquisition of TRx of $18.9 million.

Net cash provided by financing activities

        Net cash provided by financing activities was $10.4 million for the year ended December 31, 2018, which consisted primarily of proceeds of $5.7 million from the warrant exercise of non-voting preferred stock by Armistice Capital in December 2018, net proceeds of $3.9 million from a private placement of equity securities to Armistice Capital in August 2018, and $1.1 million of proceeds from option and warrant exercises throughout the year. The increase was partially offset by $0.3 million payment of contingent consideration related to the Avadel acquisition.

        Net cash provided by financing activities was $3.7 million for the year ended December 31, 2017, which consisted primarily of net proceeds from the Armistice Capital transaction of $4.6 million, proceeds from the sale of common stock to Maxim and Aspire Capital of $1.4 million, offset by principal payments on its term loan of $2.4 million.

Critical Accounting Policies, Estimates, and Assumptions

        In preparing its financial statements, Cerecor makes estimates and assumptions that have an impact on assets, liabilities, revenue and expenses reported. These estimates can also affect supplemental information disclosed by it, including information about contingencies, risk and financial condition. Cerecor believes, given current facts and circumstances, its estimates and assumptions are reasonable, adhere to GAAP and are consistently applied. Inherent in the nature of an estimate or assumption is the fact that actual results may differ from estimates, and estimates may vary as new facts and circumstances arise.

        While Cerecor's significant accounting policies are more fully described in Note 2 to the audited consolidated financial statements appearing elsewhere in the proxy statement/prospectus, Cerecor believes the following accounting policies are critical to the understanding of its financial condition and results.

Product Revenue, Net

        Cerecor generates substantially all of its revenue from sales of prescription pharmaceutical products to its customers and have identified a single product delivery performance obligation, which is the provision of prescription pharmaceutical products to its customers based upon master service agreements in place with wholesaler distributors, purchase orders from retail pharmacies or other direct customers and a contractual arrangement with a specialty pharmacy. The performance obligation is satisfied at a point in time, when control of the product has been transferred to the customer, either at the time the product has been received by the customer or to a lesser extent when the product is shipped. Cerecor determines the transaction price based on fixed consideration in its contractual agreements and the transaction price is allocated entirely to the performance obligation to provide pharmaceutical products. In determining the transaction price, a significant financing component does not exist because the timing from when it delivers product to when the customers pay for the product is less than one year and the customers do not pay for product in advance of the transfer of the product.

        Revenues from sales of products are recorded net of any variable consideration for estimated allowances for returns, chargebacks, distributor fees, prompt payment discounts, government rebates and other common gross-to-net revenue adjustments. The identified variable consideration is recorded as a reduction of revenue at the time revenues from product sales are recognized. Cerecor recognizes revenue only to the extent that it is probable that a significant revenue reversal will not occur in a future period.

        Provisions for returns and government rebates are included within current liabilities in the consolidated balance sheet. Provisions for prompt payment discounts and distributor fees, are included as a reduction to accounts receivable. Calculating these items involves estimates and judgments based on sales or invoice data, contractual terms, historical utilization rates, new information regarding changes in these programs' regulations and guidelines that would impact the amount of the actual rebates, Cerecor's expectations regarding future utilization rates for these programs, and channel inventory data. These estimates may differ from actual consideration amount received and Cerecor will re-assess these estimates and judgments each reporting period to adjust accordingly.

Returns and Allowances

        Consistent with industry practice, Cerecor maintains a return policy that allows customers to return product within a specified period both prior to and, in certain cases, subsequent to the product's expiration date. Its return policy generally allows customers to receive credit for expired products within six months prior to expiration and within one year after expiration. The provision for returns and allowances consists of estimates for future product returns and pricing adjustments. The primary factors considered in estimating potential product returns include:

  •
  the shelf life or expiration date of each product;

  •
  historical levels of expired product returns;

  •
  external data with respect to inventory levels in the wholesale distribution channel;

  •
  external data with respect to prescription demand for Cerecor's products; and

  •
  the estimated returns liability to be processed by year of sale based on analysis of lot information related to actual historical returns.

        Cerecor's estimate for returns and allowances may be impacted by a number of factors, but the principal factor relates to the level of inventory in the distribution channel.

Rebates

        Cerecor is also subject to rebates on sales made under governmental pricing programs. For example, Medicaid rebates are amounts owed based upon contractual agreements or legal requirements with public sector (Medicaid) benefit providers after the final dispensing of the product by a pharmacy to a benefit plan participant. Medicaid reserves are based on expected payments, which are driven by patient usage, contract performance and field inventory that will be subject to a Medicaid rebate. Medicaid rebates are typically billed up to 180 days after the product is shipped, however can be as much as 270 days after the quarter in which the product is dispensed to the Medicaid participant. In addition to the estimates mentioned above, Cerecor's calculation also requires other estimates, such as estimates of sales mix, to determine which sales are subject to rebates and the amount of such rebates. Periodically, Cerecor adjusts the Medicaid rebate provision based on actual claims paid. Due to the delay in billing, adjustments to actual claims paid may incorporate revisions of this provision for several periods. Because Medicaid pricing programs involve particularly difficult interpretations of complex statutes and regulatory guidance, its estimates could differ from actual experience.

        In determining estimates for these rebates, Cerecor considers the terms of the contracts, relevant statutes, historical relationships of rebates to revenues, past payment experience, estimated inventory levels and estimated future trends.

Accounting Policy Elections Related to Adoption of New Revenue Recognition Standard

        Cerecor elected the following practical expedients in applying Topic 606 to its identified revenue streams:

  •
  Portfolio approach—contracts within each revenue stream have similar characteristics and Cerecor believes this approach would not differ materially than if applying Topic 606 to each individual contract.

  •
  Modified retrospective approach—Cerecor applied Topic 606 only to contracts with customers which were not completed at the date of initial application, January 1, 2018.

  •
  Significant financing component—Cerecor does not adjust the promised amount of consideration for the effects of a significant financing component as Cerecor expects, at contract inception, that the period between when it transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less.

  •
  Shipping and handling activities—Cerecor considers any shipping and handling costs that are incurred after the customer has obtained control of the product as a cost to fulfill a promise and will account for them as an expense.

  •
  Contract costs—Cerecor recognizes the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that Cerecor otherwise would have recognized is one year or less.

        Cerecor does not incur costs to obtain a contract or costs to fulfill a contract that would result in the capitalization of contract costs. Specifically, internal sales commissions are costs to fulfill a contract and are expensed in the same period that revenue is recognized, which is typically within the same quarterly reporting period. Contract costs are expensed or amortized in "Operating expenses" on Cerecor's Consolidated Statements of Operations appearing elsewhere in this proxy statement/prospectus.

        Cerecor has not made significant changes to the judgments made in applying ASU 2014-09, Revenue from Contracts with Customers (Topic 606) ("ASU 2014-09") for the year ended December 31, 2018.

Cost of Product Sales

        Cost of product sales is comprised of (i) costs to acquire products sold to customers, (ii) royalty, license payments and other agreements granting Cerecor rights to sell related products, (iii) distribution costs incurred in the sale of products; (iv) the value of any write-offs of obsolete or damaged inventory that cannot be sold, (v) minimum sale obligations, and (vi) minimum purchase obligations. Cerecor acquired the rights to sell certain of its commercial products through license and assignment agreements with the original developers or other parties with interests in these products. These agreements obligate Cerecor to make payments under varying payment structures based on its net revenue from related products.

Stock-Based Compensation

        Cerecor applies the provisions of ASC 718, Compensation-Stock Compensation ("ASC 718"), which requires the measurement and recognition of compensation expense for all stock-based awards made to employees, including employee stock options, in the statements of operations.

        For stock options issued to employees and members of the board of directors for their services, Cerecor estimates the grant date fair value of each option using the Black-Scholes option pricing model. The use of the Black-Scholes option pricing model requires management to make assumptions with respect to the expected term of the option, the expected volatility of the common stock consistent with the expected life of the option, risk-free interest rates and expected dividend yields of the common stock. For awards subject to service-based vesting conditions, including those with a graded vesting schedule, Cerecor recognizes stock-based compensation expense equal to the grant date fair value of stock options on a straight-line basis over the requisite service period, which is generally the vesting term. Forfeitures are recorded as they are incurred as opposed to being estimated at the time of grant and revised.

        For stock option grants with market-based conditions, compensation expense is recognized ratably over the attribution period. Cerecor estimates the fair value of the market-based stock option grants using a Monte-Carlo simulation. Cerecor generally estimates fair value using assumptions, including the risk-free interest rate, the expected volatility of a peer group of similar companies, the expected term of the awards and the expected dividend yield. The expected term for market-based stock option awards is based on the expected term calculated using a Monte-Carlo simulation. These estimates involve inherent uncertainties and the application of management's judgment. If factors change and different assumptions are used, its stock-based compensation expense could be materially different in the future.

        The assumptions Cerecor used to determine the fair value of stock options granted to employees and members of the board of directors are as follows:

	Year Ended December 31,
	2018	2017
Service-based options
Risk-free interest rate	2.51% - 3.01%	1.85% - 2.38%
Expected term of options (in years)	5.0 - 6.25	5.0 - 6.25
Expected stock price volatility	55% - 65%	55% - 100%
Expected annual dividend yield	0% - 0%	0% - 0%
Market-based options
Risk-free interest rate	2.84%
Expected term of options (in years)	2.8
Expected stock price volatility	60%
Expected annual dividend yield	0%

        The estimates involved in the valuations include inherent uncertainties and the application of Cerecor's judgment. As a result, if factors change and it uses significantly different assumptions or estimates when valuing its stock options, its stock-based compensation expense could be materially different. Cerecor recognizes compensation expense for only the portion of awards that are expected to vest.

Estimated Fair Value and Change in Fair Value of Contingent Consideration

        Cerecor's business acquisitions of Avadel's pediatric products and TRx involve the potential for future payment of consideration that is contingent upon the achievement of operation and commercial milestones and royalty payments on future product sales. The fair value of contingent consideration was determined at the acquisition date utilizing unobservable inputs such as the estimated amount and timing of projected cash flows, the probability of success (achievement of the contingent event) and the risk-adjusted discount rate used to present value the probability-weighted cash flows. Subsequent to the acquisition date, at each reporting period, the contingent consideration liability is remeasured at the current fair value with changes recorded to its own standalone line in operating expenses in the consolidated statement of operations.

        As part of the acquisition of Avadel's pediatric products, in connection with the Deerfield debt obligation Cerecor also assumed a 15% annual royalty on net sales of the acquired Avadel pediatric products through February 2026. The fair value of the future royalty is the expected future value of the contingent payments discounted to a present value. The estimated fair value of the royalty payments as of December 31, 2018 was $7.8 million. The significant assumptions used in estimating the fair value of the royalty payment as of December 31, 2018 include (i) the expected net sales of the acquired Avadel pediatric products that are subject to the 15% royalty based on Cerecor's net sales forecast, and (ii) the risk-adjusted discount rate of 8.1%, which is comprised of the risk-free interest rate of 2.6% and a counterparty risk of 5.5%.

        The consideration for the TRx acquisition includes certain potential contingent payments. First, pursuant to the TRx purchase agreement, Cerecor is required to pay $3.0 million to the sellers upon the gross profit related to TRx products achieving or exceeding a gross profit of $12.6 million in 2018. It did not achieve this contingent event in 2018 and therefore no value was assigned to the contingent payout for the year ended December 31, 2018. Additionally, Cerecor will pay $2.0 million upon the transfer of the Ulesfia NDA to it ("NDA Transfer Milestone"). Finally, Cerecor will pay $2.0 million upon FDA approval of a new dosage of Ulesfia ("FDA Approval Milestone"). The main inputs utilized to determine the fair value of each milestone is the probability of the milestone's success, the expected time to successfully reach the milestone, and the risk-adjusted discount rate. The estimated fair value of the NDA Transfer Milestone as of December 31, 2018 was $0.9 million. The significant assumptions used in estimating the fair value of the NDA Transfer Milestone as of December 31, 2018 include (i) probability of milestone success of 45.0%, (ii) expected time to milestone of 0.5 years, and (iii) risk-adjusted discount rate of 7.9%, which is comprised of the risk free rate of 2.4% and a counterparty risk of 5.5%. The estimated fair value of the FDA Approval Milestone as of December 31, 2018 was $0.4 million. The significant assumptions used in estimating the fair value of the FDA Approval Milestone as of December 31, 2018 include (i) probability of milestone success at 22.5%, (ii) expected time to milestone of 1.5 years, and (iii) risk-adjusted discount rate of 8.0%, which is comprised of the risk free rate of 2.5% and a counterparty risk of 5.5%.

Income Taxes

        Cerecor accounts for income taxes under the asset and liability method in accordance with ASC 740, Income Taxes ("ASC 740"). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Deferred tax assets primarily include NOL and tax credit carryforwards, accrued expenses not currently deductible and the cumulative temporary differences related to certain research and patent costs. Certain tax attributes, including NOLs and research and development credit carryforwards, may be subject to an annual limitation under Sections 382 and 383 of the Internal Revenue Code (the "IRC"). The portion of any deferred tax asset for which it is more likely than not that a tax benefit will not be realized must then be offset by recording a valuation allowance. Cerecor recognizes the tax benefit from an uncertain tax position only if it is more likely than not to be sustained upon examination based on the technical merits of the position. The amount for which an exposure exists is measured as the largest amount of benefit determined on a cumulative probability basis that Cerecor believes is more likely than not to be realized upon ultimate settlement of the position. Cerecor's policy is to record interest and penalties on uncertain tax positions as income tax expense. As of December 31, 2018, it did not believe any material uncertain tax positions were present.

        On December 22, 2017, the "Tax Cuts and Jobs Act" ("TCJA" or "the Act") was enacted, that significantly reforms the IRC. Among its numerous changes to the IRC, the Act reduces U.S. federal corporate tax rate from 35% to 21%. The analysis of the tax effects of the Act was completed in 2018 and there were no material adjustments in 2018.

Inventory Valuation

        Inventories are recorded at the lower of cost or net realizable value, with cost determined on a first-in, first-out basis. Cost is determined based on actual cost. An allowance is established when management determines that certain inventories may not be saleable. If inventory costs exceed expected market value due to obsolescence or quantities in excess of expected demand, Cerecor records reserves for the difference between the cost and the market value. These reserves are recorded based upon various factors for its products, including the level of product manufactured by Cerecor, the level of product in the distribution channel, current and projected product demand, the expected shelf life of the product and firm inventory purchase commitments, demand, the expected shelf life of the product and firm inventory purchase commitments.

Acquisitions

        For acquisitions that meet the definition of a business under ASC 805, Cerecor records the acquisition using the acquisition method of accounting. All of the assets acquired, liabilities assumed, contractual contingencies, and contingent consideration, when applicable, are recorded at fair value at the acquisition date. Any excess of the purchase price over the fair value of the net assets acquired is recorded as goodwill. The application of the acquisition method of accounting requires management to make significant estimates and assumptions in the determination of the fair value of assets acquired and liabilities assumed in order to properly allocate purchase price consideration. For acquisitions that do not meet the definition of a business under ASC 805, Cerecor accounts for the transaction as an asset acquisition.

Segment Information

        Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions on how to allocate resources and assess performance. Cerecor's chief operating decision maker is its Chief Executive Officer, who views its operations and manages the business as one operating segment. All long-lived assets of Cerecor reside in the United States.

Goodwill

        Goodwill relates to the amount that arose in connection with the acquisitions of TRx and Avadel's pediatric products. Goodwill represents the excess of the purchase price over the fair value of the net assets acquired when accounted for using the acquisition method of accounting for business combinations. Goodwill is not amortized but is evaluated for impairment on an annual basis or more frequently if an event occurs or circumstances change that would more-likely-than-not reduce the fair value of Cerecor's reporting unit below its carrying amount. Cerecor consists of one reporting unit.

Intangible Assets

        Intangible assets with definite useful lives are amortized over their estimated useful lives and reviewed for impairment if certain events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an intangible asset might not be recoverable. Impairment losses are measured and recognized to the extent the carrying value of such assets exceeds their fair value.

Off-Balance Sheet Arrangements

        Cerecor does not have any off-balance sheet arrangements, as defined by applicable SEC rules and regulations.

Recently Adopted Accounting Pronouncements

        For a discussion of new accounting standards please see Note 2 of Notes to Cerecor's Consolidated Financial Statements contained elsewhere in this proxy statement/prospectus.

JOBS Act

        The JOBS Act contains provisions that, among other things, reduce reporting requirements for an "emerging growth company." As an emerging growth company, Cerecor has elected to not take advantage of the extended transition period afforded by the JOBS Act for the implementation of new or revised accounting standards and, as a result, will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies.

Internal Control Over Financial Reporting

        Assessing Cerecor's staffing and training procedures to improve Cerecor's internal control over financial reporting is an ongoing process. Cerecor is not currently required to comply with all of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. For the year ended December 31, 2018, management is required to make an assessment of the effectiveness of Cerecor's internal control over financial reporting as required by Section 404(a) of the Sarbanes-Oxley Act. The Dodd-Frank Wall Street Reform and Consumer Protection Act exempts non-accelerated filers from compliance with Section 404(b) of the Sarbanes-Oxley Act, which relates to the independent auditor's attestation on the effectiveness of the issuer's internal control over financial reporting. As such, Cerecor's independent registered public accounting firm has not been engaged to express, nor have they expressed, an opinion on the effectiveness of Cerecor's internal control over financial reporting as of December 31, 2018.

MANAGEMENT FOLLOWING THE MERGER

        The following table provides information regarding the expected directors and executive officers of the combined company following the completion of the Merger:

Name	Age	Position
Simon Pedder	58	Executive Chairman of the Board
Sol J. Barer	72	Director
Steven J. Boyd	38	Director
Michael F. Cola	60	President, Chief Executive Officer and Director
Peter Greenleaf	49	Director
Phil Gutry	46	Director
Uli Hacksell	69	Director
Magnus Persson	59	Director
Keith Schmidt	69	Director
James A. Harrell, Jr.	50	Chief Commercial Officer
Joseph Miller	46	Chief Financial Officer
Garry A. Neil	66	Chief Medical Officer
Perricles Calias	52	Chief Scientific Officer

Composition of the Board of Directors and Executive Officers Following the Merger

        Simon C. Pedder, Ph.D.    Dr. Pedder, age 58, has served on Cerecor's board of directors since April 2018 and was appointed Executive Chairman of the board of directors in April 2019. Dr. Pedder currently serves as the Chief Business and Strategy Officer, Proprietary Products at Athenex, Inc (NASDAQ: ATNX), a global biopharmaceutical company dedicated to the discovery, development, and commercialization of novel therapies for treatment of cancer. Dr. Pedder has had a long career in drug development, including leadership roles as President and Chief Executive Officer of Cellectar Biosciences from April 2014 to June 2015, and President and Chief Executive Officer of Chelsea Therapeutics from May 2004 to July 2012. Previously he was Vice President of Oncology Pharma Business at Hoffmann-LaRoche, Life Cycle Leader and Global Project Leader of Pegasys/IFN and Head of Hepatitis Franchise at Hoffmann-LaRoche, and Vice President and Head of Drug Development at Shearwater Corporation. Formerly, he was faculty in the Department of Pharmacology in the College of Medicine at the University of Saskatchewan, where he obtained his Ph.D. in Pharmacology. In addition, Dr. Pedder obtained a Master of Science in Toxicology from Concordia University, a Bachelor of Science in Environmental Studies from the University of Waterloo and completed the Roche-sponsored Pharmaceutical Executive Management Program at Columbia Business School. Dr. Pedder's extensive experience in management of public life sciences and biotechnology companies, and in drug development and commercialization make him a valuable member of the board of directors following the Merger. Furthermore, Dr. Pedder's wealth of clinical, regulatory, and operations experience with Cerecor make him particularly well qualified to be Executive Chairman following the Merger.

        Sol J. Barer, Ph.D.    Dr. Barer, 72, has served as Aevi's Non-Executive Chairman of the board of directors since July 2012. Dr. Barer spent most of his professional career with the Celgene Corporation. He was Chairman from January 2011 until June 2011, Executive Chairman from June 2010 until Jan 2011 and Chairman and Chief Executive Officer from May 2006 until June 2010. Previously he was appointed President in 1993 and Chief Operating Officer in 1994 before assuming the CEO position. He also served as Senior Vice President, Science and Technology, and Vice President/General Manager, Chiral Products, from October 1990 to October 1993, and Vice President, Technology, from September 1987 to October 1990. Dr. Barer was the founder of the biotechnology group at the Celanese Research Company which was subsequently spun out to form Celgene. Dr. Barer serves as Chairman of the

Board of the public companies Teva Pharmaceutical Industries, and Aevi and private companies Neximmune (immune-oncology) and Centrexion (pain therapeutics). He is Lead Director of the public company ContraFect (anti-infectives) and on the board of the private company 3D Biotherapeutics (regenerative medicine). He is the Founding Chair of Hackensack and Meridian Center for Discovery and Innovation. In 2011, Dr. Barer was named Chairman of the University of Medicine and Dentistry of New Jersey Governor's Advisory Committee which resulted in sweeping changes in the structure of New Jersey's medical schools and public research universities. He previously served as a Commissioner of the NJ Commission on Science and Technology. He was a member of the Board of Trustees of Rutgers University (until 2013). He also served two terms as Chair of the Board of Trustees of BioNJ (2010-2012) the New Jersey biotechnology organization. Dr. Barer's significant executive experience at Celgene Corporation and his leadership roles in other organizations, together with his vast medical background, make him particularly well-suited to be a member of the board of directors following the Merger.

        Steven J. Boyd.    Mr. Boyd, age 38, has served on Cerecor's board of directors since May 2017. He is the Chief Investment Officer of Armistice Capital, a long-short equity hedge fund focused on the health care and consumer sectors based in New York City. Previously, Mr. Boyd had been a Research Analyst at Senator Investment Group, York Capital, and SAB Capital Management, where he focused on health care. Mr. Boyd began his career at McKinsey & Company. Mr. Boyd received a B.S. in Economics as well as a B.A. in Political Science from The Wharton School of the University of Pennsylvania. Mr. Boyd's experience in the capital markets and strategic transactions, and his focus on the healthcare industry makes him a valuable member of the board of directors following the Merger.

        Michael F. Cola.    Mr. Cola, 60, joined Aevi as President and Chief Executive Officer in September 2013. Prior to joining Aevi, Mr. Cola served as President of Specialty Pharmaceuticals at Shire plc, a global specialty pharmaceutical company, from 2007 until April 2012. He joined Shire in 2005 as EVP of Global Therapeutic Business Units and Portfolio Management. Prior to joining Shire, he was with Safeguard Scientifics, Inc., a growth capital provider to life sciences and technology companies, where he served as President of the Life Sciences Group. While at Safeguard, Mr. Cola served as Chairman and CEO of Clarient, Inc., a cancer diagnostics company subsequently acquired by GE Healthcare, and as Chairman of Laureate Pharma, Inc., a full-service contract manufacturing organization serving research-based biologics companies. Prior to Safeguard Scientifics, Mr. Cola held senior positions in product development and commercialization at AstraMerck, a top 20 U.S. pharmaceutical company, and at AstraZeneca, a global biopharmaceutical company. Mr. Cola received a B.A. in biology and physics from Ursinus College and an M.S. in biomedical science from Drexel University. He serves on the Board of Directors of Vanda Pharmaceuticals Inc., Sage Therapeutics, and currently serves as Chairman of the Board of Governors of the Boys & Girls Clubs of Philadelphia. Mr. Cola also served on the Life Sciences Pennsylvania Board (formerly named Pennsylvania Bio) from 2009-2015. Mr. Cola's extensive experience in the pharmaceutical and life sciences industry, and his role as the President and Chief Executive Officer of Aevi, makes him particularly well-suited to be a member of the board of directors following the Merger.

        Peter Greenleaf.    Mr. Greenleaf, age 49, has served on Cerecor's board of directors since May 2017. Mr. Greenleaf served as Cerecor's Chief Executive Officer from March 2018 to April 2019. Mr. Greenleaf currently serves as the Chief Executive Officer and director of Aurinia Pharmaceuticals Inc. (NASDAQ: AUPH), which is focused on developing innovative products for patients living with debilitating diseases. From March 2014 to February 2018, Mr. Greenleaf served as Chief Executive Officer and Chairman of the Board of Directors of Sucampo Pharmaceuticals, Inc. (NASDAQ: SCMP). Sucampo was focused on the development and commercialization of medicines to meet major unmet medical needs of patients suffering from rare diseases. Sucampo was sold in February 2018 to U.K. pharmaceutical Mallinkrodt PLC. From June 2013 to March 2014, Mr. Greenleaf served as Chief Executive Officer and a member of the board of directors of Histogenics

Corporation, a regenerative medicine company. From 2006 to 2013, Mr. Greenleaf was employed by MedImmune LLC, the global biologics arm of AstraZeneca, where he most recently served as President. From January 2010 to June 2013, Mr. Greenleaf also served as President of MedImmune Ventures, a wholly owned venture capital fund within the AstraZeneca Group. Prior to serving as President of MedImmune, Mr. Greenleaf was Senior Vice President, Commercial Operations of the company, responsible for its commercial, corporate development and strategy functions. Mr. Greenleaf has also held senior commercial roles at Centocor, Inc. (now Janssen Biotechnology, Johnson & Johnson) from 1998 to 2006, and at Boehringer Mannheim (now Roche Holdings) from 1996 to 1998. Mr. Greenleaf currently chairs the Maryland Venture Fund Authority, whose vision is to oversee implementation of Invest Maryland, a public-private partnership to spur venture capital investment in the state. He is also currently a member of the board of directors of Companies Antares Pharmaceuticals, Inc (NASDAQ: ATRS), EyeGate Pharmaceuticals, Inc (NASDAQ: EYEG), and Chairman of the board of directors of BioDelivery Sciences International, Inc (NASDAQ: BDSI). Mr. Greenleaf earned a M.B.A degree from St. Joseph's University and a B.S. degree from Western Connecticut State University. Mr. Greenleaf's experience in the biopharmaceutical industry makes him a valuable member of the board of directors following the Merger.

        Phil Gutry.    Mr. Gutry, age 46, has served on Cerecor's board of directors since April 2015. Mr. Gutry has 20 years of experience in the biopharmaceutical industry in a variety of senior investment, business development, and strategic roles. Mr. Gutry currently serves as Chief Business Officer at Kronos Bio. He previously led oncology business development and strategy serving as Executive Director, Business Development at Regeneron Pharmaceuticals, Inc., an integrated biopharmaceutical company from July 2015 through October 2018. From May 2011 to June 2015, Mr. Gutry served as Principal at MPM Capital where he led new company formation and venture investments in oncology and neuroscience, and managed MPM's pharmaceutical partnerships with Janssen and Astellas. Prior to joining MPM Capital, Mr. Gutry worked in corporate development at Gilead Sciences, Inc., a research-based biopharmaceutical company, where he focused on M&A and licensing in oncology, respiratory, liver, and infectious diseases. Mr. Gutry previously worked at Riverside Partners, LLC, a health-care focused private equity firm, where he invested in commercial-stage life science companies. He began his career with The Wilkerson Group, a healthcare focused consulting firm. Mr. Gutry received his M.B.A. in Healthcare Management from The Wharton School and an A.B. in Earth Sciences from Dartmouth College. Mr. Gutry's experience in the biopharmaceutical industry makes him a valuable member of the board of directors following the Merger.

        Uli Hacksell, Ph.D.    Dr. Hacksell, age 69, has served on Cerecor's board of directors since May 2015 and he was Cerecor's President and Chief Executive Officer from January 2016 to August 2017. He previously served as Chairman of Cerecor's board of directors from May 2015 to April 2019. Dr. Hacksell is currently Chairman of the Board of Directors of Adhera Therapeutics and is a member of the Board of Directors of InDex Pharmaceuticals, Medivir AB, Beactica AB, and Uppsala University. From September 2000 to March 2015, Dr. Hacksell served as the Chief Executive Officer and as a member of its Board of Directors of ACADIA Pharmaceuticals Inc. From February 1999 to September 2000, he served as the Executive Vice President of Drug Discovery of ACADIA. Previously, Dr. Hacksell held various senior executive positions at Astra AB, a pharmaceutical company, including Vice President of Drug Discovery and Technology, and President of Astra Draco, one of Astra's largest research and development subsidiaries. He also served as Vice President of CNS Preclinical R&D at Astra Arcus, another Astra subsidiary. Earlier in his career, Dr. Hacksell held the positions of Professor of Organic Chemistry and Department Chairman at Uppsala University in Sweden and also served as Chairman and Vice Chairman of the European Federation of Medicinal Chemistry. Dr. Hacksell received a Master of Pharmacy and a Ph.D. in Medicinal Chemistry from Uppsala University. Dr. Hacksell's substantial leadership skills and scientific background that are helpful in discussions for determining growth strategy and business plans make him a valuable member of the board of directors following the Merger.

        Magnus Persson, M.D., Ph.D.    Dr. Persson, age 59, has served on Cerecor's board of directors since August 2012. Dr. Persson has served as an Associate Professor in Physiology at the Karolinska Institutet since September 1994. Dr. Persson has served as a practicing pediatrician at CityAkuten and Barnsjukhuset Martina in Stockholm, Sweden since December 2012. Previously, Dr. Persson served as a Partner at HealthCap, a Swedish-based venture capital firm, from January 1996 through December 2009, and as a Managing Partner at The Column Group, a San Francisco-based venture capital firm, from January 2010 through November 2011. Dr. Persson co-founded Aerocrine AB, a medical technology company in 1994. Dr. Persson has also served on the boards of Galecto AB, a biotechnology company, since January 2013, Gyros Protein Technologies AB, a provider of peptide synthesis and bioanalytical tools since March 2012, ADDI Medical AB, a healthcare IT-software company, since October 2015, Immunicum AB, a biotechnology company, since December 2015, and Attgeno AB, a biotechnology company, since January 2018. Dr. Persson received his M.D. and Ph.D. in physiology from the Karolinska Institutet. Dr. Persson's extensive experience in medicine, life sciences and biotechnology financing and his experience founding and leading public biotechnology and medical technology companies make him a valuable member of the board of directors following the Merger who will assist in the development of growth strategy and business plans.

        Keith Schmidt.    Mr. Schmidt, age 69, has served on Cerecor's board of directors since June 2019. Mr. Schmidt has over 35 years of diverse, cross-functional executive experience in the healthcare industry. Mr. Schmidt has served in a variety of leadership positions across drug development, strategic planning, new business planning, product life-cycle management, commercial product launch planning, sales, marketing, acquisitions, licensing and negotiations. Mr. Schmidt's most recent position was in 2015 with Ballantyne Therapeutics, Inc. as their Chief Commercial Officer. Prior to that Mr. Schmidt served as the Chief Commercial Officer of Chelsea Therapeutics International, Ltd. from 2007 to 2014. Mr. Schmidt earned a Bachelor of Science from South Dakota State University, and an MBA from the University of San Francisco. Mr. Schmidt's cross-functional skills and experiences in new product development and commercialization make him a valuable member of the board of directors following the Merger who will assist in the future commercialization strategies and current in-market products as the combined company moves forward.

        James A. Harrell, Jr.    Mr. Harrell, age 50, has served as the Chief Commerical Officer of Cerecor since November 2019. Prior to that, he served as Cerecor's Executive Vice President of Marketing and External Communications May 2018. Mr. Harrell has a great breadth of biopharmaceutical industry experience. From May 2013 until May 2018 he was an owner and principal with the NSCI Group, Inc., a privately held medical communications and education company where he focused on new business development and brand strategy. Mr. Harrell was Vice President and General Manager of Specialty Pharmaceuticals for Covidien, running 350-person commercial operations group in the area of pain management from 2011 to 2013. From 2007 to 2010 he was the Vice President of Marketing with MedImmune, Inc., responsible for their Global Pediatric Infectious Disease franchise. From 1999 until February 2007, Mr. Harrell held various commercial positions with Centocor, Inc. with increasing levels of responsibility and management focused on the marketing of immunotherapy and cardiovascular products. He began his career in field sales and hospital sales at Rhone-Poulenc Rorer in 1991. During his career he has helped to commercialize and market three blockbuster brands. He holds a B.S. degree in Business Administration, with a double major in Marketing and Economics from Samford University.

        Joseph Miller.    Mr. Miller, age 46, has served as the Chief Financial Officer and Principal Financial Officer of Cerecor since July 2018 and has served as the Principal Executive Officer since April 2019. Mr. Miller brings over 20 years of experience and a wealth of financial knowledge as a senior executive with extensive hands-on experience in managing financial operations and supporting enterprise growth across the health sciences, bio-tech and pharmaceutical sectors. Prior to joining Cerecor, Mr. Miller was the Vice President of Finance at Sucampo Pharmaceuticals, Inc. (NASDAQ: SCMP) from 2015 through April 2018 where he was responsible for building out of the finance organization to effectively support the company's rapid growth, ultimately resulting in the $1.2B merger with Mallinckrodt in early 2018. From 2006 through 2015, Mr. Miller was the Senior Director of Accounting at QIAGEN and from 2002 to 2006 he served as Vice President of Finance and Chief Financial Officer of Eppendorf-5Prime. Mr. Miller began his career at KPMG LLP. Mr. Miller holds a B.S. degree in accounting from Villanova University and is a Certified Public Accountant.

        Garry A. Neil, M.D.    Dr. Neil, 66, joined Aevi in September 2013. Prior to that, Dr. Neil was a Partner at Apple Tree Partners, a life sciences private equity fund. Prior to joining Apple Tree Partners in 2012, he was Corporate VP of Science & Technology at Johnson & Johnson, and Group President at Johnson & Johnson Pharmaceutical Research and Development. Prior to joining Johnson & Johnson in 2002, he held senior positions at AstraZeneca, EMD Pharmaceuticals and Merck KGaA. Under his leadership a number of important new medicines for the treatment of cancer, anemia, infections, central nervous system and psychiatric disorders, pain, and genitourinary and gastrointestinal diseases gained initial or expanded approvals. Dr. Neil holds a B.S. from the University of Saskatchewan and an M.D. from the University of Saskatchewan College of Medicine. He completed postdoctoral clinical training in internal medicine and gastroenterology at the University of Toronto. Dr. Neil also completed a postdoctoral research fellowship at the Research Institute of Scripps Clinic. He has served on the board of directors of GTx, Inc. (NASDAQ: GTXI) since September 2016 and on the board of directors of Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) since February 2017. He serves on the boards of the Reagan Udall Foundation and the Center for Discovery and Innovation (CDI). He is a past Chairman of the Pharmaceutical Research and Manufacturers Association (PhRMA) Science and Regulatory Executive Committee and the PhRMA Foundation Board, and a past member of the Foundation for the U.S. National Institutes of Health (NIH) and the Science Management Review Board of the NIH.

        Perry Calias, Ph.D.    Dr. Calias, age 52, has served as the Chief Scientific Officer and Head of Research & Development of Cerecor since July 2018. Dr. Calias brings over 25 years of biopharmaceutical experience in clinical development across the drug and device sectors of healthcare. His strengths include pre-clinical, clinical development and global regulatory submissions. Dr. Calias has extensive experience in CNS and neurology as well as rare diseases. He has a strong track record in compound development and pipeline progression, as well as building research and development organizations. His previous experience includes serving as Vice President of Global CMC/Product Development at Sucampo and Chief Scientific Officer for Pharming Group N.V. He has held a variety of research and development positions both in clinical and non-clinical roles of expanded leadership at Shire HGT and Genzyme. Dr. Calias' strong background in early stage asset development, as well as his clinical trial experience, add to the Cerecor clinical organization as it enters into Phase 1 trials of two of its neurology assets. Dr. Calias obtained his Ph.D. in Bio-Organic Chemistry from Tufts University and his B.S. in biology from Suffolk University.

Independence of the Board of Directors

        Under the Nasdaq listing standards, a majority of the members of the combined company's board of directors must qualify as "independent," as affirmatively determined by the board of directors. The Cerecor board of directors has affirmatively determined that all of the expected directors, except for Michael F. Cola, Simon Pedder, Peter Greenleaf and Uli Hacksell, are independent directors within the meaning of the applicable Nasdaq listing standards. All members of the combined company's audit committee, compensation committee and nominating and corporate governance committee will be independent directors under the applicable Nasdaq listing standards.

Board Leadership

        Dr. Pedder was appointed Executive Chairman of Cerecor's board of directors, effective April 15, 2019. Keith Schmidt currently serves as Cerecor's lead independent director. The lead independent director is empowered to, among other duties and responsibilities, approve agendas and meeting schedules for regular board meetings, preside over and establish the agendas for meetings of the independent directors, preside over any portions of board meetings at which the evaluation of the board of directors is presented or discussed, coordinate the activities of the other independent directors and perform such other duties that the board of directors may establish or delegate. In addition, it is the responsibility of the lead independent director to coordinate between the board of directors and management with regard to the determination and implementation of responses to any problematic risk management issues. As a result, Cerecor believes that the lead independent director can help ensure the effective independent functioning of the board of directors in its oversight responsibilities.

        Currently, the independent directors of Cerecor meet alone in executive session no less than two times per year. The Executive Chairman of the board of directors may call additional executive sessions of the independent directors at any time, and the Executive Chairman of the board of directors will call an executive session at the request of a majority of the independent directors. The purpose of these executive sessions is to promote open and candid discussion among non-employee directors.

        The Cerecor board of directors believes that, following the Merger, the leadership structure will be appropriate given the size of the combined company in terms of number of employees and the historical experience and understanding of the combined company and industry.

Committees of the Combined Company's Board of Directors

        Following the completion of the Merger, the corporate governance structure of Cerecor will remain in place for the combined company. The combined company board of directors will have an audit committee, a compensation committee and a nominating and corporate governance committee. The expected composition and responsibilities of each committee are described below. Members will serve on these committees until their resignations or until otherwise determined by the board of directors. The audit committee, compensation committee and nominating and corporate governance committee each will operate under Cerecor's current written charters, all of which will be available on the combined company's website.

Audit Committee

        The combined company's audit committee is expected to be comprised of three members. Phil Gutry is expected to be the chairperson of the audit committee, and Magnus Persson, M.D., Ph.D. and Keith Schmidt are expected to be the other members. Each member of the audit committee will meet the requirements for independence under current Nasdaq listing standards and SEC rules and regulations and will be financially literate as required by Nasdaq listing standards. In addition, the board of directors has determined that Phil Gutry is an "audit committee financial expert" as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. This designation does not impose any duties, obligations or liabilities that are greater than those generally imposed on members of the audit committee and the board of directors.

        Among other functions, the combined company's audit committee will assists the board of directors in its oversight of the integrity of the combined company's financial statements, the qualifications and independence of independent auditors, and internal financial and accounting controls. The audit committee also will have direct responsibility for the appointment, compensation, retention (including termination) and oversight of the independent auditors, and the independent auditors will report directly to the audit committee. The audit committee will also prepare the audit committee report that the SEC requires to be included in annual proxy statements.

Compensation Committee

        The combined company's compensation committee is expected to be comprised of three members. Magnus Persson, M.D., Ph.D. is expected to be the chairperson of the compensation committee, and Phil Gutry and Keith Schmidt are expected to be the other members. The composition of the compensation committee will meet the requirements for independence under current Nasdaq listing standards and SEC rules and regulations.

        The combined company's compensation committee will approve the compensation objectives for the combined company, approve the compensation of the principal executive officer and approve or recommend to the board of directors for approval the compensation of other executives. The compensation committee will review all compensation components, including base salary, bonus, benefits and other perquisites.

Nominating and Corporate Governance Committee

        The combined company's nominating and corporate governance committee is expected to be comprised of three members. Phil Gutry is expected to be the chairperson of the nominating and corporate governance committee, and Steven J. Boyd and Magnus Persson, M.D., Ph.D. are expected to be the other members. The composition of the nominating and corporate governance committee will meet the requirements for independence under current Nasdaq listing standards and SEC rules and regulations.

        The combined company's nominating and corporate governance committee will be responsible for making recommendations to the board of directors regarding candidates for directorships and the structure and composition of the board of directors and its committees. In addition, the nominating and corporate governance committee will be responsible for maintaining and recommending to the board of directors corporate governance guidelines applicable to the combined company and advising the board of directors on corporate governance matters.

Code of Business Conduct and Ethics

        The combined company's board of directors will operate under Cerecor's current Code of Business Conduct and Ethics that applies to all board members, officers and employees. The Code of Business Conduct and Ethics, and any applicable waivers or amendments, will be made available on the combined company's website.

EXECUTIVE COMPENSATION OF AEVI

Summary Compensation Table

        The following Summary Compensation Table summarizes the compensation information for the years ended December 31, 2018 and 2017 for each of Aevi's President and Chief Executive Officer and

Chief Scientific Officer, who will become executive officers of the combined company and who are referred to in this section as Aevi's "named executive officers," or "Aevi's NEOs.".

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Michael F. Cola	2018	450,000	—	839,630	41,993	1,331,623
President and Chief Executive	2017	450,000	283,500	711,850	34,719	1,480,069
Officer
Garry A. Neil	2018	410,000	—	437,580	18,381	865,961
Chief Scientific Officer	2017	410,000	203,688	614,300	10,380	1,238,368

(1)
Amounts included in this column reflect the aggregate grant date fair value of awards granted in the specified year computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation of the awards reported in this column, please refer to Note 2(i) to Aevi's consolidated financial statements included in this proxy statement/prospectus.

(2)
Represents health care benefits and 401(k) benefits.

Narrative to Summary Compensation Table

Overview

        Generally, the compensation committee of the Aevi board of directors, or the Aevi compensation committee, reviews and, as appropriate, approves compensation arrangements for Aevi's NEOs from time to time but not less than once per year. When creating a NEO's overall compensation package, the Aevi compensation committee considers the different elements of Aevi's compensation in light of the role the NEO will play in achieving Aevi's near term and longer term goals, as well as, when the Aevi compensation committee deems appropriate, the compensation packages provided to similarly situated executives at companies Aevi considers to be comparable to Aevi. Aevi's NEOs' compensation elements are base salary, annual bonus, long-term equity compensation, and benefits and perquisites. Aevi does not predetermine a percentage allocation of the overall compensation to be represented by the various compensation elements.

        The Aevi compensation committee's intention is that the incentives provided by the annual bonus and the equity compensation elements constitute a substantial portion of Aevi's NEOs' total compensation, such that a significant portion of potential compensation is at risk in any given year. The Aevi compensation committee believes that having a significant portion of Aevi's NEOs' compensation packages at risk will contribute to cultivating a culture in which Aevi's NEOs aggressively pursue Aevi's corporate performance and strategic goals as they know that their take home pay, to a large extent, depends upon Aevi's performance and, to some extent, their contribution to Aevi's performance. Additionally, the incorporation of significant equity incentives is designed to mitigate the risk that Aevi's NEOs will pursue short-term outcomes at the expense of long-term stockholder value. Performance-based annual bonuses may be made based on the achievement of short-term corporate goals designed to incentivize the executives to create stockholder value and attain short-term performance objectives.

        Aevi believes that the combined mix of the pay elements described above allows it to provide a competitive, cost-effective total compensation package to Aevi's NEOs, largely based on achievement of value-driving milestones. More specifically, the Aevi compensation committee believes this structure ties an appropriate amount of Aevi's NEOs' potential compensation to performance.

Role of Aevi's Chief Executive Officer

        Aevi's Chief Executive Officer has no role in setting his compensation. However, Aevi's Chief Executive Officer recommends to the Aevi compensation committee for its approval proposed corporate performance and strategic goals and their relative weighting for the upcoming fiscal year, in addition to providing input on the level of attainment of the prior year's goals for purposes of determining awards under the annual bonus plan and Stock Incentive Plan for all of Aevi's NEOs, including its Chief Executive Officer. Aevi's Chief Executive Officer regularly provides input to the Aevi compensation committee during the course of the year regarding the performance and compensation of Aevi's other NEOs.

Compensation Benchmarking

        In any year the Aevi compensation committee may benchmark the compensation for Aevi's NEOs with that of executives with similar positions in Aevi's industry, adjusting for known or perceived differences between Aevi's NEOs' experience and levels of responsibility with the job descriptions reflected for the generalized survey data.

Evaluations

        The Aevi compensation committee evaluates the performance of Aevi's NEOs in light of established performance goals and objectives at least once per year. Based upon these evaluations, the Aevi compensation committee determines the annual compensation for Aevi's NEOs, including any increase to base salary, annual cash bonus, and equity compensation. In its evaluation of Aevi's NEOs, the Aevi compensation committee considers, among other things, the following:

  •
  overall management of Aevi;

  •
  progress achieved by Aevi's research and development efforts;

  •
  the maintenance of successful relationships with Aevi's board of directors and stockholders and with employees;

  •
  Aevi's financial performance with respect to the preparation of and compliance with Aevi's budget, including capital reserves;

  •
  success in securing additional grants and funding from third-party sources; and

  •
  regulatory compliance.

2018 Executive Compensation Summary

        Throughout 2018, Aevi was guided by Aevi's executive management team, including Mr. Cola and Dr. Neil. The terms of the employment agreements of each of Aevi's NEOs are described in greater detail below under the heading "Employment Agreements with Named Executive Officers."

Annual Base Salaries

        Aevi has entered into employment agreements with each of the Aevi NEOs, which, as noted above, base salaries were initially negotiated and set forth in employment agreements with Aevi's NEOs. Thereafter, the Aevi compensation committee reviews the salaries of Aevi's NEOs periodically. The Aevi compensation committee's aim, in line with Aevi's general compensation philosophy, is to set compensation levels that are competitive while maintaining a reasonable cost structure. The employment agreements with Mr. Cola and Dr. Neil provide for a review of the executive's annual base salary for possible increase, but not decrease. Following this review, the compensation committee determined to keep the 2018 base salaries for all of Aevi's NEOs the same as 2017.

Annual Bonuses

        Aevi's NEOs are eligible to receive annual bonuses based upon performance. Each Aevi NEO's employment agreement generally provides a target bonus amount, which is reflected as a percentage of annual base salary, and the compensation committee, in consultation with senior management, determines whether the specific NEO is entitled to all or a portion of the target bonus, based upon the achievement of various performance factors. For 2018, target annual bonus levels were 70% of annual base salary for Mr. Cola and 60% of annual base salary for Dr. Neil.

        Aevi's NEOs were eligible to receive annual bonuses for 2018 based upon the level of achievement of the following corporate performance factors, the details of which were communicated to the executives in early 2018:

Performance Factor	Weighting of Performance Factor
Business Development	5%
Finance	25%
R&D Operations	70%

        Aevi's senior management, including Mr. Cola and Dr. Neil, provided information to the Aevi compensation committee as to the level of achievement of each of the foregoing performance factors, and recommended bonus amounts based upon such level of achievement and the respective bonus targets set forth in their respective employment agreements. The Aevi compensation committee determined that most of the corporate performance factors had not been achieved to a satisfactory level, and reviewed and ultimately approved senior management's recommendations with respect to a payout of 2018 annual bonuses at 0% of target.

Equity Compensation

        Aevi provides a portion of its total compensation in the form of equity compensation—primarily, stock options. Aevi's NEOs are eligible to receive awards at the discretion of the Aevi compensation committee. Equity awards are primarily granted under Aevi's Stock Incentive Plan, which Aevi initially adopted in March 2006, amended and restated as of March 5, 2012, and has subsequently amended with stockholder approval, most recently in 2016. Aevi's Stock Incentive Plan is administered by the Aevi compensation committee.

        Stock option grants are generally made at the commencement of employment and following a significant change in job responsibilities or to meet other special retention or performance objectives. The Aevi compensation committee reviews and approves stock option and other equity awards to NEOs based upon a review of competitive compensation data, its assessment of individual performance, a review of each NEO's existing long-term incentives, and retention considerations. The timing of grant dates is not based on any favorable or unfavorable non-public information anticipated to be disclosed at a later date. All stock option awards are granted with an exercise price not less than the closing sale price of Aevi's common stock on the Nasdaq Capital Market on the date of grant.

        In April 2018, the Aevi compensation committee approved grants of stock options to members of Aevi's senior management and non-employee directors that were conditioned on stockholder approval of the proposed amendment to the Stock Incentive Plan. The stock options were granted in recognition of their performance in 2017. In May 2018, the compensation committee approved grants of stock options to members of Aevi's senior management to acknowledge a reset in the value of Aevi's stock following a major trial failure in early 2017.

Benefits and Perquisites

        Benefits are provided to Aevi's NEOs pursuant to the terms of their respective employment agreements and currently include paid time-off and holidays, and coverage under Aevi's employee medical and dental insurance program.

        Aevi does not believe that the benefits and perquisites described above deviate materially from the customary practice for compensation of NEOs at comparable companies. These benefits represent a relatively small portion of Aevi's NEOs' total compensation.

2019 Compensation

        After the failure of Aevi's ASCEND trial in January 2019, Aevi's Chief Executive Officer, Mr. Cola, informed the Aevi compensation committee of his voluntary election to forego nearly the entirety of his annual base salary until such a time as Aevi has determined its go-forward strategy. At such time, Mr. Cola may elect to continue to receive the base salary to which he is otherwise entitled pursuant to his employment agreement or as the Aevi compensation committee then determines.

Prior Say-on-Pay Vote

        Aevi's stockholders overwhelmingly approved its executive compensation program at Aevi's 2019 annual meeting. Besides this approval, Aevi received no specific feedback from Aevi's stockholders concerning its executive compensation program during the past year. Greater than 94% of shares present and eligible to vote approved the non-binding advisory resolution on executive compensation at Aevi's 2019 annual meeting. The Aevi compensation committee considered this approval a reflection of Aevi's stockholders' favorable view of Aevi's compensation program. The next advisory vote on say-on-pay is expected to occur at Aevi's 2020 annual meeting.

Employment Agreements with Named Executive Officers

        Aevi has employment and other service agreements with all of Aevi's NEOs. The following is a summary of the material terms of the compensatory elements of the employment agreements. Additional details of each employment agreement are described under the headings "Potential Payments Upon Termination or Change of Control."

Michael F. Cola

        On September 13, 2013, Aevi entered into an employment agreement with Mr. Cola to serve as Aevi's President and Chief Executive Officer. The agreement has a term of three years, subject to automatic extension for successive one-year periods unless either party provides 90 days' advance written notice of such party's desire not to renew. The agreement provides for an initial base salary at an annual rate of $450,000 (currently $450,000), subject to review by Aevi's board of directors for possible increase, but not decrease. Mr. Cola is also eligible to receive performance-based annual bonuses for each fiscal year ending during the employment period, with any applicable performance metrics and goals to be established by Aevi's board of directors after consultation with Mr. Cola. His initial target bonus was 70% of annual base salary but may be greater or less based upon actual performance and the determination of Aevi's board of directors. He is also entitled to participate in all incentive and benefit plans in effect from time to time with respect to Aevi's senior executives in the United States. After the failure of Aevi's ASCEND trial in January 2019, Mr. Cola, informed the Aevi compensation committee of his voluntary election to forego nearly the entirety of his annual base salary until such a time as Aevi has determined its go-forward strategy. At such time, Mr. Cola may elect to continue to receive the base salary to which he is otherwise entitled pursuant to his employment agreement or as the Aevi compensation committee then determines.

Garry A. Neil

        On September 13, 2013, Aevi entered into an employment agreement with Dr. Neil to serve as Aevi's Global Head of Research and Development. His title was changed to Chief Scientific Officer in July 2014, although none of his compensation arrangements changed as a result of the new title. The employment agreement with Dr. Neil is substantially similar to the employment agreement entered into with Mr. Cola, except that Dr. Neil's employment agreement provides for an initial base salary at an annual rate of $410,000 (currently $410,000) and an initial target bonus of 60% of annual base salary.

Potential Payments Upon Termination or Change of Control

        The employment agreements that Aevi entered into with Aevi's NEOs provide for certain payments in connection with a termination of employment.

        Aevi may terminate Mr. Cola's or Dr. Neil's employment immediately upon written notice in the event of death or disability, in which case he or his estate will be entitled to all wages and benefits earned through the effective date of termination, a pro-rated bonus for the year in which the termination date occurs, a lump sum payment equal to 100% of his annual base salary plus target bonus for the year in which the termination date occurs, continuing coverage under medical and dental plans for a period of up to 18 months after the termination date and immediate vesting of unvested stock options scheduled to vest within 12 months after the termination date (which options would remain exercisable through the earlier of the 24-month anniversary of the termination date or the original expiration date).

        If Mr. Cola or Dr. Neil terminates his employment for good reason (as defined in the agreement) or Aevi terminates his employment without cause (as defined in the agreement), he will be entitled to all wages and benefits earned through the effective date of termination, a pro-rated bonus for the year in which the termination date occurs, a lump sum payment equal to 150% of his annual base salary plus 150% of his target bonus for the year in which the termination date occurs, continuing coverage under medical and dental plans for a period of up to 18 months after the termination date and immediate vesting of all unvested stock options (which options would remain exercisable through the earlier of the 24-month anniversary of the termination date or the original expiration date). If Aevi terminates such officer's employment for cause, he will only be entitled to wages and benefits earned through the effective date of termination, and all unvested stock options will expire and vested stock options will terminate and no longer be exercisable. Each such officer may terminate his employment voluntarily without good reason by giving at least 60 days' prior written notice, in which case he will only be entitled to wages and benefits earned through the effective date of termination, and all unvested stock options will expire and vested stock options will remain exercisable for a period of 90 days after the termination date. Each such officer has agreed not to compete and not to solicit Aevi's employees, consultants, customers or suppliers during the period of his employment and for a period of 12 months following the termination of his employment.

Outstanding Equity Awards at 2018 Fiscal Year-End

        The following table sets forth certain information, on an award-by-award basis, concerning outstanding unexercised options to purchase common stock for each NEO as of December 31, 2018.

		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Michael F. Cola	5/14/2018	—	450,000	(1)	$1.51	5/14/2028
	4/17/2018	—	661,000	(1)	1.55	4/17/2028
	8/11/2017	22,223	27,777	(1)	1.32	8/11/2027
	2/17/2017	83,333	166,667	(2)	4.91	2/17/2027
	4/15/2016	166,667	83,333	(2)	4.83	4/15/2026
	2/18/2015	42,087	—		7.01	2/18/2025
	2/18/2015	187,500	62,500	(3)	7.01	2/18/2025
	4/16/2014	17,327	—		6.45	4/16/2024
	9/13/2013	1,500,000	—		4.22	9/13/2023
Garry A. Neil	5/14/2018	—	300,000	(4)	1.51	5/14/2028
	4/17/2018	—	261,000	(4)	1.55	4/17/2028
	8/11/2017	44,444	55,556	(4)	1.32	8/11/2027
	2/17/2017	66,667	133,333	(5)	4.91	2/17/2027
	4/15/2016	133,333	66,667	(5)	4.83	4/15/2026
	2/18/2015	150,000	50,000	(6)	7.01	2/18/2025
	4/16/2014	13,532	—		6.45	4/16/2024
	9/13/2013	900,000	—		4.22	9/13/2023

(1)
One-third of these granted options vest on the first anniversary of the grant date with the remaining options vesting in 24 equal monthly installments beginning one month following the first anniversary of the grant date, subject to Mr. Cola's continuous service through each vesting date.

(2)
These options will vest in three equal annual installments beginning on the first anniversary of the grant date, subject to Mr. Cola's continuous service through each vesting date.

(3)
These options will vest in four equal annual installments beginning on the first anniversary of the grant date, subject to Mr. Cola's continuous service through each vesting date.

(4)
One-third of these granted options vest on the first anniversary of the grant date with the remaining options vesting in 24 equal monthly installments beginning one month following the first anniversary of the grant date, subject to Dr. Neil's continuous service through each vesting date.

(5)
These options will vest in three equal annual installments beginning on the first anniversary of the grant date, subject to Dr. Neil's continuous service through each vesting date.

(6)
These options will vest in four equal annual installments beginning on the first anniversary of the grant date, subject to Dr. Neil's continuous service through each vesting date.
Director Compensation

        In 2018, Aevi's directors were compensated in accordance with a comprehensive compensation policy for directors recommended by the compensation committee and adopted by Aevi's board of directors in February 2015. Based on the director compensation policy, the compensation earned by non-executive directors for fiscal 2018 was as follows:

Annual retainer	$25,000
Annual committee retainers:
Audit (Chair/Member)	$15,000/$7,500
Compensation (Chair/Member)	$10,000/$5,000
Nominating and Corporate Governance (Chair/Member)	$7,000/$3,500
Science and Technology (Chair/Member)	$10,000/$5,000
Annual option grant to Chairman of the Board	100,000 shares
Annual option grant to all other directors	50,000 shares

        The following table provides director compensation information for the year ended December 31, 2018 for Aevi's directors who served as such at any time during that year (other than Mr. Cola, whose compensation is fully reflected in the Summary Compensation Table above) and are expected to serve as a director of the combined company following the Merger.

Name	Fees Earned or Paid in Cash ($)	Option Awards(*) ($)		Total ($)
Sol J. Barer	—(1)	71,800	(2)	71,800

*
Amounts included in this column reflect the aggregate grant date fair value of awards granted in 2018 computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation of the awards reported in this column, please refer to Note 2(i) to Aevi's consolidated financial statements included elsewhere in this proxy statement/prospectus.

(1)
Dr. Barer has waived receiving any cash fees to which he would have been entitled for his service on Aevi's board of directors and any of its committees for 2018 and for 2019.

(2)
Represents the grant date fair value of options to purchase 100,000 shares of common stock granted on April 17, 2018 under Aevi's Stock Incentive Plan at an exercise price of $1.55 per share. Such options have a 10-year term and vest in full on the first anniversary of the grant date. As of December 31, 2018, Dr. Barer or affiliated trusts held options to purchase an aggregate of 770,000 shares of common stock.

Indemnification of Officers and Directors

        Aevi's amended and restated certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the DGCL. Aevi's amended and restated certificate of incorporation provides that no director will have personal liability to Aevi or to Aevi's stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of Aevi's directors for any of the following:

  •
  any transaction from which the director derived an improper personal benefit;

  •
  acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

  •
  voting or assenting to unlawful payments of dividends or other distributions.

        Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect to any act or failure to act, or any cause of action, suit or claim that would accrue or arise prior to any amendment or repeal or adoption of an inconsistent provision. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of Aevi's directors will be further limited in accordance with the DGCL.

        In addition, Aevi's amended and restated certificate of incorporation provides that Aevi must indemnify Aevi's directors and officers and Aevi must advance expenses, including attorneys' fees, to Aevi's directors and officers in connection with legal proceedings, subject to very limited exceptions.

        Aevi maintains directors and officers liability insurance coverage for the benefit of Aevi's directors and officers. Such insurance is generally designed to respond to claims against officers and directors alleging breach of duty. Subject to their terms, conditions, and exclusions, these policies respond to civil and criminal matters, including securities-related matters. Aevi's program structure consists of "standard" coverage, as well as "A-side difference in conditions" coverage. Standard coverage includes coverage for non-indemnifiable claims against individuals, or A-side claims, indemnifiable claims against individuals, and securities claims (including securities claims against the corporate entity). The separate A-side difference in conditions coverage responds only for non-indemnifiable claims. Subject to its terms, conditions, and exclusions, the A-side coverage responds when the underlying standard coverage fails to respond in certain situations. Aevi believes its coverage is consistent with industry standards.

New Employment Agreements Following the Merger

Michael F. Cola

        Cerecor intends to enter into an employment agreement with Mr. Cola to serve as Cerecor's Chief Executive Officer upon completion of the Merger. The agreement has a perpetual term, and can be terminated due to death or disability of Mr. Cola, with or without cause by Cerecor, and with or without good reason by Mr. Cola. The agreement provides for an initial base salary at an annual rate of $450,000, subject to review by Cerecor's board of directors for possible increase, but not decrease, beginning in 2021. The agreement also provides that upon employment Mr. Cola will receive an option to purchase 1,200,000 shares of Cerecor common stock pursuant to the 2016 Amended Plan. Such option will vest over time beginning on the first anniversary of the date of the agreement. Mr. Cola will also be eligible to receive performance-based annual equity awards and performance-based annual bonus awards for each fiscal year during the employment period, with any applicable performance metrics and goals to be established by Cerecor's board of directors. His performance-based annual bonus award will be for up to 70% of his annual base salary as determined by the board of Cerecor. Mr. Cola will also be entitled to participate in all incentive and benefit plans in effect from time to time with respect to Cerecor's senior executives.

Garry A. Neil

        Cerecor intends to enter into an employment agreement with Dr. Neil to serve as Cerecor's Chief Medical Officer upon completion of the Merger. The employment agreement with Dr. Neil is substantially similar to the employment agreement to be entered into with Mr. Cola, except that Dr. Neil's employment agreement provides for an initial base salary at an annual rate of $410,000, an option to purchase 800,000 shares of Cerecor common stock pursuant to the 2016 Amended Plan upon employment, and a target bonus of 60% of his annual base salary.

EXECUTIVE COMPENSATION OF CERECOR

Summary Compensation Table

        The following table shows for the fiscal years ended December 31, 2018 and 2017, compensation awarded to or paid to, or earned by, Cerecor's Chief Financial Officer and Cerecor's Chief Commercial Officer, who will become executive officers of the combined company and who are referred to in this section as "Named Executive Officers".

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	Stock Awards(1)	All Other Compensation	Total
Joseph M. Miller(2)	2018	$153,600	$61,370	$255,515	$202,500	$—	$672,985
Chief Financial Officer, Principal	2017	$—	$—	$—	$—	$—	$—
Executive Officer and Principal
Financial Officer
James A. Harrell, Jr.(3)	2018	$201,500	$124,000	$296,000	$—	$—	$621,500
Chief Commercial Officer	2017	$—	$—	$—	$—	$—	$—

(1)
The amounts reflect the grant date fair value for option and restricted stock unit awards granted during 2018 and 2017 in accordance with FASB Topic ASC 718. Compensation will only be realized to the extent the market price of Cerecor's common stock is greater than the exercise price of such option award.

(2)
Mr. Miller's employment with Cerecor commenced on July 12, 2018.

(3)
Mr. Harrell's employment with Cerecor commenced on May 7, 2018.

Narrative to Summary Compensation Table

        Cerecor reviews compensation annually for all employees, including Cerecor's Named Executive Officers. In setting annual base salaries and bonuses and granting equity incentive awards, Cerecor considers compensation for comparable positions in the market, individual performance as compared to Cerecor's expectations and objectives, Cerecor's desire to motivate its employees to achieve short- and long-term results that are in the best interests of Cerecor's stockholders, and a long-term commitment to Cerecor.

        Cerecor's board of directors historically has determined Cerecor's executives' compensation based on the recommendations of Cerecor's compensation committee, which typically reviews and discusses management's proposed compensation with the Chief Executive Officer or Executive Chair of the board of directors for all executives other than the Chief Executive Officer or Executive Chair of the board of directors. Based on those discussions and its discretion, the compensation committee then recommends the compensation for each executive officer. Cerecor's board of directors, without members of management present, discusses the compensation committee's recommendations and ultimately approves the compensation of Cerecor's executive officers.

Annual Base Salary

        Cerecor has entered into offer letters with each of its Named Executive Officers that establish annual base salaries, which are generally determined, approved and reviewed periodically by Cerecor's compensation committee in order to compensate its named executive officers for the satisfactory performance of duties to Cerecor. Annual base salaries are intended to provide a fixed component of compensation to Cerecor's Named Executive Officers, reflecting their skill sets, experience, roles and responsibilities. Base salaries for Cerecor's Named Executive Officers have generally been set at levels deemed necessary to attract and retain individuals with superior talent. The following table presents the annual base salaries for each of Cerecor's Named Executive Officers for 2018, as determined by the compensation committee.

Name	2018 Base Salary ($)
Joseph M. Miller	$320,000
James A. Harrell Jr.	$310,000

Annual Bonus

        Cerecor's discretionary bonus plan motivates and rewards Cerecor's Named Executive Officers for achievements relative to its goals and expectations for each fiscal year. Cerecor's Named Executive Officers are eligible to receive discretionary annual bonuses calculated as a target percentage of their annual base salaries, based on Cerecor's compensation committee and board of director's assessment of their individual performance and Cerecor's results of operations and financial condition.

        In 2018, as recommended by the compensation committee and approved by Cerecor's board of directors, Cerecor's Named Executive Officers employed with Cerecor at end of the fiscal year ended December 31, 2018 received a bonus relative to achievement of goals for fiscal year 2018.

Equity-Based Awards

        Cerecor's equity-based incentive awards are designed to align its interests with those of Cerecor's employees and consultants, including Cerecor's Named Executive Officers. Cerecor's compensation committee is generally responsible for approving equity grants. Vesting of equity awards is generally tied to continuous service with Cerecor and serves as an additional retention measure. Cerecor's executives generally are awarded an initial new hire grant upon commencement of employment. Additional grants may occur periodically in order to specifically incentivize executives.

        Cerecor's board of directors adopted, and its stockholders approved, Cerecor's 2016 Equity Incentive Plan, or 2016 Plan, which replaced its 2015 Omnibus Incentive Compensation Plan, or 2015 Plan. The 2016 Plan became effective on May 18, 2016. The plan was amended and restated in May 2018 ("2016 Amended Plan") to increase the share reserve by an additional 1.4 million shares. The purpose of Cerecor's 2016 Amended Plan is to attract and retain employees, non-employee directors and consultants and advisors. Cerecor's 2016 Amended Plan authorizes Cerecor to make grants to eligible recipients of non-qualified stock options, incentive stock options, restricted stock awards, restricted stock units and stock-based awards.

Other Compensation

        Cerecor's Named Executive Officers did not participate in, or otherwise receive any benefits under, any pension or deferred compensation plan sponsored by us during 2018 or 2017. Cerecor generally does not provide perquisites or personal benefits to its Named Executive Officers.

Offer Letters

Joseph M. Miller

        Mr. Miller entered into an offer letter with Cerecor effective July 12, 2018. The offer letter initially provided for an annual base salary of $320,000. Cerecor's board of directors subsequently approved increases to Mr. Miller's annual base salary, such that his annual base salary is currently $370,000. Mr. Miller is eligible to receive a discretionary annual bonus as determined by Cerecor's board of directors or compensation committee, in its sole discretion, provided that Mr. Miller is employed by Cerecor on the applicable bonus payment date. Such annual discretionary bonus may be paid in the form of cash or equity awards, consistent with bonuses paid the executives of similar grade of similarly situated companies on the biotechnology industry, subject to corporate and individual performance. Pursuant to the offer letter, and according to the guidelines to be set by the compensation committee, Mr. Miller received stock options to purchase 105,000 shares of common stock, which is subject to vesting as to one-fourth of the options on July 12, 2019 and remainder vesting in equal monthly installments over the next 3 years as well as 45,000 restricted stock units that vest in four equal amounts on July 8, 2019, 2020, 2021 and 2022. Both awards are subject to Mr. Miller's continued employment on the applicable vesting dates and the terms of the 2016 Amended and Restated Stock Incentive Plan.

        The offer letter provides that at all times during Ms. Miller's employment and thereafter, Mr. Miller will maintain the confidentiality of all confidential information obtained by him as a result of his employment with Cerecor, assign all inventions and not disparage Cerecor or any of its officers, directors, employees, shareholders or products. In addition, during the term of Mr. Miller's employment with Cerecor, and for the 6-month period after Mr. Miller's termination of employment, Mr. Miller cannot (i) compete against Cerecor, (ii) interfere with the relationships between Cerecor and any of its subsidiaries, affiliates or any of their respective vendors or licensors or for the 12-month after Mr. Miller's termination of employment Mr. Miller cannot (iii) recruit in any way the employees of Cerecor.

James A. Harrell, Jr.

        Mr. Harrell entered into an offer letter with Cerecor effective May 7, 2018. The offer letter initially provided for an annual base salary of $310,000. Cerecor's board of directors subsequently approved increases to Mr. Harrell's annual base salary, such that his annual base salary is $319,300 effective April 1, 2019. Mr. Harrell is eligible to receive a discretionary annual bonus as determined by Cerecor's board of directors or compensation committee, in its sole discretion, provided that Mr. Harrell is employed by Cerecor on the applicable bonus payment date. Such annual discretionary bonus may be paid in the form of cash or equity awards, consistent with bonuses paid the executives of similar grade of similarly situated companies on the biotechnology industry, subject to corporate and individual performance. Pursuant to the offer letter, and according to the guidelines to be set by the compensation committee, Mr. Harrell received stock options to purchase 125,000 shares of common stock, which is subject to vesting as to one-fourth of the options on May 7, 2019 and remainder vesting in equal monthly installments over the next 3 years, subject to Mr. Harrell's continued employment on the applicable vesting dates and the terms of the 2016 Amended and Restated Stock Incentive Plan.

        On October 14, 2019, Cerecor and Mr. Harrell entered into an amendment to his offer letter that provided Mr. Harrell a $60,000 relocation bonus for his relocation to Rockville, Maryland.

        The offer letter provides that at all times during Mr. Harrell's employment and thereafter, Mr. Harrell will maintain the confidentiality of all confidential information obtained by him as a result of his employment with Cerecor, assign all inventions and not disparage Cerecor or any of its officers, directors, employees, shareholders or products. In addition, during the term of Mr. Harrell's employment with Cerecor, and for the 6-month period after Mr. Harrell's termination of employment, Mr. Harrell cannot (i) compete against Cerecor, (ii) interfere with the relationships between Cerecor and any of its subsidiaries, affiliates or any of their respective vendors or licensors or for the 12-month after Mr. Harrell's termination of employment Mr. Harrell cannot (iii) recruit in any way the employees of Cerecor.

Payments Upon Termination or Change in Control

Joseph M. Miller

        Pursuant to the terms of Mr. Miller's offer letter, if Mr. Miller's employment is terminated for any reason, then Cerecor will pay Mr. Miller his base salary and expenses accrued, but unpaid as of the date of his termination, and any benefits accrued and due under any applicable benefit plans and programs of Cerecor.

        If Mr. Miller's employment is terminated by Cerecor without cause or by Mr. Miller for good reason (each as defined in Mr. Miller's employment agreement), provided he complies with the restrictive covenants set forth in the offer letter and executes and does not revoke a release of claims in favor of Cerecor, Mr. Miller also is entitled to an amount equal to 12 months of his then-current base salary, payable in 12 equal monthly installments, and the full vesting of the option granted to him and a prorated annual bonus in the year in which the termination occurs. In addition, Mr. Miller is entitled to Cerecor-paid COBRA premiums for 12 months or until he is eligible for substantially equal coverage.

James A. Harrell, Jr.

        Pursuant to the terms of Mr. Harrell's offer letter, if Mr. Harrell's employment is terminated for any reason, then Cerecor will pay Mr. Harrell his base salary and expenses accrued, but unpaid as of the date of his termination, and any benefits accrued and due under any applicable benefit plans and programs of Cerecor.

        If Mr. Harrell's employment is terminated by Cerecor without cause or by Mr. Harrell for good reason (each as defined in Mr. Kaiser's employment agreement), provided he complies with the restrictive covenants set forth in the offer letter and executes and does not revoke a release of claims in favor of Cerecor, Mr. Harrell also is entitled to an amount equal to 12 months of his then-current base salary, payable in 12 equal monthly installments, and the full vesting of the option granted to him and a prorated annual bonus in the year in which the termination occurs. In addition, Mr. Harrell is entitled to Cerecor-paid COBRA premiums for 12 months or until he is eligible for substantially equal coverage.

Outstanding Awards at Fiscal Year End

        The following table shows for the fiscal year ended December 31, 2018, certain information regarding outstanding equity awards at fiscal year-end for the Named Executive Officers.

Name	Grant Date	Unvested Restricted Stock Units (#)		Unexercised Options Exercisable (#)	Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date
Joseph M. Miller	7/12/2018	—		—	105,000	(1)	4.50	7/11/2028
	7/12/2018	45,000	(2)
James A. Harrell, Jr.	5/7/2018	—		—	125,000	(1)	4.11	5/6/2028

(1)
One-fourth of the shares underlying the option shall vest and become exercisable on the first anniversary of the grant date, and the remaining three-fourths vest in equal monthly installments over the following 36 months.

(2)
Such restricted stock will vest in four equal annual installments on each of July 12, 2019, 2020, 2021 and 2022.

Director Compensation

        The following table sets forth information regarding the total compensation paid to Cerecor's non-employee directors during 2018. The compensation amounts presented in the table below are historical and are not indicative of the amounts Cerecor may pay Cerecor's directors in the future.

Directors who are also Cerecor employees receive no additional compensation for their services as directors and are not set forth in the table below.

        After consultation with an independent compensation consultant, Cerecor's board of directors approved a compensation policy for Cerecor's non-employee directors that became effective upon the closing of Cerecor's initial public offering and was further amended on January 10, 2016 and March 7, 2019. This policy provides for the following compensation to Cerecor's non-employee directors following Cerecor's initial public offering:

  •
  If not an employee director, the chair of Cerecor's board of directors receives an annual fee from Cerecor of $60,000 and each other non-employee director will receive $35,000;

  •
  The chair of Cerecor's audit committee receives an annual fee from Cerecor of $15,000 and each other member receives $7,500;

  •
  The chair of Cerecor's compensation committee receives an annual fee from us of $10,000 and each other member receives $5,000;

  •
  The chair of Cerecor's nominating and corporate governance committee receives an annual fee from Cerecor of $7,000 and each other member receives $3,500;

  •
  Each non-employee director is entitled to an initial grant of options to purchase 50,000 shares of Cerecor's common stock and an annual grant of options to purchase 25,000 shares of Cerecor's common stock under Cerecor's 2016 Plan. The initial grant will vest in three substantially equal annual installments over three years commencing on the first anniversary of the grant date and the annual grant will vest in full on the one-year anniversary of the grant date, in each case, subject to continued service from the date of grant until the applicable vesting dates;

  •
  Beginning in the second quarter of 2016, each non-employee director may make an election to receive all or a part of his annual cash compensation in the form of stock options to purchase shares of Cerecor's common stock. Elections must be made in multiples of 5% of an Eligible Director's aggregate cash retainer; and

  •
  All fees under the director compensation policy are paid on a rolling annual basis and no per meeting fees are paid. Cerecor also reimburse non-employee directors for reasonable expenses incurred in connection with attending board of director and committee meetings.

        The following table shows for the year ended December 31, 2018 certain information with respect to the compensation of all non-employee directors of Cerecor:

Name	Fees Earned or Paid in Cash(1)	Option Awards(2)	Total
Steven J. Boyd(3)	—	—	—
Peter Greenleaf(4)	10,000	—	10,000
Phil Gutry(5)	32,250	21,500	53,750
Uli Hacksell, Ph.D.(6)	10,050	4,950	15,000
Simon Pedder, Ph.D.(7)	20,733	6,911	27,644
Magnus Persson, M.D., Ph.D.(8)	24,746	24,746	49,492
Keith Schmidt(9)	—	—	—

(1)
The amounts shown in this column reflects fees earned for services rendered in 2018.

(2)
The amounts shown in this column represent the aggregate grant date fair value of stock options computed in accordance with ASC 718, Compensation-Stock Compensation. The assumptions used in valuing these options are described under the caption "Stock-Based

  Compensation" in Note 2 to Cerecor's consolidated financial statements included in this proxy statement/prospectus. The amount represents the grant date fair value of the stock options granted, which are granted on the last day of each quarter. Refer to footnotes (3) through (11) for the aggregate number of option awards at December 31, 2018 held by each non-employee director. None of Cerecor's non-employee directors held stock awards, such as restricted stock awards, at December 31, 2018.

(3)
Mr. Boyd held zero option awards at December 31, 2018.

(4)
Mr. Greenleaf was appointed Chief Executive Officer of Cerecor in March 2018 and served in this role until April 15, 2019. As such, he received compensation for being an independent director for the first quarter of 2018 only. Mr. Greenleaf held an aggregate of 525,071 option awards that contain service-based vesting conditions and 500,000 option awards that contain market-based vesting conditions at December 31, 2018. Additionally, Mr. Greenleaf held an aggregate of 400,000 restricted stock units at December 31, 2018.

(5)
Mr. Gutry held an aggregate of 96,920 option awards at December 31, 2018.

(6)
Dr. Hacksell held an aggregate of 630,232 option awards at December 31, 2018.

(7)
Dr. Pedder joined the board of directors effective April 9, 2018 and served as an independent director for the remainder of the year ended December 31, 2018. Dr. Pedder was named Executive Chair of the board of directors effective April 15, 2019. Dr. Pedder held 28,577 option awards at December 31, 2018.

(8)
Dr. Persson held 139,410 option awards at December 31, 2018.

(9)
Mr. Schmidt was appointed to the board of directors on June 11, 2019. Mr. Schmidt held zero option awards at December 31, 2018.

 RELATED PARTY TRANSACTIONS OF DIRECTORS AND EXECUTIVE OFFICERS
OF THE COMBINED COMPANY

        Described below are any transactions occurring since January 1, 2018 and any currently proposed transactions to which either Aevi or Cerecor was a party and in which:

  •
  the amounts involved exceeded or will exceed $120,000; and

  •
  a director, executive officer, holder of more than 5% of the outstanding common stock of Aevi or Cerecor, or any member of such person's immediate family had or will have a direct or indirect material interest.

Aevi Transactions

CHOP Amendments

        In November 2014, Aevi entered into the License Agreement, and the Research Agreement, each with CHOP. Under the terms of the License Agreement, CHOP granted Aevi (i) an exclusive, sublicensable license to use certain patent rights covering potential diagnostic and therapeutic targets and (ii) an exclusive, non-sublicensable license to use certain biospecimen and phenotypic data collected from patients with rare and orphan diseases and their family members, or the Biobank.

        For the year ended December 31, 2018, $5.94 million was due under the Research Agreement and $4.75 million will be due under the Research Agreement in 2019. In the first half of 2020, $2.38 million will be due under Research Agreement.

        On March 25, 2019, Aevi and CHOP agreed to, and on March 29, 2019 Aevi and CHOP entered into definitive agreements to, amend the Research Agreement and the License Agreement (the "CHOP Amendments"). The CHOP Amendments allow Aevi to defer the monthly payments due under the Research Agreement for the period from February 1, 2019 through September 30, 2019 in exchange for a non interest-bearing note in the amount of such deferral. Such note matures September 30, 2019 and is secured by all of Aevi's intellectual property and other assets (the "CHOP Note"). At maturity, and at CHOP's option, the CHOP Note will be payable in cash or a number of shares of Aevi's common stock calculated based on the price of Aevi's common stock at such time; provided, however, if conversion upon such election would cause CHOP and its affiliates including the CHOP Foundation to own, in the aggregate, in excess of 47.5% of the then-outstanding shares of Aevi's common stock (after giving effect to such conversion), then CHOP would only receive the number of shares of Aevi common stock such that CHOP and its affiliates including the CHOP Foundation would own, in the aggregate, 47.5% of the then outstanding shares of Aevi's common stock (after giving effect to such conversion), and the balance of the CHOP Note would be payable to CHOP in cash.

        The CHOP Amendments with respect to the Research Agreement and the License Agreement prohibit the assignment or sublicense of CHOP's intellectual property licensed by Aevi under the Research Agreement and the License Agreement without CHOP's prior written consent, allows CHOP to terminate the Research Agreement and the License Agreement upon a change of control without CHOP's prior written consent, reduces the period of time during which Aevi has to exercise its options to license new intellectual property of CHOP and to negotiate the terms of any such license and requires Aevi to meet certain diligence requirements related to acquiring rights to and commencing a clinical trial for a viable molecule that addresses the optioned intellectual property.

        On October 4, 2019, Aevi entered into an agreement with CHOP to extend the maturity date of CHOP Note until November 15, 2019, with an automatic further extension to December 15, 2019, if Aevi had entered into a definitive agreement concerning a financing of at least $20 million on or prior to November 15, 2019. In addition, pursuant to the agreement, Aevi and CHOP agreed to amend certain agreements relating to the relationship between CHOP and Aevi to return to CHOP certain intellectual property on which Aevi is no longer focused and provide that the Research Agreement continues after June 30, 2020, only upon the mutual agreement of CHOP and Aevi.

        On November 18, 2019, Aevi entered into an agreement with CHOP to extend the maturity date of the CHOP Note until December 15, 2019, with an automatic further extension to February 15, 2020, upon the occurrence of certain circumstances, which include entering into the Merger Agreement. In addition, pursuant to the Agreement, the principal amount of the CHOP Note was increased to $4,354,166.63, and will increase to $4,749,999.96 on December 15, 2019 as a result of the automatic extension having been triggered and to $5,145,833.29 if the CHOP Note is still outstanding on January 15, 2020. In addition, Aevi agreed that immediately prior to the consummation of a change of control transaction, the CHOP Note will convert into a number of shares of Aevi common stock equal to one-third of the shares of Aevi common stock outstanding at such time.

        Furthermore, Aevi agreed that, until and including June 23, 2019, Aevi would not undertake any equity financing (including convertible notes) that would have a dilutive effect on the stockholders of Aevi. Thereafter, and until the later of repayment in full of the CHOP Note or June 30, 2020, Aevi agreed to only undertake an equity financing (including convertible notes) if the net proceeds of such financing provide at least six month of cash to sustain its operations; provided, that CHOP will have a right of first refusal to purchase any or all equity proposed to be issued in such financing on equivalent terms.

        CHOP is Aevi's largest stockholder, and the CHOP Foundation has the right to nominate one member of Aevi's board of directors. Expenses related to CHOP, within the Research Agreement or otherwise, were $7,111,000 and $7,780,000 for the years ended December 31, 2018 and December 31, 2017, respectively. As of December 31, 2018, Aevi had total payables related to CHOP, inclusive of those related to the Research Agreement, of $1,218,000 allocated between accrued expenses and trade payables.

Royalty Agreement

        On July 19, 2019, Aevi entered into a Royalty Agreement (the "Royalty Agreement") with Michael F. Cola, Joseph J. Grano, Jr., Kathleen Jane Grano, Joseph C. Grano, The Grano Children's Trust, Joseph C. Grano, trustee and LeoGroup Private Investment Access, LLC on behalf of Garry A. Neil (each individually, an "Investor" and collectively, the "Investors"), pursuant to which Aevi granted to the Investors certain rights to royalty payments made in connection with Aevi's Exclusive License Agreement with OSI Pharmaceuticals, LLC, an indirect wholly-owned subsidiary of Astellas.

        Pursuant to the terms of the Royalty Agreement, in exchange for a one-time aggregate payment of $2,000,000 (the "Purchase Price") made by the Investors to Aevi, Aevi will pay to the Investors, on a quarterly basis during the term of the Royalty Agreement, an aggregate amount equal to a low-single digit percentage of the aggregate net sales of Astellas' second generation mTORC1/2 inhibitor, ASP7486 (OSI-027) (individually, an "OSI Product" and collectively, the "OSI Products") for such quarter (the "Royalty Amount"). The Royalty Amount will be paid to each Investor based on such Investor's pro rata percentage of the Purchase Price. At any time beginning three years after the date of the first public launch of an OSI Product (the "Buyout Payment Date"), Aevi may exercise, at its sole discretion, a buyout option that terminates Aevi's further obligations under the Royalty Agreement in exchange for a payment to Investors of an aggregate of 75% of the net present value of the royalty payments (as determined by a mutually agreeable independent valuation firm) otherwise likely to be due under the Royalty Agreement from the Buyout Payment Date through the later of the end of data regulatory exclusivity and the date upon which the last of the patents relating to the OSI Products expire. The Royalty Agreement was approved by the disinterested members of Aevi's board of directors and its audit committee.

Warrant Amendment Agreement

        In connection with the signing of the Merger Agreement, on December 5, 2019, Aevi entered into warrant amendment agreements with certain holders of warrants to purchase shares of Aevi's common stock, including CHOP and certain officers and directors of Aevi, to amend all outstanding warrants to purchase shares of Aevi's common stock. The warrant amendment agreements provide that in connection with a Fundamental Transaction (as defined therein), all outstanding warrants unexercised immediately prior to a Fundamental Transaction will be cashlessly exercised. The Merger will be considered a Fundamental Transaction. Given the exercise price of all outstanding warrants, Aevi does not anticipate any shares of Aevi common stock will be issuable to warrant holders in the aforementioned cashless exercise in connection with the Merger.

Sale of Aevi Common Stock by Dr. Sol Barer

        After the execution of the Merger Agreement, Dr. Sol Barer sold one-half of all of the shares of Aevi common stock that he owned to each of Mr. Cola and Dr. Neil, respectively, for a cash purchase price of $0.134 per share, which is the approximate per share value payable to Aevi's stockholders in the Merger, assuming the maximum net asset related adjustment. Dr. Barer's sale of shares was for his own personal financial reasons and was not connected to the Merger or the Merger Agreement. Although the Aevi board of directors was aware of the potential sale at the time it considered the Merger, there was no involvement of Cerecor or Aevi in the transaction.

Indemnification Agreements

        Aevi has entered into indemnification agreements with each of its directors and certain of its executive officers. These agreements require Aevi to indemnify these individuals and, in certain cases, affiliates of such individuals, to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to Aevi, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Cerecor Transactions

Armistice Capital Master Fund Ltd.

        Armistice Capital Master Fund Ltd. ("Armistice") is a significant stockholder of Cerecor and its chief investment officer, Steven Boyd, currently sits on Cerecor's board of directors.

        During the fourth quarter of 2019, in connection with the Merger Agreement, Cerecor entered into a Backstop Agreement with Armistice, pursuant to which Armistice has agreed to buy from Cerecor, at Cerecor's request, up to $15 million in shares of Cerecor common stock, less the dollar amount of gross proceeds, if any, received by Cerecor from a sale of its equity or equity-linked securities or from the sale of a certain asset. The price per share paid by Armistice will be equal to the closing price of Cerecor's common stock on the date Cerecor submits a notice requiring Armistice to purchase shares. Unless earlier terminated, Cerecor may access this financing until March 20, 2020.

        During the third quarter of 2019, Cerecor entered into a securities purchase agreement with Armistice, pursuant to which Cerecor sold 1,200,000 shares of Cerecor's common stock for a purchase price of $3.132 per share. Net proceeds of the private placement were approximately $3.7 million.

        During the first quarter of 2019, Cerecor closed on an underwritten public offering of common stock for 1,818,182 shares of common stock of Cerecor, at a price to the public of $5.50 per share ("public price"). Armistice participated in the offering by purchasing 363,637 shares of common stock of Cerecor from the underwriter at the public price. The gross proceeds to Cerecor, before deducting underwriting discounts and commissions and estimated offering expenses and assuming no exercise of the option to purchase additional shares of common stock, were approximately $10.0 million. The net proceeds were approximately $9.0 million.

        During the fourth quarter of 2018, Armistice exercised warrants and acquired an aggregate of 2,857,143 shares of the Series B Convertible Preferred Stock, which can be converted to 14,285,715 shares of common stock, for net proceeds of approximately $5.7 million. Additionally, as part of this transaction, Cerecor issued warrants for 4,000,000 shares of common stock to Armistice.

        During the third quarter of 2018, Cerecor entered into a securities purchase agreement with Armistice, pursuant to which Cerecor sold 1,000,000 shares of its common stock for net proceeds of approximately $3.9 million.

Aytu BioScience, Inc.

        As discussed above, Armistice is a significant stockholder of Cerecor, and it is also a significant stockholder of Aytu BioScience, Inc. ("Aytu"). Armistice's chief investment officer, Steven Boyd, currently sits on the Cerecor's board of directors and Aytu's board of directors.

        In November 2019, Cerecor closed an asset sale with Aytu pursuant to which Cerecor sold its rights, title and interest in, assets relating to its pediatric portfolio, namely Aciphex® Sprinkle™ , Cefaclor for Oral Suspension, Karbinal™ ER, Flexichamber™ , Poly-Vi-Flor® and Tri-Vi-Flor™. At closing, Cerecor received net proceeds of approximately $17 million in a combination of cash and convertible preferred stock and Aytu assumed certain of Cerecor's liabilities totaling approximately $26 million, including Cerecor's payment obligations payable under a Membership Interest Purchase Agreement (the "MIPA"), dated February 5, 2016, between Cerecor and Deerfield CSF, LLC, Peter Steelman and James Flynn (the "Creditors"). In connection with the closing of the Asset Purchase Agreement, Cerecor entered into a Guarantee in favor of the Creditors, which guarantees the payment by Aytu of the assumed liabilities to the Creditors under the MIPA. Additionally, Cerecor entered into a Contribution Agreement with Armistice and Avadel US Holdings Inc. ("Avadel"), which governs contribution rights and obligations of Cerecor, Armistice and Avadel with respect to amounts that are paid by Armistice and Avadel to the Creditors under certain guarantees made by Armistice and Avadel to the Creditors.

Lachlan Pharmaceuticals

        In November 2017, Cerecor acquired TRx and its wholly owned subsidiaries, including Zylera. The previous owners of TRx beneficially own more than 10% of our outstanding common stock. Zylera, which is Cerecor's wholly owned subsidiary, entered into an agreement with Lachlan Pharmaceuticals, an Irish company controlled by the previous owners of TRx ("Lachlan"), effective December 18, 2015 (the "Lachlan Agreement"). Pursuant to the Lachlan Agreement, Lachlan named Zylera as its exclusive distributor of Ulesfia in the United States and agreed to supply Ulesfia to Zylera exclusively for marketing and sale in the United States. On May 22, 2019, Cerecor, Lachlan, the owners of Lachlan and Concordia Pharmaceuticals Inc., Sarl ("Concordia"), which is the unrelated third party from which Lachlan obtained rights to distribute Ulesfia, entered into a Settlement Agreement and related side letter and terminated the Lachlan Agreement, as discussed in more detail below (the Settlement Agreement and related side letter collectively the "Settlement").

        The Lachlan Agreement required Zylera to purchase a minimum of 20,000 units per year, or approximately $1.2 million worth of product, from Lachlan, unless and until there was a "Market Change" involving a new successful competitive product. Zylera was required to pay Lachlan $58.84 per unit and handling fees equal to $4.03 per unit of fully packaged Ulesfia in 2019, escalating 10% annually. The Lachlan Agreement also required that Zylera make certain cumulative net sales milestone payments and royalty payments to Lachlan with a $3.0 million annual minimum payment unless and until there was a Market Change. Lachlan was obligated to pay identical amounts to the unrelated third party from which it obtained rights to Ulesfia, with the payments ultimately flowing ultimately through Shionogi, Inc. to Summers Laboratories, Inc. ("Summers Labs"). Because of the dispute described below, Cerecor had not made any payments to Lachlan under the Lachlan Agreement subsequent to the acquisition date.

        On December 10, 2016, Zylera informed Lachlan that a Market Change had occurred due to the introduction of Arbor Pharmaceuticals' lice product, Sklice®. On June 5, 2017, Lachlan and Zylera entered into joint legal representation along with other unrelated third parties in negotiation and arbitration of a dispute with Summers Labs regarding the existence of a Market Change and the concomitant obligations of the parties. The arbitration panel issued an interim ruling on October 23, 2018 that no Market Change had occurred up to and including the date of the hearing. The arbitration panel issued a second interim ruling on December 26, 2018, rejecting Summers Labs' request to accelerate future minimum royalties, but ruling in favor of Summers Labs that it is owed reimbursement for all reasonable costs and expenses, including legal fees, by Shionogi, as well as interest, as stipulated in the contract. The arbitration panel issued a final award on March 1, 2019 that dictated the final amount of reimbursable costs and interest. The rulings and final award had no direct bearing on Cerecor because Cerecor was not a named defendant to the original claim by Summers Labs and a federal court denied Zylera's ability to be a counterclaimant in the matter. Furthermore, Cerecor was not subject to the guarantee or interest provisions identified in the second ruling as these elements of the contractual relationship were not passed down to or through Lachlan. However, Cerecor interpreted the rulings' impact on the Lachlan Agreement to mean that the minimum purchase obligation and minimum royalty provisions of the contract were active and due for any prior periods as well as future periods.

        Prior to the Settlement, Cerecor had recognized an $8.7 million liability for these minimum obligations in accrued liabilities as of March 31, 2019. Additionally, prior to settlement, under the terms of the TRx Purchase Agreement, the former TRx owners were required to indemnify Cerecor for 100% of all "Pre-Acquisition Ulesfia Losses," as defined in the purchase agreement, related to this arbitration, including legal costs, in excess of $1 million. Furthermore, the former TRx owners were required to indemnify Cerecor for 50% of "Post-Acquisition Ulesfia Losses," as defined in the purchase agreement, which would include losses resulting from having to fund these minimum obligations post-acquisition. Cerecor had recorded an indemnity receivable of $5.2 million in other receivables as of March 31, 2019, which Cerecor believed was fully collectible.

        Pursuant to the Settlement, Cerecor made a $2.25 million cash payment to Concordia for a full release of all current and future liabilities related to the Lachlan Agreement. The Settlement also released the former TRx owners of their requirement to indemnify Cerecor for the losses discussed above. With the termination of the Lachlan Agreement, Cerecor has given up its right to sell Ulesfia, except for a limited amount of inventory on hand until that inventory is all sold or expired. Additionally, the Settlement released Cerecor from having to make any acquisition milestone payout for the NDA transfer of Ulesfia and the FDA approval of an alternate dosing.

Indemnification Agreements

        Cerecor has entered into indemnification agreements with each of its directors and certain of its executive officers. These agreements require Cerecor to indemnify these individuals and, in certain cases, affiliates of such individuals, to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to Cerecor, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

 LEGAL PROCEEDINGS

Cerecor

        In November 2017, Cerecor acquired TRx Pharmaceuticals, LLC ("TRx") and its wholly-owned subsidiaries, including Zylera Pharmaceuticals, LLC, and its franchise of commercial medications (the "TRx Acquisition"). TRx was owned by Fremantle LLC ("Fremantle") and LRS International, LLC ("LRS", and collectively, the "TRx Sellers"). A portion of the consideration for TRx Acquisition included shares of Cerecor common stock. The TRx Acquisiton also included certain earn-outs for the TRx Sellers for Cerecor achieving gross profit targets in the sales of the TRx acquired products. Currently, the TRx Sellers beneficially own more than 10% of Cerecor's outstanding common stock. Cerecor has since sold the commercial business acquired from TRx.

        On December 19, 2019, Cerecor, through its law firm, received a letter from an attorney on behalf of the TRx Sellers dated December 18, 2019, which enclosed a draft complaint seeking relief against Cerecor and one of the members of its board of directors. The letter further threatened that if an immediate discussion regarding a settlement did not occur, that the lawsuit would be filed on December 24, 2019. The proposed complaint indicates that the TRx Sellers would seek the following relief: (a) $3,000,000 on the grounds that commercially reasonable efforts to sell the acquired TRx products would have resulted in the gross profit earn-out target being reached; (b) that the $3,000,000 amount be trebled as a result of Cerecor's alleged improper conduct; (c) $9,200,000 as a result of alleged losses resulting from the alleged improper treatment of the TRx Sellers as affiliates; and (d) the removal of any restrictions on the TRx Sellers' shares of common stock in Cerecor. Cerecor disputes that the TRx Sellers are entitled to the relief sought and intends to vigorously defend against any lawsuit filed on behalf of the TRx Sellers.

Aevi

        Aevi is not currently a party, as plaintiff or defendant, to any legal proceedings which, individually or in the aggregate, is expected by Aevi to have a material effect on its business, financial condition or results of operation if determined adversely to Aevi.

 UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma condensed combined financial statements are based upon the historical consolidated statements of Cerecor Inc. ("Cerecor") and Aevi Genomic Medicine, Inc. ("Aevi"), adjusted to give the effects directly attributable to the proposed Merger of Cerecor and Aevi into a combined biopharmaceutical company (the "Combined Company").

        Additionally, the following unaudited pro forma condensed combined financial statements illustrate the effects of the following transactions previously reported (the "Previous Transactions") within the unaudited pro forma condensed combined financial statements contained in Cerecor's Form 8-K filed on December 9, 2019 (the "Previous Report"):

  •
  Cerecor's sale of its rights title and interest in, assets relating to its Pediatric Portfolio, namely Aciphex® Sprinkle™, Cefaclor for Oral Suspension, Karbinal™ ER, Flexichamber™, Poly-Vi-Flor® and Tri-Vi-Flor™ (the "Pediatric Portfolio"), as well as the corresponding commercial infrastructure consisting of the right to offer employment to Cerecor's sales force and the assignment of supporting commercial contracts (collectively, the "Aytu Divestiture") on November 1, 2019;

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  Cerecor's acquisition of Ichorion Therapeutics, Inc. ("Ichorion") on September 25, 2018; and

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  Cerecor's acquisition of the Pediatrics Business ("Avadel Pediatrics Business") from Avadel Pharmaceuticals PLC ("Avadel") on February 16, 2018.

        The historical consolidated financial statements of Cerecor as adjusted for the Previous Transactions have been further adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that we believe are (1) directly attributable to the Merger, (2) factually supportable, and (3) expected to have a continuing impact on the results of operations of the Combined Company.

        The unaudited pro format condensed combined consolidated balance sheet gives effect to the Merger as if it had occurred on September 30, 2019, the date of the Cerecor's most recently filed balance sheet. The unaudited pro forma condensed combined consolidated statements of operations for the nine months ended September 30, 2019 and for the year ended December 31, 2018 give effect to the Merger as if it had occurred on January 1, 2018.

        As of the date of this joint proxy statement/prospectus, Cerecor has not finalized the purchase accounting of the Merger. Cerecor preliminarily determined that the Merger will be recorded as an asset purchase as opposed to a business combination because management has preliminarily concluded that substantially all of the value received in the Merger is related to one group of similar identifiable assets, namely the acquired in-process research and development ("IPR&D") for the two rare and orphan disease assets (AEVI-006 and AEVI-007). Additionally, because Cerecor preliminarily concluded this transaction will be recorded as an asset purchase as opposed to a business combination for purposes of these unaudited pro forma condensed combined financial statements, the contingent consideration of up to an additional $6.5 million payable upon the achievement of certain milestones will be recognized if and when such milestones are probable and can be reasonably estimated. After completion of the Merger, management will revisit purchase accounting considerations of the Merger (including the conclusion of whether the transaction will be recorded as an asset purchase or a business combination) and complete an updated valuation to reflect the Merger in the Combined Company's financial information. There may be differences between the preliminary estimates herein and the updated valuations upon consummation of the Merger, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the Combined Company's future results of operations and financial position. Accordingly, the preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial statements presented below and are subject to further adjustments.

        The unaudited pro forma condensed combined statements of operations do not reflect future events that may occur after the completion of the Merger including but not limited to, the anticipated realization of ongoing savings from operating synergies and certain one-time integration charges. These unaudited pro forma condensed combined financial statements are for informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily indicative of the results of operations or financial position that might have been achieved for the dates or periods indicated, nor is it indicative of the results of operations or financial position that may occur in the future.

        The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with:

  •
  the accompanying notes to the unaudited pro forma condensed combined financial statements;

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  Cerecor's financial statements and related notes for the three and nine months ended September 30, 2019, contained in this proxy statement/prospectus beginning on page FS-36;

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  Aevi's financial statements and related notes for the three and nine months ended September 30, 2019, contained in this proxy statement/prospectus beginning on page FS-2;

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  Cerecor's audited financial statements and related notes contained for the year ended December 31, 2018, contained in this proxy statement/prospectus beginning on page FS-73;

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  Aevi's audited financial statements and related notes for the year ended December 31, 2018, contained in this proxy statement/prospectus beginning on page FS-15; and

  •
  the previously filed unaudited pro forma condensed combined financial statements contained within the Previous Report, which include a pro forma condensed combined balance sheet as of September 30, 2019, a pro forma condensed combined statement of operation for the year ended December 31, 2018 and the nine months ended September 30, 2019, and the notes related thereto, filed by Cerecor on December 9, 2019.

Cerecor Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2019

(in thousands)

		Cerecor Previously Reported	Historical Cerecor
	Historical Cerecor	Pro Forma Adjustments	as adjusted for Previous Transactions	Historical Aevi	Aevi Pro Forma Adjustments		Pro Forma Cerecor Combined
		Note 4			Note 3
Assets
Current assets:
Cash and cash equivalents	$5,251	$3,821	$9,072	$2,381	$(4,138)	a)	$7,315
Accounts receivable, net	4,956	—	4,956	—	—		4,956
Other receivables	208	(208)	—	—	—		—
Inventory, net	402	(377)	25	—	—		25
Prepaid expenses and other current assets	1,670	(1,230)	440	403	—		843
Restricted cash, current portion	102		102	—	—		102

Total current assets	12,589	2,006	14,595	2,784	(4,138)		13,241
Property and equipment, net	1,497	—	1,497	1	—		1,498
Intangible assets, net	26,595	(23,834)	2,761	—	680	b)	3,441
Goodwill	16,411	(2,667)	13,744	—	—		13,744
Restricted cash, net of current portion	—	10,000	10,000	11	—		10,011
Investment in Aytu	102	—	102	—	—		102

Total assets	$57,194	$(14,495)	$42,699	$2,796	$(3,458)		$42,037

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$826	$—	$826	$123	$—		$949
Accrued expenses and other current liabilities	13,134	(3,267)	9,867	4,130	750	c)	14,747
Income taxes payable	1,015	—	1,015	—	—		1,015
Long-term debt, current portion	1,050	(1,050)	—	—	—		—
Contingent consideration, current portion	1,237	(1,237)	—	—	—		—

Total current liabilities	17,262	(5,554)	11,708	4,253	750		16,711
Long-term debt, net of current portion	14,255	(14,255)	—	—	—		—
Contingent consideration, net of current portion	6,236	(6,236)	—	—	—		—
Deferred tax liability, net	98	—	98	—	—		98
Other long-term liabilities	1,122	—	1,122	2,000	—		3,122

Total liabilities	38,973	(26,045)	12,928	6,253	750		19,931
Stockholders' equity:
Common stock	44	—	44	7	(2)	d)	49
Preferred stock	3	—	3	—			3
Additional paid-in capital	134,086	(70)	134,016	254,815	(238,704)	d)	150,127
Accumulated deficit	(115,912)	11,620	(104,292)	(258,279)	234,498	e)	(128,073)

Total stockholders' equity	18,221	11,550	29,771	(3,457)	4,208		22,106

Total liabilities and stockholders' equity	$57,194	$(14,495)	$42,699	$2,796	$(3,458)		$42,037

See accompanying notes, which contain the alphabetical notes shown above, explaining further specific line item pro forma adjustments.

Cerecor Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the nine months ended September 30, 2019

(in thousands, except per share data)

		Cerecor Previously Reported	Historical Cerecor
	Historical Cerecor	Pro Forma Adjustments	as adjusted for Previous Transactions	Historical Aevi	Aevi Pro Forma Adjustments		Pro Forma Cerecor Combined
		Note 4			Note 3
Revenues:
Product revenue, net	$15,374	$(9,264)	$6,110	$—	$—		$6,110
License and other revenue	100	—	100	—	—		100

Total revenues, net	15,474	(9,264)	6,210	—	—		6,210

Operating expenses:
Cost of product sales	3,241	(3,853)	(612)	—	—		(612)
Research and development	8,857	—	8,857	7,902	—		16,759
General and administrative	7,779	(269)	7,510	4,643	302	g)	12,455
Sales and marketing	8,676	(7,740)	936	—	—		936
Amortization expense	3,195	(2,191)	1,004	—	255	h)	1,259
Impairment of intangible assets	1,449	(1,449)	—	—	—		—
Change in fair value of contingent consideration	(1,009)	(247)	(1,256)	—	—		(1,256)

Total operating expenses	32,188	(15,749)	16,439	12,545	557		29,541

(Loss) income from operations	(16,714)	6,485	(10,229)	(12,545)	(557)		(23,331)
Other (expense) income:
Change in fair value of warrant liability and unit purchase option liability	7	—	7	—	—		7
Other (expense) income, net	(24)	—	(24)	19	—		(5)
Interest (expense) income, net	(614)	714	100	—	—		100

Total other (expense) income, net	(631)	714	83	19	—		102

Net (loss) income before taxes	(17,345)	7,199	(10,146)	(12,526)	(557)		(23,229)
Income tax expense	349	(40)	309	—	—		309

Net (loss) income	$(17,694)	$7,239	$(10,455)	$(12,526)	$(557)		$(23,538)

Net loss attributable to common shareholders	$(13,239)		$(7,823)				$(18,083)
Weighted-average shares of common stock, basic and diluted	42,454		42,454		4,899	i)	47,353
Net loss per share of common stock, basic and diluted	$(0.31)		$(0.18)				$(0.38)
Net loss attributable to preferred shareholders	$(4,455)		$(2,632)				$(5,455)
Weighted-average shares of preferred stock, basic and diluted	2,857		2,857		—		2,857
Net loss per share of preferred stock, basic and diluted	$(1.56)		$(0.92)				$(1.91)

See accompanying notes, which contain the alphabetical notes shown above, explaining further specific line item pro forma adjustments.

Cerecor Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the year ended December 31, 2018

(in thousands, except per share data)

		Cerecor Previously Reported	Historical Cerecor
	Historical Cerecor	Pro Forma Adjustments	as adjusted for Previous Transactions	Historical Aevi	Aevi Pro Forma Adjustments		Pro Forma Cerecor Combined
	Note 4				Note 3
Revenues
Product revenue, net	$17,871	$(11,165)	$6,706	$—	$—		$6,706
Sales force revenue	456	—	456	—	—		456

Total revenues, net	18,327	(11,165)	7,162	—	—		7,162

Operating expenses:
Cost of product sales	7,478	(4,051)	3,427	—	—		3,427
Research and development	5,787	2,342	8,129	22,299	—		30,428
Acquired in-process research and development	18,724	—	18,724	—	23,781	f)	42,505
General and administrative	10,678	1,283	11,961	8,663	—		20,624
Sales and marketing	8,522	(8,018)	504	—	—		504
Amortization expense	4,532	(2,648)	1,884	—	340	h)	2,224
Impairment of intangible assets	1,862	—	1,862	—	—		1,862
Change in fair value of contingent consideration	58	(169)	(111)	—	—		(111)

Total operating expenses	57,641	(11,261)	46,380	30,962	24,121		101,463

Loss (income) from operations	(39,314)	96	(39,218)	(30,962)	(24,121)		(94,301)
Other (expense) income:
Change in fair value of warrant liability and unit purchase option liability	25	—	25	—	—		25
Other income, net	14	—	14	187	—		201
Interest (expense) income, net	(812)	828	16	—	—		16

Total other (expense) income, net	(773)	828	55	187	—		242

Net (loss) income before taxes	(40,087)	924	(39,163)	(30,775)	(24,121)		(94,059)
Income tax benefit	(34)	16	(18)	—	—		(18)

Net (loss) income	$(40,053)	$908	$(39,145)	$(30,775)	$(24,121)		$(94,041)
Net (loss) income attributable to common shareholders	$(41,710)	$908	$(40,802)	$(30,775)	$(24,121)		$(95,698)
Weighted-average shares of common stock, basic and diluted	34,774	5,693	40,467		4,899	i)	45,366
Net loss per share of common stock, basic and diluted	$(1.20)		$(1.01)				$(2.11)

See accompanying notes, which contain the alphabetical notes shown above, explaining further specific line item pro forma adjustments.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.     BACKGROUND

        On December 5, 2019, Cerecor entered into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement") with Genie Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Cerecor, Second Genie Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Cerecor, and Aevi Genomic Medicine, Inc., a Delaware corporation ("Aevi"). The Merger Agreement provides that, upon the terms and subject to the satisfaction or waiver of the conditions set forth therein, Cerecor's acquisition of Aevi is to be structured as a two-step merger (the "Merger"), pursuant to which Genie Merger Sub, Inc. will merge with and into Aevi with Aevi as the surviving corporation, and as part of the same overall transaction, Aevi will then merge with and into Second Genie Merger Sub, LLC. We sometimes refer to Cerecor after giving effect to the Merger as the "Combined Company".

        At the effective time of the Merger (the "Merger Effective Time"), all outstanding common stock of Aevi (other than canceled shares or dissenting shares), par value of $0.0001 per share, will be converted into the right to receive (i) the fraction of a share of Cerecor common stock at a ratio equal to (A) $16.1 million, less a net working capital adjustment amount of up to $500,000, divided by the number of fully diluted shares of Aevi common stock immediately prior to the Merger Effective Time, divided by (B) the average of (x) the volume weighted average price of Cerecor's common stock for the 20 trading days ending two trading days prior to the execution of the Merger Agreement, and (y) the volume weighted average price for the 20 trading days ending two trading days prior to the closing date of the Merger; (ii) one contingent value right (a "CVR"), which represents the right to receive contingent payments of up to $6.5 million, to be paid in cash or Cerecor common stock in the sole discretion of Cerecor, upon the achievement of certain milestones in accordance with the Contingent Value Rights Agreement (the "CVR Agreement"); and (iii) cash in lieu of fractional shares of Cerecor common stock. Additionally, each outstanding Aevi stock option will be canceled prior to the Merger Effective Time and each outstanding Aevi warrant will be exercised on a cashless basis prior to the Merger Effective Time. For purposes of these pro forma condensed combined statements, we have assumed the adjusted purchase price of the Merger to be $16.1 million ("Estimated Adjusted Purchase Price"), which represents the $16.1 million referenced in the Merger Agreement less an assumed $0 net working capital adjustment because as of September 30, 2019, Aevi's net assets were not less than the target net asset amount referenced in the Merger Agreement (refer to note f) below for more information). Additionally, for purposes of these pro forma statements, the fair value of the CVR has not been included in the Estimated Adjusted Purchase Price because management has preliminarily concluded that the transaction will be recorded as an asset purchase as opposed to a business combination (refer to Note 2 for more information regarding this preliminary assessment). The actual purchase price of the Merger will be based upon the inputs described above immediately prior to the Merger Effective Time. Immediately following the Merger Effective Time, the current Chief Executive Officer of Aevi is expected to be appointed as the Chief Executive Officer of Cerecor and the current Chief Scientific Officer of Aevi is expected to be appointed as the Chief Medical Officer of Cerecor.

        On February 16, 2018, Cerecor acquired all rights to Avadel Pharmaceuticals PLC's ("Avadel") Pediatrics Business ("Avadel Pediatrics Business") in exchange for Cerecor assuming certain financial obligations of Avadel. On September 25, 2018, Cerecor acquired Ichorion Therapeutics, Inc. ("Ichorion"), a privately-held biopharmaceutical company focused on developing treatments and increasing awareness of inherited metabolic disorders known as CDGs (acquisitions of Avadel Pediatric Business and Ichorion collectively referred to as the "Historical Acquisitions"). On October 10, 2019, the Cerecor entered into, and subsequently closed on, an asset purchase agreement (the "Aytu Purchase Agreement") with Aytu BioScience, Inc. ("Aytu") to sell Cerecor's rights, title and interest in, assets relating to Aciphex® Sprinkle™, Cefaclor for Oral Suspension, Karbinal™ ER, Flexichamber™, Poly-Vi-Flor® and Tri-Vi-Flor™ (the "Pediatric Portfolio"), as well as the corresponding commercial infrastructure consisting of the right to offer employment to Cerecor's sales force and the assignment of supporting commercial contracts (the "Aytu Divestiture" or the "Divestiture"). The acquisitions of Avadel Pediatric Business and Ichorion and divestiture of Pediatric Portfolio to Aytu are collectively referred to as the "Previous Transactions" within these unaudited pro forma financial statements. Cerecor previously reported required pro forma financial information for the Avadel Pediatrics Business acquisition on the Form 8-K/A filed on May 4, 2018, the Ichorion acquisition on the Form 8-K/A filed on December 4, 2018 and the Aytu Divestiture on the Form 8-K filed December 9, 2019 (collectively the "Previous Reports"). Relevant pro forma information from the Previous Reports have been included within the pro forma statements within this filing (see Note 4 for more information).

2.     BASIS OF PRESENTATION

        The unaudited pro forma condensed combined financial statements contained herein were prepared in accordance with generally accepted accounting principles in the United States and pursuant to U.S. Securities and Exchange Commission Regulation S-X Article 8, which governs disclosure requirements for Smaller Reporting Companies. The statements give effect to the Merger under Accounting Standards Codification Topic 805, "Business Combinations" preliminarily accounting for the Merger as an asset acquisition, with Cerecor as the accounting acquirer.

        The unaudited pro forma condensed combined financial statements present the pro forma financial position and results of operations of the Combined Company, based on the historical financial statements of Cerecor and Aevi, after giving effect to the Merger and adjustments described in the notes thereto, and are intended to reflect the impact of the Merger on Cerecor's condensed consolidated financial statements. The unaudited pro forma condensed combined balance sheet gives effect to the Merger as if it had occurred on September 30, 2019, the date of Cerecor's most recently filed balance sheet. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2019 and for the year ended December 31, 2018 give effect to the Merger as if it had occurred on January 1, 2018.

        Within these unaudited pro forma financial statements, the historical results of Cerecor do not include the historical results of Aevi because the Merger Agreement was entered into subsequent to September 30, 2019. Therefore, within the unaudited pro forma condensed combined balance sheet as of September 30, 2019, we have included historical Aevi activity and pro forma adjustments as of September 30, 2019. Additionally, within the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2019, we have included historical Aevi operations and pro forma adjustments from January 1, 2019 through September 30, 2019. Similarly, within the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018, we have included historical Aevi operations and pro forma adjustments from January 1, 2018 through December 31, 2018.

        Cerecor preliminarily determined this transaction will be recorded as an asset purchase as opposed to a business combination because management has preliminarily concluded that substantially all of the value received is related to one group of similar identifiable assets, namely the acquired in-process research and development ("IPR&D") for the two rare and orphan disease assets (AEVI-006 and AEVI-007). The unaudited pro forma condensed combined financial information has been adjusted to reflect the preliminary valuation of the acquired IPR&D and assembled workforce based on the estimated purchase price. Additionally, because we preliminarily concluded this transaction will be recorded as an asset purchase as opposed to a business combination for purposes of these unaudited pro forma financial statements, the contingent consideration of up to an additional $6.5 million payable upon the achievement of certain milestones will be recognized if and when such milestones are probable and can be reasonably estimated. As of the date of this joint proxy statement/prospectus, the achievement of certain milestones are not probable and cannot be reasonably estimated. Therefore, within the unaudited pro forma condensed combined balance sheet as of September 30, 2019, no contingent consideration has been recognized. Upon completion of the Merger, management will revisit purchase accounting considerations of the Merger (including the conclusion of whether the transaction will be recorded as an asset purchase or a business combination) and complete an updated valuation to reflect the Merger in the Combined Company's financial information. There may be differences between the preliminary estimates herein and the updated valuations upon consummation of the Merger, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the Combined Company's future results of operations and financial position. Accordingly, the preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial statements presented below and are subject to further adjustments.

        The unaudited proforma condensed combined financial information is presented based on assumptions, adjustments, and currently available supportable information described in the accompanying notes and is intended for informational purposes only. The unaudited pro forma condensed combined statements of operations do not reflect future events that may occur after the completion of the Merger including but not limited to, the anticipated realization of ongoing savings from operating synergies and certain one-time integration charges. The unaudited pro forma condensed financial information is not necessarily indicative of what Cerecor's results of operations or financial condition would have been had the Merger been completed on the dates assumed. In addition, it is not necessarily indicative of future results of operations or financial condition.

3.     Merger—PRO FORMA ADJUSTMENTS

        The pro forma adjustments included in the unaudited pro forma condensed combined financial statements related to the Merger are as follows:

  a)
  Cash and cash equivalents—In August 2019, Aevi obtained the right to exercise an exclusive license from MedImmune Limited to develop and commercialize a Phase 2-ready fully human monoclonal antibody that targets interleukin 18, or IL-18, AEVI-007, for consideration of $3.5 million in cash and $2.5 million in equity ("AZ Option").

    Pursuant to the AZ Option Agreement, the amount of equity to be issued upon exercise of the AZ Option is subject to certain limits, which any amounts in excess of such limits is to be paid in cash. Aevi is required to exercise the AZ Option prior to consummation of the Merger. Aevi exercised the AZ Option subsequent to September 30, 2019 on December 19, 2019. On the date of exercise, the equity consideration of the AZ Option was limited to $1.9 million and thus an additional $0.6 million was required to be paid in cash. Therefore, $4.1 million of cash ($3.5 million plus the $0.6 million) was paid to exercise the AZ Option. In connection with the Merger Agreement, Cerecor agreed to fund certain of Aevi's expenses related to the exercise of the AZ Option and progressing the AEVI-007 program prior to the consummation of the Merger. This funding obligation is evidenced by a promissory note in the amount of $5.0 million. The promissory note will not impact the Estimated Adjusted Purchase Price of $16.1 million. Therefore, we have considered the 4.1 million cash payment to exercise the AZ Option to be additional consideration and thus have made a 4.1 million adjustment to reduce cash in the unaudited pro forma condensed balance sheet as of September 30, 2019. Aevi's expenses to progress the AEVI-007 program prior to the completion of the Merger (in addition to the 4.1 million cash payment to exercise the AZ Option) are unknown and therefore no adjustment was made related to the additional funding within the unaudited pro forma condensed balance sheet as of September 30, 2019.

  b)
  Intangible assets, net—This adjustment reflects the preliminary estimate of the assembled workforce intangible asset recorded as part of purchase accounting (which we have preliminarily recorded for pro forma purposes as an asset acquisition—see note f) for more information regarding this preliminary conclusion). The assembled workforce represents the total estimated replacement cost of the acquired Aevi workforce, including recruiting fees, training costs and loss of productivity costs. For purposes of these unaudited pro forma condensed combined financial statements, management estimated each of these costs based on estimated replacement costs as a percentage of the acquired Aevi workforce's compensation. We preliminarily assigned a two-year useful life to the assembled workforce intangible asset.

  c)
  Accrued expenses and other current liabilities—The $0.8 million net adjustment reflects (1) removal of the CHOP Note (defined below), which will be converted to common stock immediately prior to the consummation of the Merger and (2) accrual of estimated transaction costs directly attributable to the Merger.

    Aevi has a convertible secured note with Children's Hospital of Philadelphia dated as of March 29, 2019 ("CHOP Note"). The CHOP Note balance as of September 30, 2019, which was recorded as "other accounts payable and accrued expenses" within Aevi's condensed consolidated balance sheet, was $3.2 million. Pursuant to the Merger Agreement, immediately prior to the consummation of the Merger, the CHOP Note will be converted into shares of Aevi common stock. Accordingly, a $3.2 million adjustment was made to remove the CHOP Note as a liability.

    Additionally, a $3.9 million adjustment was made to accrue for estimated transaction costs directly attributable to the Merger that have not yet been accrued in the balance sheet as of September 30, 2019. These costs include investment banking transaction fees, fees related to directors' and officers' insurance tail policy (which is required as part of the Merger Agreement), legal fees, accounting fees and other professional fees.

  d)
  Additional paid-in capital and common stock—The $238.7 million net reduction to additional paid-in capital reflects the elimination of historical Aevi equity balances of $254.8 million partially offset by the estimated Cerecor common stock to be issued upon consummation of the Merger based on the Estimated Adjusted Purchase Price of $16.1 million. Similarly, the small net reduction to common stock reflects the elimination of the par value of historical Aevi equity partially offset by the estimated par value of the estimated Cerecor shares to be issued subsequent to consummation of the Merger (for this purpose using the closing stock price on September 30, 2019 to estimate the number of shares to be issued).

  e)
  Accumulated deficit—The $234.5 million increase to accumulated deficit within the unaudited pro forma condensed consolidated balance sheet as of September 30, 2019 represents the removal of Aevi's historical accumulated deficit of $258.3 million offset by the recognition of the estimated IPR&D expense of $23.8 million related to the asset accounting treatment of the Merger. Refer to note f) for more information regarding the preliminary purchase accounting performed.

  f)
  Acquired in-process research and development—Cerecor preliminarily determined the Merger will be recorded as an asset purchase as opposed to a business combination because management preliminarily concluded that substantially all of the value received is related to one group of similar identifiable assets, namely the acquired IPR&D for the two rare and orphan disease assets (AEVI-006 and AEVI-007). Accordingly, this adjustment immediately expenses the estimated value attributable to IPR&D asset of $23.1 million within the unaudited pro forma condensed combined statement of operations for the year ended

    December 31, 2018. The preliminary estimated value to the acquired IPR&D asset (in thousands) is calculated as follows:

Purchase price (per Merger Agreement)	$16,116
Estimated net working capital adjustment(1) (as of September 30, 2019)	—

Estimated Adjusted Purchase Price	16,116
Estimated net liabilities(2) (as of September 30, 2019)	287
Cash payment related to AZ Option	4,138	a)
Estimated transaction costs	3,920	c)

Estimated Merger consideration	$24,461
Estimated Merger consideration attributable to estimated assembled workforce intangible asset	680	b)

Estimated Merger consideration attributable to estimated acquired IPR&D asset	$23,781

1)
Pursuant to the Merger Agreement, the $16.1 million purchase price will be reduced if Aevi's net assets are less than a target net asset amount (also referred to as the "net working capital adjustment"), but in no event will such adjustment be more than $500,000. The target net asset amount is initially negative $1.3 million, which amount will decrease (meaning it will become a more negative number) by $7,142.86 for each day after December 31, 2019, until and including the date of the completion of the Merger.

As of September 30, 2019 (which is the date the unaudited pro forma condensed balance sheet gives effect to the Merger as of), Aevi's net assets were not less than the target net asset amount. Accordingly, we assumed the net working capital adjustment to be $0 for purposes of these pro forma statements. The actual net working capital adjustment will be determined at the Merger Effective Time and will likely be $500,000 because working capital has decreased since September 30, 2019 and will likely continue to do so.

2)
To arrive at the Estimated Merger consideration, in addition to the adjustments explained in notes a) and c), we adjusted the Estimated Adjusted Purchase Price for Aevi's net liabilities as of September 30, 2019 (which is the date the unaudited pro forma condensed balance sheet gives effect to the Merger as of) because after completion of the Merger the net assets (or the net liabilities) will transfer to the Combined Company.

  The net liabilities as of September 30, 2019 are calculated as Aevi's net liabilities per its historical balance sheet as of September 30, 2019, excluding the CHOP Note. The CHOP Note was excluded because as described in note c) above, pursuant to the terms of the CHOP Note, immediately prior to the consummation of the Merger, the CHOP Note will be converted into shares of Aevi common stock. The actual net liabilities will be determined at the Merger Effective Time and are expected to be greater than what is reported above for unaudited pro forma financial statement purposes. Aevi's net liabilities has increased since September 30, 2019 and is expected to continue to increase until the Merger Effective Time.

    Upon completion of the Merger, management of the Combined Company will revisit purchase accounting considerations of the Merger (including the conclusion of whether the Merger will be recorded as an asset purchase or a business combination) and complete an updated valuation to reflect the Merger in the Combined Company's financial information. There may be differences between the preliminary estimates herein and the updated valuations upon consummation of the Merger, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the Combined Company's future results of operations and financial position.

  g)
  General and administrative—Immediately following the completion of the Merger, the current Chief Executive Officer of Aevi is expected to be appointed as the Chief Executive Officer ("CEO") of Cerecor and the current Chief Scientific Officer of Aevi is expected to be appointed as the Chief Medical Officer ("CMO") of Cerecor. The employment agreements for these executives will be effective upon closing. The CMO's salary is anticipated to match his current salary at Aevi.

    In January 2019, the current CEO of Aevi voluntarily elected to forego nearly the entirety of his annual base salary. Upon completion of the Merger, the executive will revert back to his former annual base salary. Accordingly, a $0.3 million adjustment was made to general and administrative expenses to adjust as if his anticipated salary at the Combined Company was paid for the nine months ended September 30, 2019. No adjustment was made for the year ended December 31, 2018.

  h)
  Amortization expense—Reflects amortization expense related to the intangible asset of assembled workforce that was recorded as a part of the preliminary asset acquisition accounting as if the acquisition had occurred on January 1, 2018. As described in further detail in note b), the assembled workforce was recorded to intangible assets and has a preliminary useful life of two years.

  i)
  Weighted-average shares of common stock, basic and diluted—Adjustment reflects the 4.9 million shares estimated to be issued as part of the Merger. Pursuant to the Merger Agreement, at the Merger Effective Time, all outstanding common stock of Aevi (other than canceled shares or dissenting shares) will be converted into the right to receive (i) the fraction of a share of Cerecor common stock at a ratio equal to (A) $16.1 million, less a net working capital adjustment amount of up to $500,000, divided by the number of fully diluted shares of Aevi common stock immediately prior to the Merger Effective Time, divided by (B) the average of (x) the volume weighted average price of Cerecor's common stock for the 20 trading days ending two trading days prior to the execution of the Merger Agreement, and (y) the volume weighted average price for the 20 trading days ending two trading days prior to the closing date.

    Within the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2019 and the year ended December 31, 2018, we estimated the shares to be issued based on the Estimated Adjusted Purchase Price of $16.1 million and Cerecor's closing stock price on September 30, 2019 of $3.29 per share. The actual number of shares of Cerecor common stock to be issued in the Merger will be based upon the inputs described above immediately prior to the Merger Effective Time.

4.     PREVIOUSLY REPORTED PRO FORMA INFORMATION

        The unaudited pro forma condensed combined financial statements within also illustrate the effects of the following transactions previously reported within the unaudited pro forma condensed combined financial statements contained within Cerecor's Form 8-K filed on December 9, 2019 (the "Previous Report"):

  •
  Cerecor's sale of its Pediatric Portfolio (the Aytu Divestiture), as well as the corresponding commercial infrastructure consisting of the right to offer employment to Cerecor's sales force and the assignment of supporting commercial contracts on November 1, 2019;

  •
  Cerecor's acquisition of Ichorion on September 25, 2018; and

  •
  Cerecor's acquisition of Avadel Pediatric Business on February 16, 2018.

        Within the unaudited pro forma condensed consolidated balance sheet as of September 30, 2019, the historical results of Cerecor include Avadel Pediatric Business and Ichorion activity for the full period. The "Cerecor Previously Reported Pro Forma Adjustments" reflects adjustments related to the Aytu Divestiture.

        Within the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2019, the historical results of Cerecor include the results of operations of Avadel Pediatric Business and Ichorion for the full period. The "Cerecor Previously Reported Pro Forma Adjustments" reflects adjustments related to the Aytu Divestiture.

        Within the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018, the historical results of Cerecor include the results of operation of Avadel Pediatric Business since its acquisition date of February 16, 2018 and the results of operations of Ichorion since its acquisition date of September 25, 2018. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2018 included within this filing (which give effect of the Merger and Cerecor Previous Transactions as if they had occurred on January 1, 2018) combines the historical results of operations of Avadel Pediatric Business and Ichorion (prior to each acquisition date) and related pro forma adjustments and pro forma adjustments related to the Aytu Divestiture in the column labeled "Cerecor Previously Reported Pro Forma Adjustments." The detail of this aggregated information herein, as presented in Cerecor's unaudited pro forma condensed combined statements of operations for the year ended December 31, 2018 on the Previous

Report, is shown below. Note that this column is further broken out within the Notes section in the Previous Report and should be read in conjunction with the Previous Report.

	Cerecor Previously Reported	Cerecor Reversal of Previously Reported	Cerecor Reversal of Certain Previously Reported	Cerecor Previously Reported	Cerecor Previously Reported
(in thousands)	Historical Avadel Pediatric Business and Historical Ichorion and related Pro Forma Adjustments	Historical Avadel Pediatric Business and related Pro Forma Adjustments	Ichorion Pro Forma Adjustment	Aytu Divestiture Pro Forma Adjustments	Pro Forma Adjustments
Revenues
Product revenue, net	$1,705	$(1,705)	$—	$(11,165)	$(11,165)
Sales force revenue	—	—	—	—	—

Total revenues, net	1,705	(1,705)	—	(11,165)	(11,165)

Operating expenses:
Cost of product sales	355	(355)	—	(4,051)	(4,051)
Research and development	2,342	—	—	—	2,342
Acquired in-process research and development	(18,724)	—	18,724	—	—
General and administrative	3,294	(1,846)	—	(165)	1,283
Sales and marketing	—	—	—	(8,018)	(8,018)
Amortization expense	302	(246)	—	(2,704)	(2,648)
Impairment of intangible assets	—	—	—	—	—
Change in fair value of contingent consideration	—	—	—	(169)	(169)

Total operating expenses	(12,431)	(2,447)	18,724	(15,107)	(11,261)

Loss (income) from operations	14,136	742	(18,724)	3,942	96
Other (expense) income:
Change in fair value of warrant liability and unit purchase option liability	—	—	—	—	—
Other income, net	—	—	—	—	—
Interest (expense) income, net	(125)	125	—	828	828

Total other (expense) income, net	(125)	125	—	828	828

Net (loss) income before taxes	14,011	867	(18,724)	4,770	924
Income tax benefit	—	—	—	16	16

Net (loss) income	$14,011	$867	$(18,724)	$4,754	$908
Net (loss) income attributable to common shareholders	$14,011	$867	$(18,724)	$4,754	$908
Weighted-average shares of common stock, basic and diluted	5,693	—	—	—	5,693

        Refer to the Previous Report for accompanying notes, which include explanations for pro forma adjustments.

COMPARISON OF RIGHTS OF HOLDERS OF AEVI STOCK AND CERECOR STOCK

        Both Aevi and Cerecor are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the DGCL.

Current Aevi Rights Versus Rights Post-Merger

Provision	Aevi (Pre-Merger)	Cerecor (Post-Merger)
Authorized Capital Stock	The amended and restated certificate of incorporation of Aevi authorizes the issuance of up to 200,000,000 shares of stock, all of which shall be common stock par value $0.0001 per share.	The amended and restated certificate of incorporation of Cerecor authorizes the issuance of up to 205,000,000 shares of stock, 200,000,000 of which shall be common stock, par value $0.001 per share, and 5,000,000 of which shall be preferred stock, par value $0.001 per share.
Number of Directors

The third amended and restated bylaws of Aevi state that the number of directors shall be no less than two and no more than such number (if any) as shall be determined from time to time by the board of directors.

The amended and restated certificate of incorporation of Cerecor provides that the number of directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the board of directors. The second amended and restated bylaws of Cerecor provide that the authorized number of directors shall be fixed in accordance with the certificate of incorporation.

Stockholder Nominations and Proposals

The third amended and restated bylaws of Aevi provide that nominations of persons for election to the board of directors of the corporation may be made at an annual meeting of stockholders (i) pursuant to the corporation's notice of meeting, (ii) by or at the direction of the board of directors, or (iii) by any stockholder of the corporation who (A) was a stockholder of record at the time of giving of the notice provided for in the bylaws and at the time of the annual meeting, (B) is entitled to vote with respect to such matter at the meeting, and (C) complies with the notice procedures set forth in the bylaws.

The second amended and restated bylaws of Cerecor provide that nominations of persons for election to the board of directors may be made at an annual meeting of stockholders (i) pursuant to the corporation's notice of meeting, (ii) by or at the direction of the board of directors, or (iii) by any stockholder of the corporation who (A) was a stockholder of record at the time of giving of the notice provided for in the bylaws and at the time of the annual meeting, (B) is entitled to vote with respect to such matter at the meeting, and (C) complies with the notice procedures set forth in the bylaws.

Provision	Aevi (Pre-Merger)	Cerecor (Post-Merger)
Classified Board of Directors	The third amended and restatement bylaws of Aevi do not provide for the division of the board of directors into staggered classes.	The amended and restated certificate of incorporation of Cerecor does not provide for the division of the board of directors into staggered classes.
Removal of Directors

The third amended and restated bylaws of Aevi provide that any director or the entire board of directors may be removed, with or without cause, at any time, by action of the holders of record of the majority of votes represented by the issued and outstanding stock of the corporation entitled to vote for the election of such Director(s) present in person or represented by proxy at a meeting of holders of such stock and entitled to vote thereon.

The amended and restated certificate of incorporation of Cerecor provides that subject to any limitation imposed by law, any individual director or directors may be removed with or without cause by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of Cerecor entitled to vote generally in the election of directors, voting together as a single class.

Special Meeting of the Stockholders

The third amended and restated bylaws of Aevi provide that at any time in the interval between annual meetings, special meetings of the stockholders, or of any class thereof entitled to vote, for any purpose or purposes, unless otherwise prescribed by statute or by the amended and restated certificate of incorporation, as the same may be amended from time to time may be called at any time by the chairman of the board, if any, or the President or order of the board of directors.

The second amended and restated bylaws of Cerecor provide that unless otherwise restricted by the amended and restated certificate of incorporation, special meetings of the board of directors may be held at any time and place within or without the State of Delaware whenever called by the chairman of the board, the Chief Executive Officer or by a resolution adopted by a majority of the authorized number of directors.

Cumulative Voting	The third amended and restated bylaws of Aevi and the amended and restated certificate of incorporation of Aevi do not provide for cumulative voting rights.	The second amended and restated bylaws of Cerecor and the amended and restated certificate of incorporation of Cerecor do not provide for cumulative voting rights.

Provision	Aevi (Pre-Merger)	Cerecor (Post-Merger)
Vacancies

The third amended and restated bylaws of Aevi provide that except as otherwise provided in the laws of the State of Delaware or the amended and restated certificate of incorporation, any newly created directorships and vacancies occurring in the board by reason of death, resignation, retirement, disqualification, increase in the number of directors or removal with or without cause, may be filled by the action of a majority of the directors, then in office. The director so chosen, whether selected to fill a vacancy or elected to a new directorship, shall hold office until the next meeting of stockholders at which the election of directors is in the regular order of business, and until his or her successor has been elected and qualifies, or until he or she sooner dies, resigns or is removed.

The amended and restated certificate of incorporation of Cerecor provides that subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of preferred stock, any vacancies on the board of directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the board of directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the board of directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified.

Provision	Aevi (Pre-Merger)	Cerecor (Post-Merger)
Voting Stock

The third amended and restated bylaws of Aevi provide that except as otherwise provided in the laws of the State of Delaware or the amended and restated certificate of incorporation, every stockholder of record who is entitled to vote shall at every meeting of the stockholders be entitled to one vote for each share of stock held by him or her on the record date. A plurality of all the votes cast at a meeting of stockholders, duly called and at which a quorum is present, shall be sufficient to elect a Director. A majority of the votes cast at a meeting of stockholders, duly called and at which a quorum is present, shall be sufficient to take or authorize action upon any other matter which may properly come before the meeting, unless a different vote is required by the express provisions of law, of the certificate of incorporation, or of the third amended and restated bylaws, in which case such express provision shall govern and control the decision of such matter. Unless demanded by a stockholder of the corporation present in person or by proxy at any meeting of the stockholders and entitled to vote thereat or so directed by the chairman of the meeting or required by law, the vote thereat on any question need not be by written ballot. On a vote by written ballot, each ballot shall be signed by the stockholder voting, or in his or her name by his or her proxy, if there be such proxy, and shall state the number of shares voted by him or her and the number of votes to which each share is entitled.

The amended and restated certificate of incorporation of Cerecor provides that each outstanding share of common stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the corporation for their vote; provided, however, that, except as otherwise required by law, holders of common stock shall not be entitled to vote on any amendment to the amended and restated certificate of incorporation (including any certificate of designation filed with respect to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to the amended and restated certificate of incorporation (including any certificate of designation filed with respect to any series of preferred stock).

Stockholder Action by Written Consent	The third amended and restated bylaws of Aevi provide that action may be taken by written consent.

The amended and restated certificate of incorporation of Cerecor provides that any action required or permitted to be taken by the stockholders of Cerecor must be effected at a duly called annual or special meeting of the stockholders and may not be effected by written consent.

Provision	Aevi (Pre-Merger)	Cerecor (Post-Merger)
Notice of Stockholder Meeting

The third amended and restated bylaws of Aevi provide that except as otherwise provided by law, written notice of each meeting of stockholders, whether annual or special, stating the place, date and hour of the meeting shall be given not less than ten (10) days or more than sixty (60) days before the date on which the meeting is to be held to each stockholder of record entitled to vote there at by delivering a notice thereof to him or her personally or by mailing such notice in a postage prepaid envelope directed to him or her at his or her address as it appears on the records of the corporation, unless he or she shall have filed with the secretary of the corporation a written request that notices intended for him or her be directed to another address, in which case such notice shall be directed to him or her at the address designated in such request. Notice shall not be required to be given to any stockholder who shall waive such notice in writing, whether prior to or after such meeting, or who shall attend such meeting in person or by proxy unless such attendance is for the express purpose of objecting, at the beginning of such meeting, to the transaction of any business because the meeting is not lawfully called or convened. Every notice of a special meeting of the stockholders, besides the time and place of the meeting, shall state briefly the objects or purposes thereof.

The second amended and restated bylaws of Cerecor provide that except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. If mailed, notice is deemed given when deposited in the U.S. mail, postage prepaid, directed to the stockholder at such stockholder's address as it appears on the records of the corporation. Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his, her or its attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Conversion Rights and Protective Provisions	The third amended and restated bylaws of Aevi do not provide that holders of Aevi stock shall have preemptive, conversion or other protective rights.

The amended and restated certificate of incorporation and second amended and restated bylaws of Cerecor do not provide that holders of Cerecor stock shall have preemptive, conversion or other protective rights.

PRINCIPAL STOCKHOLDERS OF AEVI

        Based solely upon information made available to Aevi, the following table sets forth information as of December 10, 2019 regarding the beneficial ownership of Aevi common stock by:

  •
  each person known by Aevi to be the beneficial owner of more than 5% of outstanding shares of Aevi common stock;

  •
  each of Aevi's named executive officers and directors; and

  •
  all of Aevi's executive officers and directors as a group.

        The percentage ownership information shown in the table is based upon 64,766,882 shares of Aevi common stock outstanding as of December 10, 2019. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as otherwise indicated, each person or entity named in the table has sole voting and investment power with respect to all shares of Aevi common stock shown as beneficially owned, subject to applicable community property laws. The ownership reflected in the table is not the number of shares that Aevi anticipates will be outstanding as of the record date for the special meeting or at the completion of the Merger. The table does not include 12,946,900 shares of Aevi common stock issued upon exercise of the AZ Option and the approximate 38,856,891 shares of Aevi common stock anticipated to be issued upon conversion of the CHOP Note.

        In computing the number and percentage of shares beneficially owned by a person, shares that may be acquired by such person (for example, upon the exercise of options or warrants) within 60 days of December 10, 2019, are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person.

        The address of each holder listed below, except as otherwise indicated, is c/o Aevi Genomic Medicine, Inc., 435 Devon Park Drive, Suite 715, Wayne, Pennsylvania 19087.

	Shares Beneficially Owned
Name	Number	Percentage**
5% Stockholders:
The Children's Hospital of Philadelphia Foundation(1)	50,807,477	52.3%
Philip R. Harper(2)	4,924,819	7.6%
Sol J. Barer(3)	844,912	1.3%

Named Executive Officers and Directors:
Sol J. Barer(3)	844,912	1.3%
Eugene A. Bauer(4)	357,816	*
Matthew D. Bayley(5)(6)	21,324,920	31.5%
Alastair Clemow(7)	291,780	*
Michael F. Cola(8)	5,204,872	7.7%
Barbara G. Duncan(9)	200,115	*
Joseph J. Grano, Jr.(10)	306,908	*
Garry A. Neil(11)	4,034,943	6.1%
Michael H. McInaw(12)	45,523	*
All currently-serving directors and executive officers as a group (9 persons)(13)	32,611,789	44.0%

*
Represents less than 1%.

**
Percentages calculated in accordance with SEC rules and based upon 64,766,882 shares of common stock outstanding as of December 10, 2019. This is not the number of shares that Aevi anticipates will be outstanding as of the Record Date for the special meeting or at the completion of the Merger.

(1)
Information based solely on a Schedule 13D/A filed with the SEC by The Children's Hospital of Philadelphia Foundation (the "Foundation") on December 6, 2019 (the "CHOP Schedule 13D"). According to the CHOP Schedule 13D/A, the Foundation is the beneficial owner of (i) 50,807,477 shares of Common Stock, consisting of 18,424,036 shares of common stock, 32,383,441 shares of common stock issuable upon automatic conversion of the CHOP Note upon the consummation of the Merger, which constitutes a change of control thereunder. CHOP's board of trustees has voting and investment power over such securities, subject to a Voting Agreement pursuant to which CHOP shares control over the voting and disposition of such securities with Aevi and Cerecor. No member of CHOP's board of trustees may act individually to vote or sell securities held by CHOP; therefore, no individual board is deemed to beneficially own, within the meaning of Rule 13d-3, any securities held by CHOP solely by virtue of the fact that he or she is a member of the board of trustees. The Foundation's address is 3401 Street & Civic Center Boulevard, Philadelphia, Pennsylvania 19104.

(2)
Information based solely on a Schedule 13G filed with the SEC by Philip R. Harper on February 6, 2018 (the "Harper Schedule 13G"). According to the Harper Schedule 13G, Mr. Harper owns 4,924,819 shares of common stock and has sole voting and dispositive power over 4,924,819 shares of common stock. The address for Mr. Harper is 1850 Rose Cottage Lane, Malvern, Pennsylvania 19355.

(3)
Consists of:

(i)
15,000 options having an exercise price of $7.25 per share expiring on January 2, 2023, 15,000 options having an exercise price of $6.50 per share expiring on January 2, 2024, 80,000 options having an exercise price of $7.01 per share expiring on February 18, 2025, 80,000 options having an exercise price of $4.83 per share expiring on April 15, 2026, 80,000 options having an exercise price of $1.32 per share expiring on June 22, 2027, 100,000 options having an exercise price of $1.55 per share expiring on April 17, 2028 and 74,912 warrants to purchase common stock having an exercise price of $2.84 per share expiring on October 17, 2022 held directly by Dr. Barer;

(ii)
200,000 options having an exercise price of $5.22 per share expiring on September 13, 2023, held by the Sol J. Barer 2014 Grantor Retained Annuity Trust No. III, of which Dr. Barer is the sole trustee and annuitant; and

(iii)
200,000 options having an exercise price of $5.22 per share expiring on September 13, 2023, held by the Meryl Barer 2014 Grantor Retained Annuity Trust No. III, of which Dr. Barer's wife is the sole trustee and annuitant.

(4)
Consists of 165,715 shares of common stock, 28,571 options having an exercise price of $8.19 per share expiring on September 14, 2020, 50,000 options having an exercise price of $6.70 per share expiring on November 11, 2023, 20,000 options having an exercise price of $7.01 per share expiring on February 18, 2025, 20,000 options having an exercise price of $4.83 per share expiring on April 15, 2026, 20,000 options having an exercise price of $1.32 per share expiring on June 22, 2027, 50,000 options having an exercise price of $1.55 per share expiring on April 17, 2028 and 3,530 warrants to purchase common stock having an exercise price of $2.84 per share expiring on October 17, 2022.

(5)
Includes 21,248,253 shares of common stock held by the Foundation, consisting of 18,424,036 shares of common stock, and 2,824,217 shares of common stock issuable upon the exercise of a warrant held by the Foundation. Dr. Bayley disclaims beneficial ownership of all of the securities held by the Foundation.

(6)
Includes 26,667 options having an exercise price of $1.25 per share expiring on December 4, 2027 and 50,000 options having an exercise price of $1.55 per share expiring on April 17, 2028 that are held by Dr. Bayley. Dr. Bayley holds options as nominee of the Foundation, which will receive all economic benefits associated therewith. Dr. Bayley disclaims beneficial ownership of such options.

(7)
Consists of 57,536 shares of common stock, 12,857 options having an exercise price of $8.19 per share expiring on September 13, 2020, 12,857 options having an exercise price of $6.55 per share expiring on January 11, 2021, 15,000 options having an exercise price of $2.66 per share expiring on January 3, 2022, 15,000 options having an exercise price of $7.25 per share expiring on January 2, 2023, 50,000 options having an exercise price of $6.70 per share expiring on November 11, 2023, 15,000 options having an exercise price of $6.50 per share expiring on January 2, 2024, 20,000 options having an exercise price of $7.01 per share expiring on February 18, 2025, 20,000 options having an exercise price of $4.83 per share expiring on April 15, 2026, 20,000 options having an exercise price of $1.32 per share expiring on June 22, 2027, 50,000 options having an exercise price of $1.55 per share expiring on April 17, 2028 and 3,530 warrants to purchase common stock having an exercise price of $2.84 per share expiring on October 17, 2022.

(8)
Consists of 2,267,859 shares of common stock, 1,500,000 options having an exercise price of $4.22 per share expiring on September 13, 2023, 17,327 options having an exercise price of $6.45 per share expiring on April 16, 2024, 292,087 options having an exercise price of $7.01 per share expiring on February 18, 2025, 250,000 options having an exercise price of $4.83 per share expiring on April 15, 2026, 166,667 options having an exercise price of $4.91 per share expiring on February 17, 2027, 41,668 options having an exercise price of $1.32 per share expiring on August 11, 2027, 385,583 options having an exercise price of $1.55 per share expiring on April 17, 2028, 262,500 options having an exercise price of $1.51 per share expiring on May 14, 2028, and 21,181 warrants to purchase common stock having an exercise price of $2.84 per share expiring on October 17, 2022.

(9)
Consists of 59,524 shares of common stock, 40,000 options having an exercise price of $8.09 per share expiring on July 22, 2025, 20,000 options having an exercise price of $4.83 per share expiring on April 15, 2026, 20,000 options having an exercise price of $1.32 per share expiring on June 22, 2027, 50,000 options having an exercise price of $1.55 per share expiring on April 17, 2028 and 10,591 warrants to purchase common stock having an exercise price of $2.84 per share expiring on October 17, 2022.

(10)
Consists of:

(i)
75,683 shares of common stock, 15,000 options having an exercise price of $6.50 per share expiring on January 2, 2024, 20,000 options having an exercise price of $7.01 per share expiring on February 18, 2025, 20,000 options having an exercise price of $4.83 per share expiring on April 15, 2026, 20,000 options having an exercise price of $1.32 per share expiring on June 22, 2027, 50,000 options having an exercise price of $1.55 per share expiring on April 17, 2028 and 7,061 warrants to purchase common stock having an exercise price of $2.84 per share expiring on October 17, 2022;

(ii)
27,000 shares of common stock held by Mr. Grano's wife;

(iii)
56,780 shares of common stock held by The Grano Children's Trust; and

(iv)
15,384 shares of common stock held by The Grano Family Foundation.

(11)
Consists of 2,164,150 shares of common stock, 900,000 options having an exercise price of $4.22 per share expiring on September 13, 2023, 13,532 options having an exercise price of $6.45 per share expiring on April 16, 2024, 200,000 options having an exercise price of $7.01 per share expiring on February 18, 2025, 200,000 options having an exercise price of $4.83 per share expiring on April 15, 2026, 133,333 options having an exercise price of $4.91 per share expiring on February 17, 2027, 83,334 options having an exercise price of $1.32 per share expiring on August 11, 2027, 152,250 options having an exercise price of $1.55 per share expiring on April 17, 2028, 175,000 options having an exercise price of $1.51 per share expiring on May 14, 2028, and 13,344 warrants to purchase common stock having an exercise price of $2.84 per share expiring on October 17, 2022.

(12)
Consists of 16,107 shares of common stock, 6,500 options having an exercise price of $5.77 per share expiring on July 29, 2026, 1,000 options having an exercise price of $4.91 per share expiring on February 17, 2027, 3,333 options having an exercise price of $1.24 per share expiring on June 2, 2027, 3,333 options having an exercise price of $1.32 per share expiring on August 11, 2027, 6,500 options having an exercise price of $1.52 per share expiring on January 22, 2028 and 8,750 options having an exercise price of $1.55 per share expiring on April 17, 2028.

(13)
Footnotes (3) through (12) are incorporated herein.

 PRINCIPAL STOCKHOLDERS OF CERECOR

        The following table and the related notes present information on the beneficial ownership of shares of Cerecor's capital stock as of December 10, 2019 by:

  •
  each director of Cerecor;

  •
  each named executive officer of Cerecor;

  •
  all of Cerecor's current directors and executive officers as a group; and

  •
  each stockholder known by Cerecor to beneficially own more than five percent of its common stock.

        The percentage ownership information shown in the table is based upon 44,156,494 shares of Cerecor common stock outstanding on December 10, 2019. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as otherwise indicated, each person or entity named in the table has sole voting and investment power with respect to all shares of Cerecor capital shown as beneficially owned, subject to applicable community property laws.

        In computing the number and percentage of shares beneficially owned by a person, shares that may be acquired by such person (for example, upon the exercise of options or warrants) within 60 days of December 10, 2019 are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person.

        The address of each holder listed below, except as otherwise indicated, is c/o Cerecor Inc., 540 Gaither Road, Suite 400, Rockville, Maryland 20850.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders:
Armistice Capital Master Fund Ltd.(2)	39,368,948	63.0%
Fremantle LLC(3)	3,511,192	8.0%
LRS International, LLC(4)	2,297,424	5.2%
Directors and Named Executive Officers:
Simon Pedder, Ph.D.(5)	81,167	*
Steven J. Boyd(2)	39,368,948	63.0%
Pericles Calias(6)	54,841	*
Peter Greenleaf(7)	267,417	*
Phil Gutry(8)	105,066	*
Uli Hacksell, Ph.D.(9)	635,989	1.4%
James Harrell(10)	66,304	*
Joseph Miller(11)	50,679	*
Magnus Persson, M.D., Ph.D.(8)	148,743	*
Keith Schmidt(12)	—	*
All current directors and executive officers as a group (10 persons)(13)	40,779,154	64.1%

*
Represents less than 1%.

(1)
This table is based upon information supplied by our executive officers, directors and principal stockholders and the Schedules 13D and 13D/A filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Cerecor believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2)
Based on Form 4 filed with the SEC on September 6, 2019 by Armistice. Consists of (i) 21,083,233 shares of common stock, (ii) 4,000,000 shares of common stock issuable upon the exercise of outstanding warrants within 60 days after December 10, 2019 and (iii) 14,285,715 shares of common stock issuable upon conversion of outstanding convertible preferred stock that converts to common stock on a 1 to 5 ratio, all held directly by Armistice Capital Master Fund, Ltd. ("Armistice Master") and may be deemed to be indirectly beneficially owned by Armistice, as the investment manager of Armistice Master. Steven J. Boyd is the managing member of Armistice and a director of Armistice Master and may be deemed to have voting and investment power with respect to the securities held by Armistice. Mr. Boyd serves on our Board of Directors. Armistice's address is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(3)
Consists of 3,511,192 shares of common stock held directly by Fremantle LLC ("Freemantle"). Randal Jones is the founder and principal of Fremantle and has voting and investment power with respect to the securities held by Fremantle. Fremantle's address is 4903 Oak Hill Road, Chapel Hill, NC 27514.

(4)
Consists of 2,297,424 shares of common stock held directly by LRS International, LLC ("LRS"). Robert Moscato, Jr. is the founder and principal of LRS and has voting and investment power with respect to the securities held by LRS. LRS's address is 9116 Winged Thistle Court, Raleigh, NC 27617.

(5)
Consists of (i) 62,734 shares held by Simon Pedder, Ph.D. and (ii) 18,433 shares issuable upon the exercise of options exercisable within 60 days of December 10, 2019.

(6)
Consists of (i) 15,466 shares held by Pericles Calias and (ii) 39,375 shares issuable upon the exercise of options exercisable within 60 days after December 10, 2019.

(7)
Consists of (i) 112,500 shares held by Peter Greenleaf and (ii) 154,917 shares issuable upon the exercise of options exercisable within 60 days after December 10, 2019.

(8)
Consists of shares issuable upon the exercise of options exercisable on or before 60 days after December 10, 2019.

(9)
Consists of (i) 20,000 shares of commons stock held by Uli Hacksell, Ph.D. and (ii) 615,989 shares issuable upon the exercise of options exercisable within 60 days after December 10, 2019.

(10)
Consists of (i) 11,618 shares held by James Harrell and (ii) 54,686 shares issuable upon the exercise of options exercisable on or before 60 days after December 10, 2019.

(11)
Consists of (i) 11,304 shares held by Joseph Miller and (ii) 39,375 shares issuable upon the exercise of options exercisable within 60 days of December 10, 2019.

(12)
Mr. Schmidt does not hold any shares of common stock and does not have any shares issuable upon exercise of options exercisable within 60 days of December 10, 2019.

(13)
Footnotes (6) through (12) are incorporated herein.

DESCRIPTION OF CERECOR'S CAPITAL STOCK

        The following description of Cerecor's capital stock and provisions of Cerecor's amended and restated certificate of incorporation and second amended and restated bylaws are summaries. You should also refer to the amended and restated certificate of incorporation and the second amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

General

        Under Cerecor's amended and restated certificate of incorporation, Cerecor is authorized to issue up to 200,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share, all of which shares of preferred stock are undesignated. Cerecor's board of directors may establish the rights and preferences of the preferred stock from time to time. As of September 30, 2019, Cerecor had 44,106,794 shares of common stock outstanding and 2,857,143 shares of preferred stock outstanding. The preferred stock has the same rights and preferences as common stock other than it is non-voting and has the ability to convert to shares of common stock on a 1-for-5 ratio at the holder's option.

Common Stock

Voting

        Each holder of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and does not have cumulative voting rights. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election.

Dividends

        Subject to preferences that may be applicable to any then-outstanding preferred stock, the holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

Liquidation

        In the event of Cerecor's liquidation, dissolution or winding up, holders of Cerecor common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of Cerecor's debts and other liabilities, and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Rights and Preferences

        Holders of Cerecor common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to Cerecor's common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Cerecor may designate in the future.

Options

        As of September 30, 2019, options to purchase an aggregate of 5,297,124 shares of Cerecor common stock, with a weighted average exercise price of $4.75 per share, were outstanding under the Cerecor 2016 Equity Incentive Plan.

Restricted Stock Units

        As of September 30, 2019, Cerecor had 267,500 shares of non-vested restricted stock outstanding. The restricted shares vest annually over a four-year period beginning on the first anniversary of the award.

Underwriters' Unit Purchase Option

        Cerecor issued the underwriters of its initial public offering a unit purchase option (the "UPO") in 2015 that provides the underwriters the option to purchase up to a total of 40,000 units. The units underlying the UPO will be, immediately upon exercise, separated into shares of common stock, underwriters' Class A warrants, and underwriters' Class B warrants (such warrants together referred to as the Underwriters' Warrants). The Underwriters' Warrants were warrants to purchase shares of common stock. The Class B warrants expired in April 2017 and the Class A warrants expired in October 2018, while the UPO expires in October 2020.

Warrants

        As of September 30, 2019, Cerecor had outstanding 4,024,708 warrants to purchase shares of Cerecor common stock at a weighted average exercise price of $12.47 per share.

Preferred Stock

        Pursuant to Cerecor's amended and restated certificate of incorporation, Cerecor's board of directors has the authority, without further action by the stockholders (unless such stockholder action is required by applicable law or stock exchange listing rules), to designate and issue up to 5,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

        Cerecor's board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of the company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock and may adversely affect the voting power of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation.

        Cerecor's board of directors will fix the designations, voting powers, preferences and rights of each series, as well as the qualifications, limitations or restrictions thereof, of the preferred stock of each series that Cerecor offers under this prospectus and applicable prospectus supplements in the certificate of designation relating to that series. Cerecor will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that Cerecor files with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock Cerecor is offering before the issuance of that series of preferred stock. This description will include:

  •
  the title and stated value;

  •
  the number of shares Cerecor is offering;

  •
  the liquidation preference per share;

  •
  the purchase price per share;

  •
  the dividend rate per share, dividend period and payment dates and method of calculation for dividends;

  •
  whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

  •
  Cerecor's right, if any, to defer payment of dividends and the maximum length of any such deferral period;

  •
  the procedures for any auction and remarketing, if any;

  •
  the provisions for a sinking fund, if any;

  •
  the provisions for redemption or repurchase, if applicable, and any restrictions on Cerecor's ability to exercise those redemption and repurchase rights;

  •
  any listing of the preferred stock on any securities exchange or market;

  •
  whether the preferred stock will be convertible into Cerecor common stock or other securities, including depositary shares and warrants, and, if applicable, the conversion period, the conversion price, or how it will be calculated, and under what circumstances it may be adjusted;

  •
  whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange period, the exchange price, or how it will be calculated, and under what circumstances it may be adjusted;

  •
  voting rights, if any, of the preferred stock;

  •
  preemption rights, if any;

  •
  restrictions on transfer, sale or other assignment, if any;

  •
  whether interests in the preferred stock will be represented by depositary shares;

  •
  a discussion of any material or special U.S. federal income tax considerations applicable to the preferred stock;

  •
  the relative ranking and preferences of the preferred stock as to dividend rights and rights if Cerecor liquidates, dissolves or winds up its affairs;

  •
  any limitations on issuances of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock being issued as to dividend rights and rights if Cerecor liquidates, dissolves or winds up its affairs; and

  •
  any other specific terms, rights, preferences, privileges, qualifications or restrictions of the preferred stock.

        The DGCL, the corporate law of Cerecor's state of incorporation, provides that the holders of preferred stock will have the right to vote separately as a class (or, in some cases, as a series) on an amendment to Cerecor's certificate of incorporation if the amendment would change the par value or, unless the certificate of incorporation provided otherwise, the number of authorized shares of the class or change the powers, preferences or special rights of the class or series so as to adversely affect the class or series, as the case may be. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Registration Rights

Second Amended and Restated Investors' Rights Agreement

        Cerecor and certain holders of shares of Cerecor common stock issued upon the conversion of Cerecor Series A convertible preferred stock, Series A-1 convertible preferred stock and Series B convertible preferred stock, or the Investors' Rights Agreement Shares, upon the closing of Cerecor's initial public offering in October 2015 are parties to a Second Amended and Restated Investors' Rights Agreement, or the Investors' Rights Agreement. Under the Investors' Rights Agreement, these holders have certain registration rights, as described below.

Demand Registration Rights

        The holders of a majority of the Investors' Rights Agreement Shares may request that Cerecor register all or a portion of their shares of common stock for sale under the Securities Act. Cerecor will effect the registration as requested so long as the aggregate price to the public, net of expenses, in connection with any such offering is at least $10 million unless, in the good faith judgment of Cerecor's board of directors, such registration would be materially detrimental to Cerecor's company and its stockholders and should be delayed. Cerecor is not obligated to file a registration statement pursuant to this provision on more than two occasions.

Registration on Form S-3

        The holders of a majority of the Investors' Rights Agreement Shares may request that Cerecor register all or a portion of their common stock for sale under the Securities Act on Form S-3, or any successor form, so long as the aggregate price to the public, net of expenses, in connection with any such offering is at least $1 million unless, in the good faith judgment of Cerecor's board of directors, such registration would be materially detrimental to Cerecor's company and its stockholders and should be delayed. Cerecor is not obligated to file a Form S-3 pursuant to this provision on more than two occasions in any 12-month period.

Piggyback Registration Rights

        If at any time Cerecor proposes to register any shares of common stock under the Securities Act for public sale either for Cerecor's own account or for the account of other stockholders, the holders of the Investors' Rights Agreement Shares are entitled to notice of the registration and may request that include all or a portion of their shares of common stock be included in the registration. These piggyback registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under specified circumstances. The holders of piggyback registration rights under the Investors' Rights Agreement have waived these rights as they may apply to the filing of the registration statement of which this prospectus is a part.

Expenses of Registration

        Cerecor will pay all registration expenses, other than underwriting discounts and selling commissions, and the reasonable fees and expenses of a single special counsel for the selling stockholders, related to any demand, piggyback and Form S-3 registration.

Termination of Registration Rights

        The registration rights described above will expire upon the earlier of (i) October 20, 2020, (ii) the date that a holder holds less than one percent of all the Investors' Rights Agreement Shares and the holder may sell all of its registrable securities subject to the Investors' Rights Agreement pursuant to

Rule 144 without restrictions during any three-months period or (iii) the closing of a Deemed Liquidation Event, as such term is defined in Cerecor's amended and restated certificate of incorporation as in effect prior to the closing of Cerecor's initial public offering.

Anti-Takeover Effects of Delaware Law and Cerecor's Charter and Bylaws

        Provisions of Delaware law and Cerecor's amended and restated certificate of incorporation and second amended and restated bylaws could make it more difficult to acquire Cerecor by means of a tender offer, a proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons to acquire control of Cerecor to first negotiate with us. Cerecor believes that the benefits of increase protection of Cerecor's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Cerecor outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Law

        Cerecor is subject to section 203 of the DGCL ("Section 203"). Section 203 generally prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

  •
  prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        Section 203 defines a business combination to include:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

  •
  subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder;

  •
  subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

        The existence of this provision generally will have an anti-takeover effect for transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws

        Provisions of Cerecor's amended and restated certificate of incorporation and second amended and restated bylaws may delay or discourage transactions involving an actual or potential change in control or change in management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that Cerecor's stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of Cerecor common stock. Among other things, Cerecor's amended and restated certificate of incorporation and second amended and restated bylaws:

  •
  permit Cerecor's board of directors to issue up to 5,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change in control);

  •
  provide that the authorized number of directors may be changed only be resolution of Cerecor's board of directors;

  •
  provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

  •
  require that any action to be taken by Cerecor's stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

  •
  provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder's notice;

  •
  do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose); and

  •
  provide that special meetings of Cerecor's stockholders may be called only by the chairman of the board, Cerecor's chief executive officers or by Cerecor's board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

        The amendment of any of these provisions, with the exception of the ability of Cerecor's board of directors to issue shares of preferred stock and designate any rights, preferences and privileges thereto, would require approval by the holders of at least 66 2/3% of Cerecor's then outstanding common stock.

Choice of Forum

        Cerecor's amended and restated certificate of incorporation provides that, unless Cerecor consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the exclusive forum for:

  •
  any derivative action or proceeding brought on Cerecor's behalf;

  •
  any action asserting a claim of breach of a fiduciary duty;

  •
  any action asserting a claim against Cerecor arising pursuant to any provision of the DGCL, Cerecor's amended and restated certificate of incorporation or Cerecor's second amended and restated bylaws; or

  •
  any action asserting a claim against Cerecor that is governed by the internal affairs doctrine.

        The enforceability of similar choice of forum provisions in other companies' certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in Cerecor's amended and restated certificate of incorporation to be inapplicable or unenforceable in such action. These provisions would not apply to suits brought to enforce a duty or liability created by the Exchange Act, Securities Act or any other claim for which the federal courts have exclusive or concurrent jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in Cerecor's securities shall be deemed to have notice of and consented to these provisions. Cerecor's exclusive forum provision will not relieve Cerecor of its duties to comply with the federal securities laws and the rules and regulations thereunder, and Cerecor's shareholders will not be deemed to have waived Cerecor's compliance with these laws, rules and regulations.

        The provisions of the DGCL, Cerecor's amended and restated certificate of incorporation and Cerecor's second amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and may also have the effect of preventing changes in its management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Nasdaq Capital Market Listing

        Cerecor's common stock is listed on The Nasdaq Capital Market under the symbol "CERC."

Transfer Agent and Registrar

        The transfer agent and registrar for Cerecor's common stock is American Stock Transfer & Trust Company, LLC. The transfer agent and registrar's address is 6201 15th Avenue, Brooklyn, NY 11219.

 LEGAL MATTERS

        Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina, will pass upon the validity of the Cerecor common stock offered by this proxy statement/prospectus.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

        None.

EXPERTS

        The consolidated financial statements of Aevi Genomic Medicine, Inc. at December 31, 2018 and 2017, and for each of the two years in the period ended December 31, 2018, included in the Proxy Statement of Aevi Genomic Medicine, Inc., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about Aevi Genomic Medicine, Inc.'s ability to continue as a going concern as described in Note 3 to Aevi Genomic Medicine, Inc.'s consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Cerecor Inc. at December 31, 2018 and 2017, and for each of the two years in the period ended December 31, 2018, included in the Proxy Statement of Aevi Genomic Medicine, Inc. which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PROPOSALS OF STOCKHOLDERS

        Aevi intends to hold an annual meeting of Aevi stockholders in 2020 only if the Merger is not completed. As of the date of this proxy statement/prospectus, Aevi had not received notice of any stockholder proposals for the special meeting described herein and proposals received subsequent to the date of this proxy statement/prospectus will be considered untimely. For a stockholder proposal to be considered for inclusion in Aevi's proxy statement for the 2020 annual meeting, the Corporate Secretary must receive the written proposal at the principal executive offices no later than January 1, 2020. Such proposals must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Aevi Genomic Medicine, Inc.
Attention: Michael F. Cola, President and Chief Executive Officer
435 Devon Park Drive, Suite 715
Wayne, Pennsylvania 19087
Tel: (610) 254-4201

        Under Rule 14a-8, to be timely, a stockholder's notice for a proposal must be received at Aevi's principal executive offices not less than 120 calendar days before the date of the proxy statement release to stockholders in connection with the previous year's annual meeting. However, if Aevi did not hold an annual meeting in the previous year or if the date of this year's annual meeting has been changed by more than 30 days from the date of the previous year's annual meeting, then the deadline is a reasonable time before Aevi begins to print and send its proxy materials. Therefore, stockholder proposals intended to be presented at the 2020 annual meeting must be received by Aevi at its principal executive office no later than February 21, 2020, in order to be eligible for inclusion in Aevi's

2020 proxy statement and proxy relating to that meeting. Stockholders wishing to submit proposals to be presented directly at Aevi's 2020 annual meeting of stockholders instead of by inclusion in next year's proxy statement must follow the submission criteria set forth in Aevi's bylaws, and applicable law concerning stockholder proposals. Upon receipt of any proposal, Aevi will determine whether to include such proposal in accordance with regulations governing the solicitation of proxies.

HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        A number of brokers with account holders who are Aevi stockholders will be householding our proxy materials. A single proxy statement/prospectus will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement/prospectus and annual disclosure documents, please notify your broker or direct your written request to Aevi Genomic Medicine, Inc. at our principal executive offices at 435 Devon Park Drive, Suite 715, Wayne, PA 19087, Attention: Investor Relations. Stockholders who currently receive multiple copies of the proxy statement/prospectus and annual disclosure documents at their address and would like to request householding of their communications should contact their broker.

WHERE YOU CAN FIND MORE INFORMATION

        Both Cerecor and Aevi are subject to the information requirements of the Exchange Act, which means that they are both required to file certain reports, proxy statements, and other business and financial information with the SEC. The SEC maintains a website at http://www.sec.gov where you can access reports, proxy information and registration statements, and other information regarding registrants that file electronically with the SEC. Such filings are also available free of charge at Cerecor's website at http://www.cerecor.com under the "Investors" heading or from Aevi's website at http://www.aevigenomics.com under the "Investors" heading. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those websites or filed with the SEC is not part of this proxy statement/prospectus.

        You may also request copies of these filings at no cost upon written or oral request by contacting the appropriate company at the following address or telephone number:

Cerecor Inc.	Aevi Genomic Medicine, Inc.
Attn: James Harrell	Attn: Mike McInaw
540 Gaither Road	435 Devon Park Drive
Suite 400	Suite 715
Rockville, Maryland 20850	Wayne, Pennsylvania 19087
Tel: (410) 522-8707	Tel: (610) 254-4201

        To obtain timely delivery of these documents, you must request them no later than five business days before the date of the special meeting. This means that stockholders requesting documents must do so by December 27, 2019 in order to receive them before the special meeting.

ANNEX A

Execution Version

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

By and Among

CERECOR INC.

GENIE MERGER SUB, INC.

SECOND GENIE MERGER SUB, LLC

and

AEVI GENOMIC MEDICINE, INC.

Dated as of December 5, 2019

 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

        This Agreement and Plan of Merger and Reorganization (this "Agreement"), is entered into as of December 5, 2019, by and among Aevi Genomic Medicine, Inc., a Delaware corporation (the "Company"), Cerecor Inc., a Delaware corporation ("Parent"), Genie Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent ("Merger Sub"), and Second Genie Merger Sub, LLC, a Delaware limited liability company and wholly owned Subsidiary of Parent ("Second Merger Sub"). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 8.01 hereof.

RECITALS

        WHEREAS, the Company, Parent and Merger Sub intend to effect a merger of Merger Sub with and into the Company pursuant to which the Company would become a wholly owned Subsidiary of Parent (the "First Merger") in accordance with this Agreement and the Delaware General Corporation Law (the "DGCL"), and as part of the same overall transaction, the Company would then merge with and into Second Merger Sub (the "Second Merger" and, together with the First Merger, the "Mergers"), on the terms and conditions set forth in this Agreement and in accordance with the DGCL and the Delaware Limited Liability Company Act, as amended (the "DLLC");

        WHEREAS, in the First Merger, upon the terms and subject to the conditions of this Agreement, each share of common stock, par value $0.0001 per share, of the Company (the "Company Common Stock") will be converted into the right to receive the Merger Consideration except as otherwise provided in this Agreement;

        WHEREAS, the board of directors of the Company (the "Company Board") has: (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement with Parent, Merger Sub and Second Merger Sub; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers; and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of the Company; in each case, in accordance with the DGCL and the DLLC;

        WHEREAS, the respective boards of directors of Parent and Merger Sub, and the sole member of Second Merger Sub, have each unanimously: (a) determined that it is in the best interests of Parent, Merger Sub, or Second Merger Sub, as applicable, and their respective stockholders, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers; in each case, in accordance with the DGCL and the DLLC;

        WHEREAS, as a condition and inducement to the willingness of Parent, Merger Sub and Second Merger Sub to enter into this Agreement, certain stockholders of the Company are entering into a voting agreement with Parent (the "Voting Agreement") simultaneously with the execution and delivery of this Agreement;

        WHEREAS, it is intended, to the extent the Mergers are eligible for such treatment, that for United States federal income tax purposes (i) the Mergers will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) this Agreement will constitute a plan of reorganization within the meaning of Sections 1.368-2(g) and 1.368-3 of the Treasury Regulations promulgated under the Code, and (iii) Parent, Merger Sub and the Company will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

        WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Mergers and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Mergers.

        NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I
THE MERGERS

        Section 1.01    The Mergers.    Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will thereupon cease, and the Company will continue as the surviving company and a wholly owned Subsidiary of Parent. The Company after the First Merger is sometimes referred to herein as the "First-Step Surviving Company". At the Second Effective Time, the First-Step Surviving Company shall merge with and into Second Merger Sub in accordance with the DGCL and the DLLC, whereupon the separate corporate existence of the First-Step Surviving Company shall cease, and Second Merger Sub shall be the surviving company, shall be disregarded as an entity separate from Parent for U.S. federal income Tax purposes, and shall continue to be governed by the laws of the State of Delaware and the DLLC. The surviving company after the Second Merger is sometimes referred to hereinafter as the "Surviving Company."

        Section 1.02    Closing.    Upon the terms and subject to the conditions set forth herein, the closing of the Mergers (the "Closing") will take place at 10:00 a.m. Eastern time, as soon as practicable (and, in any event, within three Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Mergers set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, Philadelphia, Pennsylvania 19103, or shall be conducted by electronic exchange of signatures, unless another place is agreed to in writing by the parties hereto, and the actual date of the Closing is hereinafter referred to as the "Closing Date."

        Section 1.03    Effective Time.

          (a)   Subject to the provisions of this Agreement, at the Closing, the Company, Parent, and Merger Sub shall cause a certificate of merger (the "Certificate of Merger") to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The First Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the First Merger being hereinafter referred to as the "Effective Time").

          (b)   Promptly after the Effective Time, Parent shall cause the Second Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL and the DLLC (the time of the filing of such certificate of merger with respect to the Second Merger, or the time of effectiveness thereof that is specified therein, if different, shall be referred to herein as the "Second Effective Time").

        Section 1.04    Effects of the Mergers.

          (a)    First Merger.    The First Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the First-Step Surviving Company, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the First-Step Surviving Company.

          (b)    Second Merger.    The Second Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and DLLC. Without limiting the generality of the foregoing, and subject thereto, from and after the Second Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the First-Step Surviving Company and Second Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, and duties of each of the First-Step Surviving Company and Second Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Company.

        Section 1.05    Charter Documents of Surviving Companies.

          (a)    First-Step Surviving Company.

              (i)  Certificate of Incorporation.    At the Effective Time, the certificate of incorporation of the First-Step Surviving Company shall be amended and restated so as to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and will be the certificate of incorporation of the First-Step Surviving Company until thereafter amended as provided therein or by applicable Law.

             (ii)  Bylaws.    At the Effective Time, the bylaws of the First-Step Surviving Company shall be amended and restated so as to be identical to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and will be the bylaws of the First-Step Surviving Company until thereafter amended as provided in its Charter Documents and applicable Law.

          (b)    Surviving Company.

              (i)  Certificate of Formation.    The certificate of formation of Second Merger Sub, as in effect immediately prior to the Second Effective Time, shall be the certificate of formation of the Surviving Company at the Second Effective Time, until thereafter amended in accordance with the DLLC and as provided in such certificate of formation, except that at the Second Effective Time, the certificate of formation of the Surviving Company shall be amended to change the name of the Surviving Company to "Aevi Genomic Medicine, LLC."

             (ii)  Limited Liability Company Agreement.    The limited liability company agreement of Second Merger Sub, as in effect immediately prior to the Second Effective Time, shall be the limited liability company agreement of the Surviving Company at the Second Effective Time, until thereafter amended in accordance with the DLLC and as provided in such limited liability company agreement.

        Section 1.06    Management of Surviving Companies.

          (a)    First-Step Surviving Company.

              (i)  The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the First-Step Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and by-laws of the First-Step Surviving Company.

          (b)    Surviving Company.

              (i)  Management.    The Surviving Company shall be managed by Parent as the sole member of the Surviving Company.

             (ii)  Officers.    The officers of Second Merger Sub immediately prior to the Second Effective Time shall be the officers of the Surviving Company immediately after the Second Effective Time, each to hold office in accordance with the provisions of the limited liability company agreement of the Surviving Company.

        Section 1.07    Net Assets.    No later than two Business Days prior to the Closing, the Company will provide to Parent a certificate that has been approved in good faith by the Company Board, signed by an officer or manager of the Company attaching an itemized statement setting forth the estimated Net Assets (the "Estimated Net Assets").

        Section 1.08    Further Assurances.    If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges and powers of the Company, Merger Sub and Second Merger Sub, the Surviving Company, the managers of the Surviving Company and officers of the Surviving Company shall take all such lawful and necessary action, consistent with this Agreement, on behalf of the Company, Merger Sub, Second Merger Sub and the Surviving Company.

ARTICLE II
EFFECT OF THE MERGERS ON CAPITAL STOCK; CONSIDERATION FOR SHARES

        Section 2.01    Effect on Capital Stock.    At the Effective Time, as a result of the Mergers and without any action on the part of Parent, Merger Sub, Second Merger Sub, or the Company or the holder of any capital stock of Parent, Merger Sub, Second Merger Sub, or the Company:

          (a)    Cancellation of Certain Company Common Stock.    Each share of Company Common Stock that is owned by Parent or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries as of immediately prior to the Effective Time ("Cancelled Shares") will automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (b)    Conversion of Company Common Stock.    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares), inclusive of Company Common Stock issued upon conversion of the CHOP Note, shall be converted into the right to receive: (i) the fraction of a share of Parent Common Stock equal to the Exchange Ratio (the "Stock Consideration"), (ii) one contingent value right (a "CVR"), which shall represent the right to receive a contingent payment upon the achievement of certain milestones set forth in, and subject to and in accordance with the terms and conditions of, the Contingent Value Rights Agreement (the "CVR Agreement") in the form attached hereto as Exhibit A (the "CVR Consideration"), and (iii) cash in lieu of fractional shares of Parent Common Stock as contemplated by Section 2.01(e)(the "Fractional Share Consideration").

          (c)    Cancellation of Shares.    At the Effective Time, all shares of Company Common Stock shall no longer be outstanding, shall be cancelled and retired and shall cease to exist, and, subject to Section 2.03, each holder of: (i) a certificate formerly representing any shares of Company Common Stock (each, a "Certificate"); or (ii) any book-entry shares that immediately prior to the Effective Time represented shares of Company Common Stock (each, a "Book-Entry Share") shall, subject to applicable Law in the case of Dissenting Shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.02 hereof.

          (d)    Conversion of Merger Sub Capital Stock.    Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock, par value $0.0001 per share, of the First-Step Surviving Company.

          (e)    Equity Interests of Second Merger Sub.    All shares of capital stock of the First-Step Surviving Company issued and outstanding immediately prior to the Second Effective Time will automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. The equity interests of Second Merger Sub will constitute the only outstanding equity interests of the Surviving Company.

          (f)    Fractional Shares.    No fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and the former holders of such Certificates or Book-Entry Shares shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a holder of Parent Common Stock with respect to any such fractional shares that would have otherwise been issued upon the surrender for exchange of such Certificates or Book-Entry Shares. Each holder of shares of Company Common Stock converted pursuant to the First Merger who would otherwise have been entitled to receive a fractional share of Parent Common Stock shall receive, in lieu thereof, a cash payment, rounded to the nearest whole cent and without interest, in an amount equal to the product obtained by multiplying the Exchange Ratio by the fraction of a share the holder would otherwise be entitled to receive.

        Section 2.02    Surrender and Payment.

          (a)    Exchange Agent; Payment Fund.    Prior to the Effective Time, Parent shall appoint an exchange agent (the "Exchange Agent") to act as the agent for the purpose of exchanging the Merger Consideration for: (i) the Certificates; and (ii) the Book-Entry Shares. At the Effective Time, Parent shall deposit, or cause the Surviving Company to deposit, with the Exchange Agent: (A) sufficient cash funds to pay the Fractional Share Consideration that is payable in respect of all of the shares of Company Common Stock represented by the Certificates and the Book-Entry Shares (other than: (I) shares to be cancelled and retired in accordance with Section 2.01; and (II) Dissenting Shares), in amounts and at the times necessary for such payments, and (B) evidence of book entry shares representing the number of shares of Parent Common Stock equal to the aggregate Stock Consideration (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, and the Fractional Share Consideration being hereinafter referred to as the "Payment Fund"). The Exchange Agent shall, in accordance with Section 2.02(b) and pursuant to irrevocable instructions, deliver the Merger Consideration and notify the holders of CVR Consideration contemplated to be issued pursuant to Section 2.01. If for any reason the Payment Fund is inadequate to pay the amounts to which holders of shares are entitled under Section 2.01(a), Parent shall take all steps necessary to enable or cause the Surviving Company promptly to deposit in trust additional cash or Parent Common Stock, as applicable, with the Exchange Agent sufficient to make all payments required under this Agreement. The Payment Fund shall not be used for any other purpose. The Surviving Company shall pay all of its charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Company Common Stock for the Merger Consideration. As soon as practicable after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock immediately prior to the Effective Time, whose Company Common Stock was converted pursuant to Section 2.01(a) into the right to receive the Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the

  Exchange Agent, and which letter of transmittal shall be in customary form and have such other provisions as Parent and the Surviving Company may reasonably specify) for use in such exchange.

          (b)    Procedures for Surrender; No Interest.    Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Book-Entry Share upon: (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, in the case of Company Common Stock represented by a Certificate; or (ii) receipt of an "agent's message" by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares. Until so surrendered or transferred, as the case may be, and subject to the terms set forth in Section 2.03, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Share Consideration and Fractional Share Consideration pursuant to the provisions of this ARTICLE II, each Certificate or Certificates or Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled. As soon as practicable (and in any event within 15 Business Days) following the Closing Date, the Exchange Agent shall provide Parent with a list of the names and addresses of all holders of CVR Consideration pursuant to the provisions of this ARTICLE II. Notwithstanding anything herein to the contrary, the payment of any consideration pursuant to any CVR Consideration and the payment procedures with respect thereto shall be governed by the terms of the CVR Agreement.

          (c)    Investment of Payment Fund.    Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Payment Fund shall be invested by the Exchange Agent, as directed by Parent or the Surviving Company, in obligations of the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days. No losses with respect to any investments of the Payment Fund shall affect the amounts payable to the holders of Certificates or Book-Entry Shares. Any income from investment of the Payment Fund shall be payable to Parent or the Surviving Company, as Parent directs.

          (d)    Payments to Non-Registered Holders.    If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

          (e)    Full Satisfaction.    All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the First-Step Surviving Company. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Company (other than a Certificate for a Book-Entry Share in respect of Dissenting Shares), they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this ARTICLE II.

          (f)    Termination of Payment Fund.    Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock one year after the Effective Time, as to the Fractional Share Consideration shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.02 prior to such time shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws) for delivery of the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law, in respect of such holder's surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.02(b). Any Merger Consideration remaining unclaimed by the holders of Certificates or Book-Entry Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of Parent or an affiliate thereof designated by Parent, free and clear of any claim or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Merger Sub, Second Merger Sub, the Surviving Company, the Exchange Agent or their respective affiliates will be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.02(a), to pay for Company Common Stock for which appraisal rights have been perfected shall be returned to Parent, upon demand.

          (g)    Dissenting Shares Merger Consideration.    Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

          (h)    Dividend and Distribution with Respect to Parent Common Stock After the Effective Time.    No dividends or other distributions with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Certificate surrendered and not yet exchanged hereunder with respect to the shares of Parent Common Stock represented thereby, and no Fractional Share Consideration shall be paid to any such holder, and all such dividends, other distributions and cash in lieu of fractional shares of Parent Common Stock shall be paid by the Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II with respect to the unsurrendered Certificates and until payment of the Merger Consideration with respect to the Certificates validly surrendered. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and the amount of any Fractional Share Consideration payable in lieu of a fractional share of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

        Section 2.03    Dissenting Shares.

          (a)   Notwithstanding any provision of this Agreement to the contrary, including Section 2.01, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled and retired in accordance with Section 2.01) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing, and who is entitled to demand and properly demands appraisal of such shares of Company Common Stock pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL ("Section 262"), shall not be converted into or be exchangeable for a right to receive the

  Merger Consideration as specified in Section 2.01(a) (such shares of Company Common Stock being referred to collectively as the "Dissenting Shares"), but instead such holder after the Effective Time shall be entitled to payment of the fair value of such Dissenting Shares in accordance with Section 262. At the Effective Time, all Dissenting Shares shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder's Dissenting Shares under Section 262 shall cease and such Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration upon compliance with the procedure outlined in Section 2.02.

          (b)   The Company shall give prompt written notice to Parent of any demands for appraisal of any shares of Company Common Stock and any withdrawals of such demands, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.

        Section 2.04    Adjustments.    Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of additional shares of capital stock of the Company as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

        Section 2.05    Withholding Rights.    Each of the Exchange Agent, Parent, Merger Sub, Second Merger Sub and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement or the CVR Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax Laws. To the extent that amounts are so deducted and withheld and remitted to the appropriate Governmental Entity by the Exchange Agent, Parent, Merger Sub, Second Merger Sub or the Surviving Company, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent, Merger Sub, Second Merger Sub or the Surviving Company, as the case may be, made such deduction and withholding.

        Section 2.06    Lost Certificates.    If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated under this ARTICLE II.

        Section 2.07    Treatment of Company Options.

          (a)    Company Options.    At or prior to the Effective Time, all Company Options that are outstanding under the Company Stock Plan immediately prior to the Effective Time shall, by virtue of the Mergers, automatically be cancelled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

          (b)    Resolutions and Other Company Actions.    At or prior to the Effective Time, the Company, the Company Board, and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of paragraph (a) of this Section 2.07.

        Section 2.08    Treatment of CHOP Note.    Prior to the Effective Time, the Company shall cause the CHOP Note to convert into Company Common Stock in accordance with the existing terms thereof. The holder of the CHOP Note shall thereafter be treated as a holder of Company Common Stock.

        Section 2.09    Treatment of CHOP Agreements.    Effective upon the Closing of the Mergers Parent shall assume the CHOP Agreements and shall use commercially reasonable efforts to negotiate with CHOP the terms of amended and restated CHOP Agreements to be given effect following the Closing of the Mergers.

        Section 2.10    Tax Treatment.    The Mergers are intended to be treated as integrated steps in a single transaction and together qualify as a "reorganization" within the meaning of Section 368(a)(1) of the Code, and this Agreement is intended to constitute a "plan of reorganization" within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3. Each of the parties hereto adopts this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations. Each party hereto agrees to cause all income Tax Returns relating to the Mergers to be filed on the basis of treating the Mergers as a "reorganization" within the meaning of Section 368(a)(1) of the Code (including filing the statement required by Treasury Regulations Section 1.368-3), unless otherwise required by a "determination" (within the meaning of Section 1313(a) of the Code or similar or analogous provisions of other applicable state or other Laws) or pursuant to a good-faith opinion from its professional tax advisers that such position is more likely than not to be an inappropriate treatment, and will not knowingly take any action, allow any action to be taken or fail to take any action, outside of the actions permitted under this Agreement, that could reasonably be expected to prevent or impede the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except (a) as disclosed in the Company SEC Documents, filed or furnished with the SEC since January 1, 2017, and publicly available prior to the date hereof, without giving effect to any amendment to any such Company SEC Documents filed on or after the date hereof (excluding any forward-looking disclosures contained in any such Company SEC Documents under the heading "Forward Looking Information" or "Risk Factors" or similar heading to the extent they are primarily predictive, cautionary or forward-looking in nature) so long as the applicability of a disclosure in such Company SEC Documents to a representation or warranty is reasonably apparent based on the face of such disclosure, or (b) as set forth in the correspondingly numbered Section of the disclosure letter (the "Company Disclosure Letter"), dated as of the date of this Agreement and delivered by the Company to Parent concurrently with the execution of this Agreement (provided that (i) disclosure in any section of such Company Disclosure Letter shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other section notwithstanding the omission or a reference or cross reference thereto and (ii) the mere inclusion of an item in such Company Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have, a Company Material Adverse Effect), the Company hereby represents and warrants to Parent, Merger Sub, and Second Merger Sub as follows:

        Section 3.01    Organization; Standing and Power; Charter Documents; Subsidiaries.

          (a)    Organization; Standing and Power.    The Company and each of its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)    Charter Documents.    The Company has delivered or made available to Parent a true and correct copy of the Charter Documents of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Charter Documents.

          (c)    Subsidiaries.    Other than ownership of its Subsidiaries, Medgenics Medical (Israel) Ltd.; neuroFix, LLC; and Aevi Genomics Medicine Europe BVBA/SPRL (Belgium), the Company does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability partnership, limited liability company, association or other entity. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company have been validly issued, were issued free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (i) imposed by applicable securities Laws; or (ii) arising pursuant to the Charter Documents of any non-wholly owned Subsidiary of the Company. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

        Section 3.02    Capitalization.

          (a)   The Company has an authorized capitalization as set forth in the Company SEC Documents, and all of the issued shares of capital stock of the Company have been duly and validly authorized and issued, are fully paid and non-assessable, have been issued in compliance with federal and state securities laws and conform in all material respects to the description thereof contained in the Company SEC Documents. As of the date of this Agreement, there were 64,766,822 shares of Company Common Stock issued and 64,766,822 shares of Company Common Stock outstanding and 12,670,359 shares of Company Common Stock were issuable upon the exercise of all options, warrants and convertible securities outstanding as of such date. All of the Company's options, warrants and other rights to purchase or exchange any securities for shares of the Company's capital stock have been duly authorized and validly issued and were issued in compliance with federal and state securities laws. None of the outstanding shares of Company Common Stock was issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of the Company (including the CHOP Note and the license agreement with Astra Zeneca which obligates the Company to issue shares of Common Stock upon exercise of the option thereunder). There are no authorized or outstanding shares of capital stock, options, warrants, preemptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any capital stock of the Company or any of its subsidiaries other than those described above (including the CHOP Note and the license agreement with Astra Zeneca which obligates the Company to issue shares of Common Stock upon exercise of the option thereunder) or accurately described in the Company SEC Documents and herein. The description of the Company Stock Plan, and the options or other rights granted thereunder, as described in the Company SEC Documents, accurately and fairly present the information required to be shown with respect to such plans, arrangements, options and rights.

          (b)   Except as set forth in Section 3.02(b) of the Company Disclosure Letter, other than the Company Equity Awards, as of the date hereof, there are no outstanding: (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt or shares of capital stock of the Company; (B) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company; or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, "phantom" stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of the Company, being referred to collectively as "Company Securities"). All outstanding shares of Company Common Stock, all outstanding Company Equity Awards, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

          (c)    Voting Debt.    No bonds, debentures, notes, or other indebtedness issued by the Company or any of its Subsidiaries: (i) having the right to vote on any matters on which stockholders or equityholders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of the Company or any of its Subsidiaries, are issued or outstanding (collectively, "Voting Debt").

          (d)    Company Subsidiary Securities.    As of the date hereof, there are no outstanding: (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of the Company; (ii) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of the Company; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, "phantom" stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Company, in each case that have been issued by a Subsidiary of the Company (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as "Company Subsidiary Securities").

        Section 3.03    Authority; Non-Contravention; Governmental Consents; Anti-Takeover Statutes.

          (a)    Authority.    The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Mergers, adoption of this Agreement by the affirmative vote or consent of the holders of a majority of the outstanding shares of Company Common Stock (the "Requisite Company Vote"), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Mergers and the other transactions contemplated hereby, subject only, in the case of consummation of the Mergers, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement, approve the Mergers, and consummate the Mergers and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent, Merger Sub, and Second Merger Sub, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors' rights generally and by general principles of equity.

          (b)    Non-Contravention.    The execution, delivery, and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Mergers, do not and will not: (i) subject to obtaining the Requisite Company Vote, contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company or any of its Subsidiaries; (ii) assuming that all Consents contemplated by clauses (i) through (v) of Section 3.03(c) have been obtained or made and, in the case of the consummation of the Mergers, obtaining the Requisite Company Vote, conflict with or violate any Law applicable to the Company, any of its Subsidiaries, or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the Company's or any of its Subsidiaries' loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date hereof, except as listed in Section 3.03(b) of the Company Disclosure Letter; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c)    Governmental Consents.    No consent, approval, order, or authorization of, or registration, declaration, or filing with, or notice to (any of the foregoing being a "Consent"), any supranational, national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a "Governmental Entity") is required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby, except for: (i) the filing of the certificates of merger in respect of the First Merger and Second Merger with the Secretary of State of the State of Delaware; (ii) the filing of the Company Proxy Statement and Form S-4 in definitive form with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and such reports under the Exchange Act as may be required in connection with this Agreement, the Mergers, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under applicable state securities or "blue sky" Laws and the securities Laws of any foreign country or the rules and regulations of NASDAQ; and (iv) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (d)    Board Approval.    The Company Board, by resolutions duly adopted by a vote at a meeting of all directors of the Company duly called and held and, not subsequently rescinded or modified in any way, has: (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and the Company's stockholders; (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Mergers, upon the terms and subject to the conditions set forth herein; (iii) directed that this Agreement be submitted to a vote of the Company's stockholders for adoption at the Company Stockholders Meeting; and (iv) resolved to recommend that Company stockholders vote in favor of adoption of this Agreement in accordance with the DGCL (collectively, the "Company Board Recommendation").

          (e)    Anti-Takeover Statutes.    Assuming the accuracy of Section 4.06 and to the Knowledge of the Company, no "fair price," "moratorium," "control share acquisition," "business combination" or other similar anti-takeover statute or regulation enacted under any federal, state, local or foreign laws applicable to the Company is applicable to this Agreement, the Mergers or any of the other transactions contemplated by this Agreement.

        Section 3.04    SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance; Undisclosed Liabilities; Off-Balance Sheet Arrangements.

          (a)    SEC Filings.    The Company has filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2018 (the "Company SEC Documents"). As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the "Sarbanes-Oxley Act"), and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents. None of the Company's Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

          (b)    Financial Statements.    The audited and unaudited consolidated financial statements (including, as applicable, the related notes thereto) of the Company included (or incorporated by reference) in the Company SEC Documents (i) have been prepared from, are in accordance with, and accurately reflect the books and records of the Company and its Subsidiaries in all material respects, (ii) have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved, (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, stockholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal course year-end audit adjustments) and (iv) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Access to assets is permitted only in accordance with management's general or specific authorization, and the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as described in the Company SEC Documents, since the end of the Company's most recent audited fiscal year, there has been (A) no material weakness in the Company's internal control over financial reporting (whether or not remediated) and (B) no change in the Company's internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting. The Company's internal control over financial reporting is overseen by the Audit Committee of the Company Board (the "Audit Committee") in accordance with the Exchange Act. The Company has not publicly disclosed or reported to the Audit Committee or to the board of directors of the Company any material weakness, change in internal control over financial reporting or fraud involving management or other employees who have a significant role in the internal control over financial reporting, any violation of, or failure to comply with, the U.S. securities laws, or any matter which if determined adversely, would have a Material Adverse Effect.

          (c)    Interactive Data.    The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Company SEC Documents fairly presents the information called for in all material respects and has been prepared in accordance with the SEC's rules and guidelines applicable thereto.

          (d)    Disclosure Controls.    The Company maintains disclosure controls and procedures (as such is defined in Rule 13a-15 under the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that information required to be disclosed by the Company with respect to itself and its subsidiaries in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC's rules and forms. The Company has utilized such controls and procedures in preparing and evaluating the disclosures in the Company SEC Documents

          (e)    Undisclosed Liabilities.    The unaudited balance sheet of the Company dated as of September 30, 2019 contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the "Company Balance Sheet." Neither the Company nor any of its Subsidiaries has any Liabilities of a type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, except that: (i) are reflected or reserved against in the Company Balance Sheet (including in the notes thereto); (ii) immaterial liabilities that were incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice; or (iii) are incurred in connection with the transactions contemplated by this Agreement.

          (f)    Off-Balance Sheet Arrangements.    Except as described in the Company SEC Documents filed as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

          (g)    Sarbanes-Oxley and Compliance.    Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company is also in compliance in all material respects with all of the other applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of NASDAQ.

        Section 3.05    Absence of Certain Changes or Events.    Since the date of the Company Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice, and there has not been or occurred:

          (a)   in respect of the Company or any of its Subsidiaries, any making, change, or revocation of any material election relating to Taxes; adoption or change of any annual accounting period or any method of accounting for Tax purposes; agreement to any audit assessment by any Tax authority; entry into any closing agreement related to Taxes, settlement of any material Tax claim or assessment, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, or filing of any amended income or other material Tax Return; entry into any Tax sharing or similar agreement or arrangement (other than commercial Contracts the primary purpose of which is unrelated to Taxes); or taking of any similar action inconsistent with the Company's prior course of action that would increase the liability for Taxes of the Company for any period after the Closing

          (b)   any Company Material Adverse Effect; or

          (c)   any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.01.

        Section 3.06    Taxes.

          (a)    Tax Returns and Payment of Taxes.    The Company and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete, and correct in all material respects. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid, or where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company's financial statements included in the Company SEC Documents (in accordance with GAAP). The Company's most recent financial statements included in the Company SEC Documents reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Company and its Subsidiaries through the date of such financial statements. Neither the Company nor any of its Subsidiaries has incurred any material Liability for Taxes since the date of the Company's most recent financial statements included in the Company SEC Documents outside of the ordinary course of business or otherwise inconsistent with past practice.

          (b)    Availability of Tax Returns.    The Company has made available to Parent complete and accurate copies of all federal, state, local, and foreign income, franchise, and other material Tax Returns filed by or on behalf of the Company or its Subsidiaries for any Tax period ending after December 31, 2017.

          (c)    Withholding.    The Company and each of its Subsidiaries have withheld and timely paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Company Employee, creditor, customer, stockholder, or other party (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local, and foreign Laws), and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

          (d)    Liens.    There are no Liens for material Taxes upon the assets of the Company or any of its Subsidiaries other than for Permitted Liens.

          (e)    Tax Deficiencies and Audits.    No deficiency for any material amount of Taxes that has been proposed, asserted, or assessed in writing by any taxing authority against the Company or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any Taxes of the Company or any of its Subsidiaries.

          (f)    Tax Jurisdictions.    No claim has ever been made in writing by any Tax authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction. No claim has ever been made in writing by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not currently file a particular type of Tax Return or pay a particular type of Tax that the Company or such Subsidiary is or may be required to file such Tax Return or pay such Tax (including obligations to withhold amounts with respect to Tax) in that jurisdiction.

          (g)    Tax Rulings.    Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, or similar ruling or memorandum entered into with any Tax authority with respect to any material Taxes, nor is any such request outstanding.

          (h)    Consolidated Groups, Transferee Liability, and Tax Agreements.    Neither the Company nor any of its Subsidiaries: (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary, or similar basis other than one in which the Company is the common parent; (ii) has any material liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any comparable provision of local, state, or foreign Law), as a transferee or successor, by Contract, or otherwise; or (iii) is a party to, bound by or has any material liability under any Tax sharing, allocation, or indemnification agreement or arrangement (other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).

          (i)    Change in Accounting Method.    Neither the Company nor any of its Subsidiaries has agreed to make any material adjustment under Section 481(a) of the Code or any comparable provision of state, local, or foreign Tax Laws by reason of a change in accounting method, use of an improper method of accounting, or otherwise.

          (j)    Post-Closing Tax Items.    The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the day of the Effective Time as a result of any: (i) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the day of the Effective Time; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; or (iv) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto; (v) prepaid amount received on or before the day of the Effective Time; or (vi) election under Section 108(i) of the Code.

          (k)    Ownership Changes.    To the Company's Knowledge, and based on the analysis conducted by Armanino LLP, the Company has undergone the "ownership changes" (within the meaning of Section 382 of the Code) as set forth and described in Section 3.06(k) of the Company Disclosure Letter.

          (l)    Section 355.    Neither the Company nor any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" in connection with a distribution that was purported or intended to be described in Section 355 of the Code.

          (m)    Reportable Transactions.    Neither the Company nor any of its Subsidiaries has been a party to, or a material advisor with respect to, a "reportable transaction" within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

          (n)    Foreign Nexus.    Neither the Company nor any of its Subsidiaries has, and has not had (during any taxable period remaining open for the assessment of Tax by any Tax authority outside of its country of formation under such Tax authority's applicable statute of limitations) any permanent establishment (within the meaning of an applicable income Tax treaty) or other place of business in any country outside of its country of formation.

          (o)    Tax Accruals.    The amount of the Company's and its Subsidiaries' liability for unpaid Taxes for all periods following the end of the recent period covered by the Company Balance Sheet will not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company and its Subsidiaries (and which accruals will not exceed comparable amounts incurred in similar periods in prior years).

          (p)    Other Matters.    As of the day of the Effective Time, the Company will not own any equity interest (i) to the Knowledge of the Company, in any entity, plan or arrangement that is treated for federal or any applicable state or local income Tax purposes as a partnership, (ii) in any "controlled foreign corporation" within the meaning of Section 957 of the Code, except as set forth in Section 3.06(p) of the Company Disclsoure Letter or (iii) in any "passive foreign investment corporation" within the meaning of Section 1297 of the Code.

          (q)    Reorganization.    The Company has not taken any action, other than pursuant to the terms of and in accordance with this Agreement, nor does it know of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

          (r)    Real Property Holding Corporation.    The Company is not, nor has it been, a "United States real property holding corporation" (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1) of the Code.

        Section 3.07    Intellectual Property.

          (a)   Section 3.07(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all (i) issued and pending patents and patent applications, (ii) registered and applications for registration of trademarks and service marks, (iii) registered Internet domain names, and (iv) registered copyrights, in each case, included in the Company IP owned by the Company or any of its Subsidiaries and (v) any license agreement governing Company Licensed IP.

          (b)   The Company and its Subsidiaries own or possess the right to use (i) to the Knowledge of the Company, all valid and enforceable patents and patent applications, (ii) all valid and enforceable trademarks, trademark registrations, service marks, service mark registrations, Internet domain name registrations, copyrights, copyright registrations, licenses, trade secret rights (the items described in clauses (i) and (ii) collectively, "Intellectual Property Rights") and (iii) inventions, software, works of authorships, trade names, databases, formulae, know how, Internet domain names and other intellectual property (including trade secrets and other unpatented and/or unpatentable proprietary confidential information, systems, or procedures) (collectively, "Intellectual Property Assets", and together with the Intellectual Property Rights, the "Company IP") necessary to conduct their respective businesses as currently conducted, and as proposed to be conducted and described in the Company SEC Documents.

          (c)   The Company IP owned by the Company or any of its Subsidiaries is owned solely and exclusively by the Company or its Subsidiary, free and clear of any Liens other than Permitted Liens. To the Knowledge of the Company, the Company IP owned by the Company and the Licensed IP, is valid, enforceable, subsisting and in full force and effect. None of the Company IP owned by the Company, and to the Knowledge of the Company, none of the Licensed IP, is or has been subject to any pending, concluded, or, to the Knowledge of the Company, threatened, Legal Action or other proceeding (including any interference, derivation, re-examination, opposition, cancellation reissue or other post-grant proceeding, but excluding customary office actions issued by an application examiner with the United States Patent and Trademark Office or its foreign equivalent in the ordinary course of business in connection with the prosecution of a pending application for a patent or a trademark registration) that challenges the validity, enforceability, use, right to use, scope, duration, effectiveness or ownership of any item of such Company IP.

          (d)   Each item of Company IP owned by the Company or any of its Subsidiaries immediately subsequent to the Effective Time will be owned and available for use by the Surviving Company on the same terms and conditions as are in effect immediately prior to the Effective Time. Each item of Licensed IP will be licensed to and available for use by the Surviving Company on the same terms and conditions as are in effect immediately prior to the Effective Time.

          (e)   The Company and its Subsidiaries have not received any opinion from their legal counsel concluding that any activities of their respective businesses infringe, misappropriate, or otherwise violate, valid and enforceable Intellectual Property Rights of any other person, and have not received written notice of any challenge by any other person to the rights of the Company and its Subsidiaries with respect to any Intellectual Property Rights or Intellectual Property Assets owned or used by the Company or its Subsidiaries. To the Knowledge of the Company, the Company and its Subsidiaries' respective businesses as now conducted do not give rise to any infringement of, any misappropriation of, or other violation of, any valid and enforceable Intellectual Property Rights of any other person.

          (f)    All licenses for the use of the Intellectual Property Rights described in the Company SEC Documents are valid, binding upon, and enforceable by or against the parties thereto in accordance to its terms. The Company has complied in all material respects with, and is not in breach nor has received any asserted or threatened claim of breach of, any license to any

  Intellectual Property Rights or Intellectual Property Assets license, and the Company has no Knowledge of any breach or anticipated breach by any other person of any such license.

          (g)   Except as described in the Company SEC Documents, no claim has been made against the Company alleging the infringement by the Company of any patent, trademark, service mark, trade name, copyright, trade secret, license in or other intellectual property right or franchise right of any person. The Company has taken all reasonable steps to protect, maintain and safeguard its Intellectual Property Rights, including the execution of appropriate nondisclosure and confidentiality agreements. Except as disclosed in Section 3.07(g) of the Company Disclosure Letter, the consummation of the transactions contemplated by the Transaction Documents shall not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other person in respect of, the Company's right to own, use, or hold for use any of the Intellectual Property Rights as owned, used or held for use in the conduct of the business as currently conducted.

          (h)   The Company has at all times complied in all material respects with all applicable laws relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Company in the conduct of the Company's business. Since January 1, 2017, the Company's and each of its Subsidiaries' collection, storage, use and dissemination of personally identifiable information and any other data that could reasonably be used to identify any consumer, patient, employee or other person or any of their respective devices has, at all times complied in all material respects with all applicable Law, privacy policies and terms of use and other contractual obligations relating to privacy, data protection or data security. Since January 1, 2017, no breach, security incident, or violation of any data security policy in relation to personally identifiable information or other data that could reasonably be used to identify any consumer, patient, employee or other person or any of their respective devices has occurred, or is or was threatened, and there has been no unauthorized or illegal processing of such data. The Company and each of its Subsidiaries maintain commercially reasonable security procedures to protect against loss, misuse, unauthorized access, disclosure, and destruction of personally identifiable information and other data pertaining to consumers, patients, employees or other persons. Since January 1, 2017, neither the Company nor any of its Subsidiaries has received written, or to the Knowledge of the Company, any non-written, notice of any claims (including any investigation or notice from any Governmental Authority) that have been asserted or threatened against the Company or any of its Subsidiaries alleging, any violation of any Person's privacy or personally identifiable information or data rights or non-compliance with applicable Laws, privacy policies or terms of use or other contractual obligations relating to privacy, data protection or data security.

          (i)    The Company has taken all necessary actions to obtain ownership of or a license to all works of authorship and inventions made by its employees, consultants and contractors during the time they were employed by or under contract with the Company and which relate to the Company's business. All key employees have signed confidentiality and invention assignment agreements with the Company.

          (j)    To the Knowledge of the Company, the Company has complied with the United States Patent and Trademark Office's duty of candor, good faith and disclosure and best mode requirement for any patent applications filed by the Company and still owned by the Company as of the date of this Agreement, and all other requirements for patentability and enforceability of any resultant patents, and has made no material misrepresentation in any such applications.

        Section 3.08    Compliance with Laws; Permits.

          (a)    Compliance.    The Company and each of its Subsidiaries are and, since January 1, 2017, have been in material compliance with, all Laws or Orders applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound. Since January 1, 2017, no Governmental Entity has issued any written notice or notification stating that the Company or any of its Subsidiaries is not in compliance with any Law in any material respect.

          (b)    Permits.    The Company and its Subsidiaries hold, to the extent legally required to operate their respective businesses as such businesses are being operated as of the date hereof, all permits, licenses, registrations, variances, clearances, consents, commissions, franchises, exemptions, orders, authorizations, and approvals from Governmental Entities (collectively, "Permits"), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is and, since January 1, 2017, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 3.09    Litigation.    As of the date hereof, there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of the Company, any officer or director of the Company or any of its Subsidiaries in their capacities as such other than any such Legal Action that is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, including any proceeding before the United States Food and Drug Administration of the U.S. Department of Health and Human Services ("FDA") or comparable federal, state, local or foreign governmental bodies (including the Israeli Ministry of Health) (it being understood that the interaction between the Company and the FDA and such comparable governmental bodies relating to the clinical development and product approval process shall not be deemed proceedings for purposes of this representation). None of the Company or any of its Subsidiaries or any of their respective properties or assets is subject to any order, writ, assessment, decision, injunction, decree, ruling, or judgment ("Order") of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent, which is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 3.10    Brokers' and Finders' Fees.    Except for fees payable to Wedbush Securities, Inc. (the "Company Financial Advisor") pursuant to an engagement letter listed in Section 3.10 of the Company Disclosure Letter, a correct and complete copy of which has been provided to Parent, neither the Company nor any of its Subsidiaries has incurred, nor shall it incur, directly or indirectly, any liability for investment banker, brokerage, or finders' fees or agents' commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement.

        Section 3.11    Employee Matters.

          (a)    No Noncompliance.    No "prohibited transaction" (as defined in Section 406 of ERISA, or Section 4975 of the Code) or "accumulated funding deficiency" (as defined in Section 302 of ERISA) or any of the events set forth in Section 4043(b) of ERISA (other than events with respect to which the thirty (30)-day notice requirement under Section 4043 of ERISA has been waived) has occurred or could reasonably be expected to occur with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) of the Company or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, consultant, or director of the Company or any of its Subsidiaries (each, a "Company Employee") that could, singularly or in the aggregate, have a Material Adverse Effect. Each Company Employee Plan is in compliance in all material respects with applicable law, including ERISA and the Code. The Company and its Subsidiaries have not incurred and could not reasonably be expected to incur liability under Title

  IV of ERISA with respect to the termination of, or withdrawal from, any pension plan (as defined in Section 3(2) of ERISA). Each pension plan that is intended to be qualified under Section 401(a) of the Code is so qualified, and to the Company's Knowledge, nothing has occurred, whether by action or by failure to act, that could, singularly or in the aggregate, cause the loss of such qualification.

          (b)    Documents.    The Company has made available to Parent correct and complete copies (or, if a plan or arrangement is not written, a written description) of all Company Employee Plans and amendments thereto in each case that are in effect as of the date hereof, and, to the extent applicable: (i) all related trust agreements, funding arrangements, insurance contracts, and service provider agreements now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (ii) the most recent determination letter received regarding the Tax-qualified status of each Company Employee Plan; (iii) the most recent financial statements for each Company Employee Plan; (iv) the Form 5500 Annual Returns/Reports and Schedules for the most recent three plan years for each Company Employee Plan; (v) the current summary plan description for each Company Employee Plan; and (vi) all actuarial valuation reports related to any Company Employee Plans.

          (c)    Employee Plan Compliance.    (i) Each Company Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS and no such determination letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such qualified retirement plan and the related trust are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Knowledge of the Company, as of the date hereof, no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) as of the date hereof, the Company and its Subsidiaries, where applicable, have timely made all contributions, and other payments required by and due under the terms of each Company Employee Plan and applicable Law, and all benefits accrued under any unfunded Company Employee Plan have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each Company Employee Plan can be amended, terminated, or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, the Company, or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) as of the date hereof, there are no investigations, audits, inquiries, enforcement actions, or Legal Actions pending or, to the Knowledge of the Company, threatened by the IRS, U.S. Department of Labor, Health and Human Services, Equal Employment Opportunity Commission, or any similar Governmental Entity with respect to any Company Employee Plan; (vi) as of the date hereof, there are no material Legal Actions pending, or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan (in each case, other than routine claims for benefits); (vii) to the Knowledge of the Company, neither the Company nor any of its Company ERISA Affiliates has engaged in a transaction that could subject the Company or any Company ERISA Affiliate to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA; and (viii) each Company Employee Plan is in compliance in all material respects with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010 (together known as the "ACA") and the rules and regulations promulgated thereunder, and no federal income Taxes or penalties have been imposed or are due for noncompliance with ACA or for failure to provide minimum coverage to Employees.

          (d)    Plan Liabilities.    Neither the Company nor any Company ERISA Affiliate has incurred or reasonably expects to incur, either directly or indirectly, any material liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law relating to any Company Employee Plan.

          (e)    Certain Company Employee Plans.    With respect to each Company Employee Plan:

              (i)  no such plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA or a "multiple employer plan" within the meaning of Section 413(c) of the Code, and neither the Company nor any of its Company ERISA Affiliates has now or at any time within the previous six years contributed to, sponsored, maintained, or had any liability or obligation in respect of any such Multiemployer Plan or multiple employer plan;

             (ii)  no Legal Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such Company Employee Plan or to appoint a trustee for any such Company Employee Plan;

            (iii)  no Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code; and

            (iv)  no "reportable event," as defined in Section 4043 of ERISA, has occurred, or is reasonably expected to occur, with respect to any such Company Employee Plan.

          (f)    Potential Governmental Liability.    No Company Employee Plan has within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Entity.

          (g)    Section 409A Compliance.    Each Company Employee Plan that is subject to Section 409A of the Code has been operated in documentary and operational compliance with such Code section and all applicable regulatory and administrative guidance (including, without limitation, proposed Treasury Regulations, notices, rulings, and final regulations).

          (h)    Effect of Transaction.    Neither the execution or delivery of this Agreement, the consummation of the Mergers, nor any of the other transactions contemplated by this Agreement shall (either alone or in combination with any other event): (i) entitle any current or former director, employee, contractor, or consultant of the Company or any of its Subsidiaries to severance pay or any other payment; (ii) accelerate the timing of payment, funding, or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Company Employee Plan; (iv) increase the amount payable or result in any other material obligation pursuant to any Company Employee Plan; or (v) result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

          (i)    Employment Law Matters.    The Company and each of its Subsidiaries: (i) is in compliance with all applicable Laws and agreements regarding hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, use of genetic information, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll Taxes, and immigration with respect to Company Employees and contingent workers; and (ii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing Company Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no pending or, to the Knowledge of the Company, threatened investigations, complaints, charges, claims, lawsuits, or arbitrations by or on behalf of any employee of the Company or any of its Subsidiaries with respect to any Laws referenced in this Section 3.11(i).

          (j)    Labor.    There is (i) no significant unfair labor practice complaint pending against the Company, or any of its Subsidiaries, nor to the Knowledge of the Company, threatened against it or any of its Subsidiaries, before the National Labor Relations Board, any state or local labor relation board or any foreign labor relations board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Company or any of its Subsidiaries, or, to the Knowledge of the Company, threatened against it and (ii) no strike, lockout, work stoppage, slowdown, union organizing campaign, union demand for recognition or union election petition is pending or, to the Knowledge of the Company, threatened, with respect to the employees of the Company or any of its Subsidiaries, and, to the Knowledge of the Company, there is no existing or imminent strike, lockout, work stoppage or slowdown by the employees of its Subsidiaries' principal suppliers, manufacturers, customers or contractors, that would reasonably be expected, singularly or in the aggregate, to have a Material Adverse Effect. No key employee or significant group of employees of the Company or any Subsidiary has provided, or to the Knowledge of the Company, plans to provide, written notice to the Company of intent to terminate employment with the Company or any such Subsidiary.

        Section 3.12    Real Property and Personal Property Matters.

          (a)   Neither the Company nor any of its Subsidiaries now owns or has ever owned any Real Property. The Company and each of its Subsidiaries have good and marketable title in fee simple to, or have valid rights to lease or otherwise use, all items of real or personal property which are material to the business of the Company and its Subsidiaries taken as a whole, in each case free and clear of all Liens other than Permitted Liens that do not, singularly or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or any of its Subsidiaries. All of the leases and subleases material to the business of the Company and its Subsidiaries, considered as one enterprise, and under which the Company or any of its Subsidiaries holds properties, are in full force and effect, and neither the Company nor any Subsidiary has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any Subsidiary under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or such Subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease.

        Section 3.13    Environmental Matters.

          (a)   Except as otherwise described in the Company SEC Documents, and except as would not, individually or in the aggregate, result in a Material Adverse Effect (i) neither the Company nor any of its Subsidiaries is in violation of any federal, state, local or foreign law or regulation relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products (collectively, "Materials of Environmental Concern"), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (collectively, "Environmental Laws"), which violation includes, but is not limited to, noncompliance with any permits or other governmental authorizations required for the operation of the business of the Company or its

  Subsidiaries under applicable Environmental Laws, or noncompliance with the terms and conditions thereof, nor has the Company or any of its Subsidiaries received any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries is in violation of any Environmental Law; (ii) there is no claim, action or cause of action filed with a court or governmental authority, no investigation with respect to which the Company has received written notice, and no written notice by any person or entity alleging potential liability for investigatory costs, cleanup costs, governmental responses costs, natural resources damages, property damages, personal injuries, attorneys' fees or penalties arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern at any location owned, leased or operated by the Company or any of its Subsidiaries, now or in the past (collectively, "Environmental Claims"), pending or, to the Knowledge of the Company, threatened against the Company or any of its subsidiaries or any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has retained or assumed either contractually or by operation of law; and (iii) to the Knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that reasonably could result in a violation of any Environmental Law or form the basis of a potential Environmental Claim against the Company or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has retained or assumed either contractually or by operation of law.

        Section 3.14    Material Contracts.

          (a)    Material Contracts.    For purposes of this Agreement, "Company Material Contract" shall mean the following to which the Company or any of its Subsidiaries is a party or any of the respective assets are bound (excluding any Leases):

              (i)  any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by the Company with the SEC;

             (ii)  any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current (A) executive officer of the Company, (B) member of the Company Board, or (C) Company Employee providing for an annual base salary or payment in excess of $100,000;

            (iii)  any Contract providing for any guaranty by the Company or any Subsidiary thereof, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than any guaranty by the Company or a Subsidiary thereof of any of the obligations of (A) the Company or another wholly owned Subsidiary thereof or (B) any Subsidiary (other than a wholly owned Subsidiary) of the Company that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract;

            (iv)  any Contract that purports to limit in any material respect the right of the Company or any of its Subsidiaries (or, at any time after the consummation of the Mergers, Parent or any of its Subsidiaries) (A) to engage in any line of business, or (B) compete with any Person or operate in any geographical location;

             (v)  any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by the Company or any of its Subsidiaries after the date of this Agreement of assets or capital stock or other equity interests of any Person;

            (vi)  any Contract that contains any provision that requires the purchase of all of the Company's or any of its Subsidiaries' requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole;

           (vii)  any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis or upon consummation of the Mergers shall obligate Parent, the Surviving Company, or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis with any third party;

          (viii)  any partnership, joint venture, limited liability company agreement, or similar Contract that is material to the Company and its Subsidiaries taken as a whole;

            (ix)  any mortgages, indentures, guarantees, loans, or credit agreements, security agreements, or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $100,000, other than (A) accounts receivables and payables, and (B) loans to direct or indirect wholly owned Subsidiaries of the Company;

             (x)  any employee collective bargaining agreement or other Contract with any labor union;

            (xi)  any Contract or binding purchase order or commitment of the Company or any of its Subsidiaries in excess of $100,000;

           (xii)  any Contract or commitment that obligates the Company or any of its Subsidiaries to develop or continue the research and development any product or product candidate;

          (xiii)  any Contract which is not otherwise described in clauses (i)-(xii) above that is material to the Company and its Subsidiaries, taken as a whole.

          (b)    Schedule of Material Contracts; Documents.    Section 3.14(b) of the Company Disclosure Letter sets forth an accurate and complete list as of the date hereof of all Company Material Contracts. The Company has made available to Parent correct and complete copies of all Company Material Contracts, including any amendments thereto.

          (c)    No Breach.    All the Company Material Contracts are legal, valid, and binding on the Company or its applicable Subsidiary, enforceable against it in accordance with its terms, and is in full force and effect. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Company Material Contract. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party is in breach, or has received written notice of breach, of any Company Material Contract.

        Section 3.15    Insurance.    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and to the Knowledge of the Company no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy.

        Section 3.16    Related Person Transactions.    Except as otherwise disclosed in the Company SEC Documents, there are, and since January 1, 2017, there have been, no Contracts, transactions, arrangements, or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director, officer, or employee) thereof or any holder of 5% or more of the shares of Company Common Stock, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company's Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

        Section 3.17    Regulatory Matters.

          (a)   Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department ("OFAC"); and the Company shall not directly or indirectly use proceeds contemplated herein, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

          (b)   Neither the Company, nor to the Knowledge of the Company any of its employees, officer, directors, or any agent or representative acting on behalf of the Company is currently, or has been since January 1, 2017: (i) a Sanctioned Person; (ii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws; or (iii) otherwise in violation of applicable sanctions Laws, Ex-Im Laws or U.S. anti-boycott Laws (collectively, "Trade Control Laws") in any material respect.

          (c)   Since January 1, 2017, (i) the Company has not received from any Governmental Entity any written notice or inquiry, (ii) made any voluntary or involuntary disclosure to a Governmental Entity, or (iii) conducted any internal investigation or audit, in each case of clauses (i)-(iii), concerning any alleged violation of Trade Control Laws.

          (d)   Without limiting the generality of the foregoing, since January 1, 2017, (i) neither the Company nor, to the Knowledge of the Company, any of its officers, directors, employees or any of its agents or third party representatives acting on behalf of the Company, have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful payment of money or thing of value to or from any Person or Governmental Entity in the United States or elsewhere in violation of the Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), the Anti-Kickback Act of 1986 (the "Anti-Kickback Act") or any other Laws that prohibit bribery, money laundering, corruption, fraud or other improper payments; and (ii) there is no charge, proceeding or investigation by any Governmental Entity with respect to a violation of the FCPA, the Anti-Kickback Act or any other Laws that prohibit bribery, money laundering, corruption, fraud or other improper payments that is now pending or, to the Knowledge of the Company, threatened with respect to the Company.

          (e)   To the Knowledge of the Company each of the current product candidates of the Company or any of its Subsidiaries is being, and at all times has been, developed, tested, manufactured, marketed, sold, labeled and stored, as applicable, in compliance in all material respects with the Federal Food, Drug and Cosmetic Act and applicable regulations enforced by the U.S. Food and Drug Administration ("FDA"), including those requirements relating to current good manufacturing practices, good laboratory practices and good clinical practices, as applicable.

          (f)    To the Knowledge of the Company the clinical trials conducted by the Company or its Subsidiaries were, and if still pending, are, being conducted in all material respects in accordance with all applicable clinical protocols, informed consents and applicable requirements of the FDA and equivalent regulatory authorities outside the United States, including the applicable requirements of good clinical practice and all applicable requirements contained in the Public Health Service Act.

          (g)   Neither the Company nor any Subsidiary of Company is subject to any investigation that is pending and of which the Company has been notified in writing or, to the Knowledge of the Company , which has been threatened, in each case by (i) the FDA, (ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Healthcare Program Anti-Kickback Statute or the Federal False Claims Act or (iii) any regulatory authority outside of the U.S. pursuant to any equivalent statute of such jurisdiction.

        Section 3.18    Proxy Statement; Form S-4.    None of the information included or incorporated by reference in the letter to the stockholders, notice of meeting, proxy statement, forms of proxy (collectively, the "Company Proxy Statement") and Form S-4 to be filed with the SEC in connection with the Mergers, shall, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to (i) statements made or incorporated by reference therein based on information supplied by Parent, Merger Sub, or Second Merger Sub expressly for inclusion or incorporation by reference in the Company Proxy Statement or Form S-4, or (ii) any financial projections or forward-looking statements. The Company Proxy Statement and Form S-4 shall comply as to form in all material respects with the requirements of the Exchange Act.

        Section 3.19    .Fairness Opinion.    The Company has received the opinion of the Company Financial Advisor to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked, or modified.

        Section 3.20    .Business Combination.    Assuming the accuracy of the representations and warranties set forth in Section 4.06, the Company Board has taken all action necessary (a) so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement, the Voting Agreement or the consummation of the transactions contemplated hereby or thereby and (b) to irrevocably approve for all purposes Parent, Merger Sub, Second Merger Sub and their respective Affiliates and this Agreement, the Voting Agreement and the transactions contemplated hereby or thereby to exempt such Persons, agreements and transactions from, and to elect for the Company, Parent, Merger Sub, Second Merger Sub and their respective Affiliates not to be subject to, any "moratorium," "control share acquisition," "fair price," "interested shareholder," "affiliate transaction," "business combination" or other antitakeover Laws of any jurisdiction applicable to the Company, Parent, Merger Sub, Second Merger Sub or any of their respective Affiliates or this Agreement, the Voting Agreement or the Transactions with respect to any of the foregoing, which resolutions have not been rescinded, modified or withdrawn in any way.

        Section 3.21    No Other Representations or Warranties.    Except for the representations and warranties set forth in this ARTICLE III (including the related portions of the Company Disclosure Letter), neither the Company nor any other Person has made or is making any express or implied representation or warranty, either written or oral, with respect to the Company or its Subsidiaries or with respect to any other information provided to Parent, Merger Sub, or Second Merger Sub in connection with the Mergers or the other transactions contemplated hereby. Without limiting the generality of the foregoing, neither the Company nor any other Person has made or makes any representation or warranty with respect to any projections, estimates, or budgets of future revenues, future results of operations, future cash flows, or future financial condition (or any component of any of the foregoing) of the Company, including any information made available in the electronic data room maintained by the Company for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional "break-out" discussions, responses to questions submitted on behalf of Parent or its Representatives, or in any other form in connection with the transactions contemplated by this Agreement. Neither the Company or any other Person shall have or be subject to any liability or other obligation to Parent, Merger Sub, Second Merger Sub or any other Person resulting from the distribution to Parent, Merger Sub, or Second Merger Sub (including their respective Representatives), or Parent's, Merger Sub's or Second Merger Sub's (or such Representatives') use of, any such information.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB, AND
SECOND MERGER SUB

        Parent, Merger Sub, and Second Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

        Section 4.01    Organization.    Each of Parent and Merger Sub is a corporation duly organized, validly existing, and in good standing under the Laws of the state of Delaware. Second Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware.

        Section 4.02    Authority; Non-Contravention; Governmental Consents; Board Approval.

          (a)    Authority.    Each of Parent, Merger Sub, and Second Merger Sub has all requisite corporate or limited liability company power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement (including the execution, delivery and performance of the CVR Agreement). The execution and delivery of this Agreement and the CVR Agreement by Parent, Merger Sub and Second Merger Sub and the consummation by Parent, Merger Sub, and Second Merger Sub of the transactions contemplated by this Agreement (including the execution, delivery and performance of the CVR Agreement) have been duly authorized by all necessary corporate or limited liability company action on the part of Parent, Merger Sub, and Second Merger Sub and no other corporate or limited liability company proceedings on the part of Parent, Merger Sub, or Second Merger Sub are necessary to authorize the execution and delivery of this Agreement or the CVR Agreement or to consummate the Mergers and the other transactions contemplated hereby (including the execution, delivery and performance of the CVR Agreement). This Agreement has been duly executed and delivered by Parent, Merger Sub, and Second Merger Sub and, assuming due execution and delivery by the Company, constitutes the legal, valid, and binding obligation of Parent, Merger Sub, and Second Merger Sub, enforceable against Parent, Merger Sub, and Second Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors' rights generally and by general principles of equity. The CVR Agreement, when executed and delivered, shall be duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the agent named therein, shall constitute a legal, valid and binding agreement of Parent, enforceable against Parent in accordance with its terms.

          (b)    Non-Contravention.    The execution, delivery, and performance of this Agreement by Parent, Merger Sub, and Second Merger Sub and the consummation by Parent, Merger Sub, and Second Merger Sub of the transactions contemplated by this Agreement, do not and shall not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of Parent, Merger Sub, or Second Merger Sub; (ii) assuming that all of the Consents contemplated by clauses (i) through (iv) of Section 4.02(c) have been obtained or made, conflict with or violate any Law applicable to Parent, Merger Sub, or Second Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Parent's or any of its Subsidiaries' loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which Parent or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of Parent or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent's, Merger Sub's, and Second Merger Sub's ability to consummate the transactions contemplated by this Agreement.

          (c)    Governmental Consents.    No Consent of any Governmental Entity is required to be obtained or made by Parent, Merger Sub, or Second Merger Sub in connection with the execution, delivery, and performance by Parent, Merger Sub, and Second Merger Sub of this Agreement or the consummation by Parent, Merger Sub, and Second Merger Sub of the Mergers and other transactions contemplated hereby (including the execution, delivery and performance of the CVR Agreement), except for: (i) the filing of the certificates of merger in respect of the First Merger and the Second Merger with the Secretary of State of the State of Delaware; (ii) the filing with the SEC of (A) the Company Proxy Statement in definitive form in accordance with the Exchange Act, and (B) such reports under the Securities Act or Exchange Act as may be required in connection with this Agreement, the Mergers, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under applicable state securities or "blue sky" Laws and the securities Laws of any foreign country or the rules and regulations of NASDAQ; and (iv) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent's, Merger Sub's, and Second Merger Sub's ability to consummate the transactions contemplated by this Agreement.

          (d)    Approval.

              (i)  The board of directors of the Parent by resolutions duly adopted by a unanimous vote at a meeting of all directors of Parent duly called and held or by unanimous written consent, and not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Mergers and the execution, delivery and performance of the CVR Agreement, upon the terms and subject to the conditions set forth herein and therein, are fair to, and in the best interests of, Parent and the Parent's stockholders, and (B) authorized and approved this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Mergers and the execution, delivery and performance of the CVR Agreement, upon the terms and subject to the conditions set forth herein. No other action on the part of Parent or the stockholders of Parent (including any vote of such stockholders of Parent) is necessary to authorize the execution of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers and the execution, delivery and performance of the CVR Agreement.

             (ii)  The board of directors of Merger Sub by resolutions duly adopted by a unanimous vote at a meeting of all directors of Merger Sub duly called and held or by unanimous written consent, and not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Merger Sub and Parent, as the sole stockholder of Merger Sub, (B) authorized and approved this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, and (C) resolved to recommend that Parent, as the sole stockholder of Merger Sub, approve the adoption of this Agreement in accordance with the DGCL.

            (iii)  Parent, as the sole member of Second Merger Sub, by resolutions duly adopted by written consent, and not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Mergers, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Second Merger Sub, and (B) authorized and approved this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Mergers, upon the terms and subject to the conditions set forth herein.

        Section 4.03    Proxy Statement; Form S-4.    None of the information supplied or to be supplied by Parent, Member Sub, or Second Merger Sub for inclusion or incorporation by reference in (a) the Company Proxy Statement shall, at the date that the Company Proxy Statement or any amendment or supplement thereto is mailed to holders of Company Shares contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and (b) the Form S-4 shall, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading (except that no representation or warranty is made by Parent, Merger Sub, or Second Merger Sub to such portions of the Proxy Statement or the Form S-4, as applicable, that relate expressly to the Company or to statements made therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein), and no representation or warranty is made by Parent, Merger Sub, or Second Merger Sub in respect of any financial projections or forward-looking statements. The Form S-4 shall comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act.

        Section 4.04    Securities Laws Matters.

          (a)   Parent Common Stock is registered pursuant to the Exchange Act and with NASDAQ. Neither the SEC nor any Governmental Entity has issued any order preventing or suspending trading of any securities of Parent, and Parent is in compliance in all material respects with the Securities Act.

          (b)   Parent is in compliance in all material respects with the requirements of NASDAQ for continued listing of its shares of common stock thereon. Parent has not taken any action designed to terminate, or, to the knowledge of Parent, likely to have the effect of terminating, the registration of its shares of common stock under the Exchange Act or the listing of such shares on NASDAQ.

          (c)   Trading in Parent Common Stock on NASDAQ is not currently halted or suspended. No delisting, suspension of trading or cease trading order with respect to any securities of Parent is pending or, to the Knowledge of Parent, threatened. To the Knowledge of Parent, as of the date of this Agreement, no inquiry, review or investigation of Parent by the SEC or similar regulatory authority and NASDAQ is in effect or ongoing or expected to be implemented or undertaken.

          (d)   Except as required by the SEC or NASDAQ, neither Parent nor any of its Subsidiaries is subject to continuous disclosure or other public reporting requirements under any securities Laws.

          (e)   Since January 1, 2018, Parent has timely filed or furnished all Parent SEC Reports required to be filed or furnished by Parent under applicable securities laws and the rules and policies of NASDAQ. The documents in the Parent SEC Reports, as at the respective dates filed, were in compliance in all material respects with the applicable securities Laws and, where applicable, the rules and policies of NASDAQ. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act in respect of any Parent SEC Report.

          (f)    None of the documents in the Parent SEC Reports, as of their respective dates (and, if amended or superseded prior to the date hereof, then on the date of such document was filed or furnished), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by Parent to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act.

        Section 4.05    Legal Proceedings.    Except as set forth in the Parent SEC Reports, as of the date hereof, there is no pending or, to the Knowledge of Parent, threatened, Legal Action against Parent or any of its Subsidiaries, including Merger Sub and Second Merger Sub, nor is there any injunction, order, judgment, ruling, or decree imposed upon Parent or any of its Subsidiaries, including Merger Sub and Second Merger Sub, in each case, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent's, Merger Sub's, and Second Merger Sub's ability to consummate the transactions contemplated by this Agreement.

        Section 4.06    Ownership of Company Common Stock.    Neither Parent nor any of its Affiliates or Associates is, or within five years prior to the date of this Agreement has been, an "owner" (as defined in Section 203 of the DGCL) of any shares of Company Common Stock.

        Section 4.07    Capitalization.

          (a)   The authorized capital stock of Parent consists of 205,000,000 shares of capital stock, of which 200,000,000 are Parent Common Stock and 5,000,000 are Parent Preferred Stock, of which 2,857,143 shares are designated Series B Non-Voting Convertible Preferred Stock. As of October 31, 2019, there were outstanding 44,106,794 shares of Parent Common Stock and 2,857,143 shares of Series B Non-Voting Convertible Preferred Stock. All outstanding shares of capital stock of Parent have been duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.

          (b)   The Parent Common Stock to be issued to the stockholders of the Company pursuant to the terms hereof, when issued as provided in and pursuant to the terms of this Agreement, shall be duly authorized and validly issued, fully paid and nonassessable, and (other than restrictions under applicable securities laws, or restrictions created by such stockholders) shall be free of restrictions on transfer.

        Section 4.08    Ownership of Merger Sub and Second Merger Sub.    All of the issued and outstanding securities of each of Merger Sub and Second Merger Sub are, and at the Effective Time shall be, owned directly or indirectly by Parent. Merger Sub and Second Merger Sub were formed solely for purposes of the Mergers and, except for matters incident to formation and execution and delivery of this Agreement and the performance of the transactions contemplated hereby, have not prior to the date hereof engaged in any business or other activities.

        Section 4.09    Compliance.

          (a)   As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to the Parent SEC Reports. As of the date of this Agreement, Parent has not received any written or, to the knowledge of Parent, oral notice from the SEC that any of the Parent SEC Reports is the subject of any ongoing investigation. To the knowledge of Parent, as of the date of this Agreement, there are no SEC inquiries or investigations, other government inquiries or investigations or material internal investigations pending or threatened, in each case regarding any accounting practices of Parent. None of Parent's Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

          (b)   The audited and unaudited consolidated financial statements (including, as applicable, the related notes thereto) of Parent included (or incorporated by reference) in the Parent SEC Reports (i) have been prepared from, are in accordance with, and accurately reflect the books and records of Parent and its Subsidiaries as of their respective dates in all material respects, (ii) have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved, (iii) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of their respective dates, and the consolidated income, stockholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal course year-end audit adjustments) and (iv) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.

          (c)   To the Knowledge of Parent, neither Parent nor Parent's auditor have identified or been made aware of (i) any existing "significant deficiencies" or "material weaknesses" (as defined by the Public Company Accounting Oversight Board) not otherwise remedied in the design or operation of the internal control over financial reporting or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal controls over financial reporting. Parent has designed and maintains disclosure controls and procedures (as defined in Rule 13a-15 of the Exchange Act) sufficient to provide reasonable assurance that information required to be disclosed by Parent in the Parent SEC Reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and Form S-4 to be filed with the SEC in connection with the Mergers.

        Section 4.10    Brokers.    None of Parent, Merger Sub, Second Merger Sub or any of their respective Affiliates has incurred, nor shall it incur, directly or indirectly, any liability for investment banker, brokerage, or finders' fees or agents' commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement for which the Company would be liable in connection with the Mergers.

        Section 4.11    Tax Matters.    Parent, Merger Sub, and Second Merger Sub have not taken any action, and do not have any Knowledge of any fact or circumstance outside of the provisions, terms and actions permitted or set forth in this Agreement, that could reasonably be expected to prevent the Mergers from qualifying as a "reorganization" within the meaning of Section 368(a)(1) of the Code.

        Section 4.12    Disclaimer of Reliance.    Notwithstanding anything contained in this Agreement to the contrary, Parent, Merger Sub, and Second Merger Sub each acknowledge and agree that none of the Company or any other Person has made or is making, and Parent, Merger Sub, and Second Merger Sub expressly disclaim reliance upon, any representations, warranties, or statements relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article III. Without limiting the generality of the foregoing, Parent, Merger Sub, and Second Merger Sub acknowledge that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets, or prospect information that may have been made available to Parent, Merger Sub, Second Merger Sub, or any of their respective Representatives (including in certain "data rooms," "virtual data rooms," management presentations or in any other form in expectation of, or in connection with, the Mergers or the other transactions contemplated by this Agreement).

        Section 4.13    No Other Representations or Warranties.    Except for the representations and warranties set forth in this ARTICLE IV, neither the Parent nor any other Person has made or is making any express or implied representation or warranty, either written or oral, with respect to the Parent or its Subsidiaries or with respect to any other information provided to the Company or its Subsidiaries in connection with the Mergers or the other transactions contemplated hereby. Without limiting the generality of the foregoing, neither the Parent nor any other Person has made or makes any representation or warranty with respect to any projections, estimates, or budgets of future revenues, future results of operations, future cash flows, or future financial condition (or any component of any of the foregoing) of the Parent, including any information made available in the electronic data room maintained by the Parent for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional "break-out" discussions, responses to questions submitted on behalf of the Company or its Representatives, or in any other form in connection with the transactions contemplated by this Agreement. Neither the Parent or any other Person shall have or be subject to any liability or other obligation to the Company, its Subsidiaries, or any other Person resulting from the distribution to the Company or its Subsidiaries (including their respective Representatives), or Parent's, Merger Sub's, or Second Merger Sub's (or such Representatives') use of, any such information.

ARTICLE V
COVENANTS

        Section 5.01    Conduct of Business of the Company.    During the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), to use its commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, (i) use its commercially reasonable efforts to preserve substantially intact its and its Subsidiaries' business organization, to keep available the services of its and its Subsidiaries' current officers and employees, to preserve its and its Subsidiaries' present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with it and (ii) use commercially reasonable efforts to conduct its audit procedures in order to complete the audit of its financial statements for the year ended December 31, 2019, by March 31, 2020. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement, as set forth in Section 5.01 of the Company Disclosure Letter, or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed):

          (a)   amend or propose to amend its Charter Documents;

          (b)   (i) split, combine, or reclassify any Company Securities or Company Subsidiary Securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Company Securities or Company Subsidiary Securities, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly owned Subsidiaries);

          (c)   issue, sell, pledge, dispose of, or encumber any Company Securities or Company Subsidiary Securities, other than the issuance of shares of Company Common Stock upon the exercise of any Company Equity Award outstanding as of the date of this Agreement in accordance with its terms or pursuant to the terms of the CHOP Note;

          (d)   except as required by applicable Law or by any Company Employee Plan or Contract in effect as of the date of this Agreement (i) increase the compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers, or employees, (ii) promote any officers or employees, or (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Employee Plan, other than contributions required by Law or the terms of such Company Employee Plans as in effect on the date hereof;

          (e)   acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person;

          (f)    (i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, or otherwise subject to any Lien (other than a Permitted Lien), any assets, including the capital stock or other equity interests in any Subsidiary of the Company; provided, that the foregoing shall not prohibit the Company and its Subsidiaries from transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

          (g)   other than the Buyer AZ Note and the Buyer LOC Note, repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other Contract to maintain any financial statement condition of any other Person (other than any wholly owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing;

          (h)   except as set forth in Section 5.01(h) of the Company Disclosure Letter, enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract or any Lease with respect to Real Estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Company Material Contract or Lease with respect to Real Estate hereunder;

          (i)    institute, settle, or compromise any Legal Action involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $50,000 in the aggregate, other than (i) any Legal Action brought against Parent, Merger Sub, or Second Merger Sub arising out of a breach or alleged breach of this Agreement by Parent, Merger Sub, or Second Merger Sub, and (ii) the settlement of claims, liabilities, or obligations reserved against on the Company Balance Sheet; provided, that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company's business;

          (j)    make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

          (k)   (i) settle or compromise any Tax claim, audit, or assessment regarding the Company or any of its Subsidiaries for an amount in excess of the amount reserved or accrued on the Company Balance Sheet (or most recent consolidated balance sheet included in the Company SEC Documents), (ii) make, revoke or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, (iv) enter into any material closing agreement, surrender in writing any right to claim a Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries; or (v) enter into any Tax sharing or similar agreement or arrangement (other than customary commercial Contracts the primary purpose of which is unrelated to Taxes) or take any similar action inconsistent with the Company's or any Subsidiary's prior course of action that would increase the liability for Taxes of the Company or any of its Subsidiaries for any period after the Closing;

          (l)    enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

          (m)  abandon, allow to lapse, sell, assign, transfer, grant any security interest in or otherwise encumber or dispose of any material Company IP, or grant any right or license to any material Company IP other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

          (n)   incur any expenditures or enter into any commitment or transaction exceeding $25,000 individually or $50,000 in the aggregate (other than expenditures incurred in connection with the transactions contemplated by this Agreement or incurred in the ordinary course of business consistent with past practice (it being acknowledged that on November 20, 2019, the Company dosed the first patient with AEVI-002 in a Phase Ib clinical trial for patients with moderate to severe active Crohn's Disease);

          (o)   terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy; or

          (p)   agree or commit to do any of the foregoing.

        Section 5.02    Access to Information; Confidentiality.

          (a)   Upon reasonable prior notice and subject to applicable Laws relating to the exchange of information, from the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE VII, the Company shall, and shall cause its Subsidiaries to, afford to Parent and Parent's Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of the Company and its Subsidiaries, and the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent such other information concerning the business and properties of the Company and its Subsidiaries as Parent may reasonably request from time to time. Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law. No investigation shall affect the Company's representations, warranties, covenants, or agreements contained herein.

          (b)   Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated October 18, 2019, between Parent and Company (the "Confidentiality Agreement"), which shall survive the termination of this Agreement in accordance with the terms set forth therein.

        Section 5.03    No Solicitation.

          (a)   The Company shall not, and shall cause its Subsidiaries not to, and shall use reasonable best efforts to cause its and its Subsidiaries' directors, officers, employees, investment bankers, attorneys, accountants, consultants, or other agents or advisors (with respect to any Person, the foregoing Persons are referred to herein as such Person's "Representatives") not to, directly or indirectly, solicit, initiate, or knowingly take any action to facilitate the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or, subject to Section 5.03(b): (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal; or (ii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract relating to any Takeover Proposal (each, a "Company Acquisition Agreement"). Except as expressly permitted by this Section 5.03, the Company Board shall not effect a Company Adverse Recommendation Change. The Company shall, and shall cause its Subsidiaries to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall use its commercially reasonable efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries to return or destroy (and confirm destruction of) all such information. The Company will be liable for any breach of this Section 5.03 by its Representative.

          (b)   Notwithstanding Section 5.03(a), prior to the receipt of the Requisite Company Vote, the Company Board, directly or indirectly through any Representative, may, subject to Section 5.03(c) and Section 5.03(d): (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that the Company Board believes in good faith, after consultation with outside legal counsel and the Company Financial Advisor (and, if necessary, contact with such third party to clarify the terms and conditions of such Takeover Proposal), constitutes or would reasonably be expected to result in a Superior Proposal; (ii) thereafter furnish to such third party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement; (iii) following receipt of and on account of a Superior Proposal, make a Company Adverse Recommendation Change; and (iv) take any action that any court of competent jurisdiction orders the Company to take (which order remains unstayed). Nothing contained herein shall (i) prevent the Company Board from disclosing to the Company's stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act; (ii) making any "stop, look and listen" communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act or (iii) making any disclosures to the stockholders of the Company with regard to the transactions contemplated by this Agreement or any Takeover Proposal required by Law.

          (c)   The Company shall notify Parent promptly (but in no event later than 48 hours) after receipt by the Company (or any of its Representatives) of any Takeover Proposal, any inquiry that could reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries by any third party. In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request. The Company shall keep Parent reasonably informed of material developments affecting the status and material terms of any such Takeover Proposal, indication or request. The Company shall promptly provide Parent with a list of any non-public information concerning the Company's and any of its Subsidiary's business, present or future performance, financial condition, or results of operations, provided to any third party, and, to the extent such information has not been previously provided to Parent, copies of such information.

          (d)   Except as expressly permitted by this Section 5.03, the Company Board shall not effect a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Requisite Company Vote, the Company Board may effect a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement, if: (i) the Company promptly notifies Parent, in writing, at least two Business Days (the "Superior Proposal Notice Period") before making a Company Adverse Recommendation Change or entering into (or causing a Subsidiary to enter into) a Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the Company has received a Takeover Proposal, that the Company Board intends to declare a Superior Proposal and that the Company Board intends to effect a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement; (ii) the Company includes in such notice a description in reasonable detail of such Superior Proposal and the identity of the third party making such Superior Proposal; (iii) the Company shall, and shall cause its Representatives to, during the Superior Proposal Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments; and (iv) the Company Board determines in good faith, after consulting with outside legal counsel and its Company Financial Advisor, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Parent during the Superior Proposal Notice Period in the terms and conditions of this Agreement.

          (e)   Notwithstanding anything to the contrary in the foregoing, the Company Board may effect a Company Adverse Recommendation Change, after the date of this Agreement but prior to the receipt of the Requisite Company Vote, if: (i) prior to effecting the Company Adverse Recommendation Change, the Company Board determines in good faith, after consulting with outside legal counsel and its Company Financial Advisor, that the failure to effect such Company Adverse Recommendation Change, would be reasonably likely to result in a violation of its fiduciary duties under applicable Law, (ii) the Company Board shall notify Parent, in writing, at least five Business Days before taking such action of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination and (iii) at the end of such notice period, the Company Board takes into account any amendment or modification to this Agreement proposed by Parent and determines in good faith, after consulting with outside legal counsel and its Company Financial Advisor, that the failure to effect such Company Adverse Recommendation Change, would, nevertheless, be reasonably likely to result in a violation of its fiduciary duties under applicable Law.

        Section 5.04    Preparation of Form S-4; Board Recommendation; Company Stockholders Meeting.

          (a)   As promptly as reasonably practicable after the date of this Agreement, Parent and the Company shall jointly prepare and Parent shall file with the SEC the Form S-4, which shall include the Company Proxy Statement, in connection with the registration under the Securities Act of the issuance of the shares of Parent Common Stock to be issued in connection with the Mergers. Each of Parent and the Company shall use reasonable best efforts to:

              (i)  ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act;

             (ii)  promptly furnish in writing to the other party all information concerning the Company, Parent and their respective Subsidiaries that is required by applicable Law to be included in the Form S-4 and Company Proxy Statement so as to enable the Company and Parent to comply with their respective obligations under this Section 5.04;

            (iii)  respond as promptly as practicable to any comments of the staff of the SEC (the "Staff") with respect to the Form S-4;

            (iv)  have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Form S-4 effective for so long as necessary to consummate the Mergers and the transactions contemplated by this Agreement; and

             (v)  promptly amend or supplement any information provided by it for use in the Form S-4 or Company Proxy Statement, as applicable, if and to the extent that it shall contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and cause the Form S-4 or Company Proxy Statement, as applicable, to be filed with the SEC and to be disseminated to the Company's Stockholders, in each case as and to the extent required by applicable Law.

  Unless the Company Board shall have effected an Adverse Recommendation Change pursuant to Section 5.03, (i) the Company shall use its reasonable best efforts to cause the Company Proxy Statement to be mailed to the Company Stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act and (ii) the Company Proxy Statement shall include the Company Board Recommendation. The Company Proxy Statement shall also include (i) an estimate of the amount of fees and other consideration that the Company Financial Advisor shall receive upon consummation of or as a result of the Mergers, and the conditions therefor and (ii) a copy of the opinion of the Company Financial Advisor and a customary summary of the information that formed the basis for the rendering such opinion.

          (b)   Except to the extent related to an Adverse Recommendation Change, each of Parent and the Company and their respective counsel shall be given a reasonable opportunity to review and comment on the Form S-4 and Company Proxy Statement, as the case may be, each time before any such document (or amendment thereto) is filed with the SEC or mailed to the stockholders of the Company (it being understood that each of Parent and the Company and their respective counsel shall provide any comments thereon as soon as reasonably practicable), and each such party shall give reasonable and good faith consideration to any comments made by the other party and its counsel. Each of Parent and the Company shall notify each other promptly of the receipt of any comments from the Staff and of any request by the Staff for amendments or supplements to the Form S-4 or Company Proxy Statement or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the Staff, on the other hand, with respect to the Company Proxy Statement, the Form S-4, the Mergers, this Agreement or the transactions contemplated hereby, and (ii) all orders of the SEC relating to the Form S-4.

          (c)   The Company shall, as soon as reasonably practicable following the date on which the Form S-4 has been declared effective by the SEC, establish a record date for, duly call and give notice of and convene and hold the Company Stockholders Meeting for the purpose of seeking the Requisite Company Vote; provided, however, that the Company may postpone or adjourn the Company Stockholders Meeting (a) with the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed; (b) if a quorum has not been established; (c) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the stockholders of the Company prior to the Company Stockholders Meeting; (d) to allow reasonable additional time to solicit additional proxies, if and to the extent the Required Stockholder Approval would not otherwise be obtained; or (e) if required by applicable Law; provided, however, that in the case of clauses (b), (c), or (d), the Company Stockholders Meeting shall not be postponed or adjourned for more than twenty Business Days from the originally scheduled date of the Company Stockholders Meeting without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

        Section 5.05    Notices of Certain Events; Stockholder Litigation; No Effect on Disclosure Letter.

          (a)   The Company shall notify Parent, Merger Sub, and Second Merger Sub, and Parent, Merger Sub, and Second Merger Sub shall notify the Company, promptly of: (i) any material notice or other material communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any material notice or other material communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (iii) any event, change, or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the failure of the conditions set forth in Section 6.02(a) or, Section 6.02(b) or of this Agreement (in the case of the Company and its Subsidiaries) or Section 6.03(a) or Section 6.03(b) of this Agreement (in the case of Parent, Merger Sub, and Second Merger Sub), to be satisfied.

          (b)   The Company shall promptly advise Parent in writing after becoming aware of any Legal Action commenced after the date hereof against the Company or any of its directors by any stockholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Mergers) and shall keep Parent reasonably informed regarding any such Legal Proceeding. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation and shall consider Parent's views with respect to such stockholder litigation and shall not settle any such stockholder litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed, or conditioned).

          (c)   In no event shall the delivery of any notice by a party pursuant to this Section 5.05 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants, or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

  This Section 5.05 shall not constitute a covenant or agreement for purposes of Section 6.02(b) or Section 6.03(b).

        Section 5.06    401(k) Plan.    The Company shall take all appropriate action to terminate any Company Employee Plan that is a 401(k) plan prior to the Closing Date. The Purchaser agrees that nothing in this Section will require the Company to cause the final dissolution and liquidation of, or to amend, such plan prior to the Closing Date.

        Section 5.07    Employees.    With respect to any "employee benefit plan" as defined in Section 3(3) of ERISA maintained by Parent or any of its Subsidiaries (collectively, "Parent Benefit Plans") in which any Company Continuing Employees shall participate effective as of the Effective Time, Parent, to the extent permitted by the respective Parent Benefit Plan, shall, or shall cause the Surviving Company to, (i) waive any actively-at-work requirements, eligibility waiting periods and any other time-based restriction that would prevent immediate or full participation under any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans maintained by the Company prior to the Effective Time, and (ii) to credit all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be as if such service were with Parent, for purposes of eligibility to participate (but not for purposes of vesting or benefit accrual, except for vacation, if applicable) for full or partial years of service in any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time; provided, that such service shall not be credited to the extent that (x) such crediting would result in a duplication of benefits or (y) such service was not credited under the corresponding Company Employee Plan.

        Section 5.08    Directors' and Officers' Indemnification and Insurance.

          (a)   Parent, Merger Sub, and Second Merger Sub agree that all rights to indemnification, advancement of expenses, and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of its Subsidiaries (each an "Indemnified Party") as provided in the Charter Documents of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.08 of the Company Disclosure Letter, shall be assumed by the Surviving Company in the Mergers, without further action, at the Effective Time and shall survive the Mergers and shall remain in full force and effect in accordance with their terms.

          (b)   For a period of six years from the Effective Time, the Parent and Surviving Company (the "Indemnifying Parties") shall indemnify, defend and hold harmless each Indemnified Party (in all their capacities) against all losses, claims, damages, liabilities, fees, expenses, judgments and fines incurred in connection with any claim, suit, action or proceeding, whether civil, criminal, administrative, or investigative (each a "Claim") and shall provide advancement of reasonable expenses (including reasonable attorneys' fees) to each Indemnified Party to the same extent such Indemnified Party has the right to advancement of reasonable and documented expenses pursuant to the Charter Documents of the Company as in effect on the date of this Agreement and to the extent that such Indemnified Party does not have such a right to advancement of expenses, the Indemnifying Parties shall promptly reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such Claim as such expenses are incurred, subject to the receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable Law.

          (c)   The Company shall (i) obtain as of the Effective Time "tail" insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the officers or directors of the Company or any of its Subsidiaries (each an "Indemnified Party"), in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the "Tail Policy"); provided, however, that in no event shall the Company be required to expend an annual premium for such coverage in excess of three hundred percent of the last annual premium paid by the Company or any of its Subsidiaries for such insurance prior to the date of this Agreement, which amount is set forth in Section 5.07(c) of the Company Disclosure Letter (the "Maximum Premium"). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Company shall obtain, and Parent shall cause the Surviving Company to obtain, the greatest coverage available for a cost not exceeding an annual premium equal to the Maximum Premium.

          (d)   The obligations of Parent, Merger Sub, Second Merger Sub, and the Surviving Company under this Section 5.08 shall survive the consummation of the Mergers and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.08 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.08 applies shall be third party beneficiaries of this Section 5.08, each of whom may enforce the provisions of this Section 5.08).

          (e)   In the event Parent, the Surviving Company or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume all of the obligations set forth in this Section 5.08. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 5.08 is not prior to, or in substitution for, any such claims under any such policies.

        Section 5.09    Reasonable Best Efforts.

          (a)   Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.09), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including: (i) the obtaining of all necessary Permits, waivers, and actions or nonactions from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities; (ii) the obtaining of all necessary material consents or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Mergers and to fully carry out the purposes of this Agreement. The Company and Parent shall, subject to applicable Law, promptly: (A) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii), and (iii) immediately above; and (B) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any material communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company, on the one hand, or Parent, Merger Sub, or Second Merger Sub, on the other hand, receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party's counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement. Neither Parent nor the Company shall commit to or agree (or permit any of their respective Subsidiaries to commit to or agree) with any Governmental Entity to stay, toll, or extend any applicable waiting period under any applicable Laws, without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned, or delayed).

          (b)   In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Mergers or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company shall cooperate in all respects with Parent, Merger Sub, and Second Merger Sub and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement.

        Section 5.10    Public Announcements.    The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company, Parent, Merger Sub, and Second Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by applicable rules or regulations of NASDAQ, applicable Law or the rules or regulations of any applicable United States securities exchange or other Governmental Entity to which the relevant party is subject or submits, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 5.10 shall not apply to any release or announcement made or proposed to be made in connection with and related to a Company Adverse Recommendation Change or in compliance with Section 5.03.

        Section 5.11    Anti-Takeover Statutes.    If any "control share acquisition," "fair price," "moratorium," or other anti-takeover Law becomes or is deemed to be applicable to Parent, the Merger Sub, Second Merger Sub, the Company, the Mergers, or any other transaction contemplated by this Agreement, then each of the Company and the Company Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

        Section 5.12    Section 16 Matters.    Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time.

        Section 5.13    Obligations of Merger Sub and Second Merger Sub.    Parent shall take all action necessary to cause Merger Sub and Second Merger Sub to perform each of its obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement.

        Section 5.14    Cessation of Quotation; Deregistration.    The Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions and all things reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to cause the cessation of quotation of Company Common Stock on NASDAQ and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

        Section 5.15    CVR Agreement.    At or prior to the Effective Time, Parent shall duly authorize, execute and deliver and shall ensure that a rights agent mutually agreeable to Parent and the Company duly authorizes, executes and delivers, the CVR Agreement.

        Section 5.16    NASDAQ Listing.    Prior to the Closing Date, Parent shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper, or advisable on its part under applicable Laws and rules and policies of NASDAQ to cause the Parent Common Stock to be issued in connection with the Mergers to be approved for listing on NASDAQ, subject to official notice of issuance.

ARTICLE VI
CONDITIONS

        Section 6.01    Conditions to Each Party's Obligation to Effect the Mergers.    The respective obligations of each party to this Agreement to effect the Mergers is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing Date of each of the following conditions:

          (a)    Company Stockholder Approval.    This Agreement will have been duly adopted by the Requisite Company Vote.

          (b)    No Injunctions, Restraints, or Illegality.    No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Mergers or the other transactions contemplated by this Agreement.

          (c)    Third Party Consents and Authorizations.    All consents, approvals and other authorizations set forth in Section 6.01(c) of the Company Disclosure Letter shall have been obtained.

          (d)    Form S-4.    The Form S-4 shall have been declared effective and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for such purpose shall be pending before the SEC.

        Section 6.02    Conditions to Obligations of Parent, Merger Sub, and Second Merger Sub.    The obligations of Parent, Merger Sub, and Second Merger Sub to effect the Mergers are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by Parent, Merger Sub, and Second Merger Sub on or prior to the Closing Date of the following conditions:

          (a)    Representations and Warranties.    (i) The representations and warranties of the Company (other than in Section 3.01, Section 3.02(a), Section 3.03(a), Section 3.05(a), and

  Section 3.10) set forth in ARTICLE III of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words "Company Material Adverse Effect," "in all material respects," "in any material respect," "material," or "materially") when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) the representations and warranties of the Company contained in Section 3.02(a) shall be true and correct (other than immaterial inaccuracies) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct as of that date); and (iii) the representations and warranties contained in Section 3.01(a), Section 3.03(a), Section 3.05(a), and Section 3.10 shall be true and correct in all respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

          (b)    Performance of Covenants.    The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing.

          (c)    Company Material Adverse Effect.    Since the date of this Agreement there shall not have occurred any Company Material Adverse Effect that is continuing.

          (d)    Dissenting Shares.    The Company Stockholder's Meeting will have been properly noticed in accordance with the DGCL and applicable securities laws and will have occurred, and the number of Dissenting Shares as of immediately following the Company Stockholder's Meeting will not exceed fifteen percent (15%) of the aggregate shares of Company Common Stock outstanding immediately prior to the Closing.

          (e)    Officers Certificate.    Parent shall have received a certificate, signed by an officer of the Company, certifying as to the matters set forth in Section 6.02(a) and Section 6.02(b) hereof.

          (f)    Resignations.    Each officer and director of the Company and each Subsidiary shall resign, effective as of the Effective Time, from each of his or her positions as an officer or director of the Company or any Subsidiary.

          (g)    Voting Agreement.    The Children's Hospital of Philadelphia and each officer and director of the Company must have executed and delivered to Parent the Voting Agreement, and such agreement must be in full force and effect.

        Section 6.03    Conditions to Obligation of the Company.    The obligation of the Company to effect the Mergers is also subject to the satisfaction or waiver by the Company on or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    (i) The representations and warranties of Parent, Merger Sub, and Second Merger Sub (other than in Section 4.01, Section 4.02(a), and Section 4.10) set forth in ARTICLE IV of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words "material adverse effect," "in all material respects," "in any material respect," "material," or "materially") when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent's, Merger Sub's, and Second Merger Sub's ability to consummate the transactions contemplated by this Agreement; and (ii) the representations and warranties of Parent, Merger Sub, and Second Merger Sub contained in Section 4.01, Section 4.02(a), and Section 4.10 shall be true and correct in all respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

          (b)    Performance of Covenants.    Parent, Merger Sub, and Second Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, of this Agreement required to be performed by or complied with by them at or prior to the Closing.

          (c)    Officers Certificate.    The Company shall have received a certificate, signed by an officer of Parent, certifying as to the matters set forth in Section 6.03(a) and Section 6.03(b).

          (d)    NASDAQ Listing.    The shares of Parent Common Stock issuable to the stockholders of the Company pursuant to this Agreement shall have been approved for listing on NASDAQ, subject to official notice of issuance.

        Section 6.04    Frustration of Closing Condition.    None of Parent, Merger Sub, Second Merger Sub, or the Company may rely on the failure of any condition in this Article VI to be satisfied if such failure was caused by such party's breach of this Agreement.

ARTICLE VII
TERMINATION, AMENDMENT, AND WAIVER

        Section 7.01    Termination by Mutual Consent.    This Agreement may be terminated at any time prior to the Effective Time (whether before or after the receipt of the Requisite Company Vote) by the mutual written consent of Parent, Merger Sub, Second Merger Sub, and the Company.

        Section 7.02    Termination by Either Parent or the Company.    This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time (whether before or after the receipt of the Requisite Company Vote):

          (a)   if the Mergers have not been consummated on or before April 30, 2020 (the "End Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to Parent until ninety (90) Business Days following the End Date if the Form S-4 has not been declared effective under the Securities Act as of the End Date; provided further, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Mergers to be consummated on or before the End Date;

          (b)   if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Mergers or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(b) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order; or

          (c)   if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting and the Requisite Company Vote shall not have been obtained at such meeting (unless such Company Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof).

        Section 7.03    Termination By Parent.    This Agreement may be terminated by Parent at any time prior to the Effective Time:

          (a)   If: (i) a Company Adverse Recommendation Change shall have occurred; or (ii) the Company intentionally and materially breaches or fails to perform any of its obligations set forth in Section 5.03; or

          (b)   if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Mergers set forth in Section 6.02(a) or Section 6.02(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided that Parent shall have given the Company at least 30 days written notice prior to such termination stating Parent's intention to terminate this Agreement pursuant to this Section 7.03(b); provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.03(b) if Parent, Merger Sub, or Second Merger Sub is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured.

        Section 7.04    Termination By the Company.    This Agreement may be terminated by the Company at any time prior to the Effective Time:

          (a)   if prior to the receipt of the Requisite Company Vote at the Company Stockholders Meeting, (i) the Company Board authorizes the Company, in full compliance with the terms of this Agreement, including Section 5.03 hereof, to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal or (ii) otherwise effects a Company Adverse Recommendation Change, in full compliance with the terms of this Agreement, including Section 5.03 hereof; or

          (b)   if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent, Merger Sub, or Second Merger Sub set forth in this Agreement such that the conditions to the Closing of the Mergers set forth in Section 6.03(a) or Section 6.03(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided, that the Company shall have given Parent at least 30 days written notice prior to such termination stating the Company's intention to terminate this Agreement pursuant to this Section 7.04(b); provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.04(b) if the Company is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured.

        Section 7.05    Notice of Termination; Effect of Termination.    The party desiring to terminate this Agreement pursuant to this ARTICLE VII (other than pursuant to Section 7.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 7.05 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this ARTICLE VII, it shall become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party hereto, except: (a) with respect to Section 5.02(b), this Section 7.05, Section 7.06, and ARTICLE VIII (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the willful breach by another party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement.

        Section 7.06    Fees Following Termination.

          (a)   If this Agreement is terminated by Parent pursuant to Section 7.03(a) and at the time of or prior to such termination the Company has entered into a Company Acquisition Agreement in respect of a Superior Proposal, then, upon the completion of a transaction based upon such Company Acquisition Agreement, the Company shall pay to Parent (by wire transfer of immediately available funds), within three Business Days, a fee in an amount equal to the Termination Fee.

          (b)   If this Agreement is terminated by the Company pursuant to Section 7.04(a)(i) and the Company has completed a transaction in connection with the Company Acquisition Agreement that was the cause of the termination, then, upon completion of such transaction, the Company shall pay to Parent (by wire transfer of immediately available funds), within three Business Days, a fee in an amount equal to the Termination Fee.

          (c)   In addition to any payment required by Section 7.06(a) and (b), the Company shall pay all outstanding and unpaid principal and interest under the Buyer AZ Note and Buyer LOC Note (the "Note Payments") by wire transfer of immediately available funds, at the times and subject to the conditions set forth below:

              (i)  the Company shall pay to Parent the Note Payments within three Business Days after the termination of this Agreement pursuant to Section 7.03(a)(i) or Section 7.04(a);

             (ii)  the Company shall pay to Parent the Note Payments within thirty Business Days after the termination of this Agreement pursuant to Section 7.03(b); and

            (iii)  if this Agreement is terminated pursuant to Section 7.03(a)(ii), and within 90 days after such termination, the Company enters into a Company Acquisition Agreement, then Company shall pay to Parent the Note Payments within three Business Days after entering into such Company Acquisition Agreement.

          (d)   The Company acknowledges and hereby agrees that the provisions of this Section 7.06 are an integral part of the transactions contemplated by this Agreement (including the Mergers), and that, without such provisions, Parent, Merger Sub, and Second Merger Sub would not have entered into this Agreement. The parties acknowledge and agree that in no event shall the Company be obligated to pay the Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Termination Fee becomes payable and is paid by the Company pursuant to this Section 7.06, except in respect of any payment owed pursuant to Section 7.06(c) or any damages resulting from a breach or failure to perform the Company's obligations set forth in Section 7.06(c), the Termination Fee shall be the Parent's, Merger Sub's, and Second Merger Sub's sole and exclusive remedy for monetary damages under this Agreement.

          (e)   All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses; provided, however, that Parent shall be responsible for the printing and mailing costs for the Company Proxy Statement, the cost of the Tail Policy and any investment banker, brokerage, or finders' fees or agents' commissions, or any similar charges due to Company Financial Advisor in connection with this Agreement or any transaction contemplated by this Agreement, but each of these expenses (other than the Tail Policy) will be included as a Company Liability for purposes of calculating Net Assets.

        Section 7.07    Amendment.    At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Company Vote, by written agreement signed by each of the parties hereto; provided, however, that following the receipt of the Requisite Company Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self regulatory organization would require further approval by the holders of Company Common Stock without such approval.

        Section 7.08    Extension; Waiver.    At any time prior to the Effective Time, Parent, Merger Sub, or Second Merger Sub, on the one hand, or the Company, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VIII
MISCELLANEOUS

        Section 8.01    Definitions.    For purposes of this Agreement, the following terms shall have the following meanings when used herein with initial capital letters:

        "Acceptable Confidentiality Agreement" means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement.

        "Adjusted Per Share Value" means and amount equal to (i) $16,116,372 less the Net Asset Adjustment, if any, divided by (ii) the Fully Diluted Closing Shares, rounded to the fourth decimal place.

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, "control" (including, the terms "controlling," "controlled by," and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

        "Agreement" has the meaning set forth in the Preamble.

        "Anti-Kickback Act" has the meaning set forth in Section 3.17(d).

        "Associate" has the meaning set forth in Section 203 of the DGCL.

        "Book-Entry Share" has the meaning set forth in Section 2.01(b).

        "Business Day" means any day, other than Saturday, Sunday, or any day on which banking institutions located in the city of New York, New York, are authorized or required by Law or other governmental action to close.

        "Buyer AZ Note" means the promissory note issued by Company to Parent, if any, for the purpose of funding obligations related the Option and License Agreement between the Company and Medimmune Limited, dated August 6, 2019.

        "Buyer LOC Note" means the promissory notes issued by Company to Parent, if any, other than the Buyer AZ Note.

        "Cancelled Shares" has the meaning set forth in Section 2.01.

        "Certificate" has the meaning set forth in Section 2.01(b).

        "Certificate of Merger" has the meaning set forth in Section 1.03.

        "Charter Documents" means with respect to any entity, the articles or certificate of incorporation (including any certificate of designations) and bylaws, certificate of formation and limited liability company agreement, or similar organizational documents of such entity, each as amended to date.

        "CHOP" means The Children's Hospital of Philadelphia.

        "CHOP Agreements" means collectively, (i) thsat certain Sponsored Research Agreement, dated November 12, 2014, by and between Medgenics Medical Israel. Ltd. and CHOP, as amended to date; (ii) that certain License Agreement, dated November 12, 2014, by and between Medgenics Medical Israel. Ltd. and CHOP, as amended to date; (iii) that certain License Agreement, dated October 20, 2016, by and between Medgenics, Inc. and CHOP, as amended to date and (iv) that certain Core Services Agreement, dated March 19, 2015, by and between CHOP and neuroFix Therapeutics LLC.

        "CHOP Note" means that certain convertible secured note between the Company and The Children's Hospital of Philadelphia, dated as of March 29, 2019.

        "Closing" has the meaning set forth in Section 1.02.

        "Closing Date" has the meaning set forth in Section 1.02.

        "Closing Parent Share Value" means the average of (i) the volume weighted average price for the 20 trading days ending two Trading Days prior to the execution of this Agreement, and (ii) the volume weighted average price for the 20 trading days ending two Trading Days prior to the Closing Date.

        "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

        "Code" means the U.S. Internal Revenue Code of 1986, as amended.

        "Company" has the meaning set forth in the Preamble.

        "Company Acquisition Agreement" has the meaning set forth in Section 5.03(a).

        "Company Adverse Recommendation Change" means the Company Board: (a) failing to make, withdrawing, amending, modifying, or materially qualifying, in a manner adverse to Parent, the Company Board Recommendation; (b) failing to include the Company Board Recommendation in the Company Proxy Statement that is mailed to the Company's stockholders; (c) recommending a Takeover Proposal; (d) failing to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within ten Business Days after the commencement of such offer; or (e) resolving or agreeing to take any of the foregoing actions. Any "stop, look and listen" or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act shall not be deemed a Company Adverse Recommendation Change.

        "Company Balance Sheet" has the meaning set forth in Section 3.04(e).

        "Company Board" has the meaning set forth in the Recitals.

        "Company Board Recommendation" has the meaning set forth in Section 3.03(d).

        "Company Common Stock" has the meaning set forth in the Recitals.

        "Company Continuing Employees" means the employees of the Company and its Subsidiaries who remain employed immediately after the Effective Time.

        "Company Disclosure Letter" has the meaning set forth in the introductory language in ARTICLE III.

        "Company Employee" has the meaning set forth in Section 3.11(a).

        "Company Employee Plan" means each pension, retirement, profit-sharing, deferred compensation, stock option, equity incentive, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control, or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any "employee benefit plan," as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice or arrangement providing compensation or other benefits of the Company or its Subsidiaries, or with respect to which the Company or any Company Subsidiary has any liability (including on account of any ERISA Affiliate).

        "Company Equity Award" means a Company Option granted under the Company Stock Plan.

        "Company ERISA Affiliate" means all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a "single employer" within the meaning of Section 414 of the Code.

        "Company Financial Advisor" has the meaning set forth in Section 3.10.

        "Company IP" has the meaning set forth in Section 3.07.

        "Company Material Adverse Effect" means any event, occurrence, fact, condition, or change that has, or would be reasonably expected to have, individually or in the aggregate, (i) a material adverse effect on the Company's ability to consummate the transactions contemplated by this Agreement, or (ii) a material adverse effect on the business, results of operations, financial condition, or assets of the Company and its Subsidiaries, taken as a whole; provided, however, that, a Company Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial, or securities markets; (ii) the announcement of the transactions contemplated by this Agreement; (iii) any change in the market price or trading volume of the Company Common Stock (but the underlying cause of such change shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); (iv) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) change in any Laws or regulations applicable to the Company or its Subsidiaries or applicable accounting regulations or principles or the interpretation thereof; (vi) any legal proceedings commenced by or involving any current or former stockholder of the Company arising out of or related to this Agreement or the transactions contemplated hereby; (vii) any failure of the Company or its Subsidiaries to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (but the underlying cause of such failure shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); or (viii) general conditions in the industry in which the Company and its Subsidiaries operate; provided further, however, that any event, change, and effect referred to in clauses (i), (iv), (v) or (viii) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change, or effect has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants of similar size operating in the industries in which the Company and its Subsidiaries conduct their businesses.

        "Company Material Contract" has the meaning set forth in Section 3.14(a).

        "Company Proxy Statement" has the meaning set forth in Section 3.18.

        "Company Option" means any option to purchase Company Common Stock granted under the Company Stock Plan and still outstanding as of immediately prior to the Effective Time.

        "Company SEC Documents" has the meaning set forth in Section 3.04(a).

        "Company Securities" has the meaning set forth in Section 3.02(a).

        "Company Stock Plan" means the Company Stock Incentive Plan, as amended and/or restated to date.

        "Company Stockholders Meeting" means the special meeting of the stockholders of the Company to be held to consider the adoption of this Agreement.

        "Company Subsidiary Securities" has the meaning set forth in Section 3.02(d).

        "Confidentiality Agreement" has the meaning set forth in Section 5.02(b).
        "Consent" has the meaning set forth in Section 3.03(c).

        "Contracts" means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral.

        "CVR" has the meaning set forth in Section 2.01(b).

        "CVR Agreement" has the meaning set forth in Section 2.01(b).

        "CVR Consideration" has the meaning set forth in Section 2.01(b).

        "DGCL" has the meaning set forth in the Recitals.

        "Dissenting Shares" has the meaning set forth in Section 2.03(a).

        "EDGAR" has the meaning set forth in Section 3.04(a).

        "Effective Time" has the meaning set forth in Section 1.03.

        "End Date" has the meaning set forth in Section 7.02(a).

        "Environmental Laws" means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substance.

        "ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended.

        "Ex-Im Laws" means all U.S. and non-U.S. Laws relating to export, re-export, transfer, and import controls, including the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

        "Exchange Act" has the meaning set forth in Section 3.03(c).

        "Exchange Agent" has the meaning set forth in Section 2.02.

        "Exchange Ratio" means the result obtained by dividing Adjusted Per Share Value by the Closing Parent Share Value.

        "Expenses" means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing, and mailing of the Proxy Statement, the filing of any required notices under any Antitrust Laws, or in connection with other regulatory approvals, and all other matters related to the Mergers and the other transactions contemplated by this Agreement.

        "FCPA" has the meaning set forth in Section 3.17(d).

        "First Merger" has the meaning set forth in the Recitals to this Agreement.

        "First-Step Surviving Company" has the meaning set forth in Section 1.01.

        "Form S-4" means a registration statement on Form S-4 pursuant to which the issuance of shares of Parent Common Stock by virtue of the Mergers shall be registered pursuant to the Securities Act and in which the Company Proxy Statement shall be included, together with any amendments or supplements thereto.

        "Fractional Share Consideration" has the meaning set forth in Section 2.01(b).

        "Fully Diluted Closing Shares" means the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, inclusive of Company Common Stock issued upon conversion of the CHOP Note and any other convertible notes or warrants issued by the Company that are convertible as a result of the consummation of the Mergers and Dissenting Shares and exclusive of Cancelled Shares.

        "GAAP" has the meaning set forth in Section 3.04(b).

        "Governmental Entity" has the meaning set forth in Section 3.03(c).

        "Hazardous Substance" means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive or a "pollutant" or "contaminant" or words of similar meaning under any Environmental Law, including without limitation any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde, foam insulation, and polychlorinated biphenyls.

        "Indebtedness" means (i) any indebtedness or other obligation for borrowed money (including the aggregate principal amount thereof, the aggregate amount of any accrued but unpaid interest thereon and premiums, penalties, fees and expenses), whether current, short term or long term and whether secured or unsecured, (ii) any indebtedness evidenced by a note, bond, debenture or other security or similar instrument, (iii) any liabilities or obligations with respect to interest rate swaps, collars, caps and similar hedging obligations, (iv) any capitalized lease obligations, (v) any direct or contingent obligations under letters of credit, bankers' acceptances, bank guarantees, surety bonds and similar instruments, each to the extent drawn upon, (vi) any obligation to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), and (vii) guarantees in respect of clauses (i) through (vi), including guarantees of another Person's Indebtedness or any obligation of another Person which is secured by assets of the Company or any of its Subsidiaries.

        "Indemnified Party" has the meaning set forth in Section 5.08(a).

        "IRS" means the United States Internal Revenue Service.

        "Knowledge" means: (a) with respect to the Parent and its Subsidiaries, the actual knowledge of Joe Miller and Chris Sullivan; and (b) with respect to the Company and its Subsidiaries, the actual knowledge of Michael Cola, Michael McInaw, Garry Neil, and, if different from the foregoing individuals, the chief executive officer, chief financial officer, chief scientific officer; in each case, after due inquiry to their direct reports.

        "Laws" means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity.

        "Lease" means all leases, subleases, licenses, concessions, and other agreements (written or oral) under which the Company or any of its Subsidiaries holds any Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

        "Leased Real Estate" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company or any of its Subsidiaries.

        "Legal Action" means any legal, administrative, arbitral, or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, or examinations.

        "Liability" means any liability, indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

        "Licensed IP" means Company Intellectual Property that is licensed to the Company or any of its Subsidiaries, excluding (i) off-the-shelf software and software that is generally available for license on a mass market commercial basis pursuant to a standard form agreement that is not subject to negotiation for annual fees that do not exceed $20,000, and (ii) other software that is not material to the conduct of the business of the Company or any of its Subsidiaries and can be readily replaced for $100,000 or less with software that provides substantially the same features, functionalities and overall performance.

        "Liens" means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.

        "Maximum Premium" has the meaning set forth in Section 5.08(d).

        "Mergers" has the meaning set forth in the Recitals to this Agreement.

        "Merger Consideration" means the aggregate of the Stock Consideration, CVR Consideration and Fractional Share Consideration.

        "Merger Sub" has the meaning set forth in the Preamble.

        "NASDAQ" means The NASDAQ Global Market.

        "Net Asset Adjustment" means the amount, if any, by which Net Assets is less than the Reference Amount, up to a maximum amount of $500,000. However, if the amount by which the Net Assets differs from the Reference Amount is $10,000 or less, then the Net Asset Adjustment will be $0.00.

        "Net Assets" means, with respect to the Company and its Subsidiaries, the aggregate value of the assets of the Company and its Subsidiaries less the aggregate value of the liabilities. The following Liabilities are included in the calculation of "Net Assets": (i) investment banker, brokerage or finders' fees, including any fees of the Company Financial Advisor; (ii) agents' commissions; (iii) expenses incurred in connection with the fairness opinion; (iv) expenses incurred in connection with the mailing of the Company Proxy Statement; (v) employee change-in-control payments, or any similar charges or payments due in connection with this Agreement or any transaction contemplated by this Agreement; (vi) expenses incurred in connection with this Agreement (including attorneys' and accountants' fees); (vii) Tax liabilities; (viii) deferred revenue (whether current or long term), and (ix) except as provided in this definition of Net Assets, Indebtedness (including the Buyer LOC Note, and whether current or long term) of the Company and its Subsidiaries, in each case, determined on a consolidated basis without duplication as of the Closing Date, calculated in accordance with the GAAP applied on a consistent basis throughout the periods involved. Notwithstanding anything to the contrary contained herein, in no event shall "Net Assets" include (i) the CHOP Note, (ii) money borrowed pursuant to the Buyer AZ Note and the corresponding expense, to the extent not paid, in respect of which the Company borrowed money under the Buyer AZ Note, (iii) the cost of the Tail Policy, or (iv) the royalty Liability set forth on the Company Balance Sheet in respect of the Royalty Agreement with Michael F. Cola, Joseph J. Grano, Jr., Kathleen Jane Grano, Joseph C. Grano, The Grano Children's Trust, Joseph C. Grano, trustee and LeoGroup Private Investment Access, LLC on behalf of Garry A. Neil, dated July 19, 2019. No fact, event or occurrence on or after the Closing shall be taken into account when calculating Net Assets.

        "Order" has the meaning set forth in Section 3.09.

        "Other Governmental Approvals" has the meaning set forth in Section 3.03(c).

        "Parent" has the meaning set forth in the Preamble.

        "Parent Benefit Plans" has the meaning set forth in Section 5.07.

        "Parent Common Stock" means the common stock, par value $0.001 per share, of Parent.

        "Parent Preferred Stock" means the preferred stock, par value $0.001 per share, of Parent.

        "Parent SEC Reports" means all reports, schedules, forms, statements, prospectuses and other documents required to be filed or furnished by Parent with the SEC.

        "Payment Fund" has the meaning set forth in Section 2.02.

        "Permits" has the meaning set forth in Section 3.08(b).

        "Permitted Liens" means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the Company Balance Sheet and related financial statements for the period then ended in accordance with GAAP; (b) mechanics', carriers', workers', repairers', and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings; (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such Person's owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person's owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person's businesses; (e) any conditions that would be shown by a current survey of real property which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person's businesses; (f) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person's businesses; (g) Liens arising under workers' compensation, unemployment insurance, social security, retirement, and similar legislation; (h) any Liens imposed by applicable law; and (i) any other Liens that, in the aggregate with all Permitted Liens, do not materially impair the value or the continued use and operation of the assets or properties in which they relate.

        "Person" means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity, or other entity or group (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act).

        "Real Estate" means the Leased Real Estate.

        "Reference Amount" means negative $1,300,000, which amount will decrease (i.e., become a more negative number) by $7,142.86 per day after December 31, 2019, until and including the Closing Date.

        "Representatives" has the meaning set forth in Section 5.03(a).

        "Requisite Company Vote" has the meaning set forth in Section 3.03(a).

        "Sanctioned Country" means any country or region that is, or has been in the last five years, the subject or target of sanctions or restrictions under sanctions Laws (including, without limitation, Cuba, Iran, North Korea, Russia, Venezuela, Sudan, Syria, and the Crimea region of Ukraine).

        "Sanctioned Person" means any Person that is the subject or target of sanctions or restrictions under sanctions Laws or Ex-Im Laws, including: (i) any Person listed on any applicable United States or non-United States sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control's Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (ii) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any national of a Sanctioned Country

        "Sarbanes-Oxley Act" has the meaning set forth in Section 3.04(a).

        "SEC" has the meaning set forth in Section 3.03(c).

        "Second Effective Time" has the meaning set forth in Section 1.03(b).

        "Second Merger" has the meaning set forth in the Recitals to this Agreement.

        "Second Merger Sub" has the meaning set forth in the Preamble.

        "Securities Act" has the meaning set forth in Section 3.04(a).

        "Stock Consideration" has the meaning set forth in Section 2.01(b).

        "Subsidiary" of a Person means a corporation, partnership, limited liability company, or other business entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

        "Superior Proposal" means a bona fide written Takeover Proposal (except that, for purposes of this definition, each reference in the definition of "Takeover Proposal" to "15%" shall be "50%") that the Company Board determines in good faith is more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement and is reasonably likely to be consummated in accordance with its terms, taking into account the terms and conditions and prospects for completion of such Takeover Proposal and of this Agreement (including any revisions to the terms of this Agreement and the Mergers proposed by Parent during the Superior Proposal Notice Period set forth in Section 5.03(d)).

        "Superior Proposal Notice Period" has the meaning set forth in Section 5.03(d).

        "Surviving Company" has the meaning set forth in Section 1.01.

        "Tail Policy" has the meaning set forth in Section 5.08(a).

        "Takeover Proposal" means a bona fide written proposal or offer by any Person or group (other than Parent and its Subsidiaries, including Merger Sub and Second Merger Sub), relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving any: (a) direct or indirect acquisition of assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 15% or more of the fair market value of the Company's and its Subsidiaries' consolidated assets or to which 15% or more of the Company's and its Subsidiaries' net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of 15% or more of the voting equity interests of the Company or any of its Subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; (c) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 15% or more of the voting power of the Company; or (d) merger, consolidation, other business combination, or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 15% or more of the consolidated net revenues, net income, or assets of the Company, and its Subsidiaries, taken as a whole.

        "Tax" and "Taxes" mean any and all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, escheat, unclaimed or abandoned property, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

        "Tax Return" means any return, declaration, report, claim for refund, information return or statement, or other document filed or submitted or required to be filed or submitted relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "Termination Fee" means an amount equal to $600,000.

        "Trade Control Laws" has the meaning set forth in Section 3.17(a).

        "Trading Day" means a day on which NASDAQ is open for trading.

        "Treasury Regulations" means the final and temporary regulations promulgated by the U.S. Department of the Treasury under the Code.

        "U.S." means the United States.

        "Voting Debt" has the meaning set forth in Section 3.02(c).

        Section 8.02    Interpretation; Construction.

          (a)   The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute or any other Laws means such statute or other Laws as amended from time to time and includes any successor legislation or other Laws thereto and any regulations promulgated thereunder. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation," and the word "or" is not exclusive. The word "extent" in the phrase "to the extent" means the degree to which a subject or other thing extends, and does not simply mean "if." A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words "hereof," "herein," "hereby," "hereto," and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to "this Agreement" shall include the Company Disclosure Letter.

          (b)   The parties have participated jointly in negotiating and drafting this Agreement. This Agreement is the result of negotiations between, and has been reviewed by, the parties and their respective legal counsel. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

        Section 8.03    Survival.    None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement shall survive the Effective Time. This Section 8.03 does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement shall survive termination of this Agreement in accordance with its terms.

        Section 8.04    Governing Law.    This Agreement, and all Legal Actions (whether based on contract, tort, or statute) arising out of or relating to this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

        Section 8.05    Submission to Jurisdiction.    Each of the parties hereto irrevocably agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Legal Action, in any state or federal court located within the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Legal Action in the manner provided in Section 8.07 or in such other manner as may be permitted by applicable Laws, shall be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it shall not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.05; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

        Section 8.06    Waiver of Jury Trial.    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY

IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.06.

        Section 8.07    Notices.    All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.07):

If to Parent, Merger Sub, or Second Merger Sub, to:	Cerecor Inc. 540 Gaither Road, Suite 400 Rockville, MD 20850 Attention: Joseph Miller, Chief Financial Officer E-mail: jmiller@cerecor.com with a copy (which will not constitute notice to Parent, Merger Sub, or Second Merger Sub) to:
Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail
Suite 300
Raleigh, North Carolina 27607
Fax: (919) 781-4865
Attention: Don Reynolds and David Creekman
E-mail: dreynolds@wyrick.com; dcreekman@wyrick.com
If to the Company, to:	Aevi Genomic Medicine, Inc. 435 Devon Park Drive, Suite 715 Wayne, PA 19087 Email: mike.cola@aevigenomics.com Attention: Michael F. Cola, Chief Executive Officer
with a copy (which will not constitute notice to the Company) to:	Pepper Hamilton LLP 3000 Two Logan Square Philadelphia, PA 19103 Facsimile: (877) 767-8438 Attention: Brian M. Katz E-mail: katzb@pepperlaw.com.

        or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

        Section 8.08    Entire Agreement.    This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement and the Company Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter), the statements in the body of this Agreement shall control.

        Section 8.09    No Third-Party Beneficiaries.    Except as provided in Section 5.08 hereof (which shall be to the benefit of the parties referred to in such section), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

        Section 8.10    Severability.    If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

        Section 8.11    Assignment.    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. None of Parent, Merger Sub, or Second Merger Sub, on the one hand, or the Company on the other hand, may assign its rights or obligations hereunder without the prior written consent of the other party (Parent in the case of Parent, Merger Sub and Second Merger Sub), which consent shall not be unreasonably withheld, conditioned, or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

        Section 8.12    Remedies.    Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.

        Section 8.13    Specific Performance.    The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at Law or in equity.

        Section 8.14    Counterparts; Effectiveness.    This Agreement may be executed in any number of counterparts, all of which shall be one and the same agreement. This Agreement shall become effective when each party to this Agreement shall have received counterparts signed by all of the other parties.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AEVI GENOMIC MEDICINE, INC.
By:	/s/ MICHAEL F. COLA
	Name:	Michael F. Cola
	Title:	Chief Executive Officer
CERECOR INC.
By:	/s/ JOSEPH MILLER
	Name:	Joseph Miller
	Title:	Chief Financial Officer
GENIE MERGER SUB, INC.
By:	/s/ JOSEPH MILLER
	Name:	Joseph Miller
	Title:	Vice President, Treasurer and Secretary
SECOND GENIE MERGER SUB, LLC
By:	/s/ SIMON PEDDER
	Name:	Simon Pedder
	Title:	President

 EXHIBIT A

CVR Agreement

ANNEX B

FORM OF
CONTINGENT VALUE RIGHTS AGREEMENT

        This Contingent Value Rights Agreement, dated as of                          (this "Agreement"), is entered into by and between Cerecor Inc., a Delaware corporation ("Parent"), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as "Rights Agent".

RECITALS

        WHEREAS, Parent, Genie Merger Sub, Inc., a Delaware corporation ("Merger Sub"), Second Genie Sub, LLC, a Delaware limited liability company, and Aevi Genomic Medicine, Inc., a Delaware corporation ("Company"), have entered into an Agreement and Plan of Merger and Reorganization dated as of December 5, 2019 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the "Merger Agreement"), pursuant to which Merger Sub will merge with and into Company (the "First Merger"), with Company surviving the First Merger as a subsidiary of Parent, and the surviving company of the First Merger will merge with and into Second Genie Merger Sub (the "Second Merger" and together with the First Merger, the "Mergers"), with Second Genie Merger Sub surviving the Second Merger as a subsidiary of Parent; and

        WHEREAS, pursuant to the Merger Agreement, Parent has agreed to provide to Company's stockholders the right to receive contingent payments as hereinafter described.

        NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and Rights Agent agree, for the proportionate benefit of all Holders, as follows:

ARTICLE I
DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

        Section 1.01    Definitions.    As used in this Agreement, the following terms will have the following meanings:

        "AEVI-002" means Company's monoclonal antibody it is developing as part of its genomic research collaboration with The Children's Hospital of Philadelphia.

        "AEVI-002 Program" means Company's study of AEVI-002 for use in Pediatric Onset Crohn's Disease.

        "AEVI-006" means Company's licensed mTORC1/2 inhibitor.

        "AEVI-006 Program" means Company's program aimed at developing and commercializing AEVI-006.

        "AEVI-007" means Company's licensed fully human monoclonal antibody that targets interleukin 18, or IL-18.

        "AEVI-007 Program" means Company's program aimed at developing AEVI-007.

        "Board Resolution" means a copy of a resolution certified by the secretary or an assistant secretary of Parent to have been duly adopted by the Parent Board and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

        "Business Day" means any day, other than Saturday, Sunday, or any day on which banking institutions located in the city of New York are authorized or required by Law or other governmental action to close.

        "Cancelled Shares" means each share of Company Common Stock that was owned by Parent or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries as of immediately prior to the Effective Time, which has automatically been cancelled and retired and ceases to exist, and no CVR Payment Amount shall be delivered in exchange therefor.

        "Change of Control" means (a) a sale or other disposition of all or substantially all of the assets of either Parent or the Company on a consolidated basis (other than to any direct or indirect wholly owned subsidiary of Parent), (b) a merger or consolidation involving either Parent or the Company in which Parent or the Company, respectively, is not the surviving entity, and (c) any other transaction involving either Parent or the Company in which Parent or the Company, respectively, is the surviving entity but in which the stockholders of Parent or the Company, respectively, immediately prior to such transaction own less than fifty percent (50%) of the surviving entity's voting power immediately after the transaction.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Company Board" means the board of directors of the Company.

        "Company Common Stock" means each share of common stock, par value $0.0001 per share, of the Company.

        "CVR Payment Amount" means an amount up to $6,500,000 based upon completion of the Milestones consisting of: (i) $2,000,000 upon completion of the Study Milestone; and (ii) $4,500,000 upon completion of the NDA Milestone.

        "CVRs" means the rights of Holders to receive contingent Parent Common Stock or cash payments, or a combination of contingent Parent Common Stock and cash payments, pursuant to this Agreement.

        "Dissenting Shares" means shares of Company Common Stock that were not converted into and are not exchangeable for a right to receive the CVR Payment Amount because the holder of such Company Common Stock exercised his, her, or its appraisal rights in compliance with Section 262 of the DGCL.

        "DGCL" means the Delaware General Corporation Law.

        "DTC" means The Depository Trust Company or any successor thereto.

        "Effective Time" means the time the First Merger becomes effective pursuant to the Merger Agreement.

        "Excess Cash Amount" has the meaning set forth in Section 2.04(i).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Governmental Entity" means any supranational, national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority.

        "Holder" means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

        "Laws" means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity.

        "Legal Action" means any legal, administrative, arbitral, or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, or examinations.

        "Majority Holders" has the meaning set forth in Section 3.01(b).

        "Milestone" and "Milestones" mean, as applicable, the Study Milestone, the NDA Milestone, or both of the Study Milestone and the NDA Milestone.

        "Milestone Cash Payment" has the meaning set forth in Section 2.04(a).

        "Milestone Notice" has the meaning set forth in Section 2.04(a).

        "Milestone Notice Date" has the meaning set forth in Section 2.04(b).

        "Milestone Stock Payment" has the meaning set forth in Section 2.04(a).

        "Nasdaq" means the Nasdaq Capital Market.

        "NDA Milestone" means the receipt from the U.S. Food and Drug Administration of a New Drug Application approval for either AEVI-006 or AEVI-007 achieved or occurring prior to the sixty (60)-month anniversary of the date of this Agreement.

        "Officer's Certificate" means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

        "Parent Board" means the board of directors of Parent.

        "Parent Common Stock" means the common stock, par value $0.001 per share, of Parent.

        "Permitted Transfer" means a transfer of CVRs (a) on death by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (c) pursuant to a court order; (d) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (e) in the case of CVRs held in nominee form, from a nominee to a beneficial owner (through an intermediary if applicable) or from a nominee to another nominee for the same beneficial owner, to the extent allowable by the Rights Agent; (f) from a participant's account in a tax-qualified employee benefit plan to the participant or to such participant's account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant; or (g) to Parent for any or no consideration.

        "Person" means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity, or other entity or group (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act).

        "Rights Agent" means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter "Rights Agent" will mean such successor Rights Agent.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Study Milestone" means the enrollment of a patient in a Phase II study related to the AEVI-002 Program, the AEVI-006 Program or the AEVI-007 Program, prior to the twenty-four (24)-month anniversary of the date of this Agreement.

        "Subsidiary" of a Person means a corporation, partnership, limited liability company, or other business entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

        "Tax" and "Taxes" mean all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

        "Trading Day" means a day on which Nasdaq is open for trading.

        "Volume Weighted Average Price" means an amount equal to the volume weighted average price for Parent Common Stock as reported by Nasdaq (or any national securities exchange or over the counter trading market on which the Parent Common Stock primarily trades if the Parent Common Stock is no longer listed on Nasdaq) for the five Trading Days immediately prior to the date Parent makes the applicable payment.

        Section 1.02    Rules of Construction.    Except as otherwise explicitly specified to the contrary, (a) references to a Section means a Section of this Agreement unless another agreement is specified, (b) the word "including" (in its various forms) means "including without limitation," (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person's successors and assigns to the extent not prohibited by this Agreement and (f) all references to dollars or "$" refer to United States dollars. For clarity, the parties agree that the phrase "materially adverse" when used in this Agreement with respect to the Holders includes any amendment or other action, as applicable, that does or would be reasonably expected to reduce, eliminate, or materially delay (y) any payment to the Holders under this Agreement, or (z) any achievement by the Company or its successor or their affiliates of the Milestones.

ARTICLE II
CONTINGENT VALUE RIGHTS

        Section 2.01    CVRs; Appointment of Rights Agent.

          (a)   As provided in the Merger Agreement, each Holder is entitled to one CVR for each share of Company Common Stock outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares). Each CVR represents the right of a Holder to receive the aggregate CVR Payment Amount divided by the number of then-outstanding CVRs pursuant to this Agreement, to be paid in accordance with this Agreement. The initial Holders will be determined in accordance with the Merger Agreement.

          (b)   Parent hereby appoints the Rights Agent to act as rights agent for Parent as contemplated hereby in accordance with the express terms and conditions set forth in this Agreement (and no implied terms or conditions), and the Rights Agent hereby accepts such appointment.

        Section 2.02    Nontransferable.    The CVRs will not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or any other manner of transfer or disposal of, in whole or in part, the CVRs (other than through a Permitted Transfer) will be void and of no effect.

        Section 2.03    No Certificate; Registration; Registration of Transfer; Change of Address.

          (a)   The CVRs will not be evidenced by a certificate or other instrument.

          (b)   The Rights Agent will keep a register (the "CVR Register") for the purpose of registering CVRs and transfers of CVRs as permitted herein. The CVR Register will initially show one position for Cede & Co. representing all the shares of Company Common Stock held by DTC on behalf of the street name holders of the shares of Company Common Stock held by such holders as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs unless and until such CVRs are transferred into the name of such street name holders in accordance with Section 2.02 of this Agreement.

          (c)   Subject to the restrictions on transferability set forth in Section 2.02, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Rights Agent, duly executed by the Holder thereof or the Holder's attorney duly authorized in writing, personal representative or survivor and setting forth in reasonable detail the circumstances relating to the transfer, including a description of how the transfer qualifies as a Permitted Transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.02), register the transfer of the CVRs in the CVR Register. No service charge shall be made for any registration of transfer of a CVR, but Parent may require payment of a sum sufficient to cover any stamp or other tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of applicable taxes or charges unless and until the Rights Agent is satisfied that all such taxes or charges have been paid or will be paid. All duly transferred CVRs registered in the CVR Register will be the valid obligations of Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio.

          (d)   A Holder may make a written request to the Rights Agent to change such Holder's address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.

        Section 2.04    Payment Procedures.

          (a)   Within ten Business Days following the Company's determination that it has achieved the Study Milestone or NDA Milestone, if any, Parent will (i) deliver to the Rights Agent a written notice (in each case, a "Milestone Notice") indicating the applicable Milestone achieved and (ii) in accordance with Section 4.02, transfer to the Rights Agent, at the Parent's sole discretion, (A) subject to the valuation methodology set forth below, shares of Parent Common Stock (a "Milestone Stock Payment"), (B) cash (a "Milestone Cash Payment"), or (C) a combination thereof (but in no case less than the Excess Cash Amount), equal to the aggregate CVR Payment Amount then due and payable to the Holders. For purposes of this Agreement, shares of Parent Common Stock will be valued based on the Volume Weighted Average Price.

          (b)   The Rights Agent will, within ten Business Days of receipt of any Milestone Notice (each such date, a "Milestone Notice Date"), send each Holder at its registered address a copy of the applicable Milestone Notice. At the time the Rights Agent sends a copy of such Milestone Notice to the Holders, the Rights Agent will also pay the applicable CVR Payment Amount to the

  Holders, with each Holder receiving (1), on account of any Milestone Stock Payment, the number of shares of Parent Common Stock equal in value (as set forth in Section 2.04(a)) to the product of A * B, where "A" equals the quotient of (i) the applicable CVR Payment Amount in respect of the applicable Milestone, divided by (ii) the then-outstanding number of CVRs held by all Holders including Parent, and "B" equals the number of CVRs held by such Holder as reflected on the CVR Register (such calculation, the "Pro Rata Share"), and, (2), on account of any Milestone Cash Payment, such Holder's Pro Rata Share of the Milestone Cash Payment. The shares of Parent Common Stock to be issued to Holders pursuant to the foregoing shall be evidenced by properly authorized share certificates registered with the Parent's stock transfer agent, or at Parent's discretion, by book entry registration with the Parent's stock transfer agent. The Milestone Cash Payment to be paid pursuant to the foregoing, shall be paid by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the last Business Day prior to such Milestone Notice Date.

          (c)   In the event that any CVR Payment Amount payable to the Holders under Section 2.04(a) or Section 2.04(b) includes shares of Parent Common Stock, Parent and the Rights Agent shall take such actions as are necessary to issue or transfer to each Holder such Holder's Pro Rata Share of shares of Parent Common Stock, in accordance with applicable Law.

          (d)   Each of the Parent and the Surviving Corporation shall be entitled to deduct or withhold, or cause the Rights Agent to deduct or withhold, from any CVR Payment Amount otherwise payable or otherwise deliverable pursuant to this Agreement, in each case directly or through an authorized agent, such amounts as are reasonably determined to be required to be deducted or withheld therefrom under the Code or any other provision of any applicable federal, state, local or non-U.S. Tax Laws. To the extent such amounts are so deducted or withheld and paid over or deposited with the relevant Tax authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Holder(s) to whom such amounts would otherwise have been paid or delivered. Prior to making any such Tax withholdings or causing any such Tax withholdings to be made with respect to any Holder, the Rights Agent shall, to the extent practicable, provide notice to the Holder of such potential withholding and a reasonable opportunity for the Holder to provide any necessary Tax forms (including an IRS Form W-9 or an applicable IRS Form W-8) in order to avoid or reduce such withholding amounts; provided that the time period for payment of the applicable CVR Payment Amount by the Rights Agent set forth in under Section 2.04(a) or Section 2.04(b) shall be extended by a period equal to any delay caused by the Holder providing such forms.

          (e)   Any portion of any CVR Payment Amount that remains undistributed to the Holders one year after an applicable Milestone Notice Date will be delivered by the Rights Agent to Parent, upon written demand, and any Holder will thereafter look only to Parent for payment of such CVR Payment Amount, without interest.

          (f)    Neither Parent nor the Rights Agent will be liable to any person in respect of any CVR Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If, despite Parent's and the Rights Agent's reasonable best efforts to deliver a CVR Payment Amount to the applicable Holder, any CVR Payment Amount has not been paid prior to one (1) year after an applicable Milestone Notice Date (or immediately prior to such earlier date on which the CVR Payment Amount would otherwise escheat to or become the property of any Governmental Entity), any such CVR Payment Amount will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

          (g)   Except to the extent any portion of any CVR Payment Amount is required to be treated as imputed interest pursuant to applicable Law, the Parties agree to treat the CVRs and the CVR

  Payment Amounts received with respect to the Company Common Stock pursuant to the Merger Agreement for all U.S. federal and applicable state and local income Tax purposes as additional consideration for the Company Common Stock, and none of the parties will take any position to the contrary on any U.S. federal and applicable state and local income tax return or for other U.S. federal and applicable state and local income Tax purposes except as required by applicable Law.

          (h)   If any cash payment arising as a result of the achievement of a Milestone (including any payment of fractional shares as set forth in Section 2.04(j)) would result in the Mergers' failing to meet the "continuity of interest" requirement set forth in Section 1.368-1(e) of the Treasury Regulations promulgated under the Code, or would otherwise cause the Mergers to fail to qualify as a "reorganization" within the meaning of Code Section 368(a), Parent shall, in lieu of cash consideration, issue to the Rights Agent, on behalf of and for the benefit of the Holders, a number of shares of Parent Common Stock (valued as set forth in Section 2.04(a)) necessary to cause the Mergers to meet the "continuity of interest" requirement set forth in Section 1.368-1(e) of the Treasury Regulations promulgated under the Code (taking into account for such determination the value of such Parent Common Stock at both the time of such payment and at the Effective Time of the First Merger) or otherwise causing the Mergers to fail to qualify as a "reorganization" within the meaning of Code Section 368(a), but in no event will Parent be required to issue Parent Stock valued in excess of the portion of the CVR Payment that has been earned as a result of the achievement of the applicable Milestone.

          (i)    Notwithstanding anything contained herein to the contrary, in no event shall the aggregate amount of Parent Common Stock issued, or issuable, pursuant to the terms of this Agreement and the Merger Agreement exceed the maximum amount permitted under Nasdaq rules without shareholder approval, in which case any remaining amount of the CVR Payment Amount shall be paid in cash (the "Excess Cash Amount") pursuant to Section 2.04(a); provided, however, if the Excess Cash Payment would result in the Mergers failing to meet the "control" requirement of Section 368(a)(2)(E) of the Code, or would otherwise cause the Mergers to fail to qualify as a tax-free reorganization, then Parent shall use its commercially reasonable efforts to promptly obtain the necessary approval under the Nasdaq listing requirements or the requirements of any applicable securities exchange or trading market on which the Parent Common Stock is then listed in order to issue such shares and the payment requirements under this Agreement shall be suspended until such approval is obtained. Parent covenants and agrees to, as expeditiously as practicable, register or qualify the issuance of all shares of Parent Common Stock issued or transferred to Holders under this Agreement under the Securities Act and the securities or "Blue Sky" laws of each jurisdiction in which such registration or qualification is necessary.

          (j)    Fractional Share Provision. No fractional shares of Parent Common Stock shall be issued under this Agreement, and in lieu of any fraction share of Parent Common Stock otherwise issuable under this Agreement, if any, the Holder shall receive a cash payment, rounded to the nearest whole cent and without interest, in an amount equal to the product obtained by multiplying the Volume Weighted Average Price for the applicable payment by the fraction of a share the Holder would otherwise be entitled to receive.

        Section 2.05    No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

          (a)   Interest will not accrue on any amounts payable on the CVRs to any Holder.

          (b)   The CVRs will not represent any equity or ownership interest in Parent or in any constituent company to the Mergers, and therefore will not have any voting or dividend rights of any equity or ownership interest in Parent or in any constituent company to the Mergers.

        Section 2.06    Ability to Abandon CVR.    A Holder may at any time, at such Holder's option, abandon all of such Holder's remaining rights in a CVR by transferring such CVR to Parent without consideration therefor. Nothing in this Agreement is intended to prohibit Parent from offering to acquire CVRs for consideration in its sole discretion.

ARTICLE III
THE RIGHTS AGENT

        Section 3.01    Certain Duties and Responsibilities.

          (a)   The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its violation of law, willful misconduct, bad faith or gross negligence (as determined by a court of competent jurisdiction in a final and non-appealable judgment). No provision of this Agreement will require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

          (b)   The Holders, acting by the written consent of Holders of not less than a majority of the then-outstanding CVRs (the "Majority Holders"), may direct in writing the Rights Agent to act on behalf of the Holders in enforcing any of their rights hereunder. The Rights Agent shall be under no obligation to institute any action, suit or proceeding, or to take any other action likely to result in the incurrence of expenses by the Rights Agent; provided that, in the event that the Rights Agent elects to institute any action, suit or proceeding, or to take any other action directed by the Holders, the acting Holders (on behalf of all Holders) shall furnish the Rights Agent with reasonable security and indemnity for any costs and expenses that may be incurred pursuant to an agreement in form and substance satisfactory to the Rights Agent and shall reimburse the Rights Agent for any such costs and expenses upon demand by the Rights Agent. All rights of action under this Agreement may be enforced by the Rights Agent, any action, suit or proceeding instituted by the Rights Agent shall be brought in its name as the Rights Agent and any recovery in connection therewith shall be for the proportionate benefit of all the Holders, as their respective rights or interests may appear. For the avoidance of doubt, the Rights Agent shall not be obligated to act on behalf of the Holders notwithstanding the Rights Agent's receipt of a written direction from the Majority Holders in accordance with this clause (b).

        Section 3.02    Certain Rights of Rights Agent.    The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

          (a)   the Rights Agent may rely and will be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties;

          (b)   whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of bad faith, gross negligence or willful misconduct on its part (as determined by a court of competent jurisdiction in a final and non-appealable judgment), request and rely upon an Officer's Certificate with respect to such matter;

          (c)   the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

          (d)   the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

          (e)   the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

          (f)    Parent agrees to indemnify Rights Agent and its affiliates and their respective employees, officers and directors for, and hold Rights Agent and its affiliates and their respective employees, officers and directors harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with Rights Agent's duties under this Agreement, including the reasonable costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of Rights Agent's violation of law, gross negligence, bad faith or willful misconduct; and

          (g)   Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by Rights Agent and Parent from time to time, and (ii) to reimburse the Rights Agent for all taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than taxes imposed on or measured by the Rights Agent's net income and franchise or similar taxes imposed on it (in lieu of net income taxes)). The Rights Agent will also be entitled to reimbursement from Parent for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder, which expenses may not exceed $15,000 in the aggregate without the prior written approval of Parent (such approval not to be unreasonably withheld, delayed or conditioned); provided that the foregoing limitation on expenses shall not apply to Parent's indemnification obligations in clause (f) above.

        Section 3.03    Resignation and Removal; Appointment of Successor.

          (a)   The Rights Agent may resign at any time by giving written notice thereof to Parent and the Holders specifying a date when such resignation will take effect, which notice will be sent at least thirty days prior to the date so specified. Parent has the right to remove Rights Agent at any time by a Board Resolution specifying a date when such removal will take effect. Notice of such removal will be given by Parent to Rights Agent, which notice will be sent at least thirty days prior to the date so specified.

          (b)   If the Rights Agent resigns, is removed or becomes incapable of acting, Parent, by a Board Resolution, will promptly appoint a qualified successor Rights Agent who may be a Holder but may not be an officer of Parent. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with this Section 3.03(b), become the successor Rights Agent.

          (c)   Parent will give notice to each Holder of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of Parent.

          (d)   Notwithstanding anything to the contrary in this Section 3.03, unless consented to in writing the Majority Holders, Parent shall not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

        Section 3.04    Acceptance of Appointment by Successor.    Every successor Rights Agent appointed hereunder will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent. Notwithstanding anything contained herein to the contrary, Parent's and Holders' obligations to the Rights Agent (including, without limitation, the obligations in Section 3.02) shall survive in all respects the resignation or removal of the Rights Agent.

ARTICLE IV
COVENANTS

        Section 4.01    List of Holders.    Parent will furnish or cause to be furnished to the Rights Agent in such form as Parent receives from the Company's transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within ten Business Days after the Effective Time.

        Section 4.02    Payment of CVR Payment Amounts.    Parent will promptly deposit with the Rights Agent, for payment to each Holder, the applicable CVR Payment Amount, if any, prior to or on the applicable Milestone Notice Date.

        Section 4.03    Records.    Parent shall maintain (and shall cause its affiliates to maintain) records relating to the Milestones in sufficient detail to permit the Holders to confirm whether any Milestones giving rise to any CVR Payment Amounts have been achieved by Parent or Company or their successors or affiliates.

ARTICLE V
AMENDMENTS

        Section 5.01    Amendments without Consent of Holders.    Without the consent of any Holders or the Rights Agent, Parent, when authorized by a Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, to evidence any successor to or permitted assignee of Parent and the assumption by any such successor or permitted assignee of the covenants of Parent herein as provided in Section 6.03. Without the consent of any Holders, Parent, when authorized by a Board Resolution, and the Rights Agent, in the Rights Agent's sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

          (a)   to evidence the succession of another Person as a successor Rights Agent in accordance with ARTICLE III and the assumption by any successor of the covenants and obligations of the Rights Agent herein;

          (b)   to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not materially adversely affect the interests of the Holders;

          (c)   to cure any ambiguity, to correct or supplement any provision herein that may be a manifest error or defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not materially adversely affect the interests of the Holders;

          (d)   as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act; provided that, in each case, such provisions do not materially adversely affect the interests of the Holders; or

          (e)   any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is materially adverse to the interests of the Holders.

Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.01, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth in general terms the substance of such amendment.

        Section 5.02    Amendments with Consent of Holders.

          (a)   Subject to Section 5.01 (which amendments pursuant to Section 5.01 may be made without the consent of the Holders), with the consent of the Majority Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

          (b)   Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.02, Parent will mail (or, to the extent requested by Parent in writing, cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth in general terms the substance of such amendment.

        Section 5.03    Execution of Amendments.    In executing any amendment permitted by this ARTICLE V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent's own rights, privileges, covenants or duties under this Agreement or otherwise.

        Section 5.04    Effect of Amendments.    Upon the execution of any amendment under this ARTICLE V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

ARTICLE VI
OTHER PROVISIONS OF GENERAL APPLICATION

        Section 6.01    Notices to Rights Agent and Parent.    Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, or by electronic mail, or two (2) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

If to the Rights Agent, to it at:
Address:	6201 15th Avenue Brooklyn, NY 11217
Telephone:
Email:
Attention:
With a copy to:
American Stock Transfer & Trust Company, LLC 48 Wall Street, 22nd Floor New York, NY 10005 Attention: Legal Department Email: legalteamAST@astfinancial.com

If to Parent, to it at:
Address:	540 Gaither Road, Suite 400, Rockville, MD 20850
Telephone:	(410) 803-6406
Email:	jmiller@cerecor.com
Attention:	Joseph Miller, Chief Financial Officer
With a copy to Wyrick Robbins Yates & Ponton LLP:
Address:	4101 Lake Boone Trail, Suite 300, Raleigh, NC 27607
Telephone:	(919) 781-4000
Email:	dreynolds@wyrick.com; dcreekman@wyrick.com
Attention:	Don Reynolds and David Creekman

        The Rights Agent or Parent may specify a different address, email address or facsimile number by giving notice to each other in accordance with this Section 6.01 and to the Holders in accordance with Section 6.02.

        Section 6.02    Notice to Holders.    Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder's address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

        Section 6.03    Parent Successors and Assigns.    Parent may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly owned subsidiaries of Parent for so long as they remain wholly owned subsidiaries of Parent (each, an "Assignee"); provided that Parent shall remain liable for the performance by any such assignee of, and shall not be relieved of, its obligations, duties and covenants hereunder. Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees satisfying the conditions of the preceding sentence. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assignees, and this Agreement shall not restrict Parent's or any successor's ability to merge or consolidate; provided, that in the event of a Change of Control, Parent or Company, as applicable, shall cause the acquirer to assume Parent's obligations, duties and covenants under this Agreement, in which case the obligation to issue Parent Common Stock set forth herein shall be assumed by the ultimate parent company in such Change of Control and the equity issuable hereunder shall be the equity of such new Person. Except as otherwise permitted herein, Parent may not assign this Agreement without the prior written consent of the Majority Holders. Any attempted assignment of this Agreement or any of such rights in violation of this Section 6.03 shall be void and of no effect.

        Section 6.04    Benefits of Agreement.    Parent and the Rights Agent hereby agree that the respective covenants and agreements set forth herein are intended to be for the benefit of, and shall be enforceable by, the Holders, acting by the written consent of the Majority Holders, all of whom are intended third-party beneficiaries hereof. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, Parent, Parent's successors and permitted assignees, and the Holders and their respective successors and permitted assignees) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Rights Agent, Parent, Parent's successors and permitted assignees, and the Holders and their respective successors and permitted assignees. The rights of Holders are limited to those expressly provided in this Agreement.

        Section 6.05    Governing Law.    This Agreement, and all Legal Actions (whether based on contract, tort, or statute) arising out of or relating to this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

        Section 6.06    Submission to Jurisdiction.    Each of the parties hereto irrevocably agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Legal Action, in any state or federal court located within the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Legal Action in the manner provided in Section 6.01 or in such other manner as may be permitted by applicable Laws, shall be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it shall not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 6.06; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

        Section 6.07    Severability.    If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law and in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        Section 6.08    Counterparts and Signature.    This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

        Section 6.09    Termination.    Except as otherwise provided in Section 2.04(f), this Agreement will be terminated and of no force or effect, the parties hereto will have no liability hereunder (except as set forth in Article III), and no payments will be required to be made upon the first to occur of: (a) payment of all CVR Payment Amounts required to be paid under this Agreement, or (b) the failure to achieve the NDA Milestone prior to the sixty (60)-month anniversary of the date of this Agreement and, only if the Study Milestone was achieved, payment of the CVR Payment Amount in respect of the completion of the Study Milestone. In no event will any CVR Payment Amount become payable (x) in respect the Study Milestone achieved or occurring on or after the twenty-four (24)-month anniversary of this Agreement, or (b) in respect of the NDA Milestone achieved or occurring on or after the sixty (60)-month anniversary.

        Section 6.10    Entire Agreement.    This Agreement and the Merger Agreement (including the schedules, annexes and exhibits thereto, the documents and instruments referred to therein and the documents delivered pursuant thereto) constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein or therein, are not intended to confer upon any other Person any rights or remedies hereunder or thereunder.

        Section 6.11    Waiver of Jury Trial.    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.11.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

CERECOR INC.
By:
Name:
Title:
AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC
By:
Name:
Title:

 ANNEX C

Wedbush Securities Inc.
Two Embarcadero Center
Suite 600
San Francisco, CA 94111

December 5, 2019

Board of Directors
Aevi Genomic Medicine, Inc.
435 Devon Park Drive, Suite 715
Wayne, Pennsylvania 19087

Members of the Board:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.0001 per share (the "Company Common Stock"), of Aevi Genomic Medicine, Inc., a Delaware corporation (the "Company"), of the Merger Consideration to be received by the holders of the Company Common Stock pursuant to the terms of the proposed Agreement and Plan of Merger and Reorganization (the "Merger Agreement") to be entered into by and among Cerecor Inc., a Delaware corporation ("Parent"), Genie Merger Sub, Inc., a Delaware corporation ("Merger Sub"), Second Genie Merger Sub, LLC ("Second Merger Sub") and the Company. Capitalized terms used herein have the respective meanings ascribed thereto in the December 4, 2019 draft of the Merger Agreement provided to us by the Company (the "Draft Merger Agreement").

        As more specifically set forth in the Merger Agreement, and subject to the terms, conditions and adjustments set forth therein, the Merger Agreement provides for the acquisition of the Company through (i) the merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent, followed by (ii) the merger of the Company with and into Second Merger Sub with Second Merger Sub as the surviving company (collectively, the "Mergers"). At the Effective Time, as a result of the Mergers and without any action on the part of Parent, Merger Sub, Second Merger Sub or the Company or the holder of any capital stock of Parent, Merger Sub, Second Merger Sub or the Company, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares), inclusive of Company Common Stock issued upon conversion of convertible notes issued by the Company, exercise of the Company's option pursuant to that certain Option and License Agreement with MedImmune Limited and conversion of the CHOP Note, shall be converted into the right to receive (i) the fraction of a share of Parent Common Stock equal to the Exchange Ratio (the "Stock Consideration"), (ii) one contingent value right ("CVR"), which will represent the right to receive contingent payments upon the achievement of certain milestones set forth in, and subject to and in accordance with the terms and conditions of, the Contingent Value Rights Agreement in the form attached to the Merger Agreement (the "CVR Consideration") and (iii) cash in lieu of fractional shares of Parent Common Stock as contemplated by the Merger Agreement (the "Fractional Share Consideration"). The Stock Consideration, the CVR Consideration and the Fractional Share Consideration are hereinafter collectively referred to as the "Merger Consideration." Pursuant to the Merger Agreement, the Company is obligated to cause the CHOP Note and any other convertible notes to convert into Company Common Stock in accordance with the existing terms thereof.

        The Exchange Ratio is based on an agreed valuation for the Company of $16,116,372 less any Net Asset Adjustment divided by the average of the volume weighted average prices of Parent Common Stock for the 20 Trading Day period ending two Trading Days prior to the execution of the Merger

Agreement and the volume weighted average prices of Parent Common Stock for the 20 Trading Day period ending two Trading Days prior to the Closing Date. The Net Asset Adjustment will be the amount, if any, by which the Company's Net Assets are less than ($1,300,000) decreased by $7,142.86 per day after December 31, 2019, until and including the Closing Date, up to a maximum adjustment of $500,000, subject to a de minimus exception for an adjustment of $10,000 or less.

        Pursuant to the Contingent Value Rights Agreement, Parent has agreed to pay the holders of the CVRs an aggregate of (i) $2,000,000 upon the enrollment of a patient in a Phase II signal finding study related to the AEVI-002 Program, the AEVI-006 Program or the AEVI-007 Program, prior to the 24-month anniversary of the Contingent Value Rights Agreement, and (ii) $4,500,000 upon receipt from the U.S. Food and Drug Administration of a New Drug Application approval for either AEVI-006 or AEVI-007 if achieved or occurring prior to the 60-month anniversary of the Contingent Value Rights Agreement. Parent will have the right to pay any such amount in shares of Parent Common Stock (valued as provided in the Contingent Value Rights Agreement), in cash or in a combination of Parent Common Stock and cash. The CVRs are nontransferable except in certain limited circumstances.

        The board of directors of the Company has directed us to assume and, for purposes of this opinion, we have assumed without independent verification, that (i) holders of Company Common stock will receive Stock Consideration of $16.1 million prior to any Net Asset Adjustment, (ii) the Net Asset Adjustment will be $500,000 at the Effective Time resulting in a reduction of the Stock Consideration to be received by holders of Company Common Stock to $15.6 million, (iii) any potential current or future CVR value be excluded from the fairness analysis, (iv) the CHOP Note will convert into Company Common Stock in accordance with its terms prior to the Effective Time, and (v) 116,570,673 shares of Company Common Stock will be issued and outstanding immediately prior to the Effective Time, which includes shares issued pursuant to the Company's exercise of the option to exercise an exclusive global license from Medimmune Limited, a subsidiary of AstraZeneca. Company management has also advised us and, for purposes of this opinion, we have assumed without independent verification, that the Company will exhaust its cash resources in a short period of time and, absent a sale transaction or a financing, the Company will be forced to liquidate. We expressly disclaim any opinion as to the reasonableness of these assumptions or as to the actual number of shares of Parent Common Stock to be issued in the Mergers.

        Wedbush Securities Inc. ("Wedbush") is an investment banking firm and member of The New York Stock Exchange and other principal stock exchanges in the United States, and is regularly engaged as part of its business in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, secondary distributions of listed and unlisted securities, and valuations for corporate, estate and other purposes.

        For purposes of this opinion and in connection with our review, we have, among other things: (1) reviewed the Draft Merger Agreement and a draft of the Contingent Value Rights Agreement, dated December 3, 2019 (the "Draft Contingent Value Rights Agreement"), and we have assumed that no changes will be made to the Merger Agreement or the Contingent Value Rights Agreement that will be material to our analysis; (2) reviewed certain publicly available business and financial information relating to the Company; (3) reviewed certain internal information, primarily financial in nature, including financial and operating data furnished to us by the management of the Company and approved for our use by the Company; (4) reviewed certain publicly available information with respect to the Company and other companies in the healthcare industry that we believe to be similar in certain respects, in whole or in part, to the Company; (5) considered the financial terms, to the extent publicly available, of selected recent business combinations and trading metrics of companies in the healthcare industry that we believe to be similar in certain respects to the Company, in whole or in part, and to the Mergers; and (6) made inquiries regarding and discussed the Draft Merger Agreement, the Draft Contingent Value Rights Agreement and other matters related thereto with the Company's counsel. In addition, we have held discussions with members of the management of the Company concerning their views as to the financial and other information described above. In addition to the foregoing, we have conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deem appropriate to arrive at our opinion.

        In rendering this opinion, we have assumed and relied upon the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by us. With respect to information provided to or reviewed by us, we have been advised by the management of the Company that such information was reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company. We express no view as to the reasonableness of such financial information or the assumptions on which it was based.

        We have further relied on the assurances of the management of the Company that they are not aware of any facts that would make the information provided to us incomplete or misleading. We have not made or been provided with any independent evaluations or appraisals of any of the assets, properties, liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities) or securities, nor have we made any physical inspection of the properties or assets, of the Company. With respect to the operating income and expense forecasts of the Company, upon the guidance of the management of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating income and expenses of the Company and that the Company will perform substantially in accordance with such projections. We assume no responsibility for and we express no view as to any such projections or the assumptions on which they are based. We did not evaluate the solvency or fair value of Parent, the Company or any of their respective subsidiaries (or the impact of the Mergers thereon) under any law relating to bankruptcy, insolvency or similar matters.

        Our opinion is based on financial, economic, market and other conditions as may exist on, and the information made available to us, as of the date hereof. We have also relied, without independent verification, on the accuracy and completeness of Parent's and the Company's representations and warranties in the Draft Merger Agreement and the Draft Contingent Value Rights Agreement, without regard to any qualifications or exceptions that may be set forth in disclosure schedules, copies of which may not be complete as of the date hereof, and the information provided to us by the Company. In addition, we have assumed that the Mergers will be consummated in accordance with the terms set forth in the Draft Merger Agreement and the Draft Contingent Value Rights Agreement without any waiver, amendment or delay of any terms or conditions that would be material to our analysis. Representatives of the Company have advised us, and we have further assumed that the final terms of the Merger Agreement will not differ from the terms set forth in the Draft Merger Agreement and that the final terms of the Contingent Value Rights Agreement will not differ from the terms set forth in the Draft Contingent Value Rights Agreement, in each case in any respect material to our analysis. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Mergers will be obtained without imposition of any terms or conditions that would be material to our analysis. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken any obligation to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof.

        We are not legal, tax or regulatory advisors and do not express any opinion as to any tax or other consequences that may arise from the Transactions, nor does our opinion address any legal, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals. We are financial advisors only and have relied upon, without independent verification, the assessment of Parent and the Company and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We have assumed that the Mergers will have the tax effects contemplated by the Merger Agreement.

        In rendering this opinion, we express no opinion as to the amount or nature of any compensation to any officers, directors, or employees of the Company, or any class of such persons, whether relative to the Merger Consideration to be paid in the Mergers or otherwise, or with respect to the fairness of any such compensation. We are not opining as to the merits of the Mergers as compared to any alternative transactions that may be available to the Company. At your direction, we have not been asked to, nor do we offer, any opinion as to the terms, other than the Merger Consideration to be received by the holders of Company Common Stock to the extent expressly specified herein, of the Merger Agreement or the form of the Mergers. Nor do we express any opinion with respect to the terms of any other agreement entered into or to be entered into in connection with the Mergers. We express no opinion as to the price at which Cerecor Common Stock may trade at any time subsequent to the announcement of the Mergers.

        The Company paid Wedbush a nonrefundable retainer of $50,000 at the time of our engagement. The Company has agreed to pay Wedbush a fee of $500,000 for rendering this opinion, which fee is not contingent upon the success of the Mergers. We are also entitled to receive a success fee of $1,500,000 for our services as the Company's strategic advisor, which fee is contingent upon the success of the Mergers. In addition, the Company has agreed to reimburse us for our reasonable out-of-pocket expenses and to indemnify us for certain liabilities arising out of our engagement. We have not had a material relationship with, nor otherwise received fees from, Parent or the Company during the two years preceding the date hereof, except as described below. With the Company's knowledge and consent, Parent has engaged us to provide certain investment banking services for the combined company for which we expect to receive customary fees. We may also provide other investment banking and financial advisory services to Parent, the Company or its affiliates in the future for which we would expect to receive customary fees.

        In the ordinary course of our business, Wedbush and our affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or make investments in, the Company or in any other entity.

        This opinion is solely for the benefit and use of the board of directors of the Company (in its capacity as such) in connection with its consideration of the Mergers and does not constitute a recommendation to the board of directors of the Company or to any holder of Company Common Stock as to how such holder should vote with respect to the Mergers or otherwise. This opinion may not be used for any other purpose without our prior written consent in each instance, except as expressly provided for in the engagement letter dated as of July 2, 2019, between the Company and Wedbush.

        This opinion was approved by a fairness committee at Wedbush in accordance with the requirements of FINRA Rule 5150.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of Company Common Stock in the Mergers is fair, from a financial point of view, to such holders.

Very truly yours,

Wedbush Securities Inc.

By:    /s/ Benjamin Davey

Benjamin Davey

Managing Director, Head of ECM

 ANNEX D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§262 Appraisal rights

(a)
Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)
Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)
Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)
Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.
Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.
Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.
Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.
Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section;

  (3)
  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (4)
  In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation," and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation."

(c)
Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d)
Appraisal rights shall be perfected as follows:

(1)
If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)
If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)
Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder's request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

(f)
Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)
At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)
After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)
The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)
The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)
From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)
The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

 AEVI GENOMIC MEDICINE, INC. AND ITS SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2019	December 31, 2018
	Unaudited	Audited
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,381	$12,076
Prepaid expenses and other current assets	403	170

Total current assets	2,784	12,246

LONG-TERM ASSETS:
Lease deposits	11	11
Property and equipment, net	1	20

Total long-term assets	12	31

Total assets	$2,796	$12,277

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Trade payables	$123	$1,582
Other accounts payable and accrued expenses	4,130	2,763

Total current liabilities	4,253	4,345

LONG-TERM LIABILITIES:
Royalty agreement liability	2,000	—

Total long-term liabilities	2,000	—

Total liabilities	6,253	4,345

STOCKHOLDERS' EQUITY:
Common stock—$0.0001 par value; 200,000,000 shares authorized; 64,766,882 shares issued and outstanding at September 30, 2019 and December 31, 2018	$7	$7
Additional paid-in capital	254,815	253,678
Accumulated deficit	(258,279)	(245,753)

Total stockholders' equity	(3,457)	7,932

Total liabilities and stockholders' equity	$2,796	$12,277

The accompanying notes are an integral part of the condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Nine months ended September 30,		Three months ended September 30,
	2019	2018	2019	2018
	Unaudited		Unaudited
Research and development expenses	$7,902	$17,433	$2,499	$5,125
General and administrative expenses	4,643	6,852	1,543	2,174

Operating loss	(12,545)	(24,285)	(4,042)	(7,299)
Financial income, net	19	136	—	50

Net loss	$(12,526)	$(24,149)	$(4,042)	$(7,249)

Basic and diluted loss per share	$(0.19)	$(0.40)	$(0.06)	$(0.12)

Weighted average number of common stock used in computing basic and diluted loss per share	64,766,882	60,240,787	64,766,882	62,019,780

The accompanying notes are an integral part of the condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

(Unaudited—In thousands, except share and per share data)

	For the Three Months ended September 30, 2019 and 2018
	Common stock
				Additional paid-in capital	Accumulated deficit	Total stockholders' equity
	Shares	Amount
Balance as of June 30, 2018	59,340,731	$6		$247,162	$(231,878)	$15,290
Stock-based compensation related to options and warrants granted to directors and employees	—	—		750	—	750
Issuance of common stock at an average of $0.97 per share, net	5,426,151		(*)	4,961	—	4,961
Net loss	—	—		—	(7,249)	(7,249)

Balance as of September 30, 2018	64,766,882	$6		$252,873	$(239,127)	$13,752

Balance as of June 30, 2019	64,766,882	$7		$254,562	$(254,237)	$332
Stock-based compensation related to options and warrants granted to directors and employees	—	—		253	—	253
Net loss	—	—		—	(4,042)	(4,042)

Balance as of September 30, 2019	64,766,882	$7		$254,815	$(258,279)	$(3,457)

	For the Nine Months ended September 30, 2019 and 2018
	Common stock
				Additional paid-in capital	Accumulated deficit	Total stockholders' equity
	Shares	Amount
Balance as of December 31, 2017	59,332,265	$6		$245,593	$(214,978)	$30,621
Stock-based compensation related to options and warrants granted to directors and employees	—	—		2,285	—	2,285
Exercise of warrants and options	8,466		(*)	34	—	34
Issuance of common stock at an average of $0.97 per share, net	5,426,151		(*)	4,961	—	4,961
Net loss	—	—		—	(24,149)	(24,149)

Balance as of September 30, 2018	64,766,882	$6		$252,873	$(239,127)	$13,752

Balance as of December 31, 2018	64,766,882	$7		$253,678	$(245,753)	$7,932
Stock-based compensation related to options and warrants granted to directors and employees	—	—		1,137	—	1,137
Net loss	—	—		—	(12,526)	(12,526)

Balance as of September 30, 2019	64,766,882	$7		$254,815	$(258,279)	$(3,457)

(*)
Represents an amount lower than $1.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine months ended September 30,
	2019	2018
	Unaudited
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(12,526)	$(24,149)
Adjustments to reconcile loss to net cash used in operating activities:
Depreciation	19	49
Stock-based compensation	1,137	2,285
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(233)	355
Trade payables	(1,459)	642
Other accounts payable and accrued expenses	1,367	1,653
Other long-term assets	—	43

Net cash used in operating activities	$(11,695)	$(19,122)

CASH FLOWS FROM INVESTING ACTIVITIES:

Net cash provided by (used in) investing activities	$—	$—

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of shares, net	—	4,961
Proceeds from exercise of options and warrants	—	34
Proceeds from royalty agreement	2,000	—

Net cash provided by financing activities	$2,000	$4,995

Decrease in cash and cash equivalents	(9,695)	(14,127)

Balance of cash and cash equivalents at the beginning of the period	12,076	33,729

Balance of cash and cash equivalents at the end of the period	$2,381	$19,602

The accompanying notes are an integral part of the condensed consolidated financial statements.

NOTES TO THE FINANCIAL STATEMENTS

(In thousands, except share and per share data)

NOTE 1: GENERAL

a.
Aevi Genomic Medicine Inc. (the "Company") was incorporated in January 2000 in Delaware as Medgenics, Inc. The Company has two wholly-owned subsidiaries (the "Subsidiaries"): Medgenics Medical Israel Ltd. (the "Israeli Subsidiary"), which was incorporated in Israel in March 2000 and Aevi Genomics Medicine Europe BVBA/SPRL, which was incorporated in Belgium in December 2018. The Company is a clinical stage biopharmaceutical company with an emphasis on identifying the drivers of disease and applying this understanding to the pursuit of differentiated novel therapies primarily for pediatric onset, life-altering diseases, including rare and orphan diseases.

  As of October 15, 2019, the Company's common stock (the "Common Stock") is traded on the Nasdaq Capital Market, after transferring from the Nasdaq Global Market, which the Company's Common Stock had been traded on since October 21, 2016.

b.
As reflected in the accompanying financial statements, the Company incurred a net loss and negative cash flow from operating activities for the nine-month period ended September 30, 2019 of $12,526 and $11,695, respectively. The accumulated deficit as of September 30, 2019 was $258,279. As of September 30, 2019, the Company had cash and cash equivalents of $2,381 which it believes will provide funding for its operations into the fourth quarter of 2019. The Company and the Subsidiaries have not yet generated revenues from product sales. See Note 3 below, for additional information regarding liquidity risks and management's plans. See Note 4 below, for additional information regarding that certain outstanding note payable to CHOP in cash.

c.
The Children's Hospital of Philadelphia Foundation (the "CHOP Foundation") is the Company's largest stockholder. As of September 30, 2019, the CHOP Foundation and certain related parties beneficially owned 21,311,586 shares of the Company's Common Stock. The shares of Common Stock beneficially owned by the CHOP Foundation and certain related parties represent approximately 31.5% of the Company's outstanding shares of Common Stock.

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES

a.
The accompanying unaudited condensed financial statements of the Company, have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") and the rules of the Securities and Exchange Commission ("SEC") and should be read in conjunction with the audited financial statements and notes thereto included in the Annual Report on Form 10-K for the year ended December 31, 2018 ("2018 Form 10-K") as filed with the SEC. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements that would substantially duplicate the disclosure contained in the audited financial statements for the most recent fiscal year as reported in the 2018 Form 10-K have been omitted.

b.
Recently issued accounting pronouncements:

  In 2016, the FASB issued ASU 2016-02, Leases, which replaced existing leasing guidance. ASU 2016-02 requires lessees to recognize operating and financing lease liabilities and related right-of-use assets, in addition to increased disclosures as to the nature of cash flows arising from a lease. The Company has adopted the new standard effective January 1, 2019, electing not to restate comparative periods. Adoption has not changed the classification of any of the Company's

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (Continued)

  leases. As a result of adopting ASU 2016-02, the primary impact on the Company's financial statements was the recognition of a right-of-use asset and a corresponding current lease liability of approximately $42 on the Company's Condensed Consolidated Balance Sheet, as of January 1, 2019.

  In June 2018, the FASB issued ASU 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Shared-Based Payment Accounting. This guidance is intended to simplify the accounting for share-based payments to nonemployees by aligning it with the accounting for share-based payments to employees, with certain exceptions. This guidance will be effective for annual reporting periods beginning after December 15, 2018, including interim periods within those annual reporting periods, and early adoption is permitted. The Company does not anticipate a material impact to the consolidated financial statements as a result of the adoption of this guidance.

  Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company's consolidated financial statements upon adoption.

NOTE 3: LIQUIDITY RISKS AND MANAGEMENT'S PLANS

        The future success of the Company is dependent on its ability to develop its product candidates and ultimately upon its ability to attain profitable operations. The Company is subject to a number of risks similar to other early-stage life science companies, including, but not limited to, successful discovery and development of its product candidates, raising additional capital with favorable terms, development by its competitors of new technological innovations, protection of proprietary technology and market acceptance of the Company's products. The successful discovery and development of product candidates requires substantial working capital which may not be available to the Company on favorable terms.

        The Company has financed its operations primarily through issuance of equity. As of September 30, 2019, the Company had cash and cash equivalents of $2,381 and liabilities of $6,253. The Company has incurred recurring operating losses since inception. For the quarter ended September 30, 2019, the Company incurred a net loss of $4,042 and as of September 30, 2019 the Company has an accumulated deficit of $258,279. The Company anticipates operating losses to continue for the foreseeable future due to, among other things, costs related to research, development of its product candidates and its preclinical programs, and its administrative organization. The Company will require substantial additional financing to fund its operations and to continue to execute its strategy. These conditions raise substantial doubt about its ability to continue as a going concern within one year after the date that the financial statements are issued.

        To alleviate the conditions that raise substantial doubt about the Company's ability to continue as a going concern, the board of directors has commenced a review to explore and evaluate potential strategic alternatives to enhance stockholder value. These alternatives could include, among others, continuing to execute the Company's business plan, issuing or transferring shares of its Common Stock or other equity securities, the license, sale or disposition of certain assets or programs, the formation of a joint venture, a strategic business combination, a transaction that results in private ownership or the sale of the Company, or some combination of these. There can be no assurance that the review of strategic alternatives will result in the identification or consummation of any transaction or that our

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

NOTE 3: LIQUIDITY RISKS AND MANAGEMENT'S PLANS (Continued)

board of directors will determine that continuing our current business operations is in the best interest of the Company's stockholders. If the Company raises additional funds through strategic collaborations and alliances or licensing agreements with third parties, which may include existing collaboration partners, the Company may have to relinquish valuable rights to its technologies or product candidates, including AEVI-002, AEVI-005, AEVI-006, AEVI-007 and other product candidates, or grant licenses on terms that are not favorable to the Company. To the extent that the Company raises additional capital through the sale of equity, the ownership interest of its existing shareholders will be diluted and other preferences may be necessary that adversely affect the rights of existing shareholders. If none of these alternatives is available, or if available, the Company is unable to raise sufficient capital through such transactions, it will not have sufficient cash resources and liquidity to fund its business operations for at least the next year following the date the financial statements are issued. Accordingly, management has concluded that substantial doubt exists with respect to the Company's ability to continue as a going concern within one year after the date that the financial statements are issued.

NOTE 4: COMMITMENTS AND CONTINGENCIES

        The offices of the Company were rented under an operating lease agreement and committed through April 2019. In March 2019, the Company agreed to extend the operating lease through April 2020. Both the Company and the landlord have the right to terminate the lease 60 days after written notice is provided.

        In November 2014, the Company entered into a license agreement (the "License Agreement"), and a sponsored research agreement (the "Research Agreement"), each with the Children's Hospital of Philadelphia ("CHOP"). Under the terms of the License Agreement, CHOP granted the Company (i) an exclusive, sublicensable license to use certain patent rights covering potential diagnostic and therapeutic targets, (ii) an exclusive, non-sublicensable license to use certain biospecimen and phenotypic data collected from patients with rare and orphan diseases and their family members, or the Biobank. A License Issuance Fee of $500 was paid and expensed in 2014. Beginning in 2016 and continuing through 2020, the Company paid, and is contractually required to pay, to CHOP an annual license maintenance fee of $100. This annual license maintenance fee increases to $200 beginning in 2021. The Company is required to pay to CHOP certain milestone payments, ranging from $250 to $500; low single-digit royalties on net sales of all licensed products and a percentage of amounts received from sublicensing activities.

        The License Agreement terminates upon the expiration date of the last-to-expire royalty term under the License Agreement. The Company may terminate the License Agreement at any time with six months' prior written notice to CHOP, and CHOP may terminate the License Agreement upon (i) an uncured default by the Company of the License Agreement, (ii) the failure by the Company to meet certain development and/or commercialization milestones under the License Agreement, or (iii) the Company entering into liquidation, having a receiver or administrator appointed over any assets related to the License Agreement, makes any voluntary assignment of our assets for the benefit of creditors, ceases to carry on business, files for bankruptcy under Chapter 7 of the US Bankruptcy Code or has an involuntary petition under Chapter 7 of the US Bankruptcy Code filed against us.

        In February 2017, the Company amended the License Agreement. The amendment allows the Company to extend the period of its exclusive commercial access to the Biobank for rolling two-year

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

NOTE 4: COMMITMENTS AND CONTINGENCIES (Continued)

periods. The cost of the first extension was $198 with each subsequent extension costing $125. The Company has exercised such option in each of 2017 and 2018.

        In December 2015, the Company entered into an amendment to the Research Agreement, which amendment, amongst other things, granted it the right to extend the term of the Research Agreement until November 12, 2017. In February 2017, the Company entered into a second amendment to the Research Agreement, which extended the term of the Research Agreement through June 30, 2018. This amendment also granted the Company rights to continually extend the term of the Research Agreement by one year by giving CHOP written notice of extension no later than one year prior to the expiration of the then-current term of the Research Agreement. In June 2017, the Company extended the term of the Research Agreement through June 30, 2019, and in June 2018, it extended the term of the Research Agreement through June 30, 2020. $5,937 was due under the Research Agreement in 2018. $4,750 is due under the Research Agreement in 2019, and in the first half of 2020, $2,375 will be due.

        In March 2019, the Company reached agreement with CHOP to further amend the Research Agreement and the License Agreement (the "CHOP Amendments"). The CHOP Amendments allow the Company to defer the monthly payments due under the Research Agreement for the period from February 1, 2019 through September 30, 2019 in exchange for a non-interest bearing note in the amount of such deferral. Such note matures September 30, 2019 and is secured by all of the Company's intellectual property and other assets (the "Note"). At maturity, and at CHOP's option, the Note will be payable in cash or a number of shares of the Company's Common Stock calculated based on the price of the Company's Common Stock at such time; provided, however, if conversion upon such election would cause CHOP and its affiliates including the CHOP Foundation to own, in the aggregate, in excess of 47.5% of the then-outstanding shares of the Company's Common Stock (after giving effect to such conversion), then CHOP would only receive the number of shares of the Company Common Stock such that CHOP and its affiliates including the CHOP Foundation would own, in the aggregate, 47.5% of the then outstanding shares of the Company's Common Stock (after giving effect to such conversion), and the balance of the Note would be payable to CHOP in cash. Depending on the price of the Company's Common Stock at the time of such conversion, the percentage conversion cap discussed above may result in a significant amount of the Note payable to CHOP in cash. In such case, depending on the amount, the Company may not have enough cash on hand for such cash payment. Based on the Company's closing stock price of $0.15 as of the close of business on September 30, 2019 the $3,167 reflected on the balance sheet relating to the Note and CHOP's current ownership of 18,424,036 shares of Common Stock, excluding its ability to exercise warrants and options, a cash payment would not be required as a result of the percentage conversion cap, if so elected.

        The CHOP Amendments with respect to the Research Agreement and the License Agreement prohibits the assignment or sublicense of CHOP's intellectual property without CHOP's prior written consent, allows CHOP to terminate the Research Agreement and the License Agreement upon a change of control without CHOP's prior written consent, reduces the period of time during which the Company has to exercise its options to license new intellectual property of CHOP and to negotiate the terms of any such license and requires the Company to meet certain diligence requirements related to acquiring rights to and commencing a clinical trial for a viable molecule that addresses the optioned intellectual property.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

NOTE 4: COMMITMENTS AND CONTINGENCIES (Continued)

        Furthermore, until the later of repayment in full of the Note or June 30, 2020, the Company has agreed to only undertake an equity financing (including convertible notes) if the net proceeds of such financing provide at least six months of cash to sustain the Company's operations; provided, that CHOP will have a right of first refusal to purchase any or all equity proposed to be issued in such financing on equivalent terms.

        On October 4, 2019, the Company entered into an agreement with CHOP to extend the maturity date of the Note (the "Agreement"). Pursuant to the Agreement, the maturity of the Note was extended until November 15, 2019, with an automatic further extension to December 15, 2019, if the Company has entered into a definitive agreement concerning a financing of at least $20,000 on or prior to November 15, 2019. In addition, pursuant to the Agreement, the Company and CHOP agreed to amend the SRA and certain license agreements between the Company and CHOP, to return to CHOP certain intellectual property on which the Company is no longer focused and provide that the SRA continues after June 30, 2020, only upon the mutual agreement of CHOP and the Company.

        CHOP is the Company's largest shareholder, and the CHOP Foundation has the right to nominate one of the Company's Board of Directors. Expenses related to CHOP, within the Research Agreement or otherwise, were $1,247 and $3,811 for the three and nine months periods ended September 30, 2019, respectively, and $1,239 and $5,725 for the three and nine months periods ended September 30, 2018, respectively. As of September 30, 2019, the Company had total payables related to CHOP, inclusive of those related to the Research Agreement, of $3,211 allocated between accrued expenses and trade payables.

        In July 2019, the Company entered into an exclusive license agreement with OSI Pharmaceuticals, LLC, an indirect wholly-owned subsidiary of Astellas Pharma Inc. ("Astellas") for the worldwide development and commercialization of Astellas' novel, second generation mTORC1/2 inhibitor, AEVI-006. Under the terms of the license agreement, the Company paid Astellas an up-front license fee of $500 and Astellas will be eligible to receive milestones payments based upon the achievement of specified development and regulatory milestones. Upon commercialization, Astellas will be entitled to a tiered, single-digit royalty on worldwide annual net sales. The Company will be fully responsible for the development and commercialization of the program. The Company plans to initially develop AEVI-006 for use in congenital complex Lymphatic Malformations. The Company has scheduled a pre-IND meeting with FDA to discuss the path forward for development of AEVI-006 for the treatment of lymphoid malformations. The Company plans to propose to open the IND with a 4-week phase 1/2 PK/PD, safety and Proof of Concept study in adult patients with lymphatic malformations and begin enrollment in 2020. Detailed study design will be based on FDA and investigator feedback.

        Also in July 2019, the Company entered into a royalty agreement with Michael F. Cola, Joseph J. Grano, Jr., Kathleen Jane Grano, Joseph C. Grano, The Grano Children's Trust, Joseph C. Grano, trustee and LeoGroup Private Investment Access, LLC on behalf of Garry A. Neil (each individually, an "Investor" and collectively, the "Investors"), in exchange for a one-time aggregate payment of $2,000 (the "Royalty Agreement"). These investors are considered related parties as Mr. Cola is President and Chief Executive Officer of the Company and a member of its board of directors (the "Board"), Dr. Neil is the Chief Scientific Officer of the Company and Mr. Grano is a member of the Board and is affiliated with the three other Investors party to the Royalty Agreement. Collectively, the Investors will be entitled to an aggregate amount equal to a low-single digit percentage of the

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

NOTE 4: COMMITMENTS AND CONTINGENCIES (Continued)

aggregate net sales of the OSI Products. At any time beginning three years after the date of the first public launch of an OSI Product, the Company may exercise, at its sole discretion, a buyout option that terminates the Company's further obligations under the Royalty Agreement in exchange for a payment to the investors of an aggregate of 75% of the net present value of the royalty payments.

        The $2,000 in proceeds received form the Investors was recorded as a royalty agreement liability on the Company's Balance Sheet, in accordance with ASC 730, Research and Development. Because there was a significant related party relationship between the Company and the Investors, the Company treated its obligation to make royalty payments under the Royalty Agreement as an implicit obligation to repay the funds advanced by the Investors. As the Company makes royalty payments in accordance with the Royalty Agreement, it will reduce the liability balance. At the time that such royalty payments become probable and estimable, and if such amounts exceed the liability balance, the Company will impute interest accordingly on a prospective basis based on such estimates, which would result in a corresponding increase in the liability balance.

        In August 2019, the Company obtained the right to exercise an exclusive global license from Medimmune Limited, a subsidiary of AstraZeneca, for a Phase 2-ready fully human monoclonal antibody that targets interleukin 18, or IL-18, AEVI-007. Under the terms of the agreement, the Company will have the right to exercise an exclusive global license to develop and commercialize AEVI-007. Contingent upon raising additional capital, the Company intends to exercise the option and would be required to pay AstraZeneca a combined mid-single digit millions in cash and equity upon execution of the option, up to $162,000 upon achievement of certain development and sales-related milestones and tiered low double-digit royalties on global annual product sales. The Company will be fully responsible for the development and commercialization of the program.

NOTE 5:- STOCKHOLDERS' EQUITY

a.
On September 10, 2019, the Company obtained approval of an amendment to the Company's Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company's outstanding Common Stock by a ratio of not less than one-for-twenty and not more than one-for-sixty, with the exact ratio to be set within this range by the Company's Board of Directors in its sole discretion, at any time prior to December 31, 2019, the implementation and timing of which shall be subject to the discretion of the Company's Board of Directors.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

NOTE 5:- STOCKHOLDERS' EQUITY (Continued)

b.
Issuance of stock options and warrants to employees and directors:

  A summary of the Company's activity for options and warrants granted to employees and directors is as follows:

	Nine months ended September 30, 2019
	Number of options and warrants	Weighted average exercise price	Weighted average remaining contractual terms (years)	Aggregate intrinsic value
Outstanding at December 31, 2018	10,308,328	$3.84	6.85	$—

Granted	—	$—
Exercised	—	$—
Forfeited	(1,441,913)	$3.61

Outstanding at September 30, 2019	8,866,415	$3.88	5.92	$—

Vested and expected to vest at September 30, 2019	8,866,415	$3.88	5.92	$—

Exercisable at September 30, 2019	7,482,805	$4.24	5.47	$—

        As of September 30, 2019, there was $945 of total unrecognized compensation cost related to non-vested stock-based compensation arrangements granted to employees and directors. That cost is expected to be recognized over a weighted-average period of 1.24 years.

c.
Issuance of options and warrants to consultants:

  A summary of the Company's activity for warrants and options granted to consultants is as follows:

	Nine months ended September 30, 2019
	Number of options and warrants	Weighted average exercise price	Weighted average remaining contractual terms (years)	Aggregate intrinsic value
Outstanding at December 31, 2018	10,000	$4.82	7.84	$—

Granted	—	$—
Exercised	—	$—
Forfeited	—	$—

Outstanding at September 30, 2019	10,000	$4.82	7.09	$—

Exercisable at September 30, 2019	10,000	$4.82	7.09	$—

        As of September 30, 2019, there was no unrecognized compensation cost related to non-vested stock-based compensation arrangements granted to consultants.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

NOTE 5:- STOCKHOLDERS' EQUITY (Continued)

d.
Stock-based compensation expense:

  Compensation expense related to warrants and options granted to employees, directors and consultants was recorded in the Consolidated Statement of Operations in the following line items:

	Nine months ended September 30,		Three months ended September 30,
	2019	2018	2019	2018
Research and development expenses	$485	$936	$122	$290
General and administrative expenses	652	1,349	131	460

Total stock-based compensation expense	$1,137	$2,285	$253	$750
e.
Summary of shares to be issued upon exercise of options and warrants:

  A summary of shares to be issued upon exercise of all the options and warrants, segregated into ranges, as of September 30, 2019 is presented in the following table:

		As of September 30, 2019
Options / Warrants	Exercise price per share ($)	Shares to be issued upon exercise of options and warrants outstanding	Shares to be issued upon exercise of options and warrants exercisable	Weighted average remaining contractual terms of options and warrants (in years)
Options:
Granted to employees and directors	1.07 - 2.66	2,914,667	1,717,057	8.3
	3.14 - 4.91	3,993,000	3,807,000	5.0
	5.22 - 8.80	1,817,538	1,817,538	4.4

		8,725,205	7,341,595

Granted to consultants	4.82	10,000	10,000	7.1

Total shares to be issued upon exercise of options		8,735,205	7,351,595

Warrants:
Issued to employees and directors	2.84	141,210	141,210	3.0

Issued to investors	2.84	3,812,694	3,812,694	3.0

Total shares to be issued upon exercise of warrants		3,953,904	3,953,904

Total shares to be issued upon exercise of options and warrants		12,689,109	11,305,499

NOTE 6: LOSS PER SHARE

        The Company computes basic net loss per share by dividing net loss by the weighted average number of shares outstanding, which includes stock issued and outstanding. The Company computes diluted net loss per share by dividing net loss by the weighted average number of shares and potential

NOTES TO THE FINANCIAL STATEMENTS (Continued)

(In thousands, except share and per share data)

NOTE 6: LOSS PER SHARE (Continued)

shares from outstanding stock options. Since the Company had a net loss for all periods presented, the effect of all potentially dilutive securities is anti-dilutive.

        The following table presents anti-dilutive shares for the nine and three months ended September 30, 2019 and 2018:

	Nine months ended September 30,		Three months ended September 30,
	2019	2018	2019	2018
Weighted-average anti-dilutive shares related to:
Outstanding stock options	9,797,536	10,219,710	9,294,613	10,623,655
Outstanding warrants	3,953,904	4,532,000	3,953,904	3,953,904

Total weighted-average anti-dilutive shares	13,751,440	14,751,710	13,248,517	14,577,559

NOTE 7: SUBSEQUENT EVENTS

        On October 9, 2019, the Nasdaq Hearing's Panel (the "Panel") issued a decision granting (i) the Company's request for transfer of the Company's common stock from the Nasdaq Global Market to the Nasdaq Capital Market effective at the open of business on October 15, 2019 and (ii) the Company's request for continued listing of its common stock on the Nasdaq Capital Market pursuant to an exception through February 3, 2020. Such exception is subject to the conditions that on or before February 3, 2020 (i) the Company must demonstrate a closing bid price of $1.00 or more for a minimum of ten prior consecutive trading days and (ii) the Company must have stockholders' equity above $2,500. If the Company does not regain compliance with the minimum bid price and stockholders' equity requirements by February 3, 2020 or, based on any significant events that occur during the extension period, the Panel reconsiders the extension, the Nasdaq Stock Market LLC ("Nasdaq") could delist the Company's common stock from the Nasdaq Capital Market. There can be no assurance that the Company will regain compliance on or before February 3, 2020, or that it will be able to maintain compliance in the future.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Aevi Genomic Medicine, Inc. and its Subsidiaries

Opinion on the Financial Statements

        We have audited the accompanying consolidated balance sheets of Aevi Genomic Medicine, Inc. and its subsidiaries (the Company) as of December 31, 2018 and 2017, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended, and the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2018 and 2017, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The Company's Ability to Continue as a Going Concern

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has incurred operating losses and negative cash flows from operations and has stated that substantial doubt exists about the Company's ability to continue as a going concern. Management's evaluation of the events, conditions, and plans regarding these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

        These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

        Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst and Young LLP

We have served as the Company's auditor since 2016.

Philadelphia, Pennsylvania

March 29, 2019

AEVI GENOMIC MEDICINE, INC. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands (except share and per share data)

		December 31,
	Note	2018	2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	3	$12,076	$33,729
Prepaid expenses and other current assets		170	893

Total current assets		12,246	34,622

LONG-TERM ASSETS:
Lease deposits	6(d)	11	11
Property and equipment, net	4	20	85
Other long-term assets		—	43

Total long-term assets		31	139

Total assets		$12,277	$34,761

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Trade payables		$1,582	$943
Other accounts payable and accrued expenses	5	2,763	3,197

Total current liabilities		4,345	4,140

Total liabilities		4,345	4,140

COMMITMENTS AND CONTINGENCIES	6
STOCKHOLDERS' EQUITY:	7
Common stock—$0.0001 par value; 200,000,000 shares authorized; 64,766,882 shares issued and outstanding at December 31, 2018; 59,332,265 shares issued and outstanding at December 31, 2017		7	6
Additional paid-in capital		253,678	245,593
Accumulated deficit		(245,753)	(214,978)

Total stockholders' equity		7,932	30,621

Total liabilities and stockholders' equity		$12,277	$34,761

The accompanying notes are an integral part of the consolidated financial statements.

AEVI GENOMIC MEDICINE, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
U.S. dollars in thousands (except share and per share data)

		Year ended December 31,
	Note	2018	2017
Research and development expenses		$22,299	$25,176
General and administrative expenses		8,663	9,524

Operating loss		(30,962)	(34,700)
Financial expenses		(1)	(41)
Financial income		188	27

Loss before taxes on income		(30,775)	(34,714)
Taxes on income	8	—	—

Net loss		$(30,775)	$(34,714)

Basic loss per share	10	$(0.50)	$(0.83)

Diluted loss per share	10	$(0.50)	$(0.83)

Weighted average number of shares of common stock used in computing basic loss per share		61,381,611	41,675,814

Weighted average number of shares of common stock used in computing diluted loss per share		61,381,611	41,675,814

The accompanying notes are an integral part of the consolidated financial statements.

AEVI GENOMIC MEDICINE, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
U.S. dollars in thousands (except share and per share data)

	Common stock
				Additional paid-in capital	Accumulated deficit	Total stockholders' equity
	Shares	Amount
Balance as of December 31, 2016	37,103,843	$4		$215,008	$(180,034)	34,978
Issuance of common stock at $1.26 per share, net	22,222,222	2		26,968	—	26,970
Stock-based compensation related to options and warrants granted to consultants, directors and employees	—	—		3,368	—	3,368
Exercise of warrants and options	6,200	(*	)	19	—	19
Cumulative-effect adjustment from adoption of ASU 2016-09	—	—		230	(230)	—
Net loss	—	—		—	(34,714)	(34,714)

Balance as of December 31, 2017	59,332,265	$6		$245,593	$(214,978)	30,621
Issuance of common stock at an average of $0.97 per share, net	5,426,151	1		4,961	—	4,962
Stock-based compensation related to options and warrants granted to consultants, directors and employees	—	—		3,090	—	3,090
Exercise of warrants and options	8,466	(*	)	34	—	34
Net loss	—	—		—	(30,775)	(30,775)

Balance as of December 31, 2018	64,766,882	$7		$253,678	$(245,753)	7,932

(*)
Represents an amount lower than $1.

The accompanying notes are an integral part of the consolidated financial statements.

AEVI GENOMIC MEDICINE, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars in thousands

	Year ended December 31
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(30,775)	$(34,714)

Adjustments to reconcile loss to net cash used in operating activities:
Depreciation	65	112
Loss from disposal of property and equipment	—	32
Stock-based compensation	3,090	3,368
Change in operating assets and liabilities:
Prepaid and other current assets	723	(558)
Trade payables	639	806
Other accounts payable and accrued expenses	(434)	(2,249)
Lease deposits	—	—
Other long-term assets	43	(43)

Net cash used in operating activities	$(26,649)	$(33,246)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	$—	$(4)
Proceeds from disposal of property and equipment	—	152

Net cash provided by (used in) investing activities	$—	$148

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock and warrants, net	$4,962	$26,970
Proceeds from exercise of options and warrants	34	19

Net cash provided by financing activities	$4,996	$26,989

Increase (decrease) in cash and cash equivalents	(21,653)	(6,109)

Balance of cash and cash equivalents at the beginning of the period	33,729	39,838

Balance of cash and cash equivalents at the end of the period	$12,076	$33,729

Supplemental disclosure of cash flow information:
Cash paid during the period for taxes	$—	$—

The accompanying notes are an integral part of the consolidated financial statements.

NOTE 1: GENERAL

        a.     Aevi Genomic Medicine Inc., formerly Medgenics Inc., (the "Company") was incorporated in January 2000 in Delaware. The Company has two wholly-owned subsidiaries (the "Subsidiaries"): Medgenics Medical Israel Ltd. (the "Israeli Subsidiary"), which was incorporated in Israel in March 2000; and Aevi Genomics Medicine Europe BVBA/SPRL, which was incorporated in Belgium in December 2018. The Company is a clinical stage biopharmaceutical company with an emphasis on genomic medicine.

        The Company's common stock is traded on the NASDAQ. Prior to October 21, 2016 the Company's common stock was traded on the NYSE.

        b.     As reflected in the accompanying financial statements, the Company incurred a net loss for the twelve month period ended December 31, 2018 of $30,775 and had negative cash flow from operating activities of $26,649 during the twelve month period ended December 31, 2018. The accumulated deficit as of December 31, 2018 is $245,753. The Company and the Subsidiaries have not yet generated revenues from product sales.

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES

        The consolidated financial statements are prepared in accordance with United States Generally Accepted Accounting Principles ("U.S. GAAP"), applied on a consistent basis, as follows:

        a.     Use of estimates:

          The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. The Company's management believes that the estimates and assumptions used are reasonable based upon information available at the time they are made. These estimates and assumptions can affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

        b.     Financial statements in U.S. dollars:

          The Company's management believes that the dollar is the primary currency of the economic environment in which the Company and its Subsidiaries operate. Thus, the functional currency of the Company and its Subsidiaries is the dollar. Accordingly, transactions and balances denominated in dollars are presented at their original amounts. Non-dollar transactions and balances have been re-measured to dollars, in accordance with ASC 830, "Foreign Currency Matters" of the Financial Accounting Standards Board ("FASB"). All exchange gains and losses from re-measurement of monetary balance sheet items denominated in non-dollar currencies are reflected in the Statements of Operations as financial income or expenses, as appropriate.

        c.     New accounting pronouncements:

          In 2016, the FASB issued ASU 2016-02, Leases, which will replace existing leasing guidance. ASU 2016-02 requires lessees to recognize operating and financing lease liabilities and related right-of-use assets, in addition to increased disclosures as to the nature of cash flows arising from a lease. We will adopt the new standard effective January 1, 2019, at which time we will not restate comparative periods. Adoption will not change the classification of any of our leases. We do not expect the new standard to have a material impact on our consolidated financial statements.

          In 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting, which is meant to reduce the complexity involving several aspects of the accounting for employee share-based payment transactions, including the income tax consequences, classifications of awards as either equity or

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (Continued)

  liabilities, and classification on the statement of cash flows. ASU 2016-09 became effective for the Company in the first quarter 2017 and was applied using a modified retrospective transition approach. Under ASU 2016-09 the Company elected to no longer estimate forfeiture rates in determining its stock compensation expense and will true up for forfeitures as they occur. As a result of the adoption, the Company recorded a cumulative adjustment to accumulated deficit as of December 31, 2016 for $230.

          In June 2018, the FASB issued ASU 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Shared-Based Payment Accounting. This guidance is intended to simplify the accounting for share-based payments to nonemployees by aligning it with the accounting for share-based payments to employees, with certain exceptions. This guidance will be effective for annual reporting periods beginning after December 15, 2018, including interim periods within those annual reporting periods, and early adoption is permitted. The Company does not anticipate a material impact to the consolidated financial statements as a result of the adoption of this guidance.

          Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company's consolidated financial statements upon adoption.

        d.     Principles of consolidation:

          The consolidated financial statements include the accounts of the Company and the Subsidiaries. Intercompany transactions and balances have been eliminated upon consolidation.

        e.     Cash equivalents:

          The Company and the Subsidiaries consider all highly liquid investments originally purchased with maturities of three months or less to be cash equivalents.

        f.      Property and equipment:

          Property and equipment are stated at cost net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The annual rates of depreciation are as follows:

%
Computers and peripheral equipment	33
Leasehold improvements	The shorter of term of the lease or the useful life of the asset

        g.     Impairment of long-lived assets:

          Long-lived assets are reviewed for impairment in accordance with ASC 360, "Property, Plant, and Equipment" ("ASC 360"), whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of an asset to be held and used is measured by a comparison of the carrying amount of the asset to the future undiscounted cash flows expected to be generated by the asset. If such an asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. No impairment charges have been recognized through December 31, 2018.

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (Continued)

        h.     Income taxes:

          The Company accounts for income taxes in accordance with ASC 740, "Income Taxes" ("ASC 740"). ASC 740 prescribes the use of the asset and liability method whereby deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value. As of December 31, 2018, a full valuation allowance was provided by the Company.

          The Company also accounts for income taxes in accordance with ASC 740-10, "Accounting for Uncertainty in Income Taxes" ("ASC 740-10"). ASC 740-10 contains a two-step approach for recognizing and measuring uncertain tax positions accounted for in accordance with ASC 740-10. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. As of December 31, 2017 and 2018, no liability has been recorded as a result of ASC 740-10.

          On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the "Tax Act"). The Tax Act makes broad and complex changes to the U.S. tax code, including, but not limited to, reducing the U.S. federal corporate tax rate from 35 percent to 21 percent; eliminating the corporate alternative minimum tax (AMT) and changing how existing AMT credits can be realized; creating a new limitation on deductible interest expense; changing rules related to uses and limitations of net operating loss carryforwards created in tax years beginning after December 31, 2017; limitations on the deductibility of certain executive compensation; and changes to the calculation of the orphan drug credit.

        i.      Accounting for stock-based compensation:

          The Company applies ASC 718, "Compensation-Stock Compensation" ("ASC 718") which requires the measurement and recognition of compensation expense based on estimated fair values for all share-based payment awards made to employees and directors. The Company recognizes compensation expenses for awards granted based on the straight-line method over the requisite service period of each of the grants. In 2017 and 2018, the Company estimated the fair value of stock options granted to employees and directors using the Binominal options pricing model with the following assumptions:

	2018	2017
Dividend yield	0%	0%
Expected volatility	77.5 - 77.9%	72.0 - 78.6%
Risk-free interest rate	2.7 - 3.1%	2.2 - 2.5%
Suboptimal exercise factor	1.5 - 2.5	1.5 - 2.5
Contractual life (years)	10	10
Exit rate	6%	6 - 8%

          The Company uses historical data to estimate post vesting exit rate within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The suboptimal exercise factor represents the value of the underlying stock as a multiple of the exercise price of the option which, if achieved, results in

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (Continued)

  exercise of the option. The risk-free interest rate assumption is based on observed interest rates appropriate for the term of the Company's stock options. The Company has historically not paid dividends and has no foreseeable plans to pay dividends. Prior to the fourth quarter of 2017, the expected stock price volatility of the Company's stock options had been calculated by examining historical volatilities for publicly traded industry peers as well as considering the Company's historical volatility. As of the fourth quarter of 2017, the Company determined there was enough historical data to begin computing the expected price volatility based on the Company's historical data, alone.

          The Company applies ASC 718 and ASC 505-50, "Equity-Based Payments to Non-Employees" ("ASC 505-50"), with respect to options issued to non-employees. ASC 718 requires the use of option valuation models to measure the fair value of the options. The fair value of these options was estimated at the end of each reporting period up until the date of vesting and at the date of vesting, using the Binomial option pricing model with the following assumptions:

	2018	2017
Dividend yield	0%	0%
Expected volatility	77.9 - 77.9%	78.0 - 78.6%
Risk-free interest rate	2.7 - 2.7%	2.3 - 2.4%
Contractual life (years)	9.7 - 9.8	9.0 - 9.9

          Prior to the fourth quarter of 2017, the expected stock price volatility of the Company's stock options had been calculated by examining historical volatilities for publicly traded industry peers as well as considering the Company's historical volatility. As of the fourth quarter of 2017, the Company determined there was enough historical data to begin computing the expected price volatility based on the Company's historical data, alone. The Company expects to continue using this methodology going forward.

        j.      Loss per share:

          Basic loss per share is computed based on the weighted average number of shares of common stock outstanding during each year. Diluted loss per share is computed based on the weighted average number of shares of common stock outstanding during each year, plus the dilutive effect of options, warrants and restricted shares considered to be outstanding during each year, in accordance with ASC 260, "Earnings Per Share "("ASC 260").

        k.     Research and development expenses:

          All research and development expenses are charged to the Consolidated Statements of Operations as incurred.

          These costs include, but are not limited to, license fees related to the acquisition of in-licensed products; employee-related expenses, including salaries, benefits and travel; expenses incurred under agreements with clinical research organizations and investigative sites that conduct clinical trials and preclinical studies; the cost of acquiring, developing and manufacturing clinical trial materials; facilities, depreciation and other expenses, which include direct and allocated expenses for rent and maintenance of facilities, insurance and other supplies; and costs associated with preclinical activities and regulatory operations. Costs for certain development activities, such as clinical trials, are recognized based on an evaluation of the progress to completion of specific tasks using data such as patient enrollment, clinical site activations, or information provided to the Company by its vendors with respect to their actual costs incurred. Payments for these activities are based on the terms of the individual arrangements, which may differ from the pattern of costs

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (Continued)

  incurred, and are reflected in the consolidated financial statements as prepaid or accrued research and development expense, as the case may be.

        l.      Concentrations of credit risks:

          Financial instruments that potentially subject the Company and the Subsidiaries to concentrations of credit risk consist principally of cash and cash equivalents. Cash and cash equivalents are invested in major banks and financial institutions in the United States. Such deposits in the United States may be in excess of insured limits and are not insured in other jurisdictions. Management believes that the financial institutions that hold the Company's investments are institutions with high credit standing and accordingly, minimal credit risk exists with respect to these investments. The Company has no off-balance-sheet concentrations of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

        m.    Fair value of financial instruments:

          The carrying amount of cash and cash equivalents, accounts payable and accrued liabilities are generally considered to be representative of their respective fair values because of the short-term nature of those accounts.

NOTE 3: LIQUIDITY RISKS AND MANAGEMENT PLANS

        The future success of the Company is dependent on its ability to develop its product candidates and ultimately upon its ability to attain profitable operations. The Company is subject to a number of risks similar to other early-stage life science companies, including, but not limited to, successful discovery and development of its product candidates, raising additional capital with favorable terms, and development by its competitors of new technological innovations, protection of proprietary technology and market acceptance of the Company's products. The successful discovery and development of product candidates requires substantial working capital which may not be available to the Company on favorable terms.

        The Company has financed its operations primarily through issuance of equity and grants from third parties. As of December 31, 2018, the Company had cash and cash equivalents of $12,076 and liabilities of $4,345. The Company has incurred recurring operating losses since inception. For the year ended December 31, 2018, the Company incurred a net loss of $30,775 and as of December 31, 2018 the Company has an accumulated deficit of $245,753. The Company anticipates operating losses to continue for the foreseeable future due to, among other things, costs related to research, development of its product candidates and its preclinical programs, and its administrative organization. The Company will require substantial additional financing to fund its operations and to continue to execute its strategy. These conditions raise substantial doubt about its ability to continue as a going concern within one year after the date that the financial statements are issued.

        To alleviate the conditions that raise substantial doubt about the Company's ability to continue as a going concern, the board of directors has commenced a review to explore and evaluate potential strategic alternatives to enhance stockholder value. These alternatives could include, among others, continuing to execute the Company's business plan, issuing or transferring shares of its common stock or other equity securities, the license, sale or disposition of certain assets or programs, the formation of a joint venture, a strategic business combination, a transaction that results in private ownership or the sale of the Company, or some combination of these. There can be no assurance that the review of strategic alternatives will result in the identification or consummation of any transaction or that our board of directors will determine that continuing our current business operations is in the best interest of the Company's stockholders. If the Company raises additional funds through strategic collaborations

NOTE 3: LIQUIDITY RISKS AND MANAGEMENT PLANS (Continued)

and alliances or licensing agreements with third parties, which may include existing collaboration partners, the Company may have to relinquish valuable rights to its technologies or product candidates, including AEVI-002, AEVI-005 and other product candidates, or grant licenses on terms that are not favorable to the Company. To the extent that the Company raises additional capital through the sale of equity, the ownership interest of its existing shareholders will be diluted and other preferences may be necessary that adversely affect the rights of existing shareholders. If none of these alternatives is available, or if available, the Company is unable to raise sufficient capital through such transactions, it will not have sufficient cash resources and liquidity to fund its business operations for at least the next year following the date the financial statements are issued. Accordingly, management has concluded that substantial doubt exists with respect to the Company's ability to continue as a going concern within one year after the date that the financial statements are issued.

        In light of our decision to discontinue the AEVI-001 program in ADHD, our board of directors has commenced a review to explore and evaluate potential strategic alternatives to enhance stockholder value. These alternatives could include, among others, continuing to execute the Company's business plan, issuing or transferring shares of our common stock or other equity securities, the license, sale or disposition of certain assets or programs, the formation of a joint venture, a strategic business combination, a transaction that results in private ownership or the sale of the Company, or some combination of these. There can be no assurance that the review of strategic alternatives will result in the identification or consummation of any transaction or that our board of directors will determine that continuing our current business operations is in the best interests of our stockholders.

NOTE 4: PROPERTY AND EQUIPMENT, NET

        Composition of property and equipment is as follows:

	December 31,
	2018	2017
Cost:
Furniture and office equipment	$—	$—
Computers and peripheral equipment	35	35
Laboratory equipment	—	—
Leasehold improvements	157	157

Total cost	192	192

Total accumulated depreciation	172	107

Depreciated cost	$20	$85

        Depreciation expense for the years ended December 31, 2018 and 2017 amounted to $65 and $112, respectively.

        During the year ended December 31, 2017, the Company disposed of assets associated with the closure of the Israel site resulting in $152 of proceeds and the write down of assets and associated accumulated depreciation of $1,610 and $1,426, respectively. There were no disposals during the year ended December 31, 2018.

NOTE 5: OTHER ACCOUNTS PAYABLE AND ACCRUED EXPENSES

	December 31,
	2018	2017
Employees and payroll accruals	$47	$1,297
R&D accruals	2,222	1,539
Accrued expenses, other	494	361

Other accounts payable and accrued expenses	$2,763	$3,197

NOTE 6: COMMITMENTS AND CONTINGENCIES

        a.     The Children's Hospital of Philadelphia (CHOP) Arrangements

        In November 2014, the Company entered into a license agreement, or the License Agreement, and a sponsored research agreement, or the Research Agreement, each with CHOP. Under the terms of the License Agreement, CHOP granted the Company (i) an exclusive, sublicensable license to use certain patent rights covering potential diagnostic and therapeutic targets, (ii) an exclusive, non-sublicensable license to use certain biospecimen and phenotypic data collected from patients with rare and orphan diseases and their family members, or the Biobank. A License Issuance Fee of $500 was paid and expensed in 2014. Beginning in 2016 and continuing through 2020, the Company paid, and is contractually required to pay, to CHOP an annual license maintenance fee of $100. This annual license maintenance fee increases to $200 beginning in 2021. The Company is required to pay to CHOP certain milestone payments, ranging from $250 to $500; low single-digit royalties on net sales of all licensed products and a percentage of amounts received from sublicensing activities.

        The License Agreement terminates upon the expiration date of the last-to-expire royalty term under the License Agreement. The Company may terminate the License Agreement at any time with six months' prior written notice to CHOP, and CHOP may terminate the License Agreement upon (i) an uncured default by the Company of the License Agreement, (ii) the failure by the Company to meet certain development and/or commercialization milestones under the License Agreement, or (iii) the Company entering into liquidation, having a receiver or administrator appointed over any assets related to the License Agreement, makes any voluntary assignment of our assets for the benefit of creditors, ceases to carry on business, files for bankruptcy under Chapter 7 of the US Bankruptcy Code or has an involuntary petition under Chapter 7 of the US Bankruptcy Code filed against us.

        In February 2017, the Company amended the License Agreement. The amendment allows the Company to extend the period of its exclusive commercial access to the Biobank for rolling two-year periods. The cost of the first extension was $198 with each subsequent extension costing $125. The Company has exercised such option in each of 2017 and 2018.

        In December 2015, the Company entered into an amendment to the Research Agreement, which amendment, amongst other things, granted it the right to extend the term of the Research Agreement until November 12, 2017. In February 2017, the Company entered into a second amendment to the Research Agreement, which extended the term of the Research Agreement through June 30, 2018. This amendment also granted the Company rights to continually extend the term of the Research Agreement by one year by giving CHOP written notice of extension no later than one year prior to the expiration of the then-current term of the Research Agreement. In June 2017, the Company extended the term of the Research Agreement through June 30, 2019, and in June 2018, it extended the term of the Research Agreement through June 30, 2020. $5,937 was due under the Research Agreement in 2018. $4,750 will be due under the Research Agreement in 2019, and in the first half of 2020, $2,375 will be due.

NOTE 6: COMMITMENTS AND CONTINGENCIES (Continued)

        In March 2019, the Company reached agreement with CHOP to further amend the Research Agreement and the License Agreement ("the CHOP Amendments"). The CHOP Amendments allow the Company to defer the monthly payments due under the Research Agreement for the period from February 1, 2019 through September 30, 2019 in exchange for a non-interest bearing note in the amount of such deferral. Such note matures September 30, 2019 and is secured by all of Aevi's intellectual property and other assets ("the Note"). At maturity, and at CHOP's option, the Note will be payable in cash or a number of shares of the Company's common stock calculated based on the price of the Company's common stock at such time; provided, however, if conversion upon such election would cause CHOP and its affiliates including the CHOP Foundation to own, in the aggregate, in excess of 47.5% of the then-outstanding shares of the Company's common stock (after giving effect to such conversion), then CHOP would only receive the number of shares of the Company common stock such that CHOP and its affiliates including the CHOP Foundation would own, in the aggregate, 47.5% of the then outstanding shares of the Company's common stock (after giving effect to such conversion), and the balance of the Note would be payable to CHOP in cash.

        The CHOP Amendments with respect to the Research Agreement and the License Agreement prohibits the assignment or sublicense of CHOP's intellectual property without CHOP's prior written consent, allows CHOP to terminate the Research Agreement and the License Agreement upon a change of control without CHOP's prior written consent, reduces the period of time during which the Company has to exercise its options to license new intellectual property of CHOP and to negotiate the terms of any such license and requires the Company to meet certain diligence requirements related to acquiring rights to and commencing a clinical trial for a viable molecule that addresses the optioned intellectual property.

        Furthermore, the Company has agreed that until and including June 23, 2019 the Company will not undertake any equity financing (including convertible notes) that would have a dilutive effect on the stockholders of Aevi. Thereafter, and until the later of repayment in full of the Note or June 30, 2020, Aevi has agreed to only undertake an equity financing (including convertible notes) if the net proceeds of such financing provide at least six month of cash to sustain the Company's operations; provided, that CHOP will have a right of first refusal to purchase any or all equity proposed to be issued in such financing on equivalent terms.

        CHOP is the Company's largest shareholder and also has a seat on the Company's Board of Directors. Expenses related to CHOP, within the Research Agreement or otherwise, were $7,111 and $7,780 for the years ended December 31, 2018 and December 31, 2017, respectively. As of December 31, 2018, the Company had total payables related to CHOP, inclusive of those related to the Research Agreement, of $1,218, allocated between accrued expenses and trade payables.

        b.     License Agreements

        In June 2016, the Company entered into a Clinical Development and Option Agreement, or the Development and Option Agreement, with Kyowa Hakko Kirin Co., Ltd., or KHK, relating to the development and potential commercialization of KHK's first-in-class anti-LIGHT monoclonal antibody, or the Antibody (AEVI-002). Under the Development and Option Agreement, the Company received an exclusive option for exclusive rights to develop and commercialize products containing the Antibody, or the Licensed Products, and to conduct various development activities with respect to the Antibody, including the conduct of a signal finding study testing the Antibody in Severe Pediatric Onset Inflammatory Bowel Disease, or the Study.

        For a certain period of time after the completion of the Study, or the Exercise Period, the Company will have the option, or the Option, to obtain exclusive rights for the development and

NOTE 6: COMMITMENTS AND CONTINGENCIES (Continued)

commercialization of the Antibody. If the Company exercises the Option, KHK will have 60 days to select one of two potential development and commercialization structures: a co-development/co-commercialization arrangement or a licensing arrangement.

        If, upon the Company's exercise of the Option, KHK chooses to continue the collaboration as a co-development/co-commercialization arrangement, the Company will have the exclusive right to develop, manufacture and commercialize the Licensed Products in the United States and Canada. The Company will be required to pay KHK an initial license fee in the low single-digit millions of dollars and may pay KHK up to an additional $18,000 upon the achievement of certain regulatory milestones related to the Licensed Products. The parties will share the anticipated costs of development of the first Licensed Product for the treatment, prevention, and diagnosis of specified pediatric onset rare and orphan inflammatory diseases (including severe pediatric onset inflammatory bowel diseases such as Crohn's disease and ulcerative colitis, or IBD) and other specified pediatric onset rare and orphan auto-immune diseases, or, collectively, the Field, in the United States, Canada and the European Union with the Company responsible for any costs in excess of an agreed cap.

        If, upon the exercise of the Option, KHK chooses to continue the collaboration as a licensing arrangement, the Company will have the exclusive right to develop, manufacture and commercialize the Licensed Products in the Field in the United States, Canada and the European Union. The Company will be required to pay KHK an initial license fee in the low single-digit millions of dollars and may pay KHK up to an additional $28,000 upon the achievement of certain regulatory milestones related to the Licensed Products.

        c.     Office of the Chief Scientist (OCS):

        Under agreements with the OCS in Israel regarding research and development projects, the Israeli Subsidiary is committed to pay royalties to the OCS at rates between 3.5% and 5% of the commercial revenues resulting from this research and development, at an amount not to exceed the amount of the grants received by the Israeli Subsidiary as participation in the research and development program, plus interest at LIBOR. The obligation to pay these royalties is contingent on actual income. The proceeds from any potential transactions relating to the Israeli Subsidiary's research and development program may be subject to the terms and conditions of the OCS agreement. As of December 31, 2018, the principal amount of the aggregate contingent liability was $13,968. The Israeli Subsidiary was not approved a grant from the OCS for 2017 and 2018.

        d.     Lease Agreements:

          1.     The offices of the Company are rented under an operating lease agreement and committed through April 2019. Future minimum lease commitment under the existing operating lease agreement is $44.

          2.     The following table sets forth our lease payment obligations as of December 31, 2018 for the periods indicated below:

	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years and Thereafter
Operating lease obligations	$44	$44	$—	$—	$—

        e.     Per the employment agreements of several executives, if terminated without cause, these executives will be entitled to severance pay in the aggregate amount of $2,627.

NOTE 7: STOCKHOLDERS' EQUITY

        a.     Common stock:

        The common stock confers upon the holders the right to receive notice to participate and vote in annual and special meetings of the stockholders of the Company and the right to receive dividends, if declared.

        b.     Issuance of shares, stock options and warrants to investors:

          1.     In October 2017, the Company completed a private offering of an aggregate of 22,222,222 shares of common stock, and warrants exercisable for up to an aggregate of 3,953,904 shares of common stock at a purchase price of $1.26 per share of common stock and accompanying warrants pursuant to that certain securities purchase agreement dated as of August 9, 2017. Each purchaser received a warrant exercisable to purchase a pro rata amount of shares of common stock at a purchase price of $2.84 per share, which will expire five years after the date of issuance. The Company has accounted for these warrants under the equity method in accordance with ASC 815. The aggregate gross proceeds from the offering to the Company were $28,000, of which $20,000 was proceeds received from the CHOP Foundation and $1,000 was proceeds received from directors and officers. The CHOP Foundation was issued 15,873,016 shares of common stock and accompanying warrants of 2,824,217. Net proceeds after deducting estimated offering expenses were $26,970.

        The Company also obtained approval from stockholders to increase the total number of authorized shares of Common Stock from 100,000,000 to 200,000,000 shares.

          2.     On May 15, 2018, we entered into an Equity Distribution Agreement pursuant to which we may from time-to-time issue and sell shares of our common stock having an aggregate offering price of up to $20,000 in an "at the market offering" as defined in Rule 415(a)(4) promulgated under the Securities Act (the "ATM Facility"). For the year ended December 31, 2018, we sold 5,426,151 shares of common stock at an average purchase price of $0.97 per share of common stock for gross proceeds of $5,285 and net proceeds after deducting estimated offering expenses of approximately $4,962 under the ATM Facility.

        c.     Issuance of stock options, warrants and restricted stock to employees and directors:

          1.     In 2006, the Company adopted a stock incentive plan (the "stock incentive plan") according to which options, restricted stock and other awards related to common stock of the Company may be granted to directors, employees and consultants (non-employees) of the Company and the Subsidiaries, as determined by the Company's Board of Directors from time to time. The options outstanding are exercisable within a designated period from the date of grant and at an exercise price, each as determined by the Company's Board of Directors. The options outstanding to employees, directors and consultants will vest over a period of up to four years from the date of grant. Any option which is cancelled or forfeited before expiration becomes available for future grants.

          2.     In March 2013, the Company's Board of Directors approved an amendment to the stock incentive plan increasing the number of shares of common stock authorized for issuance thereunder to a total of 4,178,571 shares of common stock. In April 2014, stockholders approved an amendment to the Company's Stock Incentive Plan, increasing the number of shares authorized to be issued under such plan by 2,000,000 shares. In April 2016, stockholders approved an amendment to the Company's Stock Incentive Plan, increasing the number of shares authorized to be issued under such plan by 3,000,000 shares. In June 2018, stockholders approved an amendment to the Company's Stock Incentive Plan, increasing the number of shares authorized to be issued

NOTE 7: STOCKHOLDERS' EQUITY (Continued)

  under such plan by 4,000,000 shares. A summary of the Company's activity for options and warrants granted to employees and directors is as follows:

	Number of options and warrants	Weighted average exercise price	Weighted average remaining contractual terms (years)	Aggregate intrinsic value
Outstanding at December 31, 2017	11,110,362	$4.34	6.43	$1

Granted	2,943,930	$1.54
Exercised	(17,334)	$1.24
Forfeited	(3,728,630)	$3.51

Outstanding at December 31, 2018	10,308,328	$3.84	6.85	$—

Vested and expected to vest, December 31, 2018	10,308,328	$3.84	6.85	$—

Exercisable at December 31, 2018	6,158,796	$4.85	5.50	$—

        As of December 31, 2018, there was $2,679 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted to employees and directors. That cost is expected to be recognized over a weighted-average period of 1.41 years.

        d.     Issuance of shares, stock options and warrants to consultants:

          1.     A summary of the Company's activity for options granted under the stock incentive plan and warrants to consultants is as follows:

	Number of options and warrants	Weighted average exercise price	Weighted average remaining contractual terms (years)	Aggregate intrinsic value
Outstanding at December 31, 2017	160,000	$3.62	2.45	$—

Granted	40,000	$1.52
Exercised	—	$—
Forfeited	(190,000)	$3.12

Outstanding at December 31, 2018	10,000	$4.82	7.84	$—

Exercisable at December 31, 2018	10,000	$4.82	7.84	$—

        As of December 31, 2018, all compensation cost related to share-based compensation arrangements granted to consultants was recognized.

NOTE 7: STOCKHOLDERS' EQUITY (Continued)

        e.     Compensation expense:

        Compensation expense related to shares, warrants and options granted to employees, directors and consultants was recorded in the Consolidated Statements of Operations in the following line items:

	Year ended December 31,
	2018	2017
Research and development expenses	$1,260	$1,515
General and administrative expenses	1,830	1,853

	$3,090	$3,368

        f.      Summary of shares to be issued upon exercise of options and warrants:

        A summary of shares to be issued upon exercise of all the options and warrants, segregated into ranges, as of December 31, 2018 is presented in the following table:

		As of December 31, 2018
Options / Warrants	Exercise Price per Share ($)	Shares to be Issued upon Exercise of Options and Warrants Outstanding	Shares to be Issued upon Exercise of Options and Warrants Exercisable	Weighted Average Remaining Contractual Terms of Options and Warrants Outstanding (in years)
Options:
Granted to Employees and Directors	1.07 - 2.66	3,619,280	447,641	9.1
	3.14 - 4.91	4,403,900	3,564,632	5.9
	5.22 - 8.80	2,143,938	2,005,313	5.2

		10,167,118	6,017,586

Granted to Consultants	4.82	10,000	10,000	7.8

Total Shares to be Issued upon Exercise of Options		10,177,118	6,027,586

Warrants:
Issued to Employees and Directors	2.84	141,210	141,210	3.8
Issued to Investors	2.84	3,812,694	3,812,694	3.8

Total Shares to be Issued upon Exercise of Warrants		3,953,904	3,953,904

Total Shares to be Issued upon Exercise of Options and Warrants		14,131,022	9,981,490

NOTE 8: TAXES ON INCOME

        On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the "Tax Act"). The Tax Act makes broad and complex changes to the U.S. tax code, including, but not limited to, reducing the U.S. federal corporate tax rate from 35 percent to 21 percent; eliminating the corporate alternative minimum tax (AMT) and changing how existing AMT credits can be realized; creating a new limitation on deductible interest expense; changing rules related to uses and limitations of net operating loss carryforwards created in tax years

NOTE 8: TAXES ON INCOME (Continued)

beginning after December 31, 2017; limitations on the deductibility of certain executive compensation; and changes to the calculation of the orphan drug credit.

        A reconciliation of income tax benefit computed at the statutory federal income tax rate to income taxes as reflected in the financial statements is as follows:

	December 31,
	2018	2017
Rate reconciliation:
Federal income tax benefit at statutory rate	21.0%	35.0%
State and local tax, net of federal benefit	5.7%	5.3%
Loss in earning of subsidiaries	0.0%	(1.0)%
Permanent differences	(0.9)%	(1.3)%
Tax credits	1.6%	2.1%
Tax attribute revaluations	(7.7)%	0.0%
Impact of tax reform	0.0%	(50.6)%
Change in valuation allowance	(19.7)%	10.5%

Effective Income tax rate	0.0%	0.0%
        Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The significant components of the Company's deferred tax assets are comprised of the following:

	December 31,
	2018	2017
Deferred tax assets:
Net operating loss and credit carryforwards	$55,184	$45,548
Stock Compensation	4,969	7,065
Accrued Expenses	—	1,497
Other	36	23

Total deferred tax assets before valuation allowance	60,189	54,133

Valuation allowance	(60,189)	(54,133)

Net deferred tax asset	$—	$—

        As of December 31, 2018, the Company had U.S. federal net operating loss carryforwards of $145,614, which may be available to offset future income tax liabilities and will expire beginning in 2020. As of December 31, 2018, the Company also had U.S. state net operating loss carryforwards of $138,622 which may be available to offset future income tax liabilities and will expire beginning in 2018.

        The Company has recorded a full valuation allowance against its deferred tax assets as of December 31, 2018 and 2017, respectively, because the Company has determined that is it more likely than not that these assets will not be fully realized due to historic net operating losses incurred. The Company experienced a net change in valuation allowance of $6,056 and $17,383 in the years ended December 31, 2018 and 2017, respectively.

        As of December 31, 2018, the Company had federal research and development tax credit carryforwards of $2,630 available to reduce future tax liabilities which expire beginning in 2036.

NOTE 8: TAXES ON INCOME (Continued)

        Under the provisions of the Internal Revenue Code, the net operating loss and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. Net operating loss and tax credit carryforwards may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant shareholders over a three-year period in excess of 50%, as defined under Sections 382 and 383 of the Internal Revenue Code, respectively, as well as similar state provisions. This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the value of the Company immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. The Company has completed financing since its inception which may have resulted in a change in control as defined by Sections 382 and 383 of the Internal Revenue Code, or could result in a change in control in the future.

        The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal, state, and foreign jurisdictions, where applicable. The Company's tax years are still open under status from 2015 to present. All open years maybe be examined to the extent that tax credit or net operating loss carryforward are used in future periods. The Company will recognize interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2018, the Company had no accrued interest or penalties related to uncertain tax positions and no amounts have been recognized in the Company's consolidated statements of operations.

NOTE 9: FINANCIAL INCOME (EXPENSE)

	Year ended December 31,
	2018	2017
Financial expenses:
Bank charges	(1)	$(3)
Foreign currency remeasurement adjustments	—	(4)
Others	—	(34)

	(1)	$(41)

Financial income:
Foreign currency remeasurement adjustments	—	$—
Interest on cash equivalents, short-term bank deposits	207	22
Others	(19)	5

	188	$27

NOTE 10: LOSS PER SHARE

        The Company computes basic net loss per share by dividing net loss by the weighted average number of shares outstanding, which includes stock issued and outstanding. The Company computes diluted net loss per share by dividing net loss by the weighted average number of shares and potential shares from outstanding stock options. Since the Company had a net loss for all periods presented, the effect of all potentially dilutive securities is anti-dilutive. Accordingly, basic and diluted net loss per share is the same for the year ended December, 2018 and 2017.

NOTE 10: LOSS PER SHARE (Continued)

        The following table presents anti-dilutive shares for the year ended December 31, 2018 and 2017:

	Year ended December 31,
	2018	2017
Weighted-average anti-dilutive shares related to:
Outstanding stock options	10,221,139	11,105,065
Outstanding warrants	4,386,288	4,830,901

	14,607,427	15,935,966

NOTE 11: QUARTERLY FINANCIAL DATA

	Three Months Ended (Unaudited)
	March 31	June 30	September 30	December 31
2018:
R&D expenses	$(6,561)	$(5,747)	$(5,125)	$(4,866)
G&A expenses	$(2,174)	$(2,504)	$(2,174)	$(1,811)

Operating loss	$(8,735)	$(8,251)	$(7,299)	$(6,677)
Financial income (expense)	$26	$60	$50	$51

Net loss	$(8,709)	$(8,191)	$(7,249)	$(6,626)

Basic loss per share	$(0.15)	$(0.14)	$(0.12)	$(0.10)
Diluted loss per share	$(0.15)	$(0.14)	$(0.12)	$(0.10)
Weighted average number of shares used in computing basic loss per share	59,334,821	59,338,255	62,019,780	64,766,882
Weighted average number of shares used in computing diluted loss per share	59,334,821	59,338,255	62,019,780	64,766,882
2017:
R&D expenses	$(7,947)	$(5,667)	$(6,299)	$(5,263)
G&A expenses	$(2,988)	$(2,369)	$(2,270)	$(1,897)

Operating loss	$(10,935)	$(8,036)	$(8,569)	$(7,160)
Financial income (expense)	$18	$3	$(36)	$1

Net loss	$(10,917)	$(8,033)	$(8,605)	$(7,159)

Basic loss per share	$(0.29)	$(0.22)	$(0.23)	$(0.13)
Diluted loss per share	$(0.29)	$(0.22)	$(0.23)	$(0.13)
Weighted average number of shares used in computing basic loss per share	37,108,261	37,110,043	37,110,043	55,225,985
Weighted average number of shares used in computing diluted loss per share	37,108,261	37,110,043	37,110,043	55,225,985

* * * * * * * * * * * * * * * * * * *

 CERECOR INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CERECOR INC. and SUBSIDIARIES

Condensed Consolidated Balance Sheets

	September 30, 2019	December 31, 2018
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,250,651	$10,646,301
Accounts receivable, net	4,955,771	3,157,555
Other receivables	208,204	5,469,011
Inventory, net	402,267	1,110,780
Prepaid expenses and other current assets	1,670,019	1,529,516
Restricted cash, current portion	102,214	18,730

Total current assets	12,589,126	21,931,893
Property and equipment, net	1,496,431	586,512
Intangible assets, net	26,595,239	31,239,468
Goodwill	16,411,123	16,411,123
Restricted cash, net of current portion	101,945	81,725

Total assets	$57,193,864	$70,250,721

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$826,472	$1,446,141
Accrued expenses and other current liabilities	13,133,895	19,731,373
Income taxes payable	1,014,454	2,032,258
Long-term debt, current portion	1,050,000	1,050,000
Contingent consideration, current portion	1,237,401	1,956,807

Total current liabilities	17,262,222	26,216,579
Long-term debt, net of current portion	14,254,856	14,327,882
Contingent consideration, net of current portion	6,236,084	7,093,757
Deferred tax liability, net	98,061	69,238
License obligations	—	1,250,000
Other long-term liabilities	1,121,367	385,517

Total liabilities	38,972,590	49,342,973
Stockholders' equity:
Common stock—$0.001 par value; 200,000,000 shares authorized at September 30, 2019 and December 31, 2018; 44,106,794 and 40,804,189 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	44,107	40,804
Preferred stock—$0.001 par value; 5,000,000 shares authorized at September 30, 2019 and December 31, 2018; 2,857,143 shares issued and outstanding at September 30, 2019 and December 31, 2018	2,857	2,857
Additional paid-in capital	134,085,981	119,082,157
Accumulated deficit	(115,911,671)	(98,218,070)

Total stockholders' equity	18,221,274	20,907,748

Total liabilities and stockholders' equity	$57,193,864	$70,250,721

See accompanying notes to the unaudited condensed consolidated financial statements.

CERECOR INC. and SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues:
Product revenue, net	$5,513,276	$4,074,786	$15,374,123	$13,045,824
License and other revenue	100,000	—	100,000	—
Sales force revenue	—	—	—	296,875

Total revenues, net	5,613,276	4,074,786	15,474,123	13,342,699

Operating expenses:
Cost of product sales	1,435,061	3,111,290	3,241,131	5,397,872
Research and development	1,743,435	1,047,877	8,857,220	3,780,352
Acquired in-process research and development	—	18,723,952	—	18,723,952
General and administrative	2,679,396	1,884,293	7,778,386	7,833,612
Sales and marketing	2,630,545	2,310,760	8,676,298	5,889,137
Amortization expense	1,037,414	1,065,398	3,195,108	3,315,843
Impairment of intangible assets	—	159,687	1,449,121	1,861,562
Change in fair value of contingent consideration	(197,219)	84,844	(1,009,168)	360,850

Total operating expenses	9,328,632	28,388,101	32,188,096	47,163,180

Loss from operations	(3,715,356)	(24,313,315)	(16,713,973)	(33,820,481)
Other (expense) income:
Change in fair value of warrant liability and unit purchase option liability	35,491	(2,994)	6,823	(22,329)
Other (expense) income, net	(15,000)	—	(24,400)	18,655
Interest expense, net	(205,938)	(234,854)	(613,624)	(577,664)

Total other expense, net	(185,447)	(237,848)	(631,201)	(581,338)

Net loss before taxes	(3,900,803)	(24,551,163)	(17,345,174)	(34,401,819)
Income tax expense	115,651	52,412	348,427	92,076

Net loss	$(4,016,454)	$(24,603,575)	$(17,693,601)	$(34,493,895)

Net loss per share of common stock, basic and diluted	$(0.07)	$(0.71)	$(0.31)	$(1.05)

Net loss per share of preferred stock, basic and diluted	$(0.35)	$—	$(1.56)	$—

See accompanying notes to the unaudited condensed consolidated financial statements.

CERECOR INC. and SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
	2019	2018
Operating activities
Net loss	$(17,693,601)	$(34,493,895)
Adjustments to reconcile net loss provided by (used in) operating activities:
Depreciation and amortization	3,266,313	3,333,416
Impairment of intangible assets	1,449,121	1,861,562
Stock-based compensation	1,942,196	1,796,387
Acquired in-process research and development, including transaction costs	—	18,723,952
Deferred taxes	28,823	(47,994)
Amortization of inventory fair value associated with acquisition of TRx and Avadel's pediatric products	107,272	262,419
Non-cash interest expense	—	327,224
Change in fair value of warrant liability and unit purchase option liability	(6,823)	22,328
Change in fair value of contingent consideration	(1,009,168)	360,850
Changes in assets and liabilities:
Accounts receivable, net	(1,798,216)	(73,513)
Other receivables	5,260,807	(3,072,729)
Inventory, net	601,241	(226,735)
Prepaid expenses and other assets	(140,503)	27,571
Escrowed cash receivable	—	3,752,390
Accounts payable	(619,669)	172,243
Income taxes payable	(1,017,804)	(64,100)
Accrued expenses and other liabilities	(6,573,918)	6,186,178
License obligations	(1,250,000)	—

Net cash used in operating activities	(17,453,929)	(1,152,446)

Investing activities
Acquisition of Avadel's pediatric products	—	(1)
Cash acquired from the acquisition of Ichorion Therapeutics, Inc.	—	1,429,876
Purchase of property and equipment	(262,011)	(65,057)

Net cash (used in) provided by investing activities	(262,011)	1,364,818

Financing activities
Proceeds from exercise of stock options and warrants	257,993	508,746
Proceeds from sales of common stock under employee stock purchase plan	127,537	8,400
Restricted stock units withheld for taxes	(33,959)	—
Proceeds from sale of shares pursuant to private placement, net	3,737,400	3,857,106
Proceeds from underwritten public offering, net	8,975,960	—
Payment of contingent consideration	(567,911)	(137,008)
Payment of long-term debt	(73,026)	—

Net cash provided by financing activities	12,423,994	4,237,244

(Decrease) increase in cash, cash equivalents and restricted cash	(5,291,946)	4,449,616
Cash, cash equivalents, and restricted cash at beginning of period	10,746,756	2,605,499

Cash, cash equivalents, and restricted cash at end of period	$5,454,810	$7,055,115

Supplemental disclosures of cash flow information
Cash paid for interest	$787,500	$262,500
Cash paid for taxes	$1,326,025	$—
Supplemental disclosures of non-cash activities
Leased asset obtained in exchange for new operating lease liability	$743,025	$—

Debt assumed in Avadel Pediatric Products acquisition	$—	$(15,075,000)

See accompanying notes to the unaudited condensed consolidated financial statements.

CERECOR INC. and SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited) (Continued)

        The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the condensed consolidated balance sheets that sum to the total of the same such amounts shown in the condensed consolidated statements of cash flows:

	September 30,
	2019	2018
Cash and cash equivalents	$5,250,651	$6,838,353
Restricted cash, current	102,214	37,027
Restricted cash, non-current	101,945	179,735

Total cash, cash equivalents and restricted cash	$5,454,810	$7,055,115

See accompanying notes to the unaudited condensed consolidated financial statements.

CERECOR INC. and SUBSIDIARIES

Condensed Consolidated Statements of Changes in Stockholders' Equity (Unaudited)

	Common stock		Preferred Stock
					Additional paid-in capital	Contingently issuable stock Amount	Accumulated deficit	Total stockholders' equity
	Shares	Amount	Shares	Amount
Three Months Ended September 30, 2018:
Balance, June 30, 2018	33,790,686	$33,792	—	$—	$87,241,204	$—	$(68,055,580)	$19,219,416
Issuance of shares pursuant to common stock private placement, net of offering costs	1,000,000	1,000	—	—	3,856,106	—	—	3,857,106
Issuance of shares in acquisition of Ichorion assets	5,798,735	5,774	—	—	19,965,780	—	—	19,971,554
Exercise of stock options and warrants	90,213	90	—	—	118,182	—	—	118,272
Stock-based compensation	—	—	—	—	945,132	—	—	945,132
Net loss	—	—	—	—	—	—	(24,603,575)	(24,603,575)

Balance, September 30, 2018	40,679,634	$40,656	—	$—	$112,126,404	$—	$(92,659,155)	$19,507,905

Nine Months Ended September 30, 2018:
Balance, December 31, 2017	31,266,989	$31,268	—	$—	$83,338,136	$2,655,464	$(58,165,260)	$27,859,608
Issuance of contingently issuable shares in acquisition of TRx	2,349,968	2,350			2,653,114	(2,655,464)	—	—
Issuance of shares pursuant to common stock private placement, net of offering costs	1,000,000	1,000	—	—	3,856,106	—	—	3,857,106
Issuance of shares in acquisition of Ichorion assets	5,798,735	5,774	—	—	19,965,780	—	—	19,971,554
Exercise of stock options and warrants	243,942	244	—	—	508,501	—	—	508,745
Shares purchased through employee stock purchase plan	20,000	20	—	—	8,380	—	—	8,400
Stock-based compensation	—	—	—	—	1,796,387	—	—	1,796,387
Net loss	—	—	—	—	—	—	(34,493,895)	(34,493,895)

Balance, September 30, 2018	40,679,634	$40,656	—	$—	$112,126,404	$—	$(92,659,155)	$19,507,905

Three Months Ended September 30, 2019
Balance, June 30, 2019	42,898,251	$42,898	2,857,143	$2,857	$129,545,721	$—	$(111,895,217)	$17,696,259
Issuance of shares pursuant to common stock private placement, net of offering costs	1,200,000	1,200	—	—	3,736,200	—	—	3,737,400
Exercise of stock options and warrants	539	1	—	—	1,175	—	—	1,176
Restricted Stock Units vested during period	11,250	11	—	—	(11)	—	—	—
Restricted Stock Units withheld for taxes	(3,246)	(3)	—	—	(15,898)	—	—	(15,901)
Stock-based compensation	—	—	—	—	818,794	—	—	818,794
Net loss	—	—	—	—	—	—	(4,016,454)	(4,016,454)

Balance, September 30, 2019	44,106,794	$44,107	2,857,143	$2,857	$134,085,981	$—	$(115,911,671)	$18,221,274

Nine Months Ended September 30, 2019
Balance, December 31, 2018	40,804,189	$40,804	2,857,143	$2,857	$119,082,157	$—	$(98,218,070)	$20,907,748
Issuance of shares of common stock in underwritten public offering, net of offering costs	1,818,182	1,818	—	—	8,974,142	—	—	8,975,960
Issuance of shares pursuant to common stock private placement, net of offering costs	1,200,000	1,200			3,736,200			3,737,400
Exercise of stock options and warrants	74,952	75	—	—	257,918	—	—	257,993
Restricted Stock Units vested during period	172,500	173	—	—	(173)	—	—	—
Restricted Stock Units withheld for taxes	(6,969)	(7)	—	—	(33,952)	—	—	(33,959)
Shares purchased through employee stock purchase plan	43,940	44	—	—	127,493	—	—	127,537
Stock-based compensation	—	—	—	—	1,942,196	—	—	1,942,196
Net loss	—	—	—	—	—	—	(17,693,601)	(17,693,601)

Balance, September 30, 2019	44,106,794	$44,107	2,857,143	$2,857	$134,085,981	$—	$(115,911,671)	$18,221,274

See accompanying notes to the unaudited condensed consolidated financial statements.

CERECOR INC. and SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

1. Business

        Cerecor Inc. (the "Company" or "Cerecor") is a biopharmaceutical company focused on becoming a leader in the development and commercialization of treatments for orphan diseases and neurological disorders. The Company's orphan disease pipeline is led by CERC-801, CERC-802 and CERC-803. All three compounds are therapies for inborn errors of metabolism, specifically disorders known as Congenital Disorders of Glycosylation ("CDGs") by means of substrate replacement therapy. The U.S. Food and Drug Administration ("FDA") has granted Rare Pediatric Disease Designation ("RPDD") and Orphan Drug Designation ("ODD") to all three CERC-800 compounds, thus qualifying the Company to receive a Priority Review Voucher ("PRV") upon approval of a new drug application ("NDA"). The PRV may be sold or transferred an unlimited number of times. The Company plans to leverage the 505(b)(2) NDA pathway for all three compounds to accelerate their development and approval. Additionally, CERC-801 and CERC-802 were granted Fast Track Designation ("FTD") from the FDA which helps facilitate and expedite development of each compound. The Company is also in the process of developing one other preclinical orphan disease compound, CERC-913, for the treatment of mitochondrial DNA Depletion Syndrome. The Company's neurology pipeline is led by CERC-301, a Glutamate NR2B selective, NMDA Receptor antagonist, which Cerecor is currently developing as a novel treatment for orthostatic hypotension ("OH"). The Company is also developing CERC-406, a CNS-targeted COMT inhibitor for Parkinson's Disease. The Company also currently has one marketed product, Millipred®, an oral prednisolone indicated across a wide variety of inflammatory conditions and indications.

        Cerecor was incorporated in 2011, commenced operations in 2011 and completed an initial public offering in October 2015.

        On November 17, 2017, the Company acquired TRx Pharmaceuticals, LLC ("TRx") and its wholly-owned subsidiaries (see "TRx Acquisition" in Note 5 below for a description of this transaction).

        On February 16, 2018, Cerecor acquired all rights to Avadel Pharmaceuticals PLC's ("Avadel") marketed pediatric products (the "Acquired Products") in exchange for Cerecor assuming certain financial obligations of Avadel (see "Avadel Pediatric Products Acquisition" in Note 5 below for a description of this transaction).

        On September 25, 2018, the Company acquired Ichorion Therapeutics, Inc., a privately-held biopharmaceutical company focused on developing treatments and increasing awareness of inherited metabolic disorders known as CDGs (see "Ichorion Asset Acquisition" in Note 5 below for a description of this transaction).

        On October 10, 2019, the Company entered into, and subsequently closed on, an asset purchase agreement (the "Aytu Purchase Agreement") with Aytu BioScience, Inc. ("Aytu") to sell the Company's rights, title and interest in, assets relating to its Pediatric Portfolio, namely Aciphex® Sprinkle™, Cefaclor for Oral Suspension, Karbinal™ ER, Flexichamber™, Poly-Vi-Flor® and Tri-Vi-Flor™ (the "Divested Assets" or "Pediatric Portfolio"), as well as the corresponding commercial infrastructure consisting of the right to offer employment to Cerecor's sales force and the assignment of supporting commercial contracts (the "Aytu transaction"). Aytu provided consideration of cash and preferred stock totaling $17 million ($4.5 million in cash and $12.5 million in Aytu preferred stock) and assumed certain of the Company's liabilities, including the Company's payment obligations payable to Deerfield CSF, LLC ("Deerfield") of approximately $15 million and certain other liabilities in excess of approximately $11 million. In addition, Aytu assumed future contractual obligations under existing license agreements associated with the Divested Assets. The Aytu transaction closed on November 1,

CERECOR INC. and SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

1. Business (Continued)

2019. Upon closing of the transaction, Cerecor terminated all sales force personnel, which included both those that Aytu offered employment, as well as any remaining sales force personnel. Cerecor expects to incur severance charges and legal costs in the fourth quarter as a result of the transaction (see Note 14 for description of this transaction).

Liquidity

        In order to meet its cash flow needs, the Company applies a disciplined decision-making methodology as it evaluates the optimal allocation of the Company's resources between investing in the Company's development portfolio and acquisitions or in-licensing of new assets. For the nine months ended September 30, 2019, Cerecor generated a net loss of $17.7 million and negative cash flow from operations of $17.5 million. As of September 30, 2019, Cerecor had an accumulated deficit of $115.9 million and a balance of $5.3 million in cash and cash equivalents.

        During the first quarter of 2019, the Company closed an underwritten public offering of common stock for 1,818,182 shares of common stock of the Company, at a price to the public of $5.50 per share ("public price"). Armistice Capital Master Fund Ltd. ("Armistice"), our largest stockholder, participated in the offering by purchasing 363,637 shares of common stock of the Company from the underwriter at the public price. Cerecor director Steven J. Boyd is Armistice's Chief Investment Officer. The net proceeds of the offering were approximately $9.0 million (see "Common Stock Offering" in Note 9 below for description of the transaction). During the third quarter of 2019, the Company entered into a securities purchase agreement with Armistice, pursuant to which the Company sold 1,200,000 shares of the Company's common stock for a purchase price of $3.132 per share. Net proceeds of the private placement were approximately $3.7 million. During the fourth quarter of 2019, the Company entered into, and subsequently closed on, the Aytu Purchase Agreement to sell the Company's rights, title and interest in, assets relating to its Pediatric Portfolio and related commercial infrastructure for a combination of cash and preferred stock totaling $17 million ($4.5 million in cash and $12.5 million in Aytu preferred stock) and assumption of certain of the Company's liabilities including the Company's payment obligations payable to Deerfield and certain other liabilities in excess of $15 million.

        The Company plans to use its current cash on hand inclusive of the $4.5 million cash collected in the fourth quarter of 2019 from the sale of the Pediatric Portfolio and related commercial infrastructure and the anticipated cash flows from the Company's sales of Millipred to offset costs related to its neurology programs, orphan disease programs, business development, and costs associated with its organizational infrastructure. Cerecor expects to continue to incur significant expenses and operating losses for the immediate future as it continues to invest in the Company's pipeline assets. Our ability to achieve and maintain profitability in the future is dependent on, among other things, the development, regulatory approval, and commercialization of our pipeline assets, the potential sale of any PRVs we receive and revenue from Millipred product sales, all being adequate to support our cost structure and pipeline asset development.

        The Company believes it will require additional financing to continue to execute its clinical development strategy and fund future operations. The Company plans to meet its capital requirements through operating cash flows from product sales of Millipred and some combination of PRV sales, equity or debt financings, collaborations, out-licensing arrangements, strategic alliances, federal and private grants, marketing, distribution or licensing arrangements or the sale of current or future assets.

CERECOR INC. and SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

1. Business (Continued)

If the Company is not able to secure adequate additional funding, the Company may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible or suspend or curtail planned programs. If the Company raises additional funds through collaborations, strategic alliances or licensing arrangements with third parties, the Company may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates.

        Our plan to aggressively develop our pipeline will require substantial cash in excess of what the Company expects our cash from the current commercial operations to generate. However, the Company expects that our existing cash and cash equivalents, together with anticipated revenue, will enable us to fund our operating expenses, capital expenditure requirements, and other non-operating cash payments through at least November 2020.

2. Basis of Presentation and Significant Accounting Policies

Basis of Presentation

        The Company's unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification ("ASC") and Accounting Standards Updates ("ASU") of the Financial Accounting Standards Board ("FASB").

        In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring adjustments, which are necessary to present fairly the Company's financial position, results of operations, and cash flows. The condensed consolidated balance sheet at December 31, 2018 has been derived from audited financial statements at that date. The interim results of operations are not necessarily indicative of the results that may occur for the full fiscal year. Certain information and footnote disclosure normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to instructions, rules, and regulations prescribed by the United States Securities and Exchange Commission ("SEC"). Certain prior period amounts have been reclassified to conform to the current year presentation, as described below.

        The Company believes that the disclosures provided herein are adequate to make the information presented not misleading when these unaudited condensed consolidated financial statements are read in conjunction with the December 31, 2018 audited consolidated financial statements.

Reclassification

        During the fourth quarter of 2018, the Company concluded that going forward it would include change in fair value of contingent consideration within its own stand-alone line in operating expenses in the Company's statements of operations. The Company has reclassified $0.1 million and $0.4 million from other expenses to operating expenses in the three and nine months ended September 30, 2018, respectively, on the statement of operations to conform with current period presentation.

Significant Accounting Policies

        During the nine months ended September 30, 2019, there were no significant changes to the Company's summary of significant accounting policies contained in the Company's Annual Report on

CERECOR INC. and SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

2. Basis of Presentation and Significant Accounting Policies (Continued)

Form 10-K for the year ended December 31, 2018, as filed with the SEC on March 18, 2019 and amended on April 23, 2019, except for the recently adopted accounting standards described below.

        The following significant accounting policy was updated in 2019 to reflect changes upon our adoption of ASU No. 2016-02, Leases (Topic 842) ("ASU 2016-02").

Leases

        The Company determines if an arrangement is a lease at inception. If an arrangement contains a lease, the Company performs a lease classification test to determine if the lease is an operating lease or a finance lease. The Company has identified one operating lease, which is for its corporate headquarters. Right-of-use ("ROU") assets represent the right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease liabilities are recognized on the commencement date of the lease based on the present value of the future lease payments over the lease term and are included in other long-term liabilities and other current liabilities on our condensed consolidated balance sheet. ROU assets are valued at the initial measurement of the lease liability, plus any indirect costs or rent prepayments, and reduced by any lease incentives and any deferred lease payments. Operating ROU assets are recorded in property and equipment, net on the condensed consolidated balance sheet and are amortized over the lease term. To determine the present value of lease payments on lease commencement, we use the implicit rate when readily determinable, however, as most leases do not provide an implicit rate, we use our incremental borrowing rate based on information available at commencement date. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Furthermore, the Company has elected the practical expedient to account for the lease and non-lease components as a single lease component for the leased property asset class. Lease expense is recognized on a straight-line basis over the life of the lease and is included within general and administrative expenses.

Recently Adopted Accounting Pronouncements

Adoption of ASC 842

        In February 2016, FASB issued ASU 2016-02, which revises existing practice related to accounting for leases under ASC No. 840, Leases ("ASC 840") for both lessees and lessors. The new guidance in ASU 2016-02 requires lessees to recognize a ROU asset and a lease liability for nearly all leases (other than leases that meet the definition of a short-term lease). The lease liability will be equal to the present value of lease payments and the ROU asset will be based on the lease liability, subject to adjustment such as for initial direct costs. For income statement purposes, the new standard retains a dual model similar to ASC 840, requiring leases to be classified as either operating leases or finance leases. For lessees, operating leases will result in straight-line expense (similar to current accounting by lessees for operating leases under ASC 840) while finance leases will result in a front-loaded expense pattern (similar to current accounting by lessees for capital leases under ASC 840).

        The Company adopted the standard using the modified retrospective transition method on its effective date of January 1, 2019 and therefore did not adjust prior comparative periods as permitted by the codification improvements issued by FASB in July 2018. Additionally, the Company elected the package of practical expedients permitted under the transition guidance within the new standard, which among other things, allows the Company to carryforward the historical lease classification. As a result

CERECOR INC. and SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

2. Basis of Presentation and Significant Accounting Policies (Continued)

of the standard, the Company recorded a lease liability of $1.2 million and a ROU asset of $0.7 million, which is equal to the initial measurement of the lease liability reduced by the unamortized balance of lease incentive received and deferred rent. There was no material impact to our condensed consolidated income statement (see Note 12 below for more information).

Other Adopted Accounting Pronouncements

SEC Simplification

        In August 2018, the SEC adopted the final rule under SEC Release No. 33-10532 Disclosure Update and Simplification, to eliminate or modify certain disclosure rules that are redundant, outdated, or duplicative of GAAP or other regulatory requirements. Among other changes, the amendments provide that disclosure requirements related to the analysis of stockholders' equity are expanded for interim financial statements. An analysis of the changes in each caption of stockholders' equity presented in the balance sheet must be provided in a note or separate statement. The Company began providing this disclosure in the first quarter of 2019 within a separate statement.

New Accounting Pronouncements

Financial Instruments—Credit Losses

        In June 2016, the FASB issued ASU No. 2016-13, "Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments." (ASU 2016-13) This guidance applies to all entities and impacts how entities account for credit losses for most financial assets and other instruments. For available-for-sale debt securities, entities will be required to recognize an allowance for credit losses rather than a reduction to the carrying value of the asset. For trade receivables, loans and held-to-maturity debt securities, entities will be required to estimate lifetime expected credit losses. This guidance is effective for fiscal years beginning after December 15, 2019 and interim periods therein. The Company is currently evaluating the potential impact of the adoption of this standard, however, does not expect that the adoption of this new standard will have a material impact on the Company's results of operations or disclosures.

Fair Value Measurements

        In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. This new standard modifies certain disclosure requirements on fair value measurements. This new standard will be effective for the Company on January 1, 2020. The Company is currently evaluating the potential impact of the adoption of this standard on its financial statements.

CERECOR INC. and SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

3. Revenue from Contracts with Customers

        The Company generates substantially all of its revenue from sales of prescription pharmaceutical products to its customers. The following table presents net revenues disaggregated by type (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Prescribed dietary supplements	$2,318	$2,097	$5,909	$5,767
Prescription drugs	3,195	1,978	9,465	7,279
License and other revenue	100	—	100	—
Sales force revenue	—	—	—	297

Total revenue	$5,613	$4,075	$15,474	$13,343

        As is typical in the pharmaceutical industry, the Company sells its prescription pharmaceutical products (which include prescribed dietary supplements and prescription drugs) in the United States primarily through wholesale distributors and a specialty contracted pharmacy. Wholesale distributors account for substantially all of the Company's net product revenues and trade receivables. In addition, the Company earns revenue from sales of its prescription pharmaceutical products directly to retail pharmacies. For the three months ended September 30, 2019, the Company's three largest customers accounted for approximately 32%, 31%, and 27% of the Company's total net product revenues from sale of prescription pharmaceutical products. For the nine months ended September 30, 2019, the Company's three largest customers accounted for approximately 35%, 31%, and 26% of the Company's total net product revenues from sale of prescription pharmaceutical products.

4. Net Loss Per Share

        The Company computes earnings per share ("EPS") using the two-class method. The two-class method of computing EPS is an earnings allocation formula that determines EPS for common stock and any participating securities according to dividends declared and participation rights in undistributed earnings. The Company has two classes of stock outstanding, common stock and preferred stock. The preferred stock was issued in the fourth quarter of 2018 upon Armistice exercising preferred stock warrants to acquire an aggregate of 2,857,143 shares of the Series B Convertible Preferred Stock ("convertible preferred stock"). The convertible preferred stock has the same rights and preferences as common stock, other than being non-voting and convertible to shares of common stock on a 1-to-5 ratio.

        Under the two-class method, the convertible preferred stock is considered a separate class of stock for EPS purposes and therefore basic and diluted EPS is provided below for both common stock and preferred stock. EPS for common stock and EPS for preferred stock is computed by dividing the sum of distributed earnings and undistributed earnings for each class of stock by the weighted average number of shares outstanding for each class of stock for the period. In applying the two-class method, undistributed earnings are allocated to common stock and preferred stock based on the weighted average shares outstanding during the period, which assumes the convertible preferred stock has been converted to common stock.

CERECOR INC. and SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

4. Net Loss Per Share (Continued)

        Diluted net (loss) income per share includes the potential dilutive effect of common stock equivalents as if such securities were converted or exercised during the period, when the effect is dilutive. Common stock equivalents include: (i) outstanding stock options and restricted stock units, which are included under the "treasury stock method" when dilutive, (ii) common stock to be issued upon the assumed conversion of the Company's unit purchase option (the "UPO") shares, which are included under the "if-converted method" when dilutive; (iii) prior to issuance, the contingently issuable shares in the TRx acquisition, if contingencies would have been satisfied if the end of the contingency period were as of the balance sheet date under the "if-converted method" when dilutive; and (iv) common stock to be issued upon the exercise of outstanding warrants, which are included under the "treasury stock method" when dilutive. Because the impact of these items is generally anti-dilutive during periods of net loss, there is no difference between basic and diluted loss per common share for periods with net losses. In periods of net loss, losses are allocated to the participating security only if the security has not only the right to participate in earnings, but also a contractual obligation to share in the Company's losses.

        The following table sets forth the computation of basic and diluted net loss per share of common stock and preferred stock for the three and nine months ended September 30, 2019 and 2018, which includes both classes of participating securities:

	Three Months Ended September 30,
	2019		2018
	Common stock	Preferred stock	Common stock	Preferred stock
Numerator:
Allocation of undistributed net loss	$(3,019,101)	$(997,353)	$(24,603,575)	$—
Denominator:
Weighted average shares	43,244,481	2,857,143	34,648,641	—

Basic and diluted net loss per share	$(0.07)	$(0.35)	$(0.71)	$—

	Nine Months Ended September 30,
	2019		2018
	Common stock	Preferred stock	Common stock	Preferred stock
Numerator:
Allocation of undistributed net loss	$(13,238,766)	$(4,454,835)	$(34,493,895)	$—
Denominator:
Weighted average shares	42,453,928	2,857,143	32,749,291	—

Basic and diluted net loss per share	$(0.31)	$(1.56)	$(1.05)	$—

CERECOR INC. and SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

4. Net Loss Per Share (Continued)

        The following outstanding securities have been excluded from the computation of diluted weighted shares outstanding for the three and nine months ended September 30, 2019 and 2018, as they could have been anti-dilutive:

	Three and Nine Months Ended September 30,
	2019	2018
Stock options	5,297,124	4,119,187
Warrants on common stock	4,024,708	18,905,064
Restricted Stock Units	267,500	445,000
Underwriters' unit purchase option	40,000	40,000

5. Acquisitions

Asset Acquisitions

Ichorion Asset Acquisition

        On September 24, 2018, the Company entered into, and subsequently consummated the transactions contemplated by, an agreement and plan of merger (the "Merger Agreement") by and among the Company and Ichorion Therapeutics, Inc., a Delaware corporation (the "Ichorion Asset Acquisition"), with Ichorion surviving as a wholly owned subsidiary of the Company. The consideration for the Ichorion Asset Acquisition consisted of approximately 5.8 million shares of the Company's common stock, par value $0.001 per share, as adjusted for Estimated Working Capital, as defined in the Merger Agreement. The shares of common stock issued as part of the acquisition may not be resold until January 2020. Consideration for the Ichorion Asset Acquisition includes certain development milestones worth up to an additional $15.0 million, payable either in shares of the Company's common stock or in cash, at the election of the Company.

        The fair value of the common stock shares transferred at closing was approximately $20.0 million based on the Company's stock price close on September 24, 2018 and offset by an estimated discount for lack of marketability calculated using guideline public company volatility for comparable companies. The assets acquired consisted primarily of $18.7 million of acquired in-process research and development ("IPR&D"), $1.6 million of cash and $0.2 million assembled workforce. The Company recorded this transaction as an asset purchase as opposed to a business combination as management concluded that substantially all of the value received was related to one group of similar identifiable assets which was the IPR&D for the three preclinical therapies for inherited metabolic disorders known as CDGs (CERC-801, CERC-802 and CERC-803). The Company considered these assets similar due to similarities in the risks for development, compound type, stage of development, regulatory pathway, patient population and economics of commercialization. The fair value of the IPR&D was immediately recognized as Acquired In-Process Research and Development expense as the IPR&D asset has no other alternate use due to the stage of development. The $0.2 million of transaction costs incurred were recorded to acquired IPR&D expense. The assembled workforce asset recorded to intangible assets will be amortized over an estimated useful life of two years.

        The contingent consideration of up to an additional $15.0 million relates to three future development milestones. The first milestone is the first product being approved for marketing by the FDA on or prior to December 31, 2021. If this milestone is met, the Company is required to make a

CERECOR INC. and SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

5. Acquisitions (Continued)

milestone payment of $6.0 million. The second milestone is the second product being approved for marketing by the FDA on or prior to December 31, 2021. If this milestone is met, the Company is required to make a milestone payment of $5.0 million. The third milestone is a protide molecule being approved by the FDA on or prior to December 31, 2023. If this milestone is met, the Company is required to make a milestone payment of $4.0 million. All milestones are payable in either shares of the Company's common stock or cash, at the election of the Company.

        The contingent consideration related to the development milestones will be recognized if and when such milestones are probable and can be reasonably estimated. As of September 30, 2019, no contingent consideration related to the development milestone has been recognized. The Company will continue to monitor the development milestones at each reporting period.

Avadel Pediatric Products Acquisition

        On February 16, 2018, the Company entered into an asset purchase agreement with Avadel US Holdings, Inc., Avadel Pharmaceuticals (USA), Inc., Avadel Pediatrics, Inc., Avadel Therapeutics, LLC and Avadel Pharmaceuticals PLC (collectively, the "Sellers") to purchase and acquire all rights to the Sellers' pediatric products. Total consideration transferred to the Sellers consisted of: (1) a cash payment of one dollar, (2) the Company's assumption of existing seller debt due in January 2021 with a fair value of $15.1 million, and (3) contingent consideration relating to royalty obligations through February 2026 with a fair value at acquisition date of approximately $7.9 million. As a result of the Avadel pediatric products acquisition, the Company recorded goodwill of $3.8 million, which is deductible over 15 years for income tax purposes.

        The transaction was accounted for as a business combination under the acquisition method of accounting. Accordingly, the tangible and identifiable intangible assets acquired and liabilities assumed were recorded at fair value as of the date of acquisition, with the remaining purchase price recorded as goodwill. The goodwill recognized was attributable primarily to strategic opportunities related to an expanded commercial footprint and diversified pediatric product portfolio that is expected to provide revenue and cost synergies.

        During the second quarter of 2018, the Company identified and recorded measurement period adjustments to the preliminary purchase price allocation. These adjustments are reflected in the tables below. The measurement period adjustments were the result of additional analysis performed and information identified during the second quarter of 2018 based on facts and circumstances that existed as of the purchase date. There were no additional measurement adjustments recorded in 2018.

CERECOR INC. and SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

5. Acquisitions (Continued)

        The following table summarizes the preliminary fair values of the assets acquired and liabilities assumed at the date of acquisition and as adjusted for measurement period adjustments identified during the second quarter of 2018:

	At February 16, 2018 (preliminary)	Measurement Period Adjustments	At February 16, 2018 (as adjusted)
Inventory	$2,549,000	$(1,831,000)	$718,000
Prepaid assets	—	570,000	570,000
Intangible assets	16,453,000	1,838,000	18,291,000
Accrued expenses	—	(362,000)	(362,000)
Fair value of debt assumed	(15,272,303)	197,303	(15,075,000)
Fair value of contingent consideration	(7,875,165)	(44,835)	(7,920,000)

Total net liabilities assumed	(4,145,468)	367,468	(3,778,000)
Consideration exchanged	241,000	(240,999)	1

Goodwill	$4,386,468	$(608,467)	$3,778,001

        The purchase price allocation related to the acquisition of Avadel's pediatric products was finalized in 2018. The fair values of intangible assets, including marketing rights, licenses and developed technology, were determined using variations of the income approach. Varying discount rates were also applied to the projected net cash flows. The Company believes the assumptions are representative of those a market participant would use in estimating fair value. The fair value of intangible assets both as of the date of acquisition and as adjusted by measurement period adjustments identified during the second quarter of 2018 includes the following:

	At February 16, 2018 (preliminary)	Measurement Period Adjustments	At February 16, 2018 (as adjusted)
Acquired Product Marketing Rights—Karbinal	$6,221,000	$(21,000)	$6,200,000
Acquired Product Marketing Rights—AcipHex	2,520,000	283,000	2,803,000
Acquired Product Marketing Rights—Cefaclor	6,291,000	1,320,000	7,611,000
Acquired Developed Technology—Flexichamber	1,131,000	546,000	1,677,000
Acquired IPR&D—LiquiTime formulations	290,000	(290,000)	—

Total	$16,453,000	$1,838,000	$18,291,000

        Subsequent to the finalization of the purchase price allocation related to the acquisition of Avadel's pediatric products, during the second quarter of 2019, the Company made a strategic decision to eliminate sales force efforts related to selling Flexichamber (other than the limited inventory currently on hand). As a result of this decision, paired with significant deviations from forecasted sales, management identified an impairment indicator for Flexichamber during the second quarter of 2019. Accordingly, during the second quarter of 2019, the Company performed a test for recoverability and concluded that the sum of its estimated future undiscounted cash flows was less than its carrying value of $1.4 million. Management then measured the impairment loss by calculating the excess of Flexichamber's carrying amount over its fair value. Management determined that due to the absence of future material cash flows that the fair value of Flexichamber as of June 30, 2019, which is considered a Level 3 nonrecurring fair value measurement, was $0. Accordingly, a full impairment was recognized in

CERECOR INC. and SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

5. Acquisitions (Continued)

the impairment of intangible asset line for Flexichamber in the amount of $1.4 million for the nine months ended September 30, 2019. In addition, because the Company expects the sale of remaining inventory on hand will not generate material cash flows, the Company wrote down the existing inventory on hand as of June 30, 2019 to $0, which resulted in $0.2 million charge to cost of product sales during the nine months ended September 30, 2019.

TRx Acquisition

        On November 17, 2017, the Company entered into, and consummated the transactions contemplated by, an equity interest purchase agreement (the "TRx Purchase Agreement") by and among the Company, TRx, Fremantle Corporation and LRS International LLC, the selling members of TRx (collectively, the "TRx Sellers"), which provided for the purchase of all of the equity and ownership interests of TRx by the Company (the "TRx Acquisition"). The consideration for the TRx Acquisition consisted of $18.9 million in cash, as adjusted for estimated working capital, estimated cash on hand, estimated indebtedness and estimated transaction expenses, as well as 7,534,884 shares of the Company's common stock having an aggregate value on the closing date of $8.5 million and certain potential contingent payments. Upon closing, the Company issued 5,184,920 shares of its common stock to the TRx Sellers. Pursuant to the TRx Purchase Agreement, the issuance of the remaining 2,349,968 shares was subject to the Company's stockholder approval. In May 2018, stockholder approval was obtained and the remaining shares were issued to the TRx Sellers. The contingent shares were initially recorded to contingently issuable shares, which is recorded within stockholder's equity and were reclassed to common stock and additional paid in capital upon issuance, on the consolidating balance sheet date. As a result of the TRx Acquisition, the Company has currently recorded goodwill of $12.6 million, of which $8.7 million was deductible for income taxes.

        During the third quarter of 2018, the Company identified and recorded measurement period adjustments to our preliminary purchase price allocation that was disclosed in prior periods. These adjustments are reflected in the tables below. The measurement period adjustments were the result of an arbitration ruling discussed in further detail in Note 13, the facts and circumstances of which existed as of the acquisition date.

        The following table summarizes the preliminary acquisition-date fair value of the consideration transferred at the date of acquisition both as disclosed in periods prior to the third quarter of 2018 and as adjusted for measurement period adjustments identified during the third quarter of 2018:

	At November 17, 2017 (preliminary)	Measurement Period Adjustments	At November 17, 2017 (as adjusted)
Cash	$18,900,000	$—	$18,900,000
Common stock (including contingently issuable shares)	8,514,419	—	8,514,419
Contingent payments	2,576,633	(1,210,000)	1,366,633

Total consideration transferred	$29,991,052	(1,210,000)	28,781,052

        The TRx Acquisition was accounted for as a business combination under the acquisition method of accounting. Accordingly, the tangible and identifiable intangible assets acquired, and liabilities assumed, were recorded at fair value as of the date of acquisition, with the remaining purchase price recorded as

CERECOR INC. and SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

5. Acquisitions (Continued)

goodwill. The goodwill recognized is attributable primarily to strategic opportunities related to leveraging TRx's research and development, intellectual property, and processes.

        The following table summarizes the preliminary fair values of the assets acquired and liabilities assumed at the date of acquisition both as disclosed in periods prior to the third quarter of 2018 and as adjusted for measurement period adjustments identified during the third quarter of 2018:

	At November 17, 2017 (preliminary)	Measurement Period Adjustments	At November 17, 2017 (as adjusted)
Fair value of assets acquired:
Cash and cash equivalents	$11,068	$—	$11,068
Accounts receivable, net	2,872,545	—	2,872,545
Inventory	495,777	—	495,777
Prepaid expenses and other current assets	134,281	—	134,281
Other receivables	—	2,764,515	2,764,515
Identifiable Intangible Assets:			—
Acquired product marketing rights—Metafolin	10,465,000	1,522,000	11,987,000
PAI sales and marketing agreement	2,334,000	219,000	2,553,000
Acquired product marketing rights—Millipred	4,714,000	342,000	5,056,000
Acquired product marketing rights—Ulesfia	555,000	(555,000)	—

Total assets acquired	21,581,671	4,292,515	25,874,186

Fair value of liabilities assumed:
Accounts payable	192,706	—	192,706
Accrued expenses and other current liabilities	4,850,422	3,764,515	8,614,937
Deferred tax liability	839,773	78,840	918,613

Total liabilities assumed	5,882,901	3,843,355	9,726,256
Total identifiable net assets	15,698,770	449,160	16,147,930

Fair value of consideration transferred	29,991,052	(1,210,000)	28,781,052

Goodwill	$14,292,282	$(1,659,160)	$12,633,122

        The purchase price allocation related to the acquisition of TRx was finalized in 2018. The fair values of intangible assets, including marketing rights, licenses and developed technology, were determined using variations of the income approach, specifically the multi-period excess earnings method. Varying discount rates were also applied to the projected net cash flows. The Company believes the assumptions are representative of those a market participant would use in estimating fair

CERECOR INC. and SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

5. Acquisitions (Continued)

value. The final fair value of intangible assets both as disclosed in prior periods and as adjusted by measurement period adjustments identified during the third quarter of 2018 includes the following:

	At November 17, 2017 (preliminary)	Measurement Period Adjustments	At November 17, 2017 (as adjusted)
Acquired product marketing rights—Metafolin	$10,465,000	$1,522,000	$11,987,000
PAI sales and marketing agreement	2,334,000	219,000	2,553,000
Acquired product marketing rights—Millipred	4,714,000	342,000	5,056,000
Acquired product marketing rights—Ulesfia	555,000	(555,000)	—

Total	$18,068,000	$1,528,000	$19,596,000

        The Company received written notice to terminate the Pharmaceutical Associates, Inc. ("PAI") sales and marketing agreement in the second quarter of 2018. As a result, the Company reassessed the fair value of the PAI sales and marketing agreement on that date (a level III non-recurring fair value measurement) and concluded due to the absence of future cash flows beyond the date of termination that the fair value was $0. An impairment charge was recognized in the second quarter of 2018 in the amount of $1.9 million, representing the remaining net book value of the PAI sales and marketing agreement intangible asset.

Pro Forma Impact of Business Combinations

        The following supplemental unaudited pro forma information presents Cerecor's financial results as if the acquisition of Avadel pediatric products, which was completed on February 16, 2018, had occurred on January 1, 2018:

Nine Months Ended September 30,
2018
Total revenues, net	$15,047,699
Net loss	$(35,539,494)
Basic and diluted net loss per share of common stock	$(1.09)
Basic and diluted net loss per share of preferred stock	$—

        The above unaudited pro forma information was determined based on the historical GAAP results of Cerecor and Avadel's pediatric products. The unaudited pro forma consolidated results are provided for informational purposes only and are not necessarily indicative of what Cerecor's condensed consolidated results of operations would have been had the acquisition of Avadel's pediatric products been completed on the date indicated or what the consolidated results of operations will be in the future.

6. Fair Value Measurements

        ASC No. 820, Fair Value Measurements and Disclosures ("ASC 820"), defines fair value as the price that would be received to sell an asset, or paid to transfer a liability, in the principal or most advantageous market in an orderly transaction between market participants on the measurement date.

CERECOR INC. and SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

6. Fair Value Measurements (Continued)

The fair value standard also establishes a three-level hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability on the measurement date. The three levels are defined as follows:

  •
  Level 1—inputs to the valuation methodology are quoted prices (unadjusted) for an identical asset or liability in an active market.

  •
  Level 2—inputs to the valuation methodology include quoted prices for a similar asset or liability in an active market or model-derived valuations in which all significant inputs are observable for substantially the full term of the asset or liability.

  •
  Level 3—inputs to the valuation methodology are unobservable and significant to the fair value measurement of the asset or liability.

        The following table presents, for each of the fair value hierarchy levels required under ASC 820, the Company's assets and liabilities that are measured at fair value on a recurring basis:

	September 30, 2019 Fair Value Measurements Using
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets
Investments in money market funds*	$3,221,364	$—	$—
Liabilities
Contingent consideration	$—	$—	$7,473,485
Warrant liability**	$—	$—	$850
Unit purchase option liability**	$—	$—	$2,493

	December 31, 2018 Fair Value Measurements Using
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets
Investments in money market funds*	$7,324,932	$—	$—
Liabilities
Contingent consideration	$—	$—	$9,050,564
Warrant liability**	$—	$—	$2,950
Unit purchase option liability**	$—	$—	$7,216

*
Investments in money market funds are reflected in cash and cash equivalents on the accompanying condensed consolidated balance sheets.

**
Warrant liability and UPO liability are reflected in accrued expenses and other current liabilities on the accompanying condensed consolidated balance sheets.

CERECOR INC. and SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

6. Fair Value Measurements (Continued)

        As of September 30, 2019 and December 31, 2018, the Company's financial instruments included cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued expenses and other current liabilities, short term and long-term debt, warrant liability, the underwriters' UPO liability, and contingent consideration. The carrying amounts reported in the accompanying condensed consolidated financial statements for cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued expenses, and other current liabilities approximate their respective fair values because of the short-term nature of these accounts. The estimated fair value of the Company's long-term debt of $15.0 million as of September 30, 2019 was based on current interest rates for similar types of borrowings and is in Level 2 of the fair value hierarchy.

Level 3 Valuation

        The tables presented below are a summary of changes in the fair value of the Company's Level 3 valuations for the warrant liability, UPO liability and contingent consideration for the nine months ended September 30, 2019 and 2018:

	Warrant liability	Unit purchase option liability	Contingent consideration	Total
Balance at December 31, 2018	$2,950	$7,216	$9,050,564	$9,060,730
Payment of contingent consideration	—	—	(567,911)	(567,911)
Change in fair value due to Lachlan Settlement	—	—	(1,277,150)	(1,277,150)
Other changes in fair value	(2,100)	(4,723)	267,982	261,159

Balance at September 30, 2019	$850	$2,493	$7,473,485	$7,476,828

	Warrant liability	Unit purchase option liability	Contingent consideration	Total
Balance at December 31, 2017	$8,185	$26,991	$2,576,633	$2,611,809
Issuance of contingent consideration	—	—	7,920,000	7,920,000
Payment of contingent consideration	—	—	(137,008)	(137,008)
Purchase price allocation measurement period adjustment of contingent consideration	—	—	(1,210,000)	(1,210,000)
Change in fair value	6,145	16,183	360,850	383,178

Balance at September 30, 2018	$14,330	$43,174	$9,510,475	$9,567,979

        In 2014, the Company issued warrants to purchase 625,208 shares of convertible preferred stock. Upon the closing of our initial public offering ("IPO") in October 2015 these warrants became warrants to purchase 22,328 shares of common stock, in accordance with their terms. The warrants expire in October 2020. The warrants represent a freestanding financial instrument that is indexed to an obligation, which the Company refers to as the warrant liability. The warrant liability is marked-to-market each reporting period with the change in fair value recorded to other income, net in the accompanying statements of operations until the warrants are exercised, expire or other facts and circumstances lead the warrant liability to be reclassified to stockholders' equity. The fair value of the

CERECOR INC. and SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

6. Fair Value Measurements (Continued)

warrant liability is estimated using a Black-Scholes option-pricing model. The significant assumptions used in preparing the option pricing model for valuing the warrant liability as of September 30, 2019, include (i) volatility of 50%, (ii) risk free interest rate of 1.74%, (iii) strike price of $8.40, (iv) fair value of common stock of $3.29, and (v) expected life of 1.0 years.

        The underwriters' UPO was issued to the underwriters of the Company's IPO in 2015 and provides the underwriters the option to purchase up to a total of 40,000 units. The units underlying the UPO will be, immediately upon exercise, separated into shares of common stock, underwriters' Class A warrants and underwriters' Class B warrants (such warrants together referred to as the Underwriters' Warrants). The Underwriters' Warrants were warrants to purchase shares of common stock. The Class B warrants expired in April 2017 and the Class A warrants expired in October 2018, while the UPO expires in October 2020. The Company classifies the UPO as a liability, as it is a freestanding marked-to-market derivative instrument that is precluded from being classified in stockholders' equity. The UPO liability is marked-to-market each reporting period with the change in fair value recorded to other income, net in the accompanying statements of operations until the UPO is exercised, expires or other facts and circumstances lead the UPO to be reclassified to stockholders' equity. The fair value of the UPO liability is estimated using a Black-Scholes option-pricing model. The significant assumptions used in preparing the simulation model for valuing the UPO as of September 30, 2019, include (i) volatility of 50%, (ii) risk free interest rate of 1.74%, (iii) unit strike price of $7.47, (iv) fair value of underlying equity of $3.29, and (v) expected life of 1.0 years.

        The Company's business acquisitions of Avadel's pediatric products and TRx (see Note 5) involve the potential for future payment of consideration that is contingent upon the achievement of operation and commercial milestones and royalty payments on future product sales. The fair value of contingent consideration was determined at the acquisition date utilizing unobservable inputs such as the estimated amount and timing of projected cash flows, the probability of success (achievement of the contingent event), and the risk-adjusted discount rate used to present value the probability-weighted cash flows. Subsequent to the acquisition date, at each reporting period, the contingent consideration liabilities are remeasured at the current fair value with changes recorded in the condensed consolidated statement of operations.

        As part of the acquisition of Avadel's pediatric products, the Company became obligated to pay a 15% annual royalty on net sales of the acquired Avadel pediatric products through February 2026, up to an aggregate amount of $12.5 million. The fair value of the future royalty was the expected future value of the contingent payments discounted to a present value. The estimated fair value of the royalty payments as of September 30, 2019 was $7.5 million. The significant assumptions used in estimating the fair value of the royalty payment as of September 30, 2019 include (i) the expected net sales of the acquired Avadel pediatric products for that are subject to the 15% royalty based on the Company's net sales forecast and, (ii) the risk-adjusted discount rate of 7.86%, which is comprised of the risk-free interest rate of 1.60% and a counterparty risk of 6.26% utilized to discount the expected royalty payments. The liability is reduced by periodic payments. As detailed in Note 14, in connection with the Company entering into the Aytu transaction in October 2019, the contingent consideration related to Avadel's pediatric products was transferred to Aytu upon closing of the transaction on November 1, 2019. However, the liability as of September 30, 2019 does not factor in the transfer of the liability because the transaction occurred subsequent to quarter end.

CERECOR INC. and SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

6. Fair Value Measurements (Continued)

        The consideration for the TRx acquisition included certain potential contingent payments. First, pursuant to the TRx Purchase Agreement, the Company would have been required to pay $3.0 million to the Sellers if the gross profit related to TRx products equaled or exceeded $12.6 million in 2018. The Company did not achieve this contingent event in 2018 and therefore no value was assigned to the contingent payout as of December 31, 2018. Additionally, the Company may have been required to pay the following: (1) $2.0 million upon the transfer of the Ulesfia NDA to the Company ("NDA Transfer Milestone"), and (2) $2.0 million upon FDA approval of a new dosage of Ulesfia ("FDA Approval Milestone"). However, as part of the settlement the Company entered into during the second quarter of 2019 with Lachlan Pharmaceuticals, an Irish company controlled by the previous owners of TRx, among additional terms discussed in Note 13, the Company gave up its right to sell Ulesfia, except for a limited amount of inventory on hand until that inventory is sold or expired. As a result, the Settlement released the Company from the potential contingent payments related to the NDA Transfer Milestone and FDA Approval Milestone and therefore no value was assigned to the two milestones as of September 30, 2019 resulting in the Company recognizing a gain on the change of fair value of contingent consideration of $1.3 million for the nine months ended September 30, 2019.

        No other changes in valuation techniques or inputs occurred during the nine months ended September 30, 2019 and 2018. No transfers of assets between Level 1 and Level 2 of the fair value measurement hierarchy occurred during the nine months ended September 30, 2019 and 2018.

7. Accrued Expenses and Other Current Liabilities

        Accrued expenses and other current liabilities as of September 30, 2019 and December 31, 2018 consisted of the following:

	As of
	September 30, 2019	December 31, 2018
Sales returns and allowances	$5,143,150	$3,972,510
Medicaid rebates	2,603,632	2,237,269
Minimum sales commitments, royalties payable, and purchase obligations	957,243	9,662,901
Compensation and benefits	1,993,211	1,953,065
Research and development expenses	1,409,738	278,132
Sales and marketing	125,494	1,112,378
General and administrative	775,163	235,721
Other	126,264	279,397

Total accrued expenses and other current liabilities	$13,133,895	$19,731,373

        As detailed in Note 14, in connection with the Company entering into the Aytu transaction in October 2019, Aytu assumed certain of the Company's liabilities including certain accrued expenses and other current liabilities primarily related to sales returns and Medicaid rebates, upon closing of the transaction on November 1, 2019. However, accrued expenses and other current liabilities as of September 30, 2019 do not factor in Aytu's assumption of such liabilities because the transaction occurred subsequent to quarter end.

CERECOR INC. and SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

8. Deerfield Obligation

        In relation to the Company's acquisition of Avadel's pediatric products on February 16, 2018, the Company assumed an obligation that Avadel had to Deerfield CSF, (the "Deerfield Obligation"). Beginning in July 2018 through October 2020, the Company is required to pay a quarterly payment of $262,500 to Deerfield. In January 2021, a balloon payment of $15,250,000 is due. As payments were made, the difference between the gross value and fair value of these payments was recorded as interest expense in the Company's condensed consolidated statements of operations using the effective interest method. Interest expense for the three and nine months ended September 30, 2019 was $0.2 million and $0.7 million, respectively, and is included in interest expense, net on the accompanying consolidated statement of operations. The amounts due within the next year are included in current portion of long-term debt on the Company's condensed consolidated balance sheets. The amounts due in greater than one year are included in long-term debt, net of current portion, on the Company's condensed consolidated balance sheets. The Deerfield Obligation was $15.3 million as of September 30, 2019, of which $1.1 million is recorded as a current liability.

        As detailed in Note 14, in connection with the Company entering into the Aytu transaction in October 2019, Aytu assumed the Deerfield Obligation upon closing of the transaction on November 1, 2019. However, the balance as of September 30, 2019 does not factor in Aytu's assumption of the liability because the transaction occurred subsequent to quarter-end.

        On November 1, 2019, in conjunction with the closing of the Aytu transaction, the Company entered into a guarantee (the "Guarantee") in favor of Deerfield CSF. The Guarantee guarantees the payment by Aytu of the assumed liabilities to Deerfield, which includes the debt obligation and the contingent consideration related to future potential royalties on Avadel's pediatric products. Additionally, on November 1, 2019, the Company entered into a contribution agreement (the "Contribution Agreement") with Armistice and Avadel, which governs contribution rights and obligations of the Company, Armistice and Avadel with respect to amounts that are paid by Armistice and Avadel to Deerfield CSF under certain guarantees made by Armistice and Avadel to Deerfield CSF. The liabilities to Deerfield, which include the debt obligation (consisting of the balloon payment and the remaining interest payments) and the undiscounted contingent consideration related to future potential royalties on Avadel's pediatric products, were $25.7 million as of the closing date on November 1, 2019.

9. Capital Structure

        According to the Company's amended and restated certificate of incorporation, the Company is authorized to issue two classes of stock, common stock and preferred stock. At September 30, 2019, the total number of shares of capital stock the Company was authorized to issue was 205,000,000 of which 200,000,000 was common stock and 5,000,000 was preferred stock. All shares of common and preferred stock have a par value of $0.001 per share.

        On December 26, 2018, the Company filed a Certificate of Designation of Preferences of Series B Non-Voting Convertible Preferred Stock ("Series B Convertible Preferred Stock" or "convertible preferred stock") of Cerecor Inc. (the "Certificate of Designation of the Series B Preferred Stock") classifying and designating the rights, preferences and privileges of the Series B Convertible Preferred Stock. The Certificate of Designation of the Series B Convertible Preferred Stock authorized 2,857,143 shares of convertible preferred stock. The Series B Convertible Preferred Stock converts to shares of

CERECOR INC. and SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

9. Capital Structure (Continued)

common stock on a 1-for-5 ratio and has the same rights, preferences, and privileges as common stock other than it holds no voting rights.

Convertible Preferred Stock

December 2018 Armistice Private Placement

        On December 27, 2018, the Company entered into a series of transactions as part of a private placement with Armistice in order to generate cash to continue to develop our pipeline assets and for general corporate purposes. The transactions are considered one transaction for accounting purposes. As part of the transaction, the Company exchanged common stock warrants issued on April 27, 2017 to Armistice for the purchase up to 14,285,714 shares of the Company's common stock at an exercise price of $0.40 per share (the "original warrants") for like-kind warrants to purchase up to 2,857,143 shares of the Company's newly designated Series B Convertible Preferred Stock with an exercise price of $2.00 per share (the "exchanged warrants"). Armistice immediately exercised the exchanged warrants and acquired an aggregate of 2,857,143 shares of the convertible preferred stock. Net proceeds of the transaction were approximately $5.7 million for the year ended December 31, 2018.

        In order to provide Armistice an incentive to exercise the exchanged warrants, the Company also entered into a securities purchase agreement with Armistice pursuant to which the Company issued warrants for 4,000,000 shares of common stock of the Company with a term of 5.5 years and an exercise price of $12.50 per share (the "incentive warrants"). For accounting purposes, the Company calculated the fair value of the incentive warrants of $1.7 million, which was considered a deemed distribution to Armistice for the year ended December 31, 2018.

Voting

        Holders of the Company's convertible preferred stock are not entitled to vote.

Dividends

        The holders of convertible preferred stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

Liquidation

        In the event of the Company's liquidation, dissolution or winding up, holders of the Company's convertible preferred stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all debts and other liabilities.

Rights and Preferences

        Each share of convertible preferred stock converts to shares of common stock on a 1-for-5 ratio. There are no other preemptive or subscription rights and there are no redemption or sinking fund provisions applicable to the Company's common stock.

CERECOR INC. and SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

9. Capital Structure (Continued)

Common Stock

September 2019 Armistice Private Placement

        On September 4, 2019, the Company entered into a securities purchase agreement with Armistice, pursuant to which the Company sold 1,200,000 shares of the Company's common stock for a purchase price of $3.132 per share, which represents the average closing price of the Common Stock on Nasdaq for the five trading days immediately preceding September 4, 2019. Net proceeds of the private placement were approximately $3.7 million.

Common Stock Offering

        On March 8, 2019, the Company closed on an underwritten public offering of common stock for 1,818,182 shares of common stock of the Company, at a price to the public of $5.50 per share. Armistice participated in the offering by purchasing 363,637 shares of common stock of the Company from the underwriter at the public price. The gross proceeds to the Company, before deducting underwriting discounts and commissions and offering expenses, were approximately $10.0 million. The net proceeds were approximately $9.0 million.

December 2018 Armistice Private Placement

        As discussed in detail above, on December 27, 2018 the Company exchanged previously outstanding warrants for like-kind warrants for 2,857,143 shares of the Company's convertible preferred stock with an exercise price of $2.00 per share. Armistice immediately exercised these warrants for 2,857,143 shares of convertible preferred stock for net proceeds to the Company of $5.7 million. The convertible preferred stock converts to common stock on a 1-for-5 ratio (or to 14,285,714 shares of common stock in total). Additionally, on December 27, 2018, in order to provide Armistice an incentive to exercise the exchanged warrants, the Company entered into a securities purchase agreement with Armistice pursuant to which the Company issued warrants for 4,000,000 shares of common stock of the Company with a term of 5.5 years and an exercise price of $12.50 per share.

August 2018 Armistice Private Placement

        On August 17, 2018, the Company entered into a securities purchase agreement with Armistice, pursuant to which the Company sold 1,000,000 shares of the Company's common stock for a purchase price of $3.91 per share, which was the closing price of shares of the Common Stock on August 16, 2018. Net proceeds of this securities purchase agreement were approximately $3.9 million.

Ichorion Asset Acquisition

        On September 25, 2018, under the terms of the Ichorion Asset Acquisition noted above in Note 5, the Company issued approximately 5,800,000 shares of common stock of the Company upon closing.

Contingently Issuable Shares

        Under the terms of TRx acquisition noted above in Note 5, the Company was required to issue common stock having an aggregate value as calculated in the TRx Purchase Agreement on the Closing Date of $8.1 million (the "Equity Consideration"). Upon closing, the Company issued 5,184,920 shares of its common stock. Pursuant to the TRx Purchase Agreement, the issuance of the remaining

CERECOR INC. and SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

9. Capital Structure (Continued)

2,349,968 shares as a part of the Equity Consideration was subject to stockholder approval at the Company's 2018 Annual Stockholder's Meeting. This approval was obtained in May 2018 and the remaining shares were issued to the TRx Sellers.

Voting

        Common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and does not have cumulative voting rights. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election.

Dividends

        The holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

Liquidation

        In the event of the Company's liquidation, dissolution or winding up, holders of the Company's common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all debts and other liabilities.

Rights and Preferences

        Holders of the Company's common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the Company's common stock.

Common Stock Warrants

        At September 30, 2019, the following common stock warrants were outstanding:

Number of shares underlying warrants		Exercise price per share	Expiration date
22,328	*	$8.40	October 2020
2,380	*	$8.68	May 2022
4,000,000		$12.50	June 2024

4,024,708

*
Accounted for as a liability instrument (see Note 6)

10. Stock-Based Compensation

2016 Equity Incentive Plan

        On April 5, 2016, the Company's board of directors adopted the 2016 Equity Incentive Plan (the "2016 Plan") as the successor to the 2015 Omnibus Plan (the "2015 Plan"). The 2016 Plan was approved by the Company's stockholders and became effective on May 18, 2016 (the "2016 Plan Effective Date").

CERECOR INC. and SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

10. Stock-Based Compensation (Continued)

        Upon the 2016 Plan Effective Date, the 2016 Plan reserved and authorized up to 600,000 additional shares of common stock for issuance, as well as 464,476 unallocated shares remaining available for grant of new awards under the 2015 Plan. An Amended and Restated 2016 Equity Incentive Plan (the "2016 Amended Plan") was approved by the Company's stockholders in May 2018, which increased the share reserve by an additional 1.4 million shares. A Second Amended and Restated 2016 Equity Incentive Plan (the "2016 Second Amended Plan") was approved by the Company's stockholders in August 2019 which increased the share reserve by an additional 850,000 shares. During the term of the 2016 Second Amended Plan, the share reserve will automatically increase on the first trading day in January of each calendar year by an amount equal to 4% of the total number of outstanding shares of common stock of the Company on the last trading day in December of the prior calendar year. As of September 30, 2019, there were 1,963,869 shares available for future issuance under the 2016 Amended Plan.

        Option grants expire after ten years. Employee options typically vest over three or four years. Options granted to directors typically vest over one or three years. Directors may elect to receive stock options in lieu of board compensation, which vest immediately. For stock options granted to employees and non-employee directors, the estimated grant date fair market value of the Company's stock-based awards is amortized ratably over the individuals' service periods, which is the period in which the awards vest. Stock-based compensation expense includes expense related to stock options, restricted stock units and ESPP shares. The amount of stock-based compensation expense recognized for the three and nine months ended September 30, 2019 and 2018 was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Research and development	$176,261	$32,202	$354,347	$64,077
General and administrative	473,905	843,122	1,139,241	1,599,703
Sales and marketing	168,627	69,809	448,608	132,607

Total stock-based compensation	$818,793	$945,133	$1,942,196	$1,796,387

        In April 2019, the former CEO resigned, however he remains on the Company's board of directors. Subsequent to his resignation, during the second quarter of 2019, the former CEO agreed to forfeit the unvested portion of his equity awards granted to him during his service as CEO. As a result, he forfeited a total of 1,489,583 equity awards, which included 689,583 unvested service-based vesting options, 500,000 unvested market-based options and 300,000 unvested restricted stock units. The Company accounts for forfeitures as they occur. Because the requisite service period of 2.8 years was not rendered for the market-based options, the forfeiture of the market-based options resulted in the reversal in the second quarter of 2019 of the full expense recognized to date of $0.5 million, which was recorded as a reduction to general and administrative expense. Stock-based compensation during the three and nine months ended September 30, 2018 includes $0.3 million of expense related to modifications of awards related to a separated executive.

CERECOR INC. and SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

10. Stock-Based Compensation (Continued)

Stock options with service-based vesting conditions

        The Company has granted awards that contain service-based vesting conditions. The compensation cost for these options is recognized on a straight-line basis over the vesting periods. A summary of option activity for the nine months ended September 30, 2019 is as follows:

	Options Outstanding
	Number of shares	Weighted average exercise price per share	Weighted average grant date fair value of options	Weighted average remaining contractual term (in years)
Balance at December 31, 2018	3,746,597	$4.16		7.8
Granted	2,618,264	$5.71	$8,076,475
Exercised	(75,178)	$3.44
Forfeited	(902,767)	$5.16	$2,640,665
Expired	(389,792)	$5.03	$992,343

Balance at September 30, 2019	4,997,124	$4.74		8.2

Exercisable at September 30, 2019	2,155,081	$4.36		6.9

        The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the stock options and the fair value of the Company's common stock for those stock options that had exercise prices lower than the fair value of the Company's common stock. As of September 30, 2019, the aggregate intrinsic value of options outstanding and currently exercisable was $1.3 million and $0.9 million, respectively. The total grant date fair value of shares which vested during the nine months ended September 30, 2019 was $1.3 million. The per-share weighted-average grant date fair value of the options granted during the nine months ended September 30, 2019 was estimated at $3.08. There were 622,583 options that vested during the nine months ended September 30, 2019 with a weighted average exercise price of $3.54 per share.

        The Company recognized stock-based compensation expense of $0.6 million and $1.6 million related to stock options with service-based vesting conditions for the three and nine months ended September 30, 2019, respectively. At September 30, 2019, there was $7.0 million of total unrecognized compensation cost related to unvested service-based vesting condition awards. The unrecognized compensation cost is expected to be recognized over a weighted-average period of 3.0 years.

CERECOR INC. and SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

10. Stock-Based Compensation (Continued)

Stock options with market-based vesting conditions

        The Company has granted awards that contain market-based vesting conditions. The following table summarizes the Company's market-based option activity for the nine months ended September 30, 2019:

	Options Outstanding
	Number of shares	Weighted average exercise price per share	Weighted average remaining contractual term (in years)	Aggregate intrinsic value (1)
Balance at December 31, 2018	500,000	$4.24	9.2
Granted	300,000	$4.98
Exercised	—
Forfeited	(500,000)	$4.24

Balance at September 30, 2019	300,000	$4.98	9.65	$—

Exercisable at September 30, 2019	—

(1)
The aggregate intrinsic value in the above table represents the total pre-tax amount that a participant would receive if the option had been exercised on the last day of the respective fiscal period. Options with a market value less than its exercise value are not included in the intrinsic value amount.

        During the second quarter of 2019, the Company granted the Executive Chairman of the Board an option to purchase 300,000 shares of Company common stock with market-based vesting conditions at an exercise price of $4.98 per share. One-third of the shares vest upon the Company's common stock closing at or above $8.00 per share for three consecutive days, one-third of the shares vest upon the Company's stock closing at or above $10.50 per share for three consecutive days, and one-third of the shares vest upon the Company's stock closing at or above $13.00 per share for three consecutive days. Each vesting tranche represents a unique requisite service period and therefore the compensation cost for each vesting tranche is recognized on a straight-line basis over its respective vesting period.

        The Company recognized stock-based compensation expense of $0.1 million and $(0.2) million related to stock options with market-based based vesting conditions for the three and nine months ended September 30, 2019, respectively. The expense recognized for the nine months ended September 30, 2019 includes the reversal of expense for the former CEO's forfeited options and the expense related to the market-based options granted during the second quarter of 2019. At September 30, 2019, there was $0.9 million of total unrecognized compensation cost related to unvested market-based vesting conditions awards. This compensation cost is expected to be recognized over a weighted-average period of 2.2 years.

Stock-based compensation assumptions

        The following table shows the assumptions used to compute stock-based compensation expense for stock options granted to employees and members of the board of directors under the Black-Scholes valuation model and the assumptions used to compute stock-based compensation expense for market-

CERECOR INC. and SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

10. Stock-Based Compensation (Continued)

based stock options grants under a Monte Carlo simulation for the nine months ended September 30, 2019:

Service-based options
Expected dividend yield	—%
Expected volatility	55%
Expected life (in years)	5.0 – 6.25
Risk-free interest rate	1.47 – 2.59%
Market-based options
Expected dividend yield	—%
Expected volatility	60%
Expected life (in years)	10
Risk-free interest rate	2.32%

Restricted Stock Units

        The Company has granted restricted stock units ("RSU") to certain employees. The Company measures the fair value of the restricted awards using the stock price on the date of the grant. The restricted shares typically vest annually over a four-year period beginning on the first anniversary of the award. The following table summarizes the Company's RSU activity for nine months ended September 30, 2019:

	RSUs Outstanding
	Number of shares	Weighted average grant date fair value
Unvested RSUs at December 31, 2018	445,000	$4.27
Granted	295,000	$4.98
Vested	(172,500)	$4.52
Forfeited	(300,000)	$4.24

Unvested RSUs at September 30, 2019	267,500

        During the second quarter of 2019, the Company granted its newly appointed Executive Chairman of the Board 250,000 RSUs, of which 50,000 shares vested immediately on the grant date and the remainder are to vest in three equal annual increments based on continued service.

        The Company recognized stock-based compensation expense of $0.1 million and $0.4 million related to RSUs for the three and nine months ended September 30, 2019, respectively. At September 30, 2019, there was $1.3 million of total unrecognized compensation cost related to the RSU grants. This compensation cost is expected to be recognized over a weighted-average period of 2.6 years.

CERECOR INC. and SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

10. Stock-Based Compensation (Continued)

Employee Stock Purchase Plan

        On April 5, 2016, the Company's board of directors approved the 2016 Employee Stock Purchase Plan (the "ESPP"). The ESPP was approved by the Company's stockholders and became effective on May 18, 2016 (the "ESPP Effective Date").

        Under the ESPP, eligible employees can purchase common stock through accumulated payroll deductions at such times as are established by the administrator. The ESPP is administered by the compensation committee of the Company's board of directors. Under the ESPP, eligible employees may purchase stock at 85% of the lower of the fair market value of a share of the Company's common stock (i) on the first day of an offering period or (ii) on the purchase date. Eligible employees may contribute up to 15% of their earnings during the offering period. The Company's board of directors may establish a maximum number of shares of the Company's common stock that may be purchased by any participant, or all participants in the aggregate, during each offering or offering period. Under the ESPP, a participant may not accrue rights to purchase more than $25,000 of the fair market value of the Company's common stock for each calendar year in which such right is outstanding.

        Upon the ESPP Effective Date, the Company reserved and authorized up to 500,000 shares of common stock for issuance under the ESPP. On January 1 of each calendar year, the aggregate number of shares that may be issued under the ESPP shall automatically increase by a number equal to the lesser of (i) 1% of the total number of shares of the Company's capital stock outstanding on December 31 of the preceding calendar year, and (ii) 500,000 shares of the Company's common stock, or (iii) a number of shares of the Company's common stock as determined by the Company's board of directors or compensation committee. The number of shares increased by 408,042 on January 1, 2019. As of September 30, 2019, 1,148,085 shares remained available for issuance.

        In accordance with the guidance in ASC 718-50, Employee Stock Purchase Plans, the ability to purchase shares of the Company's common stock at the lower of the offering date price or the purchase date price represents an option and, therefore, the ESPP is a compensatory plan under this guidance. Accordingly, stock-based compensation expense is determined based on the option's grant-date fair value and is recognized over the requisite service period of the option. The Company used the Black-Scholes valuation model and recognized stock-based compensation expense of $42,278 and $129,963 for the three and nine months ended September 30, 2019, respectively.

11. Income Taxes

        The provision for income taxes was $115,651 and $348,427 for the three and nine months ended September 30, 2019, respectively, and is comprised of current year state income taxes and amortization of tax-deductible goodwill. Additionally, discrete to the three and nine months ended September 30, 2019, the Company recorded interest and penalties on the outstanding taxes payable to the IRS and various state authorities.

12. Leases

Corporate Headquarters' Lease

        The Company identified one operating lease, which is for its corporate headquarters located in Rockville, Maryland. The annual base rent for the office space is $161,671, subject to annual 2.5% increases over the term of the lease. The lease provides for a rent abatement for a period of 12 months

CERECOR INC. and SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

12. Leases (Continued)

following the Company's date of occupancy. The lease has an initial term of 10 years from the date the Company makes its first annual fixed rent payment, which is expected to occur in January 2020. The Company has the option to extend the lease two times, each for a period of five years, and may terminate the lease as of the sixth anniversary of the first annual fixed rent payment, upon the payment of a termination fee. As of the lease commencement date, it is not reasonably certain that the Company will exercise the renewal periods or early terminate the lease and therefore the end date of the lease for accounting purposes is January 31, 2030. The remaining term of the lease at September 30, 2019 was 10.3 years.

        Supplemental balance sheet information related to the lease is as follows:

	As of
	September 30, 2019	December 31, 2018
Property and equipment, net	$719,113	$—

Other current liabilities	$114,387	$—

Other long-term liabilities	$1,121,367	$—

        The operating lease ROU asset is included in property and equipment and the lease liability is included in accrued expenses and other current liabilities and other long-term liabilities in our condensed consolidated balance sheets. In order to determine the present value of lease payments, the Company utilized a discount rate of 7.7%. This rate was determined based on available information of the rate of interest the Company would pay to borrow on a collateralized basis at an amount equal to the lease payments in a similar economic environment over a similar term on the transition date.

        The components of lease expense for the three and nine months ended September 30, 2019 and 2018 were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Operating lease cost*	$32,326	$47,371	$126,467	$144,172

*
Includes short-term leases, which are immaterial.

        Because the corporate headquarter lease provides for a 12-month lease abatement, the cash paid for amounts included in the measurement of lease liabilities was $0 as of September 30, 2019.

CERECOR INC. and SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

12. Leases (Continued)

        The following table shows a maturity analysis of the operating lease liability as of September 30, 2019:

Undiscounted Cash Flows
October 1, 2019 through December 31, 2019	$—
2020	155,815
2021	169,510
2022	173,748
2023	178,092
Thereafter	1,183,290

Total lease payments	$1,860,455
Less implied interest	$(624,701)

Total	$1,235,754

13. Commitments and Contingencies

Litigation

        The Company is or may become party in various contractual disputes, litigation, and potential claims arising in the ordinary course of business. The Company currently does not believe that the resolution of such matters will have a material adverse effect on our financial position or results of operations except as otherwise disclosed in this document.

TRx 2018 Target Gross Profit Dispute

        As part of the TRx acquisition, pursuant to the TRx Purchase Agreement, the Company was required to pay $3.0 million to the Sellers (or "former TRx owners") if the gross profit, as defined in the TRx Purchase Agreement, related to TRx products equaled or exceeded $12.6 million in 2018. The Company believes it did not achieve this contingent event in 2018 and therefore no amount is due to the former TRx owners. However, during the second quarter of 2019 the former TRx owners disputed the Company's calculation of gross profit, arguing the Company met the $12.6 million target in 2018. Pursuant to the TRx Purchase Agreement, the dispute was submitted to an independent accounting firm for resolution during the third quarter of 2019. The dispute was resolved on October 8, 2019, with the independent accounting firm ruling in favor of the Company, therefore resulting in no financial statement impact.

Lachlan Pharmaceuticals Settlement

        As discussed in Note 5, in November 2017, the Company acquired TRx and its wholly-owned subsidiaries, including Zylera. The previous owners of TRx beneficially own more than 10% of our outstanding common stock. Zylera, which is now our wholly owned subsidiary, entered into an agreement with Lachlan Pharmaceuticals, an Irish company controlled by the previous owners of TRx ("Lachlan"), effective December 18, 2015 (the "Lachlan Agreement"). Pursuant to the Lachlan Agreement, Lachlan named Zylera as its exclusive distributor of Ulesfia in the United States and agreed to supply Ulesfia to Zylera exclusively for marketing and sale in the United States. On May 22, 2019, the Company, Lachlan, the owners of Lachlan and Concordia Pharmaceuticals Inc., Sarl

CERECOR INC. and SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

13. Commitments and Contingencies (Continued)

("Concordia"), which is the unrelated third party from which Lachlan obtained rights to distribute Ulesfia, entered into a Settlement Agreement and related side letter and terminated the Lachlan Agreement, as discussed in more detail below (the Settlement Agreement and related side letter collectively the "Settlement").

        The Lachlan Agreement required Zylera to purchase a minimum of 20,000 units per year, or approximately $1.2 million worth of product, from Lachlan, unless and until there was a "Market Change" involving a new successful competitive product. Zylera was required to pay Lachlan $58.84 per unit and handling fees equal to $4.03 per unit of fully packaged Ulesfia in 2019, escalating 10% annually. The Lachlan Agreement also required that Zylera make certain cumulative net sales milestone payments and royalty payments to Lachlan with a $3.0 million annual minimum payment unless and until there was a Market Change. Lachlan was obligated to pay identical amounts to the unrelated third party from which it obtained rights to Ulesfia, with the payments ultimately flowing through Shionogi, Inc. to Summers Laboratories, Inc. ("Summers Labs"). Because of the dispute described below, the Company had not made any payments to Lachlan under the Lachlan Agreement subsequent to the acquisition date.

        On December 10, 2016, Zylera informed Lachlan that a Market Change had occurred due to the introduction of Arbor Pharmaceuticals' lice product, Sklice®. On June 5, 2017, Lachlan and Zylera entered into joint legal representation along with other unrelated third parties in negotiation and arbitration of a dispute with Summers Labs regarding the existence of a Market Change and the concomitant obligations of the parties. The arbitration panel issued an interim ruling on October 23, 2018 that no Market Change had occurred up to and including the date of the hearing. The arbitration panel issued a second interim ruling on December 26, 2018, rejecting Summers Labs' request to accelerate future minimum royalties, but ruling in favor of Summers Labs that it is owed reimbursement for all reasonable costs and expenses, including legal fees, by Shionogi, as well as interest, as stipulated in the contract. The arbitration panel issued a final award on March 1, 2019 that dictated the final amount of reimbursable costs and interest. The rulings and final award had no direct bearing on the Company because the Company was not a named defendant to the original claim by Summers Labs and a federal court denied Zylera's ability to be a counterclaimant in the matter. Furthermore, the Company was not subject to the guarantee or interest provisions identified in the second ruling as these elements of the contractual relationship were not passed down to or through Lachlan. However, the Company interpreted the rulings' impact on the Lachlan Agreement to mean that the minimum purchase obligation and minimum royalty provisions of the contract were active and due for any prior periods as well as future periods.

        Prior to the Settlement, the Company had recognized an $8.7 million liability for these minimum obligations and $0.4 million for the royalty payable in accrued liabilities as of March 31, 2019. Additionally, prior to settlement, under the terms of the TRx Purchase Agreement, the former TRx owners were required to indemnify the Company for 100% of all "Pre-Acquisition Ulesfia Losses," as defined in the TRx Purchase Agreement, related to this arbitration, including legal costs, in excess of $1.0 million. Furthermore, the former TRx owners were required to indemnify the Company for 50% of "Post-Acquisition Ulesfia Losses," as defined in the TRx Purchase Agreement, which would include losses resulting from having to fund these minimum obligations post-acquisition. The Company had recorded an indemnity receivable of $5.2 million in other receivables as of March 31, 2019, which the Company believed was fully collectible.

CERECOR INC. and SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

13. Commitments and Contingencies (Continued)

        Pursuant to the Settlement, during the second quarter of 2019, the Company made a $2.3 million cash payment to Concordia for a full release of all current and future liabilities related to the Lachlan Agreement as of June 30, 2019. As a result, the Company reversed the $8.7 million liability for the minimum obligations and $0.4 million royalty payable in accrued liabilities during the second quarter of 2019. The Settlement also released the former TRx owners of their requirement to indemnify the Company for the losses discussed above. Thus, the Company reversed the $5.2 million indemnity receivable in other receivables during the second quarter of 2019. The Settlement resulted in a net reversal of $1.6 million in previously recognized expense to cost of product sales for the nine months ended September 30, 2019.

        Additionally, with the termination of the Lachlan Agreement, the Company gave up its right to sell Ulesfia, except for a limited amount of inventory on hand until that inventory is all sold or expired. Finally, as discussed in detail in Note 6, the Settlement released the Company from having to make any acquisition milestone payout for the NDA transfer of Ulesfia and the FDA approval of an alternate dosing. Therefore, no value is assigned to the two milestones as of September 30, 2019, which resulted in the recognition of a gain on the change in fair value of contingent consideration of $1.3 million for the nine months ended September 30, 2019.

Karbinal Royalty Make-Whole Provision

        As discussed in Note 5, on February 16, 2018, in connection with the acquisition of Avadel's pediatric products, the Company entered into a supply and distribution agreement with TRIS Pharma (the "Karbinal Agreement"). As part of this agreement, the Company had an annual minimum sales commitment, which is based on a commercial year that spans from August 1 through July 31, of 70,000 units through 2033. The Company was required to pay TRIS a royalty make whole payment ("Make-Whole Payments") of $30 for each unit under the 70,000 units annual minimum sales commitment through 2033.

        As a part of the sale of the Pediatric Portfolio to Aytu, which closed on November 1, 2019, the Company assigned all payment obligations, including the Make-Whole Payments, under the Karbinal Agreement (collectively, the "TRIS Obligations") to Aytu. However, the Company remains liable for TRIS Obligations to the extent Aytu fails to make the required payments. The future Make-Whole Payments to be made by Aytu are unknown as the amount owed to TRIS is dependent on the number of units sold.

Possible future milestone proceeds for out-licensed compounds

        On August 8, 2019, the Company entered into an assignment of license agreement (the "Assignment Agreement") with ES Therapeutics, LLC ("ES Therapeutics"), a wholly-owned subsidiary of Armistice, a significant stockholder of the Company. Pursuant to the Assignment Agreement, the Company assigned and transferred its rights, title, interest, and obligations with respect to CERC-611 to ES Therapeutics. The Company initially licensed the compound from Eli Lilly Company ("Lilly") in September 2016. Under the Assignment Agreement, Armistice paid the Company an upfront payment of $0.1 million. The Company recognized the payment as license and other revenue for the three and nine months ended September 30, 2019. The Assignment Agreement also provides for: (a) a $7.5 million milestone payment to the Company upon cumulative net sales of licensed products reaching $750.0 million; and (b) a $12.5 million milestone payment to the Company upon cumulative

CERECOR INC. and SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

13. Commitments and Contingencies (Continued)

net sales of licensed products reaching $1.3 billion. The Assignment Agreement also releases the Company of obligations related to CERC-611, including the $1.3 million contingent payment to Lilly upon the first subject dosage of CERC-611 in a multiple ascending dose study, which was recorded as a license obligation on the balance sheet as of June 30, 2019. The decrease of this license obligation to $0 as of September 30, 2019 resulted in an offset of research and development expense of $1.3 million for the three and nine months ended September 30, 2019. The Assignment Agreement also releases the Company from additional potential future payments due to Lilly upon achievement of certain development and commercialization milestones, including the first commercial sale, and milestone payments and royalty on net sales upon commercialization of the compound.

        In August 2017, the Company sold its worldwide rights to CERC-501 to Janssen Pharmaceuticals, Inc. ("Janssen") in exchange for initial gross proceeds of $25.0 million. There is a potential future $20.0 million regulatory milestone payment to the Company upon acceptance of an NDA for any indication. The terms of the agreement provide that Janssen will assume ongoing clinical trials and be responsible for any new development and commercialization of CERC-501.

Possible future milestone payments

        As detailed in Note 5, on September 24, 2018, the Company acquired Ichorion Therapeutics, Inc., thus acquiring three compounds for inherited metabolic disorders known as CDGs (CERC-801, CERC-802 and CERC-803) and one other preclinical orphan disease compound, CERC-913, for the treatment of mitochondrial DNA Depletion Syndrome. Consideration for the transaction included approximately 5.8 million shares of the Company's common stock (adjusted for estimated working capital) and certain contingent development milestones worth up to an additional $15.0 million.

        The contingent consideration of up to an additional $15.0 million relates to three future development milestones for the acquired compounds. The first milestone is the first product being approved for marketing by the FDA on or prior to December 31, 2021. If this milestone is met, the Company is required to make a milestone payment of $6.0 million. The second milestone is the second product being approved for marketing by the FDA on or prior to December 31, 2021. If this milestone is met, the Company is required to make a milestone payment of $5.0 million. The third milestone is a protide molecule being approved by the FDA on or prior to December 31, 2023. If this milestone is met, the Company is required to make a milestone payment of $4.0 million. All milestones are payable in either shares of the Company's common stock or cash, at the election of the Company.

        The contingent consideration related to the development milestones will be recognized if and when such milestones are probable and can be reasonably estimated. As of September 30, 2019, no contingent consideration related to the development milestone has been recognized. The Company will continue to monitor the development milestones at each reporting period.

14. Subsequent Events

        On October 10, 2019, the Company entered into the Aytu Purchase Agreement to sell the Company's rights, title and interest in, assets relating to its Pediatric Portfolio, namely Aciphex® Sprinkle™ , Cefaclor for Oral Suspension, Karbinal™ ER, Flexichamber™ , Poly-Vi-Flor® and Tri-Vi-Flor™ as well as the corresponding commercial infrastructure consisting of the right to offer employment to Cerecor's sales force and the assignment of supporting commercial contracts. Aytu provided consideration of cash and preferred stock totaling $17 million ($4.5 million in cash and

CERECOR INC. and SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

14. Subsequent Events (Continued)

$12.5 million in Aytu preferred stock) and assumed certain of the Company's liabilities, including the Company's payment obligations payable to Deerfield CSF, LLC of approximately $15 million and certain other liabilities in excess of approximately $11 million primarily related to contingent consideration, Medicaid rebates and sales returns. In addition, Aytu assumed future contractual obligations under existing license agreements associated with the Divested Assets. The transaction closed on November 1, 2019. Armistice, a significant stockholder of the Company, is also a significant stockholder of Aytu.

        Upon closing of the transaction, Cerecor terminated all sales force personnel, which included both those that Aytu offered employment, as well as any remaining sales force personnel. Cerecor expects to incur severance charges and legal costs in the fourth quarter as a result of the transaction. Additionally, Cerecor retained all rights to Millipred®. As part of a transition services agreement the Company entered into with Aytu, Aytu will manage the commercial operations of Millipred® until the Company establishes an independent commercial infrastructure for the product.

        On November 1, 2019, in conjunction with the closing of the Aytu transaction, the Company entered into a Guarantee in favor of Deerfield CSF. The Guarantee guarantees the payment by Aytu of the assumed liabilities to Deerfield, which includes the debt obligation and the contingent consideration related to future potential royalties on Avadel's pediatric products. Additionally, on November 1, 2019, the Company entered into a Contribution Agreement with Armistice and Avadel, which governs contribution rights and obligations of the Company, Armistice and Avadel with respect to amounts that are paid by Armistice and Avadel to Deerfield CSF under certain guarantees made by Armistice and Avadel to Deerfield CSF. The liabilities to Deerfield, which include the debt obligation (consisting of the balloon payment and the remaining interest payments) and the undiscounted contingent consideration related to future potential royalties on Avadel's pediatric products, were $25.7 million as of the closing date on November 1, 2019.

        The Company is in-process of determining the financial effect of the Aytu transaction, however, the Company preliminarily estimates it will recognize a gain related to the sale upon closing the transaction during the fourth quarter of 2019.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Cerecor Inc.

Opinion on the Financial Statements

        We have audited the accompanying consolidated balance sheets of Cerecor Inc. and subsidiaries (the Company) as of December 31, 2018 and 2017, the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 2018, and the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

        These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

        Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP
We have served as the Company's auditor since 2013.
Baltimore, Maryland
March 18, 2019

CERECOR INC. and SUBSIDIARIES

Consolidated Balance Sheets

	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$10,646,301	$2,472,187
Accounts receivable, net	3,157,555	2,935,025
Other receivables	5,469,011	427,241
Escrowed cash receivable	—	3,752,390
Inventory, net	1,110,780	382,153
Prepaid expenses and other current assets	1,529,516	703,225
Restricted cash, current portion	18,730	1,959

Total current assets	21,931,893	10,674,180
Property and equipment, net	586,512	44,612
Intangibles assets, net	31,239,468	17,664,480
Goodwill	16,411,123	14,292,282
Restricted cash, net of current portion	81,725	131,353

Total assets	$70,250,721	$42,806,907

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,446,141	$1,298,980
Accrued expenses and other current liabilities	19,731,373	7,531,122
Income taxes payable	2,032,258	2,259,148
Long-term debt, current portion	1,050,000	—
Contingent consideration, current portion	1,956,807	—

Total current liabilities	26,216,579	11,089,250
Long term debt, net of current portion	14,327,882	—
Contingent consideration, net of current portion	7,093,757	2,576,633
Deferred tax liability, net	69,238	7,144
License obligations	1,250,000	1,250,000
Other long-term liabilities	385,517	24,272

Total liabilities	49,342,973	14,947,299
Stockholders' equity:
Common Stock—$0.001 par value; 200,000,000 shares authorized at December 31, 2018 and 2017; 40,804,189 and 31,266,989 shares issued and outstanding at December 31, 2018 and 2017, respectively	40,804	31,268
Preferred Stock—$0.001 par value; 5,000,000 shares authorized at December 31, 2018 and 2017; 2,857,143 and zero shares issued and outstanding at December 31, 2018 and 2017, respectively	2,857	—
Additional paid-in capital	119,082,157	83,338,136
Contingently issuable shares	—	2,655,464
Accumulated deficit	(98,218,070)	(58,165,260)

Total stockholders' equity	20,907,748	27,859,608

Total liabilities and stockholders' equity	$70,250,721	$42,806,907

See accompanying notes to the consolidated financial statements.

CERECOR INC. and SUBSIDIARIES

Consolidated Statements of Operations

	Year Ended December 31,
	2018	2017
Revenues
Product revenue, net	$17,870,745	$1,910,403
Sales force revenue	456,056	278,165
License and other revenue	—	25,000,000
Grant revenue	—	624,569

Total revenues, net	18,326,801	27,813,137

Operating expenses:
Cost of product sales	7,478,262	635,648
Research and development	5,786,635	4,372,578
Acquired in-process research and development	18,723,952	—
General and administrative	10,676,881	7,941,584
Sales and marketing	8,522,461	569,825
Amortization expense	4,532,448	403,520
Impairment of intangible assets	1,861,562	—
Change in fair value of contingent consideration	58,366	—

Total operating expenses	57,640,567	13,923,155

(Loss) income from operations	(39,313,766)	13,889,982
Other (expense) income:
Change in fair value of warrant liability and unit purchase option liability	25,010	(29,624)
Other income, net	13,657	—
Interest expense, net	(811,621)	(24,016)

Total other expense, net	(772,954)	(53,640)

Net (loss) income before taxes	(40,086,720)	13,836,342
Income tax (benefit) expense	(33,910)	1,966,519

Net (loss) income after taxes	$(40,052,810)	$11,869,823

Net (loss) income	$(40,052,810)	$11,869,823

Net (loss) income attributable to common shareholders	$(41,710,193)	$7,772,084

Net (loss) income per share of common stock, basic	$(1.20)	$0.42

Net (loss) income per share of common stock, diluted	$(1.20)	$0.42

Weighted-average shares of common stock outstanding, basic	34,773,613	18,410,005

Weighted-average shares of common stock outstanding, diluted	34,773,613	18,754,799

See accompanying notes to the consolidated financial statements.

CERECOR INC. and SUBSIDIARIES

Consolidated Statements of Changes in Stockholders' Equity

	Stockholders' Equity
	Common stock		Preferred Stock
					Additional paid-in capital	Contingently issuable stock Amount	Accumulated deficit	Total stockholders' equity
	Shares	Amount	Shares	Amount
Balance, December 31, 2016	9,434,141	$9,434	—	$—	$70,232,651	$—	$(70,035,083)	$207,002
Issuance of common stock from sale of shares under common stock purchase agreement, net of offering costs	2,301,598	2,302	—	—	1,500,291			1,502,593
Issuance of preferred and common stock to Armistice Capital, net of offering costs	2,345,714	2,346	—	4	4,559,308			4,561,658
Issuance of shares in acquisition of TRx	5,184,920	5,185	—		5,853,770			5,858,955
Contingently issuable stock in acquisition of TRx	—	—	—	—	—	2,655,464		2,655,464
Shares purchased through employee stock purchase plan	60,616	61	—	—	46,800			46,861
Stock-based compensation	—	—	—	—	1,157,252			1,157,252
Conversion of Armistice Capital preferred to common stock	11,940,000	11,940	—	(4)	(11,936)	—	—	—
Net income	—	—	—	—	—		11,869,823	11,869,823

Balance, December 31, 2017	31,266,989	$31,268	—	$—	$83,338,136	2,655,464	$(58,165,260)	$27,859,608

Issuance of contingently issuable shares in acquisition of TRx	2,349,968	2,350			2,653,114	(2,655,464)		—
Issuance of shares pursuant to common stock private placement, net of offering costs	1,000,000	1,000			3,856,106			3,857,106
Issuance of shares in acquisition of Ichorion assets	5,774,464	5,774			19,965,780			19,971,554
Issuance of Series B convertible preferred stock upon warrant exercise, net of offering costs			2,857,143	2,857	5,682,181			5,685,038
Exercise of stock options and warrants	370,361	370			1,083,583			1,083,953
Shares purchased through employee stock purchase plan	42,407	42			72,194			72,236
Stock-based compensation					2,431,063			2,431,063
Net loss	—	—	—	—	—	—	(40,052,810)	(40,052,810)

Balance, December 31, 2018	40,804,189	$40,804	2,857,143	$2,857	$119,082,157	—	$(98,218,070)	$20,907,748

See accompanying notes to the consolidated financial statements.

CERECOR INC. and SUBSIDIARIES

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2018	2017
Operating activities
Net (loss) income	$(40,052,810)	$11,869,823
Adjustments to reconcile net (loss) income (used in) provided by to net cash (used in) provided by operating activities:
Depreciation and amortization	4,554,963	425,476
Impairment of intangible assets	1,861,562	—
Stock-based compensation	2,431,063	1,157,252
Acquired in-process research and development, including transaction costs	18,723,952	—
Deferred taxes	(16,745)	(832,629)
Amortization of inventory fair value adjustment associated with acquisition of TRx and Avadel Pediatric Product	300,573	137,900
Non-cash interest expense	302,882	20,364
Change in fair value of contingent consideration liability	58,366	—
Change in fair value of warrant liability and unit purchase option liability	(25,010)	29,624
Changes in assets and liabilities:
Accounts receivable, net	(222,530)	(247,195)
Other receivables	(2,277,255)	(427,241)
Inventory, net	(311,199)	(24,276)
Prepaid expenses and other assets	(241,641)	(177,691)
Escrowed cash receivable	3,752,390	(3,752,390)
Accounts payable	82,451	96,065
Income taxes payable	(226,890)	2,259,148
Accrued expenses and other liabilities	7,792,259	2,044,548
Other long term liabilities	385,517	—

Net cash (used in) provided by operating activities	(3,128,102)	12,578,778

Investing activities
Acquisition of TRx, net of cash acquired	—	(18,888,932)
Acquisition of Avadel Pediatric Products	(1)	—
Net cash acquired from acquisition of Ichorion Therapeutics, Inc.	1,429,877	—
Purchase of property and equipment	(564,415)	(23,325)

Net cash provided by (used in) investing activities	865,461	(18,912,257)

Financing activities
Proceeds from exercise of stock options and warrants	1,083,953	—
Proceeds from issuance of Series B convertible preferred stock upon warrant exercise, net	5,685,038	—
Proceeds from sale of shares pursuant to common stock private placement, net	3,857,106	4,649,996
Proceeds from sales of common stock purchased through employee stock purchase plan	72,236	46,861
Proceeds from sale of shares under common stock purchase agreement	—	1,693,498
Payment of contingent consideration	(294,435)	—
Principal payments on term debt	—	(2,374,031)
Payment of fractional shares upon conversion of preferred stock to common stock	—	4
Payment of offering costs	—	(279,247)

Net cash provided by financing activities	10,403,898	3,737,081

Increase (decrease) in cash and cash equivalents	8,141,257	(2,596,398)
Cash and cash equivalents at beginning of period	2,605,499	5,201,897

Cash and cash equivalents at end of period	$10,746,756	$2,605,499

Supplemental disclosures of cash flow information
Cash paid for interest	$525,000	$72,526

Cash paid for taxes	$354,000	$540,000

Supplemental disclosures of non-cash investing and financing activities
Debt assumed in Avadel Pediatric Products acquisition	$(15,075,000)	$—

Issuance of common stock in TRx acquisition	$—	$5,858,955

Contingently issuable shares in TRx acquisition	$—	$2,655,464

See accompanying notes to the consolidated financial statements.

CERECOR INC. and SUBSIDIARIES

Consolidated Statements of Cash Flows (Continued)

        The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets that sum to the total of the same such amounts shown in the consolidated statements of cash flows:

	December 31,
	2018	2017
Cash and cash equivalents	$10,646,301	$2,472,187
Restricted cash, current	18,730	1,959
Restricted cash, non-current	81,725	131,353

Total cash, cash equivalents and restricted cash	$10,746,756	$2,605,499

See accompanying notes to the consolidated financial statements.

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements

As of and for the Years Ended December 31, 2018 and 2017

1. Business

        Cerecor Inc. (the "Company" or "Cerecor") is a fully integrated biopharmaceutical company with commercial operations and research and development capabilities. The Company is building a robust pipeline of innovative therapies in pediatric healthcare, neurology, and orphan rare diseases. The Company's neurology pipeline is led by CERC-301, which is currently in a Phase I safety study for Neurogenic Orthostatic Hypotension ("nOH"). The Company is also developing two other neurological clinical and preclinical stage compounds. The Company's pediatric orphan rare disease pipeline is led by CERC-801, CERC-802 and CERC-803. All three of these compounds are preclinical therapies for inherited metabolic disorders known as Congenital Disorders of Glycosylation ("CDGs") by means of substrate replacement therapy. The U.S. Food and Drug Administration ("FDA") has granted Rare Pediatric Disease designation ("RPDD") and Orphan Drug Designation ("ODD") to all three compounds. Under the FDA's Rare Pediatric Disease Priority Review Voucher ("PRV") program, upon the approval of a new drug application ("NDA") for the treatment of a rare pediatric disease, the sponsor of such application would be eligible for a PRV that can be used to obtain priority review for a subsequent new drug application or biologics license application. The PRV may be sold or transferred an unlimited number of times. The Company plans to leverage the 505(b)(2) NDA pathway for all three compounds to accelerate development and approval. The Company is also in the process of developing one other preclinical pediatric orphan rare disease compound, CERC-913.

        The Company also has a diverse portfolio of marketed products. Our marketed products are led by our prescribed dietary supplements and prescribed drugs. Our prescribed dietary supplements include Poly-Vi-Flor and Tri-Vi-Flor which are prescription vitamin and fluoride supplements used in infants and children to treat or prevent deficiency of essential vitamins and fluoride. The Company also markets a number of prescription drugs that treat a range of pediatric diseases, disorders and conditions. Cerecor's prescription drugs include Millipred®, Ulesfia®, Karbinal™ ER, AcipHex® Sprinkle™ and Cefaclor for Oral Suspension. Finally, the Company has one marketed medical device, Flexichamber™.

        Cerecor was incorporated in 2011, commenced operations in the second quarter of 2011 and completed an initial public offering in October 2015. In August 2017, the Company sold its worldwide rights to CERC-501 to Janssen Pharmaceuticals, Inc. ("Janssen") in exchange for initial gross proceeds of $25 million, of which $3.75 million was deposited into a twelve-month escrow to secure indemnification obligations to Janssen. The Company collected the full amount of the escrow in August of 2018. Additionally, there is a potential future $20 million regulatory milestone payment to the Company. The terms of the agreement provide that Janssen will assume ongoing clinical trials and be responsible for any new development and commercialization of CERC-501.

        On November 17, 2017, the Company acquired TRx Pharmaceuticals, LLC ("TRx") and its wholly-owned subsidiaries (see "TRx Acquisition" in Note 4 below for a description of the transaction).

        On February 16, 2018, Cerecor acquired all rights to Avadel Pharmaceuticals PLC's ("Avadel") marketed pediatric products (the "Acquired Products") for the assumption of certain of Avadel's financial obligations (see "Avadel Pediatric Products Acquisition" in Note 4 below for a description of the transaction).

        On September 25, 2018, the Company acquired Ichorion Therapeutics, Inc., a privately-held biopharmaceutical company focused on developing treatments and increasing awareness of inherited

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of and for the Years Ended December 31, 2018 and 2017

1. Business (Continued)

metabolic disorders known as CDGs (see "Ichorion Asset Acquisition" in Note 4 below for a description of the transaction).

Liquidity

        The Company applies a disciplined decision-making methodology as it evaluates the optimal allocation of the Company's resources between investing in the Company's current commercial product line, the Company's development portfolio and acquisitions or in-licensing of new assets in order to meet its cash flow needs. For the year ended December 31, 2018, Cerecor generated a net loss of $40.1 million and negative cash flow from operations of $3.1 million. As of December 31, 2018, Cerecor had an accumulated deficit of $98.2 million and a balance of $10.6 million in cash and cash equivalents. During the third quarter of 2018, the Company entered into a securities purchase agreement with Armistice Capital Master Fund Ltd. ("Armistice"), pursuant to which the Company sold 1,000,000 shares of the Company's common stock that generated net proceeds of approximately $3.9 million (see "Armistice Private Placements" in Note 13 below for a description of the transaction). During the fourth quarter of 2018, Armistice exercised warrants for convertible preferred stock that generated net proceeds of approximately $5.7 million (see "December 2018 Armistice Private Placement" in Note 13 below for a description of the transaction). Additionally, during the first quarter of 2019, the Company closed on an underwritten public offering of common stock for 1,818,182 shares of common stock of the Company, at a price to the public of $5.50 per share ("public price"). Armistice participated in the offering by purchasing 363,637 shares of common stock of the Company from the underwriter at the public price. The net proceeds of the offering was approximately $9.0 million.

        The Company plans to use cash and the anticipated positive net cash flows from the Company's existing product sales to offset costs related to its pediatric rare disease programs, neurology clinical programs, business development, costs associated with its organizational infrastructure and debt principal and interest payments. Cerecor expects to continue to incur significant expenses and operating losses for the immediate future as it continues to invest in the Company's pipeline assets. Our ability to achieve and maintain profitability in the future is dependent on, among other things, the development, regulatory approval and commercialization of our new product candidates and achieving a level of revenues from our existing product sales adequate to support our cost structure, which includes significant investment in our pipeline assets.

        The Company believes it will require additional financing to continue to execute its clinical development strategy and/or fund future operations. The Company plans to meet its capital requirements through operating cash flows from product sales and some combination of equity or debt financings, collaborations, out-licensing arrangements, strategic alliances, federal and private grants, marketing, distribution or licensing arrangements or the sale of current or future assets. If the Company is not able to secure adequate additional funding, the Company may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible or suspend or curtail planned programs. If the Company raises additional funds through collaborations, strategic alliances or licensing arrangements with third parties, the Company may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates.

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of and for the Years Ended December 31, 2018 and 2017

1. Business (Continued)

        Our plan to aggressively develop our pipeline, including our recently acquired pediatric rare disease preclinical programs, will require substantial cash inflows in excess of what the Company expects our current commercial operations to generate. The Company expects that our existing cash and cash equivalents, together with anticipated revenue, will enable us to fund our operating expenses, capital expenditure requirements, and other non-operating cash payments such as fixed quarterly payments on our outstanding debt balances through at least March 2020.

2. Significant Accounting Policies

Basis of Presentation

        The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification ("ASC") and Accounting Standards Updates ("ASU") of the Financial Accounting Standards Board (the "FASB").

Reclassification

        During 2018, the Company concluded that going forward it would net amounts due to distributors against open receivable balances. The Company has reclassified $0.3 million from accrued expenses and other current liabilities to accounts receivable, net in the December 31, 2017 balance sheet to conform with current period presentation.

        During 2018, the Company concluded that going forward it would include amortization expense within its own standalone line in operating expenses in the Company's consolidated statements of operations. The Company has reclassified $0.4 million from sales and marketing expenses in the December 31, 2017 statements of operations to conform with current period presentation.

Principles of Consolidation

        The consolidated financial statements include the accounts of Cerecor Inc. and its wholly-owned subsidiaries after elimination of all intercompany balances and transactions.

Use of Estimates

        The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosures. On an ongoing basis, management evaluates its estimates, including estimates related to but not limited to, revenue recognition, cost of product sales, stock-based compensation, fair value measurements (including those relating to contingent consideration), cash flows used in management's going concern assessment, income taxes, goodwill and other intangible assets, and clinical trial accruals. The Company bases its estimates on historical experience and other market-specific or other relevant assumptions that it believes to be reasonable under the circumstances. Actual results may differ from those estimates or assumptions.

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of and for the Years Ended December 31, 2018 and 2017

2. Significant Accounting Policies (Continued)

Cash and Cash Equivalents

        The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. The carrying amounts reported in the balance sheets for cash and cash equivalents are valued at cost, which approximates their fair value.

Escrowed Cash Receivable

        On August 14, 2017, the Company sold all of its rights to CERC-501 to Janssen in exchange for initial gross proceeds of $25 million, of which $3.75 million was deposited into a twelve-month escrow to secure certain indemnification obligations to Janssen. The Company collected the full escrow amount in August 2018.

Restricted Cash

        Restricted cash consists of the 2016 Employee Stock Purchase Plan (the "Plan") deposits and credit card deposits. In exchange for receiving business credit card services from Silicon Valley Bank, the Company deposited $50,000 as collateral with Silicon Valley Bank. These deposits are recorded as restricted cash, net of current portion on the balance sheet at December 31, 2018. Additionally, deposits made by employees for future stock purchases as part of the Plan is recorded as restricted cash. As part of the Plan, eligible employees can purchase common stock through accumulated payroll deductions at such times as are established by the Plan administrator.

        The Company adopted ASU No. 2016-18, Restricted Cash ("ASU 2016-18") effective January 1, 2018 and now includes restricted cash balances within the cash, cash equivalents and restricted cash balance on the statement of cash flows. All prior periods were retrospectively adjusted to conform to the current period presentation.

Accounts Receivable, net

        Accounts receivable, net is comprised of amounts due from customers in the ordinary course of business. Management considers all accounts receivable to be fully collectible at December 31, 2018, and accordingly, no allowance for doubtful accounts has been recorded. Bad debt expense is charged to operations as amounts are determined to be uncollectible. Accounts receivable are written off when deemed uncollectible and recoveries of receivables previously written off are recorded when received.

        Accounts receivable are considered to be past due if any portion of the receivable balance is outstanding for more than the payment terms negotiated with the customer. The Company generally negotiates payment terms of 30 days. The Company offers wholesale distributors a prompt payment discount, which is typically 2% as an incentive to remit payment within this timeframe. Accounts receivable are stated net of the estimated prompt pay discount.

Concentration of Credit Risk

        Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalents. The Company maintains a portion of its cash and cash equivalent

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of and for the Years Ended December 31, 2018 and 2017

2. Significant Accounting Policies (Continued)

balances in the form of a money market account with a financial institution that management believes to be creditworthy. The Company has no financial instruments with off-balance sheet risk of loss.

Inventory

        Inventory consists primarily of finished goods stated at the lower of cost or net realizable value, with cost determined on a first-in, first-out basis. The Company reviews the composition of inventory at each reporting period in order to identify obsolete, slow-moving, quantities in excess of expected demand, or otherwise non-saleable items. If non-saleable items are observed and there are no alternate uses for the inventory, the Company will record a write-down to net realizable value in the period that the decline in value is first recognized. These valuation adjustments are recorded based upon various factors for the Company's products, including the level of product manufactured by the Company, the level of product in the distribution channel, current and projected product demand, the expected shelf life of the product and firm inventory purchase commitments.

Property and Equipment

        Property and equipment consists of computers, office equipment, furniture, and leasehold improvements and is recorded at cost. Maintenance and repairs that do not improve or extend the lives of the respective assets are expensed to operations as incurred. Property and equipment are depreciated on a straight-line basis over their estimated useful lives. The Company uses a life of four years for computers and software, and five years for equipment and furniture. For leasehold improvements, deprecation of the asset will begin at the date it is placed in service and the depreciable life of the leasehold improvement is the shorter of the lease term or the improvement's useful life. The Company uses a life of ten years for leasehold improvements. Upon retirement or sale, the cost of the disposed asset and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized.

Acquisitions

        For acquisitions that meet the definition of a business under ASC 805, the Company records the acquisition using the acquisition method of accounting. All of the assets acquired, liabilities assumed, contractual contingencies, and contingent consideration, when applicable, are recorded at fair value at the acquisition date. Any excess of the purchase price over the fair value of the net assets acquired is recorded as goodwill. The application of the acquisition method of accounting requires management to make significant estimates and assumptions in the determination of the fair value of assets acquired and liabilities assumed in order to properly allocate purchase price consideration. For acquisitions that do not meet the definition of a business under ASC 805, the Company accounts for the transaction as an asset acquisition.

Segment Information

        Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions on how to allocate resources and assess performance. The Company's chief operating decision maker is the Company's Chief Executive Officer. The CEO views

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of and for the Years Ended December 31, 2018 and 2017

2. Significant Accounting Policies (Continued)

the Company's operations and manages the business as one operating segment. All long-lived assets of the Company reside in the United States.

Goodwill

        Goodwill relates to the amount that arose in connection with the acquisitions of TRx and Avadel's pediatric products. Goodwill represents the excess of the purchase price over the fair value of the net assets acquired when accounted for using the acquisition method of accounting for business combinations. Goodwill is not amortized but is evaluated for impairment on an annual basis or more frequently if an event occurs or circumstances change that would more-likely-than-not reduce the fair value of the Company's reporting unit below its carrying amount. The Company consists of one reporting unit.

Intangible Assets

        Intangible assets with definite useful lives are amortized over their estimated useful lives and reviewed for impairment if certain events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an intangible asset might not be recoverable. Impairment losses are measured and recognized to the extent the carrying value of such assets exceeds their fair value.

Product Revenues, net

        The Company generates substantially all of its revenue from sales of prescription pharmaceutical products to its customers and has identified a single product delivery performance obligation, which is the provision of prescription pharmaceutical products to its customers based upon master service agreements in place with wholesaler distributors, purchase orders from retail pharmacies or other direct customers and a contractual arrangement with a specialty pharmacy. The performance obligation is satisfied at a point in time, when control of the product has been transferred to the customer, either at the time the product has been received by the customer or to a lesser extent when the product is shipped. The Company determines the transaction price based on fixed consideration in its contractual agreements and the transaction price is allocated entirely to the performance obligation to provide pharmaceutical products. In determining the transaction price, a significant financing component does not exist because the timing from when the Company delivers product to when the customers pay for the product is less than one year and the customers do not pay for product in advance of the transfer of the product.

        Revenues from sales of products are recorded net of any variable consideration for estimated allowances for returns, chargebacks, distributor fees, prompt payment discounts, government rebates, and other common gross-to-net revenue adjustments. The identified variable consideration is recorded as a reduction of revenue at the time revenues from product sales are recognized. The Company recognizes revenue only to the extent that it is probable that a significant revenue reversal will not occur in a future period.

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of and for the Years Ended December 31, 2018 and 2017

2. Significant Accounting Policies (Continued)

        Provisions for returns and government rebates are included within current liabilities in the consolidated balance sheet. Provisions for prompt payment discounts and distributor fees are included as a reduction to accounts receivable. Calculating these items involves estimates and judgments based on sales or invoice data, contractual terms, historical utilization rates, new information regarding changes in these programs' regulations and guidelines that would impact the amount of the actual rebates, our expectations regarding future utilization rates for these programs, and channel inventory data. These estimates may differ from actual consideration amount received and the Company will re-assess these estimates and judgments each reporting period to adjust accordingly.

        The following table presents net revenues disaggregated by type:

	Year Ended December 31,
	2018	2017
Prescribed dietary supplements	$7,678,003	$1,092,271
Prescription drugs	10,192,742	818,132
Sales force revenue	456,056	278,165
License and other revenue	—	25,000,000
Grant revenue	—	624,569

Total revenues, net	$18,326,801	$27,813,137

Concentration with Customer

        As is typical in the pharmaceutical industry, the Company sells its prescription pharmaceutical products (which include prescribed dietary supplements and prescription drugs) in the United States primarily through wholesale distributors and a specialty contracted pharmacy. Wholesale distributors account for substantially all of the Company's net product revenues and trade receivables. In addition, the Company earns revenue from sales of its prescription pharmaceutical products directly to retail pharmacies. For the year ended December 31, 2018, the Company's three largest customers accounted for approximately 30%, 30%, and 25%, respectively, of the Company's total net product revenues from sale of prescription pharmaceutical products. For the year ended December 31, 2017, the Company's three largest customers accounted for approximately 40%, 25% and 22%, respectively, of the Company's total net product revenues from sale of prescription pharmaceutical products.

Returns and Allowances

        Consistent with industry practice, the Company maintains a return policy that allows customers to return product within a specified period both prior to and, in certain cases, subsequent to the product's expiration date. The Company's return policy generally allows customers to receive credit for expired products within six months prior to expiration and within one year after expiration. The provision for returns and allowances consists of estimates for future product returns and pricing adjustments. The primary factors considered in estimating potential product returns include:

  •
  the shelf life or expiration date of each product;

  •
  historical levels of expired product returns;

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of and for the Years Ended December 31, 2018 and 2017

2. Significant Accounting Policies (Continued)

  •
  external data with respect to inventory levels in the wholesale distribution channel;

  •
  external data with respect to prescription demand for the Company's products; and

  •
  the estimated returns liability to be processed by year of sale based on analysis of lot information related to actual historical returns.

        The Company's estimate for returns and allowances may be impacted by a number of factors, but the principal factor relates to the level of inventory in the distribution channel.

Rebates

        The Company is subject to rebates on sales made under governmental pricing programs. For example, Medicaid rebates are amounts owed based upon contractual agreements or legal requirements with public sector (Medicaid) benefit providers after the final dispensing of the product by a pharmacy to a benefit plan participant. Medicaid reserves are based on expected payments, which are driven by patient usage, contract performance and field inventory that will be subject to a Medicaid rebate. Medicaid rebates are typically billed up to 180 days after the product is shipped, however can be as much as 270 days after the quarter in which the product is dispensed to the Medicaid participant. In addition to the estimates mentioned above, the Company's calculation also requires other estimates, such as estimates of sales mix, to determine which sales are subject to rebates and the amount of such rebates. Periodically, the Company adjusts the Medicaid rebate provision based on actual claims paid. Due to the delay in billing, adjustments to actual claims paid may incorporate revisions of this provision for several periods. Because Medicaid pricing programs involve particularly difficult interpretations of complex statutes and regulatory guidance, our estimates could differ from actual experience.

        In determining estimates for these rebates, the Company considers the terms of the contracts, relevant statutes, historical relationships of rebates to revenues, past payment experience, estimated inventory levels and estimated future trends.

Sales Force Revenue

        Pursuant to a marketing agreement with Pharmaceutical Associates, Inc. ("PAI"), the Company received a monthly marketing fee to promote, market and sell certain products on behalf of PAI. The Company was also entitled to a share of PAI's profits under the agreement. Marketing fees and profit-sharing was recognized as sale force revenue when all the performance obligations have been satisfied and to the extent that it was probable that a significant revenue reversal would not occur in a future period. The marketing agreement with PAI was terminated in April 2018.

License and Other Revenue

        The Company recognizes revenues from collaboration, license or other research or sale arrangements when or as performance obligations are satisfied. For milestone payments, the Company assesses, at contract inception, whether the milestones are considered probable of being achieved. If it is probable that a significant revenue reversal will occur, the Company will not record revenue until the uncertainty has been resolved. Milestone payments that are contingent upon regulatory approval are

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of and for the Years Ended December 31, 2018 and 2017

2. Significant Accounting Policies (Continued)

not considered probable until the approvals are obtained as it is outside of the control of the Company. If it is probable that significant revenue reversal will not occur, the Company will estimate the milestone payments using the most likely amount method. The Company will re-assess the milestones each reporting period to determine the probability of achievement.

Grant Revenue

        Grant revenues are derived from government grants that support the Company's efforts on specific research projects. The Company determined that the government agencies providing grants to the Company are not our customers. The Company recognizes grant revenue when there is reasonable assurance of compliance with the conditions of the grant and reasonable assurance that the grant revenue will be received.

Accounting Policy Elections Related to Adoption of New Revenue Recognition Standard

        The Company elected the following practical expedients in applying Topic 606 to its identified revenue streams:

  •
  Portfolio approach—contracts within each revenue stream have similar characteristics and the Company believes this approach would not differ materially than if applying Topic 606 to each individual contract.

  •
  Modified retrospective approach—the Company applied Topic 606 only to contracts with customers that were not completed at the date of initial application, January 1, 2018.

  •
  Significant financing component—the Company does not adjust the promised amount of consideration for the effects of a significant financing component as the Company expects, at contract inception, that the period between when the Company transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less.

  •
  Shipping and handling activities—the Company considers any shipping and handling costs that are incurred after the customer has obtained control of the product as a cost to fulfill a promise and will account for them as an expense.

  •
  Contract costs—the Company recognizes the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the Company otherwise would have recognized is one year or less.

        The Company does not incur costs to obtain a contract or costs to fulfill a contract that would result in the capitalization of contract costs. Specifically, internal sales commissions are costs to fulfill a contract and are expensed in the same period that revenue is recognized, which is typically within the same quarterly reporting period. Contract costs are expensed or amortized in "Operating expenses" on the accompanying Consolidated Statements of Operations.

        The Company has not made significant changes to the judgments made in applying ASU 2014-09, Revenue from Contracts with Customers (Topic 606) for the year ended December 31, 2018.

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of and for the Years Ended December 31, 2018 and 2017

2. Significant Accounting Policies (Continued)

Cost of Product Sales

        Cost of product sales is comprised of (i) costs to acquire products sold to customers, (ii) royalty, license payments and other agreements granting the Company rights to sell related products, (iii) distribution costs incurred in the sale of products; (iv) the value of any write-offs of obsolete or damaged inventory that cannot be sold, (v) minimum sale obligations and (vi) minimum purchase obligations. The Company acquired the rights to sell certain of its commercial products through license and assignment agreements with the original developers or other parties with interests in these products. These agreements obligate the Company to make payments under varying payment structures based on its net revenue from related products.

Shipping, Handling, and Freight

        The Company includes the cost of shipping, handling, and freight associated with product sales as part of cost of product sales.

Research and Development Costs

        Research and development costs are expensed as incurred. These costs include, but are not limited to, employee-related expenses, including salaries, benefits and stock-based compensation of research and development personnel; expenses incurred under agreements with contract research organizations and investigative sites that conduct clinical trials and preclinical studies; the cost of acquiring, developing and manufacturing clinical trial materials; other supplies; facilities, depreciation and other expenses, such as direct and allocated expenses for rent, utilities and insurance; and costs associated with preclinical activities and regulatory operations, pharmacovigilance, quality and travel.

        Costs for certain development activities, such as clinical trials, are recognized based on an evaluation of the progress to completion of specific tasks using data such as patient enrollment, clinical site activations, or information provided to the Company by its vendors, such as clinical research organizations, with respect to their actual costs incurred. Payments for these activities are based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and are reflected in the financial statements as prepaid or accrued research and development expense, as the case may be.

Clinical Trial Expense Accruals

        As part of the process of preparing its financial statements, the Company is required to estimate its expenses resulting from its obligations under contracts with vendors, clinical research organizations and consultants and under clinical site agreements in connection with conducting clinical trials. The financial terms of these contracts are subject to negotiations, which vary from contract to contract and may result in payment flows that do not match the periods over which materials or services are provided under such contracts. The Company's objective is to reflect the appropriate trial expenses in its financial statements by matching those expenses with the period in which services are performed and efforts are expended. The Company accounts for these expenses according to the progress of the trial as measured by subject progression and the timing of various aspects of the trial. The Company determines accrual estimates by taking into account discussion with applicable personnel and outside

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of and for the Years Ended December 31, 2018 and 2017

2. Significant Accounting Policies (Continued)

service providers as to the progress or state of consummation of trials, or the services completed. During the course of a clinical trial, the Company adjusts its clinical expense recognition if actual results differ from its estimates. The Company makes estimates of its accrued expenses as of each balance sheet date based on the facts and circumstances known to it at that time. The Company's clinical trial accruals are dependent upon the timely and accurate reporting of contract research organizations and other third-party vendors. Although the Company does not expect its estimates to be materially different from amounts actually incurred, its understanding of the status and timing of services performed relative to the actual status and timing of services performed might vary and might result in it reporting amounts that are too high or too low for any particular period.

Acquired In-Process Research and Development Expenses

        Acquired in-process research and development ("IPR&D") expense includes the initial costs of IPR&D projects, acquired directly in a transaction other than a business combination, that do not have an alternative future use.

Amortization Expense

        Amortization expense includes the amortization of the Company's acquired intangible assets. There is no amortization expense included in cost of product sales or sales and marketing expense as all amortization expense is included within its own standalone line in operating expenses in the Company's consolidated statements of operations.

Estimated Fair Value and Change in Fair Value of Contingent Consideration

        The Company's business acquisitions of Avadel's pediatric products and TRx involve the potential for future payment of consideration that is contingent upon the achievement of operation and commercial milestones and royalty payments on future product sales. The fair value of contingent consideration was determined at the acquisition date utilizing unobservable inputs such as the estimated amount and timing of projected cash flows, the probability of success (achievement of the contingent event) and the risk-adjusted discount rate used to present value the probability-weighted cash flows. Subsequent to the acquisition date, at each reporting period, the contingent consideration liability is remeasured at the current fair value with changes recorded in the consolidated statement of operations.

        There is no change in fair value of contingent consideration included in cost of product sales or research and development costs as the change in fair value of contingent consideration is included within its own standalone line in operating expenses in the Company's consolidated statements of operations.

Stock-Based Compensation

        The Company applies the provisions of ASC 718, Compensation—Stock Compensation ("ASC 718"), which requires the measurement and recognition of compensation expense for all stock-based awards made to employees, including employee stock options, in the statements of operations.

        For stock options issued to employees and members of the board of directors for their services, the Company estimates the grant date fair value of each option using the Black-Scholes option pricing

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of and for the Years Ended December 31, 2018 and 2017

2. Significant Accounting Policies (Continued)

model. The use of the Black-Scholes option pricing model requires management to make assumptions with respect to the expected term of the option, the expected volatility of the common stock consistent with the expected life of the option, risk-free interest rates and expected dividend yields of the common stock. For awards subject to service-based vesting conditions, including those with a graded vesting schedule, the Company recognizes stock-based compensation expense equal to the grant date fair value of stock options on a straight-line basis over the requisite service period, which is generally the vesting term. Forfeitures are recorded as they are incurred as opposed to being estimated at the time of grant and revised.

        For stock option grants with market-based conditions, compensation expense is recognized ratably over the attribution period. The Company estimates the fair value of the market-based stock option grants using a Monte-Carlo simulation. The Company generally estimates fair value using assumptions, including the risk-free interest rate, the expected volatility of a peer group of similar companies, the expected term of the awards and the expected dividend yield. The expected term for market-based stock option awards is based on the expected term calculated using a Monte-Carlo simulation. These estimates involve inherent uncertainties and the application of management's judgment. If factors change and different assumptions are used, our stock-based compensation expense could be materially different in the future.

Income Taxes

        The Company accounts for income taxes under the asset and liability method in accordance with ASC 740, Income Taxes ("ASC 740"). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Deferred tax assets primarily include net operating loss ("NOL") and tax credit carryforwards, accrued expenses not currently deductible and the cumulative temporary differences related to certain research and patent costs. Certain tax attributes, including NOLs and research and development credit carryforwards, may be subject to an annual limitation under Sections 382 and 383 of the Internal Revenue Code (the "IRC"). See Note 15 for further information. The portion of any deferred tax asset for which it is more likely than not that a tax benefit will not be realized must then be offset by recording a valuation allowance. The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not to be sustained upon examination based on the technical merits of the position. The amount for which an exposure exists is measured as the largest amount of benefit determined on a cumulative probability basis that the Company believes is more likely than not to be realized upon ultimate settlement of the position. The Company's policy is to record interest and penalties on uncertain tax positions as income tax expense. As of December 31, 2018, the Company did not believe any material uncertain tax positions were present.

        On December 22, 2017, the "Tax Cuts and Jobs Act" ("TCJA" or "the Act") was enacted, that significantly reforms the IRC. The TCJA, among other things, includes changes to U.S. federal tax rates, imposes significant additional limitations on the deductibility of interest and NOL carryforwards, allows for the expensing of capital expenditures, and puts into effect the migration from a "worldwide"

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of and for the Years Ended December 31, 2018 and 2017

2. Significant Accounting Policies (Continued)

system of taxation to a territorial system. See Note 15 below for further discussion related to the tax impact to the Company.

Recently Adopted Accounting Pronouncements

Adoption of ASC 606

        In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) ("ASU 2014-09"). Topic 606, along with amendments issued in 2015, 2016 and 2017, supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, including most industry-specific revenue recognition guidance throughout the Industry Topics of the Accounting Standards Codification. ASU 2014-09 provides a comprehensive new revenue recognition model that requires a company to recognize revenue to depict the transfer of goods or services to a customer in an amount that reflects the consideration it expects to receive in exchange for those goods or services. On January 1, 2018, the Company adopted the new revenue recognition standard for all contracts not completed as of the adoption date using the modified retrospective method. The implementation of the new revenue recognition standard did not have a material quantitative impact on the Company's consolidated financial statements as the timing of revenue recognition for product sales did not significantly change. In addition, the Company did not have a material cumulative effect adjustment to accumulated deficit upon adoption of the new revenue recognition standard on January 1, 2018. The information presented for the periods prior to January 1, 2018 has not been restated and is reported under Topic 605.

        The Company recognizes revenue when its performance obligations with its customers have been satisfied. At contract inception, the Company determines if a contract is within the scope of Topic 606 and then evaluates the contract using the following five steps: (1) identify the contract with the customer; (2) identify the performance obligations; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations; and (5) recognize revenue when (or as) the entity satisfies a performance obligation.

Other Adopted Accounting Pronouncements

        In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business ("ASU 2017-01"). The standard provides guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. If substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single asset or a group of similar assets, the assets acquired (or disposed of) are not considered a business. ASU 2017-01 is effective for fiscal periods beginning after December 15, 2017 (including interim periods within those periods) with early adoption permitted. The Company adopted this standard on January 1, 2018.

        In January 2017, the FASB issued ASU No. 2017-04 "Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment" ("ASU 2017-04"). ASU 2017-04 eliminates step two of the goodwill impairment test and specifies that goodwill impairment should be measured by comparing the fair value of a reporting unit with its carrying amount. ASU 2017-04 is effective for annual or interim goodwill impairment tests performed in fiscal years beginning after December 15, 2019 and early adoption is permitted. The Company early adopted this standard on January 1, 2018. The standard was applied prospectively and the adoption of this standard did not have an impact on the Company's financial statements.

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of and for the Years Ended December 31, 2018 and 2017

2. Significant Accounting Policies (Continued)

        In May 2017, the FASB issued ASU No. 2017-09, Compensation-Stock Compensation (Topic 718)—Scope of Modification Accounting ("ASU 2017-09") to clarify when to account for a change to the terms or conditions of a stock-based payment award as a modification. Under the new guidance, modification accounting is required only if the fair value, the vesting conditions, or the classification of the award (as equity or liability) changes as a result of the change in terms or conditions. The guidance is effective prospectively for all companies for annual periods and interim periods within those annual periods, beginning on or after December 15, 2017. The adoption of this standard on January 1, 2018 did not have a significant impact on the Company's financial statements.

        In November 2016, the FASB issued ASU No. 2016-18, Restricted Cash ("ASU 2016-18"). The guidance is intended to address the diversity that currently exists in the classification and presentation of changes in restricted cash on the statement of cash flows. The new standard requires that entities show the changes in the total of cash and cash equivalents, restricted cash and restricted cash equivalents on the statement of cash flows and no longer present transfers between cash and cash equivalents, restricted cash and restricted cash equivalents on the statement of cash flows. The new standard is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company adopted this standard on January 1, 2018. Upon adoption of ASU 2016-18, the Company applied the retrospective transition method for each period presented and included $0.1 million of restricted cash in the beginning period cash, cash equivalents and restricted cash balance as of January 1, 2017.

        In October 2016, the FASB issued ASU No. 2016-16, "Income Taxes (Topic 740), Intra-Entity Transfers of Assets Other Than Inventory" ("ASU 2016-16"), which requires companies to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. ASU 2016-16 is effective for annual reporting periods, and interim periods therein, beginning after December 15, 2017. The adoption of this standard on January 1, 2018 did not have a significant impact on the Company's financial statements.

        In August 2016, the FASB issued ASU No. 2016-15 Statement of Cash Flows, Classification of Certain Cash Receipts and Cash Payments ("ASU 2016-15"), which reduces existing diversity in the classification of certain cash receipts and cash payments on the statements of cash flows. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017, and for interim periods within those fiscal years. The adoption of this standard on January 1, 2018 did not have a significant impact on the Company's financial statements.

Recent Accounting Pronouncements

        In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) ("ASU 2016-02"). This guidance revises existing practice related to accounting for leases under ASC No. 840, Leases ("ASC 840") for both lessees and lessors. The new guidance in ASU 2016-02 requires lessees to recognize a right-of-use asset and a lease liability for nearly all leases (other than leases that meet the definition of a short-term lease). The lease liability will be equal to the present value of lease payments and the right-of-use asset will be based on the lease liability, subject to adjustment such as for initial direct costs. For income statement purposes, the new standard retains a dual model similar to ASC 840, requiring leases to be classified as either operating leases or capital leases. For lessees, operating leases will result in straight-line expense (similar to current accounting by lessees for operating leases under

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of and for the Years Ended December 31, 2018 and 2017

2. Significant Accounting Policies (Continued)

ASC 840) while capital leases will result in a front-loaded expense pattern (similar to current accounting by lessees for capital leases under ASC 840). The new standard is effective for the Company beginning January 1, 2019. In July 2018, the FASB issued both codification improvements, which clarify how to apply certain aspects of the standard, and an update to the transition methods allowable. Companies can either adopt the new standard at the earliest period presented using a modified retrospective approach or continue to apply the guidance under the current lease standard in the comparative periods presented. Companies that elect this option would record a cumulative-effect adjustment to the opening balance of retained earnings on the date of adoption, if necessary. The Company expects to apply the new guidance at the effective date, without adjusting the comparative periods. The Company anticipates that ASU 2016-02 will have an impact to the consolidated balance sheet, as the Company will record an asset and a liability in connection with the leased office space. The Company will elect the package of practical expedients permitted under the transition guidance within the new standard, which among other things, allows the Company to carryforward the historical lease classification. The Company is not electing the hindsight practical expedient.

        The Company has performed a preliminary assessment on the impact to the consolidated balance sheet and preliminarily expects that we will record a right-of-use liability and corresponding of approximately $1 million and a corresponding right-of-use asset (with certain adjustments for the accrued rent and unamortized lease incentive balance at January 1, 2019) related to the leased office space. This expectation is subject to change as management refines the inputs utilized in the calculation. The Company does not expect an impact to the statement of operations or liquidity. The Company is in the process of identifying its other lease agreements that will be impacted by the new standard to arrive at the overall impact to the consolidated financial statements, however anticipates the overall balance sheet impact to be less than 5% of the total liabilities balance as of December 31, 2018.

3. Net (Loss) Income Per Share of Common Stock, Basic and Diluted

        The Company computes earnings per share ("EPS") using the two-class method. The two-class method of computing EPS is an earnings allocation formula that determines EPS for common stock and any participating securities according to dividends declared and participation rights in undistributed earnings. Under the two-class method, EPS for the common stock, preferred stock and participating warrants are computed by dividing the sum of distributed earnings to common shareholders and undistributed earnings allocated to common shareholders by the weighted average number of shares of common stock and participating warrants outstanding for the period. In applying the two-class method, undistributed earnings are allocated to common stock, preferred stock and participating warrants based on the weighted average shares outstanding during the period. In periods of net loss, losses are allocated to the participating security only if the security has not only the right to participate in earnings, but also a contractual obligation to share in the Company's losses.

        Diluted net (loss) income per share includes the potential dilutive effect of common stock equivalents as if such securities were converted or exercised during the period, when the effect is dilutive. Common stock equivalents include: (i) outstanding stock options and restricted stock awards which are included under the "treasury stock method" when dilutive, (ii) common stock to be issued upon the assumed conversion of the Company's unit purchase option shares, which are included under

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of and for the Years Ended December 31, 2018 and 2017

3. Net (Loss) Income Per Share of Common Stock, Basic and Diluted (Continued)

the "if-converted method" when dilutive; (iii) prior to issuance, the contingently issuable shares in the TRx acquisition if contingencies would have been satisfied if the end of the contingency period were as of the balance sheet date under the "if converted method" when dilutive; and (iv) common stock to be issued upon the exercise of outstanding warrants which are included under the "treasury stock method" when dilutive. Because the impact of these items is generally anti-dilutive during periods of net loss, there is no difference between basic and diluted loss per common share for periods with net losses. In addition, as stated above, net losses are not allocated to the participating securities unless the participating security has a contractual obligation to share in both earnings and losses of the Company.

        The following table sets forth the computation of basic and diluted net loss per share of common stock for the years ended December 31, 2018 and 2017, which includes both classes of participating securities:

	Year ended December 31,
	2018	2017
Net (loss) income per share, basic and diluted calculation:
Basic (loss) income per share
Net (loss) income	$(40,052,810)	$11,869,823
Deemed distribution to shareholder	1,657,383	—

Undistributable (loss) earnings allocable to common shares	$(41,710,193)	$7,772,084

Undistributable (loss) earnings allocable to participating warrants	$—	$4,097,739

Weighted average shares, basic
Common stock	34,773,613	18,410,005
Participating warrants	—	9,706,458

	34,773,613	28,116,463

Basic (loss) income per share:
Common stock	$(1.20)	$0.42
Participating warrants	$—	$0.42
Diluted (loss) income per share:
Net (loss) income attributable to common shares	$(41,710,193)	$7,772,084
Net (loss) income reallocated	—	49,642

Undistributed (loss) earnings allocable to common shares	$(41,710,193)	$7,821,726

Weighted average number of shares attributable to common shareholders—basic	34,773,613	18,410,005
Effect of dilutive securities:
Stock options	—	61,510
Contingently issuable shares	—	283,284

Potentially dilutive shares	—	344,794

Weighted average number of shares—diluted	34,773,613	18,754,799

Diluted (loss) income per share	$(1.20)	$0.42

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of and for the Years Ended December 31, 2018 and 2017

3. Net (Loss) Income Per Share of Common Stock, Basic and Diluted (Continued)

        On December 27, 2018, the Company entered into a series of transactions as part of a private placement with Armistice in order to generate cash to continue to develop our pipeline assets and for general corporate purposes. The transactions are considered one transaction for accounting purposes. As part of the transaction, the Company exchanged common stock warrants issued as a part of the Armistice private placement in 2017 for the purchase up to 14,285,714 shares of the Company's common stock at an exercise price of $0.40 per share (the "original warrants") for like-kind warrants to purchase up to 2,857,143 shares of the Company's newly designated Series B Convertible Preferred Stock (the "Series B Convertible Preferred Stock" or "convertible preferred stock") with an exercise price of $2.00 per share (the "exchanged warrants"). The convertible preferred stock has the same rights and preferences as common stock other than it is non-voting and converts to shares of common stock on a 1 for 5 ratio. Armistice immediately exercised the exchanged warrants and acquired an aggregate of 2,857,143 shares of the Series B Convertible Preferred Stock to generate net proceeds of approximately $5.7 million. The convertible preferred stock is considered a separate class of stock for EPS purposes, however basic and diluted EPS is not provided for the preferred stock for the year ended December 31, 2018 because the shares were only outstanding for five days for the year. Therefore, EPS for the preferred stock is immaterial for the year ended December 31, 2018, however will be disclosed going forward.

        In order to provide Armistice an incentive to exercise the exchanged warrants, the Company also entered into a securities purchase agreement with Armistice pursuant to which the Company issued warrants for 4,000,000 shares of common stock of the Company with a term of 5.5 years and an exercise price of $12.50 per share (the "incentive warrants"). For accounting purposes the fair value of the incentive warrants was considered a deemed distribution to Armistice of $1.7 million. The deemed distribution is calculated as the difference between the fair value of the incentive warrants on the date of the transaction of $2.2 million and the value that Armistice forwent by exchanging the original warrants of $0.5 million. The fair value of the incentive warrant is estimated using a Black-Scholes option-pricing model. The significant assumptions used in the model for valuing the incentive warrant on December 27, 2018 include: (i) volatility of 55%, (ii) risk-free interest rate of 2.62%, (iii) unit strike price of $12.50, (iv) fair value of underlying equity of $3.02, and (v) expected life of 5.5 years.

        The net loss of $40.1 million for the year ended December 31, 2018 is increased by the deemed distribution of $1.7 million to arrive at the net loss attributable to common shareholders of $41.7 million. While the incentive warrants do have the rights to participate in undistributed earnings, the incentive warrants issued do not share in net losses of the Company. As such, the incentive warrants are excluded from the weighted average shares and warrants outstanding during periods of net loss. For the 2017 EPS calculation, the shares of unexercised original warrants issued in the Armistice private placement transaction in 2017 are considered participating securities because these warrants contain a non-forfeitable right to dividends irrespective of whether the warrants are ultimately exercised.

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of and for the Years Ended December 31, 2018 and 2017

3. Net (Loss) Income Per Share of Common Stock, Basic and Diluted (Continued)

        The following outstanding securities at December 31, 2018 and 2017 have been excluded from the computation of diluted weighted shares outstanding, as they could have been anti-dilutive:

	December 31,
	2018	2017
Stock options	4,246,597	2,812,006
Warrants on common stock	4,024,708	4,661,145
Restricted Stock Awards	445,000	—
Underwriters' unit purchase option	40,000	40,000

4. Acquisition

Ichorion Asset Acquisition

        On September 24, 2018, the Company entered into, and subsequently consummated the transactions contemplated by, an agreement and plan of merger by and among the Company and Ichorion Therapeutics, Inc., a Delaware corporation (the "Ichorion Asset Acquisition"), with Ichorion surviving as a wholly owned subsidiary of the Company. The consideration for the Ichorion Asset Acquisition consisted of approximately 5.8 million shares of the Company's common stock, par value $0.001 per share, as adjusted for Estimated Working Capital as defined in the Merger Agreement. The shares are subject to a lockup date through December 31, 2019, which restricts the resale of the common stock issued as part of the acquisition until the lockup period is complete. Consideration for the Ichorion Asset Acquisition includes certain development milestones worth up to an additional $15 million, payable either in shares of the Company's common stock or in cash, at the election of the Company.

        The fair value of the common stock shares transferred at closing was approximately $20 million using the Company's stock price close on September 24, 2018 and offset by an estimated discount for lack of marketability calculated using guideline public company volatility for comparable companies. The assets acquired consisted primarily of $18.7 million of IPR&D, $1.6 million of cash and $0.2 million assembled workforce. The Company recorded this transaction as an asset purchase as opposed to a business combination as management concluded that substantially all of the value received was related to one group of similar identifiable assets which was the IPR&D for the three preclinical therapies for inherited metabolic disorders known as CDGs (CERC-801, CERC-802 and CERC-803). The Company has considered these assets similar due to similarities in the risks for development, compound type, stage of development, regulatory pathway, patient population and economics of commercialization. The fair value of the IPR&D was immediately recognized as Acquired In-Process Research and Development expense as the IPR&D asset has no other alternate use due to the stage of development. The acquired IPR&D expense was not tax deductible for the year ended December 31, 2018. The $0.2 million of transaction costs incurred were recorded to acquire IPR&D expense. The assembled workforce asset recorded to intangible assets will be amortized over an estimated useful life of two years.

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of and for the Years Ended December 31, 2018 and 2017

4. Acquisition (Continued)

        The contingent consideration is related to three future development milestones and if met the Company may be required to pay out an additional $15 million. The first milestone is contingent on the first product being approved for marketing by the FDA on or prior to December 31, 2021. If this milestone is met, the Company is required to make a milestone payment of $6 million, payable either in shares of the Company's common stock or in cash, at the election of the Company. The second milestone is contingent on the second product being approved for marketing by the FDA on or prior to December 31, 2021. If this milestone is met, the Company is required to make a milestone payment of $5 million, payable in either shares of the Company's common stock or cash, at the election of the Company. The third milestone is contingent on a protide molecule being approved by the FDA on or prior to December 31, 2023. If this milestone is met, the Company is required to make a milestone payment of $4 million, payable in either shares of the Company's common stock or cash, at the election of the Company.

        The contingent consideration related to the development milestones will be recognized if and when such milestones are probable and can be reasonably estimated. As of December 31, 2018, no contingent consideration related to the development milestone has been recognized. The Company will continue to monitor the development milestones at each reporting period.

Acquisitions of Businesses

Avadel Pediatric Products Acquisition

        On February 16, 2018, the Company entered into an Asset Purchase Agreement (the "Purchase Agreement") with Avadel US Holdings, Inc., Avadel Pharmaceuticals (USA), Inc., Avadel Pediatrics, Inc., Avadel Therapeutics, LLC and Avadel Pharmaceuticals PLC (collectively, the "Sellers") to purchase and acquire all rights to the Sellers' pediatric products. Total consideration transferred to the Sellers consisted of a cash payment of one dollar. In addition, the Company assumed existing seller debt due in January 2021 with a fair value of $15.1 million and contingent consideration relating to royalty obligations through February 2026 with a fair value at acquisition date of approximately $7.9 million. As a result of the Avadel pediatric products acquisition, the Company has currently recorded goodwill of $3.8 million, which is deductible over 15 years for income tax purposes.

        The transaction was accounted for as a business combination under the acquisition method of accounting. Accordingly, the tangible and identifiable intangible assets acquired and liabilities assumed were recorded at fair value as of the date of acquisition, with the remaining purchase price recorded as goodwill. The goodwill recognized is attributable primarily to strategic opportunities related to an expanded commercial footprint and diversified pediatric product portfolio that is expected to provide revenue and cost synergies. Transaction costs of $0.1 million were included as general and administrative expense in the consolidated statements of operations for the year ended December 31, 2018.

        During the second quarter of 2018, the Company identified and recorded measurement period adjustments to the preliminary purchase price allocation. These adjustments are reflected in the tables below. The measurement period adjustments were the result of additional analysis performed and information identified during the second quarter of 2018 based on facts and circumstances that existed as of the purchase date. There were no additional measurement adjustments recorded in 2018.

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of and for the Years Ended December 31, 2018 and 2017

4. Acquisition (Continued)

        The following table summarizes the preliminary fair values of the assets acquired and liabilities assumed at the date of acquisition and as adjusted for measurement period adjustments identified during the second quarter:

	At February 16, 2018 (preliminary)	Measurement Period Adjustments	At February 16, 2018 (as adjusted)
Inventory	$2,549,000	$(1,831,000)	$718,000
Prepaid assets	—	570,000	570,000
Intangible assets	16,453,000	1,838,000	18,291,000
Accrued expenses	—	(362,000)	(362,000)
Fair value of debt assumed	(15,272,303)	197,303	(15,075,000)
Fair value of contingent consideration	(7,875,165)	(44,835)	(7,920,000)

Total net liabilities assumed	(4,145,468)	367,468	(3,778,000)
Consideration exchanged	241,000	(240,999)	1

Goodwill	$4,386,468	$(608,467)	$3,778,001

        Based on valuation estimates utilizing the estimated sales price of inventory less sales and marketing costs and an allowance for profit, a step-up in the value of inventory of $0.3 million was recorded in the opening balance sheet, of which approximately $0.1 million was charged to cost of goods sold during the post-acquisition period, February 16, 2018 through December 31, 2018.

        The purchase price allocation related to the acquisition of Avadel's pediatric products has been finalized. The fair values of intangible assets, including marketing rights, licenses and developed technology, were determined using variations of the income approach. Varying discount rates were also applied to the projected net cash flows. The Company believes the assumptions are representative of those a market participant would use in estimating fair value. The preliminary fair value of intangible assets both as of the date of acquisition and as adjusted by measurement period adjustments identified during the second quarter includes the following:

	At February 16, 2018 (preliminary)	Measurement Period Adjustments	At February 16, 2018 (as adjusted)	Useful Life
Acquired Product Marketing Rights—Karbinal	$6,221,000	$(21,000)	$6,200,000	10 years
Acquired Product Marketing Rights—AcipHex	2,520,000	283,000	2,803,000	10 years
Acquired Product Marketing Rights—Cefaclor	6,291,000	1,320,000	7,611,000	7 years
Acquired Developed Technology—Flexichamber	1,131,000	546,000	1,677,000	10 years
Acquired IPR&D—LiquiTime formulations	290,000	(290,000)	—	Indefinite

Total	$16,453,000	$1,838,000	$18,291,000

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of and for the Years Ended December 31, 2018 and 2017

4. Acquisition (Continued)

TRx Acquisition

        On November 17, 2017, the Company entered into, and consummated the transactions contemplated by, an equity interest purchase agreement (the "TRx Purchase Agreement") by and among the Company, TRx, Fremantle Corporation and LRS International LLC, the selling members of TRx (collectively, the "TRx Sellers"), which provided for the purchase of all of the equity and ownership interests of TRx by the Company (the "TRx Acquisition"). The consideration for the TRx acquisition consists of $18.9 million in cash, as adjusted for estimated working capital, estimated cash on hand, estimated indebtedness and estimated transaction expenses, as well as 7,534,884 shares of the Company's common stock having an aggregate value on the closing date of $8.5 million (the "Equity Consideration") and certain potential contingent payments. Upon closing, the Company issued 5,184,920 shares of its common stock to the TRx Sellers. Pursuant to the TRx Purchase Agreement, the issuance of the remaining 2,349,968 shares were subject to the Company's stockholder approval. In May 2018, stockholder approval was obtained and the remaining shares were issued to the TRx Sellers. The contingent shares were initially recorded to contingently issuable shares, which is recorded within stockholder's equity and were reclassed to common stock and additional paid in capital upon issuance, on the consolidating balance sheet date. As a result of the TRx Acquisition, the Company has currently recorded goodwill of $12.6 million, of which $8.7 million was deductible for income taxes.

        During the third quarter of 2018, the Company identified and recorded measurement period adjustments to our preliminary purchase price allocation that was disclosed in prior periods. These adjustments are reflected in the tables below. If the measurement period adjustments were reflected in the consolidated statement of operations for the year ended December 31, 2017 its impact would have been immaterial. The measurement period adjustments were the result of an arbitration ruling discussed in further detail in Note 11, the facts and circumstances of which existed as of the acquisition date.

        The following table summarizes the preliminary acquisition-date fair value of the consideration transferred at the date of acquisition both as disclosed in prior periods prior to the third quarter of 2018 and as adjusted for measurement period adjustments identified during the third quarter of 2018:

	At November 17, 2017 (preliminary)	Measurement Period Adjustments	At November 17, 2017 (as adjusted)
Cash	$18,900,000	$—	$18,900,000
Common stock (including contingently issuable shares)	8,514,419	—	8,514,419
Contingent payments	2,576,633	(1,210,000)	1,366,633

Total consideration transferred	$29,991,052	(1,210,000)	28,781,052

        The TRx Acquisition was accounted for as a business combination under the acquisition method of accounting. Accordingly, the tangible and identifiable intangible assets acquired, and liabilities assumed, were recorded at fair value as of the date of acquisition, with the remaining purchase price recorded as goodwill. The goodwill recognized is attributable primarily to strategic opportunities related to leveraging TRx's research and development, intellectual property, and processes.

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of and for the Years Ended December 31, 2018 and 2017

4. Acquisition (Continued)

        The following table summarizes the preliminary fair values of the assets acquired and liabilities assumed at the date of acquisition both as disclosed in prior periods prior to the third quarter of 2018 and as adjusted for measurement period adjustments identified during the third quarter of 2018:

	At November 17, 2017 (preliminary)	Measurement Period Adjustments	At November 17, 2017 (as adjusted)
Fair value of assets acquired:
Cash and cash equivalents	$11,068	$—	$11,068
Accounts receivable, net	2,872,545	—	2,872,545
Inventory	495,777	—	495,777
Prepaid expenses and other current assets	134,281	—	134,281
Other receivables	—	2,764,515	2,764,515
Identifiable Intangible Assets:			—
Acquired product marketing rights—Metafolin	10,465,000	1,522,000	11,987,000
PAI sales and marketing agreement	2,334,000	219,000	2,553,000
Acquired product marketing rights—Millipred	4,714,000	342,000	5,056,000
Acquired product marketing rights—Ulesfia	555,000	(555,000)	—

Total assets acquired	21,581,671	4,292,515	25,874,186

Fair value of liabilities assumed:
Accounts payable	192,706	—	192,706
Accrued expenses and other current liabilities	4,850,422	3,764,515	8,614,937
Deferred tax liability	839,773	78,840	918,613

Total liabilities assumed	5,882,901	3,843,355	9,726,256
Total identifiable net assets	15,698,770	449,160	16,147,930

Fair value of consideration transferred	29,991,052	(1,210,000)	28,781,052

Goodwill	$14,292,282	$(1,659,160)	$12,633,122

        Based on valuation estimates utilizing the estimated selling price of inventory less sales and marketing costs and an allowance for profit, a step-up in the value of inventory of $0.2 million was recorded in the opening balance sheet, of which approximately $0.2 million was charged to cost of product sales during the year ended December 31, 2018.

        The purchase price allocation related to the TRx Acquisition has been finalized. The fair values of intangible assets, including marketing rights, licenses and developed technology, were determined using variations of the income approach, specifically the multi-period excess earnings method. Varying discount rates were also applied to the projected net cash flows. The Company believes the assumptions are representative of those a market participant would use in estimating fair value. The

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of and for the Years Ended December 31, 2018 and 2017

4. Acquisition (Continued)

final fair value of intangible assets both as disclosed in prior periods and as adjusted by measurement period adjustments identified during the third quarter of 2018 includes the following:

	At November 17, 2017 (preliminary)	Measurement Period Adjustments	At November 17, 2017 (as adjusted)	Useful Life
Acquired product marketing rights—Metafolin	$10,465,000	$1,522,000	$11,987,000	15 years
PAI sales and marketing agreement	2,334,000	219,000	2,553,000	2 years
Acquired product marketing rights—Millipred	4,714,000	342,000	5,056,000	4 years
Acquired product marketing rights—Ulesfia	555,000	(555,000)	—

Total	$18,068,000	$1,528,000	$19,596,000

        The Company received written notice to terminate the PAI sales and marketing agreement in the second quarter of 2018. As a result, the Company reassessed the fair value of the PAI sales and marketing agreement on that date (a level III non-recurring fair value measurement) and concluded due to the absence of future cash flows beyond the date of termination that the fair value was $0. An impairment charge was recognized in the year ended December 31, 2018 in the amount of $1.9 million, representing the remaining net book value of the PAI sales and marketing agreement intangible asset.

Pro Forma Impact of Business Combinations

        The following supplemental unaudited pro forma information presents Cerecor's financial results as if the acquisitions of Avadel Pediatric Products, which was completed on February 16, 2018, and of TRx, which was completed on November 17, 2017, had each occurred on January 1, 2017:

	Year Ended December 31,
	2018	2017
	Pro forma	Pro forma
Total revenues, net	$20,031,801	$51,288,212
Net loss	$(40,919,015)	$5,963,853
Basic and diluted net (loss) income per share	$(1.18)	$0.21

        The above unaudited pro forma information was determined based on the historical GAAP results of Cerecor, Avadel's pediatric products and TRx. The unaudited pro forma consolidated results are provided for informational purposes only and are not necessarily indicative of what Cerecor's consolidated results of operations would have been had the acquisitions of Avadel's pediatric products and TRx been completed on the dates indicated or what the consolidated results of operations will be in the future.

5. Fair Value Measurements

        ASC No. 820, Fair Value Measurements and Disclosures ("ASC 820"), defines fair value as the price that would be received to sell an asset, or paid to transfer a liability, in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value standard also establishes a three-level hierarchy, which requires an entity to maximize

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of and for the Years Ended December 31, 2018 and 2017

5. Fair Value Measurements (Continued)

the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability on the measurement date. The three levels are defined as follows:

  •
  Level 1—inputs to the valuation methodology are quoted prices (unadjusted) for an identical asset or liability in an active market.

  •
  Level 2—inputs to the valuation methodology include quoted prices for a similar asset or liability in an active market or model-derived valuations in which all significant inputs are observable for substantially the full term of the asset or liability.

  •
  Level 3—inputs to the valuation methodology are unobservable and significant to the fair value measurement of the asset or liability.

        The following table presents, for each of the fair value hierarchy levels required under ASC 820, the Company's assets and liabilities that are measured at fair value on a recurring basis:

	December 31, 2018 Fair Value Measurements Using
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets
Investments in money market funds*	$7,324,932	$—	$—
Liabilities
Contingent consideration	$—	$—	$9,050,564
Warrant liability**	$—	$—	$2,950
Unit purchase option liability**	$—	$—	$7,216

	December 31, 2017 Fair Value Measurements Using
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets
Investments in money market funds*	$471,183	$—	$—
Liabilities
Contingent consideration	$—	$—	$2,576,633
Warrant liability**	$—	$—	$8,185
Unit purchase option liability**	$—	$—	$26,991

*
Investments in money market funds are reflected in cash and cash equivalents on the accompanying Balance Sheets.

**
Warrant liability and unit purchase option liability are reflected in accrued expenses and other current liabilities on the accompanying consolidated balance sheets.

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of and for the Years Ended December 31, 2018 and 2017

5. Fair Value Measurements (Continued)

        At December 31, 2018 and 2017, the Company's financial instruments included cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued expenses and other current liabilities, short term and long-term debt, warrant liability, the underwriters' unit purchase option liability and contingent consideration. The carrying amounts reported in the accompanying consolidated financial statements for cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued expenses and other current liabilities approximate their respective fair values because of the short-term nature of these accounts. The estimated fair value of the Company's long-term debt of $14.9 million as of December 31, 2018 was based on current interest rates for similar types of borrowings and is in Level 2 of the fair value hierarchy.

Level 3 Valuation

        The tables presented below are a summary of changes in the fair value of the Company's Level 3 valuations for the warrant liability, unit purchase option liability and contingent consideration for the years ended December 31, 2018 and 2017:

	Warrant liability	Unit purchase option liability	Contingent consideration	Total
Balance at December 31, 2017	$8,185	$26,991	$2,576,633	$2,611,809
Issuance of contingent consideration	—	—	7,920,000	7,920,000
Payment of contingent consideration	—	—	(294,435)	(294,435)
Purchase price allocation measurement period adjustment of contingent consideration	—	—	(1,210,000)	(1,210,000)
Change in fair value	(5,235)	(19,775)	58,366	33,356

Balance at December 31, 2018	$2,950	$7,216	$9,050,564	$9,060,730

	Warrant liability	Unit purchase option liability	Contingent consideration	Total
Balance at December 31, 2016	$5,501	$51	$—	$5,552
Issuance of contingent consideration	—	—	2,576,633	2,576,633
Change in fair value	2,684	26,940	—	29,624

Balance at December 31, 2017	$8,185	$26,991	$2,576,633	$2,611,809

        In 2014, the Company issued warrants to purchase 625,208 shares of convertible preferred stock. Upon the closing of our initial public offering ("IPO") in October 2015 these warrants became warrants to purchase 22,328 shares of common stock, in accordance with their terms. The warrants expire in October 2020. The warrants represent a freestanding financial instrument that is indexed to an obligation, which the Company refers to as the warrant liability. The warrant liability is marked-to-market each reporting period with the change in fair value recorded to other income, net in the accompanying statements of operations until the warrants are exercised, expire or other facts and circumstances lead the warrant liability to be reclassified to stockholders' equity. The fair value of the warrant liability is estimated using a Black-Scholes option-pricing model. The significant assumptions used in preparing the option pricing model for valuing the warrant liability as of December 31, 2018,

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of and for the Years Ended December 31, 2018 and 2017

5. Fair Value Measurements (Continued)

include (i) volatility of 50%, (ii) risk-free interest rate of 2.51%, (iii) strike price of $8.40, (iv) fair value of common stock of $3.23, and (v) expected life of 1.8 years.

        The underwriters' unit purchase option (the "UPO") was issued to the underwriters of the Company's IPO in 2015 and provides the underwriters the option to purchase up to a total of 40,000 units. The units underlying the UPO will be, immediately upon exercise, separated into shares of common stock, underwriters' Class A warrants and underwriters' Class B warrants (such warrants together referred to as the Underwriters' Warrants). The Underwriters' Warrants are warrants to purchase shares of common stock. The Class B warrants expired in April 2017 and the Class A warrants expired in October 2018, while the UPO expires in October 2020. The Company classifies the UPO as a liability as it is a freestanding marked-to-market derivative instrument that is precluded from being classified in stockholders' equity. The UPO liability is marked-to-market each reporting period with the change in fair value recorded to other income, net in the accompanying statements of operations until the UPO is exercised, expires or other facts and circumstances lead the UPO to be reclassified to stockholders' equity. The fair value of the UPO liability is estimated using a Black-Scholes option-pricing model. The significant assumptions used in preparing the simulation model for valuing the UPO as of December 31, 2018, include (i) volatility of 50%, (ii) risk-free interest rate of 2.51%, (iii) unit strike price of $7.47, (iv) fair value of underlying equity of $3.23, and (v) expected life of 1.8 years.

        The Company's business acquisitions of Avadel's pediatric products and TRx (see Note 4) involve the potential for future payment of consideration that is contingent upon the achievement of operation and commercial milestones and royalty payments on future product sales. The fair value of contingent consideration was determined at the acquisition date utilizing unobservable inputs such as the estimated amount and timing of projected cash flows, the probability of success (achievement of the contingent event) and the risk-adjusted discount rate used to present value the probability-weighted cash flows. Subsequent to the acquisition date, at each reporting period, the contingent consideration liabilities are remeasured at the current fair value with changes recorded in the consolidated statement of operations.

        As part of the acquisition of Avadel's pediatric products, the Company will pay a 15% annual royalty on net sales of the acquired Avadel pediatric products through February 2026 up to an aggregate amount of $12.5 million. The fair value of the future royalty is the expected future value of the contingent payments discounted to a present value. The estimated fair value of the royalty payments as of December 31, 2018 was $7.8 million. The significant assumptions used in estimating the fair value of the royalty payment as of December 31, 2018 include (i) the expected net sales of the acquired Avadel pediatric products that are subject to the 15% royalty based on the Company's net sales forecast, and (ii) the risk-adjusted discount rate of 8.1%, which is comprised of the risk-free interest rate of 2.6% and a counterparty risk of 5.5%. The liability is reduced by periodic payments.

        The consideration for the TRx acquisition includes certain potential contingent payments. First, pursuant to the TRx Purchase Agreement, the Company is required to pay $3.0 million to the Sellers upon the gross profit related to TRx products achieving or exceeding a gross profit of $12.6 million in 2018. The Company did not achieve this contingent event in 2018 and therefore no value was assigned to the contingent payout for the year ended December 31, 2018. Additionally, the Company will pay $2.0 million upon the transfer of the Ulesfia NDA to the Company ("NDA Transfer Milestone"). Finally, the Company will pay $2.0 million upon FDA approval of a new dosage of Ulesfia ("FDA

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of and for the Years Ended December 31, 2018 and 2017

5. Fair Value Measurements (Continued)

Approval Milestone"). The main inputs utilized to determine the fair value of each milestone is the probability of the milestone's success, the expected time to successfully reach the milestone, and the risk-adjusted discount rate. The estimated fair value of the NDA Transfer Milestone as of December 31, 2018 was $0.9 million and the significant assumptions used in estimating the fair value include (i) probability of milestone success of 45.0%, (ii) expected time to milestone of 0.5 years, and (iii) risk-adjusted discount rate of 7.9%, which is comprised of the risk-free rate of 2.4% and a counterparty risk of 5.5%. The estimated fair value of the FDA Approval Milestone as of December 31, 2018 was $0.4 million. The significant assumptions used in estimating the fair value of the FDA Approval Milestone as of December 31, 2018 include (i) probability of milestone success at 22.5%, (ii) expected time to milestone of 1.5 years, and (iii) risk-adjusted discount rate of 8.0%, which is comprised of the risk-free rate of 2.5% and a counterparty risk of 5.5%.

        No other changes in valuation techniques or inputs occurred during the years ended December 31, 2018 and 2017. No transfers of assets between Level 1 and Level 2 of the fair value measurement hierarchy occurred during the years ended December 31, 2018 and 2017.

6. Inventory

        Inventory consists of finished goods stated at the lower of cost or net realizable value with cost determined on a first-in, first-out basis. The Company reviews the composition of inventory at each reporting period in order to identify obsolete, slow-moving, quantities in excess of expected demand, or otherwise non-saleable items.

        Inventory consisted of the following as of December 31, 2018 and 2017:

	December 31,
	2018	2017
Raw materials	$11,392	$—
Finished goods	1,427,935	560,499
Inventory reserve	(328,547)	(178,346)

Inventory, net	$1,110,780	$382,153

        During the years ended December 31, 2018 and 2017, the Company recorded a related charge to cost of goods sold for obsolete inventory of $150,201 and $178,346, respectively.

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of and for the Years Ended December 31, 2018 and 2017

7. Property and Equipment

        Property and equipment as of December 31, 2018 and 2017 consisted of the following:

	December 31,
	2018	2017
Furniture and equipment	$133,229	$58,126
Computers and software	122,065	96,133
Leasehold improvements	463,381	—

Total property and equipment	718,675	154,259
Less accumulated depreciation	(132,163)	(109,647)

Property and equipment, net	$586,512	$44,612

        Depreciation expense was $22,515 and $21,956 for the years ended December 31, 2018 and December 31, 2017, respectively.

8. Goodwill

        The changes in the carrying amount of goodwill for the years ended December 31, 2018 and 2017 were as follows:

Balance at December 31, 2016	$—
Goodwill from acquisition of TRx Pharmaceuticals	14,292,282

Balance at December 31, 2017	$14,292,282
Goodwill from acquisition of Avadel's pediatric products	3,778,001
Goodwill purchase price allocation measurement period adjustment from acquisition of TRx Pharmaceuticals	(1,659,160)

Balance at December 31, 2018	$16,411,123

        There were no accumulated impairment losses to goodwill at December 31, 2018 or December 31, 2017.

9. Intangible Assets

        The changes in intangible assets for the years ended December 31, 2018 and 2017 were as follows:

Balance at December 31, 2016	$—
Additions	18,068,000
Amortization	(403,520)

Balance at December 31, 2017	$17,664,480
Additions	18,441,000
Purchase price allocation measurement period adjustments	1,527,998
Amortization	(4,532,448)
Impairment	(1,861,562)

Balance at December 31, 2018	$31,239,468

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of and for the Years Ended December 31, 2018 and 2017

9. Intangible Assets (Continued)

        The following is a summary of intangible assets held by the Company at December 31, 2018 and December 31, 2017, respectively:

	December 31, 2018
	Gross Carrying Amount	Accumulated Amortization	Impairment Loss	Net Carrying Amount	Weighted- Average Remaining Life
					(in years)
Acquired Product Marketing Rights	$33,656,998	$(4,080,767)	$—	$29,576,231	9.45
Sales and Marketing Agreement	2,553,000	(691,438)	(1,861,562)	—	—
Acquired Developed Technology	1,677,000	(145,013)	—	1,531,987	9.25
Acquired Assembled Workforce	150,000	(18,750)	—	131,250	1.75

Total Intangible Assets	$38,036,998	$(4,935,968)	$(1,861,562)	$31,239,468	9.41

	December 31, 2017
	Gross Carrying Amount	Accumulated Amortization	Impairment Loss	Net Carrying Amount	Weighted- Average Remaining Life
					(in years)
Acquired Product Marketing Rights	$15,734,000	$(257,645)	$—	$15,476,355	11.20
Sales and Marketing Agreement	2,334,000	(145,875)	—	2,188,125	1.90

Total Intangible Assets	$18,068,000	$(403,520)	$—	$17,664,480	10.05

        The Company received written notice to terminate the PAI sales and marketing agreement in the second quarter of 2018. As a result the Company reassessed the fair value of the PAI sales and marketing agreement on that date (a level III non-recurring fair value measurement) and concluded due to the absence of future cash flows beyond the date of termination that the fair value was $0. An impairment charge was recognized in the year ended December 31, 2018 in the amount of $1.9 million, representing the remaining net book value of the PAI sales and marketing agreement intangible asset on the date of assessment.

        Amortization of intangibles for the next five years and thereafter is expected to be as follows:

For the Years Ending December 31,	Estimated Amortization Expense
2019	$4,315,318
2020	4,296,568
2021	4,082,334
2022	2,976,322
2023	2,976,322
Thereafter	12,592,604

Total future amortization expense	$31,239,468

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of and for the Years Ended December 31, 2018 and 2017

10. Accrued Expenses and Other Current Liabilities

        Accrued expenses and other current liabilities as of December 31, 2018 and 2017 consisted of the following:

	December 31,
	2018	2017
Sales returns	$3,972,510	$3,478,349
Medicaid rebates	2,237,269	350,681
Minimum sales commitments, royalties payable, and purchase obligations	9,662,901	743,010
Compensation and benefits	1,953,065	1,401,514
Research and development expenses	278,132	299,480
General and administrative	1,112,378	1,001,454
Sales and marketing	235,721	—
Other	279,397	256,634

Total accrued expenses and other current liabilities	$19,731,373	$7,531,122

11. Agreements

Lilly CERC-611 License

        On September 22, 2016, the Company entered into an exclusive license agreement with Eli Lilly and Company ("Lilly") pursuant to which the Company received exclusive, global rights to develop and commercialize CERC-611, previously referred to as LY3130481, a potent and selective Transmembrane AMPA Receptor Regulatory Proteins ("TARP") ã-8-dependent á-amino-3-hydroxy-5-methyl-4-isoxazolepropionic acid ("AMPA") receptor antagonist. The terms of the license agreement provide for an upfront payment of $2.0 million, of which $750,000 was due within 30 days of the effective date of the license agreement, and the remaining balance of $1.25 million is due after the first subject is dosed with CERC-611 in a multiple ascending dose study and is recorded as license obligations on the balance sheet at December 31, 2018. Additional payments may be due upon achievement of development and commercialization milestones, including the first commercial sale. Upon commercialization, the Company is obligated to pay Lilly milestone payments and a royalty on net sales.

Merck CERC-301 License

        In 2013, the Company entered into an exclusive license agreement with Merck & Co., Inc. ("Merck") pursuant to which Merck granted the Company rights relating to certain small molecule compounds. In consideration of the license, the Company paid an initial payment of $750,000, and upon achievement of acceptance by the United States Food and Drug Administration, or FDA, of Merck pre-clinical data and FDA approval of a Phase 3 clinical trial the Company will pay an additional $750,000. Additional payments may be due upon achievement of development and regulatory milestones, including the first commercial sale. Upon commercialization, the Company is obligated to pay Merck milestone payments and royalties on net sales.

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of and for the Years Ended December 31, 2018 and 2017

11. Agreements (Continued)

Merck CERC-406

        In 2013, the Company entered into a separate exclusive license agreement with Merck pursuant to which Merck granted the Company certain rights in small molecule compounds which are known to inhibit the activity of COMT. In consideration of the license, the Company made a $200,000 upfront payment to Merck. Additional payments may be due upon the achievement of development and regulatory milestones. Upon commercialization of a COMT product, the Company is required to pay Merck royalties on net sales.

Poly-Vi-Flor and Tri-Vi-Flor Related Contracts

Supply and License Agreement, effective December 1, 2014, by and between TRx and Merck & Co. ("Merck")

        On December 1, 2014 TRx entered into a Supply and License Agreement with Merck. The initial term of the agreement expires on December 31, 2020, and the agreement will automatically continue for subsequent one-year terms thereafter until terminated in accordance with its terms. Pursuant to the agreement, Merck agrees to supply a specific compound called Metafolin® to TRx for use in dietary supplements within a defined market, and TRx agrees to purchase 100% of its Metafolin requirements from Merck. Under the agreement, TRx has an exclusive license under a number of U.S. and international patents, as well as related trade secrets, know-how and trademark rights, to make and sell TRx products positioned in the pediatric market (i.e., targeted for children 0-3 years of age) in the U.S. Under the agreement, TRx also has a non-exclusive license under the same intellectual property rights to make and sell TRx dietary supplement products within the U.S. outside of certain specified fields, including products containing Metafolin in combination with folic acid or any other folate, products positioned for type II diabetes, pharmaceutical drugs, and medical, fortified, and special dietary foods. TRx must pay Merck a royalty of two-percent (2%) of net sales from TRx products in the pediatric field that contain Metafolin. The royalty payment does not apply to net sales of TRx products marketed as pre-or postnatal vitamins. The royalty payment will continue to apply throughout the initial term and any automatic renewal periods. The minimum annual order quantity for the compound is 1kg. Payments of royalties are made by TRx within 45 days following the end of each calendar quarter.

Settlement and License Agreement, dated February 28, 2011, by and between TRx and Mead Johnson and Company LLC, as amended

        TRx entered into a Settlement and License Agreement with Mead Johnson and Company LLC, and the parties subsequently entered into an amendment to such agreement on October 6, 2011. Pursuant to the agreement, Mead Johnson granted TRx an exclusive license to the "Poly-Vi-Flor" and "Tri-Vi-Flor" trademarks and agreed not to oppose TRx's seeking the marks Poly-Vi-Flor and Tri-Vi-Flor in the United States and in any other countries where Mead Johnson does not have an active registration for such marks. As consideration for such licenses, TRx agreed to pay a royalty to Mead Johnson in the amount of 10% of net revenues received by TRx with respect to products sold under the Poly-Vi-Flor and Tri-Vi-Flor trademarks during the term of the agreement. The term of the agreement is indefinite and will continue unless terminated pursuant to the provisions of the agreement. Payments are made by TRx in arrears on a quarterly basis within 45 days after the end of a given calendar quarter.

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of and for the Years Ended December 31, 2018 and 2017

11. Agreements (Continued)

Redemption Agreement with Additional Poly-Vi-Flor Royalty Obligation

        TRx and the Selling Members entered into an Agreement to Redeem Membership Interest on May 31, 2011 with a former Member, Presmar Associates, Inc. Pursuant to the agreement, TRx and the Selling Members agreed to pay to Presmar Associates a royalty payment of 5% of gross sales for Poly-Vi-Flor branded or authorized generic product and, upon the sale of the Poly-Vi-Flor trademark to a third party, to pay to Presmar Associates 5% of the cash proceeds from such sale transaction. Any future sale of the Poly-Vi-Flor trademark to a third party would require that 5% of the sale proceeds be paid to Presmar Associates. Payments are made by TRx in arrears on a quarterly basis within 45 days after the end of a given calendar quarter.

Millipred Related Contracts

License and Supply Agreement between TRx and Watson Laboratories, Inc.

        TRx entered into a License and Supply Agreement with Watson Laboratories, Inc. on May 19, 2008, and the parties subsequently entered into amendments of the agreement on July 19, 2013 and April 1, 2016. Pursuant to the most recent amendment, the term of the agreement was extended for an additional five-year period expiring on April 1, 2021. However, TRx has the option to terminate the agreement following the first commercial sale of a generic product which occurred in April of 2017. If neither party terminates the agreement prior to April 1, 2021, then the agreement will automatically renew for successive one-year periods. The amended agreement provides that the company make license payments of $75,000 in February and August of each year through April 2021.

Ulesfia Related Contracts

First Amended and Restated Exclusive Ulesfia Distribution Agreement, dated December 18, 2015, by and between Zylera and Lachlan Pharmaceuticals ("Lachlan")

        In November 2017, the Company acquired TRx and its wholly-owned subsidiaries, including Zylera. The previous owners of TRx beneficially own more than 10% of our outstanding common stock. Zylera, which is our wholly owned subsidiary, entered into the First Amended and Restated Distribution Agreement with Lachlan, effective December 18, 2015. Pursuant to the Lachlan Agreement, Lachlan named Zylera as its exclusive distributor of Ulesfia in the United States and agreed to supply Ulesfia to Zylera exclusively for marketing and sale in the United States.

        Zylera is obligated to purchase a minimum of 20,000 units per year, or approximately $1.2 million worth of product, from Lachlan, subject to certain termination rights. Zylera must pay Lachlan $58.84 per unit and handling fees that are equal to $3.66 per unit of fully packaged Ulesfia in 2018, and escalate at a rate of 10% annually, as well as reimburse Lachlan for all product liability insurance fees incurred by Lachlan. The Lachlan Agreement also requires that Zylera make certain cumulative net sales milestone payments and royalty payments to Lachlan with a $3 million annual minimum payment unless and until there has been a "Market Change" involving a new successful competitive product. Lachlan is obligated to pay identical amounts to an unrelated third party from which it obtained rights to Ulesfia, with the payments ultimately flowing to Summers Laboratories, Inc. ("Summers Labs"). Because of the dispute described below, the Company has not made any payments to Lachlan under the Lachlan Agreement subsequent to the acquisition date.

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of and for the Years Ended December 31, 2018 and 2017

11. Agreements (Continued)

        On December 10, 2016, Zylera informed Lachlan that a Market Change had occurred due to the introduction of Arbor Pharmaceuticals' lice product, Sklice®. On June 5, 2017, Lachlan and Zylera entered into joint legal representation along with other unrelated third parties in negotiation and arbitration of a dispute with Summers Labs regarding the existence of a Market Change and the concomitant obligations of the parties. The arbitration panel issued an interim ruling on October 23, 2018 that no market change had occurred up to and including the date of the hearing. The arbitration panel issued a second interim ruling on December 26, 2018. The second interim award rejected Summers Labs' request to accelerate future minimum royalties, however, it ruled in favor of Summers Labs that it is owed reimbursement for all reasonable costs and expenses, including legal fees, by Shionogi, as well as interest, as stipulated in the contract. The arbitration panel issued a final award on March 1, 2019 that dictated the final amount of reimbursable costs and interest as contemplated in the second interim ruling. The final award has no direct bearing on the Company as the Company was not a named defendant to the original claim by Summers Labs and a federal court denied Zylera's ability to be a counterclaimant in the matter. Furthermore, the Company is not subject to the guarantee or interest provisions identified in the second ruling as these elements of the contractual relationship were not passed down to the Company's agreement with Lachlan. However, the Company has interpreted this ruling's impact on the Lachlan agreement to mean that a market change has not occurred, and the minimum purchase obligation and minimum royalty provisions of the contract are active and due for any prior periods as well as going forward for any future periods.

        The Company has recognized a $7.8 million liability for these minimum obligations in accrued liabilities as of December 31, 2018. Under the terms of the TRx Purchase Agreement, the former TRx owners are required to indemnify the Company for 100% of all pre-acquisition losses related this arbitration, including legal costs, and possible minimum payments in excess of $1 million. Furthermore, the former TRx owners are required to indemnify the Company for 50% of post-acquisition Ulesfia losses, which would include losses resulting from having to fund these minimum obligations. The Company has recorded an indemnity receivable of $4.9 million in other receivables as of December 31, 2018, which the Company believes is fully collectible. The receivable is net of $1.9 million collection made in the fourth quarter of 2018 from a full cash escrow release with the former TRx owners from the escrow that was established as a part of the TRx acquisition. The post-acquisition minimum obligations net of amounts recorded within the indemnity receivable of $2.2 million has been recorded in cost of product sales for the year ended December 31, 2018. If the Company fails to make these minimum obligations timely then the Lachlan Agreement may be terminated by Lachlan, in which case the Company would no longer be able to sell the Ulesfia product, but it would also not be subject to future minimum obligations. Lachlan has not requested payment for the minimum obligations.

Commercial, Supply, and Distribution Agreements

Acquired Product Marketing Rights—Karbinal

        On February 16, 2018, in connection with the acquisition of Avadel's pediatric products, the Company entered into a supply and distribution agreement with TRIS Pharma (the "Karbinal Agreement"), under which the Company is granted the exclusive right to distribute and sell the product in the United States. The initial term of the Karbinal Agreement is 20 years. The Company will pay TRIS a royalty equal to 23.5% of net sales. Avadel has agreed to offset the 23.5% royalty payable by

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of and for the Years Ended December 31, 2018 and 2017

11. Agreements (Continued)

8.5%, for a net royalty equal to 15%, in fiscal year 2018 and 2019 for net sales of Karbinal. The make-whole payment is capped at $750,000 each year. The Karbinal Agreement also contains minimum unit sales commitments, which is based on a commercial year that spans from August 1 through July 31, of 70,000 units through 2033. The Company is required to pay TRIS a royalty make whole payment of $30 for each unit under the 70,000 units annual minimum sales commitment through 2033. The annual payment is due in August of each year. The Karbinal Agreement also has multiple commercial milestone obligations that aggregate up to $3.0 million based on cumulative net sales, the first of which is triggered at $40.0 million.

Acquired Product Marketing Rights—AcipHex

        On February 16, 2018, in connection with the acquisition of Avadel's pediatric products, the Company assumed the License and Assignment Agreement for AcipHex ("AcipHex Agreement") between Eisai, Inc. and FSC Therapeutics, LLC dated June 2014 and the Supply Agreement between Eisai, Inc. and FSC Laboratories, Inc. dated June 2014. Per the AcipHex Agreement, the Company is granted the exclusive license to exploit the products in the territory (U.S.) and an exclusive license to use Eisai trademarks to sell the products. Eisai will manufacture and supply the requirements for supply of the products. The term of the AcipHex Agreement is perpetual unless terminated per the agreement. Eisai will receive (a) a royalty with respect to the sales of AcipHex equal to 15.0% of Net Sales. The royalties are payable until the first commercial sale of an unauthorized generic product in the territory or the date that is five years from the effective date of the agreement. A maximum $8.0 million of sales-based milestone payments is possible should AcipHex accumulated net sales exceed $50.0 million in any twelve-month period

Acquired Product Marketing Rights—Cefaclor

        On February 16, 2018, in connection with the acquisition of Avadel's pediatric products, the Company assumed the License, Supply and Distribution Agreement for Cefaclor between Yung Shin Pharm. Ind, Co., Ltd. and FSC Therapeutics, LLC dated March 2015 ("Cefaclor Agreement"). The initial term of the Cefaclor Agreement runs through December 31, 2024 and will automatically renew for additional, successive twelve-month periods unless terminated by either party. Yung Shin will receive a royalty equal to 15.0% of Net Sales of Cefaclor. A maximum $6.5 million of sales-based milestone payments is possible should Cefaclor accumulated net sales exceed $40.0 million in any twelve-month period.

12. Deerfield Debt Obligation

        In relation to the Company's acquisition of Avadel's pediatric products on February 16, 2018, the Company assumed an obligation that Avadel had to Deerfield (the "Deerfield Obligation"). Beginning in July 2018 through October 2020, the Company will pay a quarterly payment of $262,500 to Deerfield. In January 2021, a balloon payment of $15,250,000 is due. On the acquisition date, the Company determined the fair value of these payments to be $15,075,000 using a market participant's estimated cost of debt. Management performed a credit risk analysis that determined the Company's credit rating to be B to BB plus the yield on a ten-year treasury security. The difference between the gross value and fair value of these payments will be recorded as interest expense in the Company's

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of and for the Years Ended December 31, 2018 and 2017

12. Deerfield Debt Obligation (Continued)

consolidated statements of operations through January 2021 using the effective interest method. Interest expense for the year ended December 31, 2018 was $0.8 million and is included in interest expense, net on the accompanying statements of operations. The amounts due within the next year are included in current portion of long-term debt on the Company's consolidated balance sheets. The amounts due in greater than one year are included in long-term debt, net of current portion, on the Company's consolidated balance sheets. The Deerfield Obligation was $15.4 million as of December 31, 2018, of which $1.1 million is recorded as a current liability. The Deerfield Obligation contains certain covenants in which the Company is in compliance with as of December 31, 2018.

13. Capital Structure

        According to the Company's amended and restated certificate of incorporation, the Company is authorized to issue two classes of stock, common stock and preferred stock. At December 31, 2018, the total number of shares of capital stock the Company was authorized to issue was 205,000,000 of which 200,000,000 was common stock and 5,000,000 was preferred stock. All shares of common and preferred stock have a par value of $0.001 per share.

        On April 27, 2017, the Company further amended its certificate of incorporation in connection with the closing of the Armistice Private Placement (as defined below) with the filing of a Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock ("Series A Preferred Stock") of Cerecor Inc. (the "Certificate of Designation of the Series A Preferred Stock"). The Certificate of Designation of the Series A Preferred Stock authorized the issuance of 4,179 shares of Series A Preferred Stock to Armistice with a stated value of $1,000 per share, convertible into 11,940,000 shares of the Company's common stock at a conversion price of $0.35 per share and was approved by its shareholders on June 30, 2017. On July 6, 2017, Armistice converted all of its outstanding shares of Series A Preferred Stock into common stock.

        On December 26, 2018, the Company filed a Certificate of Designation of Preferences of Series B Non-Voting Convertible Preferred Stock ("Series B Convertible Preferred Stock" or "convertible preferred stock") of Cerecor Inc. (the "Certificate of Designation of the Series B Preferred Stock") classifying and designating the rights, preferences and privileges of the Series B Convertible Preferred Stock. The Certificate of Designation of the Series B Convertible Preferred Stock authorized the issuance of 2,857,143 shares of convertible preferred stock to Armistice with a par value of $0.001 per share. The Series B Convertible Preferred Stock converts to shares of common stock on a 1 for 5 ratio and holds no voting rights.

Convertible Preferred Stock

December 2018 Armistice Private Placement

        On December 27, 2018, the Company entered into a series of transactions as part of a private placement with Armistice in order to generate cash to continue to develop our pipeline assets and for general corporate purposes. The transactions are considered one transaction for accounting purposes. As part of the transaction, the Company exchanged common stock warrants issued on April 27, 2017 to Armistice for the purchase up to 14,285,714 shares of the Company's common stock at an exercise price of $0.40 per share (the "original warrants") for like-kind warrants to purchase up to 2,857,143

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of and for the Years Ended December 31, 2018 and 2017

13. Capital Structure (Continued)

shares of the Company's newly designated Series B Convertible Preferred Stock with an exercise price of $2.00 per share (the "exchanged warrants"). Armistice immediately exercised the exchanged warrants and acquired an aggregate of 2,857,143 shares of the convertible preferred stock. Net proceeds of the transaction were approximately $5.7 million.

        In order to provide Armistice an incentive to exercise the exchanged warrants, the Company also entered into a securities purchase agreement with Armistice pursuant to which the Company issued warrants for 4,000,000 shares of common stock of the Company with a term of 5.5 years and an exercise price of $12.50 per share (the "incentive warrants"). For accounting purposes this was considered a deemed distribution to Armistice of $1.7 million. The deemed distribution is calculated as the difference between the fair value of the incentive warrants on the date of the transaction of $2.2 million and the value that Armistice forwent by exchanging the original warrants of $0.5 million. The fair value of the incentive warrant is estimated using a Black-Scholes option-pricing model. The significant assumptions used in the model for valuing the incentive warrant on December 27, 2018 include (i) volatility of 55%, (ii) risk free interest rate of 2.62%, (iii) unit strike price of $12.50, (iv) fair value of underlying equity of $3.02, and (v) expected life of 5.5 years.

Voting

        Holders of the Company's convertible preferred stock are not entitled to vote.

Dividends

        The holders of convertible preferred stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

Liquidation

        In the event of the Company's liquidation, dissolution or winding up, holders of the Company's convertible preferred stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all debts and other liabilities.

Rights and Preferences

        Each share of convertible preferred stock converts to shares of common stock on a 1 for 5 ratio. There are no other preemptive or subscription rights and there are no redemption or sinking fund provisions applicable to the Company's common stock.

Common Stock

Common Stock Offering

        On March 8, 2019, the Company closed on an underwritten public offering of common stock for 1,818,182 shares of common stock of the Company, at a price to the public of $5.50 per share. Armistice participated in the offering by purchasing 363,637 shares of common stock of the Company from the underwriter at the public price. The net proceeds to the Company from the offering was approximately $9.0 million.

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of and for the Years Ended December 31, 2018 and 2017

13. Capital Structure (Continued)

Armistice Private Placements

        As discussed in detail above (see "December 2018 Armistice Private Placement"), on December 27, 2018 the Company exchanged previously outstanding warrants for like-kind warrants for 2,857,143 shares of the Company's convertible preferred stock with an exercise price of $2.00 per share which Armistice immediately exercised thus acquiring 2,857,143 shares of convertible preferred stock for net proceeds of $5.7 million. The convertible preferred stock converts to common stock on a 1 to 5 ratio (or to 14,285,714 shares of common stock in total). Additionally, on December 27, 2018, in order to provide Armistice an incentive to exercise the exchanged warrants, the Company entered into a securities purchase agreement with Armistice pursuant to which the Company issued warrants for 4,000,000 shares of common stock of the Company with a term of 5.5 years and an exercise price of $12.50 per share (the "incentive warrants"). See "December 2018 Armistice Private Placement" above for more details.

        On August 17, 2018, the Company entered into a securities purchase agreement with Armistice, pursuant to which the Company sold 1,000,000 shares of the Company's common stock, $0.001 par value per share for a purchase price of $3.91 per share, which was the closing price of shares of the Common Stock on August 16, 2018. Net proceeds of this securities purchase agreement were approximately $3.9 million.

        On April 27, 2017, the Company entered into a securities purchase agreement with Armistice, pursuant to which Armistice purchased $5.0 million of the Company's securities, consisting of 2,345,714 shares of the Company's common stock at a purchase price of $0.35 per share and 4,179 shares of Series A Preferred Stock at a price of $1,000 per share. The Company received $4.65 million in net proceeds from the Armistice Private Placement. The number of shares of common stock that were purchased in the private placement constituted approximately 19.99% of the Company's outstanding shares of common stock immediately prior to the closing of the Armistice Private Placement. Armistice also received warrants to purchase up to 14,285,714 shares of the Company's common stock at an exercise price of $0.40 per share. Under the terms of the securities purchase agreement, the Series A Preferred Stock were not convertible into common stock, and the warrants were not exercisable until the Company received approval of the private placement by the Company's shareholders as required by the rules and regulations of the NASDAQ Capital Market. The Company received shareholder approval for this transaction on June 30, 2017, at which time the warrants became exercisable and the Series A Preferred Stock became convertible into common stock.

        As multiple instruments were issued in a single transaction, the Company initially allocated the issuance proceeds among the preferred stock, common stock and warrants using the relative allocation method. As the warrants were determined to be indexed to the Company's stock, and would only be settled in common shares, entirely in the control of the Company, the warrant instrument was accounted for as an equity instrument. Fair value of the warrants was initially determined upon issuance using the Black-Scholes Model (level 3 fair value measurement). Armistice converted all of the Series A Preferred Stock into 11,940,000 shares of common stock on July 6, 2017.

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of and for the Years Ended December 31, 2018 and 2017

13. Capital Structure (Continued)

Ichorion Asset Acquisition

        On September 25, 2018, under the terms of the Ichorion Asset Acquisition noted above in Note 4, the Company issued 5.8 million common stock shares upon closing.

Contingently Issuable Shares

        Under the terms of TRx acquisition noted above in Note 4, the Company was required to issue common stock having an aggregate value as calculated in the TRx Purchase Agreement on the Closing Date of $8.1 million (the "Equity Consideration"). Upon closing, the Company issued 5,184,920 shares of its common stock. Pursuant to the TRx Purchase Agreement, the issuance of the remaining 2,349,968 shares as a part of the Equity Consideration was subject to stockholder approval at the Company's 2018 Annual Stockholder's Meeting. This approval was obtained in May 2018 and the remaining shares were issued to the TRx Sellers.

Voting

        Common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and does not have cumulative voting rights. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election.

Dividends

        The holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

Liquidation

        In the event of the Company's liquidation, dissolution or winding up, holders of the Company's common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all debts and other liabilities.

Rights and Preferences

        Holders of the Company's common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the Company's common stock.

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of and for the Years Ended December 31, 2018 and 2017

13. Capital Structure (Continued)

Common Stock Warrants

        At December 31, 2018, the following common stock warrants were outstanding:

Number of shares underlying warrants		Exercise price per share	Expiration date
22,328	*	$8.40	October 2020
2,380	*	$8.68	May 2022
4,000,000		$12.50	June 2024

4,024,708

*
Accounted for as a liability instrument (see Note 5)

14. Stock-Based Compensation

2016 Equity Incentive Plan

        On April 5, 2016, the Company's Board of Directors adopted the 2016 Equity Incentive Plan (the "2016 Plan") as the successor to the 2015 Omnibus Plan (the "2015 Plan"). The 2016 Plan was approved by the Company's stockholders and became effective on May 18, 2016 (the "2016 Plan Effective Date").

        As of the 2016 Plan Effective Date, no additional grants will be made under the 2015 Plan or the 2011 Stock Incentive Plan (the "2011 Plan"), which was previously succeeded by the 2015 Plan effective October 13, 2015. Outstanding grants under the 2015 Plan and 2011 Plan will continue according to their terms as in effect under the applicable plan.

        Upon the 2016 Plan Effective Date, the 2016 Plan reserved and authorized up to 600,000 additional shares of common stock for issuance, as well as 464,476 unallocated shares remaining available for grant of new awards under the 2015 Plan. An Amended and Restated 2016 Equity Incentive Plan (the "2016 Amended Plan") was approved by the Company's stockholders in May 2018, which increased the share reserve by an additional 1.4 million shares. During the term of the 2016 Amended Plan, the share reserve will automatically increase on the first trading day in January of each calendar year, by an amount equal to 4% of the total number of outstanding shares of common stock of the Company on the last trading day in December of the prior calendar year. As of December 31, 2018, there were 602,657 shares available for future issuance under the 2016 Plan. On January 1, 2019, on the terms of the 2016 Amended Plan an additional 1,632,167 shares were made available for issuance for a total of 2,234,824 shares available for issuance.

        Option grants to employees and directors expire after ten years. Employee options typically vest over four years. Options granted to directors typically vest over three years. Directors may elect to receive stock options in lieu of board compensation which vest immediately. For stock options granted to employees and non-employee directors, the estimated grant date fair market value of the Company's stock-based awards is amortized ratably over the individuals' service periods, which is the period in which the awards vest. Stock-based compensation expense includes expense related to stock options,

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of and for the Years Ended December 31, 2018 and 2017

14. Stock-Based Compensation (Continued)

restricted stock awards and ESPP shares. The amount of stock-based compensation expense recognized for the years ending December 31, 2018 and 2017 was as follows:

	Year Ended December 31,
	2018	2017
Research and development	$101,000	$156,047
General and administrative	2,135,710	1,001,205
Sales and marketing	194,353	—

Total stock-based compensation	$2,431,063	$1,157,252

        During the third quarter of 2018, the Company modified stock options of a senior executive who was separated in the period. This modification resulted in the recognition of approximately $322,000 of compensation expense, which is included in general and administrative expenses for the year ended December 31, 2018 in the accompanying statement of operations.

Stock options with service-based vesting conditions

        The Company has granted awards that contain service-based vesting conditions. The compensation cost for these options is recognized on a straight-line basis over the vesting periods. A summary of option activity with service-based vesting conditions for the year ended December 31, 2018 is as follows:

	Options Outstanding
	Number of shares	Weighted average exercise price	Grant date fair value of options	Weighted average remaining contractual term (in years)
Balance at December 31, 2017	2,823,489	$3.93		7.29
Granted	1,639,860	$3.85	$3,737,728
Exercised	(243,115)
Forfeited	(473,637)	$2.77	$1,109,083

Balance at December 31, 2018	3,746,597	$4.16		7.79

Exercisable at December 31, 2018	1,997,468	$4.71		6.62

        The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the stock options and the fair value of the Company's common stock for those stock options that had exercise prices lower than the fair value of the Company's common stock. As of December 31, 2018, the aggregate intrinsic value of options outstanding and options currently exercisable was $1.5 million and $1.0 million, respectively. The total intrinsic value of options exercised during the year ended December 31, 2018 was $0.5 million. The total grant date fair value of shares which vested during the years ended December 31, 2018 and 2017 was $1.2 million and $2.9 million, respectively. The per-share weighted-average grant date fair value of the options granted during 2018 and 2017 was estimated at $2.28 and $0.66, respectively. There were 641,286 options that vested during the year ended December 31, 2018 with a weighted average grant date fair value of $1.87 per share. At

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of and for the Years Ended December 31, 2018 and 2017

14. Stock-Based Compensation (Continued)

December 31, 2018, there was $3,062,257 of total unrecognized compensation cost related to nonvested service-based vesting conditions awards. This unrecognized compensation cost is expected to be recognized over a weighted-average period of 3.1 years.

Stock options with market-based vesting conditions

        During 2018 the Company granted awards that contain market-based vesting conditions. A summary of option activity with market-based vesting conditions for the year ended December 31, 2018 is as follows:

	Options Outstanding
	Number of shares	Weighted average exercise price	Weighted average remaining contractual term (in years)	Aggregate intrinsic value(1)
Balance at December 31, 2017	—
Granted	500,000	$4.24

Balance at December 31, 2018	500,000	$4.24	9.24	$—

Exercisable at December 31, 2018	—

(1)
The aggregate intrinsic value in the above table represents the total pre-tax amount that a participant would receive if the option had been exercised on the last day of the respective fiscal period. Options with a market value less than its exercise value are not included in the intrinsic value amount.

        The weighted-average grant-date fair value of stock options with market-based vesting conditions granted during 2018 was $2.52 per share or $1,260,000. At December 31, 2018, there was $917,568 of total unrecognized compensation cost related to nonvested market-based vesting conditions awards. This compensation cost is expected to be recognized over a weighted-average period of 2.05 years.

Stock-based compensation assumptions

        The following table shows the assumptions used to compute stock-based compensation expense for stock options granted to employees and members of the board of directors under the Black-Scholes

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of and for the Years Ended December 31, 2018 and 2017

14. Stock-Based Compensation (Continued)

valuation model, and the assumptions used to compute stock-based compensation expense for market-based stock option grants under a Monte Carlo simulation:

	Year Ended December 31,
	2018	2017
Service-based options
Risk-free interest rate	2.51% - 3.01%	1.85% - 2.38%
Expected term of options (in years)	5.0 - 6.25	5.0 - 6.25
Expected stock price volatility	55% - 65%	55% - 100%
Expected annual dividend yield	0% - 0%	0% - 0%
Market-based options
Risk-free interest rate	2.84%
Expected term of options (in years)	2.8
Expected stock price volatility	60%
Expected annual dividend yield	0%

        The valuation assumptions were determined as follows:

  •
  Risk-free interest rate: The Company bases the risk-free interest rate on the interest rate payable on U.S. Treasury securities in effect at the time of grant for a period that is commensurate with the assumed expected option term.

  •
  Expected term of options: Due to lack of sufficient historical data, the Company estimates the expected life of its stock options with service-based vesting granted to employees and members of the board of directors as the arithmetic average of the vesting term and the original contractual term of the option for service-based options. The expected life of stock options with market-based vesting is derived from a Monte Carlo simulation which is the valuation technique used to value such awards.

  •
  Expected stock price volatility: The Company estimated the expected volatility based on actual historical volatility of the stock price of other publicly-traded biotechnology companies engaged in lines of business that are the same or similar to the Company's. The Company calculated the historical volatility of the selected companies by using daily closing prices over a period of the expected term of the associated award. The companies were selected based on their enterprise value, risk profiles, position within the industry, and with historical share price information sufficient to meet the expected term of the associated award. A decrease in the selected volatility would decrease the fair value of the underlying instrument.

  •
  Expected annual dividend yield: The Company estimated the expected dividend yield based on consideration of its historical dividend experience and future dividend expectations. The Company has not historically declared or paid dividends to stockholders. Moreover, it does not intend to pay dividends in the future, but instead expects to retain any earnings to invest in the continued growth of the business. Accordingly, the Company assumed and expected dividend yield of 0.0%.

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of and for the Years Ended December 31, 2018 and 2017

14. Stock-Based Compensation (Continued)

Restricted Stock Award

        During 2018, the Company granted restricted stock awards ("RSA") to certain employees. The Company measures the fair value of the restricted awards using the stock price at the date of the grant. The restricted shares vest annually over a four year period beginning on the first anniversary of the award. A summary of RSA grants activity for the year ended December 31, 2018 is as follows:

	Non-vested RSAs Outstanding
	Number of shares	Weighted average grant date fair value
Non-vested RSAs at December 31, 2017	—
Granted	445,000	$4.27

Non-vested RSAs at December 31, 2018	445,000

        The stock compensation expense on this award for the year ended December 31, 2018 was $346,514. At December 31, 2018, there was $1,551,986 of total unrecognized compensation cost related to the RSA grants. This compensation cost is expected to be recognized over a weighted-average period of 3.3 years.

Employee Stock Purchase Plan

        On April 5, 2016, the Company's board of directors approved the 2016 Employee Stock Purchase Plan (the "ESPP"). The ESPP was approved by the Company's stockholders and became effective on May 18, 2016 (the "ESPP Effective Date").

        Under the ESPP, eligible employees can purchase common stock through accumulated payroll deductions at such times as are established by the administrator. The ESPP is administered by the compensation committee of the Company's board of directors. Under the ESPP, eligible employees may purchase stock at 85% of the lower of the fair market value of a share of the Company's common stock (i) on the first day of an offering period or (ii) on the purchase date. Eligible employees may contribute up to 15% of their earnings during the offering period. The Company's board of directors may establish a maximum number of shares of the Company's common stock that may be purchased by any participant, or all participants in the aggregate, during each offering or offering period. Under the ESPP, a participant may not accrue rights to purchase more than $25,000 of the fair market value of the Company's common stock for each calendar year in which such right is outstanding.

        Upon the ESPP Effective Date, the Company reserved and authorized up to 500,000 shares of common stock for issuance under the ESPP. On January 1 of each calendar year, the aggregate number of shares that may be issued under the ESPP shall automatically increase by a number equal to the lesser of (i) 1% of the total number of shares of the Company's capital stock outstanding on December 31 of the preceding calendar year, and (ii) 500,000 shares of the Company's common stock, or (iii) a number of shares of the Company's common stock as determined by the Company's board of directors or compensation committee. As of December 31, 2018, 783,983 shares remained available for issuance.

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of and for the Years Ended December 31, 2018 and 2017

14. Stock-Based Compensation (Continued)

        In accordance with the guidance in ASC 718-50, the ability to purchase shares of the Company's common stock at the lower of the offering date price or the purchase date price represents an option and, therefore, the ESPP is a compensatory plan under this guidance. Accordingly, stock-based compensation expense is determined based on the option's grant-date fair value and is recognized over the requisite service period of the option. The Company used the Black-Scholes valuation model and recognized stock-based compensation expense of $49,863 and $76,305 for the years ended December 31, 2018 and December 31, 2017, respectively, which are included in the table above with stock-based compensation from stock options.

15. Income Taxes

        The Company accounts for income taxes in accordance with ASC 740 (Topic 740, Income Taxes). ASC Topic 740 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected tax consequences or events that have been recognized in the financial statements or tax returns. ASC Topic 740 also clarifies the accounting for uncertainty in income taxes recognized in the financial statement. The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. There were no significant matters determined to be unrecognized tax benefits taken or expected to be taken in a tax return that have been recorded in our financial statement for the calendar year 2018. Tax years beginning in 2015 are generally subject to examination by taxing authorities, although NOLs from all years are subject to examinations and adjustments for at least three years following the year in which the attributes are used.

        ASC Topic 740 provides guidance on the recognition of interest and penalties related to income taxes. There were $0.2 million of interest and penalties related to unrecognized tax benefits for income taxes that have been accrued or recognized as of and for the year ended December 31, 2018. It is the Company's policy to treat interest and penalties, to the extent they arise, as a component of income taxes.

        The income tax provision consisted of the following for the years ending December 31, 2018 and 2017:

	December 31,
	2018	2017
Current:
Federal	$(53,281)	$2,309,285
State	36,116	489,863

Total Current:	(17,165)	2,799,148
Deferred:
Federal	(52,235)	(789,274)
State	35,490	(43,355)

Total Deferred	(16,745)	(832,629)

Net income tax (benefit) expense	$(33,910)	$1,966,519

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of and for the Years Ended December 31, 2018 and 2017

15. Income Taxes (Continued)

        The net deferred tax liabilities consisted of the following for the years ending December 31, 2018 and 2017:

	December 31,
	2018	2017
Deferred tax assets:
Net operating losses	$4,421,423	$716,819
Accrued compensation	465,430	271,437
Deferred rent	15,373	4,051
Tax credits	252,095	—
Stock-based compensation	1,922,736	1,291,230
Installment sale	508,291	—
Other reserves	262,260	72,881
Basis difference in tangible and intangible assets, net	2,968,764	2,019,272

Total deferred tax assets	10,816,372	4,375,690
Deferred tax liabilities:
Prepaid expenses	(160,474)	—

Installment sales	—	(358,844)

Total deferred tax liabilities	(160,474)	(358,844)
Deferred tax asset, net	10,655,898	4,016,846
Less valuation allowance	(10,725,136)	(4,023,990)

Net deferred taxes	$(69,238)	$(7,144)

        As of December 31, 2018, the Company has roughly $16,426,000 of gross NOLs for federal and state tax purposes of which approximately $3,580,000 will begin to expire in 2031, while the remaining amount of $12,846,000 will carryforward indefinitely.

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of and for the Years Ended December 31, 2018 and 2017

15. Income Taxes (Continued)

        The income tax benefit for the years ended December 31, 2018 and 2017 differed from the amounts computed by applying the U.S. federal income tax rate as follows:

	December 31,
	2018	2017
Federal statutory rate	21.00%	34.00%
Permanent Adjustments	(0.37)%	0.17%
Built-in-loss	(0.33)%	1.52%
State taxes	4.43%	27.91%
Research and development credit	0.61%	(1.04)%
Change in statutory rate due to Tax Cuts and Job Act	—%	15.82%
NOL adjustment per § 382	—%	126.82%
Non-deductible IPR&D expense	(9.84)%	—%
Other	(0.04)%	0.04%
Change in valuation allowance	(15.37)%	(191.03)%

Effective income tax rate	0.09%	14.21%

        The valuation allowance recorded by the Company as of December 31, 2018 and December 31, 2017 resulted from the uncertainties of the future utilization of deferred tax assets relating from NOL carry forwards for federal and state income tax purposes. Realization of the NOL carry forwards is contingent on future taxable earnings. The deferred tax asset was reviewed for expected utilization using a "more likely than not" approach by assessing the available positive and negative evidence surrounding its recoverability. Accordingly, a partial valuation allowance continues to be recorded against the Company's deferred tax asset as of December 31, 2018 and December 31, 2017, as it was determined based upon past and projected future losses that it was "more likely than not" that the Company's deferred tax assets would not be realized. As of December 31, 2018 and December 31, 2017, the Company has a net deferred tax liability due to having an indefinite life asset, referred to as a "naked credit." The naked credit can be offset up to 80% by NOLs generated after January 1, 2018, the remaining 20% remains as a liability. In future years, if the deferred tax assets are determined by management to be "more likely than not" to be realized, the recognized tax benefits relating to the reversal of the valuation allowance as of December 31, 2018 and December 31, 2017 will be recorded. The Company will continue to assess and evaluate strategies that will enable the deferred tax asset, or portion thereof, to be utilized, and will reduce the valuation allowance appropriately as such time when it is determined that the "more likely than not" criteria is satisfied.

        The Company's current and future unused losses may be subject to limitation under Sections 382 and 383 of the IRC. Sections 382 and 383 of the IRC subject the future utilization of NOLs and certain other tax attributes, such as research and experimental tax credits, to an annual limitation in the event of certain ownership changes, as defined (in general, an "ownership change" is defined as a greater than 50% change (by value) in equity ownership over a three-year period).

        On December 22, 2017, H.R. 1 (also, known as the Tax Cuts and Jobs Act (the "Act")) was signed into law. Among its numerous changes to the IRC, the Act reduces U.S. federal corporate tax rate from 35% to 21%. In addition, the SEC staff issued Staff Accounting Bulletin No. 118, Income Tax

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of and for the Years Ended December 31, 2018 and 2017

15. Income Taxes (Continued)

Accounting Implications of the Tax Act ("SAB 118") which allowed the Company to record provisional amounts during a measurement period not to extend beyond one year from the enactment date. Since the Tax Act was passed late in the fourth quarter of 2017, ongoing guidance and accounting interpretation was expected over the past year, and significant data and analysis was required to finalize amounts recorded pursuant to the Tax Act, the Company considered the accounting for the deferred tax remeasurements and other items to be incomplete at December 31, 2017 due to the forthcoming guidance and its ongoing analysis of final year-end data and tax positions. The Company has completed its analysis within the measurement period in accordance with SAB 118 and there were no material additional adjustments necessary.

16. Commitments and Contingencies

Litigation

        The Company is party in various contractual disputes, litigation, and potential claims arising in the ordinary course of business. The Company does not believe that the resolution of these matters will have a material adverse effect on our financial position or results of operations except as otherwise disclosed in this document. See Note 11 for further discussion of the Lachlan legal arbitration.

Purchase obligations

        The Company has unconditional purchase obligations as a result of recent acquisitions that include agreements to purchase goods that are enforceable and legally binding and that specify all significant terms including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Purchase obligations exclude agreements that are cancelable at any time without penalty. The unconditional purchase obligations outstanding as of December 31, 2018 include the following:

Lachlan Pharmaceuticals Minimum Purchase and Minimum Royalties Obligations

        As discussed in Note 4, in November 2017, the Company acquired TRx and its wholly-owned subsidiaries, including Zylera. The previous owners of TRx beneficially own more than 10% of our outstanding common stock. Zylera, which is now our wholly owned subsidiary, entered into an agreement with Lachlan Pharmaceuticals, an Irish company controlled by the previous owners of TRx ("Lachlan"), effective December 18, 2015. Pursuant to the Lachlan Agreement, Lachlan named Zylera as its exclusive distributor of Ulesfia in the United States and agreed to supply Ulesfia to Zylera exclusively for marketing and sale in the United States.

        The Lachlan agreement requires Zylera to purchase a minimum of 20,000 units per year, or approximately $1.2 million worth of product, from Lachlan, unless and until there has been a "Market Change" involving a new successful competitive product. Zylera must pay Lachlan $58.84 per unit and handling fees that are equal to $3.66 per unit of fully packaged Ulesfia in 2018 and escalate at a rate of 10% annually. The Lachlan Agreement also requires that Zylera make certain cumulative net sales milestone payments and royalty payments to Lachlan with a $3.0 million annual minimum payment unless and until there has been a "Market Change" involving a new successful competitive product.

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of and for the Years Ended December 31, 2018 and 2017

16. Commitments and Contingencies (Continued)

The Company expects a successful competitive product will enter the market in early 2021 and therefore the future minimum purchase obligations and royalty payments are expected through 2020.

        As of December 31, 2018, future minimum purchase obligations and future minimum royalty payments to Lachlan are as follows:

	2019*	2020*	2021	2022	Total*
Minimum Purchase Obligations	1,257,326	1,265,378	—	—	$2,522,704
Minimum Royalties	3,000,000	3,000,000	—	—	6,000,000

Total	4,257,326	4,265,378	—	—	$8,522,704

*
Per the TRx Purchase Agreement, the previous owners of TRx are required to indemnify the Company for 50% of post-acquisition Ulesfia losses, which include the future minimum purchase obligations and future minimum royalties disclosed above. Thus, the Company's future net payouts related to the Ulesfia product will be significantly reduced as a result of the indemnification.

Karbinal Royalty Make Whole Provision

        As discussed in Note 4, on February 16, 2018, in connection with the acquisition of Avadel's pediatric products, the Company entered into a supply and distribution agreement with TRIS Pharma (the "Karbinal Agreement"). As part of this agreement, the Company has an annual minimum sales commitment, which is based on a commercial year that spans from August 1 through July 31, of 70,000 units through 2033. The Company is required to pay TRIS a royalty make whole payment of $30 for each unit under the 70,000 units annual minimum sales commitment through 2033. The annual payment is due in August of each year.

        The Company paid $0.9 million to TRIS in August 2018 related to the make whole payment for the commercial year ended July 31, 2018. For the year ended December 31, 2018, the Company has accrued $0.7 million in accrued expenses and other current liabilities related to the Karbinal royalty make whole for the commercial year ending July 31, 2019. The post-acquisition make whole provision of $1.3 million has been recorded in cost of product sales for the year ended December 31, 2018. The future royalty make whole payments is unknown as the amount owed to TRIS is dependent on the number of units sold.

Office Lease

        During the third quarter of 2018, the Company entered into a lease for the Company's new corporate headquarters in Rockville, Maryland. The Company obtained access to the building in September 2018 to perform leasehold improvements, which resulted in the lease commencement date for accounting purposes. The Company occupied the building in January 2019. The landlord provided a lease incentive related for leasehold improvements in the amount of $381,900, which the Company may requisition the landlord for payment on a monthly basis for the work incurred-to-date. As of December 31, 2018, the Company incurred leasehold improvements for the full amount of the incentive which the Company has recognized within other receivables. The Company recognized a corresponding

CERECOR INC. and SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of and for the Years Ended December 31, 2018 and 2017

16. Commitments and Contingencies (Continued)

lease incentive obligation within other long-term liabilities. The lease incentive obligation is reduced and recognized in income as a reduction to straight-line rental expense.

        The annual base rent for the office space is $161,671, subject to annual 2.5% increases over the term of the lease. The lease provides for a rent abatement for a period of 12 months following the Company's date of occupancy. The lease has an initial term of 10 years from the date the Company makes its first annual fixed rent payment which is expected to occur in January 2020. The Company has the option to extend the lease two times, each for a period of five years, and may terminate the lease as of the sixth anniversary of the first annual fixed rent payment, upon the payment of a termination fee. As of the lease commencement date, it is not reasonably certain that the Company will exercise the renewal periods or early terminate the lease and therefore the end date of the lease for accounting purposes is January 31, 2030.

        The Company analyzed the lease agreement and determined the lease classification is operating. The Company recognizes operating lease rent expense on a straight-line basis over the expected term of each lease. The Company recognized rent expense for this property of $41,749 in general and administrative expense on the statement of operations for the year ended December 31, 2018.

        As of December 31, 2018, minimum operating lease obligations for the new office space are as follows:

Minimum Lease Payments
2019	$—
2020	155,815
2021	169,510
2022	173,748
2023	178,092
Thereafter	1,183,290

Total	$1,860,455

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. AEVI GENOMIC MEDICINE, INC. 435 DEVON PARK DRIVE, BUILDING 715 WAYNE, PENNSYLVANIA 19087 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR proposals 1 and 2. 1. To adopt and approve the Agreement and Plan of Merger and Reorganization, dated as of December 5, 2019 by and among Cerecor Inc. ("Cerecor"), Genie Merger Sub, Inc., a wholly owned subsidiary of Cerecor, Second Genie Merger Sub, LLC, a wholly owned subsidiary of Cerecor, and Aevi Genomic Medicine, Inc. For 0 Against 0 Abstain 0 0 0 0 2. To consider and vote on a proposal to adjourn the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve proposal 1 above. NOTE: In their discretion, as to such other proper business as may come before the meeting and any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000434538_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is available at www.proxyvote.com PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AEVI GENOMIC MEDICINE, INC. The undersigned hereby appoints Michael F. Cola and Sol J. Barer, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Aevi Genomic Medicine, Inc. (the "Company") which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Special Meeting of Stockholders of the Company to be held on February 3, 2020 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT UNDER PROPOSAL 1, FOR THE ADJOURNMENT PROPOSAL UNDER PROPOSAL 2, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. Continued and to be signed on reverse side 0000434538_2 R1.0.1.18